As filed with the U.S. Securities and Exchange Commission on February 25, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Youlife Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	8200	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room C431, Changjiang Software Park

No.180 South Changjiang Road

Baoshan District, Shanghai 201900, China

+86 21 6173-6744

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code and telephone number, including area code, of agent for service)

For Co-Registrant, see “Table of Co-Registrant” on the following page.

Copies to:

Dan Ouyang, Esq.

K. Ronnie Li, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre

No. 2 Jianguomenwai Avenue

Chaoyang District, Beijing 100022

People’s Republic of China

Tel: (86) 10-6529-8300

Richard I. Anslow, Esq. Joshua N. Englard, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable (i) after this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant and Co-Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Youlife International Holdings Inc.	Cayman Islands	8200	Not Applicable

(1)      The Co-Registrant has the following principal executive offices:

Unit C431, Changjiang Software Park

180 South Changjiang Road

Baoshan District, Shanghai, China 201900

+86 21 61736744

(2)      The agent for service for the Co-Registrant is:

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,

DATED FEBRUARY 25, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF DISTOKEN
ACQUISITION CORPORATION

AND

PROSPECTUS FOR UP TO 62,783,862 CLASS A ORDINARY SHARES OR CLASS A ORDINARY SHARES REPRESENTED BY
AMERICAN DEPOSITARY SHARES

AND

11,160,808 CLASS B ORDINARY SHARES

AND

7,617,500 CLASS A ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
ISSUABLE UPON EXERCISE OF WARRANTS

AND

7,617,500 WARRANTS

OF

YOULIFE GROUP INC.

The Board of Directors of Distoken Acquisition Corporation, a Cayman Islands exempted company (“Distoken”), has unanimously approved the business combination agreement dated as of May 17, 2024, as amended on November 13, 2024 and January 17, 2025 (as it may be further amended, supplemented and/or restated from time to time, the “Business Combination Agreement”) by and among Distoken, Youlife Group Inc., a Cayman Islands exempted company (“Pubco”), Xiaosen Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and Youlife International Holdings Inc., a Cayman Islands exempted company (“Youlife”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3.

Under the Business Combination Agreement, upon the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) First Merger Sub will merge with and into Youlife (the “First Merger”), with Youlife surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of Youlife being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into Distoken (the “Second Merger,” and together with First Merger, the “Mergers”), with Distoken surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Distoken being converted into the right to receive substantially equivalent securities of Pubco (in the form of Pubco ADSs, except for certain restricted securities) (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”).

Under the Business Combination Agreement, the aggregate merger consideration amount to be paid to the shareholders of Youlife is $700,000,000 and will be paid entirely in newly issued Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) and Pubco Class B Ordinary Shares, in each case as defined below, at the Closing, with each share valued at $10.00 (the “Merger Consideration”).

Prior to the First Merger Effective Time (as defined below), Pubco shall cause a sponsored American depositary share facility for the Pubco Class A Ordinary Shares to be established with a reputable depositary bank reasonably acceptable to Distoken (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the American depositary shares of Pubco, each representing one Pubco Class A Ordinary Share (“Pubco ADSs”).

As a result of the Mergers, (a) (i) each security of Youlife that is not subject to any lock-up restrictions, other than the ordinary shares of Youlife held by Youtch Investment Co., Ltd., a holding company wholly owned by Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Directors of Youlife and Pubco (the “Youlife Founder Shares”), that is issued and outstanding immediately prior to the time the First Merger is effective (the “First Merger Effective Time”) will be cancelled and converted into the right to receive such number of Class A ordinary shares of Pubco (“Pubco Class A Ordinary Shares”) equal to the Exchange Ratio (as defined below) in the form of Pubco ADSs, and (ii) each security of Youlife that is subject to lock-up restrictions, other than the Youlife Founder Shares, that is issued and outstanding immediately prior to the time the First Merger Effective Time will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, in each case in accordance with the Business Combination Agreement, (b) each Youlife Founder Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive such number of Class B ordinary shares of Pubco (“Pubco Class B Ordinary Shares”) equal to the Exchange Ratio and in accordance with the Business Combination Agreement, with each such Pubco Class B Ordinary Share entitling each holder thereof to 20 votes for each Pubco Class B Ordinary Share held by such holder, (c) each outstanding ordinary share of Distoken that is issued and outstanding immediately prior to the time the Second Merger is effective will be cancelled and converted into the right to receive an equivalent number of Pubco Class A Ordinary Shares in the form of Pubco ADSs (excluding certain restricted securities held by the Sponsor which will be exchanged for Pubco Class A Ordinary Shares), (d) each outstanding public warrant and Private Warrant (as defined below) of Distoken will convert into one Pubco public warrant and one Pubco private warrant, respectively (which will have the right to acquire Pubco ADSs), and (e) each issued and outstanding purchaser right of Distoken (excluding certain restricted securities held by the Sponsor which will be exchanged for Pubco Class A Ordinary Shares) will automatically be converted into one-tenth of one Pubco Class A Ordinary Share in the form of Pubco ADSs. “Exchange Ratio” means (i) the Merger Consideration as of the First Merger Effective Time divided by (ii) the total number of ordinary shares and preferred shares of Youlife. Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares are collectively referred to as “Pubco Ordinary Shares.”

The Board of Directors of Distoken obtained a fairness opinion from Marshall & Stevens Transaction Advisory Services LLC, dated May 15, 2024, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by Distoken in the Business Combination was fair, from a financial point of view, to Distoken. Distoken obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Marshall & Stevens” for additional information.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at an extraordinary general meeting of Distoken (“Extraordinary General Meeting”) scheduled to be held on 10:00 a.m., Eastern Time, on                 , 2025.

Distoken reserves the right at any time to cancel the Extraordinary General Meeting (by means of adjourning the Extraordinary General Meeting sine die) and not to submit to its shareholders any of the proposals.

The Distoken ordinary shares (the “Distoken Ordinary Shares”), warrants and rights are traded on The Nasdaq Global Market (“Nasdaq”) under the symbols “DIST,” “DISTW” and “DISTR,” respectively. On                 , 2025, the closing sale prices of the Distoken Ordinary Shares, warrants and rights were $              ,                 and               , respectively. Pubco has applied for listing, to be effective upon the Closing, of the Pubco ADSs and Pubco warrants on Nasdaq under the proposed symbols “YOUL” and “YOULW,” respectively.

It is anticipated that upon completion of the Business Combination, (i) if no Distoken public shareholders redeem their public shares in connection with the Business Combination, the Distoken public shareholders (including holders of Public Rights) would own approximately 1.8% of Pubco Ordinary Shares, the Sponsor and other non-public shareholders (including holders of Private Rights (as defined below)) would own approximately 3.5% of Pubco Ordinary Shares, and the Youlife Shareholders would own approximately 94.7% of Pubco Ordinary Shares; and (ii) if there are maximum redemptions by Distoken public shareholders in connection with the Business Combination, the Distoken public shareholders (including holders of Public Rights) would own approximately 0.9% of Pubco Ordinary Shares, the Sponsor and other non-public shareholders (including holders of Private Rights) would own approximately 3.6% of Pubco Ordinary Shares, and the Youlife Shareholders would own approximately 95.5% of Pubco Ordinary Shares. See “Share Calculations and Ownership Percentages” for additional scenarios. If the actual facts are different from the assumptions set forth therein (which they are likely to be), the percentage ownership set forth above will be different.

Immediately following the Business Combination, the issued and outstanding share capital of Pubco will consist of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares. Holders of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares have the same rights except for voting and conversion rights. Each Pubco Class A Ordinary Share is entitled to one vote, and each Pubco Class B Ordinary Share is entitled to 20 votes, on matters submitted to vote by members at general meetings of Pubco. At the option of the holder of Pubco Class B Ordinary Shares, each Pubco Class B Ordinary Share is convertible into one Pubco Class A Ordinary Share at any time. Pubco Class A Ordinary Shares are not convertible into Pubco Class B Ordinary Shares under any circumstances. See “Description of Pubco Securities.”

Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife and Pubco, will beneficially own all of the Pubco Class B Ordinary Shares. As a result, Pubco is expected to be a “controlled company” as defined under the Nasdaq rules, because Mr. Yunlei Wang will beneficially own (i) approximately 78.1% of the voting power of the Pubco, assuming that none of Distoken’s public shares are redeemed in connection with the Business Combination, or (ii) approximately 78.2% of the voting power of the Pubco, assuming maximum redemptions in connection with the Business Combination. Such controlling interest to be beneficially owned by Mr. Yunlei Wang will allow him to control all matters submitted to the shareholders for vote. For so long as Mr. Yunlei Wang holds at least a majority of the voting interests of Pubco, Mr. Yunlei Wang will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies, and matters over which Mr. Yunlei Wang will, directly or indirectly, exercise significant influence following the Closing include: (i) increases or decreases in the size of the Pubco Board and the election of the directors of the Board of Directors of Pubco (the “Pubco Board”); (ii) amendments of the organizational documents; and (iii) approval of other major corporate transactions, such as merger, consolidation, or sale of assets. The disparate voting rights structure may have anti-takeover effects preventing a change in control transaction that holders of Pubco Class A Ordinary Shares or Pubco ADSs might consider in their best interest. Any future issuances of Pubco Class B Ordinary Shares may be dilutive to the voting power of holders of Pubco Class A Ordinary Shares. Any conversions of Pubco Class B Ordinary Shares into Pubco Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Pubco Class A Ordinary Shares within their class of Pubco Ordinary Shares. Such conversions may increase the aggregate voting power of the existing holders of Pubco Class A Ordinary Shares. Future issuances of Pubco Class B Ordinary Shares may also be dilutive to holders of Pubco Class B Ordinary Shares. See “Risk Factors — Risks Relating to Pubco’s Business and Operations Following the Business Combination with Youlife — Pubco will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” and “Risk Factors — Risks Relating to Pubco’s Business and Operations Following the Business Combination with Youlife — The Youlife Shareholders, whose interests may conflict with yours, can exercise significant influence over Pubco. The concentrated voting power of Pubco Ordinary Shares may prevent you and other shareholders from influencing significant decisions or may prevent or discourage unsolicited acquisition proposals or offers for our capital stock, and that may adversely affect the trading price of Pubco ADSs.”

Although Pubco is not currently a public reporting company in any jurisdiction, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, Pubco will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pubco will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Pubco will be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, including the requirements to file periodic reports and financial statements with the U.S. Securities and Exchange Commission (the “SEC”) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, and the insider reporting requirements and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, Pubco intends to rely on exemptions from certain U.S. rules which will permit Pubco to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. However, Cayman Islands laws and regulations applicable to Cayman Islands exempted companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or Form 8-K or the U.S. securities laws and regulations relating to liability for insiders who profit from trades made in a short period of time. Additionally, the Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, Pubco’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Pubco is not an operating company but a Cayman Islands holding company. The securities registered herein are securities of Pubco, not those of its operating subsidiaries. Therefore, investors in Pubco are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company.

Youlife International Holdings Inc. is not a PRC operating company but rather a holding company incorporated in the Cayman Islands with no material operations of its own. Youlife conducts its operations primarily through its operating subsidiaries in the PRC. This structure involves unique risks to investors. As a holding company, Youlife may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of subsidiaries of Youlife to pay dividends or make distributions to Youlife may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, Chinese regulatory authorities may implement changes to the existing laws and regulations in the future that may disallow this structure, which would likely result in a material change in Youlife’s operations and/or a material change in the value of Pubco’s securities following the completion of the Business Combination, including that it could cause the value of such securities to significantly decline or be worthless. See “Risk Factors  — Risks Related to Doing Business in China  — Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Youlife faces various risks and uncertainties relating to doing business in China. Youlife has substantial business operations in mainland China and is subject to complex and evolving laws and regulations of mainland China. For example, it faces risks associated with regulatory approvals on overseas offerings, anti-monopoly regulatory actions, and oversight on cybersecurity, data security and data privacy, as well as the lack of inspection on its auditors by the Public Company Accounting Oversight Board (the “PCAOB”) which may impact its ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a United States or other foreign exchange. The PRC government’s significant authority in regulating Youlife’s operations and the PRC government’s oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could result in a material adverse change in Youlife’s operations and the value of Pubco’s securities following the completion of the Business Combination, significantly limit or completely hinder Pubco’s ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or be worthless. For a detailed description of risks relating to doing business in China, see “Risk Factors — Risks Relating to Doing Business in China.”

Following the completion of the Business Combination, Pubco will be subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”). On December 16, 2021, the PCAOB issued a report notifying the U.S. Securities Exchange Commission (the “SEC”), of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the HFCAA and related regulations, if Pubco has filed an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify Pubco as a “Commission-identified Issuer,” and the trading of Pubco’s securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if following the completion of the Business Combination, Pubco is identified as a Commission-identified Issuer for two consecutive years. Youlife’s auditor, Onestop Assurance PAC, an independent registered public accounting firm headquartered in Singapore that issues the audit report included elsewhere in this proxy statement/prospectus, is a public accounting firm registered with the PCAOB and will be subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Onestop Assurance PAC is inspected by the PCAOB on a regular basis and was not subject to the determination announced by the PCAOB on December 16, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, among other jurisdictions, and if Pubco uses an accounting firm headquartered in one of these jurisdictions to issue an audit report on its financial statements filed with the SEC, it would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that Pubco would not be identified as a Commission-Identified Issuer for any future fiscal year, and if Pubco were so identified for two consecutive years, it would become subject to the prohibition on trading under the HFCAA. For more details, see “Risk Factors — Risks Relating to Doing Business in China — Our securities may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Cash may be transferred within the group in the following manner: (i) Youlife may transfer funds to its subsidiaries by way of equity investments or intercompany loans, and (ii) Youlife’s subsidiaries may make dividends or other distributions to Youlife. As of the date of this proxy statement/prospectus, except that (i) in 2021, cash in the form of equity investments in the amount of US$135.4 million was transferred from Youlife to its Hong Kong Subsidiaries, and cash in the form of equity investments in the amount of US$71.5 million was transferred from the Hong Kong Subsidiaries to Shanghai Youerlan, (ii) in 2021, 2022 and 2023, cash in the form of intercompany loans in the amount of US$30.0 million, US$3.0 million and US$1.7 million was transferred from Youlife to Youlife Technologies, and (iii) in 2022 and 2023, cash in the form of intercompany loans in the amount of US$30.0 million and US$4.5 million was transferred from Youlife Technology to Shanghai Youerlan, respectively, no other transfers, dividends or distributions have been made among Pubco, Youlife and its subsidiaries, or to investors; and no other cash flows and transfers of other assets by type have occurred between Pubco, Youlife, and its subsidiaries. None of Pubco, Youlife and its subsidiaries intends to distribute earnings or settle amounts owed. Youlife have established stringent controls and procedures for cash flows within the organization. Each transfer of cash among Pubco and Youlife, together with its subsidiaries is subject to internal approval. The finance department of Youlife manages and supervises the transfers of funds among Youlife and its subsidiaries with the guidance from the internal policy adopted by the Youlife. Under this policy, the amount of inter-company transfer of funds is determined based on the working capital needs of the subsidiaries and inter-company transactions, and is subject to internal approval process and funding arrangements. The finance department of Youlife closely monitors and manages the cash transfers through the organization by preparing monthly reports and annual budget plans. Each transfer of cash between the Pubco and Youlife, together with its subsidiaries is also subject to internal report and approval process by reference to such policy. Youlife currently has not maintained any cash management policies that specifically dictate how funds may be transferred throughout its organization and investors. Rather, funds can be transferred within the group companies of Youlife based on its specific business needs and in accordance with the applicable laws and regulations of mainland China. See “Summary of the Proxy Statement/Prospectus — Cash Flows through the Organization” for more details.

Currently there is no exchange control in the Cayman Islands and no restriction to transfer funds out of or into the Cayman Islands; however, currency exchange control measures imposed by the PRC government may restrict the ability of the PRC Subsidiaries to transfer their cash to Pubco and other subsidiaries incorporated outside the PRC. Youlife may also make loans and additional capital contribution to its subsidiaries or branches, subject to certain requirements under the PRC laws. In addition, Youlife’s PRC Subsidiaries generate their revenue primarily in Renminbi, and cash transfers from Youlife’s PRC Subsidiaries to their parent companies outside of PRC are subject to requirements under foreign exchange regulations. Under the PRC laws and regulations, Youlife is subject to restrictions on foreign exchange and cross-border cash transfers, including to the Pubco, the holding company, and U.S. investors. The ability of Youlife to distribute earnings to the Pubco and U.S. investors is also limited. As the PRC government imposes control over currency conversion pursuant to PRC regulations, it may impose certain limitations on Youlife’s ability to transfer cash between Youlife, its subsidiaries, and its investors, primarily reflected in the following aspects: (i) Youlife might be restricted from providing capital or loans to the PRC Subsidiaries, which may adversely affect the operations of the PRC Subsidiaries, (ii) the PRC Subsidiaries may be restricted from paying dividends to Youlife, and (iii) if Youlife is unable to obtain dividends from the PRC Subsidiaries, it may adversely impact the dividends distribution to investors. To the extent cash or assets in the business of Youlife that is in mainland China or Hong Kong or a mainland China or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in, or the impositions of restrictions and limitations on the ability of Pubco, or the subsidiaries of Youlife by the PRC government to transfer cash or assets. See “Summary of the Proxy Statement/Prospectus — Cash Flows through the Organization,” “Risk Factors — Risks Relating to Doing Business in China — Regulations of the PRC relating to offshore investment activities by PRC residents may limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under laws of the PRC” and “Risk Factors — Risks Relating to Doing Business in China — Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Conflicts of Interest

In considering the recommendation of the Board of Directors of Distoken to vote in favor of the Business Combination, Distoken public shareholders should be aware that the Sponsor, Distoken’s directors, officers and advisors may have interests in the Business Combination that are different from, or in addition to, those of Distoken’s other shareholders generally. Distoken’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Distoken’s shareholders that they approve the Business Combination. Distoken public shareholders should take these interests into account in deciding whether to approve the Business Combination or to exercise their right of redemption. These interests include:

●	the fact that the Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares (after a share capitalisation of 0.25 shares for each Founder Share outstanding in August 2021 and a share capitalisation of 0.2 shares for each Founder Share outstanding in January 2023), which will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Distoken Ordinary Shares on , 2025, the aggregate value of the Founder Shares held by the Sponsor as of the same date was approximately $ . If Distoken does not consummate the Business Combination or another initial business combination within the Combination Period (as defined in the proxy statement/prospectus), and Distoken is therefore required to be liquidated and dissolved, these shares would be worthless, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account (as defined in the proxy statement/prospectus). Based on the difference in the purchase price of approximately $0.0145 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit (as defined in the proxy statement/prospectus) sold in the initial public offering of Distoken (the “IPO”), the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Distoken public shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that the Sponsor paid $10.00 per Private Unit (as defined in the proxy statement/prospectus), or an aggregate of $5,450,000, for the 545,000 Private Units acquired by the Sponsor in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Each Private Unit consists of one Private Share, one right (“Private Right”) and one redeemable warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one Distoken ordinary share upon the consummation of an initial business combination. Each whole Private Warrant will be exercisable for one Distoken ordinary share at a price of $11.50 per share, subject to adjustment. The Private Units (including the securities underlying the Private Units) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of an initial business combination. The holders of Private Units and any securities underlying the Private Units are entitled to registration rights pursuant to that certain registration rights agreement, dated February 15, 2023, entered into by Distoken, the Sponsor and the other parties thereto. Based on the closing trading price of the Distoken Ordinary Shares, public warrants and public rights on , 2025, the aggregate value of the Private Units held by the Sponsor as of the same date was approximately $ . If Distoken consummates the Business Combination, the shares that are components of the Private Units and the shares issuable pursuant to the Private Rights included in the Private Units will be converted into Pubco Class A Ordinary Shares at the time of the Business Combination and each outstanding Private Warrant will convert into one Pubco private warrant. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that if Distoken does not consummate the Business Combination or another initial business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares (as defined in the proxy statement/prospectus) for cash and, subject to the approval of its remaining shareholders and its directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

●	the fact that the Sponsor and the officers and directors of Distoken have waived their right to redeem their Founder Shares and any other Distoken Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares and Private Shares upon Distoken’s liquidation and dissolution if Distoken is unable to consummate its initial business combination;

●	the fact that the Sponsor, Distoken’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans (as defined in the proxy statement/prospectus) to Distoken. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Units, at a price of $10.00 per Unit, of the post-business-combination entity. If Distoken completes a business combination, Distoken will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On February 26, 2024, Distoken issued the Working Capital Loan Note (as defined in the proxy statement/prospectus) in the principal amount of up to $1,000,000 to the Sponsor for Distoken’s working capital needs. The Working Capital Loan Note bears no interest and is payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, $519,888 of Working Capital Loan Note was outstanding;

●	the fact that the Sponsor holds the First Extension Note and the Second Extension Note (as defined in the proxy statement/prospectus) in the aggregate principal amounts of up to $720,000 issued by Distoken in connection with the First Extension Amendment and the Second Extension Amendment (as defined in the proxy statement/prospectus), pursuant to which the Sponsor agreed to loan to Distoken up to such amounts in connection with such amendments. Distoken agreed to deposit $30,000 per month into the Trust Account, commencing on November 18, 2023 and continuing through November 18, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $720,000. Such notes bear no interest and are payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, the Sponsor had deposited an aggregate of $330,000 into the Trust Account under the First Extension Note. In the event an initial business combination is consummated, the notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the notes, but no proceeds held in the Trust Account would be used to repay the notes;

●	the fact that the Sponsor is entitled to $10,000 per month for office space, administrative and support services until the completion of an initial business combination under the Administrative Services Agreement (as defined in the proxy statement/prospectus);

●	the fact that unless Distoken consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of September 30, 2024, directors or officers of Distoken had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter (as defined in the proxy statement/prospectus) provides that Distoken renounces any interest or expectancy of Distoken in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Sponsor and its affiliates, successors and assigns (the “Investor Group”) and the directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”), on the one hand, and Distoken, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of Distoken and the opportunity is one Distoken is permitted to complete on a reasonable basis. Notwithstanding such provision, Distoken believes that such provision did not impact Distoken’s search for a business combination target because Distoken’s officers and directors have confirmed to Distoken that there were no such corporate opportunities that were not presented to Distoken pursuant to such provision;

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the effective time of the Second Merger (the “Second Merger Effective Time”), Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of Distoken’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers Distoken’s existing directors and officers;

●	the fact that EarlyBirdCapital, Inc., I-Bankers Securities, Inc. (“I-Bankers”) or their designees collectively own 278,000 Representative Shares (as defined in the proxy statement/prospectus), which were issued for nominal consideration in connection with the IPO, and 172,500 Representative Warrants (as defined in the proxy statement/prospectus) issued to I-Bankers for $100. If Distoken consummates the Business Combination, the Representative Shares and the shares issuable upon the exercise of the Representative Warrants will have a significantly higher value at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that Distoken has engaged I-Bankers as an advisor in connection with its initial business combination to assist in holding meetings with Distoken’s shareholders to discuss the potential business combination and the target business’ attributes, introduce Distoken to potential investors that are interested in purchasing Distoken’s securities in connection with its initial business combination and assist with its press releases and public filings in connection with the initial business combination. Distoken has agreed to pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable). Distoken has also agreed to pay I-Bankers a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if it introduces Distoken to the target business with whom Distoken complete its initial business combination;

●	the fact that Distoken’s officers and directors have not been required to, and have not, committed their full time to Distoken’s affairs, which may have resulted in a conflict of interest in allocating their time between Distoken’s operations and its search for a business combination and their other businesses; and

●	the fact that Mr.Jian Zhang, Distoken’s Chief Executive Officer and Chairman (but no other officer or director), has an economic interest in the 1,725,000 Founder Shares and 545,000 Private Units owned by the Sponsor.

Please also see the sections “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination,” “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of the Sponsor, Distoken’s directors, officers and advisors of Distoken and in the Business Combination.

Compensation Received by the Sponsor

In July 2020, the Sponsor paid $25,000 to receive 1,150,000 Founder Shares. After two share dividends in August 2021 and January 2023, the Sponsor owns 1,725,000 Founder Shares. As a result, the Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares.

Simultaneously with the consummation of the IPO on February 17, 2023, Distoken consummated the private placement of 545,000 Private Units, each Private Unit consisting of one Private Share, one Private Warrant and one Private Right, to the Sponsor at a price of $10.00 per unit, generating total proceeds of $5,450,000. Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one Distoken ordinary share upon the consummation of an initial business combination. Each whole Private Warrant is exercisable for one Distoken ordinary share at a price of $11.50 per share, subject to adjustment. The Private Warrants (including the securities underlying the Private Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of an initial business combination.

At the Closing, the Sponsor will hold a total of 2,324,500 Pubco Class A Ordinary Shares which, pursuant to the terms of the Business Combination Agreement, are exchanged from 2,324,500 Distoken Ordinary Shares comprising 1,725,000 Founder Shares, 545,000 Private Shares (as defined in the proxy statement/prospectus) and 54,500 Distoken Ordinary Shares underlying the Private Rights. The Sponsor will also hold private warrants of Pubco to purchase 545,000 Pubco Class A Ordinary Shares in the form of ADSs at a price of $11.50 per share, subject to adjustment.

At the Closing, Pubco will pay, or cause to be paid, up to $10,000,000 for any unpaid transaction expenses of Distoken (which include, among others, any then outstanding loans or other obligations payable by Distoken to the Sponsor). Transaction expenses include any accounting, financial auditing, financial advisory services and legal services costs incurred in connection with the Business Combination, which Distoken currently expects to be approximately $             at the Closing of the Business Combination. Specifically, Distoken’s expenses include (a) any and all deferred expenses of the IPO upon consummation of a Business Combination and any extension expenses, (b) any and all indebtedness (including any loans owed by Distoken to the Sponsor), (c) any and all expenses in relation to the redemptions of Public Shares, and (d) any other administrative costs and expenses incurred by or on behalf of Distoken. As of the date of this proxy statement/prospectus, the principal amount of the outstanding loans of Distoken that will be reimbursed to the Sponsor by Pubco is approximately $0.9 million and Distoken estimates that the outstanding loans payable by Pubco to the Sponsor will be approximately $                at the time of the Closing. In addition, the Sponsor is entitled to $10,000 per month to be paid by Distoken for office space, administrative and support services until the completion of an initial business combination under the Administrative Services Agreement (as defined in the proxy statement/prospectus).

The Sponsor agreed to pay all unpaid expenses of Distoken in excess of $10,000,000 and any finder fee owed pursuant to the business combination marketing agreement between Distoken and I-Bankers (if any) and the Sponsor agreed to indemnify and hold harmless Distoken and Pubco with respect to any such unpaid amounts.

The ownership of Pubco Class A Ordinary Shares by the Sponsor (including Pubco Class A Ordinary Shares issuable upon the exercise of private warrants of Pubco), the transaction expenses payable by Pubco, the compensation and reimbursements payable to the Sponsor, and the expenses and indemnification payable by the Sponsor at the Closing will not result in a material dilution of the equity interests of non-redeeming Distoken public shareholders. See “Beneficial Ownership of Securities — Post-Business Combination Beneficial Ownership Table.”

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. Distoken urges you to carefully read this entire document, including the annexes. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 74 of this proxy statement/prospectus.

After careful consideration, the Board of Directors of Distoken has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Extraordinary General Meeting is in the best interests of Distoken and Distoken’s shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of Distoken’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of Distoken and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” in this proxy statement/prospectus for a further discussion of these matters.

This proxy statement/prospectus incorporates important business and financial information about Distoken from reports Distoken files with the SEC. This incorporated information is not printed in or attached to this proxy statement/prospectus. We explain how you can find this information in “Where You Can Find More Information.” We urge you to review this proxy statement/prospectus, together with the incorporated information, carefully.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                    , 2025 and is first being mailed to the shareholders of Distoken on or about              , 2025.

Distoken Acquisition Corporation

Unit 1006, Block C, Jinshangjun Park
No. 2 Xiaoba Road, Panlong District
Kunming, Yunnan, China

NOTICE OF EXTRAORDINARY GENERAL

MEETING OF DISTOKEN ACQUISITION CORPORATION TO BE HELD ON              , 2025

TO THE SHAREHOLDERS OF DISTOKEN ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Extraordinary General Meeting”) of Distoken Acquisition Corporation, a Cayman Islands exempted company (“Distoken”), will be held at 10:00 a.m., Eastern Time, on                     , 2025, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. The Extraordinary General Meeting will be held for the purpose of considering and voting on the proposals described below and in the accompanying proxy statement. To register and receive access to the meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

At the Extraordinary General Meeting, you will be asked to consider and vote on the following proposals:

Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Business Combination Agreement, dated as of May 17, 2024, as amended on November 13, 2024 and January 17, 2025, by and among Distoken, Youlife Group Inc., a Cayman Islands exempted company (“Pubco”), Xiaosen Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and Youlife International Holdings Inc., a Cayman Islands exempted company (“Youlife”), and the transactions contemplated thereby for a proposed business combination among the parties (the “Business Combination”), pursuant to which Distoken and Youlife will become wholly-owned subsidiaries of Pubco. This proposal is referred to as the “Business Combination Proposal.”

A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by the Company into the Business Combination Agreement, dated as of May 17, 2024 and as amended on November 13, 2024 and January 17, 2025 (as it may be further amended, supplemented and/or restated from time to time, the “Business Combination Agreement”), by and among the Company, Youlife, Pubco, the Sponsor, First Merger Sub and Second Merger Sub, and the consummation of the transactions contemplated by the Business Combination Agreement, including the merger of Second Merger Sub with and into the Company, with the Company surviving as the surviving company and as a wholly-owned subsidiary of Pubco, and the merger of First Merger Sub with and into Youlife, with Youlife surviving as the surviving company and as a wholly-owned subsidiary of Pubco, and the issuance of the consideration thereunder, and the performance by the Company of its obligations thereunder and thereby be ratified, approved, adopted and confirmed in all respects.”

Proposal 2 — The Cayman Merger Proposal — To consider and vote upon a proposal by a special resolution to (i) authorize the merger of Second Merger Sub with and into Distoken with Distoken being the surviving company of the merger, (ii) approve the plan of merger substantially in the form appended to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”) and authorize the entry by Distoken into the Plan of Merger, and (iii) approve the amendment and restatement of the amended and restated memorandum and articles of association of Distoken (as the surviving company of the merger). This proposal is referred to as the “Cayman Merger Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that (i) Distoken Acquisition Corporation be authorized to merge with Youlife II Limited so that the Distoken Acquisition Corporation be the surviving company and all the undertaking, property and liabilities of Youlife II Limited vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, (ii) the plan of merger substantially in the form appended to the proxy statement/prospectus as Annex B (the “Plan of Merger”) be authorized, approved and confirmed and Distoken Acquisition Corporation be authorized to enter into the Plan of Merger, (ii) the authorized share capital of Distoken Acquisition Corporation be changed as follows: FROM: US$22,100 divided into 220,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001; TO: US$50,000 divided into 50,000 ordinary shares each of a par value of US$1.00 each; BY: the cancellation of 1,000,000 preference shares of a par value of US$0.0001 each; BY: the consolidation of 220,000,000 ordinary shares of a par value of US$0.0001 each into 22,000 ordinary shares of a par value of US$1.00 each; and BY: the creation of an additional 28,000 ordinary shares of a par value of US$1.00 each, with effect from the effective time of such merger; and (iii) the Amended and Restated Memorandum and Articles of Association of Distoken Acquisition Corporation be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form annexed to the Plan of Merger with effect from the effective time of such merger.”

The Cayman Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Cayman Merger Proposal.”

Proposal 3 — The Organizational Documents Proposal — To consider and vote upon two separate sub-proposals by an ordinary resolution to approve the material differences between Distoken’s amended and restated memorandum and articles of association currently in effect (the “Current Charter”) and Pubco’s amended and restated memorandum and articles of association (the “Proposed Charter”) to be effective upon the completion of the Business Combination. These sub-proposals are collectively referred to as the “Organizational Documents Proposal” and are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Organizational Documents Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the amended and restated memorandum and articles of association of Pubco, in the form appended to the proxy statement/prospectus as Annex C (the “Proposed Charter”), including the differences between the Proposed Charter and the current amended and restated memorandum and articles of association of the Company (the “Current Charter”), such differences including the absence of the specific provisions relating to the Company as a blank check company included in the Current Charter in the Proposed Charter and the differences in the authorized share capital of the Company set out in the Current Charter and the authorized share capital of Pubco in the Proposed Charter, be confirmed, ratified and approved.”

Proposal 4 — The Nasdaq Proposal — To consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of more than 20% of Distoken’s issued and outstanding ordinary shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of Distoken’s outstanding ordinary shares, or more than 20% of the voting power of Distoken, which could constitute a “change of control” under Nasdaq rules. This proposal is referred to as the “Nasdaq Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the issuance of more than 20% of Distoken’s issued and outstanding ordinary shares in connection with subscription agreements entered into, or to be entered into, in connection with the transactions contemplated by the Business Combination Agreement that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of Distoken’s outstanding ordinary shares, or more than 20% of the voting power of Distoken, which could constitute a “change of control” under Nasdaq rules, be confirmed, ratified and approved.”

Proposal 5 — The Director Election Proposal — To consider and vote upon a proposal by an ordinary resolution to elect seven (7) directors, effective upon the Closing, to serve on Pubco’s Board of Directors for the applicable term, under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. This proposal is referred to as the “Director Election Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the election of seven (7) directors of Pubco, being Yunlei Wang, Lidong Zhu, Xiaolin Gou, Yunqiu Dai, Clement Ka Hai Hung, Huifang Cheng and Yeeli Hua Zheng, with effect upon closing of the transactions contemplated by the Business Combination Agreement, each to serve for the applicable term in accordance with the Proposed Charter or until their successor has been duly appointed or until their earlier death, resignation, retirement or removal, be confirmed, ratified and approved.”

Proposal 6 — The RSU Plan Proposal — To consider and vote upon a proposal by an ordinary resolution for the adoption of the Restricted Share Unit Plan of Pubco (the “RSU Plan”), effective immediately following the Closing, and the reservation for issuance of 10,018,119 Pubco Class A Ordinary Shares under such plan. This proposal is referred to as the “RSU Plan Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of the Restricted Share Unit Plan of Youlife Group Inc. and the reservation for issuance of 10,018,119 Pubco Class A Ordinary Shares under such plan, be confirmed, ratified and approved.”

Proposal 7 — The NTA Proposal — To consider and vote upon a proposal by a special resolution to approve an amendment to the Current Charter, which amendment (the “NTA Amendment”), if approved, shall remove from the Current Charter the limitation that Distoken shall not consummate a business combination if it would cause Distoken’s net tangible assets (“NTA”) to be less than $5,000,001 either immediately prior or upon the consummation of such business combination. A copy of the NTA Amendment to the Current Charter is attached to this proxy statement/prospectus as Annex G. This proposal is referred to as the “NTA Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal, the Current Charter be amended by the deletion of Articles 48.2, 48.4 and 48.5 in their entireties and the insertion of the following language in their place:

48.2 Prior to the consummation of a Business Combination, the Company shall either:

(a) submit such Business Combination to its Members for approval; or

(b) provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.

48.4 At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

48.5 Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

Proposal 8 — The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting or (ii) if the Board of Directors determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals. This proposal is referred to as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 8: The Adjournment Proposal.” If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted on and the other proposals will not be submitted to the Distoken shareholders for a vote.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the meeting be adjourned to a later date or dates, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals be approved in all respects.”

Each of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal, and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal. Each of the Organizational Documents Proposal, the RSU Plan Proposal and the NTA Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

The proposals being submitted for a vote at the Extraordinary General Meeting are more fully described in the accompanying proxy statement/prospectus, which Distoken urges you to read in its entirety, including the annexes. The record date for the Extraordinary General Meeting is                 , 2025 (the “Record Date”). Only holders of Distoken’s ordinary shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting.

In connection with the Business Combination, certain related agreements have been or will be entered into prior to the Closing, including the Insider Letter Amendment, the Founder Registration Rights Agreement Amendment, the Seller Registration Rights Agreement, the Employment Agreements, the Lock-Up Agreements, the Shareholder Support Agreement and the Non-Competition and Non-Solicitation Agreements (each as defined and described in the accompanying proxy statement/prospectus). See “Proposal 1: The Business Combination Proposal.”

After careful consideration, the Board of Directors of Distoken (the “Distoken Board”) has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Extraordinary General Meeting is in the best interests of Distoken and Distoken’s shareholders and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of the Sponsor, Distoken’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of Distoken and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion of these matters.

The Distoken ordinary shares, warrants and rights are traded on The Nasdaq Global Market (“Nasdaq”) under the symbols “DIST,” “DISTW” and “DISTR,” respectively. On                 , 2025, the closing sale prices of the ordinary shares, warrants and rights were $                 ,                and                , respectively. Pubco has applied for listing, to be effective upon the closing of the Business Combination, of the Pubco ADSs and Pubco Warrants on Nasdaq under the proposed symbols “YOUL” and “YOULW,” respectively.

Pursuant to the Current Charter, a Public Shareholder (as defined in the attached proxy statement/prospectus) may request that Distoken redeem all or a portion of its Public Shares (as defined in the attached proxy statement/prospectus) for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

a)	hold Public Shares prior to exercising your redemption rights with respect to the Public Shares; and
b)	prior to 5:00 p.m., Eastern Time, on , 2025 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Distoken’s transfer agent, that Distoken redeem your Public Shares for cash, and (ii) tender or deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

Public Shareholders may elect to redeem all or a portion of their Public Shares, regardless of whether they abstain, vote for or against any of the proposals. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely tenders or delivers its share certificates (if any) and other redemption forms to the transfer agent and the Business Combination is consummated, Distoken will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) established in connection with Distoken’s initial public offering (“IPO”), calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of                 , 2025, this would have amounted to approximately $               per Public Share. If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, may not be withdrawn once submitted unless the Distoken Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Unless the NTA Proposal is approved and adopted, Distoken will only consummate the Business Combination if Distoken has at least $5,000,001 of NTA immediately prior to or upon consummation of the Business Combination.

A Public Shareholder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of Distoken  — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if such holder wishes to redeem its Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares unless the Distoken Board consents. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then, in the absence of the Distoken Board’s consent, any such shares in excess of that 15% limit would not be redeemed for cash.

Distoken reserves the right at any time to cancel the Extraordinary General Meeting (by means of adjourning the Extraordinary General Meeting sine die) and not to submit to its shareholders any of the proposals.

Your vote is important regardless of the number of shares you own. A Distoken shareholder who is entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more proxies to attend and vote on behalf of that shareholder. A proxyholder need not be a Distoken shareholder. Whether or not you plan to attend the Extraordinary General Meeting, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. Accordingly, your failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the outcome of the vote on any of the proposals presented at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you have any questions or need assistance voting your shares, please contact Advantage Proxy, Inc., Distoken’s proxy solicitor:

Advantage Proxy, Inc.
PO Box 10904
Yakima, WA 98909
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES (OR A SPECIFIED PORTION OF THEM) ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER OR DELIVER YOUR SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO THE TRANSFER AGENT BY 5:00 PM (EASTERN TIME) ON                , 2025 (AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED DATE OF THE EXTRAORDINARY GENERAL MEETING). IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER OR DELIVER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) AND OTHER REDEMPTION FORMS TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your participation. We look forward to your continued support.

The accompanying proxy statement/prospectus is dated               , 2025, and is first being mailed to Distoken shareholders on or about              , 2025.

By Order of the Board of Directors of Distoken,

Jian Zhang
Chief Executive Officer and Chairman of the Board
, 2025

i

ADDITIONAL INFORMATION ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-                ), constitutes a prospectus of Pubco under Section 5 of the Securities Act, with respect to the Pubco securities to be issued to Distoken equity holders and Youlife equity holders, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which Distoken shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination by the approval and adoption of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal and the NTA Proposal.

This proxy statement/prospectus is available without charge to shareholders of Distoken upon written or oral request. This document and other filings by Distoken with the SEC may be obtained by either written or oral request to Distoken’s Chief Executive Officer, Mr.Jian Zhang, at Distoken Acquisition Corporation, Unit 1006, Block C, Jinshangjun Park, No. 2 Xiaoba Road, Panlong District, Kunming, Yunnan, China or by telephone at +86 871 63624579.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you have questions about the proposals or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Advantage Proxy, Inc. (“Advantage”), the proxy solicitor for Distoken, at (877) 870-8565. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the proxy statement/prospectus for further information.

To obtain timely delivery of the documents, you must request them no later than five (5) business days before the date of the Extraordinary General Meeting, or no later than               , 2025.

Information contained on the Youlife website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

1

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

Frequently Used Terms

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

●	“Adjournment Proposal” refers to the proposal being presented to Distoken’s shareholders at the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals.

●	“Administrative Services Agreement” refers to the administrative services agreement, dated February 15, 2023, by and between Distoken and the Sponsor.

●	“Advantage” refers to Distoken’s proxy solicitor, Advantage Proxy, Inc.

●	“Ancillary Documents” refers to the documents and agreements ancillary to the Business Combination Agreement.

●	“Business Combination” refers to the business combination contemplated by the Business Combination Agreement.

●	“Business Combination Agreement” refers to that certain business combination agreement, dated as of May 17, 2024, as amended on November 13, 2024 and January 17, 2025, as it may be further amended or supplemented, by and among Distoken, Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife.

●	“Business Combination Proposal” refers to the proposal being presented to Distoken’s shareholders at the Extraordinary General Meeting to approve the Business Combination Agreement and the Business Combination and the other transactions contemplated thereby.

●	“Business Day” refers to any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, or the Cayman Islands are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

●	“Cayman Merger Proposal” refers to the proposal being presented to Distoken’s shareholders at the Extraordinary General Meeting to authorize and approve the merger of Second Merger Sub with and into Distoken, with Distoken being the surviving company, the Plan of Merger, the execution of the Plan of Merger by Distoken and the amendment and restatement of the Current Charter.

●	“Closing” refers to the closing of the transactions contemplated by the Business Combination Agreement.

●	“Closing Date” refers to the date on which the Business Combination is consummated.

●	“Code” refers to the Internal Revenue Code of 1986, as amended.

●	“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto.

●	“Company Founder Lock-up Agreement” refers to the amended and restated lock-up agreement to be entered into prior to the Closing by and among by Mr. Yunlei Wang, in favor of and for the benefit of Pubco, Distoken, Youlife and each of Pubco’s, Distoken’s and/or the Youlife’s present and future affiliates, successors and direct and indirect Subsidiaries, amending and restating the lock-up agreement, dated as of May 17, 2024.

2

●	“Company Lock-up Agreement” refers to the lock-up agreement to be entered into prior to the Closing by and among by each securityholder of Youlife (other than Mr. Yunlei Wang), in favor of and for the benefit of Pubco, Distoken, Youlife and each of Pubco’s, Distoken’s and/or the Youlife’s present and future affiliates, successors and direct and indirect Subsidiaries, or the amended and restated lock-up agreement amending and restating the lock-up agreement, dated as of May 17, 2024, entered into by certain of the securityholders of Youlife.

●	“Combination Period” refers to the 33-month period, from the closing of the Initial Public Offering (as defined below) to November 18, 2025 (or such earlier date as determined by the board), as extended upon the approval of the Second Extension Amendment at the Second Extension Meeting, unless further extended pursuant to the amended and restated memorandum and articles of association, that Distoken has to consummate an initial business combination.

●	“Continental” refers to Continental Stock Transfer & Trust Company.

●	“Current Charter” refers to Distoken’s existing amended and restated memorandum and articles of association, as amended.

●	“Depositary Bank” means Citibank, N.A.

●	“Director Election Proposal” refers to the proposal to elect seven (7) directors to the Pubco Board, effective upon the Closing.

●	“Distoken,” the “Company,” “we,” “our,” or “us” refers to Distoken Acquisition Corporation, a Cayman Islands exempted company.

●	“Distoken Board” refers to the board of directors of Distoken.

●	“DPA” refers to the Data Protection Act (As Revised) of the Cayman Islands.

●	“DTC” refers to The Depository Trust Company.

●	“EarlyBirdCapital” refers to EarlyBirdCapital, Inc.

●	“EGS” refers to Ellenoff Grossman & Schole LLP.

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

●	“Exchange Ratio” refers to the quotient obtained by dividing (i) the Company Merger Shares as of the First Merger Effective Time by (ii) the number of Company Securities.

●	“Extraordinary General Meeting” refers to the extraordinary general meeting of Distoken, which will be held at 10:00 a.m., Eastern Time, on , 2025, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

●	“First Extension Amendment” refers to the amendment to the amended and restated memorandum and articles of association adopted at the First Extension Meeting to extend the Combination Period to November 18, 2024 (or such earlier date as determined by the Distoken Board).

●	“First Extension Meeting” refers to the extraordinary general meeting of Distoken held on November 10, 2023, at which Distoken’s shareholders approved an amendment to the Current Charter to extend the date by which Distoken would be required to consummate a business combination from November 17, 2023 to November 18, 2024.

●	“First Extension Note” refers to the unsecured promissory note in the aggregate amount of up to $360,000 issued to the Sponsor by Distoken on November 10, 2023 in connection with the First Extension Amendment.

3

●	“First Merger” refers to the merger by First Merger Sub with and into Youlife, with Youlife surviving and continuing as a wholly-owned subsidiary of Pubco.

●	“First Merger Effective Time” refers to the effective time of the First Merger.

●	“First Merger Sub” refers to Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

●	“Founder Lock-up Agreement” refers to the amended and restated lock-up agreement to be entered into by the Sponsor prior to the Closing, in favor of and for the benefit of Pubco, Distoken, Youlife and each of Pubco’s, Distoken’s and/or the Youlife’s present and future affiliates, successors and direct and indirect Subsidiaries, amending and restating the lock-up agreement, dated as of May 17, 2024, and superseding the terms of the Insider Letter Agreement with respect to the Founder Shares (but not the Private Units, Private Rights, Private Shares or Private Warrants or the securities to be issued upon conversion of Working Capital Loans).

●

“Founder Shares” refers to 1,725,000 Distoken Ordinary Shares held by the Sponsor, which will be converted into Pubco Class A Ordinary Shares at the Second Merger Effective Time and are subject to a one-year lock-up period pursuant to the Founder Lock-up Agreement. The Pubco Class A Ordinary Shares to be exchanged from the Founder Shares will be released from such lockup if the Pubco ADSs equal or exceed $12.50 for at least 20 trading days out of any 30 consecutive trading days commencing at least 150 days after the Closing Date.

●	“Governmental Authority” refers to any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any judge, court, tribunal, administrative hearing body, arbitration panel, commission, independent industry regulator or other similar dispute-resolving panel or body.

●	“HKD” or “HK$” refers to the Hong Kong dollar, the lawful currency of the Hong Kong Special Administrative Region of the PRC.

●	“Hong Kong Subsidiaries” refers to the subsidiaries of Youlife incorporated in Hong Kong, the Hong Kong Special Administrative Region of the PRC, including Youlife Technology Limited and You Service Industrial Company Limited.

●	“HR” refers to human resources.

●	“I-Bankers” refers to I-Bankers Securities, Inc., representative of the underwriters in Distoken’s Initial Public Offering.

●	“Insiders” refers to the Sponsor, and the directors and officers of Distoken.

●	“Insider Letter Agreement” refers to the letter agreement, dated February 15, 2023, among Distoken, the Sponsor and the executive officers and directors of Distoken.

●	“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

●	“IPO” or “Initial Public Offering” refers to Distoken’s initial public offering of its Public Units, pursuant to the IPO Prospectus.

●	“IPO Note” refers to the unsecured promissory note issued by Distoken to the Sponsor, dated July 8, 2020 and as amended in March 2021 and November 2022, pursuant to which Distoken was able to borrow up to $150,000.

●	“IPO Prospectus” refers to the final prospectus of Distoken, dated February 13, 2023, in connection with the IPO, as filed with the SEC pursuant to Rule 424(b) under the Securities Act on February 15, 2023 (File No. 333-248822).

●	“IRS” refers to the U.S. Internal Revenue Service.

4

●	“IT” refers to information technology.

●	“JOBS Act” refers to Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended.

●	“Legal Requirement” refers to any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

●	“Letter of Transmittal” refers to the letter of transmittal to be completed and duly executed by each Youlife Shareholder at the Closing, with respect to their Youlife Ordinary Shares.

●	“Marshall & Stevens” refers to Marshall & Stevens Transaction Advisory Services LLC.

●	“Merger Consideration” refers to the aggregate merger consideration amount to be paid in Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) and Pubco Class B Ordinary Shares to the shareholders of Youlife at the Closing pursuant to the Business Combination Agreement, valued at an aggregate amount equal to $700,000,000 with each share valued at $10.00.

●	“Mergers” refers to, collectively, (a) the First Merger and (b) the Second Merger.

●	“Minimum Cash Condition” refers to that upon the Closing, Distoken shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds from any PIPE investment (but excluding proceeds from any PIPE investment sourced and closed by the Company), at least equal to the aggregate expenses of Distoken.

●	“Nasdaq” refers to The Nasdaq Global Market.

●	“Nasdaq Proposal” refers to the proposal being presented to Distoken’s shareholders at the Extraordinary General Meeting to approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of more than 20% of the issued and outstanding Distoken Ordinary Shares.

●	“Non-Competition and Non-Solicitation Agreements” refers to the non-competition and non-solicitation agreements, dated as of May 17, 2024, entered into by certain Youlife Shareholders in favor of Distoken, Pubco and Youlife in connection with the Business Combination Agreement.

●	“NTA” refers to the net tangible assets of Distoken.

●	“NTA Proposal” refers to the proposal being presented to Distoken’s shareholders at the Extraordinary General Meeting to remove from the Current Charter the limitation that Distoken shall not consummate a business combination if it would cause Distoken’s NTA to be less than $5,000,001 either immediately prior or upon the consummation of such business combination.

●	“Ordinary Shares” refers to Distoken’s ordinary shares, par value $0.0001 per share.

●	“Organizational Documents Proposal” refers to the proposal being presented to Distoken’s shareholders at the Extraordinary General Meeting to approve the material differences between the Current Charter and the Proposed Charter.

●	“Outside Date” refers to for purposes of, and as used in, the Business Combination Agreement, March 31, 2025 (unless further extended pursuant to the terms set forth in the Business Combination Agreement).

●	“PCAOB” refers to the Public Company Accounting Oversight Board (or any successor thereto).

●	“PFIC” refers to a passive foreign investment company.

5

●	“PRC” or “China” refers to the People’s Republic of China.

●	“PRC Subsidiaries” refers to the subsidiaries of Youlife incorporated in the PRC.

●	“Private Rights” refers to the rights underlying the Private Units. Each Private Right entitles the holder to receive one-tenth (1/10) of one Distoken Ordinary Share upon the consummation of an initial business combination and certain registration rights under the Registration Rights Agreement. The Private Right (including the securities underlying the Private Rights) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of an initial business combination. Each issued and outstanding Private Right shall be automatically converted into one-tenth of one Pubco Class A Ordinary Share upon consummation of the Business Combination, provided that Pubco will not issue fractional shares in exchange for the Private Rights.

●	“Private Shares” refers to the Ordinary Shares underlying the Private Units, which entitles the holder to certain registration rights under the Registration Rights Agreement.

●	“Private Units” refers to the units issued by Distoken to the Sponsor in the private placement simultaneously with the IPO, as well as any units that may be issued upon conversion of Working Capital Loans. Each Private Unit consists of one Private Share, one Private Right and one Private Warrant. The Private Units (including the securities underlying the Private Units) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of an initial business combination. The holders of Private Units and any securities underlying the Private Units are entitled to registration rights pursuant to the Registration Rights Agreement.

●	“Private Warrants” refers to the Warrants underlying the Private Units. Each whole Private Warrant will be exercisable for one Distoken Ordinary Share at a price of $11.50 per share, subject to adjustment. Each Private Warrant entitles the holder to certain registration rights under the Registration Rights Agreement. The Private Warrants (including the securities underlying the Private Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of an initial business combination.

●	“Proposed Charter” refers to Pubco’s proposed amended and restated memorandum and articles of association to be in effect at the closing of the Business Combination, substantially in the form and substance of Annex C to this proxy statement/prospectus.

●	“Public Rights” refers to Distoken rights sold as part of the Public Units in its Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market). Each Public Right entitles the holder thereof to receive one-tenth (1/10) of one Distoken Ordinary Share upon the consummation of an initial business combination. Each issued and outstanding Public Right shall be automatically converted into one-tenth of one Pubco Class A Ordinary Share upon consummation of the Business Combination (in the form of ADSs), provided that Pubco will not issue fractional shares in exchange for the Public Rights.

●	“Public Shares” refers to the Distoken Ordinary Shares sold as part of the Units in its Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market).

●	“Public Shareholders” refers to the holders of the Public Shares, including the Insiders to the extent the Insiders purchase Public Shares, provided that each Insider’s status as a “Public Shareholder” will only exist with respect to such Public Shares.

●	“Public Units” refers to the units sold by Distoken in its Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market), which consist of one Public Share, one Public Warrant and one Public Right.

●	“Public Warrants” refers to the redeemable warrants sold as part of the Public Units in its Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market). Each whole Public Warrant will be exercisable for one Distoken Ordinary Share at a price of $11.50 per share, subject to adjustment.

●	“Pubco” refers to Youlife Group Inc., a Cayman Islands exempted company.

6

●	“Pubco ADS(s)” means the American Depositary Share(s) of Pubco, each Pubco ADS representing one Pubco Class A Ordinary Share.

●	“Pubco Board” refers to the board of directors of Pubco subsequent to the completion of the Business Combination, as constituted from time to time.

●	“Pubco Class A Ordinary Shares” refers to the Class A ordinary shares of Pubco, par value $0.0001 per share.

●	“Pubco Class B Ordinary Shares” refers to the Class B ordinary shares of Pubco, par value $0.0001 per share.

●	“Pubco Ordinary Shares” refers to, collectively, the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares.

●	“Pubco Warrants” refers to the redeemable warrants of Pubco, which have, and are subject to, substantially the same terms and conditions set forth in the Warrants, except that in each case they shall represent the right to acquire Pubco Class A Ordinary Shares in the form of Pubco ADSs in lieu of Distoken Ordinary Shares.

●	“Record Date” refers to , 2025.

●	“Redemption” refers to the redemption by Distoken shareholders of Public Shares in connection with the Closing of the Business Combination, in accordance with the Current Charter.

●	“Redemption Date” refers to the date on which holders of Public Shares may be eligible to redeem their Public Shares in connection with the Redemption, in accordance with the Current Charter.

●	“Redemption Price” refers to an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the Current Charter as of the applicable Redemption Date.

●	“Registration Rights Agreement” refers to that certain registration rights agreement, dated February 15, 2023, entered into by Distoken, the Sponsor and the other parties thereto.

●	“Representative Shares” refers to the 278,000 Distoken Ordinary Shares issued to EarlyBirdCapital, I-Bankers and their designees, entitling the holders to certain registration rights under the Registration Rights Agreement.

●	“Representative Warrants” refers to the Warrants Distoken issued to I-Bankers exercisable to purchase 172,500 Ordinary Shares at a price of $12.00 per share, subject to adjustment. The Representative Warrants entitle its holders to certain registration rights under the Registration Rights Agreement and may be exercised for cash or on a cashless basis, at the holders’ option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement for the Initial Public Offering and the closing of an initial business combination and terminating on the fifth anniversary of such effectiveness date.

●	“Rights” refer to Distoken’s outstanding rights, which include the Public Rights and the Private Rights.

●	“RMB” or “￥” refers to Renminbi, the lawful currency of the PRC.

●	“RSU Plan Proposal” refers to the proposal being presented to Distoken’s shareholders at the Extraordinary General Meeting to approve the RSU Plan, effective immediately following the Closing, and the reservation for issuance of 10,018,119 Pubco Class A Ordinary Shares under such plan.

●	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

●	“SEC” refers to the U.S. Securities and Exchange Commission.

7

●	“Second Extension Amendment” refers to the amendment to the amended and restated memorandum and articles of association adopted at the Second Extension Meeting to extend the Combination Period to November 18, 2025 (or such earlier date as determined by the Distoken Board).

●	“Second Extension Meeting” refers to the extraordinary general meeting in lieu of annual general meeting of Distoken held on November 14, 2024, at which Distoken’s shareholders approved an amendment to the Current Charter to extend the date by which Distoken would be required to consummate a business combination from November 18, 2024 to November 18, 2025.

●	“Second Extension Note” refers to the unsecured promissory note in the aggregate amount of up to $360,000 issued to the Sponsor by Distoken on November 14, 2024 in connection with the Second Extension Amendment.

●	“Second Merger” refers to the merger by Second Merger Sub with and into Distoken, with Distoken surviving and continuing as a wholly-owned subsidiary of Pubco.

●	“Second Merger Effective Time” refers to the effective time of the Second Merger.

●	“Second Merger Sub” refers to Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

●	“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

●	“Shareholder Support Agreement” refers to that certain shareholder support agreement, dated as of May 17, 2024, entered into by and among Distoken, Youlife and certain shareholders of Youlife in connection with the Business Combination Agreement.

●	“Significant Company Holder” means any Youlife shareholder who (i) is an executive officer or director of Youlife or (ii) owns more than ten percent (10%) of the issued and outstanding equity of Youlife on a fully-diluted basis.

●	“Sponsor” refers to Xiaosen Sponsor LLC, a Cayman Islands limited liability company, which is primarily responsible for creating and managing Distoken, identifying target companies and providing or raising capitals for Distoken.

●	“Trading Day” refers to any day on which Pubco Class A Ordinary Shares and Pubco Warrants are tradeable on Nasdaq (or the principal securities exchange or securities market on which Pubco Class A Ordinary Shares and Pubco Warrants are then traded).

●	“Transactions” refers to the Business Combination, including the Mergers and all of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

●	“Transfer Agent” or “Continental” refers to Continental Stock Transfer & Trust Company, in its capacity as Distoken’s transfer agent.

●	“Trust Account” refers to the trust account of Distoken, established at the time of the IPO, containing the net proceeds of the sale of the Public Units in the IPO, including from over-allotment securities sold by Distoken’s underwriters, and the sale of Private Units concurrently with the closing of the IPO.

●	“Trust Agreement” refers to that certain Investment Management Trust Agreement, dated as of February 15, 2023, as it may be amended, by and between Distoken and the Trustee.

●	“Trustee” refers to Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

●	“Units” refers to Distoken’s units, which include the Public Units and the Private Units.

●	“U.S. GAAP” refers to accounting principles generally accepted in the United States of America.

8

●	“US$”, “$” or “USD” refers to the United States dollar, the lawful currency of the United States of America.

●	“Warrants” refers to Distoken’s redeemable warrants, which include Public Warrants and Private Warrants.

●	“Working Capital Loans” refers to working capital loans that the Sponsor, an affiliate of the Sponsor, or certain of Distoken’s officers and directors or their affiliates may, but are not obligated to, loan to Distoken.

●	“Youlife” refers to Youlife International Holdings Inc., a Cayman Islands exempted company.

●	“Youlife Companies” refers to Youlife and its direct and indirect subsidiaries, excluding First Merger Sub and Second Merger Sub.

●	“Youlife Founder Shares” refers an aggregate of 54,649,139 ordinary shares of Youlife held by Youtch Investment Co., Ltd. (which is indirectly wholly owned by Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife and Pubco) that are issued and outstanding immediately prior to the time the First Merger is effective.

●	“Youlife Ordinary Shares” refers to the ordinary shares, par value $0.0001 per share, of Youlife.

●	“Youlife Shareholders” refers to, collectively, the holders of Youlife Ordinary Shares.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this proxy statement/prospectus were made at a rate of RMB7.2672 to US$1.0000, the exchange rate in effect as of June 30, 2024, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Pubco’s shareholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.	No Public Shareholders exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on , 2025 of approximately $ million. Please see the section entitled “Extraordinary General Meeting of Distoken — Redemption Rights.”

2.	Solely for purposes of calculating estimated pro forma ownership immediately after the Closing, subject to the assumptions further described herein and, as applicable, within the “Unaudited Pro Forma Condensed Combined Financial Information” section of this proxy statement/prospectus, the assumed Redemption Price upon consummation of the Business Combination is $11.43, which is based on the amount in the Trust Account as of June 30, 2024, interest earned on the marketable securities held in the Trust Account and the extension funds deposited by the Sponsor into the Trust Account from June 30, 2024 through December 31, 2024.

3.	Upon consummation of the Business Combination, (i) non-redeeming Public Shareholders will receive, as consideration in the Business Combination for the Ordinary Shares held by such holders, up to 652,170 Pubco Class A Ordinary Shares in the form of Pubco ADSs; and (ii) the Sponsor will receive, as consideration in the Business Combination for the Distoken Ordinary Shares and Private Rights held by the Sponsor, 2,324,500 Pubco Class A Ordinary Shares, in accordance with the terms of the Business Combination Agreement.

4.	None of Distoken’s shareholders exercises appraisal rights in connection with the Closing.

9

TRADEMARKS

This proxy statement/prospectus contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.”

Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

10

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections and other information concerning Youlife’s industry, including market size and growth of the markets in which it participates, that are based on industry publications, reports and forecasts prepared by its management. In some cases, Youlife does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which Youlife operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this proxy statement/prospectus include an industry report commissioned by Youlife and prepared by China Insights Consultancy (“CIC”), an independent research firm, regarding the industry and market position of Youlife in China.

Certain estimates of market opportunity, including internal estimates of the addressable market for Youlife and forecasts of market growth, included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of Youlife’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market Youlife estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, Youlife’s business could fail to successfully address or compete in such markets, if at all.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not add up due to rounding.

11

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which statements involve substantial risks and uncertainties. These forward-looking statements include, among other things, statements about the parties’ ability to close the Business Combination, the timing of the closing of the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of Distoken, Youlife and Pubco prior to the Business Combination and the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and on the current expectations, forecasts and assumptions of the management of Distoken and Youlife, involve a number of judgments, risks and uncertainties and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. The forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

●	expectations regarding (and Youlife’s ability to meet expectations regarding) Youlife’s strategies and future financial performance, including Youlife’s future business plans or objectives, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and Youlife’s ability to invest in growth initiatives;
●	the outcome of any legal proceedings that may be instituted against Distoken, Youlife, Pubco and others following announcement of the Business Combination Agreement and the transactions contemplated therein;
●	Distoken’s ability to complete the Business Combination, or, if Distoken does not consummate the Business Combination, any other initial business combination;
●	satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: (i) the ability to obtain Distoken shareholders’ approval; (ii) the Minimum Cash Condition being satisfied in a timely fashion or at all; and (iii) the occurrence of any other event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;
●	the risk that the proposed Business Combination disrupts current plans and operations of Youlife as a result of the announcement or consummation of the Business Combination;
●	the ability of Distoken and Youlife to raise interim financing in connection with the Business Combination;
●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Pubco to grow and manage growth and profitability, maintain relationships with customers and suppliers and retain its management team and key employees;
●	the deployment of the proceeds of the Business Combination;
●	costs related to the proposed Business Combination;
●	the projected financial information, anticipated growth rate, and market opportunity for Youlife, and its estimates of expenses and profitability;
●	the amount of any redemptions by shareholders of Distoken;
●	Distoken’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with Distoken’s business or in approving the Business Combination;
●	the use of proceeds not held in the Trust Account or available to Distoken from interest income on the Trust Account balance;
●	the ability to list Pubco securities on Nasdaq and maintain such listing following the Business Combination;
●	geopolitical risks, including the impacts of the ongoing conflict between Russia and Ukraine, and changes in applicable laws or regulations;

12

●	anticipated economic, business, and/or competitive factors;
●	anticipations regarding the impact of any major disease or epidemic that disrupts Youlife’s business;
●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Youlife’s resources;
●	exchange rate instability;
●	the possibility that expansion of Youlife’s or Pubco’s customer offerings or certain operations may subject it to additional legal and regulatory requirements, including tort liability;
●	Youlife’s or Pubco’s ability to retain and grow its customer base;
●	Youlife’s or Pubco’s success in finding and maintaining future strategic partnerships and inorganic opportunities;
●	the potential liquidity and trading of public securities of Pubco;
●	the ability to raise financing in the future by Pubco;
●	the ability of Youlife or Pubco to respond to general economic conditions;
●	expansion and other plans and opportunities of Youlife or Pubco;
●	the ability of Youlife or Pubco to manage its growth effectively;
●	the ability of Youlife or Pubco to develop and protect its brand; and
●	the ability of Youlife or Pubco to compete with competitors in existing and new markets and offerings.

Forward-looking statements are provided for illustrative purposes only and are not guarantees of performance. You should understand that the factors discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus could affect the future results of Youlife and Distoken prior to the Business Combination, and Pubco following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus.

In addition, the risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the businesses, financial conditions, or results of operations of Youlife or Distoken prior to the Business Combination, and Pubco following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Youlife or Distoken assess the impact of all such risk factors on the businesses of Youlife or Distoken prior to the Business Combination, and Pubco following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Youlife and Distoken prior to the Business Combination, and Pubco following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size, is based on independent industry surveys and publications, including reports by CIC. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Youlife is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Youlife” in this proxy statement/prospectus.

In addition, this proxy statement/prospectus contains statements of belief and similar statements that reflect the beliefs and opinions of Youlife or Distoken, as applicable, on the relevant subject. These statements are based upon information available to Youlife or Distoken, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Youlife or Distoken, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Distoken or Youlife or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

13

FINANCIAL STATEMENT PRESENTATION

Distoken

Distoken’s audited and unaudited financial statements included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and denominated in U.S. dollars.

Youlife

Youlife’s audited consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and denominated in RMB.

Pubco

Pubco was incorporated on April 2, 2024, for the sole purpose of effectuating the transactions described herein. Pubco has no material assets and does not operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus.

Rounding and Negative Amounts

Certain numerical information and other amounts and percentages in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, in certain instances, the sum of the numbers in a column or a row in tables may not conform exactly to the total figure given for that column or row or the sum of certain numbers presented as a percentage may not conform exactly to the total percentage given.

In preparing the audited consolidated financial statements of Youlife, most numerical figures are presented in RMB. For the convenience of the reader of this proxy statement/prospectus, certain numerical figures in this proxy statement/prospectus are rounded to the nearest one thousand. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in our financial statements.

The percentages (as a percentage of revenues or costs and period-on-period percentage changes) presented in the textual financial disclosure in this proxy statement/prospectus are derived directly from the financial information contained in Youlife’s financial statements. The percentages derived from Youlife’s financial statements may be computed using the numerical figures expressed in RMB in its financial statements. Therefore, such percentages are not calculated on the basis of the financial information in the textual disclosure that has been subjected to rounding adjustments in this proxy statement/prospectus.

In tables, negative amounts are shown between parentheses. Otherwise, negative amounts may also be shown by “-” before the amount.

Currency Presentation

The consolidated financial statements of Youlife are measured using RMB, which is the functional currency of the majority of its operations. The presentation currency of Youlife is RMB.

References to “￥,” “RMB” and “Renminbi” refers to the Renminbi, the official currency of the People’s Republic of China.

14

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting. The following questions and answers do not include all the information that is important to Distoken’s shareholders. Distoken’s shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus in connection with the Extraordinary General Meeting of Distoken. Distoken is holding the Extraordinary General Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

(1)	Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Business Combination Agreement and the Business Combination, pursuant to which Distoken and Youlife will become wholly-owned subsidiaries of Pubco. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.” A copy of the Business Combination Agreement is appended to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3.

The Business Combination Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

(2)	Proposal 2 – The Cayman Merger Proposal – To consider and vote upon a proposal by a special resolution to authorize the merger of Second Merger Sub with and into Distoken with Distoken being the surviving company, approve the Plan of Merger, authorize the entry by Distoken into the Plan of Merger and approve the amendment and restatement of the amended and restated memorandum and articles of association of Distoken (as the surviving company of the merger). This proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 2: The Cayman Merger Proposal.” A copy of the form of the Plan of Merger is appended to this proxy statement/prospectus as Annex B.

The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

(3)	Proposal 3 — The Organizational Documents Proposal — To consider and vote upon two separate sub-proposals by an ordinary resolution to approve the material differences between the Current Charter and the Proposed Charter. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposals 3 – The Organizational Documents Proposal.”

The Organizational Documents Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

(4)	Proposal 4 — The Nasdaq Proposal — To consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of more than 20% of Distoken’s issued and outstanding Ordinary Shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination that, in the aggregate, may result in any other investor acquiring shares pursuant to such subscription agreements owning more than 20% of Distoken’s outstanding Ordinary Shares, or more than 20% of the voting power of Distoken, which could constitute a “change of control” under Nasdaq rules. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 4: The Nasdaq Proposal.”

The Nasdaq Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

15

(5)	Proposal 5 — The Director Election Proposal — To consider and vote upon a proposal by an ordinary resolution to elect seven (7) directors, effective upon the Closing, to serve on the Pubco Board for the applicable term under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 5: The Director Election Proposal.”

The Director Election Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

(6)

Proposal 6 — The RSU Plan Proposal — To consider and vote upon a proposal by an ordinary resolution for the adoption of the RSU Plan, effective immediately following the Closing, and the reservation for issuance of 10,018,119 Pubco Class A Ordinary Shares under such plan. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 6: The RSU Plan Proposal.”

The RSU Plan Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

(7)

Proposal 7 — The NTA Proposal — To consider and vote upon a proposal by a special resolution to approve the NTA Amendment, which if approved shall remove from the Current Charter the NTA to be less than $5,000,001 either immediately prior or upon the consummation of such business combination. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 7: The NTA Proposal.”

The NTA Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

(8)	Proposal 8 — The Adjournment Proposal — To consider and vote upon a proposal by an ordinary resolution to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the chairperson of (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals. The Adjournment Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 8: The Adjournment Proposal.” If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted on and the other proposals will not be submitted to the Distoken shareholders for a vote.

The Adjournment Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

Each of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal. Each of the Organizational Documents Proposal the RSU Plan Proposal and the NTA Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. The Business Combination is not structured to require approval of at least a majority of unaffiliated security holders of Distoken. The Sponsor, which owns 2,270,000 Distoken Ordinary Shares, including 1,725,000 Founder Shares and 545,000 Private Shares but excluding 54,500 shares issuable upon conversion of the Private Rights upon the Closing, or 70.9% of the outstanding Distoken Ordinary Shares, has previously agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. Additionally, the Sponsor has agreed to vote the Ordinary Shares it owns in favor of each of the proposals. Accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal and the Adjournment Proposal to approve such proposals.

16

Each of the Cayman Merger Proposal and the NTA Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of the Cayman Merger Proposal and the NTA Proposal.

Q: What interests do the Sponsor, Distoken’s directors, officers and advisors have in the Business Combination?

A: In considering the recommendation of the Distoken Board to vote in favor of the Business Combination, Public Shareholders should be aware that the Sponsor, Distoken’s directors, officers and advisors may have interests in the Business Combination that are different from, or in addition to, those of Distoken’s other shareholders generally. Distoken’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Distoken’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination or to exercise their right of redemption. These interests include:

●	the fact that the Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares (after a share capitalisation of 0.25 shares for each Founder Share outstanding in August 2021 and a share capitalisation of 0.2 shares for each Founder Share outstanding in January 2023), which will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Distoken Ordinary Shares on , 2025, the aggregate value of the Founder Shares held by the Sponsor as of the same date was approximately $ . If Distoken does not consummate the Business Combination or another initial business combination within the Combination Period, and Distoken is therefore required to be liquidated and dissolved, these shares would be worthless, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of approximately $0.0145 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that the Sponsor paid $10.00 per Private Unit, or an aggregate of $5,450,000, for the 545,000 Private Units acquired by the Sponsor in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Based on the closing trading price of the Distoken Ordinary Shares, Public Warrants and Public Rights on , 2025, the aggregate value of the Private Units held by the Sponsor as of the same date was approximately $ . If Distoken consummates the Business Combination, the shares that are components of the Private Units and the shares issuable pursuant to the Private Rights included in the Private Units will be converted into Pubco Class A Ordinary Shares at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that if Distoken does not consummate the Business Combination or another initial business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

●	the fact that the Sponsor and the officers and directors of Distoken have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares and Private Shares upon Distoken’s liquidation and dissolution if Distoken is unable to consummate its initial business combination;

17

●	the fact that the Sponsor, Distoken’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to Distoken. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Units, at a price of $10.00 per Unit, of the post-business-combination entity. If Distoken completes a business combination, Distoken will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On February 26, 2024, Distoken issued an unsecured promissory note in the principal amount of up to $1,000,000 (the “Working Capital Loan Note”) to the Sponsor for Distoken’s working capital needs. The Working Capital Loan Note bears no interest and is payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, $519,888 of Working Capital Loan Note was outstanding;

●	the fact that the Sponsor holds the First Extension Note and the Second Extension Note in the aggregate principal amounts of up to $720,000 (the “Extension Funds”) issued by Distoken in connection with the First Extension Amendment and the Second Extension Amendment (the “Extension Notes”), pursuant to which the Sponsor agreed to loan to Distoken up to such amounts in connection with such amendments. Distoken agreed to deposit $30,000 per month into the Trust Account, commencing on November 18, 2023 and continuing through November 18, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $720,000. Such notes bear no interest and are payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, the Sponsor had deposited an aggregate of $330,000 into the Trust Account under the First Extension Note. In the event an initial business combination is consummated, the notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the notes, but no proceeds held in the Trust Account would be used to repay the notes;

●	the fact that the Sponsor is entitled to $10,000 per month for office space, administrative and support services until the completion of an initial business combination under the Administrative Services Agreement;

●	the fact that unless Distoken consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of September 30, 2024, directors or officers of Distoken had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter provides that Distoken renounces any interest or expectancy of Distoken in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Sponsor and its affiliates, successors and assigns (the “Investor Group”) and the directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”), on the one hand, and Distoken, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of Distoken and the opportunity is one Distoken is permitted to complete on a reasonable basis. Notwithstanding such provision, Distoken believes that such provision did not impact Distoken’s search for a business combination target because Distoken’s officers and directors have confirmed to Distoken that there were no such corporate opportunities that were not presented to Distoken pursuant to such provision;

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the effective time of the Second Merger (the “Second Merger Effective Time”), Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of Distoken’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers Distoken’s existing directors and officers;

18

●	the fact that EarlyBirdCapital, I-Bankers or their designees collectively own 278,000 Representative Shares, which were issued for nominal consideration in connection with the IPO, and 172,500 Representative Warrants issued to I-Bankers for $100. If Distoken consummates the Business Combination, the Representative Shares and the shares issuable upon the exercise of the Representative Warrants will have a significantly higher value at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that Distoken has engaged I-Bankers as an advisor in connection with its initial business combination to assist in holding meetings with Distoken’s shareholders to discuss the potential business combination and the target business’ attributes, introduce Distoken to potential investors that are interested in purchasing Distoken’s securities in connection with its initial business combination and assist with its press releases and public filings in connection with the initial business combination. Distoken has agreed to pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). Distoken has also agreed to pay I-Bankers a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if it introduces Distoken to the target business with whom Distoken completes its initial business combination;

●	the fact that Distoken’s officers and directors have not been required to, and have not, committed their full time to Distoken’s affairs, which may have resulted in a conflict of interest in allocating their time between Distoken’s operations and its search for a business combination and their other businesses; and

●	the fact that Mr.Jian Zhang, Distoken’s Chief Executive Officer and Chairman (but no other officer or director), has an economic interest in the 1,725,000 Founder Shares and 545,000 Private Units owned by the Sponsor.

Please also see the sections “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination,” “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of the Sponsor, Distoken’s directors, officers and advisors of Distoken and in the Business Combination.

Q: Why is Distoken proposing the Business Combination?

A: Distoken was incorporated to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Since Distoken’s incorporation, the Distoken Board has sought to identify suitable candidates in order to effect such a transaction. In its review of Youlife, the Distoken Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Distoken Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of Distoken. The Distoken Board believes that, based on its review and consideration, the Business Combination with Youlife presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Business Combination Agreement, the Current Charter and the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”).

Q: What will happen in the Business Combination?

A: Pursuant to the Business Combination Agreement, upon the terms and subject to the conditions set forth therein, (a) First Merger Sub will merge with and into Youlife, with Youlife surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of Youlife being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into Distoken, with Distoken surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Distoken being converted into the right to receive substantially equivalent securities of Pubco. Upon consummation of the Business, the Public Units and Private Units will automatically separate into their component parts, and each Public Warrant and Private Warrant will convert into one Pubco public warrant and one Pubco private warrant, respectively, without any action by the holders. Each issued and outstanding Right shall be automatically converted into one-tenth of one Pubco Class A Ordinary Share in the form of Pubco ADSs upon consummation of the Business Combination, provided that Pubco will not issue fractional shares in exchange for the Distoken Rights. There are no material differences between the Public Rights and the Private Rights arising from such automatic conversion. Distoken’s securities will not trade following the Business Combination.

19

As a result of the Mergers, each Youlife Founder Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive such number of Pubco Class B Ordinary Shares equal to the Exchange Ratio and in accordance with the Business Combination Agreement, with each such Pubco Class B Ordinary Share entitling each holder thereof to 20 votes for each Pubco Class B Ordinary Share held by such holder. Immediately following the Business Combination, Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife and Pubco, will beneficially own all of the Pubco Class B Ordinary Shares, with each such Pubco Class B Ordinary Share entitling him to 20 votes on matters submitted to vote by members at general meetings of Pubco. As a result, Pubco is expected to be a “controlled company” as defined under the Nasdaq rules, because Mr. Yunlei Wang will beneficially own (i) approximately 78.1% of the voting power of the Pubco, assuming that none of Distoken’s Public Shares are redeemed in connection with the Business Combination, or (ii) approximately 78.2% of the voting power of the Pubco, assuming maximum redemptions in connection with the Business Combination. Such controlling interest to be beneficially owned by Mr. Yunlei Wang will allow him to control all matters submitted to the shareholders for vote. For so long as Mr. Yunlei Wang holds at least a majority of the voting interests of Pubco, Mr. Yunlei Wang will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies, and matters over which Mr. Yunlei Wang will, directly or indirectly, exercise significant influence following the Closing include: (i) increases or decreases in the size of the Pubco Board and the election of the directors of the Pubco Board; (ii) amendments of the organizational documents; and (iii) approval of other major corporate transactions, such as merger, consolidation, or sale of assets.

As a holder of Pubco ADSs, you generally have the right under the governing deposit agreement to instruct the Depositary Bank to exercise the voting rights for the Pubco Class A Ordinary Shares represented by your Pubco ADSs. The voting rights of holders of Pubco ADSs are described in the section of this proxy statement/prospectus entitled “Description of American Depositary Shares” for additional information.

Q: What consideration will the Youlife Shareholders receive in return for the acquisition of Youlife by Distoken and what are the voting rights for each class of Pubco Ordinary Shares?

A: Pursuant to the Business Combination Agreement, at the Closing, Youlife Shareholders (other than Mr. Yunlei Wang) will receive an aggregate of 58,839,192 Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs), representing an aggregate merger consideration of $588,391,920. Mr. Yunlei Wang, through his holding company Youtch Investment Co., Ltd., will receive 11,160,808 Pubco Class B Ordinary Shares, representing a merger consideration of $111,608,080.

The Pubco Class A Ordinary Share is of par value $0.0001 and Pubco Class B Ordinary Share is of par value $0.0001. Upon the Amended Pubco Charter taking effect, holders of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares have the same rights except for voting and conversion rights. Each Pubco Class A Ordinary Share is entitled to one vote, and each Pubco Class B Ordinary Share is entitled to 20 votes, on matters submitted to vote by members at general meetings of Pubco. At the option of the holder of Pubco Class B Ordinary Shares, each Pubco Class B Ordinary Share is convertible into one Pubco Class A Ordinary Share at any time. Pubco Class A Ordinary Shares are not convertible into Pubco Class B Ordinary Shares under any circumstances.

Immediately following the Business Combination, Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife and Pubco, will beneficially own all of the Pubco Class B Ordinary Shares, with each such Pubco Class B Ordinary Share entitling him to 20 votes on matters submitted to vote by members at general meetings of Pubco. As a result, Pubco is expected to be a “controlled company” as defined under the Nasdaq rules, because Mr. Yunlei Wang will beneficially own (i) approximately 78.1% of the voting power of the Pubco, assuming that none of Distoken’s Public Shares are redeemed in connection with the Business Combination, or (ii) approximately 78.2% of the voting power of the Pubco, assuming maximum redemptions in connection with the Business Combination. Such controlling interest to be beneficially owned by Mr. Yunlei Wang will allow him to control all matters submitted to the shareholders for vote. For so long as Mr. Yunlei Wang holds at least a majority of the voting interests of Pubco, Mr. Yunlei Wang will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies, and matters over which Mr. Yunlei Wang will, directly or indirectly, exercise significant influence following the Closing include: (i) increases or decreases in the size of the Pubco Board and the election of the directors of the Pubco Board; (ii) amendments of the organizational documents; and (iii) approval of other major corporate transactions, such as merger, consolidation, or sale of assets.

As a holder of Pubco ADSs, you generally have the right under the governing deposit agreement to instruct the Depositary Bank to exercise the voting rights for the Pubco Class A Ordinary Shares represented by your Pubco ADSs. The voting rights of holders of Pubco ADSs are described in the section of this proxy statement/prospectus entitled “Description of American Depositary Shares” for additional information.

20

Q: Did the Distoken Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. The Distoken Board obtained a fairness opinion from Marshall & Stevens, dated May 15, 2024, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by Distoken in the Business Combination was fair, from a financial point of view, to Distoken. See the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Marshall & Stevens” for additional information.

Q: What equity stake will current Public Shareholders, the Sponsor and the Youlife Shareholders hold in Pubco immediately after the completion of the Business Combination?

A: Distoken shareholders that elect not to redeem their Public Shares will experience significant dilution as a result of the Business Combination. As a result of redemptions in connection with the Extension Meeting, the Public Shareholders currently own approximately 20.4% of Distoken. As noted above, if no Distoken shareholders redeem their Public Shares in connection with the Business Combination, the Distoken public shareholders (including holders of Public Rights) will own approximately 1.8% of Pubco Ordinary Shares.

There are currently no specified circumstances or arrangements under which the Sponsor, its affiliates, and promoters, directly or indirectly, could transfer ownership of securities of Distoken, or that could result in the surrender or cancellation of such securities. However, if additional investors participate through a PIPE financing, there may be arrangements where certain holders of Distoken securities sell or transfer some of their securities to the PIPE investors.

If any of the Public Shareholders exercise their redemption rights, the percentage of Pubco Ordinary Shares held by the Public Shareholders will decrease and the percentages of Pubco Ordinary Shares held by the Sponsor and by the Youlife Shareholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

Each issued and outstanding Right shall be automatically converted into one-tenth of one Pubco Class A Ordinary Share in the form of Pubco ADSs upon consummation of the Business Combination, provided that Pubco will not issue fractional shares in exchange for the Distoken Rights. There are no material differences between the Public Rights and the Private Rights arising from such automatic conversion.

Upon the issuance of Pubco Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco owned by Public Shareholders who do not redeem their Public Shares will be diluted. The percentage of the total number of outstanding Pubco Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders, and maximum redemptions by Public Shareholders in connection with the Business Combination. The “maximum redemptions” scenario assumed that 652,170 Public Shares are redeemed for aggregate redemption payments of approximately US$7.5 million (assuming a redemption price of approximately US$11.43 per Public Share, based on funds in the Trust Account as of June 30, 2024, interest earned on the marketable securities held in the Trust Account and the extension funds deposited by the Sponsor into the Trust Account from June 30, 2024 through December 31, 2024), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing. As all of the holders of Founder Shares waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation. The 25%, 50%, 75%, and “maximum redemptions” scenarios include all adjustments contained in the “no redemption” scenario and present additional adjustments to reflect the effect of the respective redemptions. The “maximum redemptions” scenario specifically presented in the table below assumes that the NTA Proposal is approved to remove from the Current Charter the limitation that Distoken shall have remaining net tangible assets of at least US$5,000,001 upon consummation of such Business Combination, and that the Minimum Cash Condition is not met and waived by Youlife. If the Minimum Cash Condition is not met, and such condition is not waived by Youlife under the terms of the Business Combination Agreement, the proposed Business Combination may not be consummated. However, Youlife currently intends to waive the Minimum Cash Condition if it is not met.

21

	Assuming No Additional Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions(3)
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Youlife Shareholders A	58,839,192	79.6%	58,839,192	79.8%	58,839,192	80.0%	58,839,192	80.2%	58,839,192	80.3%
Youlife Shareholders B	11,160,808	15.1%	11,160,808	15.1%	11,160,808	15.2%	11,160,808	15.2%	11,160,808	15.2%
Distoken Public Shareholders	652,170	0.9%	489,128	0.7%	326,085	0.4%	163,043	0.2%	-	-
Holder of Founder Shares	1,725,000	2.3%	1,725,000	2.3%	1,725,000	2.3%	1,725,000	2.3%	1,725,000	2.4%
Holder of Private Shares	545,000	0.7%	545,000	0.7%	545,000	0.7%	545,000	0.7%	545,000	0.7%
Holders of Representative Shares	278,000	0.4%	278,000	0.4%	278,000	0.4%	278,000	0.4%	278,000	0.4%
Holders of Public Rights	690,000	0.9%	690,000	0.9%	690,000	0.9%	690,000	0.9%	690,000	0.9%
Holders of Private Rights	54,500	0.1%	54,500	0.1%	54,500	0.1%	54,500	0.1%	54,500	0.1%
Total Pubco Ordinary Shares Outstanding at Closing	73,944,670	100.0%	73,781,628	100.0%	73,618,585	100.0%	73,455,543	100.0%	73,292,500	100.0%
Total Pubco Ordinary Shares Outstanding at Closing not reflecting potential sources of dilution	73,944,670	90.6%	73,781,628	90.6%	73,618,585	90.6%	73,455,543	90.6%	73,292,500	90.6%
Potential sources of dilution:
Shares underlying Public Warrants	6,900,000	8.5%	6,900,000	8.5%	6,900,000	8.5%	6,900,000	8.5%	6,900,000	8.5%
Shares underlying Private Warrants	717,500	0.9%	717,500	0.9%	717,500	0.9%	717,500	0.9%	717,500	0.9%
Total Pubco Ordinary Shares Outstanding at Closing (including shares underlying Public Warrants and Private Warrants)	81,562,170	100.0%	81,399,128	100.0%	81,236,085	100.0%	81,073,043	100.0%	80,910,000	100.0%
Per Share Pro Forma Equity Value of Pubco Ordinary Shares Outstanding at Closing(1) (including shares underlying Public Warrants and Private Warrants)	$10.00		$10.00		$10.00		$10.00		$10.00
Per Share Pro Forma net tangible book value of Pubco Ordinary Shares Outstanding at Closing(2) (including shares underlying Public Warrants and Private Warrants)	$1.01		$0.99		$0.97		$0.94		$0.92
Implied Per Share Value issued, outstanding and fully diluted(4)	$8.58		$8.60		$8.62		$8.63		$8.65
Implied Per Share Value issued, outstanding and fully diluted (excluding shares issued to redeemable shareholders) (4) (5)	$8.65		$8.65		$8.65		$8.65		$8.65

(1)	In each redemption scenario, the per share pro forma equity value of Pubco Ordinary Shares will be US$10.00 at Closing in accordance with the terms of the Business Combination Agreement.
(2)	Pro forma net tangible book value per share is a result of pro forma net tangible book value as of June 30, 2024 divided by total outstanding ordinary shares (including shares underlying Public Warrants and Private Warrants) estimated in the table above in each redemption scenario.
(3)	The maximum redemption scenario assumes that the NTA Proposal is approved to remove from the Current Charter the limitation that Distoken shall have remaining net tangible assets of at least US$5,000,001 upon consummation of such Business Combination, and that the Minimum Cash Condition is not met and waived by Youlife.
(4)	Calculation of implied per share value assumes an enterprise value of US$700 million of Youlife upon consummation of the Business Combination.
(5)	Excluding redeemable Pubco Ordinary Shares, represented by Pubco ADSs, held by public shareholders.

Share ownership presented under each redemption scenario in the table above are only presented for illustrative purposes. Distoken cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amount presented above. As such, the ownership percentages of current Distoken shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. None of the redemption levels would result in the amount of the non-redeeming shareholders’ interest per share being at least the initial public offering price per ordinary share.

22

Dilution

Dilution per share to the original Distoken shareholders is determined by subtracting pro forma as adjusted net tangible book value per share after the Business Combination from the initial public offering price per share paid by original Distoken shareholders as set forth as follows under the five redemption scenarios:

	No additional redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Public Shares	3,881,692	2,911,269	1,940,846	970,423	-
Founder Shares	1,725,000	1,725,000	1,725,000	1,725,000	1,725,000
Private Shares	545,000	545,000	545,000	545,000	545,000
Representative Shares	278,000	278,000	278,000	278,000	278,000
Total Distoken’s shares outstanding as of June 30, 2024	6,429,692	5,459,269	4,488,846	3,518,423	2,548,000
Adjusted for:
the November 2024 redemption of 3,229,522 shares	(3,229,522)	(2,422,142)	(1,614,761)	(807,381)	-
Shares underlying Public Rights	690,000	690,000	690,000	690,000	690,000
Shares underlying Private Rights	54,500	54,500	54,500	54,500	54,500
Total Distoken’s shares outstanding as of June 30, 2024 Shares, as adjusted	3,944,670	3,781,628	3,618,585	3,455,543	3,292,500
Potential Source of Dilution (1)	-	-	-	-	-
Fully diluted shares outstanding as of June 30, 2024, as adjusted	3,944,670	3,781,628	3,618,585	3,455,543	3,292,500

Distoken’s net tangible book value as at June 30, 2024 (2)	$(1,357,634)	$(1,357,634)	$(1,357,634)	$(1,357,634)	$(1,357,634)
Adjusted for: Trust account balance as of November 14, 2024 (3)	$7,456,651	$5,592,488	$3,728,325	$1,864,163	$-
Subsequent Interest earned on marketable securities held in Trust Account (4)	$867,299	$867,299	$867,299	$867,299	$867,299
Transaction costs to be paid by Distoken (5)	$(4,212,057)	$(4,212,057)	$(4,212,057)	$(4,212,057)	$(4,212,057)
Distoken’s net tangible book value as of June 30, 2024, as adjusted	$2,754,259	$890,096	$(974,067)	$(2,838,230)	$(4,702,392)
Net tangible book value per share as of June 30, 2024	$(0.21)	$(0.25)	$(0.30)	$(0.39)	$(0.53)
Net tangible book value per share as of June 30, 2024, as adjusted	$0.70	$0.24	$(0.27)	$(0.82)	$(1.43)
Dilution (6)	$9.30	$9.76	$10.27	$10.82	$11.43

(1)	Potential source of dilution excludes transactions that are considered improbable by Distoken to be effected at or prior to the consummation of the Business Combination: 6,900,000 shares underlying Public Warrants, 545,000 shares underlying Private Warrants and 172,500 shares underlying Representative Warrants. Both the Public Warrant and Private Warrants are not exercisable until 30 days after the Closing, at which point they are exercisable, at the holder’s election, until the five year anniversary of the Closing Date, at an exercise price of $11.50 (subject to adjustment). The Representative Warrants are exercisable at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement for the Initial Public Offering and the closing of the Initial Business Combination and terminating on the fifth anniversary of such effectiveness date, at an exercise price of $12.00 (subject to adjustment).
(2)	Distoken’s net tangible book value was calculated by total assets minus total liabilities minus ordinary shares subject to redemption.
(3)	Reflects different levels of redemption using a redemption price of approximately $11.43 per Public Share, based on funds in the Trust Account as of June 30, 2024, interest earned on the marketable securities held in the Trust Account and the extension funds deposited by the Sponsor into the Trust Account from June 30, 2024 through December 31, 2024.
(4)	Reflects the interest earned on marketable securities held in Trust Account through December 31, 2024.
(5)	Reflects the settlement of approximately US$4.21 million of total Distoken’s estimated transaction costs unpaid for advisory, legal, accounting and appraisal fees related to the Business Combination at the time of the consummation of the Business Combination.
(6)	Dilution was calculated by subtracting the net tangible book value per share as of June 30, 2024, as adjusted from Distoken’s IPO price per share paid by the original investors ($10.00 per share).

23

For each of the five redemption scenarios, potential dilution results in the amount of non-redeeming shareholders’ interest per share being at least the IPO price per share:

	No additional redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Total Distoken’s shares outstanding as of June 30, 2024 Shares, as adjusted	3,944,670	3,781,628	3,618,585	3,455,543	3,292,500
Shares issued to Youlife shareholders in Business Combination	70,000,000	70,000,000	70,000,000	70,000,000	70,000,000
Number of shares after giving effect to the de-SPAC transaction and related financing	73,944,670	73,781,628	73,618,585	73,455,543	73,292,500
The company valuation at or above which the non-redeeming shareholders’ interest per share being at least the IPO price per share	$739,446,700	$737,816,275	$736,185,850	$734,555,425	$732,925,000

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: In connection with the completion of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights (the “Redemption”), and, after paying the redemptions, a portion will be used to pay transaction expenses incurred in connection with the Business Combination and other expenses and unpaid liabilities incurred by Distoken following the IPO, including repayment of loans and reimbursements of expenses, and the remainder will be released to Pubco for working capital and general corporate purposes. As of           , 2025, there were investments and cash held in the Trust Account of approximately $   million. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Public Shares if Distoken is unable to complete a Business Combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders) (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for any taxes and up to $50,000 for dissolution expenses).

Q: Do I have redemption rights?

A: If you are a holder of Public Shares, you have the right to demand that Distoken redeem such shares for a pro rata portion of the cash held in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Holders of Rights will not have redemption rights.

Q: What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights. Nonetheless, unless the NTA Proposal is approved and adopted, the consummation of the Business Combination is conditioned upon, among other things, having net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of the Business Combination.

24

If the Business Combination is completed notwithstanding the Redemption, Pubco will have fewer Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) and public shareholders, the trading market for Pubco’s securities may be less liquid and Pubco may not be able to meet the minimum listing standards for Nasdaq, which is a condition to Closing. Furthermore, the funds available from the Trust Account for working capital purposes of Pubco after the Business Combination may not be sufficient for its future operations.

Q: Why is Distoken proposing the NTA Proposal?

A: The adoption of the proposed amendment to remove the net asset test limitation from the Current Charter is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions by Distoken public shareholders even if such redemptions result in Distoken having net tangible assets that are less than US$5,000,001. The purpose of the net asset test limitation was initially to ensure that the ordinary shares are not deemed to be “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Distoken Ordinary Shares and the Pubco Ordinary Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Distoken is presenting the NTA Proposal so that the parties may consummate the Business Combination even if Distoken has US$5,000,000 or less in net tangible assets following redemptions.

The approval of the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, will not count as a vote cast at the Extraordinary General Meeting.

Unless the NTA Proposal is approved, Distoken will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Business Combination, as provided in the Current Charter.

Q: What conditions must be satisfied to complete the Business Combination?

A: There are a number of closing conditions in the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q: What happens if the Business Combination is not consummated?

A: If Distoken is not able to complete the Business Combination or another initial business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), Distoken will cease all operations except for the purpose of winding up and redeeming its Public Shares and liquidating the Trust Account, in which case Distoken’s Public Shareholders may only receive the amount in the Trust Account as of the applicable Redemption Date (less any interest earned on the amounts held in the Trust Account released earlier to pay for any taxes and up to $50,000 for dissolution expenses), which would be only approximately $              per share, based on the amount held in the Trust Account as of                , 2025. The Distoken Rights and Warrants will expire worthless.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Extraordinary General Meeting, which is set for                  , 2025; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by Distoken’s shareholders at the Extraordinary General Meeting and the Distoken Shareholders elect to adjourn the Extraordinary General Meeting to a later date or dates at the determination of the chairperson of the Extraordinary General Meeting, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

25

Q: What proposals are shareholders being asked to vote upon?

A: Shareholders of Distoken are being asked to vote upon the following proposals:

●	Proposal 1: The Business Combination Proposal
●	Proposal 2: The Cayman Merger Proposal
●	Proposal 3: The Organizational Documents Proposal
●	Proposal 4: The Nasdaq Proposal
●	Proposal 5: The Director Election Proposal
●	Proposal 6: The RSU Plan Proposal
●	Proposal 7: The NTA Proposal
●	Proposal 8: The Adjournment Proposal, if put forth at the Extraordinary General Meeting.

After careful consideration, the Distoken Board has approved the Business Combination Agreement and the Transactions and determined that each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal is in the best interests of Distoken and Distoken’s shareholders and recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

Each of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal. Each of the Organizational Documents Proposal, the RSU Plan Proposal and the NTA Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. The Business Combination is not structured to require approval of at least a majority of unaffiliated security holders of Distoken. The Sponsor, which owns 2,270,000 Distoken Ordinary Shares, including 1,725,000 Founder Shares and 545,000 Private Shares but excluding 54,500 shares issuable upon conversion of the Private Rights upon the Closing, or 70.9% of the outstanding Distoken Ordinary Shares, has previously agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. Additionally, the Sponsor has agreed to vote the Ordinary Shares it owns in favor of each of the proposals. Accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal and the Adjournment Proposal to approve such proposals.

Each of the Cayman Merger Proposal and the NTA Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of the Cayman Merger Proposal and the NTA Proposal.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q: What material negative factors did the Distoken Board consider in connection with the Business Combination?

A: Among the material negative factors that the Distoken Board considered in its evaluation of the Business Combination were the risk that the Business Combination may not be fully achieved or may not be consummated; the risk of Youlife not achieving its financial projections and the risks that there will be less demand for blue-collar lifetime services and that the projected cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. These factors are discussed in greater detail in the section entitled “Proposal 1: The Business Combination Proposal — Recommendation of the Board and Reasons for the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to the Business Combination and its Effects.”

26

Q: How do I exercise my redemption rights?

A: Pursuant to the Current Charter, a Public Shareholder may request that Distoken redeem all or a portion of its Public Shares if the Business Combination is consummated, subject to certain limitations, for cash equal to the pro rata portion of the funds available in the Trust Account including interest earned on the funds held in the Trust Account (net of taxes payable). Nonetheless, unless the NTA Proposal is approved and adopted, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets condition required under the Current Charter of Distoken of having net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of the Business Combination. As of               , 2025, based on funds in the Trust Account of approximately $              million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of the Ordinary Shares was approximately $               per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares; and

(b)	prior to 5:00 p.m., Eastern Time, on , 2025 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Distoken’s transfer agent, that Distoken redeem your Public Shares for cash and (ii) tender or deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they abstain, vote for or against the Business Combination Proposal.

Any demand for redemption, may not be withdrawn once submitted unless the Distoken Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

Any corrected or changed written demand of redemption rights must be received by Distoken’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Extraordinary General Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Extraordinary General Meeting.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Distoken’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Distoken does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, Distoken will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your Distoken shares for cash and will no longer own these shares following the Business Combination.

27

If you intend to seek redemption of your Public Shares, you will need to tender or deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Warrants or Rights. Your Warrants and Rights will continue to be outstanding following a redemption of your Public Shares and will become exercisable in connection with the completion of the Business Combination.

Q: Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A: No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you vote your Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.

Q: What are the U.S. federal income tax consequences of the Business Combination to me as a Distoken shareholder?

A: It is intended that the Mergers, together with the transactions contemplated by the Business Combination Agreement qualify as an exchange described in Section 351(a) of the Code. It is the opinion of Distoken’s counsel, Ellenoff Grossman & Schole LLP, that the Mergers, together with the transactions contemplated by the Business Combination Agreement, will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service will not successfully challenge this position, and if so then the exchange of Ordinary Shares for Pubco Class A Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives Pubco Class A Ordinary Shares in exchange for Ordinary Shares in the Business Combination generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Class A Ordinary Shares received in the Business Combination by a U.S. holder should be equal to the adjusted tax basis of the Ordinary Shares exchanged therefor. The holding period of the Pubco Class A Ordinary Shares should include the holding period during which the Ordinary Shares exchanged therefor were held by such U.S. holder.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consideration — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — The Business Combination — Tax Consequences of the Business Combination.”

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?

A: Holders of Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — The Business Combination — Redemption of Ordinary Shares.”

28

Q: Do I have appraisal or dissenters’ rights in connection with the proposed Business Combination?

A: No appraisal or dissenters’ rights are available to Distoken shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Distoken shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the Distoken Board has determined that the redemption proceeds payable to Distoken shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Q: What do I need to do now?

A: Distoken urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a Distoken shareholder. Distoken shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: How do I vote?

A: The Extraordinary General Meeting will be held at 10:00 a.m., Eastern Time, on               , 2025, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

If you are a holder of record of Ordinary Shares on the Record Date, you may vote at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote, obtain a proxy from your broker, bank or nominee.

Any proxy may be revoked by the person giving it at any time before the polls close at the Extraordinary General Meeting. A proxy may be revoked by filing with Distoken’s Chief Executive Officer at the following address Distoken Acquisition Corporation, Unit 1006, Block C, Jinshangjun Park, No. 2 Xiaoba Road, Panlong District, Kunming, Yunnan, China, either (a) a written notice of revocation bearing a date later than the date of such proxy (provided that it is received by the deadline specified below), (b) a subsequent proxy relating to the same shares (provided that it is received by the deadline specified below), or (c) by attending the Extraordinary General Meeting and voting.

Simply attending the Extraordinary General Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal.

29

This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Extraordinary General Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q: When and where will the Extraordinary General Meeting be held?

A: The Extraordinary General Meeting will be held at 10:00 am, Eastern Time, on                   , 2025, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, unless the Extraordinary General Meeting is adjourned.

Q: How do I attend the Extraordinary General Meeting?

A: As a registered shareholder, you received a proxy card from Continental. The form contains instructions on how to attend the Extraordinary General Meeting, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way, you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

You can attend the Extraordinary General Meeting at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Q: Who is entitled to vote at the Extraordinary General Meeting?

A: Distoken has fixed                     , 2025 as the Record Date. If you were a Public Shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a Public Shareholder may only vote such holder’s shares if such holder is present in person or by proxy at the Extraordinary General Meeting.

Q: How many votes do I have?

A: Public Shareholders are entitled to one vote at the Extraordinary General Meeting for each Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were 3,200,170 Ordinary Shares issued and outstanding (including 1,725,000 Founder Shares).

Q: What constitutes a quorum?

A: The holders of at least a majority of the issued and outstanding Ordinary Shares of Distoken being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at the Extraordinary General Meeting will constitute a quorum. In the absence of a quorum, the Extraordinary General Meeting will automatically be adjourned. As of the Record Date, 1,600,086 Ordinary Shares would be required to achieve a quorum.

30

Q: What vote is required to approve each proposal at the Extraordinary General Meeting?

A: The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Cayman Merger Proposal: The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

●	Organizational Documents Proposal: The Organizational Documents Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Nasdaq Proposal: The Nasdaq Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Director Election Proposal: The Director Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	RSU Plan Proposal: The RSU Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	NTA Proposal: The NTA Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

●	Adjournment Proposal: The Adjournment Proposal, if presented, must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

Each of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal. Each of the Organizational Documents Proposal, the RSU Plan Proposal and the NTA Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. The Business Combination is not structured to require approval of at least a majority of unaffiliated security holders of Distoken. The Sponsor, which owns 2,270,000 Distoken Ordinary Shares, including 1,725,000 Founder Shares and 545,000 Private Shares but excluding 54,500 shares issuable upon conversion of the Private Rights upon the Closing, or 70.9% of the outstanding Distoken Ordinary Shares, has previously agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. Additionally, the Sponsor has agreed to vote the Ordinary Shares it owns in favor of each of the proposals. Accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal and the Adjournment Proposal to approve such proposals.

Each of the Cayman Merger Proposal and the NTA Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of the Cayman Merger Proposal and the NTA Proposal.

31

Q: What are the recommendations of the Board?

A: The Distoken Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Distoken and Distoken’s shareholders and recommends that Distoken’s shareholders vote “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal, the NTA Proposal and, if necessary, the Adjournment Proposal.

The existence of financial and personal interests of Distoken’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of Distoken and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if Distoken does not consummate an initial business combination within the Combination Period (unless such date is extended by Distoken’s shareholders), Distoken may be forced to liquidate and the 1,725,000 Founder Shares owned by the Sponsor would be worthless. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q: How does the Sponsor intend to vote its shares?

A: The Sponsor, which owns 2,270,000 Distoken Ordinary Shares, including 1,725,000 Founder Shares and 545,000 Private Shares but excluding 54,500 shares issuable upon conversion of the Private Rights upon the Closing, or 70.9% of the outstanding Distoken Ordinary Shares, has previously agreed to vote all of its Ordinary Shares in favor of a proposed business combination, including the Business Combination. Additionally, the Sponsor has agreed to vote the Ordinary Shares it owns in favor of each of the proposals.

Q: May Distoken’s Insiders, Youlife or their respective affiliates purchase Public Shares prior to the Extraordinary General Meeting?

A: At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material, nonpublic information regarding Distoken or Distoken’s securities, Distoken’s Insiders, Youlife and/or their respective affiliates may purchase shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal and the NTA Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the price of the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such person owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Distoken will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of shareholders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which Distoken has received redemption requests.

32

Q: What happens if I sell my Ordinary Shares before the Extraordinary General Meeting?

A: The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Ordinary Shares after the applicable record date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders may send a later-dated, signed proxy card to Distoken’s Chief Executive Officer at the address set forth below so that it is received by Distoken’s Chief Executive Officer not less than 48 hours prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on              , 2025) or attend the Extraordinary General Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Distoken’s Chief Executive Officer, which must be received by the Chief Executive Officer not less than 48 hours prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q: What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A: If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by Distoken’s shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of Distoken. However, if you fail to take any action with respect to the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q: What should I do with my share certificates?

A: Pursuant to the Current Charter, a Public Shareholder may request that Distoken redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares; and
(b)	prior to 5:00 p.m., Eastern Time, on , 2025 (two business days prior to the vote at the Extraordinary General Meeting): (i) submit a written request to the Transfer Agent that Distoken redeem your Public Shares for cash; and (ii) tender or deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they abstain, vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely tenders or delivers its share certificates (if any) and other redemption forms to the Transfer Agent, Distoken will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds (net of required tax payments), divided by the number of then-outstanding Public Shares, divided by the number of then-outstanding Public Shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, may not be withdrawn once submitted unless the Distoken Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

33

A Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Distoken will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of the Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if such holder wishes to redeem its Public Shares for cash.

Upon effectiveness of the Business Combination, Public Shareholders of Ordinary Shares will receive Pubco Class A Ordinary Shares in the form of Pubco ADSs without needing to take any action and accordingly such holders should not submit the certificates, if any, relating to their Ordinary Shares. Upon effectiveness of the Business Combination, each Public Warrant and Private Warrant will convert into one Pubco public warrant and one Pubco private warrant, respectively, without any action by the holders. Distoken’s securities will not trade following the Business Combination.

Distoken Rights holders should not submit certificates, if any, relating to their Rights.

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ordinary Shares.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact Advantage, the proxy solicitor for Distoken, at (877) 870-8565. You also may obtain additional information about Distoken from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to tender or deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on              , 2025 (two business days prior to the vote at the Extraordinary General Meeting). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

34

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal and the NTA Proposal, you should read this entire document carefully, including the Business Combination Agreement, a copy of which is attached as Annex A-1, Annex A-2 and Annex A-3 to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

Distoken

Distoken is a blank check company incorporated as a Cayman Islands exempted company on July 1, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

The Distoken Ordinary Shares, Warrants and Rights are traded on Nasdaq under the symbols “DIST,” “DISTW” and “DISTR,” respectively. Distoken’s Ordinary Shares, Warrants and Rights will not be listed following the Closing.

Distoken’s principal executive offices are located at Distoken Acquisition Corporation, Unit 1006, Block C, Jinshangjun Park, No. 2 Xiaoba Road, Panlong District, Kunming, Yunnan, China and its phone number is +86 871 63624579.

Youlife

Youlife is a Cayman Islands exempted company limited by shares.

Youlife’s registered office is located at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands. Youlife’s registered office phone number is +86 21 6173-6744. For more information about Youlife, see the sections of this proxy statement/prospectus entitled “Information About Youlife,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Youlife” and the financial statements of Youlife included herein.

Other than the fact that Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife, Mr. Lidong Zhu, director and Chief Financial Officer and Senior Vice President of Youlife, and Mr. Xiaolin Gou, director and Senior Vice President of Youlife, will continue to serve the same positions at Pubco as their current roles at Youlife, the officers and directors of Youlife do not have any material interests in the Business Combination or any related financing transaction that consist of any interest in, or affiliation with, the Sponsor or Distoken.

Pubco

Youlife Group Inc. (or Pubco) was incorporated as a Cayman Islands exempted company on April 2, 2024. Pubco was formed for the purpose of effectuating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. As a result of the Business Combination, Distoken and Youlife will each become wholly-owned subsidiaries of Pubco, and the Pubco ADSs and Pubco Warrants will be listed on Nasdaq.

Pubco has applied for listing, to be effective upon the closing of the Business Combination, of the Pubco ADSs and Pubco Warrants on Nasdaq under the proposed symbol “YOUL” and “YOULW,” respectively.

Pubco’s registered office in the Cayman Islands is located at Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands, and its phone number is +86 21 6173-6744.

35

First Merger Sub

Youlife I Limited (or First Merger Sub) was incorporated in the Cayman Islands on March 14, 2024 and is currently a wholly-owned subsidiary of Pubco. First Merger Sub was formed for the purpose of effectuating the First Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. First Merger Sub will not be the surviving company in the First Merger, as contemplated by the Business Combination Agreement and described herein.

First Merger Sub’s registered office in the Cayman Islands is located at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

Second Merger Sub

Youlife II Limited (or Second Merger Sub) was incorporated as a Cayman Islands exempted company on March 14, 2024 and is currently a wholly-owned subsidiary of Pubco. Second Merger Sub was formed for the purpose of effectuating the Second Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Second Merger Sub will not be the surviving company in the SPAC Merger, as contemplated by the Business Combination Agreement and described herein.

Second Merger Sub’s registered office in the Cayman Islands is located at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

Corporate History and Structure of Youlife

On February 26, 2019, Youlife was incorporated as an exempted company with limited liability in the Cayman Islands.

On March 27, 2019, Youlife Technology Limited (“Youlife Technology”) was incorporated in Hong Kong with a total issued share capital of HK$10,000. On the same day, an aggregate of 10,000 shares were allotted and issued to Youlife and Youlife Technology became a directly wholly-owned subsidiary of Youlife.

Pursuant to an investment agreement dated August 31, 2020, as a portion of the onshore part of the Series C Investment, You Service Industrial Company Limited (“You Service”) subscribed for 2.0% shareholding interest in Shanghai Youerlan Information Technology Co., Ltd. (“Shanghai Youerlan”) at a consideration of US$5 million, which was based on the pre-money valuation of RMB1.5 billion of our Group in the Series C Investment and fully settled on November 19, 2020. Upon the completion of such investment, Shanghai Youerlan became a sino-foreign joint venture.

Pursuant to the respective equity transfer agreements dated October 30, 2020, Youlife Technology acquired an aggregate of approximately 98.0% shareholding interest in Shanghai Youerlan from its then shareholders (except for You Service) at a total consideration of the US dollars equivalent to RMB406.56 million, upon the filing of the shareholding changes Shanghai Youerlan was held by Youlife Technology and You Service as to approximately 98.0% and 2.0%, respectively.

From October to November 2020, Youlife conducted a share restructuring primarily for the purpose of reflecting the onshore shareholding structure of Shanghai Youerlan at the offshore level and facilitating the aforesaid offshore part of the Series C Investment. Such share restructuring comprised:

(1)	reclassification and re-designation of the authorized share capital from class A and class B ordinary shares to Shares and Preferred Shares;
(2)	re-designation of 55,140,881 issued class A ordinary shares held by TKING INTERNATIONAL CO., LTD. (“Tking International”) to the same number of issued Shares, and repurchase of all the rest of the issued class A ordinary shares;
(3)	allotment and issuance of an aggregate of 155,426,863 new Shares (including both Shares and Preferred Shares) to the affiliates of the then shareholders of Shanghai Youerlan;

36

(4)	allotment and issuance of 2,666,667 Series C Preferred Shares to VSTAR JIUYING INVESTMENT CO., LTD. (“Vstar Jiuying”), which undertook the shareholding interest in our Group previously held by Shanghai Jiuyou Equity Investment Fund Management Co., Ltd. (“Shanghai Jiuyou”); and
(5)	allotment and issuance of 888,888 Shares to CHUANMINTCH INVESTMENT CO., LTD. (“ChuanMinTch”), whose shareholders previously invested in our Group through Ningbo Meishan Free Trade Port Yunyou Investment Management Partnership (Limited Partnership) (“Ningbo Yunyou”).

Pursuant to a share swap agreement dated November 5, 2020, VisionGain Ventures Limited (“VisionGain Ventures”), an offshore affiliate of the then shareholders of You Service, subscribed for 4,666,667 Series C Preferred Shares, in consideration of which, the then shareholders of You Service transferred their entire shareholding interest in You Service to our Company. Upon the completion of such share swap on November 13, 2020, both You Service and Shanghai Youerlan became indirectly wholly-owned subsidiaries of Youlife.

As of the date of this proxy statement/prospectus, Youlife’s operations in mainland China are conducted by its mainland China subsidiaries and it does not have any VIE structure.

Controlled Company

Immediately following the Business Combination, Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife and Pubco, will beneficially own all of the Pubco Class B Ordinary Shares, with each such Pubco Class B Ordinary Share entitling him to 20 votes on matters submitted to vote by members at general meetings of Pubco. As a result, Pubco is expected to be a “controlled company” as defined under the Nasdaq rules, because Mr. Yunlei Wang will beneficially own (i) approximately 78.1% of the voting power of the Pubco, assuming that none of Distoken’s Public Shares are redeemed in connection with the Business Combination, or (ii) approximately 78.2% of the voting power of the Pubco, assuming maximum redemptions in connection with the Business Combination. Such controlling interest to be beneficially owned by Mr. Yunlei Wang will allow him to control all matters submitted to the shareholders for vote. For so long as Mr. Yunlei Wang holds at least a majority of the voting interests of Pubco, Mr. Yunlei Wang will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies, and matters over which Mr. Yunlei Wang will, directly or indirectly, exercise significant influence following the Closing include: (i) increases or decreases in the size of the Pubco Board and the election of the directors of the Pubco Board; (ii) amendments of the organizational documents; and (iii) approval of other major corporate transactions, such as merger, consolidation, or sale of assets.

By virtue of being a controlled company under Nasdaq listing rules, Pubco may elect not to comply with certain Nasdaq corporate governance requirements, including that:

● a majority of board of directors must be independent directors;

● the compensation and nominating committees composed solely of independent directors;

● the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and

● director nominees selected or recommended to the board of directors for selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

Pubco is permitted to elect to rely, and may rely, on certain exemptions, including all of the foregoing exemptions available to a “controlled company.” As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Cash Flows through the Organization

Cash may be transferred within the group in the following manner: (i) Youlife may transfer funds to its subsidiaries by way of equity investments or intercompany loans, and (ii) Youlife’s subsidiaries may make dividends or other distributions to Youlife.

37

As of the date of this proxy statement/prospectus, except that (i) in 2021, cash in the form of equity investments in the amount of US$135.4 million was transferred from Youlife to its Hong Kong Subsidiaries, and cash in the form of equity investments in the amount of US$71.5 million was transferred from the Hong Kong Subsidiaries to Shanghai Youerlan, (ii) in 2021, 2022 and 2023, cash in the form of intercompany loans in the amount of US$30.0 million, US$3.0 million and US$1.7 million was transferred from Youlife to Youlife Technologies, and (iii) in 2022 and 2023, cash in the form of intercompany loans in the amount of US$30.0 million and US$4.5 million was transferred from Youlife Technology to Shanghai Youerlan, respectively, no other transfers, dividends or distributions have been made among Pubco, Youlife and its subsidiaries, or to investors; and no other cash flows and transfers of other assets by type have occurred between Pubco, Youlife, and its subsidiaries. None of Pubco, Youlife and its subsidiaries intends to distribute earnings or settle amounts owed.

Youlife have established stringent controls and procedures for cash flows within the organization. Each transfer of cash among Pubco and Youlife, together with its subsidiaries is subject to internal approval. The finance department of Youlife manages and supervises the transfers of funds among Youlife and its subsidiaries with the guidance from the internal policy adopted by the Youlife. Under this policy, the amount of inter-company transfer of funds is determined based on the working capital needs of the subsidiaries and inter-company transactions, and is subject to internal approval process and funding arrangements. The finance department of Youlife closely monitors and manages the cash transfers through the organization by preparing monthly reports and annual budget plans. Each transfer of cash between the Pubco and Youlife, together with its subsidiaries is also subject to internal report and approval process by reference to such policy. Youlife currently has not maintained any cash management policies that specifically dictate how funds may be transferred throughout its organization and investors. Rather, funds can be transferred within the group companies of Youlife based on its specific business needs and in accordance with the applicable laws and regulations of mainland China.

Currently there is no exchange control in the Cayman Islands and no restriction to transfer funds out of or into the Cayman Islands; however, currency exchange control measures imposed by the PRC government may restrict the ability of the PRC Subsidiaries to transfer their cash to Pubco and other subsidiaries incorporated outside the PRC. Youlife may also make loans and additional capital contribution to its subsidiaries or branches, subject to certain requirements under the PRC laws. In addition, Youlife’s PRC Subsidiaries generate their revenue primarily in Renminbi, and cash transfers from Youlife’s PRC Subsidiaries to their parent companies outside of PRC are subject to requirements under foreign exchange regulations. Under the PRC laws and regulations, Youlife is subject to restrictions on foreign exchange and cross-border cash transfers, including to the Pubco, and U.S. investors. The ability of Youlife to distribute earnings to the Pubco and U.S. investors is also limited. As the PRC government imposes control over currency conversion pursuant to PRC regulations, it may impose certain limitations on the ability of Youlife to transfer cash between Youlife, its subsidiaries, and its investors, primarily reflected in the following aspects: (i) Youlife might be restricted from providing capital or loans to the PRC Subsidiaries, which may adversely affect the operations of the PRC Subsidiaries, (ii) the PRC Subsidiaries may be restricted from paying dividends to Youlife, and (iii) if Youlife is unable to obtain dividends from the PRC Subsidiaries, it may adversely impact our dividends distribution to investors. See “Risk Factors — Risks Relating to Doing Business in China — Regulations of the PRC relating to offshore investment activities by PRC residents may limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under laws of the PRC” and “Risk Factors — Risks Relating to Doing Business in China — Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” To the extent cash or assets in the business of Youlife that is in mainland China or Hong Kong or a mainland China or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in, or the impositions of restrictions and limitations on the ability of Pubco, or the subsidiaries of Youlife by the PRC government to transfer cash or assets.

Proposals to be Submitted at the Extraordinary General Meeting

Proposal 1: The Business Combination Proposal

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached hereto as Annex A-1, Annex A-2 and Annex-3, and the Ancillary Documents. Distoken’s shareholders and other interested parties are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

38

Business Combination Agreement

On May 17, 2024, Distoken announced the execution of the Business Combination Agreement with Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife.

Under the Business Combination Agreement, upon the terms and subject to the conditions set forth therein, at the Closing, among other matters, (a) First Merger Sub will merge with and into Youlife, with Youlife surviving as a wholly-owned subsidiary of Pubco and the outstanding shares of Youlife being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into Distoken, with Distoken surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Distoken being converted into the right to receive substantially equivalent securities of Pubco, upon the terms and subject to the conditions set forth in the Business Combination Agreement, and the Ancillary Documents and in accordance with applicable law.

On November 13, 2024, Distoken, Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife entered into the first amendment to the Business Combination Agreement, to, among others, (i) adopt an ADS facility, (ii) revise the scope and terms of certain lock-up provisions applicable to the Sponsor and Youlife Shareholders, and (iii) clarify certain matters related to the dual-class share structure of Pubco following the Closing.

On January 17, 2025, Distoken, Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife entered into the second amendment to the Business Combination Agreement, to, among others, clarify that the recipients of Pubco ADSs shall be those that are not subject to any lock-up restrictions.

Consideration

Under the Business Combination Agreement, the Merger Consideration to be paid to the shareholders of Youlife is $700,000,000 and will be paid entirely in newly issued Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) and Pubco Class B Ordinary Shares at the Closing, with each share valued at $10.00.

As a result of the Mergers, (a) (i) each security of Youlife that is not subject to any lock-up restrictions, other than the Youlife Founder Shares, that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in the form of Pubco ADSs, and (ii) each security of Youlife that is subject to lock-up restrictions, other than the Youlife Founder Shares, that is issued and outstanding immediately prior to the time the First Merger Effective Time will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, in each case in accordance with the Business Combination Agreement; (b) each Youlife Founder Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive such number of Pubco Class B Ordinary Shares equal to the Exchange Ratio and in accordance with the Business Combination Agreement, with each such Pubco Class B Ordinary Share entitling each holder thereof to 20 votes for each Pubco Class B Ordinary Share held by such holder; (c) each outstanding ordinary share of Distoken that is issued and outstanding immediately prior to the time the Second Merger is effective will be cancelled and converted into the right to receive an equivalent number of Pubco Class A Ordinary Shares in the form of Pubco ADSs (excluding certain restricted securities held by the Sponsor which will be exchanged for Pubco Class A Ordinary Shares), (d) each outstanding public warrant and private warrant of Distoken will convert into one Pubco public warrant and one Pubco private warrant, respectively; and (e) each issued and outstanding right of Distoken (excluding certain restricted securities held by the Sponsor which will be exchanged for Pubco Class A Ordinary Shares) will automatically be converted into one-tenth of one Pubco Class A Ordinary Share in the form of Pubco ADSs.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

“Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Business Combination.

39

In the Business Combination Agreement, Youlife made certain customary representations and warranties to Distoken, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) Company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and top vendors; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) information supplied; and (28) independent investigation.

In the Business Combination Agreement, Distoken made certain customary representations and warranties to Youlife and Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) filings with the SEC, Distoken’s financial statements, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act; (16) finders, brokers, and advisors; (17) certain business practices; (18) insurance; and (19) independent investigation.

In the Business Combination Agreement, Pubco, First Merger Sub and Second Merger Sub made customary representations and warranties to Distoken, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relative to the execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of Pubco, First Merger Sub and Second Merger Sub; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; and (10) independent investigation.

None of the representations and warranties of the parties shall survive the Closing.

Material Adverse Effect

“Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Business Combination.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) the provision of financial statements of Youlife and its direct and indirect subsidiaries (excluding Pubco, First Merger Sub and Second Merger Sub) (the “Youlife Companies”); (4) Distoken’s public filings; (5) “no shop” obligations (which will commence from the initial confidential or public submission of the Registration Statement to the SEC and exceptions; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause Pubco to maintain its status as a “foreign private issuer” under the U.S. Securities Exchange Act of 1934 Rule 3b-4; (9) further assurances; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers and tail insurance; (13) use of trust proceeds after the Closing; (14) efforts to support a private placement or backstop arrangements, if sought; (15) intended tax treatment of the Mergers; and (16) the provision of an employees’ compensation insurance policy by Youlife.

40

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a board of seven directors comprised of persons that are designated by Youlife prior to the Closing.

Distoken and Pubco also agreed to jointly prepare, and Pubco shall file with the SEC, a registration statement on Form S-4 or F-4 in connection with the registration under the Securities Act of the issuance of securities of Pubco to the holders of the ordinary shares, rights and warrants of Distoken and Youlife and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of Distoken for the matters relating to the Business Combination to be acted on at the special meeting of the shareholders of Distoken and providing such shareholders an opportunity to participate in the Redemption of their Public Shares of Distoken upon the Closing.

The Sponsor agreed to pay all unpaid expenses of Distoken in excess of $10,000,000 and any finder fee owed pursuant to the business combination marketing agreement between Distoken and I-Bankers (if any) and the Sponsor agreed to indemnify and hold harmless Distoken and Pubco with respect to any such unpaid amounts.

Conditions to Closing

The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Business Combination and related matters by the requisite vote of Distoken’s shareholders; (ii) obtaining material regulatory approvals; (iii) no law or order preventing or prohibiting the Business Combination; (iv) Distoken having at least $5,000,001 in net tangible assets as of the Closing; (v) the amendment by Pubco shareholders of Pubco’s memorandum and articles of association; (vi) the effectiveness of the Registration Statement; (vii) the appointment of the post-closing directors of Pubco; and (viii) the Nasdaq listing requirements having been fulfilled.

In addition, unless waived by Youlife, the obligations of Youlife, Pubco, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Distoken being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) Distoken having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to Distoken since the date of the Business Combination Agreement which is continuing and uncured; (iv) Distoken having cash and cash equivalents at least equal to the aggregate expenses of Distoken; (v) the receipt by Youlife and Pubco of the amendment to the Registration Rights Agreement, dated as of February 15, 2023, by and among Distoken, the Sponsor and the other holders named therein (the “Founders Registration Rights Agreement Amendment”); (vi) the receipt of the Founder Lock-Up Agreement from the Sponsor; (vii) each of Youlife’s shareholders shall have received from Pubco a duly executed registration rights agreement covering the merger consideration shares received by Youlife Shareholders; and (viii) the aggregate unpaid expenses of Distoken not exceeding $10,000,000, or alternatively, the Sponsor shall have paid in full all unpaid expenses of Distoken in excess of $10,000,000.

Unless waived by Distoken, the obligations of Distoken to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Youlife, Pubco, First Merger Sub, and Second Merger Sub being true and correct on and as of the date of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (ii) Youlife, Pubco, First Merger Sub, and Second Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) the receipt by Distoken of the Founders Registration Rights Agreement Amendment duly executed by Pubco; (v) the receipt of a Company Founder Lock- Up Agreement from Mr. Yunlei Wang, a Company Lock-up Agreement from each Youlife Shareholder (other than Mr. Yunlei Wang), and the Founder Lock-Up Agreement, duly executed by Pubco and Youlife, and the Non-Competition and Non-Solicitation Agreement (as defined below) from each Significant Company Holder shall be in full force and effect from the Closing; (vi) Distoken shall have received employment agreements between certain individuals and the applicable Youlife Company or Pubco.

41

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either Distoken or Youlife if the Closing does not occur by March 31, 2025 (the “Outside Date”); provided that if Distoken seeks and receives an extension of the deadline by which it must consummate its initial business combination, either Distoken or Youlife shall have the right to extend the Outside Date by an additional period equal to the shorter of (A) three additional months and (B) the period ending on the last day by which Distoken must consummate its initial business combination pursuant to such extension or such other date as may be extended for only one time pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of Distoken and Youlife; (ii) by either Distoken or Youlife if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable; (iii) by Youlife for Distoken’s uncured breach of the Business Combination Agreement, such that the related closing condition would not be met; (iv) by Distoken for the uncured breach of the Business Combination Agreement by Youlife, Pubco, First Merger Sub, or Second Merger Sub, such that the related closing condition would not be met; or (v) by either Distoken or Youlife if Distoken holds its shareholders meeting to approve the Business Combination Agreement and the Business Combination, and such approval is not obtained.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

Youlife, Pubco, First Merger Sub and Second Merger Sub have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Distoken’s Trust Account held for its Public Shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Ancillary Documents

Lock-up Agreements

Pubco, Youlife and Distoken intend to enter into the Founder Lock-up Agreement with the Sponsor prior to the Closing, amending and restating the lock-up agreement that was executed by the Sponsor on May 17, 2024, and superseding the provisions of the Insider Letter Agreement with respect to transfer restrictions on the Founder Shares. The Founder Lock-up Agreement provides for a lock-up period with respect to the Founder Shares commencing on the Closing Date and ending on the one-year anniversary of the Closing Date (with respect to 50% of such shares subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing).

Pubco, Youlife and Distoken intend to enter into the Company Founder Lock-up Agreement with Youtch Investment Co., Ltd., a holding company wholly owned by Mr. Yunlei Wang, prior to the Closing, amending and restating the lock-up agreement that was executed by Youtch Investment Co., Ltd., on May 17, 2024. The Company Founder Lock-up Agreement provides for a lock-up period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date (with respect to 50% of such shares subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing).

Pubco, Youlife and Distoken also intend to enter into the Company Lock-up Agreements with each shareholder of Youlife (other than Mr. Yunlei Wang) prior to the Closing, certain of which Company Lock-Up Agreements will amend and restate the lock-up agreements that were executed by certain shareholders of Youlife on May 17, 2024. The Company Lock-up Agreements provide for a lock-up period commencing on the Closing Date and ending on the date that is 180 calendar days after the Closing Date (with respect to 50% of such shares subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 90 days after the Closing). The restrictions set forth in the Company Lock-Up Agreements are waivable in writing by Pubco, Youlife and Distoken at any time prior to the Closing, and they may do so to the extent required for Pubco to have sufficient public float to meet Nasdaq initial listing requirements.

42

Shareholder Support Agreements

Simultaneously with the execution of the Business Combination Agreement, Distoken, Youlife, and shareholders of Youlife collectively holding approximately 69.1% of outstanding Youlife Ordinary Shares (calculated on an as-converted basis) have entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, the shareholders of Youlife have agreed (a) to vote all of Youlife Ordinary Shares held by the respective Youlife shareholders in favor of the adoption of the Business Combination Agreement, the Ancillary Documents and the Transactions (including the First Merger), subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Non-Competition and Non-Solicitation Agreements

Simultaneously with the execution of the Business Combination Agreement, certain Youlife Shareholders entered into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”) in favor of Pubco, Distoken and Youlife. Under the Non-Competition and Non-Solicitation Agreements, certain Youlife Shareholders agreed not to compete with Pubco during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of Pubco. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

Ownership of Pubco Following the Business Combination

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemptions by Public Shareholders, 50% redemptions by Public Shareholders, 75% redemptions by Public Shareholders and maximum redemptions by Public Shareholders in connection with the Business Combination. The maximum redemptions scenario assumes that 652,170 Public Shares are redeemed for aggregate redemption payments of approximately $7.5 million (assuming a redemption price of approximately $11.43 per Public Share, based on funds in the Trust Account as of June 30, 2024, interest earned on the marketable securities held in the Trust Account and the extension funds deposited by the Sponsor into the Trust Account from June 30, 2024 through December 31, 2024), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing. As all of the holders of Distoken’s Founder Shares waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation. The 25%, 50%, 75%, and “maximum redemptions” scenarios include all adjustments contained in the “no redemptions” scenario and present additional adjustments to reflect the effect of the respective redemptions.

43

	Assuming No Additional Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions(3)
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Youlife Shareholders A	58,839,192	79.6%	58,839,192	79.8%	58,839,192	80.0%	58,839,192	80.2%	58,839,192	80.3%
Youlife Shareholders B	11,160,808	15.1%	11,160,808	15.1%	11,160,808	15.2%	11,160,808	15.2%	11,160,808	15.2%
Distoken Public Shareholders	652,170	0.9%	489,128	0.7%	326,085	0.4%	163,043	0.2%	-	-
Holder of Founder Shares	1,725,000	2.3%	1,725,000	2.3%	1,725,000	2.3%	1,725,000	2.3%	1,725,000	2.4%
Holder of Private Shares	545,000	0.7%	545,000	0.7%	545,000	0.7%	545,000	0.7%	545,000	0.7%
Holders of Representative Shares	278,000	0.4%	278,000	0.4%	278,000	0.4%	278,000	0.4%	278,000	0.4%
Holders of Public Rights	690,000	0.9%	690,000	0.9%	690,000	0.9%	690,000	0.9%	690,000	0.9%
Holders of Private Rights	54,500	0.1%	54,500	0.1%	54,500	0.1%	54,500	0.1%	54,500	0.1%
Total Pubco Ordinary Shares Outstanding at Closing	73,944,670	100.0%	73,781,628	100.0%	73,618,585	100.0%	73,455,543	100.0%	73,292,500	100.0%
Total Pubco Ordinary Shares Outstanding at Closing not reflecting potential sources of dilution	73,944,670	90.6%	73,781,628	90.6%	73,618,585	90.6%	73,455,543	90.6%	73,292,500	90.6%
Potential sources of dilution:
Shares underlying Public Warrants	6,900,000	8.5%	6,900,000	8.5%	6,900,000	8.5%	6,900,000	8.5%	6,900,000	8.5%
Shares underlying Private Warrants	717,500	0.9%	717,500	0.9%	717,500	0.9%	717,500	0.9%	717,500	0.9%
Total Pubco Ordinary Shares Outstanding at Closing (including shares underlying Public Warrants and Private Warrants)	81,562,170	100.0%	81,399,128	100.0%	81,236,085	100.0%	81,073,043	100.0%	80,910,000	100.0%
Per Share Pro Forma Equity Value of Pubco Ordinary Shares Outstanding at Closing(1) (including shares underlying Public Warrants and Private Warrants)	$10.00		$10.00		$10.00		$10.00		$10.00
Per Share Pro Forma net tangible book value of Pubco Ordinary Shares Outstanding at Closing(2) (including shares underlying Public Warrants and Private Warrants)	$1.01		$0.99		$0.97		$0.94		$0.92
Implied Per Share Value issued, outstanding and fully diluted(4)	$8.58		$8.60		$8.62		$8.63		$8.65
Implied Per Share Value issued, outstanding and fully diluted (excluding shares issued to redeemable shareholders) (4) (5)	$8.65		$8.65		$8.65		$8.65		$8.65

44

(1)	In each redemption scenario, the per share pro forma equity value of Pubco Ordinary Shares will be US$10.00 at Closing in accordance with the terms of the Business Combination Agreement.
(2)	Pro forma net tangible book value per share is a result of pro forma net tangible book value as of June 30, 2024 divided by total outstanding ordinary shares (including shares underlying Public Warrants and Private Warrants) estimated in the table above in each redemption scenario.
(3)	The maximum redemption scenario assumes that the NTA Proposal is approved to remove from the Current Charter the limitation that Distoken shall have remaining net tangible assets of at least US$5,000,001 upon consummation of such Business Combination, and that the Minimum Cash Condition is not met and waived by Youlife.
(4)	Calculation of implied per share value assumes an enterprise value of US$700 million of Youlife upon consummation of the Business Combination.
(5)	Excluding redeemable Pubco Ordinary Shares, represented by Pubco ADSs, held by public shareholders.

45

Share ownership presented under each redemption scenario in the table above are only presented for illustrative purposes. Distoken cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amount presented above. As such, the ownership percentages of current Distoken shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. None of the redemption levels would result in the amount of the non-redeeming shareholders’ interest per share being at least the initial public offering price per ordinary share.

Organizational Structure

Structure of Distoken Before the Business Combination

The following diagram illustrates the pre-Business Combination organizational structure of Distoken.

Distoken Current Structure

(1) Consists of EarlyBirdCapital, I-Bankers and/or their designees, who collectively own 278,000 Representative Shares.

Structure of Youlife before the Business Combination

The following diagram illustrates the pre-Business Combination organizational structure of Youlife. For a full list of Youlife’s PRC subsidiaries and their respective name and percentage ownership as of the date of this proxy statement/prospectus, see exhibit 21.1 attached to this proxy statement/prospectus.

Youlife International Holdings Inc.
(Cayman Islands)
100%
100%
Youlife Technology Limited (Hong Kong)
You Service Industrial Company Limited (Hong Kong)
97.9592%
2.0408%
Offshore
Onshore
Shanghai Youerlan Information Technology Co., Ltd. (PRC)
Zhejiang Youlan International Holding Co., Ltd. (PRC)
PRC Subsidiaries
PRC Subsidiaries

46

Structure of Pubco after the Business Combination

The following diagram illustrates the structure of Pubco immediately following the Business Combination, assuming no redemption of Distoken’s Public Shares in connection with the Business Combination.

Pubco Post-Closing Structure

(1)	Consists of EarlyBird Capital, I-Bankers and/or their designees.
(2)	Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife and Pubco, will beneficially own all of the Pubco Class B Ordinary Shares as a controlling shareholder of Pubco. Mr. Yunlei Wang will beneficially own (i) approximately 78.1% of the voting power of the Pubco, assuming that none of Distoken’s Public Shares are redeemed in connection with the Business Combination, or (ii) approximately 78.2% of the voting power of the Pubco, assuming maximum redemptions in connection with the Business Combination.
(3)	See subsidiaries of Youlife in the diagram for structure of Youlife before the Business Combination. For a full list of Youlife’s PRC subsidiaries and their respective name and percentage ownership as of the date of this proxy statement/prospectus, see exhibit 21.1 attached to this proxy statement/prospectus.

Investments in Pubco’s securities are not purchases of equity interests of Youlife’s operating subsidiaries in China but instead are purchases of equity interests of a Cayman Islands holding company with no substantive operations of its own.

For the percentages of ownerships at various redemption scenarios, see the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of Pubco Following the Business Combination.”

Board of Directors and Executive Officers of Pubco after the Business Combination

As of the date of this proxy statement/prospectus, the directors of Pubco are Yunlei Wang, Lidong Zhu, Xiaolin Gou and Yunqiu Dai. Following the completion of the Business Combination, the total number of directors of Pubco will be increased to up to seven persons. For more information, see the section entitled “Management of Pubco Following the Business Combination.”

Proposal 2: The Cayman Merger Proposal

Shareholders are being asked to approve the Cayman Merger Proposal, as shareholder approval of the First Merger and the amendment and restatement of the Current Charter in connection with the First Merger is required under the Current Charter and the Companies Act.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 2: The Cayman Merger Proposal.”

Proposal 3: The Organizational Documents Proposal

The Organizational Documents Proposal is two separate sub-proposals to approve the material differences between the Current Charter and the Proposed Charter.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 3: The Organizational Documents Proposal.”

47

Proposal 4: The Nasdaq Proposal

The Nasdaq proposal is a proposal to approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of more than 20% of Distoken’s issued and outstanding Ordinary Shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 4: The Nasdaq Proposal.”

Proposal 5: The Director Election Proposal

Distoken shareholders are also being asked to approve the Director Election Proposal. Upon the consummation of the Business Combination, the size of the Pubco Board will be seven (7) directors. For additional information, see the section of this proxy statement/prospectus entitled “Proposal 5: The Director Election Proposal.”

Proposal 6: The RSU Plan Proposal

Distoken shareholders are also being asked to approve the RSU Plan Proposal for the adoption of the RSU Plan, effective immediately following the Closing, and the reservation for issuance of 10,018,119 Pubco Class A Ordinary Shares under such plan. For additional information, see the section of this proxy statement/prospectus entitled “Proposal 6: The RSU Plan Proposal.”

Proposal 7: The NTA Proposal

Distoken shareholders are also being asked to approve the NTA Proposal for the approval of the NTA Amendment, which if approved, shall remove from the Current Charter the NTA to be less than $5,000,001 either immediately prior or upon the consummation of such business combination. For additional information, see the section of this proxy statement/prospectus entitled “Proposal 7: The NTA Proposal.”

Proposal 8: The Adjournment Proposal

The Adjournment Proposal allows the Distoken Board to submit a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals. If the Adjournment Proposal is presented to the Public Shareholders, it will be submitted to consideration and approval by an ordinary resolution. If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted on and the other proposals will not be submitted to the Distoken shareholders for a vote.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 8: The Adjournment Proposal.”

Date and Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at 10:00 a.m., Eastern Time, on           , 2025, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

Attending and Voting at the Extraordinary General Meeting

As a registered shareholder, you received a proxy card from Continental. The form contains instructions on attending the Extraordinary General Meeting, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

48

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number. You can attend the Extraordinary General Meeting at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Voting Power; Record Date

Public Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Ordinary Shares at the close of business on       , 2025, which is the Record Date for the Extraordinary General Meeting. Public Shareholders will have one vote for each Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 3,200,170 Ordinary Shares issued and outstanding, including 1,725,000 Founder Shares.

Quorum and Vote of Shareholders

A quorum of Distoken’s shareholders is necessary to hold a valid meeting. The holders of at least a majority of the issued and outstanding Ordinary Shares of Distoken, being individuals present in person or by proxy, or if a corporation or other non-natural person by its duly authorized representative or proxy, and entitled to vote at the Extraordinary General Meeting will constitute a quorum. In the absence of a quorum, the Extraordinary General Meeting will automatically be adjourned. Holders of Distoken Warrants or Rights do not have voting rights. As of the Record Date for the Extraordinary General Meeting, 1,600,086 Ordinary Shares would be required to achieve a quorum.

The Insiders entered into the Insider Letter Agreement, pursuant to which the Insiders agreed to vote their Founder Shares, as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal, the Cayman Merger Proposal and the Organizational Documents Proposal. As of the Record Date and as a result of redemptions in connection with the Extension Meeting, the Sponsor owned approximately 70.9% of Distoken’s total outstanding Ordinary Shares.

The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Cayman Merger Proposal: The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

●	Organizational Documents Proposal: The Organizational Documents Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Nasdaq Proposal: The Nasdaq Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Director Election Proposal: The Director Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

49

●	RSU Plan Proposal: The RSU Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	NTA Proposal: The NTA Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

●	Adjournment Proposal: The Adjournment Proposal, if presented, must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

The Business Combination is not structured to require approval of at least a majority of unaffiliated security holders of Distoken. The Sponsor, which owns 2,270,000 Distoken Ordinary Shares, including 1,725,000 Founder Shares and 545,000 Private Shares but excluding 54,500 shares issuable upon conversion of the Private Rights upon the Closing, or 70.9% of the outstanding Distoken Ordinary Shares, has previously agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. Additionally, the Sponsor has agreed to vote the Ordinary Shares it owns in favor of each of the proposals. Accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal and the Adjournment Proposal to approve such proposals.

Each of the Cayman Merger Proposal and the NTA Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of the Cayman Merger Proposal and the NTA Proposal.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Extraordinary General Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

Redemption Rights

Pursuant to the Current Charter, a Public Shareholder may request that Distoken redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares; and

(b)	prior to 5:00 p.m., Eastern Time, on , 2025 (two business days prior to the vote at the Extraordinary General Meeting) (i) submit a written request to Continental, Distoken’s transfer agent (the “Transfer Agent”), that Distoken redeem your Public Shares for cash and (ii) tender or deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they abstain, vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely tenders or delivers its share certificates (if any) and other redemption forms to the Transfer Agent, Distoken will redeem each such Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of                , 2025, this would have amounted to approximately $ per Public Share.

50

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, may not be withdrawn once submitted unless the Distoken Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

A Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Distoken will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of Distoken — Redemption Rights” for a detailed description of the procedures to be followed if such holder wishes to redeem its Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares unless the Distoken Board consents. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then, in the absence of the Distoken Board’s consent, any such shares in excess of that 15% limit would not be redeemed for cash.

In order for Public Shareholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Shareholders must properly exercise their right to redeem the Public Shares they hold and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on                     , 2025 (two business days prior to the vote at the Extraordinary General Meeting). Immediately following the consummation of the Business Combination, Distoken will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Shareholders that validly exercised their redemption rights.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to Distoken shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Distoken shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the Distoken Board has determined that the redemption proceeds payable to Distoken shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Distoken has engaged Advantage to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of the Shareholders — Revoking Your Proxy.”

Compensation Received by the Sponsor

In July 2020, the Sponsor paid $25,000 to receive 1,150,000 Founder Shares. After two share dividends in August 2021 and January 2023, the Sponsor owns 1,725,000 Founder Shares. As a result, the Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares.

Simultaneously with the consummation of the IPO on February 17, 2023, Distoken consummated the private placement of 545,000 Private Units, each Private Unit consisting of one Private Share, one Private Warrant and one Private Right, to the Sponsor at a price of $10.00 per unit, generating total proceeds of $5,450,000. Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one Distoken ordinary share upon the consummation of an initial business combination. Each whole Private Warrant is exercisable for one Distoken ordinary share at a price of $11.50 per share, subject to adjustment. The Private Warrants (including the securities underlying the Private Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of an initial business combination.

51

At the Closing, the Sponsor will hold a total of 2,324,500 Pubco Class A Ordinary Shares which, pursuant to the terms of the Business Combination Agreement, are exchanged from 2,324,500 Distoken Ordinary Shares comprising 1,725,000 Founder Shares, 545,000 Private Shares and 54,500 Distoken Ordinary Shares underlying the Private Rights. The Sponsor will also hold private warrants of Pubco to purchase 545,000 Pubco Class A Ordinary Shares in the form of ADSs at a price of $11.50 per share, subject to adjustment.

At the Closing, Pubco will pay, or cause to be paid, up to $10 million for any unpaid transaction expenses of Distoken (which include, among others, any then outstanding loans or other obligations payable by Distoken to the Sponsor). Transaction expenses include any accounting, financial auditing, financial advisory services and legal services costs incurred in connection with the Business Combination, which Distoken currently expects to be approximately $              at the Closing of the Business Combination. Specifically, Distoken’s expenses include (a) any and all deferred expenses of the IPO upon consummation of a Business Combination and any extension expenses, (b) any and all indebtedness (including any loans owed by Distoken to the Sponsor), (c) any and all expenses in relation to the redemptions of Public Shares, and (d) any other administrative costs and expenses incurred by or on behalf of Distoken. As of the date of this proxy statement/prospectus, the principal amount of the outstanding loans of Distoken that will be reimbursed to the Sponsor by Pubco is approximately $0.9 million and Distoken estimates that the outstanding loans payable by Pubco to the Sponsor will be approximately $           at the time of the Closing. In addition, the Sponsor is entitled to $10,000 per month to be paid by Distoken for office space, administrative and support services until the completion of an initial business combination under the Administrative Services Agreement.

The Sponsor agreed to pay all unpaid expenses of Distoken in excess of $10,000,000 and any finder fee owed pursuant to the business combination marketing agreement between Distoken and I-Bankers (if any) and the Sponsor agreed to indemnify and hold harmless Distoken and Pubco with respect to any such unpaid amounts.

The ownership of Pubco Class A Ordinary Shares by the Sponsor (including Pubco Class A Ordinary Shares issuable upon the exercise of private warrants of Pubco), the transaction expenses payable by Pubco, the compensation and reimbursements payable to the Sponsor, and the expenses and indemnification payable by the Sponsor at the Closing will not result in a material dilution of the equity interests of non-redeeming Distoken public shareholders. See “Beneficial Ownership of Securities — Post-Business Combination Beneficial Ownership Table.”

Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination

In considering the recommendation of the Distoken Board to vote in favor of the Business Combination, Public Shareholders should be aware that, aside from their interests as shareholders, the Sponsor, Distoken’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of Distoken’s other shareholders generally. Distoken’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Distoken’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination or to exercise their right of redemption. These interests include:

●	the fact that the Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares (after a share capitalisation of 0.25 shares for each Founder Share outstanding in August 2021 and a share capitalisation of 0.2 shares for each Founder Share outstanding in January 2023), which will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Distoken Ordinary Shares on , 2025, the aggregate value of the Founder Shares held by the Sponsor as of the same date was approximately $ . If Distoken does not consummate the Business Combination or another initial business combination within the Combination Period, and Distoken is therefore required to be liquidated and dissolved, these shares would be worthless, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of approximately $0.0145 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

52

●	the fact that the Sponsor paid $10.00 per Private Unit, or an aggregate of $5,450,000, for the 545,000 Private Units acquired by the Sponsor in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Based on the closing trading price of the Distoken Ordinary Shares, Public Warrants and Public Rights on , 2025, the aggregate value of the Private Units held by the Sponsor as of the same date was approximately $ . If Distoken consummates the Business Combination, the shares that are components of the Private Units and the shares issuable pursuant to the Private Rights included in the Private Units will be converted into Pubco Class A Ordinary Shares at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that if Distoken does not consummate the Business Combination or another initial business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

●	the fact that the Sponsor and the officers and directors of Distoken have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares and Private Shares upon Distoken’s liquidation and dissolution if Distoken is unable to consummate its initial business combination;

●	the fact that the Sponsor, Distoken’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to Distoken. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Units, at a price of $10.00 per Unit, of the post-business-combination entity. If Distoken completes a business combination, Distoken will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On February 26, 2024, Distoken issued the Working Capital Loan Note in the principal amount of up to $1,000,000 to the Sponsor for Distoken’s working capital needs. The Working Capital Loan Note bears no interest and is payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, $519,888 of Working Capital Loan Note was outstanding;

●	the fact that the Sponsor holds the First Extension Note and the Second Extension Note in the aggregate principal amounts of up to $720,000 issued by Distoken in connection with the First Extension Amendment and the Second Extension Amendment, pursuant to which the Sponsor agreed to loan to Distoken up to such amounts in connection with such amendments. Distoken agreed to deposit $30,000 per month into the Trust Account, commencing on November 18, 2023 and continuing through November 18, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $720,000. Such notes bear no interest and are payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, the Sponsor had deposited an aggregate of $330,000 into the Trust Account under the First Extension Note. In the event an initial business combination is consummated, the notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the notes, but no proceeds held in the Trust Account would be used to repay the notes;

53

●	the fact that the Sponsor is entitled to $10,000 per month for office space, administrative and support services until the completion of an initial business combination under the Administrative Services Agreement;

●	the fact that unless Distoken consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of September 30, 2024, directors or officers of Distoken had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter provides that Distoken renounces any interest or expectancy of Distoken in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Investor Group and the Investor Group Related Person, on the one hand, and Distoken, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of Distoken and the opportunity is one Distoken is permitted to complete on a reasonable basis. Notwithstanding such provision, Distoken believes that such provision did not impact Distoken’s search for a business combination target because Distoken’s officers and directors have confirmed to Distoken that there were no such corporate opportunities that were not presented to Distoken pursuant to such provision;

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of Distoken’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers Distoken’s existing directors and officers;

●	the fact that EarlyBirdCapital, I-Bankers or their designees collectively own 278,000 Representative Shares, which were issued for nominal consideration in connection with the IPO, and 172,500 Representative Warrants issued to I-Bankers for $100. If Distoken consummates the Business Combination, the Representative Shares and the shares issuable upon the exercise of the Representative Warrants will have a significantly higher value at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that Distoken has engaged I-Bankers as an advisor in connection with its initial business combination to assist in holding meetings with Distoken’s shareholders to discuss the potential business combination and the target business’ attributes, introduce Distoken to potential investors that are interested in purchasing Distoken’s securities in connection with its initial business combination and assist with its press releases and public filings in connection with the initial business combination. Distoken has agreed to pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). Distoken has also agreed to pay I-Bankers a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if it introduces Distoken to the target business with whom Distoken complete its initial business combination;

●	the fact that Distoken’s officers and directors have not been required to, and have not, committed their full time to Distoken’s affairs, which may have resulted in a conflict of interest in allocating their time between Distoken’s operations and its search for a business combination and their other businesses; and

●	the fact that Mr. Jian Zhang, Distoken’s Chief Executive Officer and Chairman (but no other officer or director), has an economic interest in the 1,725,000 Founder Shares and 545,000 Private Units owned by the Sponsor.

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Distoken to the Sponsor and its affiliates or any promoters and the price paid or to be paid for such securities or any related financing transaction.

54

	Interest in Securities	Other Consideration
Sponsor	At Closing, the Sponsor will hold a total of 2,324,500 Pubco Class A Ordinary Shares, which, pursuant to the terms of the Business Combination Agreement, are exchanged from 2,324,500 Distoken Ordinary Shares comprising 1,725,000 Founder Shares, 545,000 Private Shares and 54,500 Distoken Ordinary Shares underlying the Private Rights. The Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares prior to the IPO. The Sponsor paid $10.00 per Private Unit, or an aggregate of $5,450,000, for the 545,000 Private Units in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Each Private Unit consists of one Private Share, one Private Right and one Private Warrant.

The Sponsor has provided loans to Distoken in the aggregate amount of $1,720,000 in exchange for (i) the Working Capital Loan Note in the principal amount of up to $1,000,000 for Distoken’s working capital needs and (ii) the Extension Notes in the aggregate principal amounts of up to $720,000 in connection with the Extension Amendments.

As of September 30, 2024, approximately $520,000 was outstanding under the Working Capital Loan Note and approximately $330,000 was outstanding under the Extension Notes.

At the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Units, at a price of $10.00 per Unit, of the post-business-combination entity.

Sponsor	At Closing, the Sponsor will hold a total of 545,000 Pubco private warrants, which will be converted from the 545,000 Distoken Private Warrant that are held by the Sponsor. The Sponsor paid $10.00 per Private Unit, or an aggregate of $5,450,000, for the 545,000 Private Units in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Each Private Unit consists of one Private Share, one Private Right and one Private Warrant.

Additionally, the Sponsor is entitled to $10,000 per month for office space, administrative and support services until the completion of an initial business combination under the Administrative Services Agreement.

As of September 30, 2024, approximately $40,000 has been accrued under the Administrative Services Agreement.

Except for the intended distribution of the Sponsor assets pursuant to the governing documents of the Sponsor and its members, there are currently no specified circumstances or arrangements under which the Sponsor, its affiliates, and promoters, directly or indirectly, could transfer ownership of securities of Distoken, or that could result in the surrender or cancellation of such securities. However, if additional investors participate through a PIPE financing, there may be arrangements where certain holders of Distoken securities sell or transfer some of their securities to the PIPE investors.

Distoken’s Public Shareholders will incur immediate and substantial dilution upon (i) the exercise of warrants held by the Sponsor and its affiliates and (ii) any conversion of Working Capital Loans into securities of Pubco at the discretion of the Sponsor and its affiliates.

Each issued and outstanding Right shall be automatically converted into one-tenth of one Pubco Class A Ordinary Share in the form of Pubco ADSs upon consummation of the Business Combination, provided that Pubco will not issue fractional shares in exchange for the Distoken Rights. There are no material differences between the Public Rights and the Private Rights arising from such automatic conversion.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Distoken or Distoken’s securities, Distoken’s Insiders and Youlife and/or their respective affiliates may purchase Ordinary Shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, the Cayman Merger Proposal and the Organizational Documents Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal or the Organizational Documents Proposal.

55

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Distoken will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of shareholders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which Distoken has received redemption requests.

The existence of financial and personal interests of Distoken’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of the Distoken and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections of this proxy statement/prospectus entitled “Risk Factors,” “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” and “Proposal 1: The Business Combination Proposal — Recommendation of the Board and Reasons for the Business Combination” for more information and other risks.

Fairness Opinion

Pursuant to Distoken’s Current Charter, and as provided in the Distoken’s IPO prospectus, Distoken is only required to obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions that such an initial business combination is fair to Distoken from a financial point of view, if Distoken would seek to complete an initial business combination with a business combination target that is affiliated with the Sponsor, or Distoken’s directors or officers. No prior conflicts or affiliate relationship existed between members of the Distoken Board and management, on the one hand, and Youlife, on the other hand. As such, an opinion was not required under Distoken’s Current Charter. However, the Distoken Board obtained a fairness opinion from Marshall & Stevens, dated May 15, 2024, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by Distoken in the Business Combination was fair, from a financial point of view, to Distoken. Distoken obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Marshall & Stevens” for additional information.

Recommendation of the Board and Reasons for the Business Combination

The Distoken Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Distoken and recommends that Distoken’s shareholders vote “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal.

56

The Distoken Board, in evaluating the Business Combination, consulted with its management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of Distoken and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the Distoken Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Distoken Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Distoken Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Distoken Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Risk Factors.”

In connection with the Business Combination, the Distoken Board obtained a fairness opinion from Marshall & Stevens, dated May 15, 2024, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by Distoken in the Business Combination was fair, from a financial point of view, to Distoken. See the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Marshall & Stevens” for additional information.

The Distoken Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination, including, but not limited to, growth prospects, large addressable market, due diligence, financial condition, experienced and visionary management team, valuation of Youlife, lock-up terms, other alternatives and the negotiated transaction. The Distoken Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, macroeconomic risks, redemption risk, shareholder vote, closing conditions, litigation, listing risks, benefits that may not be achieved, liquidation, costs savings and growth initiatives that may not be achieved, minority position of Distoken shareholders in Youlife and fees and expenses. For a list of factors and risks that were considered by the Distoken Board, please see the sections of this proxy statement/prospectus entitled “Risk Factors” and “Beneficial Ownership of Securities” and “Proposal 1: The Business Combination Proposal — Recommendation of the Board and Reasons for the Business Combination” for more information and other risks.

The Distoken Board concluded that the potential benefits that it expected Distoken and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The Distoken Board also noted that the Distoken shareholders would have a substantial economic interest in Pubco (depending on the level of Distoken shareholders that sought redemption of their Public Shares into cash). Accordingly, the Distoken Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable and in the best interests of Distoken and its shareholders.

The Business Combination is not structured to require approval of at least a majority of unaffiliated security holders of Distoken. Distoken engaged legal counsel for the negotiation of terms of the Business Combination and Marshall & Stevens for a fairness opinion of the Business Combination. However, no unaffiliated representative was retained by the majority of the independent members of the Distoken Board to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing a report concerning the approval of the Business Combination.

U.S. Federal Income Tax Consequences

For a description of the U.S. federal income tax consequences of an exercise of redemption rights and the Business Combination, please see “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

57

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 1: The Business Combination Proposal — Anticipated Accounting Treatment.” Holders of Ordinary Shares are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any foreign state, local or other income and other tax laws) of the Business Combination, and prospective holders of Pubco Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any foreign state, local or other income and other tax laws) of the ownership and disposition of such securities.

Youlife prepares its consolidated financial statements in accordance with U.S. GAAP. In determining the accounting treatment of the Business Combination, management has evaluated all pertinent facts and circumstances, including whether Distoken, which is a special purpose acquisition company, meets the definition of a business. Distoken has raised significant capital through the issuance of shares and warrants and was formed to effect a merger, capital, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. Although Distoken has substantial activities related to its formation, capital raise and search for a business combination, it does not meet the definition of a business.

The determination of the accounting acquirer in a business combination considers many factors, including the relative voting rights in the combined company after the business combination, the existence of a large minority interest in the combined company if no other owner or organized group of owners has a significant voting interest, the composition of the governing body of the combined company, the composition of the senior management of the combined company, the terms of the exchange of equity securities, the relative size of the combining companies and which of the combining companies initiated the combination. There is no hierarchical guidance on determining the accounting acquirer in a business combination effected through an exchange of equity interests.

Youlife has determined that it is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the Mergers was to assist Youlife with the refinancing and recapitalization of its business. Youlife is the larger of the two entities and is the operating company within the combining companies. Youlife will have control of the board as it will hold all of the seats on the Pubco Board. Youlife’s senior management will be continuing as senior management of the combined company. In addition, a larger portion of the voting rights in the combined entity will be held by existing Youlife’s shareholders.

As Youlife was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of Distoken is the cash in the Trust Account. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of Youlife issuing ordinary shares and warrants for the net monetary assets of Distoken.

The Holding Foreign Companies Accountable Act

Following the completion of the Business Combination, Pubco will be subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCAA. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the HFCAA and related regulations, if Pubco has filed an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify Pubco as a “Commission-identified Issuer,” and the trading of Pubco’s securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if following the completion of the Business Combination, Pubco is identified as a Commission-identified Issuer for two consecutive years. Youlife’s auditor, Onestop Assurance PAC, an independent registered public accounting firm headquartered in Singapore that issues the audit report included elsewhere in this proxy statement/prospectus, is a public accounting firm registered with the PCAOB and will be subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Onestop Assurance PAC is inspected by the PCAOB on a regular basis and was not subject to the determination announced by the PCAOB on December 16, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and if the Pubco uses an accounting firm headquartered in one of these jurisdictions to issue an audit report on its financial statements filed with the Securities and Exchange Commission, Pubco would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that Pubco would not be identified as a Commission-Identified Issuer for any future fiscal year, and if Pubco was so identified for two consecutive years, its securities would become subject to the prohibition on trading under the HFCAA. For more details, see “Risk Factors — Risks Relating to Doing Business in China — Our securities may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

58

Permissions Required from the PRC Authorities for Youlife’s Operations

Youlife conducts its business in the PRC primarily through its PRC Subsidiaries. Its operations in the PRC are governed by laws and regulations of the PRC. As of the date of this proxy statement/prospectus, Youlife’s PRC Subsidiaries had obtained the necessary licenses and permits from the PRC government authorities, including (i) the Human Resources Service Licenses for the operation of the employment intermediary activities and other human resources services; (ii) the Labor Dispatch Operation Licenses for the operation of the labor dispatch business; (iii) the Value-added Telecommunications Business License for the future operation of the electronic commerce business; (iv) the Food Business Licenses for the sales of food; and (v) the Publication Business Licenses for the operation of the business of book retailing.

If (i) Youlife does not receive or maintain any required permissions or approvals, (ii) Youlife inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations or interpretations thereof change and Youlife becomes subject to the requirement of additional permissions or approvals in the future, there is no assurance that Youlife will be able to obtain such permissions or approvals in a timely manner, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could subject Youlife to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against it, and other forms of sanctions, and Youlife’s business, financial condition and results of operations may be materially and adversely affected. For more detailed information, see “Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of the PRC.”

In addition, the PRC government has recently sought to exert more oversight and supervision over offerings that are conducted overseas and/or foreign investment in China-based issuers. For more detailed information, see “Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of the PRC.”

Permission, Review and Filing Required from the Authorities in the PRC Relating to the Business Combination

The PRC government has recently sought to exert more regulation and supervision on China-based companies raising capital offshore and such efforts may continue or intensify in the future. On July 6, 2021, the relevant PRC authorities promulgated the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, which emphasized the need to strengthen the supervision over overseas listings by mainland China-based companies. Effective measures, such as promoting the establishment of relevant regulatory systems, are to be taken to deal with the risks and incidents of mainland China-based overseas-listed companies, cybersecurity and data privacy protection requirements and similar matters. The revised Measures for Cybersecurity Review issued by Cyberspace Administration of China (the “CAC”) and several other administrations on December 28, 2021 (which took effect on February 15, 2022) also requires that, in addition to critical information infrastructure operators purchasing network products or services that affect or may affect national security, any “online platform operator” carrying out data processing activities that affect or may affect national security should also be subject to a cybersecurity review, and any “online platform operator” possessing personal information of more than one million users must apply for a cybersecurity review before its listing overseas. In the event a member of the cybersecurity review working mechanism is in the opinion that any network product or service or any data processing activity affects or may affect national security, the Office of Cybersecurity Review shall report the same to the Central Cyberspace Affairs Commission for its approval under applicable procedures and then conduct cybersecurity review in accordance with the revised Measures for Cybersecurity Review. In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (Draft for Comments), which clarified that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data, and if a data processor that processes personal data of more than one million users intends to list overseas, it must apply for a cybersecurity review. In addition, data processors that are listed overseas must carry out an annual data security assessment.

59

Further, according to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, issued by the China Securities Regulatory Commission, or the “CSRC,” on February 17, 2023, collectively the Overseas Listing Filing Rules, if a PRC domestic company intends to complete a direct or indirect overseas (i) initial public offering and listing, or (ii) listing of its assets through a single or multiple acquisitions, share swaps, shares transfers or other means, the issuer (if the issuer is a PRC domestic company) or its designated major PRC domestic operating entity (if the issuer is an offshore holding company), in each applicable event, the reporting entity, shall complete the filing procedures with the CSRC within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). According to the Overseas Listing Filing Rules and a set of Q&A published on the CSRC’s official website in connection with the release of the Overseas Listing Filing Rules, if it is explicitly required (in the form of institutional rules) by any regulatory authority having jurisdiction over the relevant industry and field that regulatory procedures should be performed prior to the overseas listing of a PRC domestic company, such company must obtain the regulatory opinion, approval and other documents from and complete any required filing with such competent authority before submitting a CSRC filing. The reporting entity shall make a timely report to the CSRC and update its CSRC filing within three business days after the occurrence of any of the following material events, if any of them occurs after obtaining its CSRC filing and before the completion of the offering and/or listing: (i) any material change to principal business, licenses or qualifications of the issuer; (ii) a change of control of the issuer or any material change to equity structure of the issuer; and (iii) any material change to the offering and listing plan. Once listed overseas, the reporting entity will be further required to report the occurrence of any of the following material events within three business days after the occurrence and announcement thereof to the CSRC: (i) a change of control of the issuer; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer; (iii) change of the listing status or transfer of the listing board; and (iv) the voluntary or mandatory delisting of the issuer. In addition, the completion of any overseas follow-on offerings by an issuer in the same overseas market where it has completed its public offering and listing would necessitate a filing with the CSRC within three business days thereafter. If the reporting entity fails to fulfill the filing procedure in accordance with the Overseas Listing Filing Rules, the relevant domestic entities may be ordered to correct, warned, and imposed a fine of between RMB 1,000,000 and RMB 10,000,000 by CSRC. Directly liable persons-in-charge and other directly liable persons may be warned and each imposed a fine of between RMB 500,000 and RMB 5,000,000. Furthermore, the controlling shareholder and actual controller of the relevant domestic entities that organize or instruct the aforementioned violations may be imposed a fine of RMB 1,000,000 and RMB 10,000,000.

As of the date of this proxy statement/prospectus, Youlife had not been involved in any investigations on cybersecurity review initiated by the CAC and Youlife had not received any official inquiry, notice, warning, or sanctions regarding cybersecurity and overseas listing from the CAC. Based on the opinion of Pubco’s PRC legal counsel, Haiwen & Partners, according to its interpretation of the currently in-effect PRC laws and regulations, as of the date of this proxy statement/prospectus, the completion of the Business Combination and the transactions contemplated by the Business Combination Agreement does not require the application or completion of any cybersecurity review from PRC governmental authorities, including the CAC. However, given (i) the evolving enactment, implementation, and interpretation of the Overseas Listing Filing Rules and laws and regulations relating to data security, privacy, and cybersecurity; and (ii) that the PRC government authorities have discretion in interpreting and implementing statutory provisions in general, it cannot be assured that the relevant PRC government authorities will not take a contrary position or adopt different interpretations, or that there will not be changes in the regulatory landscape. In other words, the application and completion of a cybersecurity review, may be required in connection with the Business Combination and the transactions contemplated by the Business Combination Agreement. In addition, as advised by Pubco’s PRC legal counsel, Haiwen & Partners, the Business Combination and Pubco’s listing shall be required to make a filing with the CSRC and to comply with other requirements pursuant to the Overseas Listing Filing Rules.

60

As of the date of this proxy statement/prospectus, Youlife has completed the filings with the CSRC for the Business Combination and the CSRC has concluded the filing procedure and published the filing results on the CSRC website on February 6, 2025. However, the regulatory authorities may take measures to adopt additional laws and regulations or new interpretation and implementation of existing laws and regulations relating to the permission or approval for the Business Combination.

Except for the filing procedures based on the Overseas Listing Filing Rules, Youlife is not required to obtain any other license, permission or approval from the relevant PRC authorities, including the CAC or any other governmental agency, in connection with the Business Combination. As of the date of this proxy statement/prospectus, no licenses, permissions or approvals required and sought by Youlife and its subsidiaries in connection with the Business Combination or business operations have been denied.

If (i) Youlife does not receive or maintain any required permission, or fails to complete any required review or filing, (ii) Youlife inadvertently conclude that such permission, review or filing is not required, or (iii) applicable laws, regulations, or interpretations change such that it becomes mandatory for Youlife to obtain any permission, review or filing in the future, Youlife may have to expend significant time and costs to comply with these requirements. If Youlife is unable to do so, on commercially reasonable terms, in a timely manner or otherwise, it may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against it, and other forms of sanctions, and Youlife’s ability to conduct its business, invest into China as foreign investments or accept foreign investments, complete the Business Combination, or list on a U.S. or other overseas exchange may be restricted, and its business, reputation, financial condition, and results of operations may be materially and adversely affected. Further, Pubco’s ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of Pubco’s securities may significantly decline or be worthless. For more detailed information, see “Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of mainland China.”

Listing of Pubco ADSs and Public Warrants on Nasdaq

The Pubco ADSs and Public Warrants currently are not traded on a stock exchange. Pubco has applied to list the Pubco ADSs and Public Warrants on Nasdaq under the symbol “YOUL” and “YOULW,” respectively. In connection thereto, Distoken’s securities will be delisted. We cannot assure you that the Pubco ADSs and Public Warrants will be approved for listing on Nasdaq.

Emerging Growth Company; Foreign Private Issuer

Pubco is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco ADSs by non-affiliates is at least $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

As a “foreign private issuer,” Pubco will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that Pubco must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Pubco will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” Pubco’s officers and directors and holders of more than 10% of the issued and outstanding Pubco Class A Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. As a result of its status as a “foreign private issuer”, among other things, Pubco is not required to have:

●	a majority of the board of directors consisting of independent directors;

61

●	a compensation committee consisting of independent directors;

●	a nominating committee consisting of independent directors; or

●	regularly scheduled executive sessions with only independent directors each year.

Accordingly, Pubco’s shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. Pubco would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of Pubco’s executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States. In addition, Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Pubco no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer. For further details, see “Risk Factors — Risks Relating to Pubco’s Business and Operations Following the Business Combination with Youlife — As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.” If at any time Pubco ceases to be a foreign private issuer, it will take all action necessary to comply with the applicable rules of the SEC and Nasdaq.

However, upon consummation of the Business Combination, we believe that Pubco’s established practices in the area of corporate governance will be in line with the spirit of the Nasdaq standards and provide adequate protection to our shareholders. We do not expect that there will be any significant differences between Pubco’s corporate governance practices and the Nasdaq standards applicable to listed U.S. companies.

Comparison of the Rights of Holders of Ordinary Shares

Until the consummation of the Business Combination, Cayman Islands law and the Current Charter will continue to govern the rights of Distoken shareholders. After consummation of the Business Combination, Cayman Islands law and the Proposed Charter will govern the rights of Pubco shareholders. There are certain differences in the rights of Distoken shareholders prior to the Business Combination and the rights of Pubco shareholders after the Business Combination. Please see the section entitled “Comparison of the Rights of Holders of Ordinary Shares.” In addition, please see Annex C for the form of Proposed Charter to be adopted in connection with the closing of the Business Combination.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 74. Such risks include, but are not limited to, the following risks with respect to Pubco subsequent to the Business Combination:

Risks Relating to Youlife’s Business and Industry

●	We have a limited operating history in the evolving blue-collar lifetime service industry, which makes it difficult to evaluate our future prospects.

●	We may not compete successfully in the blue-collar lifetime service industry.

●	Our business and results of operations depend on our ability to price our services and our ability to maintain and raise the fees we charge.

●	If we are unable to keep pace with the rapidly evolving industry in which we operate, our business may suffer.

62

●	The industry we operate in is highly regulated in the PRC and subject to complicated PRC laws and regulations. Failure to comply with such PRC laws and regulations may adversely affect our reputation, business and results of operations.

●	We depend on our five largest suppliers to provide construction projects and infrastructure services, and the failure to develop and maintain successful relationships with these suppliers could materially and adversely affect our business, operations and financial condition.

●	We derive a significant percentage of our total revenue from our top five customers, and the failure to keep the recurring customers or develop new customers could materially and adversely impact our financial performance and business prospects.

●	We rely on the market recognition of our brands. Our failure to maintain or enhance our brand recognition could materially and adversely affect our business, financial condition and result of operations.

●	Any unfavorable changes in our collaboration with third parties may adversely affect our business.

●	Demand for our HR recruitment services and employee management services may decline or disappear in certain industry sectors where human labor is being or may be replaced by or disrupted by new technology, which may adversely affect our business.

●	If we fail to timely source adequate blue-collar talent who meet the requirements of our corporate customers, our reputation, business, and results of operations may be adversely affected.

Risks Relating to Doing Business in China

Youlife and Pubco following the Business Combination face various legal and operational risks and uncertainties related to being based in and having substantial operations in China, and therefore are subject to risks associated with doing business in China generally. Risks and uncertainties related to doing business in China could result in a material adverse change in the operations of Youlife and Pubco following the Business Combination, significantly limit or completely hinder the ability of Youlife and Pubco to consummate the Business Combination, or continue to offer Pubco’s securities to investors following the Business Combination, and cause the value of Pubco’s securities to significantly decline or be worthless. Such risks and uncertainties include, but not limited to, the following:

●	The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our Class A ordinary shares. The Chinese government has recently exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Such actions may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Relating to Doing Business in China — The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our securities.”

●	The Chinese government exerts substantial influence over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Relating to Doing Business in China — The PRC government exerts substantial influence over the conduct of our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of our securities.”

●

Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations. See “Risk Factors — Risks Relating to Doing Business in China — Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.”

63

●

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. See “Risk Factors — Risks Relating to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial condition, results of operations, and the value of our securities.”

●	The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of the PRC. See “Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of the PRC.”

●	Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment. See “Risk Factors — Risks Relating to Doing Business in China — Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment.”

●	Our securities may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Relating to Doing Business in China — Our securities may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

●	We could be adversely affected by changes and developments with respect to the Chinese legal system. Rules and regulations in China may change quickly with little advance notice. In addition, the interpretation and enforcement of Chinese laws and regulations involve additional uncertainties. Since administrative and court authorities in China have discretion in interpreting and implementing statutory provisions, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. See “Risk Factors — Risks Relating to Doing Business in China — Changes and developments in the PRC legal system and the interpretation and enforcement of PRC laws, rules and regulations may subject us to uncertainties.”

●	Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult. See “Risk Factors — Risks Relating to Doing Business in China — Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.”

●	China’s M&A Rules and certain other regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. See “Risk Factors — Risks Relating to Doing Business in China — China’s M&A Rules and certain other regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

64

●	Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors — Risks Relating to Doing Business in China — Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

●	Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability. See “Risk Factors — Risks Relating to Doing Business in China — Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.”

●	Regulations of the PRC relating to offshore investment activities by PRC residents may limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under laws of the PRC. See “Risk Factors — Risks Relating to Doing Business in China — Regulations of the PRC relating to offshore investment activities by PRC residents may limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under laws of the PRC.”

●	Any failure to comply with regulations of the PRC regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions. See “Risk Factors — Risks Relating to Doing Business in China — Any failure to comply with regulations of the PRC regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Risks Relating to the Business Combination and its Effects

●	The consummation of the Business Combination is subject to a number of conditions, including the approval for listing of Pubco ADSs and Pubco Warrants on Nasdaq, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

●	The Insiders have agreed to vote their shares in favor of the Business Combination Proposal, regardless of how Distoken’s Public Shareholders vote.

●	Neither Distoken nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration in the event that any of the representations and warranties made by Youlife in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

●	Distoken shareholders who do not redeem their Public Shares will experience immediate and material dilution upon Closing of the Business Combination.

●	Since the Sponsor, Distoken’s directors, officers and advisors have interests that are different, or in addition to (and which may conflict with), the interests of Distoken’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Youlife is appropriate as Distoken’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Distoken if the Business Combination is not completed.

●	The exercise of Distoken’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Distoken.

65

●	Distoken’s shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with Youlife

●	Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of Youlife, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on the Pubco ADSs, pay its expenses or satisfy other financial obligations.

●	Pubco will incur higher costs post-Business Combination as a result of being a public company.

●	Youlife’s management team has limited experience managing and operating a U.S. public company.

●	The price of Pubco ADSs may be volatile.

●	Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of its ordinary shares.

●	An active, liquid trading market for Pubco ADSs and Pubco Warrants may not develop, which may limit your ability to sell Pubco ADSs or Pubco Warrants.

●	Pubco may or may not pay cash dividends in the foreseeable future.

●	It may be difficult to enforce a U.S. judgment against Pubco or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Risks Relating to Pubco’s Securities

●	The price of Pubco’s securities may be volatile, and the value of its securities may decline.

●	The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for Pubco’s unaffiliated investors.

●	Pubco may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

●	Pubco will become a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

●	As a company incorporated in the Cayman Islands, Pubco is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if Pubco complied fully with the Nasdaq corporate governance listing standards.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because Pubco is incorporated under the law of the Cayman Islands will conduct substantially all of its operations in China, and a majority of its directors and executive officers will reside outside of the United States.

66

Risks Relating to Redemption and Certain Outstanding Securities of Distoken

●	Distoken has received a deficiency notice from Nasdaq regarding its non-compliance with the minimum requirement for the market value of listed securities. If Distoken cannot regain compliance with this requirement, its securities may be subject to delisting from Nasdaq and the liquidity and the trading price of its securities could be adversely affected.

●	If the NTA Proposal is not approved and implemented, the ability of Distoken’s Public Shareholders to redeem their shares for cash could cause Distoken’s net tangible assets to be less than $5,000,001, which may prevent Distoken from consummating the Business Combination.

●	If the NTA Proposal is approved, and a significant number of Distoken’s public shares are redeemed and Distoken’s securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist Distoken’s securities from trading on its exchange.

●	If the NTA Proposal is approved, Pubco’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the Pubco securities on Nasdaq and the obligation to comply with the “penny stock” rules and could affect Pubco’s cash position following the Business Combination.

●	You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, potentially at a loss.

●	If Distoken shareholders fail to properly demand Redemption rights, they will not be entitled to redeem their ordinary shares of Distoken into a pro rata portion of the Trust Account.

●	If the Business Combination is not approved, then the Founder Shares that are beneficially owned by Distoken’s current directors, executive officers and the Sponsor will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with Youlife.

●	The value of the Founder Shares following completion of Distoken’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of Distoken’s ordinary shares at such time is substantially less than $10.00 per share.

●	Distoken’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with Youlife.

●	Nasdaq could suspend trading in Distoken’s securities or delist its securities from Nasdaq.

●	Distoken’s shareholders may be held liable for claims by third parties against Distoken to the extent of distributions received by them.

●	Distoken may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

67

MARKET PRICE AND DIVIDEND INFORMATION

Pubco

Market Price

Historical market price information regarding Pubco is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Pubco ADSs or Pubco Warrants.

Dividend Policy

Pubco has not paid any cash dividends on the Pubco Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board in accordance with the Proposed Charter. However, Pubco does not anticipate paying any dividends on Pubco Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) for the foreseeable future.

Distoken

Market Price

The Distoken Ordinary Shares, Warrants and Rights are traded on Nasdaq under the symbols “DIST,” “DISTW” and “DISTR,” respectively.

The Distoken Ordinary Shares commenced public trading on March 30, 2023. The closing price for the Ordinary Shares was $10.73 on May 16, 2024, the last trading day before the announcement of the execution of the Business Combination Agreement. As of the Record Date, the closing price for the Distoken Ordinary Shares was $  .

On January 7, 2025, Distoken received a deficiency letter from the Staff of Nasdaq notifying Distoken that, for the preceding 32 consecutive business days, Distoken’s MVLS was below the $50 million minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to the MVLS Requirement.

The notification received has no immediate effect on Distoken’s Nasdaq listing. The Nasdaq rules provide Distoken a compliance period of 180 calendar days, or until July 7, 2025, in which to regain compliance. If at anytime during this compliance period Distoken’s MVLS closes at $50 million or more for a minimum of ten consecutive business days, Nasdaq will provide Distoken written confirmation of compliance. If Distoken does not regain compliance with the MVLS Requirement, its securities will be subject to delisting from Nasdaq.

Holders

As of the close of business on the Record Date, there were outstanding 3,200,170 Ordinary Shares (including 1,725,000 Founder Shares) and there was             holder of record of Distoken Ordinary Shares,             holder of record of Distoken Warrants, and               holder of record of Distoken Rights. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose securities are held of record by banks, brokers and other financial institutions.

Dividend Policy

Distoken has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Youlife

Market Price

Historical market price information regarding Youlife is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Youlife Ordinary Shares.

Dividend Policy

Youlife has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

68

SELECTED HISTORICAL FINANCIAL INFORMATION OF DISTOKEN

The following tables present Distoken’s summary financial information and operating data as of the dates and for each of the periods indicated. Distoken is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. The following tables present Distoken’s selected historical financial information derived from Distoken’s audited financial statements included elsewhere in this proxy statement/prospectus, which were prepared in accordance with U.S. GAAP as of December 31, 2023 and 2022, and for the years then ended, and from Distoken’s unaudited financial statements included elsewhere in this proxy statement/prospectus, which were prepared in accordance with U.S. GAAP, as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023. This information should be read in conjunction with, and is qualified in its entirety by reference to, Distoken’s financial statements, including the notes thereto, and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Distoken” included elsewhere in this proxy statement/prospectus. Distoken’s historical results are not necessarily indicative of the results to be expected for any other period in the future.

	For three months ended September 30,		For the nine months ended September 30,		For the year ended December 31
	2024	2023	2024	2023	2023	2022
Income Statement Data:
Loss from operations	$(326,185)	$(428,379)	$(1,510,876)	$(724,967)	$(1,168,926)	$(2,155)
Interest earned and unrealized gain on investments held in Trust Account	555,371	941,347	1,644,669	2,159,636	2,908,568	—
Net income (loss)	$195,738	$391,367	$100,345	$1,080,034	$1,304,731	$(2,155)
Basic and diluted weighted average shares outstanding, redeemable ordinary shares	3,881,692	6,900,000	3,881,692	5,686,813	5,570,867	—
Basic and diluted net income per share, redeemable ordinary shares	$0.03	$0.04	$0.02	$0.13	$0.16	—
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	2,548,000	2,548,000	2,548,000	2,452,176	2,476,329	1,745,000
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.03	$0.04	$0.02	$0.13	$0.16	$(0.00)

	September 30, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Investments held in the Trust Account	$43,355,649	$41,440,980	$—
Total assets	$43,420,760	$41,660,832	$680,816
Total liabilities	$2,625,947	$966,364	$664,816
Ordinary shares subject to possible redemption	$42,531,312	$40,760,613	$—
Total stockholders’ (deficit) equity	$(1,736,499)	$(66,145)	$16,000

	For the nine months ended September 30, 2024	For the nine months ended September 30, 2023	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash Flow Data:
Net cash used in operating activities	$(595,776)	$(637,824)	$(830,039)	$(3,850)
Net cash used in investing activities	$(270,000)	$(70,380,000)	$(38,532,412)	$—
Net cash provided by financing activities	$779,888	$71,366,525	$39,458,937	$3,850
Net Change in Cash	$(85,888)	$348,701	$96,486	$—
Cash – Beginning of period	$96,486	$—	$—	$—
Cash – End of period	$10,598	$348,701	$96,486	$—

69

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF YOULIFE

The following tables present Youlife’s summary consolidated financial information and operating data as of the dates and for each of the periods indicated. The consolidated statement of financial position data as of December 31, 2022 and 2023, and as of June 30, 2023 and 2024, and the consolidated statement of profit or loss for the year ended December 31, 2022 and 2023, and the six months ended June 30, 2023 and 2024, are derived from Youlife’s financial statements appearing elsewhere in this proxy statement/prospectus, which were prepared in accordance with U.S GAAP.

This information should be read in conjunction with, and is qualified in its entirety by reference to, Youlife’s consolidated financial statements, including the notes thereto, and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Youlife” included elsewhere in this proxy statement/prospectus. Youlife’s historical results are not necessarily indicative of the results to be expected for any other period in the future.

	For the year ended December 31,			For the six months ended June 30,
	2022	2023		2023	2024
	RMB	RMB	USD	RMB	RMB	USD
Revenues	724,073	1,365,865	187,949	619,676	786,068	108,167
Cost of revenue	(596,928)	(1,165,446)	(160,371)	(524,393)	(676,187)	(93,046)
Gross profit	127,145	200,419	27,578	95,283	109,881	15,121
Operating expenses:
Selling and distribution expenses	(70,073)	(91,688)	(12,617)	(35,161)	(32,810)	(4,515)
Administrative expenses	(209,868)	(115,367)	(15,875)	(60,380)	(47,709)	(6,565)
Research and development expenses	(16,695)	(12,285)	(1,690)	(7,978)	(5,658)	(779)
Total operating expenses	(296,636)	(219,340)	(30,182)	(103,519)	(86,177)	(11,859)
Loss from operations	(169,491)	(18,921)	(2,604)	(8,236)	23,704	3,262
Other income/(expense):
Fair value gains	38,336	36,500	5,023	4,001	(21,248)	(2,924)
Other incomes	28,132	2,815	387	2,743	6,700	922
Other expenses	(3,977)	(2,220)	(305)	(380)	(862)	(119)
Gain on dissolution of subsidiaries and branches	16,010	29,312	4,033	8,507	1,322	182
Financial income, net	18,446	1,530	211	(260)	(2,148)	(296)
Total other income, net	96,947	67,937	9,349	14,611	(16,236)	(2,235)
Income/(loss) from continuing operations	(72,544)	49,016	6,745	6,375	7,468	1,027
Income tax (expenses)/ benefits	(18,551)	30,256	4,163	23,814	(6,063)	(834)
Net (loss)/profit for the year from continuing operations	(91,095)	79,272	10,908	30,189	1,405	193
Net (loss)/profit for the year from discontinued operations	(6,220)	17,774	2,446	8,543	-	-
Deemed dividend to Series C preferred shareholders at extinguishment of Series C Preferred Shares	(130,011)	-	-	-	-	-
Net (loss)/profit attribute to non-controlling interests	(3,792)	(2,217)	(305)	54	413	57
Net (loss)/profit attribute to Youlife International Holdings Inc.	(223,534)	99,263	13,659	38,678	992	136

70

	As of December 31,			As of June 30,
	2022	2023		2024
	RMB	RMB	USD	RMB	USD
Total current assets	710,022	689,652	94,899	619,204	85,205
Total non current assets	274,604	428,297	58,936	341,472	46,988
Total assets	984,626	1,117,949	153,835	960,676	132,193
Total current liabilities	316,540	406,095	55,881	277,084	38,127
Total non current liabilities	46,467	42,087	5,791	40,656	5,594
Total liabilities	363,007	448,182	61,672	317,740	43,721
Total mezzanine equity	1,006,048	1,006,048	138,437	1,006,048	138,437
Total deficit	(384,429)	(336,281)	(46,274)	(363,112)	(49,965)
Total liabilities, mezzanine equity and shareholders’ equity	984,626	1,117,949	153,835	960,676	132,193

	For the year ended December 31,			For the six months ended June 30,
	2022	2023		2023	2024
	RMB	RMB	USD	RMB	RMB	USD
Net cash provided by (used in) operating activities	(17,258)	11,501	1,583	10,484	7,603	1,046
Net cash provided by (used in) investing activities	(51,674)	(22,605)	(3,111)	57,078	(10,880)	(1,497)
Net cash provided by (used in) financing activities	17,621	(231,838)	(31,902)	(112,075)	(48,696)	(6,701)
Effect of foreign exchange rate changes, net	3,989	2,931	403	610	17	2
Net increase/(decrease) in cash and cash equivalents	(47,322)	(240,011)	(33,027)	(43,903)	(51,956)	(7,150)
Cash and cash equivalents, beginning of the year	476,283	428,961	59,027	428,961	185,425	25,515
Cash and cash equivalents, ended of the year	428,961	188,950	26,000	385,058	133,469	18,365
Less: cash and cash equivalents, ended of the year from discontinued operations	120,980	3,525	485	20,896	-	-
Cash and cash equivalents, ended of the year from continuing operations	307,981	185,425	25,515	364,162	133,469	18,365

71

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Distoken and Youlife, adjusted to give effect to the Business Combination and the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The summary unaudited pro forma condensed combined balance sheet as of June 30, 2024 gave effect to the Business Combination as if it had occurred on June 30, 2024. The summary unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 gives effect to the Business Combination as if it had occurred on January 1, 2023, the beginning of the earliest period presented.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Distoken and related notes and the historical consolidated financial statements of Youlife and related notes included in this proxy statement/prospectus.

The summary pro forma information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of the Public Shares into cash:

● No Redemption Scenario: This scenario assumes that none of Distoken’s existing Public Shareholders exercise their redemption rights in connection with the Business Combination with respect to their Public Shares; and

● Maximum Redemption Scenario: This scenario assumes that 652,170 Public Shares (representing all of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of US$7.5 million based on an assumed redemption price of US$11.43 per share. Such amount represents the maximum number of Ordinary Shares redemptions also assumes that the Minimum Cash Condition is not met and waived by Youlife.

72

Selected Unaudited Pro Forma Condensed Combined Financial Information

(In thousands of RMB, except share and per share data, or otherwise noted)

	Assuming No Redemptions	Assuming Maximum Redemptions
	Pro Forma Combined	Pro Forma Combined
Balance Sheet Data as of June 30, 2024
Total assets	970,212	916,023
Total liabilities	324,901	324,901
Total equity	645,311	591,122
Total liabilities and shareholders’ equity	970,212	916,023

Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2024
Total revenue	786,068	786,068
Net Profit (Loss)	1,144	(10,444)
Earnings (Loss) per ordinary share- basic	0.02	(0.14)
Weighted average number of ordinary shares used in computing earnings (loss) per ordinary share — basic	73,944,670	73,292,500
Earnings (Loss) per ordinary share- diluted	0.01	(0.14)
Weighted average number of ordinary shares used in computing earnings (loss) per ordinary share — diluted	81,562,170	73,292,500
Condensed Combined Statement of Operations Data for the Year Ended December 31, 2023
Total revenue	1,365,865	1,365,865
Net Profit	93,559	81,971
Earnings per ordinary share — basic	1.27	1.12
Weighted average number of ordinary shares used in computing earnings per ordinary share — basic	73,944,670	73,292,500
Earnings per ordinary share- diluted	1.15	1.01
Weighted average number of ordinary shares used in computing earnings per ordinary share — diluted	81,562,170	80,910,000

73

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods.

Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Youlife prior to the consummation of the Business Combination (and, in the context of describing our operations and consolidated and combined financial information, also include the former subsidiaries), which will be the business of Pubco following the consummation of the Business Combination and, therefore, such references to “we,” “us” or “our” refer to the business of Pubco and its subsidiaries when describing events or circumstances that will or could occur following the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Pubco, in which event the market price of Pubco securities could decline, and you could lose part or all of your investment. In general, investing in the securities of issuers in emerging market countries, such as China, involves risks that are different from the risks associated with investing in the securities of U.S. companies.

If the Business Combination is completed, Pubco will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Pubco following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Distoken and Youlife, which later may prove to be incorrect or incomplete. Distoken and Youlife may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party or on the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, Pubco’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Pubco’s securities or, if the Business Combination is not consummated, Distoken securities, could decline, and you may lose part or all of the value of any Pubco’s securities or Distoken securities that you hold.

Risks Relating to Youlife’s Business and Industry

We have a limited operating history in the evolving blue-collar lifetime service industry, which makes it difficult to evaluate our future prospects.

Although we initiated our business in 2009 as a blue-collar vocational education service provider, we have upgraded our business model over the years to incorporate employee management services and market services and solutions, and became a blue-collar lifetime service provider in China in 2014. Therefore, we have a limited operating history in the evolving blue-collar lifetime service industry. Our business is difficult to evaluate due to a lack of operational history, and our prospects will be dependent on our ability to meet a number of challenges, including difficulties in our ability to achieve market acceptance of our business model and attract and retain blue-collar talent, as well as increasing competition and increasing expenses as we continue to grow our business. Because we have a limited operating history, you may not be able to evaluate our future prospects accurately. Furthermore, we may from time to time decide to make further changes to our business model due to a variety of factors, including changes in the market and competitors introducing new services. If we are not able to successfully meet these challenges, our prospects, business, financial condition and results of operations would be materially adversely affected.

74

We have incurred net losses and accumulated losses in the past and may not be able to achieve profitability in the future.

We had net losses in the past and may not be able to achieve or maintain profitability in the future. We recorded net losses of RMB223.5 million in 2022, which was primarily due to deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares of RMB130.0 million, and impairment loss on financial assets of RMB83.4 million in 2022. We recorded net profit of RMB99.3 million (US$13.7 million), net profit of RMB 38.7 million and net profit of RMB1.0 million(US$0.1 million) for the years ended December 31, 2023, and the six months ended June 30, 2023 and 2024, respectively. Our ability to achieve and maintain profitability will depend on, among other factors, our ability to attract and retain blue-collar talent, diversify vocational education services, enhance customer satisfaction, develop new technologies, compete effectively and successfully and develop new service offerings, which may be beyond our control. If we are unable to generate adequate revenue and manage our costs and expenses, we may continue to incur losses in the future and may not be able to achieve or subsequently maintain profitability.

In addition, we recorded an accumulated loss of RMB647.7 million, RMB549.8 million (US$75.7 million) and RMB567.1 million(US$78.0 million) for the years ended December 31, 2022 and 2023, and the six months ended 2024, respectively. We cannot assure you that our accumulated losses as of December 31, 2023 would turn into retained profits. If we are not able to continue to improve our financial performance in the future or if we incur further losses in the future, our business, results of operations and prospects may be materially affected. So far as the accumulated losses remain, we may not be able to distribute dividends.

Our historical growth rates may not be indicative of our future growth. If we are unable to manage the growth and increased complexity of our business, fail to control our costs and expenses, or fail to execute our strategies effectively, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our revenue increased from RMB724.1 million for the year ended December 31, 2022 to RMB1,365.9 million (US$188.0 million) for the year ended December 31, 2023, with a year-over-year growth rate of 88.6%. Our gross profit rapidly increased from RMB127.2 million in 2022 to RMB200.4 million (US$28.2 million) in 2023, with a year-over-year growth rate of 57.6%. Our revenue rapidly increased from RMB619.7 million for the six months ended June 30, 2023 to RMB786.1 million (US$108.2 million) for the six months ended June 30, 2024, respectively, with a growth rate of 26.9%. Our gross profit rapidly increased from RMB95.3 million for the six months ended June 30, 2023 to RMB109.9 million (US$15.1 million) for the six months ended June 30, 2024, with a growth rate of 15.3%.

We recorded net losses of RMB223.5 million, net profit of RMB99.3 million (US$13.7 million), RMB38.7 million and RMB1.0 million(US$0.1 million) for the years ended December 31, 2022 and 2023, and the six month ended June 30, 2023 and 2024, respectively.

While our business has grown in the years of 2022 and 2023, we cannot assure you that we are able to continue to grow our business for various reasons, including uncertainty of our continuous launch of new services or expansion of our existing services that currently are of relatively small scale, intensified competition in the blue-collar lifetime service industry in China and uncertainty of customer demand on our services which may be affected by various factors. Our revenue, expenses and operating results may vary from time to time due to factors beyond our control. As a result of these and other factors, we cannot assure you that our future revenues will increase or that we will continue to be profitable. Accordingly, investors should not rely on our historical results as an indication of our future financial or operating performance. In addition, our anticipated expansion and investment in new services may place a significant strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We cannot assure you that we will be able to effectively manage our growth or implement all such systems, procedures and control measures successfully. If we are not able to manage our growth or execute our strategies effectively, our business, financial condition, results of operations and prospects may be materially and adversely affected.

75

We may not compete successfully in the blue-collar lifetime service industry.

We face intense competition from our competitors in the blue-collar lifetime service industry and may suffer from loss of corporate customers, blue-collar talent, students and teachers. The blue-collar lifetime service industry in the PRC is rapidly evolving highly fragmented and competitive, according to CIC. The top five blue-collar lifetime service platforms aggregate accounted for approximately 0.2% of China’s blue-collar lifetime service market in terms of revenue in 2023, and we were the largest blue-collar lifetime service platform in China in terms of revenue generated from blue-collar lifetime services in 2023, according to CIC. Our competitors primarily comprise other blue-collar lifetime service platforms, vocational education service providers, blue-collar transaction-based recruitment service providers, blue-collar employee management service providers and blue-collar market service providers. We compete with our competitors in the HR recruitment service, employee management service and market service industries for corporate customers and blue-collar talent, and those in the vocational education industry for students and teachers. For example, competition for blue-collar talent with proven professional skills, qualifications and experience is intense, and qualified candidates may not be available to us in sufficient numbers or on employment terms acceptable to us. Future competitors may also from time to time enter into this growing market as supported by more favorable government policies. We distinguish us among our competitors and primarily compete on a few major factors, including one-stop comprehensive service offerings for blue-collar talent, in-depth knowledge in skill improvement and lifetime career development, strong digitalization capabilities, clear focus on blue-collar talent, and favorable brand reputation. However, some of our competitors may have longer operating history, wider corporate customer and blue-collar talent base, better brand recognition and reputation, greater management and financial resources, more advanced technologies, and stronger selling and marketing capabilities. Our competitors may copy our business model and plagiarize our services. In addition, our competitors may expand their services through acquisitions and strategic alliance. We may also face potential competition from a variety of blue-collar lifetime service providers that may also build similar integrated service offerings like ours. If we are unable to compete effectively, successfully and at reasonable cost against our existing and potential competitors, our business prospects, financial condition and results of operations could be materially and adversely affected.

Our business and results of operations depend on our ability to price our services and our ability to maintain and raise the fees we charge.

Our results of operations are affected by our ability to price our services, including our service fees for our vocational education services and service fees for our HR recruitment services and employee management services. For example, we determine our management fees and service fees for vocational education management services and curriculum development projects based on a number of factors, primarily including the student enrollment of each school/curriculum, the type of services we provide and the geographic location of the schools our cooperate with. We determine the service fees for HR recruitment services primarily based on (i) the industries and geographic locations of the work vacancies, (ii) the working environment and employee welfare, (iii) the difficulties and sizes of recruitment and (iv) the comparable market prices. Our ability to maintain our pricing model or to raise our fees is primarily dependent on the quality of the services and programs we offer and our brand recognition. However, our customers may enter into new agreements with us on different pricing terms and our pricing model may not be effective and competitive at all times to reflect the supply and demand of our services, which may in turn affect our ability to generate revenue and maintain profitability. Additionally, if the PRC government issues more pricing guidance for our services, it may negatively affect the prices of our services and in turn have a material adverse effect on our business and results of operations. Our corporate customers, especially large and global corporates, may gain more bargaining power and demand for greater price concessions when negotiating the prices, as a result of which, we may need to reduce our prices to maintain competitiveness and retain such customers. Furthermore, with the introduction of new services or competing services, or with voluntary price lowering by our competitors, we may be forced to lower the prices for our services to maintain competitiveness. Although we have been able to keep our pricing model and raise the fees we charged in the past, we cannot assure you that we will be able to do so in the future, failing which may adversely affect our business, results of operations and financial condition.

76

If we are unable to keep pace with the rapidly evolving industry in which we operate, our business may suffer.

We operate in the blue-collar lifetime service industry, which is rapidly evolving. For example, we design and offer diversified vocational education services in accordance with the industry trend and market demands for blue-collar talent with different skillsets. We also provide various forms of HR recruitment services and employee management services to cater to our corporate customers’ evolving needs and preferences. Our corporate customers, particularly those in the new economy sectors, are experiencing rapid development, therefore their demands for blue-collar talent and in turn our services are constantly changing as well. Our past success has been built on our ability to timely identify and adapt to the evolving market trends and expand our business along the life cycle of blue-collar talent. Our ability to further grow our business and increase profitability largely depends on our capabilities to keep up with the rapid changes in the industry we operate in and our ability to predict the future market trends and demands. If we cannot keep up with the rapid changes in the industry we operate in, including our failure to accommodate our corporate customers’ evolving needs for blue-collar talent with specific skillsets and to design innovative and practical curricula and programs to equip students with the latest knowledge and skillsets, our business, results of operations and prospect may be materially and adversely affected.

The industry we operate in is highly regulated in the PRC and subject to complicated PRC laws and regulations. Failure to comply with such PRC laws and regulations may adversely affect our reputation, business and results of operations.

The blue-collar lifetime service industry we operate in are highly regulated in the PRC and subject to complicated PRC laws and regulations in many aspects. Regulations and policies may vary from region to region and change from time to time. Misinterpretation or misapplication of such laws and regulations may result in our non-compliance. Non-compliance with any applicable laws and regulations may lead to disciplinary warnings, fines or penalties, which may in turn materially and adversely affect our business, financial condition, results of operations and prospects. Moreover, these laws and regulations may change from time to time to accommodate the development of the industry. For example, the Interim Regulation on Human Resources Market strengthens supervision requirements in the HR recruitment service industry. We may also be affected by any government policy that may result in increases in the minimum labor wages.

In addition, we cannot assure you that the implementation of any rules and regulations by the competent authorities will not deviate from our current understanding or interpretation of it. Compliance with any changes in existing or new government laws, regulations or policies may also increase our costs which may adversely affect our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to comply with the requirements of any amended or newly promulgated laws, regulations and policies in all material aspects.

Any misinterpretation and misunderstanding of the applicable laws and regulations could render our business to be terminated or suspended by the relevant authorities, or subject us to fines or penalties, which in turn could materially and adversely affect our reputation, business, financial condition and results of operations.

We depend on our five largest suppliers to provide the construction projects and infrastructure services, the HR recruitment and employee management services and the market services, and if we are unable to develop and maintain successful relationships with these suppliers or any delay or interruption in providing these services occurs, our business, results of operations and financial condition could be adversely affected.

We primarily rely on our five largest suppliers to provide the construction projects and infrastructure services, the HR recruitment and employee management services and the market services. For 2022, 2023 and the six months ended June 30, 2024, purchases from our five largest suppliers accounted for approximately 36.9%, 38.8% and 24.7% of our total purchases, respectively. There is no guarantee that we will maintain our relationships with them in the future. If we fail to maintain these relationships, in a timely and cost-effective manner, or at all, then our business, results of operations and financial condition could be adversely affected. If any of our five largest suppliers stop providing us with access to their infrastructure, fail to provide these services to us on a cost-effective basis, cease operations, or otherwise terminate these services, the delay caused by qualifying and switching to another third-party network service provider, if one is available, could have a material adverse effect on our business and results of operations.

77

We typically derive a significant percentage of our total revenue from our top five customers, and any failure to keep the recurring customers or develop new customers could result in a material adverse impact on our financial performance and business prospects.

During 2022 and 2023, we derived a significant percentage of our total revenue from a few customers. Our five largest customers in 2022, 2023 and six months ended June 30, 2024 accounted for approximately 28.1%, 25.5% and 30.3% of our total revenue, respectively. Our success is largely dependent on our ability to attract and maintain major customers and expand our customer base, which in turn is affected by our ability to deliver quality services amid a changing landscape of the blue-collar lifetime service industry in China. Although we do have recurring customers among our top customers, typically we do not enter into long term contracts with our customers and all the orders are placed on an as-needed base. There is no guarantee that we will continue to obtain new contracts with these major customers or maintain our relationships with them in the future. Any failure in keeping the recurring customers or developing new customers may have a material adverse impact on our financial performance and business prospects.

We rely on the market recognition of our brands. Our failure to maintain or enhance our brand recognition could materially and adversely affect our business, financial condition and result of operations.

We rely on our brands, such as “Youlan”, “Youlife”, and “Tiankun Education,” to expand and grow our businesses. Maintaining, protecting and enhancing the market recognition of our brands are critical to the success of our business. This will depend largely on our ability to continue to maintain our market leadership and provide quality and diversified services. In particular, when our existing corporate customers consider repeating business with us, potential customers consider establishing business relationships with us. In addition, it may be difficult to maintain the quality and consistency of our services while we continue to expand our business and service offerings, which in turn may lead to diminishing confidence in our brand recognition. If we cannot successfully maintain the quality and consistency of our services and in turn maintain the market recognition of our brands, our business and results of operations could be harmed. Furthermore, negative publicity about us and our business, shareholders, affiliates, directors, officers, employees and collaborating parties, as well as the industry in which we operate, can harm our operations.

●	Our ability to maintain our brand recognition and reputation depend on a number of factors, some of which are beyond our control, including:
●	the level of satisfaction of the programs offered to the blue-collar talent and the services we provide to our corporate customers and blue-collar talent;
●	any negative publicity relating to our business or the blue-collar lifetime service industry in general, regardless of merit;
●	the quality of our blue-collar talent resources;
●	the successful recruitment of our blue-collar candidates, the initial employment rate of the students;
●	the upgrade of our services and programs according to the evolving industry;
●	the use of our brand names by our employees, cooperative partners or other third parties;
●	the effectiveness of our data privacy and security measures and initiatives; and
●	the innovation and development of our technologies and IT infrastructure.

We promote our brands to attract new corporate customers and blue-collar talent as well as expand students base by encouraging word-of-mouth referrals by our existing corporate customers, blue-collar talent and students and conducting a series of marketing activities. However, we cannot assure you that our brand building initiatives and activities will be successful or sufficient in helping us to remain competitive. If we are unable to further enhance our brand recognition and reputation, or if we are required to incur excessive marketing and promotional expenses in order to remain competitive, our business, financial condition and results of operations may be materially and adversely affected.

Any unfavorable changes in our collaboration with third parties may adversely affect our business.

We have established collaboration with a number of third parties, such as local government authorities, to provide vocational education management services for secondary vocational schools, and vocational schools nationwide under curriculum development projects. As of June 30, 2024, we managed 25 vocational schools under management model and operated 25 curriculum development projects. We also provide HR recruitment services and employee management services to our corporate customers. If our relationship with such third parties deteriorates and no longer conducive to such operations, we may incur substantial amount of expenses in connection with our infrastructure, promotion, and other matters relating to our business operations, instead of the current business model, which may materially and adversely affect our business, financial condition and results of operations. In addition, we cannot assure you that the existing collaboration model with third parties, including the local government authorities and vocational schools, would not change or be terminated by such third parties, nor can we be certain that such collaboration model would not be challenged by any government authorities in the future, despite the confirmation we had obtained. We may also be unable to form cooperative relationships with third parties in the geographic areas we plan to enter and expand into, which would materially and adversely affect our ability to grow as quickly as planned or maintain historical growth rates.

78

Moreover, negative publicity about abovementioned collaboration model and such third parties can harm our operations. We may be exposed to the risk of any misconduct of such third parties. Any negative publicity and claims asserted against such third parties or fines imposed upon them as a result of actual or perceived failures or any failure to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, could have a material and adverse effect on our public image, reputation, financial condition and results of operations.

Demand for our HR recruitment services and employee management services may decline or disappear in certain industry sectors where human labor is being or may be replaced by or disrupted by new technology, which may adversely affect our business.

New technology may emerge and, individually or collectively with the existing technologies, may distort the traditional labor market, which in turn adversely affect our business. The introduction and acceptance of new technology may reduce or even replace demand for human labor in certain industry sectors, especially for standard and low-end positions, rending some of our services unattractive or redundant. For example, the use of AI, robotics and automation technologies are becoming increasingly widespread throughout different industries. Further, new technology may emerge and have the effect of replacing, or as the case may be, have a disruptive effect on certain parts of our services and processes. Adoption of new technology may lead to a decrease in demand for human labor, rendering certain parts of our HR recruitment services and employee management services obsolete and ineffective. We have been devoting resources to keeping up with the technology advancements and constantly upgrading our service offerings. However, we cannot assure you that our efforts will suffice. The occurrence of the abovementioned events could materially and adversely affect our business, results of operations and financial condition.

If we fail to timely source adequate blue-collar talent who meet the requirements of our corporate customers, our reputation, business, and results of operations may be adversely affected.

We generated a significant portion of our revenue from our employee management services and HR recruitment services in the past. Many of our corporate customers, particularly those in the intelligent manufacturing, modern services and other new economy industries, require immediate and large-scale hiring of blue-collar talent to fulfil their staffing needs for rapid expansion or to meet seasonal demands. Our employee management services and HR recruitment services depend on our ability to timely and continually source sufficient blue-collar talent to support the staffing needs of our corporate customers. We need to continually evaluate and upgrade our blue-collar talent pool to satisfy the evolving staffing needs of our corporate customers and to keep up with the changing market trends. We may not be able to source suitable and quality blue-collar talent with the required education background, qualification, or work experience timely or on employment terms acceptable to us. From time to time, our corporate customers may also need specialized talent that are not easy to recruit. If we are unable to source enough blue-collar candidates who possess the required skills, qualifications, or experiences for our corporate customers in a timely manner, or such blue-collar talent misbehave or carry out unsatisfactory performance, our reputation, business, and results of operations may be adversely affected.

Substandard performance by the blue-collar talent placed to our corporate customers may adversely affect our service quality and reputation and in turn our business and results of operations.

When providing employee management services, we rely on the blue-collar talent we placed to our corporate customers to provide quality services at the work position designated by our corporate customers. Although we provide the blue-collar talent we placed with pre-job trainings before placement from time to time to introduce the job description, service standard and work expectations of our corporate customers, there is no assurance that the blue-collar talent will perform up to our corporate customers’ expectations and specifications. Further, while we designate project managers and assign onsite teams for project supervision, as the blue-collar talent may work directly under the supervision of our corporate customers, we cannot directly monitor the job performance of such blue-collar talent. If the performance of the blue-collar talent is unsatisfactory to our corporate customers, we may be required, depending on the relevant contract terms with our corporate customers, to arrange for appropriate training and/or replacement at our cost. Furthermore, we may be exposed to the risks of fraud or other misconducts committed by the blue-collar talent, which may subject us to claims or legal liabilities brought by our corporate customers and/or their customers. In the occurrence of the above events, our corporate customers’ perception of our service quality and our reputation among our corporate customers may be adversely affected, which may in turn result in reduction in future demands for our services, thereby adversely affecting our business, results of operations and financial condition.

79

Our efforts to launch new services or programs may subject us to additional risks.

From time to time, we may launch new services to expand into new markets, or design new curricula or programs to diversify our services, such as operating student dormitories and providing welfare services to corporate customers. There may be substantial risks and uncertainties associated with these efforts, particularly in circumstances where the markets are not fully developed to accommodate our new services or programs. To develop and market new services or programs, we may need to invest significant time and managerial and financial resources. However, we cannot assure you that the development and marketing of our new services or programs will be successful. In addition, the operation of our new services or programs may not operate as expected and profitability targets may not be achieved as planned. External factors, such as compliance with the relevant laws and regulations and adverse market trends, may also affect the implementation of our new services or programs. Failure to successfully manage these risks in the development and operation of our new services or programs could therefore have an adverse effect on our business, results of operations and financial condition.

We face various challenges and risks in connection with our expansion into overseas markets.

As we expand our businesses into an increasing number of overseas markets, we will face risks associated with expanding into markets in which we have limited or no experience and in which we may be less well-known. We may be unable to attract a sufficient number of customers and business partners, fail to anticipate competitive conditions or face difficulties in operating effectively in these new markets. The expansion of our businesses will also expose us to risks inherent in operating businesses globally, including, but not limited to:

●	inability to recruit talent and deal with challenges in replicating or adapting our company policies and procedures to operating environments different than those of China;
●	lack of acceptance of our service offerings;
●	investigations regarding anti-dumping;
●	trade wars;
●	geopolitical tensions, political instability and general economic or political conditions in particular countries or regions;
●	challenges and increased expenses associated with staffing and managing overseas operations and managing an organization spread over multiple jurisdictions;
●	trade barriers, such as import and export restrictions, tariffs, customs duties and other taxes, competition law regimes and other trade restrictions, as well as other protectionist policies;
●	different and potentially adverse tax consequences;
●	increased and conflicting regulatory compliance requirements;
●	increased risks of being involved in legal disputes and labor disputes;
●	adaption to different industry practices;
●	challenges caused by distance, language and cultural differences;
●	the impact of the COVID-19 pandemic and natural disasters;
●	increased costs to protect the security and stability of our information technology systems, intellectual property and personal data, including compliance costs related to data localization laws;
●	availability and reliability of global and cross-border payment systems; and
●	exchange rate fluctuations.

As we expand further into new regions and markets, these risks could intensify, and efforts we make to expand our overseas businesses and operations may not be successful. Failure to expand our overseas businesses and operations could materially and adversely affect our business, financial condition and results of operations.

Transactions conducted through our global and overseas operation may be subject to different customs, taxes and rules and regulations, and we may be adversely affected by the complexity of and developments in customs, foreign exchange and import/export laws, rules and regulations in China and other jurisdictions.

80

In addition, changes to trade policies, treaties and tariffs in the jurisdictions in which we operate, or the perception that these changes could occur, could adversely affect our global and cross-border operations, our financial condition and results of operations.

Any severe or prolonged downturn in the global economy could materially and adversely affect our business and financial condition.

COVID-19 has had a negative impact on the global economy since 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. There was considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China, even before 2020. Unrest, terrorist threats, war and other conflicts in Ukraine, the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship and potential conflicts between China and other countries and regions, including the surrounding Asian countries and regions, which may result in economic and other consequential impact. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Any severe or prolonged slowdown in the global economy may materially and adversely affect our business, results of operations and financial condition.

The current tensions in international trade and rising political tensions, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

Recently there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement between the United States and China as a phase one trade deal, effective on February 14, 2020.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the PRC central government and the executive orders issued by the U.S. government in August 2020 that prohibit certain transactions with certain selected leading Chinese internet companies as well as their products. Rising political tensions could reduce levels of trades, investments, technological exchanges, and other economic activities between the two major economies. Such tensions between the United States and China, and any escalation thereof, may have a negative impact on the general, economic, political, and social conditions in China.

Our business could be adversely affected by the global COVID-19 pandemic or other health epidemics and outbreaks.

Beginning in 2020, due to outbreaks of COVID-19, we took a series of measures to protect our employees, including temporarily closing our offices, facilitating remote working arrangements for our employees, and canceling business meetings and travels.

The COVID-19 pandemic has subsided and since the end of 2022 certain travel restrictions have been lifted by the Chinese government. We do not believe that COVID-19 has caused any material negative impact on our business to date. By leveraging our strong capability to capture the unmet demand for blue-collar lifetime services in China as well as the growth opportunities in the market, despite the negative impact brought by the outbreak of COVID-19, we achieved rapid growth in both revenue and gross profit in the past two years. Our revenue increased from RMB724.1 million in 2022 to RMB1,365.9 million (US$192.4 million) in 2023, with a year-over-year growth rate of 88.6%. Our gross profit rapidly increased from RMB127.1 million in 2022 to RMB200.4 million (US$28.2 million) in 2023, with a year-over-year growth rate of 57.6%. Our revenue increased from RMB619.7 million in the six months ended June 30, 2023, to RMB786.1 million (US$108.2 million) in the six months ended June 30, 2024, with a growth rate of 26.9%. Our gross profit rapidly increased from RMB95.3 million in the six months ended June 30, 2023 to RMB109.9 million (US$15.1 million) in the six months ended June 30, 2024, with a growth rate of 15.3%. It is not predictable the extent to which the pandemic impacts our results of operations going forward, and it will depend on future developments which are highly uncertain, including the frequency, duration, and extent of outbreaks of COVID-19, the appearance of new variants with different characteristics, the effectiveness of efforts to contain or treat cases, and future actions that may be taken in response to these developments. If the COVID-19 pandemic, the slowdown in economic growth and the resulting disruption to our business were to extend over a prolonged period, it could materially and adversely affect our business, financial condition and results of operations. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

81

Natural disasters, acts of war, occurrence of epidemics, public health problems, force majeure, and other disasters could affect our business.

Natural disasters, epidemics such as the human swine flu, also known as Influenza A (H1N1), H5N1 avian flu, severe acute respiratory syndrome (SARS), the Ebola virus, COVID-19 and other natural disasters which are beyond our control may adversely affect the economy, infrastructure and livelihood of the people in the PRC and globally. Some regions in which we operate in the PRC or globally have been or may in the future be under the threat of flood, earthquake, fire, drought or epidemics. Natural disasters, epidemics and public health problems may disrupt our operations and adversely affect our ability to deliver our services as scheduled. Any future outbreak of flood, earthquake, fire, drought, COVID-19, SARS, avian flu or other similar adverse epidemics may, among other things, significantly disrupt our business, such as temporary closure of our business operations. For example, our vocational education business could also be disrupted if any of students or our staff has contracted or is suspected of having contracted any contagious disease or condition, since it may require them to be quarantined or our facilities to be closed down and disinfected.

If we fail to achieve expected benefits from acquisitions, investment targets or strategic alliances, our business, growth rates and results of operations may be materially and adversely affected.

We have in the past acquired and made investments in businesses that we believe are complementary to our existing service offerings and crucial to executing on our growth strategies. In the past, we also made minority investments in multiple companies in China. We may in the future continue to explore opportunities to acquire or invest in businesses, services or technologies that we believe could complement or expand our service offerings, enhance our technical capabilities or otherwise provide growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Further, such acquisitions or investments could subject us to a number of risks, including our inability to influence the management of such companies in a way that is favorable to our business and growth strategies. Such businesses may also not generate operating and financial results or synergies we expected. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions or investments do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

To implement our expansion plan, we may enter into strategic alliances with various third parties from time to time. Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the counterparty, and an increase in expenses incurred in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have little ability to control or monitor third-party business partners’ actions. To the extent that the third parties suffer negative publicity or harm to their reputations from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with such third parties.

Our business may suffer if we cannot successfully manage our growth. We may not be able to obtain external financing to support our expansion plans.

We have continuously expanded and developed our business in recent years and we intend to continue to grow our business by expanding the scale and geographic reach of our services. For example, we are leveraging our past success and brand name to expand our business and may enter into market where we had no business presence before. Entering into new market may have various risks and uncertainties, such as the acceptance level of our services by the local government authorities or customers, the quality of the blue-collar talent, and the local political and economic environment. We cannot assure you that we will be able to expand our geographic reach and address the risks and difficulties successfully. If our assumptions regarding the new markets are incorrect or change, our results of operations could differ materially from our expectations, and our business, results of operations and financial condition could be adversely affected. In addition, our anticipated future growth will likely demand significant managerial, financial, human and other resources. Managing our growth successfully will depend largely on our ability to continue to provide quality and consistent services. If we are unable to properly and prudently manage our operations as we continue to grow, or if the quality of our services deteriorates due to mismanagement, our reputation could be severely harmed, which would in turn materially and adversely affect our business, financial condition and results of operations. We may, in the future, expand our business by acquiring suitable targets. However, we cannot assure you that our acquisition plans will be successful or the acquired companies or assets will be integrated into our business and system adequately. Failure of such acquisition may incur losses and adversely affect our business, results of operations and financial condition.

82

We expect to incur additional operating expenses to support our expansion plans. To achieve our expansion goals, we need to continuously accumulate our blue-collar talent resources and promotion and marketing efforts, and improve our infrastructure and technology, operational procedures, and internal compliance and controls. All such expansion plans require significant capital investment. If we fail to generate sufficient cash flows in a timely manner, we may be forced to seek external financing, including obtaining additional bank loans, and may not be able to secure sufficient financing for us to expand and grow our business. If we choose to obtain additional bank loans, we may be subject to the fluctuation of interest rates and increasing interest expenses. In addition, our ability to arrange for additional funds on acceptable terms is subject to a variety of uncertainties, including future results of operations, financial condition and cash flows; economic, political conditions and market demand for our services; costs of financing, liquidity and overall condition of financial and capital markets in China and internationally; receipt of applicable business licenses, approvals and other risks associated with our businesses; and limitations on our ability to raise capital in capital markets and conditions of China and other capital markets. If we fail to secure sufficient bank loans in a timely manner or on favorable terms, our business, financial condition and results of operations could be materially and adversely affected.

The integrity and reliability of our technology and IT infrastructure may be vulnerable to interruption and damage and may not perform as anticipated.

The operation of our blue-collar lifetime services is dependent on the integrity and reliability of our technology and IT infrastructure leveraging our IT-enable capacities and experienced IT team. We rely on a combination of in-house and external technology system and infrastructure to provide our services, the failure or underperformance of which may materially disrupt our business operations. While we regularly update and enhance our IT infrastructure and systems and introduce new versions of our IT infrastructure and systems, the occurrence of errors in any such update or enhancement may cause disruptions to our services and may, as a result, damage our reputation and brand name, and materially and adversely affect our business. In addition, computer viruses and hacking may cause delays or other service interruptions to our systems. Hacking involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions, loss or corruption of data, software, hardware or other computer equipment.

We may incur significant costs to protect our systems and equipment against the threat of, and to repair any damage caused by, computer viruses and hacking. Moreover, if a computer virus or hacking affects our systems and is highly publicized, our reputation and brand name could be materially damaged and usage of our services may decrease. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability.

Concerns about our collection, storage, process and use of personal information and other privacy-related matters could damage our reputation and deter our corporate customers and blue-collar talent from using our services. Many of these laws and regulations are subject to changes and uncertain interpretations, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption of operations, increased operating costs, or otherwise harm our business.

We collect, store, process and use personal information, including data of our blue-collar candidates, corporate customers and third parties in the ordinary course of our business. Any technology or IT infrastructure failure, computer viruses, or employee’s misbehavior may result in leakage of personal information and other confidential information. In addition, we may, from time to time, engage third-party vendors to verify certain personal identification of our users if needed.

83

We are subject to laws and regulations relating to the collection, storage, use, processing, transmission, retention, security and transfer of personal information and other data. The interpretation and application of laws, regulations and standards on data protection and privacy are still uncertain and evolving. In addition, regulatory requirements regarding the protection of personal information are constantly evolving and can be subject to different interpretations or significant change from time to time, making the extent of our responsibilities in that regard uncertain. For example, on December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review (the “Cybersecurity Review Measures”), which came into effect on February 15, 2022. Under the Cybersecurity Review Measures, the procurement of network products and services by critical information infrastructure operators and the data processing activities conducted by network platform operators which affect or may affect national security shall be subject to cybersecurity review.

As of the date of this proxy statement/prospectus, we have not been involved in any investigations on cybersecurity review initiated by the CAC and we have not received any official inquiry, notice, warning, or sanctions regarding cybersecurity and overseas listing from the CAC. Based on the opinion of our PRC legal counsel, Haiwen & Partners, according to its interpretation of the currently in-effect the PRC laws and regulations, as of the date of this proxy statement/prospectus, the completion of the Business Combination does not require the application or completion of the cybersecurity review from the CAC, as we do not qualify as a critical information infrastructure operator or an Internet platform operator that holds personal information of more than a million users, and our business does not involve data possessing that affects or may affect national security, implicates cybersecurity, or involves any type of restricted industry, pursuant to the Cybersecurity Review Measures. However, given (i) the evolving enactment, implementation, and interpretation of the Overseas Listing Filing Rules and laws and regulations relating to data security, privacy, and cybersecurity; and (ii) that the PRC government authorities have discretion in interpreting and implementing statutory provisions in general, it cannot be assured that the relevant PRC government authorities will not take a contrary position or adopt different interpretations, or that there will not be changes in the regulatory landscape. In other words, the application and completion of a cybersecurity review, may be required in connection with the Business Combination.

With the continuous expansion of our business and growth of our customer base, there can be no assurance that the recent tightening of regulations on the collection and use of personal information by relevant government authorities in the PRC will have no material adverse effect to our business operations in the future. If we cannot meet relevant requirements under the evolving applicable laws or regulations relating to data privacy, data protection or information security or any additional tax related requirements relating to data, or any compromise of security that results in unauthorized access, use or leakage of our customers’ personal information, we could face damage in our reputation or other negative consequences, such as investigations, fines, or suspension of our operations, any of which could materially and adversely affect our business, financial condition and results of operations. In addition, complying with various laws and regulations on cybersecurity and data security could cause us to incur additional costs or require us to change our business practices, including our data practices, which may significantly distract our management’s attention and adversely affect our business.

If we fail to obtain or maintain all required licenses, permits, approvals and filing or if we are required to take actions that are time-consuming or costly, our business operations may be materially and adversely affected.

The blue-collar lifetime service industry is highly regulated. Our failure to obtain and maintain requisite approvals, licenses or permits applicable to our business or any changes in government policies or regulations may have a material and adverse impact on our business, financial condition and operational results. The government authorities in the jurisdictions where we operate regulate the blue-collar lifetime service industry extensively, including regulations on vocational education services, outsourcing services, other HR solutions and market services. A number of regulatory authorities, such as the Ministry of Human Resources and Social Security, or MHRSS, together promulgate and enforce laws and regulations that cover many aspects of the blue-collar lifetime service market including entry into such industry, scope of permitted business activities, licenses and permits for various business activities and foreign investments into such industry.

We are required to obtain and maintain applicable licenses, permits and approvals from different regulatory authorities in order to conduct our existing or future business in connection with our provision of blue-collar lifetime services, including but not limited to Human Resources Service License, Labor Dispatch Operation License, Value-added Telecommunications Business License (online data processing and transaction processing business), Publication Business Operation License, Food Operation License, Certificate of Business Registration for Class II Medical Devices and Pre-packaged Food Sale Filing. However, we may need to renew such licenses, permits and approvals if our relevant operational information changes from time to time, including but not limited to our business addresses, legal representatives, registered capital and business scopes. Failure to comply with the abovementioned requirements may subject to warning, rectification within a limited time, suspension of operation, penalties, confiscation of the respective income or revocation or cancellation of the respective licenses, permits or approvals, as the case maybe, according to the relevant laws and regulations. The government authorities may continue to pass new rules regulating the blue-collar lifetime service industry and we have been continually expanding into new business operations. They may require us to obtain additional licenses, permits or approvals so that we can continue to operate our existing or future businesses or otherwise prohibit our operation of the types of businesses to which the new requirements apply. In addition, new regulations or new interpretations of existing regulations may increase our costs of doing business and prevent us from efficiently delivering services and expose us to potential penalties and fines. Lastly, our existing licenses may expire without proper renewal or be revoked due to violations of relevant licensure maintenance requirements.

84

If we fail to obtain or renew any necessary licenses, permits, approvals and certificates, or if any of our entities is deemed by government authorities to be operating without appropriate permits and licenses or outside of its authorized scopes of business or otherwise fails to comply with relevant laws and regulations, we may be subject to penalties and our business and results of operation may be materially and adversely affected.

Our continuous success depends on our ability to attract and retain our senior management and other key personnel.

We depend on our senior management and other key personnel for the smooth operations and development of our business, particularly Mr. Yunlei Wang, our chairman and chief executive officer. Furthermore, we rely on the expertise, experience and leadership of directors and our senior management. Their extensive knowledge and experience in the blue-collar lifetime service industry, extensive managerial experience, as well as their established relationships with our customers and their experience dealing with local government authorities, have played a major role in our attainments.

If one or more of our senior management and other key personnel are unable or unwilling to continue to serve in their present positions, we may not be able to replace them with qualified personnel in a timely manner, or at all, or on employment terms acceptable to us, which may disrupt our business and materially and adversely affect our results of operations and financial condition. In addition, although we have entered into confidentiality and non-compete agreements with our senior management and key personnel, there can be no assurance that they will not join our competitors or form a competing business. If any dispute arises between our current or former key personnel and us, we may have to incur substantial costs and expenses to enforce such agreements or we may not be able to enforce them at all.

Our management team has limited experience managing a public company.

Part of the members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, some members of our management team were recently hired. Our management team may not successfully or efficiently manage their new roles and responsibilities. Our transition to being a public company will subject us to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

Our results of operations may fluctuate due to seasonality.

Our operating results may be subject to fluctuations partly attributable to seasonality in the blue-collar lifetime service industry. The seasonality for each of our business segments may vary. For example, our HR recruitment services and employee management services generally record lower revenue in the first quarter of a year which has a number of major holidays, such as Chinese New Year, when the blue-collar talent tend to return to their hometown to celebrate with their families.

85

As a result, our periodic results may not be comparable to the corresponding periods of prior years, and you may not be able to predict our annual results of operations based on a half-year to half-year comparison of our results of operations. Our historical revenue performance has masked the impact of seasonality, but if our growth rate declines or business in a particular quarter becomes more pronounced, seasonality could have a material impact on our revenue, cash flows and operating results from period to period.

Labor activism and unrest or failure to maintain satisfactory labor relations may adversely affect our results of operation.

The formation of labor unions, combined with weak economic conditions, may result in labor unrest and activism. Labor unrest and activism may substantially interfere our employee management services as the delivery of such services is dependent upon the availability of blue-collar talent. Any significant dispute, unrest, activism or action could impair our ability to source sufficient blue-collar talent to our corporate customers. If we fail to maintain satisfactory labor relations with our blue-collar talent or between the blue-collar talent and our corporate customers, there will be a material adverse effect on our business, financial condition, results of operations and prospects.

Our intellectual property may be infringed by unauthorized third parties and we may not be able to protect our intellectual property rights effectively.

We regard our data assets, software copyrights, trademarks, domain names and similar intellectual property as critical to our success, and we rely on intellectual property laws, including confidentiality and non-compete agreements with our employees and others, to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to protect our intellectual property rights or to enforce our contractual rights effectively and timely. Preventing any unauthorized use of our intellectual property is difficult and costly and the measures we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. There can be no assurances that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our services or other aspects of our business without our awareness. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights and other intellectual property rights are evolving and may be uncertain, and we cannot assure you that courts or regulatory authorities would agree with our legal analysis. If we were found to have violated the intellectual property rights of third parties, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial condition may be materially and adversely affected.

86

We may be subject to claims or legal proceedings in the ordinary course of our business. If the outcomes of these claims or proceedings are adverse to us, it could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims or legal proceedings from time to time in the ordinary course of our business, which could have a material adverse effect on our business, financial condition and results of operations. For example, our employee management business may be exposed to employment related claims from our corporate customers or blue-collar talent, or be vicariously liable for the misbehavior of the blue-collar talent we placed. If we fail to manage such claims, we may have to indemnify them, which in turn may materially and adversely affect our reputation, business, results of operations, financial condition, or prospects.

Furthermore, claims arising out of actual or alleged violations of laws could be asserted against us by blue-collar talent, corporate customers, employees, competitors, government authorities or other third parties in civil, administrative or criminal investigations and proceedings. These claims could be asserted under a variety of laws and regulations, including but not limited to labor and employment laws, employee benefit laws, intellectual property laws, unfair competition laws, data protection and privacy laws, tort laws and contract laws. There can be no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. Even if we are successful in our attempt to defend ourselves in legal and administrative actions or to assert our rights under various laws and regulations, enforcing our rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions may expose us to negative publicity, substantial monetary damages and legal defense costs, injunctive relief, and criminal and civil fines and penalties, including but not limited to suspension or revocation of our licenses to conduct business, which may in turn adversely affect our business, financial condition and results of operations.

Our leased property interest or entitlement to other facilities or assets may be defective or subject to lien and our right to lease, own or use the properties affected by such defects or lien challenged, which could cause significant disruption to our business.

Under laws of the PRC, all lease agreements are required to be registered with the local housing authorities. The majority of the leased properties in China have not completed the registration of the leases with the relevant authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. If these registrations are not obtained in a timely manner or at all, we may be subject to monetary fines or may have to relocate our offices and incur the associated losses.

Some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. Meanwhile, registered mortgage of property right exists over certain leased properties before such properties are leased to some of our PRC Subsidiaries. In addition, since the ownership certificates of certain leased properties have not been provided to us by the relevant lessors, we cannot make sure whether the actual uses of such properties leased to some of our PRC Subsidiaries are inconsistent with the planned use indicated on the ownership certificates of such properties. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. In addition, we may not be able to renew our existing lease agreements before their expiration dates, in which case we may be required to vacate the properties. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be adversely affected.

We have limited insurance coverage to cover our potential losses and claims.

We maintained limited insurance policies, which we believe is adequate and in line with the industry practice. In line with general industry practice in China, we do not maintain business interruption insurance, product liability insurance, occupier’s liability, key-men life insurance, any insurance for our IT infrastructure and systems or any insurance for our leased properties. In addition, we maintain insurance policies to safeguard against risks and unexpected events for outsourcing blue-collar talent, such as employers’ liability insurances and group accidents insurance, which may not be sufficient. Any uninsured business disruption, accidents or injuries, litigation, legal proceedings, natural disasters, or other events beyond our insurance coverage, may result in substantial costs and the diversion of our resources, and we have no insurance to cover such losses. As a result, our business, financial condition and results of operations could be materially and adversely affected.

87

Failure to fully comply with the relevant PRC laws and regulations in respect of contributions to various employee benefit plans may materially and adversely affect our financial condition and results of operations.

Pursuant to PRC laws and regulations, we are required to participate in various employee benefit plans, including social insurance, unemployment insurance, medical insurance, maternity insurance, work-related injury insurance and the housing provident fund, and to contribute to these plans and fund at the levels specified by the relevant local government authorities from time to time at locations where we operate our business. In the past, (i) we failed to make social insurance contribution and failed to register housing provident fund account and make housing provident fund contribution for a small number of employees, and (ii) we failed to make contributions to the social insurance and housing provident funds in full amount as required by the PRC government for our employees of our certain subsidiaries.

We may, from time to time, be subject to case-by-case requests to make up for our insufficient contributions to the employee benefit plans and/or, if any, the associated late fees or fines. We have made adequate provision in relation to the insufficient contribution of the employee benefit plans in our financial statements. We cannot assure that the relevant local government authorities will not require us to pay the outstanding amount within a specific time limit or impose late or additional fees or fines on us, which may materially and adversely affect our financial condition and results of operation.

We recorded net losses, net current liabilities, net liabilities and net operating cash outflows in the past, which may expose us to certain liquidity risks and could constrain our operational flexibility as well as adversely affect our ability to expand our business.

There can be no assurance that we will not have net current liabilities, net liabilities or net operating cash outflows in the future. The net current liabilities, net liabilities position and/or net operating cash outflows would expose us to liquidity risks, which could constrain our operational flexibility and adversely affect our ability to expand our business. If we do not generate sufficient cash flow from our operations to meet our present and future financial needs, we may need to rely on additional external fundings. We cannot assure you that we will always be able to raise necessary funding to finance our operations, current liabilities and other debt obligations and we may have net current liabilities, net liabilities or net operating cash outflows in the future. Our ability to arrange financing and the cost of such financing are dependent on the global and the PRC economic conditions, capital and debt market conditions, lending policies of the PRC government and banks, and other factors. In the event we are unable to obtain adequate financing to meet our working capital requirements, we may be forced to delay, adjust, reduce or abandon our planned strategies. Our business, financial condition and results of operations may be materially and adversely affected if our cash flow and capital resources are insufficient to finance our debt obligations.

We recognized goodwill historically. If our goodwill was determined to be impaired, it could adversely affect our financial condition and results of operations.

Goodwill represents the excess of the (a) the aggregate of consideration transferred over (b) the net fair value of the acquiree’s identifiable assets and liabilities measured as of the acquisition date. We conduct impairment reviews at least annually or more frequently if events or changes in circumstances indicate a potential impairment. Impairment is determined by assessing the recoverable amount of the cash-generating unit (the “CGU”) to which the goodwill relates. Where the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized; and it could not be reversed in a subsequent period.

There are inherent uncertainties relating to the factors in relation to the assessment of goodwill impairment that might adversely affect our business operation, or under circumstances where we might fail to sustain the growth as well as the gross profit margin we have estimated. Further, we cannot assure you that our assumptions will prove to be correct. If we were required to recognize material impairment charges due to significant adverse changes in aforesaid factors, our results of operations in the corresponding period might be substantially affected. In addition, impairments of goodwill might also adversely affect our financial ratios, limit our ability to obtain financing and adversely affect our financial condition.

88

We may not be able to collect all of our trade receivables thus being exposed to credit risk.

Our trade receivables primarily represent outstanding balances due from our customers. As of December 31, 2022 and 2023, and as of June 30, 2024, our trade receivables amounted to RMB153.4 million, RMB292.6 million and RMB285.6 million(US$39.3 million) respectively. We recognize the allowance for expected credit losses for trade receivables, which is calculated based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that we expect to receive, discounted at an approximation of the original effective interest rate. At the end of each period in the past, we assess whether the credit risk of a financial instrument has increased significantly since its initial recognition. We cannot assure you that we will be able to collect our trade receivables from our customers in full, or at all, in the future, despite our efforts to conduct credit assessment on them. We recorded allowance for impairment loss on trade receivables of RMB27.7 million, RMB20.8 million and RMB16.4 million(US$2.3 million) as of December 31, 2022 and 2023, and as of June 30 2024, respectively.

We may not be able to receive payment on time. Historically, the trade receivables turnover days for the years ended December 31, 2022 and 2023, the six months ended June 30, 2024, were 75.6 days, 57.4 days and 60.2 days respectively. The trade receivables turnover days decreased in the year of 2023 as we put more emphasis on the debt collection work to guarantee the cash flow of the entire group. Although our management makes periodic collective assessments on the recoverability of trade receivables, we cannot assure you that our customers will pay us in full for their purchases in a timely manner or at all in the future. If our customers fail to pay us in full in a timely manner, our financial condition and results of operations may be materially and adversely affected.

Share-based payment may cause shareholding dilution to our existing shareholders and have a material and adverse effect on our financial performance.

On November 1, 2022, we adopted the restricted stock units scheme, or RSU Scheme, which was amended on December 9, 2022, to attract and retain personnel for positions of substantial responsibility and to provide additional incentives to our directors and the employees, and consultants of any member of our company. As of the date of this proxy statement/prospectus, we have not granted any shares to our employees under the RSU Scheme. To further incentivize our employees or consultants to contribute to us, we may grant additional share-based compensation in the future. Issuance of additional shares with respect to such share-based payment may dilute the shareholding percentage of our existing shareholders. Expenses incurred with respect to such share-based payment may also increase our operating expenses and therefore have a material and adverse effect on our financial performance.

Discontinuation of any preferential tax treatments or government grants available to us in the PRC could adversely affect our results of operations and financial condition.

We have benefited from preferential tax treatments from the PRC government. Our subsidiary, Shanghai Youerlan, has been recognized as high and new technology enterprise and, accordingly, is entitled to a preferential income tax rate of 15% in the past. Furthermore, in the past, certain subsidiaries of our company were recognized as small and micro enterprises subject to a preferential income tax rate of 5% to 10% in 2022 and 2023. The government agencies may decide to reduce, eliminate or cancel our tax preferences at any time. Therefore, we cannot assure you of the continued availability of such tax preference which we currently enjoy. The discontinuation, reduction or delay of the preferential tax treatment could adversely affect our financial condition and results of operations.

We also receive government grants primarily in the form of financial support and exemptions on value-added tax granted by the local government authorities. As these grants are provided typically on a one-off basis, there is no guarantee that we will continue receiving or benefitting from them in the future.

In addition, pursuant to applicable laws and regulations, we are subject to various taxes including enterprise income tax, value-added tax and withholding tax, and we are also required to withhold and remit individual income tax for our employees. Any failure to properly pay the relevant taxes or withhold and remit the requisite amount may subject us to fines or administrative penalties. Any change, suspension or discontinuation of the aforementioned preferential tax treatment and government grants to us or failure to fulfill the obligations under the relevant tax laws and regulations could adversely affect our financial condition, results of operations and cash flows.

89

Risks Relating to Doing Business in China

The PRC government’s significant oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our securities.

We conduct our business primarily through our PRC Subsidiaries. Our operations in China are governed by PRC laws and regulations. The PRC government has significant oversight and discretion over the conduct of our business, and it may influence our operations as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations, and our securities may decline in value or become worthless. Also, Chinese regulatory authorities may implement changes to the existing laws and regulations in the future that may disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of our securities, including that it could cause the value of such securities to significantly decline or be worthless.

Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law (the “Illegal Securities Opinions”). The Illegal Securities Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, shall be taken to address with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. Moreover, on January 4, 2022, 13 PRC regulatory agencies, namely, the CAC, the National Development and Reform Commission (the “NDRC”), the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) required that, among others, in addition to “operator of critical information infrastructure that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security”, any “operator of online platform” holding personal information of more than one million users who seek to list in a foreign stock exchange should also be subject to cybersecurity review. And on February 17, 2023, the CSRC issued the Trial Measures, which reformed the regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. See also “— Risks Relating to Doing Business in China — Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment” and “— Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of the PRC.” As these regulations were recently issued, official guidance and interpretation of the regulations remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these regulations or any future implementation rules on a timely basis, or at all. Any such risk could significantly limit or completely hinder our ability to offer or continue to offer securities to investors or cause the value of our securities to significantly decline or be worthless.

The PRC government exerts substantial influence over the conduct of our business operations. It may influence or intervene in our operations at any time as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of our securities.

Our operations are primarily conducted in the PRC, and are governed by PRC laws, rules and regulations. The PRC government exerts substantial influence over the conduct of our business, and may intervene in or influence our operations at any time as part of its efforts to enforce PRC law. The PRC government has recently published new policies that substantially affected certain industries. We cannot rule out the possibility that it will in the future release regulations or policies that directly or indirectly affect our industry or require us to seek additional permission to continue our operations, which could result in a material adverse change in our operation and/or the value of our securities. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.

90

The Chinese government has exerted more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. Such actions may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. For more details, see “— Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of the PRC.”

Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

Laws regulating foreign investment in China include the PRC Foreign Investment Law, or the PRC FIL, effective from January 1, 2020, and the Regulation on Implementing the PRC Foreign Investment Law, or the Implementation Regulations, effective from January 1, 2020. The PRC FIL specifies that foreign investments shall be conducted in line with the “negative list” to be issued or approved to be issued by the State Council. While we do not operate in an industry that is currently subject to foreign investment restrictions or prohibition in China, it is uncertain whether our industry will be named in an updated “negative list” to be issued in the future. If our industry is added to the “negative list” or if the PRC regulatory authorities otherwise decide to limit foreign ownership in our industry, there could be a risk that we would be unable to do business in China as we are currently structured. If any new laws and/or regulations on foreign investments in China are promulgated and implemented, such changes could have a significant impact on our current corporate structure, which in turn could have a material adverse impact on our business and operations, our ability to raise capital and the market price of our securities. In such event, despite our efforts to restructure to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of our securities which you invest in may significantly decline or be worthless.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial condition, results of operations, and the value of our securities.

Substantially all of our business operations are conducted in China. Accordingly, we are affected by the economic, political and legal environment in China. China’s economy differs from the economies of most developed countries in many respects, including the level of government involvement, the stages of development, the growth rate, and the control of foreign exchange.

Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industrial development by imposing industrial policies. For the past three decades, the PRC government has implemented economic reform measures to emphasize the utilization of market forces in economic development.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business, financial condition and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth, and the growth rate of the Chinese economy has gradually slowed in recent years. Any prolonged slowdown in the Chinese economy may reduce the demand for our offerings of products and services and materially and adversely affect our business, financial condition and results of operations. Furthermore, the increased global focus on social, ethical and environmental issues may lead to China’s adoption of more stringent standards in these areas, which may adversely impact the operations of China-based companies including us.

91

We are subject to evolving laws and regulations of the PRC that could require us to modify our current business practices and incur increased costs.

Our operations in the PRC are governed by the laws of the PRC. The PRC Subsidiaries are subject to laws and regulations applicable to foreign investment in the PRC. The legal system of the PRC is based on written statutes. Prior court decisions may be cited for reference, but have limited precedential value. Since late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade.

As interpretations and enforcements of these laws, regulations and rules are evolving, we may be required to modify our business practices and incur additional costs from time to time to maintain compliance with the relevant requirements. In addition, the PRC company may be subject to applicable processes or procedural requirements in order to obtain or maintain permits or licenses required to conduct business in the PRC. In the absence of required permits or licenses, government authorities could impose material sanctions or penalties on us. In addition, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, litigation typically takes time, which may result in substantial costs and diversion of our resources and management attention, and we cannot predict the outcome of administrative and court proceedings.

The PRC government has significant authority to influence and intervene in the China operations of an offshore holding company, such as Youlife, at any time. Accordingly, our business, prospects, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in China generally. Recently, PRC government has promulgated certain regulations and rules to exert more oversight over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers. Such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of such securities to significantly decline or be worthless.

Certain recently enacted laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. Rules and regulations in mainland China can change quickly with very short notice. Furthermore, the legal system of mainland China is based in part on government policies, some of which are not published at all or not published on a timely basis, and can change quickly with little advance notice. As a result, we may not be aware of our potential violation of such policies and rules.

We are required to obtain a wide range of government approvals, licenses, permits, and registrations in connection with our operations as well as to follow multiple mandatory standards or technical norms in our manufacturing and our vehicles. However, the interpretation of these regulations may change and new regulations may come into effect, which could disrupt or restrict our operations, reduce our competitiveness, or result in substantial compliance costs. In addition, the PRC regulatory authorities’ interpretation of such laws, rules, and regulations may change, which could materially and adversely affect the validity of the approvals, qualifications, licenses, permits, and registrations we obtained or completed. Any failure to comply may result in fines, restrictions, and limits on our operations, as well as suspension or revocation of certain certificates, approvals, permits, licenses, or filings we have already obtained or made.

92

The approval of and filing with the CSRC or other PRC government authorities is required in connection with this Business Combination or our listing under laws of the PRC.

The PRC government has recently sought to exert more oversight and supervision over offerings that are conducted overseas or foreign investment in China-based issuers. On July 6, 2021, the General Office of the State Council, together with another regulatory authority, jointly promulgated the Opinions on Strictly Combating Illegal Securities Activities in Accordance with the Law, which calls for, among others, emphasizes the need to strengthen cross-border regulatory cooperation and the administration and supervision of China-based issuers, and to establish a comprehensive regulatory system for the application of PRC capital market laws and regulations outside China. On February 17, 2023, the CSRC promulgated the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, or the Overseas Listing Filing Rules, which became effective on March 31, 2023. According to the Overseas Listing Filing Rules, the offering or listing of shares, depository receipts, convertible corporate bonds, or other equity-like securities by a PRC domestic company in an overseas stock market, whether directly or indirectly through an offshore holding company, should be filed with the CSRC. If a PRC domestic company intends to complete a direct or indirect overseas (i) initial public offering and listing, or (ii) listing of shares in the name of an overseas enterprise on the basis of the equity, assets, income or other similar rights of the relevant PRC domestic company through a single or multiple acquisitions, share swaps, shares transfers or other means, the issuer (if the issuer is a PRC domestic company) or its designated major PRC domestic operating entity (if the issuer is an offshore holding company), in each applicable event, the reporting entity, shall complete the filing procedures with the CSRC within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The determination of whether any offering or listing is “indirect” will be made on a “substance over form” basis. An offering or listing of an issuer will be considered as an overseas indirect offering or listing by PRC domestic companies if both of the following conditions are met with respect to such issuer: (i) the revenues, profit, total assets, or net assets of PRC domestic companies in the most recent fiscal year constitute more than 50% of the relevant line item in the issuer’s audited consolidated and combined financial statements for that year; and (ii) the majority of the senior management personnel responsible for its business operations and management are PRC citizens or have their ordinary residence in China, or if its main place of business is in China or if its business operation is primarily conducted in China. In addition, according to the Overseas Listing Filing Rules and a set of Q&A published on the CSRC’s official website in connection with the release of the Overseas Listing Filing Rules, if it is explicitly required (in the form of institutional rules) by any regulatory authority having jurisdiction over the relevant industry and field that regulatory procedures should be performed prior to the overseas listing of a PRC domestic company, such company must obtain the regulatory opinion, approval and other documents from and complete any required filing with such competent authority before submitting a CSRC filing. The reporting entity shall make a timely report to the CSRC and update its CSRC filing within three business days after the occurrence of any of the following material events, if any of them occurs after obtaining its CSRC filing and before the completion of the offering and/or listing: (i) any material change to principal business, licenses or qualifications of the issuer; (ii) a change of control of the issuer or any material change to equity structure of the issuer; and (iii) any material change to the offering and listing plan. Once listed overseas, the reporting entity will be further required to report the occurrence of any of the following material events within three business days after the occurrence and announcement thereof to the CSRC: (i) a change of control of the issuer; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer; (iii) change of the listing status or transfer of the listing board; and (iv) the voluntary or mandatory delisting of the issuer. In addition, the completion of any overseas follow-on offerings by an issuer in the same overseas market where it has completed its public offering and listing would necessitate a filing with the CSRC within three business days thereafter. Failure to comply with the applicable filing requirements may result in fines being imposed on the relevant PRC domestic companies and their controlling shareholders and other responsible person.

As of the date of this proxy statement/prospectus, Youlife has completed the filings with the CSRC for the Business Combination and the CSRC has concluded the filing procedure and published the filing results on the CSRC website on February 6, 2025. However, the regulatory authorities may take measures to adopt additional laws and regulations or new interpretation and implementation of existing laws and regulations relating to the permission or approval for the Business Combination.

In addition, on December 28, 2021, the Cyberspace Administration of China, or the CAC and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the Revised Review Measures, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the CAC in connection with the issuance of the Revised Review Measures, an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. After the receipt of all required application materials, the authorities must determine, within ten business days thereafter, whether a cybersecurity review will be initiated, and issue a written notice to the relevant applicant of its determination. If a review is initiated and the authorities conclude after such review that the listing will affect national security, the listing of the relevant applicant will be prohibited.

Additionally, the PRC Cybersecurity Law requires companies to implement certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cybersecurity Law provides that China adopts a multi-level protection scheme (“MLPS”), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cybersecurity. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

93

On November 14, 2021, the CAC released the Regulations on Network Data Security Management (draft for public comments), which provide that if a data processor that processes personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Pending the finalization, adoption, enforcement and interpretation of these new measures and regulations, we cannot rule out the possibility that the measures and regulations may be enacted, interpreted or implemented in ways that will negatively affect us.

On February 24, 2023, the CSRC and several other administrations jointly released the revised Provisions on Strengthening Confidentiality and Archiving Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which came into effect on March 31, 2023. The Archives Rules apply to both overseas direct offerings and overseas indirect offerings. The Archives Rules provides that, among other things, (i) in relation to the overseas listing activities of PRC domestic enterprises, the PRC domestic enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to discharge their confidentiality and archives management responsibilities; (ii) if a PRC domestic enterprise is required to publicly disclose or provide to any securities companies or other securities service providers or overseas regulators or individuals, any materials that contain state secrets or government work secrets (where there is ambiguity or dispute on whether it is state secret or government work secret, a request shall be submitted to the competent government authority for determination), during the course of its overseas offering or listing, the PRC domestic enterprise shall apply for approval from competent authorities and file with the secrecy administrative department at the same level; and (iii) working papers produced in China by securities companies and other securities service institutions, who provide such PRC domestic enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and the transmission of any such working papers to recipients outside China must be approved following the applicable PRC regulations.

Except for the filing procedures based on the Overseas Listing Filing Rules, Youlife is not required to obtain any other license, permission or approval from the relevant PRC authorities, including the CAC or any other governmental agency, in connection with the Business Combination. As of the date of this proxy statement/prospectus, no licenses, permissions or approvals required and sought by Youlife and its subsidiaries in connection with the Business Combination or business operations have been denied. If (i) we do not receive or maintain any required permission, or fail to complete any required review or filing, (ii) we inadvertently conclude that such permission, review or filing is not required, or (iii) applicable laws, regulations, or interpretations change such that it becomes mandatory for us to obtain any permission, review or filing in the future, we may have to expend significant time and costs to comply with these requirements. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, it may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against it, and other forms of sanctions, and our ability to conduct its business, invest into China as foreign investments or accept foreign investments, complete the transactions, or list on a U.S. or other overseas exchange may be restricted, and its business, reputation, financial condition, and results of operations may be materially and adversely affected. Further, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of our securities may significantly decline or be worthless.

It is uncertain whether we can, or how long it will take us to, obtain such approval or complete such filing procedures. Any failure to obtain or delay in obtaining clearance of such approval or completing such filing procedures for this Business Combination or our listing, would subject us to regulatory actions or other sanctions by the CSRC, CAC or other PRC regulatory authorities for failure to seek required governmental authorization in respect of the same. These governmental authorities may impose fines, restrictions and penalties on our operations in China, such as suspension of our apps, revocation of our licenses, or shutting down part or all of our operations, limit our ability to pay dividends outside of China, limit our operating privileges in China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The PRC governmental authorities may also take actions requiring us, or making it advisable for us, to suspend this Business Combination or our listing before settlement and delivery. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

94

All of these could have a material adverse effect on the trading price of our securities and could significantly limit or completely hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities.

Greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment.

We are subject to evolving statutory and regulatory requirements relating to cybersecurity, data security, personal information protection and algorithmic recommendation. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities. In addition, internet information in the PRC is regulated from a national security standpoint. According to the PRC National Security Law, institutions and mechanisms for national security review and administration will be established to conduct national security review on key technologies and IT products and services that affect or may affect national security.

The PRC Cybersecurity Law, which became effective in June 2017, created China’s first national-level cybersecurity supervision framework for “network operators.” It requires, among others, that network operators take security measures to protect the network from interference, damage and unauthorized access and prevent data from being divulged, stolen or tampered with. Network operators are also required to collect and use personal information in compliance with the principles of legitimacy, properness and necessity, and strictly within the scope of authorization by the subject of personal information unless otherwise prescribed by laws or regulations. Significant capital, managerial and human resources are required to comply with legal requirements, enhance cybersecurity and address any issues caused by security failures.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, or the SCNPC issued the Data Security Law to regulate data processing activities and security supervision in the PRC, which came into effect on September 1, 2021. The Data Security Law provides a national data security review system under which data processing activities that affect or may affect national security shall be reviewed. It also introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The appropriate level of protection measures is required to be taken for each respective category of data. It is not clear under the Data Security Law what constitutes “important data” or “state critical data.” If we are deemed to collect “important data” or “state critical data,” we may need to adopt internal reforms in order to comply with the Data Security Law.

On December 28, 2021, the CAC and several other PRC government authorities jointly revised and promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022 and provides that, (i) operators of critical information infrastructure that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security, and (ii) operators of network platforms seeking listing abroad that are in possession of more than one million users’ personal information must apply for a cybersecurity review. As of the date of this proxy statement/prospectus, we had not been involved in any investigations on cybersecurity review initiated by the CAC and we had not received any official inquiry, notice, warning, or sanctions regarding cybersecurity and overseas listing from the CAC. Based on the opinion of our PRC legal counsel, Haiwen & Partners, according to its interpretation of the currently in-effect PRC laws and regulations, as of the date of this proxy statement/prospectus, the completion of the Business Combination and the transactions contemplated by the Business Combination Agreement does not require the application or completion of any cybersecurity review from PRC governmental authorities, including the CAC.

It remains uncertain as to how the existing regulatory measures will be interpreted or implemented in the future, and whether the PRC regulatory agencies, including the CAC will not take a contrary position or adopt different interpretations, and may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures, which may have a material adverse impact on our future capital raising activities. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we cannot assure you whether we can complete any review or other required actions in a timely manner or at all, which could materially and adversely affect our business, results of operations and financial condition, and/or the value of our Class A ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors.

95

On August 17, 2021, the PRC State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to such regulations, “critical information infrastructure” shall mean any important network facilities or information systems of important industries or fields such as public communication and information service, transport, communications, water resources, finance, public services, e-government affairs and national defense science, and any other important network facilities or information systems which may endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, relevant administration departments of each critical industry and sector, or Protection Departments, shall be responsible to formulate eligibility criteria and determine the critical information infrastructure operator in the respective industry or field. The operators shall be informed about the final determination as to whether they are categorized as critical information infrastructure operators. As of the date hereof, no detailed rules or implementation has been issued by any Protection Departments, nor have we been informed as a critical information infrastructure operator by any governmental authorities. However, the governmental authorities, including Protection Departments, may further formulate detailed rules or explanations with respect to the interpretation and implementation of this regulation, and the PRC governmental authorities may have discretion in the interpretation and enforcement of these laws. Therefore, we cannot guarantee that we would not be deemed as a critical information infrastructure operator under the PRC law.

The PRC Personal Information Protection Law, or the PIPL, took effect in November 2021. The PIPL sets forth detailed rules on processing personal information, clarifies the relevant rights of the individuals and the obligations of the personal information processors, and further strengthens the liabilities for illegal process of personal information. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests. We do not foresee any material impediments for us to comply with the PIPL and other existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material respects, based on the following reasons: as of the date of this proxy statement/prospectus, (i) we have implemented Personal Information Management Rules, which provides that, as our primary function is to guide users in using the systems, we do not access or manage the personal information contained in the systems and strictly prohibit our personnel from collecting personal and private information; (ii) there has been no material leakage of data or personal information or violation of cybersecurity and data protection and privacy laws and regulations by us which will have a material adverse impact on our business operations; (iii) we have not been subject to any material fines or administrative penalties, mandatory rectifications, or other sanctions by any competent regulatory authorities in relation to the infringement of cybersecurity and data protection laws and regulations; (iv) there has been no material cybersecurity and data protection incidents or infringement upon the rights of any third parties, or other legal proceedings, administrative or governmental proceedings, pending or, to the best of the knowledge of our company, threatened against or relating to our company; and (v) we have not been involved in any investigations on cybersecurity review initiated by the CAC on such basis and have not received any inquiry, notice, warning or sanctions in this respect. However, we cannot assure you that we will comply with the PIPL in all respects. We may also become subject to fines and other penalties which may have material adverse effect on our business, financial condition and results of operations.

In the meantime, the PRC regulatory authorities have also enhanced the supervision and regulation on cross-border data transmission. For example, on July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-border Data Transfer, which came into effect on September 1, 2022. According to these measures, personal data processors will be subject to security assessment conducted by the CAC prior to any cross-border transfer of data if the transfer involves (i) important data; (ii) personal information transferred overseas by operators of critical information infrastructure or a data processor that has processed personal data of more than one million persons; (iii) personal information transferred overseas by a data processor who has already provided personal data of 100,000 persons or sensitive personal data of 10,000 persons overseas since January 1 of last year; or (iv) other circumstances as requested by the CAC. According to the official interpretation of the CAC, the Measures for the Security Assessment of Cross-border Data Transfer apply to (i) overseas transfer and storage by data processors of data collected or generated during operations in China (ii) inquiry, retrieval, download and export of the data collected and generated by data processors and stored in China by overseas institutions, organizations or individuals, and (iii) other acts of transmitting data to overseas parties as specified by the CAC. Furthermore, on March 22, 2024, the CAC promulgated the Provisions on Promoting and Regulating Cross-border Data Transfer, which came into effect on the same day. According to these regulations, any data processor under any of the following circumstances: (1) any operator of critical information infrastructure provides personal information or important data overseas; (2) any data processor other than an operator of critical information infrastructure provides important data overseas, or provides personal information of more than 1,000,000 individuals in aggregate (excluding sensitive personal information) or sensitive personal information of more than 10,000 individuals in aggregate overseas since January 1 of the current year, shall apply for a security assessment. Any data processor other than an operator of critical information infrastructure provides personal information of more than 100,000 individuals but less than 1,000,000 individuals in aggregate (excluding sensitive personal information) or provides sensitive personal information of less than 10,000 individuals in aggregate overseas since January 1 of the current year shall enter into the standard contracts for personal information transfer with the overseas receivers or pass the certification of personal information protection in accordance with the law. Since we have implemented Personal Information Management Rules, which provides that, the PRC entities do not access or manage the personal information contained in the systems and strictly prohibit the personnel from collecting personal and private information, our PRC Subsidiaries have not carried out any activity relating to cross-border transfer of data, and we have not been subject to any fines or administrative penalties, mandatory rectifications, or other sanctions by any competent regulatory authorities in relation to the infringement of such regulations, and there has been no data transmission incidents or infringement upon the rights of any third parties, or other legal proceedings, administrative or governmental proceedings, pending or, to the best of the knowledge of us, threatened against or relating to our PRC Subsidiaries.

96

Changes in existing laws or regulations or adoption of new laws and regulations relating to cybersecurity and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future.

Given that the above mentioned laws, regulations and policies were recently promulgated or issued, or have not yet been formally promulgated or taken effect (as applicable), and are subject to changes and may continue to evolve, despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, we cannot assure you that our practices or offerings meet all of the requirements imposed on us by such laws, regulations or obligations. Any failure on our part to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, could damage our reputation or result in investigations, fines or other penalties by government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations.

Our securities may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was subject to that determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. If our securities are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

97

Changes and developments in the PRC legal system and the interpretation and enforcement of PRC laws, rules and regulations may subject us to uncertainties.

Substantially of our operations are conducted in China, and our PRC Subsidiaries are governed by PRC laws, rules and regulations. The PRC legal system is a civil law system based on written statutes and prior court decisions in a civil law system have limited precedential value and can only be used as a reference. The PRC has made significant progress in the promulgation of laws and regulations dealing with business and commercial affairs of various participants of the economy, involving foreign investment, corporate organization and governance, commercial transactions, taxation and trade. However, China’s legal system is still evolving, and recently enacted laws, rules and regulations may be subject to interpretation and implementation by PRC regulatory agencies and new laws, rules and regulations may be promulgated from time to time to sufficiently cover all aspects of economic activities in China, which may take time.

Furthermore, because some of the laws, rules and regulations in China are evolving, and because of the nonbinding nature of court decisions, we cannot predict how these laws, rules and regulations will be interpreted and enforced, which may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, published laws and regulations may not be able to codify all policies and practices of various governmental agencies in China in a timely manner. As a result, we may also need to adjust our operations from time to time following guidance provided by competent governmental agencies to us, and we may be found in violation and be subject to penalties for any historical or ongoing non-compliances.

In addition, administrative and court proceedings in China may be time-consuming, resulting in additional costs and diversion of resources and management attention. As administrative and court authorities are bound to interpret and enforce statutory and contractual terms, they will need to exercise certain discretion and it is possible that the administrative and court authorities in China would not interpret and enforce the statutory and contractual terms in a manner favorable to us, and it may be difficult to predict the outcome of any administrative and court proceedings we may face in the future.

Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the offering of our securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

China’s M&A Rules and certain other regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of laws and regulations of the PRC have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-monopoly Law itself, these include the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011, and the Measures for the Security Review of Foreign Investment promulgated by the NDRC and the MOFCOM in December 2020 which came into force on January 18, 2021. These laws and regulations impose requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, pursuant to relevant anti-monopoly laws and regulations, the SAMR should be notified in advance of any concentration of undertaking if certain thresholds are triggered, and SAMR clearance is required to be obtained before completion of such transactions. We cannot assure you that the anti-monopoly law enforcement agency will not deem our future acquisitions or investments to have triggered filing requirement for anti-monopoly review. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by NDRC and the MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

98

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including clearance from the SAMR and approval from the MOFCOM or other PRC government authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China primarily through our PRC Subsidiaries. We may make additional capital contributions or loans to our PRC Subsidiaries, which are treated as foreign invested enterprises under laws of the PRC. Any loans by us to our PRC Subsidiaries are subject to regulations and foreign exchange loan registrations in the PRC. For example, with respect to the registration, loans by us to our PRC Subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the relevant local counterpart of the State Administration of Foreign Exchange of the PRC, or SAFE, or filed with SAFE in its information system; with respect to the outstanding amounts of loans, (i) if the relevant PRC Subsidiaries adopt the traditional foreign exchange administration mechanism, the outstanding amount of loans shall not exceed the difference between the total investment and the registered capital of the PRC Subsidiaries; and (ii) if the relevant PRC Subsidiaries adopt the relatively new foreign debt mechanism, the risk-weighted outstanding amount of loans shall not exceed 200% of the net asset of the relevant PRC Subsidiaries. We may also finance our PRC Subsidiaries by means of capital contributions. These capital contributions must be registered with the SAMR or its local counterparts, and shall be concurrently reported to the MOFCOM through its information reporting and submission system.

Pursuant to the Circular on the Reforming of the Management Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015 and was last amended on December 30, 2019, and the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which was promulgated in June 2016, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or choose to follow the “conversion-at-will” system for foreign currency settlement. SAFE Circular 19 and SAFE Circular 16, therefore, have substantially lifted the restrictions on the use by a foreign-invested enterprise of its RMB registered capital, foreign debt and repatriated funds raised through overseas listing converted from foreign currencies. Nevertheless, SAFE Circular 19 and SAFE Circular 16 reiterate the principle that RMB converted from the foreign currency-denominated capital of a foreign invested company may not be directly or indirectly used for purposes beyond its business scope and prohibit foreign-invested companies from using such RMB fund to provide loans to persons other than affiliates unless otherwise permitted under their business scopes. To the extent cash or assets in the business of Youlife that is in mainland China or Hong Kong or a mainland China or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in, or the impositions of restrictions and limitations on the ability of Pubco, or the subsidiaries of Youlife by the PRC government to transfer cash or assets.

Under laws and regulations of the PRC, we are permitted to utilize the proceeds from this Business Combination or our listing to fund our PRC Subsidiaries by making loans to or additional capital contributions to our PRC Subsidiaries, subject to applicable government registration, statutory limitations on amount and approval requirements. These laws and regulations of the PRC may limit our ability to use RMB converted from the net proceeds of any financing outside China to fund the establishment of new entities in China by our PRC Subsidiaries, to invest in or acquire any other PRC companies through our PRC Subsidiaries.

99

We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current regulations of the PRC permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reached 50% of its registered capital.

Additionally, if our PRC Subsidiaries incur debt in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. In addition, the incurrence of indebtedness by our PRC Subsidiaries could result in operating and financing covenants and undertakings to creditors that would restrict the ability of our PRC Subsidiaries to pay dividends to us.

Any limitation on the ability of our PRC Subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase. Unless we are able to pass on these increased labor costs to those who pay for our products and services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees, limitation with respect to utilization of labor dispatching, applying for foreigner work permits, labor protection and labor condition and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to strict requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

Companies registered and operating in China are required under the PRC Social Insurance Law (latest amended in 2018) and the Regulations on the Administration of Housing Funds (latest amended in 2019) to, apply for social insurance registration and housing fund deposit registration, and to pay for their employees different social insurances including pension insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, and housing provident funds to the extent required by law.

As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes, government investigations, and imposition of sanctions. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make full social insurance payments and contribute to the housing provident funds. If we are found to have violated applicable labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be adversely affected.

100

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct a substantial portion of our operations in China, and a substantial portion of our assets are located in China. In addition, six of Pubco’s directors, officers or members of senior management are located in China, including Mr. Yunlei Wang, Mr. Lidong Zhu, Mr. Xiaolin Gou, Ms. Yunqiu Dai and Ms. Huifang Cheng, who are located in mainland China, and Mr. Clement Ka Hai Hung located in Hong Kong. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations.

The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of RMB against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a more flexible currency policy. Any significant appreciation or depreciation of RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our securities in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into RMB to pay our operating expenses, appreciation of RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our securities.

To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by exchange control regulations in the PRC that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Moreover, certain monetary amounts described in this proxy statement/prospectus have been expressed in U.S. dollars for convenience only and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing foreign exchange regulations in the PRC, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate governmental authorities is required where RMB is to be converted into a foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies.

Since 2016, the PRC government has tightened its foreign exchange policies again and stepped up scrutiny of major outbound capital movement. More restrictions and a substantial vetting process have been put in place by SAFE to regulate cross-border transactions falling under the capital account. We receive a portion of our revenues in RMB. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholder.

101

Regulations of the PRC relating to offshore investment activities by PRC residents may limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under laws of the PRC.

SAFE requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes certain material events. To the extent cash or assets in the business of Youlife that is in mainland China or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the impositions of restrictions and limitations on the ability of Pubco, or the subsidiaries of Youlife by the PRC government to transfer cash or assets.

If our direct or indirect stakeholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC Subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC Subsidiaries. Moreover, failure to comply with SAFE registration requirements could result in liability under laws of the PRC for evasion of applicable foreign exchange restrictions.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interests in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make, obtain, and update any applicable registrations or obtain any approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC Subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC Subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with regulations of the PRC regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Under SAFE regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. We and our PRC resident employees who participate in our share incentive plans are subject to these regulations since we became a public company listed in the United States. If we or any of these PRC resident employees fail to comply with these regulations, we or such employees may be subject to fines and other legal or administrative sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers, and employees under laws of the PRC.

Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

Our PRC Subsidiaries have received various financial subsidies from PRC local government authorities. In 2022 and 2023, we recorded government grants of RMB11.9 million and RMB11.5 million (US$1.6 million), respectively. The financial subsidies result from discretionary incentives and policies adopted by PRC local government authorities. Local governments may decide to change or discontinue such financial subsidies at any time, or require us to repay part or all of the financial subsidies we previously received. The discontinuation, reduction, or repayment of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of China with a “de facto management body” within China is considered a PRC resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. The State Administration of Taxation, or the SAT, issued a circular in April 2009 and amended it in January 2014, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

102

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, we may be required to withhold a 10% withholding tax from interest or dividends we pay to our shareholders that are non-PRC resident enterprises. In addition, non-PRC resident enterprise shareholders may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, interest or dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of Class A ordinary shares by such holders may be subject to PRC tax at a rate of 20% (which, in the case of interest or dividends, may be withheld at source by us), if such gains are deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC Subsidiaries in mainland China to us through our Hong Kong subsidiaries.

We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC Subsidiaries in mainland China to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties, which became effective in January 2020, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations.

In the future, we intend to re-invest all earnings, if any, generated from our PRC Subsidiaries for the operation and expansion of our business in China. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. Our determination regarding our qualification to enjoy the preferential tax treatment could be challenged by the relevant tax authority and we may not be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to dividends to be paid by our PRC Subsidiaries in mainland China to our Hong Kong subsidiaries.

103

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, the State Administration of Taxation, or the SAT, issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. SAT Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, SAT Circular 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, the SAT issued Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or Circular 37, which came into effect on December 1, 2017 and was amended on June 15, 2018. Circular 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-PRC resident enterprises with respect to a filing or the transferees with respect to withholding obligations, and request our PRC Subsidiaries to assist in the filing. As a result, we and non-PRC resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Circular 7 and Circular 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-PRC resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under laws of the PRC, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAMR.

Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC Subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance department of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative acts in a manner contrary to the interests of any of our PRC Subsidiaries, or obtains control of the chops in an effort to obtain control over any of our PRC Subsidiaries, we or our PRC Subsidiaries would need to pass a new shareholders or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the legal representative and acts in good faith.

104

Our business may be negatively affected by the potential obligations if we fail to comply with social insurance and housing provident fund related laws and regulations.

We are required by PRC labor laws and regulations to pay various statutory employee benefits, including pensions insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund, to designated government agencies for the benefit of our employees and associates. In October 2010, the Standing Committee of the National People’s Congress (the “SCNPC”) promulgated the Social Insurance Law of PRC, effective on July 1, 2011 and amended on December 29, 2018. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Provident Fund, which was amended on March 24, 2002 and March 24, 2019. Companies registered and operating in China are required under the Social Insurance Law of PRC and the Regulations on the Administration of Housing Provident Fund to apply for social insurance registration and housing provident fund deposit registration within 30 days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. We could be subject to orders by competent labor authorities for rectification if we fail to comply with such social insurance and housing provident fund related laws and regulations, and failure to comply with the orders may further subject us to administrative fines. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. If the relevant PRC authorities determine that we shall make supplemental social insurance and housing provident fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing provident fund contributions in full for our employees, our business, financial condition and results of operations may be adversely affected.

Inflation in the PRC could negatively affect our profitability and growth.

The economy of the PRC has been experiencing increases in inflation in recent years. As a result, average wages in the PRC are expected to continue to increase. Future increases in the PRC’s inflation may materially and adversely affect our profitability and results of operations unless we are able to pass on these costs to our customers by increasing management fees and service fees.

Risks Relating to the Business Combination and its Effects

The consummation of the Business Combination is subject to a number of conditions, including the approval for listing of Pubco ADSs and Pubco Warrants on Nasdaq, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Any of the conditions to a party’s obligation to consummate the Business Combination set forth in the Business Combination Agreement may be waived, if legally permitted, by such party. Those conditions include, but are not limited to: the approval of the Business Combination Agreement and the transactions contemplated thereby, the amendment by Pubco shareholders of Pubco’s memorandum and articles of association, the appointment of the members of the Pubco’s board of directors after the Closing, the approval for listing of Pubco ADSs and Pubco Warrants on Nasdaq (subject only to official notice of issuance and any applicable requirement to have a sufficient number of round lot holders), and other related matters by the requisite vote of Distoken’s shareholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or Youlife or Distoken may elect to terminate the Business Combination Agreement in certain other circumstances, including the failure of Pubco ADSs and Pubco Warrants to be approved for listing on Nasdaq.

105

Listing of Pubco ADSs and Pubco Warrants on Nasdaq is a closing condition to the Business Combination. To the extent that the parties waive such condition and proceed with the Closing, Pubco ADSs and Pubco Warrants could be quoted on an over-the-counter market, and holders of Pubco securities could face significant material adverse consequences.

The approval for listing of Pubco ADSs and Pubco Warrants on Nasdaq (subject only to official notice of issuance and any applicable requirement to have a sufficient number of round lot holders) is a condition to Youlife’s and Distoken’s obligation to consummate the Business Combination. Currently, the parties do not intend to waive such closing condition. However, to the extent that the parties to the Business Combination Agreement waive applicable listing conditions as a condition to the Closing, and Business Combination closes and shareholders receive unlisted securities, then Pubco expects that its securities could be quoted on an over-the-counter market. If this were to occur, Pubco could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;
●	reduced liquidity for its securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Insiders have agreed to vote their shares in favor of the Business Combination Proposal, regardless of how Distoken’s Public Shareholders vote.

The Business Combination Proposal must be approved by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Extraordinary General Meeting. Each of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal. Each of the Organizational Documents Proposal, the RSU Plan Proposal and the NTA Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. The Business Combination is not structured to require approval of at least a majority of unaffiliated security holders of Distoken. The Sponsor, which owns 2,270,000 Distoken Ordinary Shares, including 1,725,000 Founder Shares and 545,000 Private Shares but excluding 54,500 shares issuable upon conversion of the Private Rights upon the Closing, or 70.9% of the outstanding Distoken Ordinary Shares, has previously agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. Additionally, the Sponsor has agreed to vote the Ordinary Shares it owns in favor of each of the proposals. Accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal and the Adjournment Proposal to approve such proposals.

Each of the Cayman Merger Proposal and the NTA Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of the Cayman Merger Proposal and the NTA Proposal.

Neither Distoken nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration in the event that any of the representations and warranties made by Youlife in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Youlife and Distoken to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Distoken and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration if any representation or warranty made by Youlife in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Distoken would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

106

Distoken shareholders who do not redeem their Public Shares will experience immediate and material dilution upon Closing of the Business Combination.

Upon the completion of the Business Combination, (i) assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, Public Shareholders (including holders of Public Rights), the Sponsor and other shareholders (including Private Rights) and the Youlife Shareholders will own approximately 1.8%, 3.5%, and 94.7% of the Pubco Ordinary Shares, respectively, such percentages calculated assuming that the Youlife Shareholders receive 58,839,192 Pubco Class A Ordinary Shares in the form of Pubco ADSs and 11,160,808 Pubco Class B Ordinary Shares; (ii) assuming, among other things, that the maximum number of Public Shares are redeemed upon completion of the Business Combination, Public Shareholders, the Sponsor and other shareholders and the Youlife Shareholders will own approximately 0.9%, 3.6% and 95.5% of the Pubco Ordinary Shares, respectively, such percentages calculated assuming that the Youlife Shareholders receive 58,839,192 Pubco Class A Ordinary Shares in the form of Pubco ADSs and 11,160,808 Pubco Class B Ordinary Shares.

As such, Distoken shareholders who do not redeem their Ordinary Shares will experience immediate and material dilution upon closing of the Business Combination.

Since the Sponsor, Distoken’s directors, officers and advisors have interests that are different, or in addition to (and which may conflict with), the interests of Distoken’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Youlife is appropriate as Distoken’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Distoken if the Business Combination is not completed.

When you consider the recommendation of Distoken Board in favor of approval of the Business Combination Proposal, you should consider that the Sponsor, Distoken’s directors, officers and advisors have interests in such proposal that are different from, or in addition to, those of Distoken’s shareholders generally. These interests include:

●	the fact that the Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares (after a share capitalization of 0.25 shares for each Founder Share outstanding in August 2021 and a share capitalisation of 0.2 shares for each Founder Share outstanding in January 2023), which will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Distoken Ordinary Shares on , 2025, the aggregate value of the Founder Shares held by the Sponsor as of the same date was approximately $ . If Distoken does not consummate the Business Combination or another initial business combination within the Combination Period, and Distoken is therefore required to be liquidated and dissolved, these shares would be worthless, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of approximately $0.0145 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●

the fact that the Sponsor paid $10.00 per Private Unit, or an aggregate of $5,450,000, for the 545,000 Private Units acquired by the Sponsor in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Based on the closing trading price of the Distoken Ordinary Shares, Public Warrants and Public Rights on                   , 2025, the aggregate value of the Private Units held by the Sponsor as of the same date was approximately $     . If Distoken consummates the Business Combination, the shares that are components of the Private Units and the shares issuable pursuant to the Private Rights included in the Private Units will be converted into Pubco Class A Ordinary Shares at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that if Distoken does not consummate the Business Combination or another initial business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

107

●	the fact that the Sponsor and the officers and directors of Distoken have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares and Private Shares upon Distoken’s liquidation and dissolution if Distoken is unable to consummate its initial business combination;

●	the fact that the Sponsor, Distoken’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to Distoken. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Units, at a price of $10.00 per Unit, of the post-business-combination entity. If Distoken completes a business combination, Distoken will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On February 26, 2024, Distoken issued the Working Capital Loan Note in the principal amount of up to $1,000,000 to the Sponsor for Distoken’s working capital needs. The Working Capital Loan Note bears no interest and is payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, $519,888 of Working Capital Loan Note was outstanding;

●	the fact that the Sponsor holds the First Extension Note and the Second Extension Note in the aggregate principal amounts of up to $720,000 issued by Distoken in connection with the First Extension Amendment and the Second Extension Amendment, pursuant to which the Sponsor agreed to loan to Distoken up to such amounts in connection with such amendments. Distoken agreed to deposit $30,000 per month into the Trust Account, commencing on November 18, 2023 and continuing through November 18, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $720,000. Such notes bear no interest and are payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, the Sponsor had deposited an aggregate of $330,000 into the Trust Account under the First Extension Note. In the event an initial business combination is consummated, the notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the notes, but no proceeds held in the Trust Account would be used to repay the notes;

●	the fact that the Sponsor is entitled to $10,000 per month for office space, administrative and support services until the completion of an initial business combination under the Administrative Services Agreement;

●	the fact that unless Distoken consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of September 30, 2024, directors or officers of Distoken had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter provides that Distoken renounces any interest or expectancy of Distoken in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Investor Group and the Investor Group Related Person, on the one hand, and Distoken, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of Distoken and the opportunity is one Distoken is permitted to complete on a reasonable basis. Notwithstanding such provision, Distoken believes that such provision did not impact Distoken’s search for a business combination target because Distoken’s officers and directors have confirmed to Distoken that there were no such corporate opportunities that were not presented to Distoken pursuant to such provision;

108

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of Distoken’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers Distoken’s existing directors and officers;

●	the fact that EarlyBirdCapital, I-Bankers or their designees collectively own 278,000 Representative Shares, which were issued for nominal consideration in connection with the IPO, and 172,500 Representative Warrants issued to I-Bankers for $100. If Distoken consummates the Business Combination, the Representative Shares and the shares issuable upon the exercise of the Representative Warrants will have a significantly higher value at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that Distoken has engaged I-Bankers as an advisor in connection with its initial business combination to assist in holding meetings with Distoken’s shareholders to discuss the potential business combination and the target business’ attributes, introduce Distoken to potential investors that are interested in purchasing Distoken’s securities in connection with its initial business combination and assist with its press releases and public filings in connection with the initial business combination. Distoken has agreed to pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). Distoken has also agreed to pay I-Bankers a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if it introduces Distoken to the target business with whom Distoken complete its initial business combination;

●	the fact that Distoken’s officers and directors have not been required to, and have not, committed their full time to Distoken’s affairs, which may have resulted in a conflict of interest in allocating their time between Distoken’s operations and its search for a business combination and their other businesses; and

●	the fact that Mr. Jian Zhang, Distoken’s Chief Executive Officer and Chairman (but no other officer or director), has an economic interest in the 1,725,000 Founder Shares and 545,000 Private Units owned by the Sponsor.

The existence of personal and financial interests of one or more of Distoken’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Distoken and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. For additional information on the interests and relationships of the Sponsor, directors, officers and advisors in the Business Combination. See “Risk Factors — Risks Relating to Redemptions and Certain Outstanding Securities of Distoken — If the Business Combination is not approved, then the Founder Shares that are beneficially owned by Distoken’s current directors, executive officers and the Sponsor will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with Youlife.” and “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination.”

The personal and financial interests of the Sponsor as well as Distoken’s directors and officers may have influenced their motivation in identifying and selecting Youlife as a business combination target, completing an initial business combination with Youlife and influencing the operation of the business following the Business Combination. In considering the recommendations of Distoken Board to vote for the proposals, its shareholders should consider these interests.

The exercise of Distoken’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Distoken.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Distoken to agree to amend the Business Combination Agreement, to consent to certain actions taken by Youlife or to waive rights that Distoken is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Youlife’s business, a request by Youlife to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Youlife’s business and would entitle Distoken to terminate the Business Combination Agreement. In any of such circumstances, it would be at Distoken’s discretion, acting through Distoken Board, to grant its consent or waive those rights.

109

The existence of the financial and personal interests of the directors of Distoken described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between such director may believe is best for Distoken and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that Distoken, Youlife and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by Distoken shareholders, Distoken will inform such shareholders of the amendment by press release and other public communication. In the event that Distoken, Youlife and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by Distoken shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment.

Distoken’s shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco’s securities in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of Distoken and Youlife and their subsidiaries. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, Distoken’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as Distoken, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by Distoken and its advisors in connection with the Business Combination may not be as great as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in Youlife’s business or problems with Youlife’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco ADSs and Pubco Warrants.

110

Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

Furthermore, the Sponsor, Distoken’s directors, officers and advisors have interests in the Business Combination that may be different from, or in addition to, the interests of Distoken’s shareholders generally. Such interests may have influenced Distoken’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors — Risks Relating to the Business Combination and its Effects — Since the Sponsor, Distoken’s director, officers and advisors have interests that are different, or in addition to (and which may conflict with), the interests of Distoken’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Youlife is appropriate as Distoken’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Distoken if the Business Combination is not completed” and the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination.” In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event the Business Combination is completed, even if the Business Combination causes the trading price of Pubco ADSs to materially decline.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with Youlife

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of Youlife, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Pubco Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs), pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in Youlife. Pubco will depend on Youlife for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends. The earnings from, or other available assets of, Youlife may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on the Pubco Board or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Pubco ADSs and Pubco Warrants, fines, sanctions and other regulatory action and potentially civil litigation.

111

Youlife’s management team has limited experience managing and operating a U.S. public company.

Members of Youlife’s management team have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Its transition to being a U.S. public company subjects Youlife to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from its senior management and could divert their attention away from the day-to-day management of its business. Youlife may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, Youlife plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, Youlife’s business, financial condition and results of operations could be adversely affected.

The price of Pubco ADSs may be volatile.

The price of Pubco ADSs may fluctuate due to a variety of factors, including:

●	actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in its industry; mergers and strategic alliances in the industry in which it operates;

●	market prices and conditions in the industry in which it operates;

●	changes in government regulation;

●	potential or actual military conflicts or acts of terrorism;

●	the failure of securities analysts to publish research about us, or shortfalls in its operating results compared to levels forecast by securities analysts;

●	announcements concerning Youlife, Pubco or its competitors; and

●	the general state of the securities markets.

These market and industry factors may materially reduce the market price of Pubco ADSs, regardless of Pubco’s operating performance.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of its ordinary shares.

Pubco’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco’s management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for Pubco ADSs could be adversely affected.

An active, liquid trading market for Pubco ADSs and Pubco Warrants may not develop, which may limit your ability to sell Pubco ADSs or Pubco Warrants.

Prior to the completion of the Business Combination, there was no public market for Pubco ADSs or Pubco Warrants. Although we have applied to list the Pubco ADSs and Pubco Warrants on Nasdaq upon the Second Merger Effective Time under the ticker symbols “YOUL” and “YOULW,” respectively, an active trading market for Pubco ADSs or Pubco Warrants may never develop or be sustained following the consummation of the Business Combination. The initial valuation of the Pubco ADSS and Pubco Warrants may not be indicative of the market price of Pubco ADSs and Pubco Warrants that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of Pubco ADSs and Pubco Warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing Pubco ADSs and Pubco Warrants.

112

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the Pubco Board and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and Youlife’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and Youlife and other factors that the Pubco Board may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from Youlife and there can be no assurance that Youlife will pay dividends. As a result, capital appreciation, if any, of Pubco ADSs will be an investor’s sole source of gain for the foreseeable future.

Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to bring an action against the Pubco or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC could render you unable to enforce a judgment against the relevant assets or the assets of the relevant directors and officers.

Pubco’s corporate affairs will be governed by the Proposed Charter, the Companies Act and the common law of the Cayman Islands. Pubco will also be subject to the federal securities laws of the United States. The rights of Pubco shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Pubco’s shareholders and the fiduciary duties of Pubco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands exempted companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Pubco has been advised by its Cayman Islands legal counsel that that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature.

In those circumstances, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that: (a) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process, (b) the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations, (c) the judgment was final and conclusive and for a liquidated sum, (d) the judgment was not obtained by fraud, and (e) the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

113

As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against Pubco or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Pubco is a Cayman Islands exempted company incorporated with limited liability and not all of its assets are located in the United States. In addition, six of Pubco’s directors, officers or members of senior management are located in China, including Mr. Yunlei Wang, Mr. Lidong Zhu, Mr. Xiaolin Gou, Ms. Yunqiu Dai and Ms. Huifang Cheng, who are located in mainland China, and Mr. Clement Ka Hai Hung located in Hong Kong. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in the Cayman Islands courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, some of whom are not residents in the United States and whose assets may be located outside of the United States. It may be difficult or impossible for you to bring an action against us or Pubco in the Cayman Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands courts would hear original actions brought in the Cayman Islands against Pubco or such persons predicated upon the securities laws of the United States or any state.

Provisions in the Proposed Charter may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, subject to the right of the shareholders of Pubco as specified in the Proposed Charter, the Pubco Board has the authority, without further action by its shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the Pubco Class A Ordinary Shares in the form of Pubco ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of the Pubco or make removal of management more difficult. However, under Cayman Islands law, the Pubco Board may only exercise these rights and powers granted to them under the Proposed Charter for a proper purpose and for what they believe in good faith to be in the best interests of Pubco.

Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco Class A Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco ADSs held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

114

As a result, Pubco shareholders may not have access to certain information they deem important. Pubco cannot predict if investors will find Pubco ADSs less attractive because it relies on these exemptions. If some investors find Pubco ADSs less attractive as a result, there may be a less active trading market and share price for Pubco ADSs may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Nasdaq that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco Class A Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

115

The Youlife Shareholders, whose interests may conflict with yours, can exercise significant influence over Pubco. The concentrated voting power of Pubco Ordinary Shares may prevent you and other shareholders from influencing significant decisions or may prevent or discourage unsolicited acquisition proposals or offers for our capital stock, and that may adversely affect the trading price of Pubco ADSs.

Upon the Closing, the Youlife Shareholders will beneficially own approximately (i) 94.7% of the issued and outstanding Pubco Ordinary Shares, assuming no redemption of Distoken’s Public Shares in connection with the Business Combination, or (ii) 95.5% of the issued and outstanding Pubco Ordinary Shares, in the maximum redemption scenario, assuming 652,170 Distoken’s Public Shares are redeemed in connection with the Business Combination. Immediately following the Business Combination, Pubco is expected to be a “controlled company” as defined under the Nasdaq rules, because Mr. Yunlei Wang will beneficially own (i) approximately 78.1% of the voting power of the Pubco, assuming that none of Distoken’s Public Shares are redeemed in connection with the Business Combination, or (ii) approximately 78.2% of the voting power of the Pubco, assuming maximum redemptions in connection with the Business Combination. For so long as Mr. Yunlei Wang holds at least a majority of the voting interests of Pubco, Mr. Yunlei Wang will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies, and matters over which Mr. Yunlei Wang will, directly or indirectly, exercise significant influence following the Closing include: (i) increases or decreases in the size of the Pubco Board and the election of the directors of the Pubco Board; (ii) amendments of the organizational documents; and (iii) approval of other major corporate transactions, such as merger, consolidation, or sale of assets. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of Mr. Yunlei Wang. In addition, such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our ordinary shares that you may feel are in your best interest as one of our shareholders. As a result, such concentrated control may adversely affect the market price of Pubco ADSs.

Pubco’s dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Pubco ADSs may view as beneficial.

Pubco will adopt a dual-class share structure such that Pubco Ordinary Shares will consist of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares conditional upon and effective immediately prior to the completion of the Business Combination. In respect of matters requiring the votes of shareholders, each Pubco Class A Ordinary Share is entitled to one vote and each Pubco Class B Ordinary Share is entitled to twenty (20) votes. Upon the Amended Pubco Charter taking effect, the holders of Pubco Class B Ordinary Shares would have the right to convert each Pubco Class B Ordinary Share into one Pubco Class A Ordinary Share at any time, at the election of the holders of Pubco Class B Ordinary Shares. Pubco Class A Ordinary Shares are not convertible into Pubco Class B Ordinary Shares under any circumstances. Only Pubco ADSs (each representing one Pubco Class A Ordinary Share) are tradable on the market immediately after the Business Combination. The holder of Pubco Class B Ordinary Shares will have the ability to control matters requiring shareholders’ approval, including any amendment of the organizational documents. Any future issuances of Pubco Class B Ordinary Shares may be dilutive to the voting power of holders of Pubco Class A Ordinary Shares. Any conversions of Pubco Class B Ordinary Shares into Pubco Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Pubco Class A Ordinary Shares within their class of Pubco Ordinary Shares. Such conversions may increase the aggregate voting power of the existing holders of Pubco Class A Ordinary Shares. Future issuances of Pubco Class B Ordinary Shares may also be dilutive to holders of Pubco Class B Ordinary Shares.

As a result of the dual-class share structure and the concentration of ownership, Mr. Yunlei Wang, the sole beneficial owner of Pubco Class B Ordinary Shares, will have considerable influence over decision-making with respect to Pubco’s business direction and policies. Matters over which Mr. Yunlei Wang will, directly or indirectly, exercise significant influence following the Closing include: (i) increases or decreases in the size of the Pubco Board and the election of the directors of the Pubco Board; (ii) amendments of the organizational documents; and (iii) approval of other major corporate transactions, such as merger, consolidation, or sale of assets. This disparate voting rights structure may have anti-takeover effects, and may discourage, delay or prevent a change in control of Pubco, which could have the effect of depriving other shareholders of the opportunity to receive a premium for their Pubco ADSs or Pubco Class A Ordinary Shares as part of a sale of Pubco and may reduce the price of Pubco ADSs.

116

Pubco will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

In addition to being a foreign private issuer, immediately following the Business Combination, Pubco is expected to be a “controlled company” as defined under the Nasdaq rules, because Mr. Yunlei Wang will beneficially own (i) approximately 78.1% of the voting power of the Pubco, assuming that none of Distoken’s Public Shares are redeemed in connection with the Business Combination, or (ii) approximately 78.2% of the voting power of the Pubco, assuming maximum redemptions in connection with the Business Combination. Such controlling interest to be beneficially owned by Mr. Yunlei Wang will allow him to indirectly control all matters submitted to the shareholders for vote. For as long as Pubco remains a controlled company under that definition, Pubco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of the Pubco Board must consist of independent directors, that Pubco has to establish a compensation committee composed entirely of independent directors or that Pubco has independent director oversight of director nominations. Although Pubco is expected to have a compensation committee and nominating committee, such committees will not be composed entirely of “independent directors.” As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For additional information regarding the corporate governance practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

If Distoken or Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

A passive foreign investment company (“PFIC”) is any non-U.S. corporation will generally be a passive foreign investment company for U.S. federal income tax purposes if, in any taxable year, either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and net gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income.

Based on the composition of its income and assets, Distoken believes that it will likely be considered a PFIC for the taxable year that includes the Business Combination. Please see the sections entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions – Ownership and Disposition of Pubco Class A Ordinary Shares by U.S. Holders – Passive Foreign Investment Company Rules.” U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Ordinary Shares or Pubco Class A Ordinary Shares.

Whether Pubco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. In particular, whether or not Distoken is treated as a PFIC will not necessarily determine whether Pubco is treated as a PFIC. Accordingly, we are unable to determine whether Pubco will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Pubco will not be treated as a PFIC for any taxable year. Pubco’s U.S. counsel expresses no opinion with respect to Pubco’s PFIC status for any taxable year.

If Distoken or Pubco is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Ordinary Shares or, following the Business Combination, Pubco Class A Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. If a U.S. holder does not make a QEF election or a mark-to-market election, as described below in “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions”, such U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of such U.S. holder’s Ordinary Shares or Pubco Class A Ordinary Shares (as the case may be), and (ii) any “excess distribution” that a U.S. holder receives on his or her Ordinary Shares or Pubco Class A Ordinary Shares (as the case may be) (generally, any distributions in excess of 125% of the average of the annual distributions on Ordinary Shares or Pubco Class A Ordinary Shares (as the case may be) during the preceding three years or U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime: (i) the gain or excess distribution will be allocated ratably over the period during which such U.S. holder held his or her Ordinary Shares or Pubco Class A Ordinary Shares (as the case may be); (ii) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Distoken or Pubco (as the case may be) is a PFIC, will be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

117

In addition, for any taxable year with respect to which Pubco determines it is a PFIC, upon request of a U.S. holder, Pubco intends to use commercially reasonable efforts to make available information reasonably necessary to compute income of such U.S. holder as a result of Pubco’s status as a PFIC, including timely providing a PFIC Annual Information Statement to enable such U.S. holder to make a QEF Election (as defined below) with respect to PFIC stock. Please see the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — Ownership and Disposition of Pubco Class A Ordinary Shares by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Pubco’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Class A Ordinary Shares.

Subsequent to Distoken’s completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though Distoken has conducted due diligence on Youlife, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Distoken’s, Pubco’s or Youlife’s control will not later arise. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure Pubco’s operations, or incur impairment or other charges that could result in reporting losses. Even if Distoken’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Distoken’s preliminary risk analysis. The fact that Distoken reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any equity holders who choose to remain equity holders following the Business Combination could suffer a reduction in the value of their equity. Such equity holders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by Distoken directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Pubco ADSs.

At the Closing, up to 62,783,862 Pubco Class A Ordinary Shares or Pubco Class A Ordinary Shares in the form of Pubco ADSs are expected to be issued and outstanding, assuming no redemption of Distoken’s Public Shares in connection with the Business Combination, and will be freely tradeable subject to registration requirements applicable to persons deemed to be “affiliates” of Pubco after the Closing and any applicable contractual lock-up obligation. The Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) exchanged from Youlife securities held by each Youlife Shareholder (other than Mr. Yunlei Wang) will be subject to a lock-up period commencing from the Closing and ending on the date that is 180 calendar days after the Closing (with 50% of such restricted securities subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 90 days after the Closing and all such restricted securities subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares will continue to be subject to the Lock-Up Agreements). In addition, the Pubco Class A Ordinary Shares in exchange for the Founder Shares to be received by the Sponsor and the Pubco Class B Ordinary Shares to be received by Mr. Yunlei Wang are subject to a one-year lock-up period (with 50% of such restricted securities subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing). The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco ADSs post-Business Combination.

118

Risks Relating to Pubco’s Securities

The price of Pubco’s securities may be volatile, and the value of its securities may decline.

Pubco cannot predict the prices at which its securities will trade. The price of Pubco’s securities may not bear any relationship to the market price at which its securities will trade after the Business Combination or to any other established criteria of the value of its business and prospects, and the market price of its securities following the Business Combination may fluctuate substantially and may be lower than the price agreed by Distoken and Youlife in connection with the Business Combination. In addition, the trading price of Pubco’s securities following the Business Combination could be subject to fluctuations in response to various factors, some of which are beyond its control. These fluctuations could cause you to lose all or part of your investment. Factors that could cause fluctuations in the trading price of Pubco’s securities include the following:

●	actual or anticipated fluctuations in Pubco’s financial condition or results of operations;

●	variance in Pubco’s financial performance from expectations of securities analysts;

●	changes in Pubco’s projected operating and financial results;

●	changes in laws or regulations applicable to Pubco’s business;

●	announcements by Pubco or its competitors of significant business developments, acquisitions or new offerings;

●	sales of Pubco’s securities by its shareholders or warrant holders, as well as the anticipation of lockup releases;

●	significant breaches of disruptions to or other incidents involving Pubco’s information technology systems or those of its business partners;

●	Pubco’s involvement in material litigation;

●	conditions or developments affecting the blue-collar lifetime service industry in China;

●	changes in senior management or key personnel;

●	the trading volume of Pubco’s securities;

●	general economic and market conditions; and

●	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for Pubco’s unaffiliated investors.

A conventional initial public offering, or IPO, involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company, such as Distoken, does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.

In addition, going public via a business combination with a special purpose acquisition company does not involve a bookbuilding process as is the case in an IPO. In any IPO, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a special purpose acquisition company, the value of the target company is established by means of negotiations between the target company and the special purpose acquisition company. The process of establishing the value of a target company in a business combination may be less effective than an IPO bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, while IPOs are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an IPO, there is no comparable process of generating investor demand in connection with a business combination between a target company and a special purpose acquisition company, which may result in lower demand for Pubco’s securities after the Closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility. Specifically, Youlife has discretion to waive certain closing conditions that are negotiated between the parties to the Business Combination Agreement and are not otherwise mandated by regulatory requirements, and as a result, Pubco may not be able to reap the benefits of such negotiations. For example, Youlife currently intends to waive the Minimum Cash Condition if it is not met at the Closing, and as such, Pubco will be responsible for the transaction expenses incurred in accordance with the Business Combination Agreement, which could have a negative impact on Pubco’s liquidity position following the Business Combination.

119

The Distoken Warrants will be assumed by Pubco and converted into warrants to purchase Pubco ADSs and rights to receive such Pubco ADSs, which will likely increase the number of Pubco ADSs eligible for future resale in the public market and result like in dilution to Pubco’s shareholders.

The Distoken Warrants will be assumed by Pubco and converted into corresponding warrants to purchase an aggregate of 8,467,500 Pubco ADSs. The Public Warrants will not become exercisable until 30 days after the Closing, and will expire five years after the completion of the Business Combination. Each Public Warrant will entitle the holder thereof to purchase one ordinary share at a price of $11.50 per ADS, subject to adjustment. The Public Warrants may be exercised only for a whole number of Pubco ADSs. To the extent such warrants are exercised, additional Pubco ADS will be issued, which will result in dilution to the then-existing holders of Pubco ADSs and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of Pubco ADSs in the public market could adversely affect the market price of Pubco ADSs.

The warrant agreement relating to the Public Warrants will provide that Pubco agrees that any action, proceeding or claim against it arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that Pubco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit Public Warrant holders’ ability to obtain what they believe to be a favorable judicial forum for disputes related to the Warrant Agreement.

In connection with the Business Combination, Pubco will enter into the Warrant Agreement, which relates to the Public Warrants. The Warrant Agreement will provide that any action, proceeding or claim against Pubco arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim. This provision will apply to claims under the Securities Act but, as discussed below, will not apply to claims under the Exchange Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in Pubco’s securities.

The exclusive forum provision in the Warrant Agreement may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes related to the Warrant Agreement, which may discourage such lawsuits against Pubco and its directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of Pubco’s management and board of directors.

120

Pubco may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

After the Closing, Pubco has the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the Reference Value (as defined in the Warrant Agreement) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). If and when the Public Warrants become redeemable, Pubco may exercise such redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants as described above could force you to (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is expected to be substantially less than the market value of the Public Warrants.

Pubco will become a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the consummation of the Business Combination, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because Pubco qualifies as a foreign private issuer under the Exchange Act, Pubco is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As a company incorporated in the Cayman Islands, Pubco is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if Pubco complied fully with the Nasdaq corporate governance listing standards.

Following the consummation of the Business Combination, Pubco’s securities will be listed on Nasdaq. The Nasdaq corporate governance listing standards permit a foreign private issuer such as Pubco to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, may differ significantly from the Nasdaq corporate governance listing standards.

For instance, Pubco is not required to:

●	have a majority of the board be independent;

●	have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

●	have regularly scheduled executive sessions with only independent directors each year.

Pubco may rely on certain exemptions available to foreign private issuers in the future, and to the extent that Pubco chooses to do so, its shareholders may be afforded less protection than they otherwise would have under the Nasdaq rules applicable to U.S. domestic issuers.

121

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because Pubco is incorporated under the law of the Cayman Islands will conduct substantially all of its operations in China, and a majority of its directors and executive officers will reside outside of the United States.

Each of Pubco, Distoken and Youlife is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, Pubco will continue to conduct a majority of its operations through its subsidiaries in China. Substantially all of Pubco’s assets following the Business Combination will be located outside of the United States. A majority of Pubco’s officers and directors following the Business Combination will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Pubco or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC could render you unable to enforce a judgment against the relevant assets or the assets of the relevant directors and officers.

In addition, Pubco’s corporate affairs will be governed by the Proposed Charter, the Cayman Companies Act and the common law of the Cayman Islands. The rights of investors to take action against the directors, actions by minority shareholders and the fiduciary duties of the Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of Pubco’s shareholders and the fiduciary duties of Pubco’s directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like Pubco have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (save for the memorandum and articles of association, the register of mortgages and charges, and special resolutions of Pubco’s shareholders). Pubco’s directors will have discretion under the Proposed Pubco Organizational Documents to determine whether or not, and under what conditions, Pubco’s corporate records may be inspected by its shareholders, but Pubco is not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder’s motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent Pubco chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, Pubco’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a company incorporated in the United States.

The Proposed Charter contain certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Proposed Charter that will be in effect upon consummation of the Business Combination contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for ordinary shares, and therefore depress the trading price of ordinary shares. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by Youlife or taking other corporate actions, including effecting changes in Pubco’s management following the Business Combination. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Pubco’s board of directors or management.

122

A market for Pubco’s securities may not develop or be sustained, which would adversely affect the liquidity and price of Pubco’s securities.

Following the Business Combination, the price of Pubco’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. A substantial amount of Pubco’s Class A ordinary shares will be subject to transfer restrictions following the Business Combination. An active trading market for Pubco’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of Pubco’s securities after the Business Combination may vary due to general economic conditions and forecasts, Pubco’s general business condition and the release of its financial reports. Additionally, following the completion of the Business Combination, Pubco may fail to satisfy the continued listing requirements of Nasdaq, which may cause Pubco’s securities to be delisted from Nasdaq. To the extent that Pubco’s securities are no longer listed on Nasdaq and are quoted on over-the-counter market, the liquidity and price of Pubco’s securities may be more limited than if Pubco’s securities were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about Pubco, Pubco’s business, its market or its competitors, or if they change their recommendations regarding Pubco’s securities adversely, the price and trading volume of Pubco’s securities could decline.

The trading market for Pubco’s securities will be influenced by the research and reports that industry or securities analysts may publish about Pubco, Pubco’s business, its market or its competitors. If any of the analysts who may cover Pubco following the Business Combination change their recommendation regarding Pubco’s securities adversely, or provide more favorable relative recommendations about Pubco’s competitors, the price of Pubco’s securities would likely decline. If any analyst who may cover Pubco following the Business Combination were to cease their coverage or fail to regularly publish reports on Pubco, Pubco could lose visibility in the financial markets, which could cause the price or trading volume of Pubco’s securities to decline.

Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China could increase Pubco’s compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate Pubco’s future securities offerings, resulting in difficulties in Pubco’s capital raising.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the transactions may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase Pubco’s compliance costs, delay the consummation of the Business Combination, subject Pubco to additional disclosure requirements, and/or suspend or terminate Pubco’s future securities offerings, resulting in difficulties in its capital-raising.

If after the completion of the Business Combination, Pubco fails to implement and maintain effective internal controls to remediate its material weaknesses over financial reporting, it may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of the Class A ordinary shares may be materially adversely affected.

Prior to the completion of the Business Combination, Youlife has been a private company with limited accounting and financial reporting personnel and other resources with which it addresses its internal control over financial reporting. In connection with the audit of its consolidated financial statements as of and for the years ended December 31, 2022 and 2023, though Youlife and its independent registered public accounting firm identified no material weaknesses in its internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Following the consummation of the Business Combination, Pubco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that Pubco maintains effective disclosure controls and procedures and internal controls over financial reporting. Commencing with its fiscal year ending December 31, 2024, Pubco must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act.

123

Once Pubco ceases to be an “emerging growth company” as the term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Pubco’s management and its independent registered public accounting firm may conclude that its internal control over financial reporting is not effective. As a result, Pubco may incur significant expenses and devote substantial effort to expand its accounting and finance functions. Prior to the Business Combination, Youlife was previously not required to test its internal controls within a specified period, and as a result, following the Business Combination, Pubco may experience difficulty in meeting these reporting requirements in a timely manner.

Following the consummation of the Business Combination, Pubco’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in control systems, misstatements due to error or fraud could occur in the future, and a control system could fail to detect control issues and fraud.

If Pubco fails to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or to maintain proper and effective internal controls, it may not produce accurate financial statements in a timely manner. As a result, the market price of the Pubco ADSs may decline and Pubco could be subject to sanctions or investigations by Nasdaq, SEC or other regulatory authorities.

Pubco’s principal shareholders, including the founder of Youlife, Mr. Yunlei Wang, have the ability to exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for the Class B ordinary shares and materially reduce the value of your investment.

Immediately prior to the consummation of the Business Combination, Pubco’s outstanding share capital will be comprised of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares. A holder of each Class A Ordinary Share is entitled to one vote and a holder of each Class B Ordinary Share is entitled to twenty vote, on matters submitted to vote by members at general meetings of the Company. Immediately after the consummation of the Business Combination, Mr. Yunlei Wang will beneficially own all of the Pubco Class B Ordinary Shares, representing approximately 78.1% of the aggregate voting power of Pubco’s issued and outstanding share capital, assuming no redemption of Distoken’s shareholders, and approximately 78.2% of voting power, assuming maximum redemption of Distoken’s shareholders. Such controlling interest to be beneficially owned by Mr. Yunlei Wang will allow him to control all matters submitted to the shareholders for vote. For so long as Mr. Yunlei Wang holds at least a majority of the voting interests of Pubco, Mr. Yunlei Wang will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies, and matters over which Mr. Yunlei Wang will, directly or indirectly, exercise significant influence following the Closing include: (i) increases or decreases in the size of the Pubco Board and the election of the directors of the Pubco Board; (ii) amendments of the organizational documents; and (iii) approval of other major corporate transactions, such as merger, consolidation, or sale of assets.

The Pubco Board has the authority, without further action by its shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with Pubco Class A Ordinary Shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. This may discourage, delay or prevent a change in control of Pubco that holders of Pubco Class A Ordinary Shares and Pubco ADSs may view as beneficial, which could have the dual effect of depriving Pubco’s shareholders of an opportunity to receive a premium for their shares as part of a sale of Pubco and reducing the price of the ordinary shares. As a result of the foregoing, the value of your investment could be materially reduced.

124

The issuance of additional share capital in connection with financings, acquisitions, investments, or otherwise will dilute all other shareholders.

Pubco expects to issue additional share capital in the future that will result in dilution to all other shareholders. Pubco may raise capital through equity financings in the future. As part of Pubco’s business strategy, it may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of the additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Pubco Ordinary Shares to decline.

Pubco does not intend to pay dividends before it becomes profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the Pubco ADSs.

Pubco does not intend to pay any cash dividends before it becomes profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of Pubco’s board of directors. Accordingly, you may need to rely on sales of the Pubco ADSs after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

A significant portion of Pubco’s outstanding shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of the Pubco ADSs to drop significantly, even if Pubco’s business is doing well.

After the Business Combination (and assuming no redemptions by Distoken’s Public Shareholders of its Public Shares), the Sponsor and Distoken’s current officers and directors will hold approximately 3.1% of the Pubco Class A Ordinary Shares, held in the form of Pubco ADSs, and Pubco Class B Ordinary Shares, including 2,324,500 shares into which the Distoken Founder Shares, Private Shares and Private Rights will convert (or 3.2% of the Pubco Class A Ordinary Shares, held in the form of Pubco ADSs, and Pubco Class B Ordinary Shares, assuming maximum redemptions by Distoken’s Public Shareholders of its Public Shares). The Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) exchanged from Youlife securities held by each Youlife Shareholder (other than Mr. Yunlei Wang) will be subject to a lock-up period commencing from the Closing and ending on the date that is 180 calendar days after the Closing (with 50% of such restricted securities subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 90 days after the Closing and all such restricted securities subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares will continue to be subject to the Lock-Up Agreements). In addition, the Pubco Class A Ordinary Shares in exchange for the Founder Shares to be received by the Sponsor and the Pubco Class B Ordinary Shares to be received by Mr. Yunlei Wang are subject to a one-year lock-up period (with 50% of such restricted securities subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing).

Pursuant to the Registration Rights Agreement, Pubco will agree that, within 30 days after the consummation of the Business Combination, it will file with the SEC (at its sole cost and expense) the Resale Registration Statement, and Pubco will use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand three block trades within any 12-month period and will be entitled to customary piggyback registration rights.

Pubco is an “emerging growth company,” and the reduced reporting and disclosure requirements applicable to emerging growth companies may make Pubco’s securities less attractive to investors.

Pubco is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in Pubco’s periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

125

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which Pubco has total annual gross revenue of at least $1.235 billion, or (iii) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco ADSs that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which Pubco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Investors may find Pubco’s securities less attractive if it chooses to rely on these exemptions, and there may be a less active trading market for Pubco’s securities, and the price of such securities may be more volatile.

Pubco will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices.

As a public company, Pubco will incur significant legal, accounting and other expenses, which Pubco expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Pubco’s management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase Pubco’s legal and financial compliance costs and will make some activities more time-consuming and costly.

In the past, shareholders of some public companies brought securities class action suits against these companies following periods of instability in the market price of these companies’ securities. Pubco’s involvement in a class action suit could divert a significant amount of its management’s attention and other resources from its business, which could harm its results of operations and require it to incur significant expenses to defend the suit.

Any such class action suit, whether or not successful, could harm Pubco’s reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against it, Pubco may be required to pay significant damages, which could materially adversely affect its financial condition and results of operations.

Holders of the Pubco ADSs may not have the same voting rights as Pubco’s registered shareholders.

Except as described in this proxy statement/prospectus and in the governing deposit agreement, holders of the Pubco ADSs will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings and will only be able to exercise the voting rights that are carried by the underlying Pubco Class A Ordinary Shares represented by the Pubco ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, holders of Pubco ADSs must vote by giving voting instructions to the Depositary Bank, including instructions to give a discretionary proxy to a person designated by Pubco. Upon receipt of such holder’s voting instructions, the Depositary Bank will vote the underlying Pubco Class A Ordinary Shares in accordance with these instructions. Holders of Pubco ADSs will not be able to directly exercise their right to vote with respect to the underlying Pubco Class A Ordinary Shares unless they withdraw the underlying Pubco Class A Ordinary Shares and become the registered holder of such Pubco Class A Ordinary Shares prior to the record date for the general meeting. Holders of Pubco ADSs may not receive voting materials in time to instruct the Depositary Bank to vote, and it is possible that holders of Pubco ADSs, or persons who hold their Pubco ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise their right to vote.

126

The voting rights of holders of Pubco ADSs are limited by the terms of the deposit agreement, and holders of Pubco ADSs may not be able to exercise rights to direct how the Pubco Class A Ordinary Shares represented by Pubco ADSs are voted.

A holder of the Pubco ADSs may only exercise the voting rights with respect to the underlying Pubco Class A Ordinary Shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions of a holder of Pubco ADSs in the manner set forth in the deposit agreement, the Depositary Bank will endeavor to vote the underlying Pubco Class A Ordinary Shares in accordance with these instructions. When a general meeting is convened, holders of Pubco ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw the Pubco Class A Ordinary Shares underlying the Pubco ADSs to allow them to cast their votes with respect to any specific matter. In addition, the Depositary Bank and its agents may not be able to send voting instructions to holders of Pubco ADSs or carry out their voting instructions in a timely manner. Pubco will make all reasonable efforts to cause the Depositary Bank to extend voting rights to holders of Pubco ADSs in a timely manner, but Pubco cannot assure such holders that they will receive the voting materials in time to ensure that they can instruct the Depositary Bank to vote their shares. The Depositary Bank and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of Pubco ADSs may not be able to exercise their right to vote and may lack recourse if their equity shares are not voted as requested.

Pubco and the depository are entitled to amend the deposit agreement and to change the rights of Pubco ADS holders under the terms of such agreement, and Pubco may terminate the deposit agreement, without the prior consent of the Pubco ADS holders.

Pubco and the depository bank are entitled to amend the deposit agreement and to change the rights of the Pubco ADS holders under the terms of such agreement, without the prior consent of the Pubco ADS holders. Pubco and the Depositary Bank may agree to amend the deposit agreement in any way it decides is necessary or advantageous to it. Amendments may reflect, among other things, operational changes in the Pubco ADS program, legal developments affecting Pubco ADS or changes in the terms of Pubco’s business relationship with the Depositary Bank. In the event that the terms of an amendment impose or increase fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and/or other governmental charges, delivery and other such expenses) or that would otherwise prejudice any substantial existing right of the Pubco ADS holders, such amendment will not become effective as to outstanding Pubco ADSs until the expiration of 30 days after notice of that amendment has been disseminated to Pubco ADS holders, and no prior consent of the Pubco ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when Pubco decides to list its ordinary shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when Pubco becomes the subject of a takeover or a going-private transaction. If the ADS facility will terminate, Pubco ADS holders will receive at least 30 days’ prior notice, but no prior consent is required from them. Under the circumstances that Pubco decides to make an amendment to the deposit agreement that is disadvantageous to Pubco ADS holders or terminate the deposit agreement, the Pubco ADS holders may choose to sell their Pubco ADSs or surrender their Pubco ADSs and become direct holders of the underlying Pubco Class A Ordinary Shares, but will have no right to any compensation whatsoever.

Holders of Pubco ADSs may be subject to limitations on transfer of their ADSs.

Pubco ADSs are transferable on the books of the Depositary Bank. However, the Depositary Bank may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties. The Depositary Bank may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the Depositary Bank needs to maintain an exact number of Pubco ADS holders on its books for a specified period. The Depositary Bank may also close its books in emergencies, and on weekends and public holidays. In addition, the Depositary Bank may refuse to deliver, transfer or register transfers of Pubco ADSs generally when Pubco’s books or the books of the Depositary Bank are closed, or at any time if Pubco or the Depositary Bank deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement.

127

Holders of Pubco ADSs might not receive distributions on Pubco’s equity shares, or any value for them at all, if it is unlawful or impracticable for Pubco to make them available to such holders.

The Depositary Bank of the Pubco ADSs has agreed to pay holders of Pubco ADSs the cash dividends or other distributions it or the custodian for the Pubco ADSs receives on Pubco Class A Ordinary Shares or other deposited securities after deducting its fees and expenses in accordance with the deposit agreement. Holders of Pubco ADSs will receive these distributions in proportion to the number of the underlying Pubco Class A Ordinary Shares that their Pubco ADSs represent. However, the Depositary Bank is not responsible if it is unlawful or impracticable to make a distribution available to any holders of Pubco ADSs. For example, it would be unlawful to make a distribution to a holder of Pubco ADSs if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed pursuant to an applicable exemption from registration. The Depositary Bank is not responsible for making a distribution available to any holders of Pubco ADSs if any government approval or registration is required for such distribution. Pubco has no obligation to take any other action to permit the distribution of the Pubco ADSs, equity shares, rights or anything else to holders of the Pubco ADSs. This means that holders of Pubco ADSs might not receive the distributions that Pubco makes on its Pubco Class A Ordinary Shares or any value for them at all if it is unlawful or impracticable for Pubco to make them available to you.

Your rights to pursue claims against the Depositary Bank as a holder of Pubco ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the Depositary Bank, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the Pubco ADSs may only be instituted in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York), and you, as a holder of Pubco ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. Accepting or consenting to this forum selection provision does not represent you are waiving compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the Pubco ADSs representing our ordinary shares provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the Depositary Bank arising out of or relating to our ordinary shares, the Pubco ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the Depositary Bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the U.S. Supreme Court. However, we believe that a pre-dispute contractual waiver of jury trial is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a pre-dispute contractual waiver of jury trial, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the Pubco ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the Pubco ADSs.

If you or any other holders or beneficial owners of Pubco ADSs bring a claim against us or the Depositary Bank in connection with matters arising under the deposit agreement or the Pubco ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and the Depositary Bank. If a lawsuit is brought against either or both of us and the Depositary Bank under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiff(s) in any such action.

128

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the Depositary Bank from our respective obligations to comply with the Securities Act and the Exchange Act.

Based on the actual redemptions by Public Shareholders in connection with the Business Combination, Pubco, Distoken and Youlife may release from the lock-up restrictions contained in the Company Lock-Up Agreements all or a portion of the Pubco Class A Ordinary Shares issued (in the form of Pubco ADSs) to Youlife shareholders (other than Mr. Yunlei Wang).

Pubco, Distoken and Youlife are requiring as part of the Business Combination that all shareholders of Youlife (other than Mr. Yunlei Wang, who will sign the Company Founder Lock-Up Agreement) sign a Company Lock-Up Agreement prior to the Closing, which will likely result in little liquidity for Pubco ADSs immediately after the Closing, since only the Public Shareholders and holders of Public Rights would have freely tradeable securities. However, as a result of such Company Lock-Up Agreements, if there are significant redemptions by Public Shareholders in connection with the Business Combination, Pubco may not have sufficient public float of the Pubco ADSs as of the Closing to meet Nasdaq initial listing requirements. The restrictions set forth in the Company Lock-Up Agreements are waivable in writing by Pubco, Youlife and Distoken at any time prior to the Closing, and they may do so to the extent required for Pubco to have sufficient public float to meet Nasdaq initial listing requirements, which may result in a significant number of additional Pubco ADSs being freely tradeable in the market immediately after the Closing, which could result in heavy selling of Pubco ADSs immediately after the Closing by former Youlife shareholders.

Risks Relating to Redemptions and Certain Outstanding Securities of Distoken

Distoken has received a deficiency notice from Nasdaq regarding its non-compliance with the minimum requirement for the market value of listed securities. If Distoken cannot regain compliance with this requirement, its securities may be subject to delisting from Nasdaq and the liquidity and the trading price of its securities could be adversely affected.

On January 7, 2025, Distoken received a deficiency letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying Distoken that, for the preceding 32 consecutive business days, Distoken’s Market Value of Listed Securities (“MVLS”) was below the $50 million minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”).

The notification received has no immediate effect on Distoken’s Nasdaq listing. The Nasdaq rules provide Distoken a compliance period of 180 calendar days, or until July 7, 2025, in which to regain compliance. If at anytime during this compliance period Distoken’s MVLS closes at $50 million or more for a minimum of ten consecutive business days, Nasdaq will provide Distoken written confirmation of compliance. If Distoken does not regain compliance with the MVLS Requirement, its securities will be subject to delisting from Nasdaq.

If Nasdaq delists Distoken’s securities from trading on its exchange and Distoken is not able to list its securities on another national securities exchange, Distoken expects its securities could be quoted on an over-the-counter market. If this were to occur, Distoken could face significant material adverse consequences, including:

●	appearing to be less attractive to potential target companies than an exchange listed SPAC;
●	a limited availability of market quotations for its securities;
●	reduced liquidity for its securities;
●	a determination that Distoken securities are a “penny stock,” which will require brokers trading in Distoken’s securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, if Distoken’s securities are delisted from Nasdaq, offers and sales of its securities may be subject to state securities regulation and additional compliance costs.

If the NTA Proposal is not approved and implemented, the ability of Distoken’s Public Shareholders to redeem their shares for cash could cause Distoken’s net tangible assets to be less than $5,000,001, which may prevent Distoken from consummating the Business Combination.

The redemption limitation in the Current Charter prevents Distoken from consummating an initial business combination unless it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination. The initial purpose of the redemption limitation in the Current Charter was to ensure that Distoken would not be subject to the “penny stock” rules of the SEC as long as it complied with the redemption limitation, and to therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act, because it complied with the NTA Rule (as defined below). The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, and Distoken believes that it can rely on another exclusion, the Exchange Rule, due to its being listed on Nasdaq. Therefore, Distoken has determined that the inclusion of the redemption limitation in the Current Charter is unnecessary. See “Proposal 7 — The NTA Proposal.”

129

The ability of Distoken’s Public Shareholders to redeem their shares for cash could cause Distoken’s net tangible assets to be less than $5,000,001. If the NTA Proposal is not approved and implemented, the ability of Distoken’s Public Shareholders to redeem their shares for cash could cause Distoken’s net tangible assets to be less than $5,000,001, which may prevent Distoken from consummating the Business Combination. If the Business Combination is unsuccessful, Distoken’s Public Shareholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If Distoken’s Public Shareholders are in need of immediate liquidity, they could attempt to sell their shares in the open market; however, at such time, Distoken’s public shares may trade at a discount to the pro rata per-share amount in the Trust Account. In either situation, Distoken’s Public Shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Distoken is liquidated or Distoken’s Public Shareholders are able to sell their shares in the open market.

If the NTA Proposal is approved, and a significant number of Distoken’s public shares are redeemed and Distoken’s securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist Distoken’s securities from trading on its exchange.

If the NTA Proposal is approved, and a significant number of Distoken’s public shares are redeemed and Distoken’s securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist Distoken’s securities from trading on its exchange. If Nasdaq delists any of Distoken’s securities from trading on its exchange and Distoken is not able to list such securities on another approved national securities exchange, we expect that such securities could be quoted on an over-the-counter market. If this were to occur, Distoken could face significant material adverse consequences, including (1) a limited availability of market quotations for Distoken’s securities, (2) reduced liquidity for Distoken’s securities, (3) a determination that Distoken’s public shares are “penny stocks” which will require brokers trading in Distoken’s public shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for the securities, (4) a decreased ability to issue additional securities or obtain additional financing in the future, and (5) a less attractive acquisition vehicle to a target business in connection with an initial business combination. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Distoken’s ordinary shares and warrants qualify as covered securities under such statute. If Distoken were no longer listed on Nasdaq, Distoken’s securities would not qualify as covered securities under such statute and Distoken would be subject to regulation in each state in which it offers its securities.

If the NTA Proposal is approved, Pubco’s failure to meet the initial listing requirements of Nasdaq could result in an inability to list the Pubco securities on Nasdaq and the obligation to comply with the “penny stock” rules and could affect Pubco’s cash position following the Business Combination.

The NTA Proposal seeks to amend the Current Charter to remove the requirement that Distoken have net tangible assets of at least $5,000,001 at the closing of the Business Combination. As disclosed in Distoken’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, Distoken may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (1) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (2) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including (1) the company has net tangible assets of at least $5,000,001 (the “NTA Rule”) or (2) the company is listed on the Nasdaq Stock Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Distoken may avoid being deemed a penny stock issuer in reliance upon the NTA Rule or the Exchange Rule.

130

If the NTA Proposal is approved, and if the net tangible assets of Pubco are less than $5,000,001 upon the Closing, and if all of the conditions to Closing are either satisfied or waived so that the Closing occurs, Pubco’s failure to meet the initial listing requirements of Nasdaq could result in (1) the inability of Pubco to list the Pubco securities on Nasdaq, and (2) the obligation to comply with the “penny stock” trading rules.

If the Business Combination is consummated but if Pubco is not able to list the Pubco securities on Nasdaq, such securities would likely then trade only in the over-the-counter market and the market liquidity of Pubco securities could be adversely affected and their market price could decrease. If Pubco securities were to trade on the over-the-counter market, selling Pubco securities could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and Pubco could face significant material adverse consequences, including: (1) a limited availability of market quotations for its securities, (2) reduced liquidity with respect to its securities, (3) a determination that its shares are a “penny stock,” which will require brokers trading in Pubco securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Pubco securities, (4) a reduced amount of news and analyst coverage for Pubco, and (5) impaired ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for Pubco securities and would substantially impair its ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for Pubco.

If the NTA Proposal is approved, and Pubco fails to have net tangible assets of at least $5,000,001 and Pubco is unable to list Pubco securities on Nasdaq, then Pubco may be required to comply with the “penny stock rules” and this could negatively affect the market for Pubco’s securities and the ability of Pubco to raise capital following the Business Combination.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, potentially at a loss.

Distoken’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Distoken’s completion of the Business Combination, and then only in connection with those Ordinary Shares of Distoken that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of Distoken’s Public Shares if Distoken is unable to complete its business combination within the Combination Period (subject to approval by Distoken shareholders of an extension of this deadline), subject to applicable law and as further described herein. In that case, Public Shareholders may be forced to wait beyond the Combination Period before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, potentially at a loss.

Distoken has filed a definitive proxy statement for an extraordinary general meeting in lieu of an annual general meeting of its shareholders to be held on November 14, 2024 to seek shareholders’ approval of, among other things, a proposal to extend the Combination Period on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Distoken Board. In connection with such meeting, Distoken’s Public Shareholders will have the right to redeem their shares in connection with any such proposal, whether they vote for or against such proposal, or do not vote at all.

If Distoken shareholders fail to properly demand Redemption rights, they will not be entitled to redeem their ordinary shares of Distoken into a pro rata portion of the Trust Account.

Distoken shareholders holding Public Shares may demand that Distoken redeem their shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. Distoken shareholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to Distoken’s transfer agent prior to the vote at the Extraordinary General Meeting. Any Distoken shareholder who fails to properly demand Redemption rights will not be entitled to redeem such shareholder’s shares for a pro rata portion of the Trust Account for Redemption of such shareholder’s shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Distoken — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

131

If the Business Combination is not approved, then the Founder Shares that are beneficially owned by Distoken’s current directors, executive officers and the Sponsor will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with Youlife.

The Sponsor beneficially owns or has a pecuniary interest in Founder Shares that it purchased from Distoken. The Sponsor has no redemption rights with respect to these securities in the event a business combination is not effected in the required time period under Distoken’s organizational documents. Therefore, if the Business Combination with Youlife or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $                million outstanding as of              , 2025, based on the closing price per ordinary share of Distoken as of             , 2025 of $           per share, despite having been purchased for an aggregate of $25,000. As a result, the Sponsor is likely to be able to recoup its investment in Distoken and make a substantial profit on that investment, even if Pubco’s public shares have lost significant value. This means that the Sponsor could earn a positive rate of return on their investment, even if Distoken’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, Distoken’s management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the Public Shareholders, even if that business combination were with a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

In addition, Distoken’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Distoken’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with Youlife. However, if Distoken fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, Distoken may not be able to repay or reimburse these amounts if the Business Combination is not completed.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination.”

These financial interests may have influenced the decision of Distoken’s directors to approve the Business Combination with Youlife and to continue to pursue such Business Combination. In considering the recommendations of Distoken Board to vote for the Business Combination Proposal, its shareholders should consider these interests.

The value of the Founder Shares following completion of Distoken’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of Distoken’s ordinary shares at such time is substantially less than $10.00 per share.

The Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares (after a share capitalisation of 0.25 shares for each Founder Share outstanding in August 2021 and a share capitalisation of 0.2 shares for each Founder Share outstanding in January 2023), which will have a significantly higher value at the time of the Business Combination, if it is consummated. Assuming a trading price of $                     per share upon consummation of Distoken’s initial business combination, the 1,725,000 Founder Shares would have an aggregate implied value of $                , despite having been purchased for an aggregate of $25,000. Even if the trading price of Distoken’s ordinary shares was as low as $0.0145 per share, the value of the Founder Shares would be equal to the Sponsor’s initial investment in us. As a result, the Sponsor is likely to be able to recoup their investment in Distoken and make a substantial profit on that investment, even if Pubco’s public shares have lost significant value. This means that Distoken’s Sponsor could earn a positive rate of return on their investment, even if Distoken’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, Distoken’s management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust to the Public Shareholders, even if that business combination were with a less favorable target company or on terms less favorable to shareholders rather than liquidate. This may have influenced their motivation in identifying and selecting Youlife for Distoken’s target business combination and consummating the Business Combination. For the foregoing reasons, you should consider Distoken’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

132

Distoken’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with Youlife.

If the Business Combination with Youlife or another business combination is not consummated by Distoken within the required time period under its organizational documents, Distoken’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, by the claims of target businesses or third parties to the extent that such a target business or third party has not executed a waiver agreement. If Distoken consummates a Business Combination within the requisite time period, on the other hand, Distoken will be liable for all such claims. Neither Distoken nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Distoken. See the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Distoken” for further information.

These personal obligations of Distoken’s Sponsor may have influenced the Distoken Board’s decision to approve the Business Combination with Youlife and to continue to pursue such Business Combination. In considering the recommendations of Distoken Board to vote for the Business Combination Proposal, Distoken’s shareholders should consider these interests.

If Distoken is unable to complete the Business Combination with Youlife or another business combination within the Combination Period, then unless Distoken amends its governing documents to further extend the date by which a business combination must be completed, Distoken will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve. In such event, third parties may bring claims against Distoken and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Under the current terms of the Current Charter, Distoken must complete the Business Combination with Youlife or another business combination within the Combination Period (unless such date is extended by Distoken’s shareholders), or Distoken must cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving.

In such event, third parties may bring claims against Distoken. Although Distoken has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Distoken’s Public Shareholders.

If Distoken is unable to complete a business combination within the Combination Period, or subsequent extensions thereof, if approved by Distoken’s shareholders, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by Distoken for services rendered or contracted for or products sold to Distoken to the extent that such a vendor or prospective target business did not execute such a waiver. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

133

Distoken has filed a definitive proxy statement for an extraordinary general meeting in lieu of an annual general meeting of its shareholders to be held on November 14, 2024 to seek shareholders’ approval of, among other things, a proposal to extend the Combination Period on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Distoken Board. In connection with such meeting, Distoken’s Public Shareholders will have the right to redeem their shares in connection with any such proposal, whether they vote for or against the such proposal, or do not vote at all.

Additionally, if Distoken is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Distoken otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Distoken may not be able to return to its Public Shareholders at least $10.00 per share.

Nasdaq could suspend trading in Distoken’s securities or delist its securities from Nasdaq.

Distoken is listed on the Nasdaq Global Market. If Nasdaq delists any of Distoken’s securities from trading on its exchange and Distoken is not able to list its securities on another national securities exchange, Distoken expects such securities could be quoted on an over-the-counter market. If this were to occur, Distoken could face significant material adverse consequences, including:

●	an inability to meet a condition to closing the Business Combination;

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that Distoken’s securities are a “penny stock,” which will require brokers trading in Distoken’s securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Distoken’s securities are currently listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of Distoken’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Distoken is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Distoken is no longer listed on Nasdaq, its securities would not be covered securities and Distoken would be subject to regulation in each state in which it offers its securities.

Distoken’s shareholders may be held liable for claims by third parties against Distoken to the extent of distributions received by them.

If Distoken is unable to complete the Business Combination with Youlife or another business combination within the time period required under its Current Charter, Distoken will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, liquidate and dissolve, subject to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law, unless such time period is extended in accordance with the Current Charter. Distoken cannot assure you that it will properly assess all claims that may be potentially brought against Distoken. If Distoken is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Distoken’s liabilities exceeded its assets, or it was unable to pay its debts as they fell due. As a result, a liquidator could seek to recover all amounts received by Distoken’s shareholders. Furthermore, Distoken’s directors may be viewed as having breached their fiduciary duties to Distoken or Distoken’s creditors and/or having acted in bad faith, and thereby exposing themselves and Distoken to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Distoken for these reasons.

134

Distoken’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Distoken’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations (provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Distoken’s indemnity of the underwriters of Distoken’s IPO against certain liabilities, including liabilities under the Securities Act). Other than as described above, none of Distoken’s other officers or directors will indemnify Distoken for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Distoken has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of Distoken. Distoken believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because Distoken will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

While Distoken currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Distoken, it is possible that Distoken’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Distoken’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.20 per share.

Distoken may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Distoken has agreed to indemnify its officers and directors, subject to certain limitations, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former officer or director in or about the conduct of Distoken’s business or affairs or in the execution or discharge of the existing or former officer’s or director’s duties, powers, authorities or discretions, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, including all costs, expenses, losses or liabilities incurred by the existing or former officer or director in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal. No such existing or former officer or director, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

Accordingly, any indemnification provided may only be satisfied if (i) Distoken has sufficient funds outside of its Trust Account or (ii) Distoken consummates the Business Combination. Distoken’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Distoken pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

135

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect Distoken’s business, including its ability to negotiate and complete a Business Combination.

Distoken is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and applicable non-U.S. jurisdictions. In particular, Distoken is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of a Business Combination may be contingent upon its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. For example, the SEC has recently adopted certain rules and may, in the future adopt other rules, which may have a material effect on its activities and ability to consummate a Business Combination. See “— Certain of the procedures that Distoken, a potential business combination target, or others may determine to undertake in connection with proposed rules recently issued by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which Distoken could complete a Business Combination.” Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete a Business Combination.

Certain of the procedures that Distoken, a potential business combination target, or others may determine to undertake in connection with proposed rules recently issued by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which Distoken could complete a Business Combination.

On January 24, 2024, the SEC adopted new rules and regulations for SPACs adopted by the SEC on January 24, 2024, which will become effective on July 1, 2024 (the “2024 SPAC Rules”) requiring, among other matters, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions; (iii) additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and (iv) the requirement that both the SPAC and its target company be co-registrants for business combination registration statements.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the 2024 SPAC Rules and related guidance may (i) increase the costs of and the time needed to negotiate and complete an initial business combination and (ii) constrain the circumstances under which Distoken could affect its ability to complete the Business Combination.

The need for compliance with the 2024 SPAC Rules may cause Distoken to liquidate the funds in the Trust Account or liquidate itself at an earlier time than it might otherwise choose. If Distoken were to liquidate, its shareholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of its securities.

If Distoken is deemed to be an investment company under the Investment Company Act, Distoken may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for Distoken to complete its initial Business Combination.

The SEC’s adopting release with respect to the 2024 SPAC Rules provided guidance relating to the potential status of SPACs as investment companies subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company is dependent on specific facts and circumstances and Distoken can give no assurance that a claim will not be made that Distoken has been operating as an unregistered investment company.

If Distoken is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including (i) restrictions on the nature of its investments; and (ii) restrictions on the issuance of securities, each of which may make it difficult for it to complete its initial Business Combination.

136

In addition, Distoken may have imposed upon it burdensome requirements, including: (i) registration as an investment company; (ii) adoption of a specific form of corporate structure; and (iii) reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless Distoken can qualify for an exclusion, Distoken must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Distoken is mindful of the SEC’s investment company definition and guidance and intend to complete an initial Business Combination with an operating business, and not with an investment company, or to acquire minority interests in other businesses exceeding the permitted threshold.

Distoken does not believe that its business activities will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that it might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that Distoken holds investments in the Trust Account, it may, at any time, instruct Continental, as trustee of the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank.

Pursuant to the Trust Agreement, Continental is not permitted to invest in securities or assets other than as described above. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), Distoken intended to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The IPO was not intended for persons who were seeking a return on investments in government securities or investment securities. The Trust Account is intended solely as a temporary depository for funds pending the earliest to occur of: (i) the completion of Distoken’s initial Business Combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend Distoken’s Memorandum and Articles of Association (x) in a manner that would affect the substance or timing of Distoken’s obligation to redeem 100% of the Public Shares if Distoken does not complete Distoken’s initial Business Combination within the combination period; or (y) with respect to any other provision relating to the rights of holders of Distoken’s Ordinary Shares or pre-initial Business Combination activity; or (iii) absent an initial Business Combination within the combination period, Distoken’s return of the funds held in the Trust Account to the Public Shareholders as part of Distoken’s redemption of the Public Shares.

Distoken is aware of litigation claiming that certain SPACs should be considered investment companies. Although Distoken believes that these claims are without merit, Distoken cannot guarantee that Distoken will not be deemed to be an investment company and thus subject to the Investment Company Act. If Distoken was deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which Distoken has not allotted funds and may hinder Distoken’s ability to complete an initial Business Combination or may result in Distoken’s liquidation. If Distoken is unable to complete Distoken’s initial Business Combination, the Public Shareholders may receive only approximately $          (as of            , 2025) per Public Share upon the liquidation of the Trust Account and the Warrants and Rights will expire worthless.

Distoken may not be able to complete the Business Combination with Youlife if the Business Combination may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations, or ultimately prohibited.

Certain acquisitions and business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory review or approval is required or advisable and not obtained, or the timeline for a regulatory review or approval process extends beyond the period of time that would permit an initial business combination to be consummated with Distoken, Distoken may not be able to consummate a business combination with such target. Although Distoken is not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, a U.S. or foreign regulatory authority may wish to conduct a review of the Business Combination under its discretionary powers, and that such discretionary review or approval will be completed within the required time period.

137

Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission. Acquisitions by “foreign persons” of entities engaged in interstate commerce in the United Stated (i.e., “U.S. Businesses”) are subject to potential review by the Committee on Foreign Investment in the United States (“CFIUS”) – an interagency committee of the United States government authorized to review certain transactions involving foreign investments in U.S. Businesses to determine and address the effect of such transactions on the national security of the United States. Because Distoken’s Chief Executive Officer, Mr. Jian Zhang, is a Chinese citizen and the manager of the Sponsor, and because other foreign nationals hold the balance of the interest in the Sponsor, Distoken or the Sponsor may constitute a “foreign person” under CFIUS regulations. If CFIUS were to consider Distoken or the Sponsor to be a “foreign person” under such regulations, any proposed business combination between Distoken and a U.S. business will be subject to CFIUS jurisdiction and potential CFIUS review. Subject to a determination by CFIUS that the Business Combination gives rise to national security concerns, Distoken may be unable to consummate the Business Combination. Although Distoken does not believe Youlife is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate perceived national security concerns with respect to the Business Combination, order or request us to divest all or a portion of the combined company if Distoken had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied.

Additionally, the laws and regulations of other U.S. government authorities may impose review or approval procedures on account of any foreign ownership by the Sponsor. Outside the United States, laws or regulations may affect Distoken’s ability to consummate a business combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent us from consummating the Business Combination with Youlife. If Distoken were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because Distoken has only a limited time to complete an initial business combination, its failure to obtain any required approvals within the requisite time period may require it to liquidate. If Distoken liquidates, its Public Shareholders may only receive $ per share (plus any applicable interest accrued). This will also cause you to lose any potential investment opportunity in Youlife or any other potential target acquisition and the chance of realizing future gains on your investment through any price appreciation in the combined company, and your Warrants and Rights will expire worthless.

138

EXTRAORDINARY GENERAL MEETING OF DISTOKEN

General

Distoken is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Distoken Board for use at the Extraordinary General Meeting to be held on                   , 2025, and at any postponements or adjournments thereof. This proxy statement/prospectus is first being furnished to Distoken’s shareholders on or about                 , 2025 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Distoken’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at 10:00 a.m., Eastern Time, on                   , 2025, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

Attending and Voting at the Extraordinary General Meeting

As a registered shareholder, you received a proxy card from Continental. The form contains instructions on attending the Extraordinary General Meeting, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number. You can attend the Extraordinary General Meeting at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Distoken is asking holders of its Ordinary Shares:

●	To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3.

●	To consider and vote upon the Cayman Merger Proposal. A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

●	To consider and vote upon the Organizational Documents Proposal. A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex C.

●	To consider and vote upon Nasdaq Proposal.

●	To consider and vote upon the Director Election Proposal.

●	To consider and vote upon the RSU Plan Proposal. A copy of the RSU Plan is attached to this proxy statement/prospectus as Annex F.

●	To consider and vote upon the NTA Proposal. A copy of the NTA Amendment is attached to this proxy statement/prospectus as Annex G.

●	To consider and vote upon the Adjournment Proposal, if presented at the Extraordinary General Meeting.

139

Each of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal. Each of the Organizational Documents Proposal, the RSU Plan Proposal and the NTA Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

Marshall & Stevens Opinion

On March 8, 2024, Distoken engaged Marshall & Stevens to evaluate for the benefit of, and to advise, the Distoken Board in connection with the Merger Consideration to be paid by the Distoken in the Business Combination.

Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens rendered its formal written opinion, which we refer to as the “Marshall & Stevens Opinion,” that the consideration to be paid by Distoken in the Business Combination is fair, from a financial point of view, to Distoken.

All descriptions of and disclosures concerning the Marshall & Stevens Opinion are qualified in their entirety by reference to the specific text of the Marshall & Stevens Opinion, a copy of which is included as Annex D to this proxy statement/prospectus. As provided in its contract with Distoken (the “M&S Contract”), Marshall & Stevens’ opinion was issued solely to the Distoken Board to assist it in determining whether or not to proceed with the Business Combination and whether or not to recommend the Business Combination for approval of the shareholders of Distoken. Marshall & Stevens was not engaged to provide its opinion to any other person or entity or for any other purposes (such stated limitations of the opinion are referred to as the “M&S Contract Limitations”). Any liability of Marshall & Stevens or the Distoken Board to any other person or entity with respect to the Marshall & Stevens Opinion, if any, would be separate and apart from any liability under the M&S Contract and will depend on the standing of such nonparty claimant, as may be determined by a court of competent jurisdiction. The issue of whether the M&S Contract Limitations would be enforced in favor of Marshall & Stevens and against any securities holders or other persons would need to be resolved by a court of competent jurisdiction. However, resolution of the issue would have no effect on the rights and responsibilities of the Distoken Board under state law, and the M&S Contract Limitations would have no effect on the rights and responsibilities of either Marshall & Stevens or the Distoken Board under the federal securities laws. Shareholders should seek their own legal advice on this issue.

Recommendation of the Distoken Board with Respect to the Proposals

The Distoken Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Distoken and recommends that Distoken’s shareholders vote “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal.

Record Date; Who is Entitled to Vote

Distoken has fixed the close of business on             , 2025 as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting. As of the close of business on the Record Date, there were 3,200,170 Ordinary Shares issued and outstanding (including 1,725,000 Founder Shares) and entitled to vote. Each Ordinary Share is entitled to one vote per share.

Quorum

The holders of at least a majority of the issued and outstanding Ordinary Shares of Distoken, being individuals present in person or by proxy or if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote at the Extraordinary General Meeting will constitute a quorum.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

140

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Extraordinary General Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will result in the relevant shares not being counted in connection with the vote on any proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

Vote Required for Approval

The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Cayman Merger Proposal: The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

●	Organizational Documents Proposal: The Organizational Documents Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Nasdaq Proposal: The Nasdaq Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Director Election Proposal: The Director Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	RSU Plan Proposal: The RSU Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	NTA Proposal: The NTA Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

●	Adjournment Proposal: The Adjournment Proposal, if presented, must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

Each of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal, the and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal. Each of the Organizational Documents Proposal, the RSU Plan Proposal and the NTA Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. The Business Combination is not structured to require approval of at least a majority of unaffiliated security holders of Distoken. The Sponsor, which owns 2,270,000 Distoken Ordinary Shares, including 1,725,000 Founder Shares and 545,000 Private Shares but excluding 54,500 shares issuable upon conversion of the Private Rights upon the Closing, or 70.9% of the outstanding Distoken Ordinary Shares, has previously agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. Additionally, the Sponsor has agreed to vote the Ordinary Shares it owns in favor of each of the proposals.

141

Accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal and the Adjournment Proposal to approve such proposals.

Each of the Cayman Merger Proposal and the NTA Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of the Cayman Merger Proposal and the NTA Proposal.

Voting Your Shares

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Ordinary Shares at the Extraordinary General Meeting.

●	You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. The proxy card must be received not less than 48 hours prior to the vote at the Extraordinary General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Distoken Board “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the RSU Plan Proposal, the NTA Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

●	You Can Attend the Extraordinary General Meeting and Vote. If you attend the Extraordinary General Meeting, you may submit your vote at the Extraordinary General Meeting, in which case any proxy that you have given will be revoked and only the vote you cast at the Extraordinary General Meeting will be counted.

Revoking Your Proxy

Shareholders may send a later-dated, signed proxy card to Distoken’s Chief Executive Officer at the address set forth below so that it is received by Distoken’s Chief Executive Officer not less than 48 hours prior to the vote at the Extraordinary General Meeting (which is scheduled to take place at 10:00 a.m., Eastern Time, on , 2024) or attend the Extraordinary General Meeting at the physical address for the Extraordinary General Meeting and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Distoken’s Chief Executive Officer, which must be received by Distoken’s Chief Executive Officer prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Advantage, the proxy solicitor for Distoken, at (877) 870-8565.

Vote of Distoken’s Insiders

All of Distoken’s Insiders have previously agreed to vote all of their Public Shares in favor of the Business Combination and have waived any redemption rights in connection with the Business Combination.

Redemption Rights

Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination, or do not vote in relation to the proposed Business Combination.

142

Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to Distoken to pay Distoken’s taxes, divided by the number of then issued and outstanding Public Shares, provided, however that such Public Shareholder must follow the procedures outlined in this proxy statement/prospectus, in order to receive cash for any Public Shares such Public Shareholder intends to redeem. As of               , 2025, this would have amounted to approximately $             per Public Share, based on the amount held in the Trust Account on such date.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, may not be withdrawn once submitted unless the Distoken Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

A Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares unless the Distoken Board consents. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then, in the absence of the Distoken Board’s consent, any such shares in excess of that 15% limit would not be redeemed for cash.

Distoken’s Insiders will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares; and

(b)	prior to 5:00 p.m., Eastern Time, on , 2025 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to the transfer agent that Distoken redeem your Public Shares for cash and (ii) tender or deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through DTC.

Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, may not be withdrawn once submitted unless the Distoken Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

A Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Distoken will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Distoken will promptly return any shares previously delivered by Public Shareholders.

The closing price of Public Shares on               , 2025 was $                 per share. Prior to exercising redemption rights, shareholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Distoken cannot assure Public Shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in Distoken’s securities when Distoken’s shareholders wish to sell their shares.

143

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to Distoken shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Distoken shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the Distoken Board has determined that the redemption proceeds payable to Distoken shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Proxy Solicitation Costs

Distoken is soliciting proxies on behalf of the Distoken Board. This solicitation is being made by mail but also may be made by telephone or in person. Distoken and Distoken’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Distoken will bear the cost of the solicitation.

Distoken has hired Advantage to assist in the proxy solicitation process. Distoken will pay that firm a fee of $ plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.

Distoken will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Distoken will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Distoken or Distoken’s securities, Distoken’s Insiders or their respective affiliates may purchase Ordinary Shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals are approved at the Extraordinary General Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of Distoken’s Insiders has any plans to make any such purchases. Distoken will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Entering into any such incentive arrangements may have a depressive effect on outstanding Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

The existence of financial and personal interests of Distoken’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of Distoken and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections of this proxy statement/prospectus entitled “Risk Factors,” “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

144

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

Distoken is asking its shareholders to approve by ordinary resolution the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A-1, Annex A-2 and Annex A-3 to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Ancillary Documents. Distoken’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 1: The Business Combination Proposal — The Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Distoken does not believe that the disclosure schedules contain information that is material to an investment decision.

The Business Combination Agreement

On May 17, 2024, Distoken announced the execution of the Business Combination Agreement with Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife.

On November 13, 2024, Distoken, Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife entered into the first amendment to the Business Combination Agreement, to, among others, (i) adopt an ADS facility, (ii) revise the scope and terms of certain lock-up provisions applicable to the Sponsor and Youlife Shareholders, and (iii) clarify certain matters related to the dual-class share structure of Pubco following the Closing.

On January 17, 2025, Distoken, Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife entered into the second amendment to the Business Combination Agreement, to, among others, clarify that the recipients of Pubco ADSs shall be those that are not subject to any lock-up restrictions.

Under the Business Combination Agreement, upon the terms and subject to the conditions set forth therein, at the Closing, among other matters, (a) First Merger Sub will merge with and into Youlife, with Youlife surviving as a wholly-owned subsidiary of Pubco and the outstanding shares of Youlife being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into Distoken, with Distoken surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Distoken being converted into the right to receive substantially equivalent securities of Pubco, upon the terms and subject to the conditions set forth in the Business Combination Agreement, and the Ancillary Documents and in accordance with applicable law.

Consideration

Under the Business Combination Agreement, the Merger Consideration to be paid to the shareholders of Youlife is $700,000,000 and will be paid entirely in newly issued Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) and Pubco Class B Ordinary Shares at the Closing, with each share valued at $10.00.

145

As a result of the Mergers, (a) (i) each security of Youlife that is not subject to any lock-up restrictions, other than the Youlife Founder Shares, that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in the form of Pubco ADSs, and (ii) each security of Youlife that is subject to lock-up restrictions, other than the Youlife Founder Shares, that is issued and outstanding immediately prior to the time the First Merger Effective Time will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio, in each case in accordance with the Business Combination Agreement; (b) each Youlife Founder Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive such number of Pubco Class B Ordinary Shares equal to the Exchange Ratio and in accordance with the Business Combination Agreement, with each such Pubco Class B Ordinary Share entitling each holder thereof to 20 votes for each Pubco Class B Ordinary Share held by such holder; (c) each outstanding ordinary share of Distoken that is issued and outstanding immediately prior to the time the Second Merger is effective will be cancelled and converted into the right to receive an equivalent number of Pubco Class A Ordinary Shares in the form of Pubco ADSs (excluding certain restricted securities held by the Sponsor which will be exchanged for Pubco Class A Ordinary Shares), (d) each outstanding public warrant and private warrant of Distoken will convert into one Pubco public warrant and one Pubco private warrant, respectively; and (e) each issued and outstanding right of Distoken (excluding certain restricted securities held by the Sponsor which will be exchanged for Pubco Class A Ordinary Shares) will automatically be converted into one-tenth of one Pubco Class A Ordinary Share in the form of Pubco ADSs.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Business Combination.

In the Business Combination Agreement, Youlife made certain customary representations and warranties to Distoken, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) Youlife permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and top vendors; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) information supplied; and (28) independent investigation.

In the Business Combination Agreement, Distoken made certain customary representations and warranties to Youlife and Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) filings with the SEC, Distoken’s financial statements, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act; (16) finders, brokers, and advisors; (17) certain business practices; (18) insurance; and (19) independent investigation.

In the Business Combination Agreement, Pubco, First Merger Sub and Second Merger Sub made customary representations and warranties to Distoken, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relative to the execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of Pubco, First Merger Sub and Second Merger Sub; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; and (10) independent investigation.

None of the representations and warranties of the parties shall survive the Closing.

146

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) the provision of financial statements of Youlife and its direct and indirect subsidiaries (excluding Pubco, First Merger Sub and Second Merger Sub) (the “Youlife Companies”); (4) Distoken’s public filings; (5) “no shop” obligations (which will commence from the initial confidential or public submission of the Registration Statement to the SEC and exceptions; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause Pubco to maintain its status as a “foreign private issuer” under the U.S. Securities Exchange Act of 1934 Rule 3b-4; (9) further assurances; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers and tail insurance; (13) use of trust proceeds after the Closing; (14) efforts to support a private placement or backstop arrangements, if sought; (15) intended tax treatment of the Mergers; and (16) the provision of an employees’ compensation insurance policy by Youlife.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a board of seven directors comprised of persons that are designated by Youlife prior to the Closing.

Distoken and Pubco also agreed to jointly prepare, and Pubco shall file with the SEC, a Registration Statement in connection with the registration under the Securities Act of the issuance of securities of Pubco to the holders of the ordinary shares, rights and warrants of Distoken and Youlife and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of Distoken for the matters relating to the Business Combination to be acted on at the special meeting of the shareholders of Distoken and providing such shareholders an opportunity to participate in the Redemption of their Public Shares of Distoken upon the Closing.

The Sponsor agreed to pay all unpaid expenses of Distoken in excess of $10,000,000 and any finder fee owed pursuant to the business combination marketing agreement between Distoken and I-Bankers (if any) and the Sponsor agreed to indemnify and hold harmless Distoken and Pubco with respect to any such unpaid amounts.

Conditions to Closing

The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Business Combination and related matters by the requisite vote of Distoken’s shareholders; (ii) obtaining material regulatory approvals; (iii) no law or order preventing or prohibiting the Business Combination; (iv) Distoken having at least $5,000,001 in net tangible assets as of the Closing; (v) the amendment by Pubco shareholders of Pubco’s memorandum and articles of association; (vi) the effectiveness of the Registration Statement; (vii) the appointment of the post-closing directors of Pubco; and (viii) the Nasdaq listing requirements having been fulfilled.

In addition, unless waived by Youlife, the obligations of Youlife, Pubco, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Distoken being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) Distoken having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to Distoken since the date of the Business Combination Agreement which is continuing and uncured; (iv) Distoken having cash and cash equivalents at least equal to the aggregate expenses of Distoken; (v) the receipt by the Founders Registration Rights Agreement Amendment; (vi) the receipt of the Founder Lock-Up Agreement from the Sponsor; (vii) each of Youlife’s shareholders shall have received from Pubco a duly executed registration rights agreement covering the merger consideration shares received by Youlife Shareholders; and (viii) the aggregate unpaid expenses of Distoken not exceeding $10,000,000, or alternatively, the Sponsor shall have paid in full all unpaid expenses of Distoken in excess of $10,000,000.

147

Unless waived by Distoken, the obligations of Distoken to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Youlife, Pubco, First Merger Sub, and Second Merger Sub being true and correct on and as of the date of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (ii) Youlife, Pubco, First Merger Sub, and Second Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) the receipt by Distoken of the Founders Registration Rights Agreement Amendment duly executed by Pubco; (v) the receipt of a Company Founder Lock- Up Agreement from Mr. Yunlei Wang and a Company Lock-up Agreement from each Youlife Shareholder (other than Mr. Yunlei Wang), and the Founder Lock-Up Agreement, duly executed by Pubco and Youlife, and the Non-Competition and Non-Solicitation Agreement (as defined below) from each Significant Company Holder shall be in full force and effect from the Closing; (vi) Distoken shall have received employment agreements between certain individuals and the applicable Youlife Company or Pubco.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either Distoken or Youlife if the Closing does not occur by December 31, 2024, the Outside Date; provided that if Distoken seeks and receives an extension of the deadline by which it must consummate its initial business combination, either Distoken or Youlife shall have the right to extend the Outside Date by an additional period equal to the shorter of (A) three additional months and (B) the period ending on the last day by which Distoken must consummate its initial business combination pursuant to such extension or such other date as may be extended for only one time pursuant to the Business Combination Agreement. Distoken and Youlife have agreed to extend the Outside Date to March 31, 2025.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of Distoken and Youlife; (ii) by either Distoken or Youlife if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable; (iii) by Youlife for Distoken’s uncured breach of the Business Combination Agreement, such that the related closing condition would not be met; (iv) by Distoken for the uncured breach of the Business Combination Agreement by Youlife, Pubco, First Merger Sub, or Second Merger Sub, such that the related closing condition would not be met; or (v) by either Distoken or Youlife if Distoken holds its shareholders meeting to approve the Business Combination Agreement and the Business Combination, and such approval is not obtained.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

Youlife, Pubco, First Merger Sub and Second Merger Sub have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Distoken’s Trust Account held for its Public Shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Governing Law

The Business Combination Agreement and all actions that are based upon, arise out of or relate to the Business Combination Agreement (the “Actions”) shall be governed by the laws of the State of New York. The parties to the Business Combination Agreement agree that all Actions shall be heard and determined exclusively in any state or federal court located in New York, New York and that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Ancillary Documents

Lock-up Agreements

Pubco, Youlife and Distoken intend to enter into the Founder Lock-up Agreement with the Sponsor prior to the Closing. The Founder Lock-up Agreement provides for a lock-up period for the Founder Shares commencing on the Closing Date and ending on the one-year anniversary of the Closing Date (with respect to 50% of such shares subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing).

148

Pubco, Youlife and Distoken intend to enter into the Company Founder Lock-up Agreement with Youtch Investment Co., Ltd., a holding company wholly owned by Mr. Yunlei Wang, prior to the Closing. The Company Founder Lock-up Agreement provides for a lock-up period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date (with respect to 50% of such shares subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing).

Pubco, Youlife and Distoken also intend to enter into the Company Lock-up Agreements with each shareholder of Youlife (other than Mr. Yunlei Wang) prior to the Closing. The Company Lock-up Agreements provide for a lock-up period commencing on the Closing Date and ending on the date that is 180 calendar days after the Closing Date (with respect to 50% of such shares subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 90 days after the Closing). The restrictions set forth in the Company Lock-Up Agreements are waivable in writing by Pubco, Youlife and Distoken at any time prior to the Closing, and they may do so to the extent required for Pubco to have sufficient public float to meet Nasdaq initial listing requirements.

Shareholder Support Agreements

Simultaneously with the execution of the Business Combination Agreement, Distoken, Youlife, and shareholders of Youlife collectively holding approximately 69.1% of outstanding Youlife Ordinary Shares (calculated on an as-converted basis) have entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, the shareholders of Youlife have agreed (a) to vote all of Youlife Ordinary Shares held by the respective Youlife shareholders in favor of the adoption of the Business Combination Agreement, the Ancillary Documents and the Transactions (including the First Merger), subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Non-Competition and Non-Solicitation Agreements

Simultaneously with the execution of the Business Combination Agreement, certain Youlife Shareholders entered into the Non-Competition and Non-Solicitation Agreements in favor of Pubco, Distoken and Youlife. Under the Non-Competition and Non-Solicitation Agreements, certain Youlife Shareholders agreed not to compete with Pubco during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of Pubco. The Non-Competition and Non-Solicitation Agreements also contain customary confidentiality and non-disparagement provisions.

Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination

In considering the recommendation of the Distoken Board to vote in favor of the Business Combination, Public Shareholders should be aware that Distoken’s Insiders have interests in the Business Combination that are different from, or in addition to, those of Distoken’s other shareholders generally. Distoken’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Distoken’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination or to exercise their right of redemption. These interests include:

●	the fact that the Sponsor paid approximately $0.0145 per share, or an aggregate of $25,000, for the 1,725,000 Founder Shares (after a share capitalisation of 0.25 shares for each Founder Share outstanding in August 2021 and a share capitalisation of 0.2 shares for each Founder Share outstanding in January 2023), which will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Distoken Ordinary Shares on , 2025, the aggregate value of the Founder Shares held by the Sponsor as of the same date was approximately $ . If Distoken does not consummate the Business Combination or another initial business combination within the Combination Period, and Distoken is therefore required to be liquidated and dissolved, these shares would be worthless, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of approximately $0.0145 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

149

●	the fact that the Sponsor paid $10.00 per Private Unit, or an aggregate of $5,450,000, for the 545,000 Private Units acquired by the Sponsor in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Based on the closing trading price of the Distoken Ordinary Shares, Public Warrants and Public Rights on , 2025, the aggregate value of the Private Units held by the Sponsor as of the same date was approximately $ . If Distoken consummates the Business Combination, the shares that are components of the Private Units and the shares issuable pursuant to the Private Rights included in the Private Units will be converted into Pubco Class A Ordinary Shares at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that if Distoken does not consummate the Business Combination or another initial business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

●	the fact that the Sponsor and the officers and directors of Distoken have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares and Private Shares upon Distoken’s liquidation and dissolution if Distoken is unable to consummate its initial business combination;

●	the fact that the Sponsor, Distoken’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to Distoken. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Units, at a price of $10.00 per Unit, of the post-business-combination entity. If Distoken completes a business combination, Distoken will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On February 26, 2024, Distoken issued the Working Capital Loan Note in the principal amount of up to $1,000,000 to the Sponsor for Distoken’s working capital needs. The Working Capital Loan Note bears no interest and is payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, $519,888 of Working Capital Loan Note was outstanding;

●	the fact that the Sponsor holds the First Extension Note and the Second Extension Note in the aggregate principal amounts of up to $720,000 issued by Distoken in connection with the First Extension Amendment and the Second Extension Amendment, pursuant to which the Sponsor agreed to loan to Distoken up to such amounts in connection with such amendments. Distoken agreed to deposit $30,000 per month into the Trust Account, commencing on November 18, 2023 and continuing through November 18, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $720,000. Such notes bear no interest and are payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, the Sponsor had deposited an aggregate of $330,000 into the Trust Account under the First Extension Note. In the event an initial business combination is consummated, the notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Distoken may use a portion of proceeds held outside the Trust Account to repay the notes, but no proceeds held in the Trust Account would be used to repay the notes;

150

●	the fact that the Sponsor is entitled to $10,000 per month for office space, administrative and support services until the completion of an initial business combination under the Administrative Services Agreement;

●	the fact that unless Distoken consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of September 30, 2024, directors or officers of Distoken had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter provides that Distoken renounces any interest or expectancy of Distoken in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Investor Group and the Investor Group Related Person, on the one hand, and Distoken, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of Distoken and the opportunity is one Distoken is permitted to complete on a reasonable basis. Notwithstanding such provision, Distoken believes that such provision did not impact Distoken’s search for a business combination target because Distoken’s officers and directors have confirmed to Distoken that there were no such corporate opportunities that were not presented to Distoken pursuant to such provision;

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of Distoken’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers Distoken’s existing directors and officers;

●	the fact that EarlyBirdCapital, I-Bankers or their designees collectively own 278,000 Representative Shares, which were issued for nominal consideration in connection with the IPO, and 172,500 Representative Warrants issued to I-Bankers for $100. If Distoken consummates the Business Combination, the Representative Shares and the shares issuable upon the exercise of the Representative Warrants will have a significantly higher value at the time of the Business Combination. However, if Distoken does not consummate the Business Combination or another business combination within the Combination Period (unless such date is extended by and with the approval of Distoken’s shareholders), and Distoken is therefore required to be liquidated and dissolved, these securities may be worthless;

●	the fact that Distoken has engaged I-Bankers as an advisor in connection with its initial business combination to assist in holding meetings with Distoken’s shareholders to discuss the potential business combination and the target business’ attributes, introduce Distoken to potential investors that are interested in purchasing Distoken’s securities in connection with its initial business combination and assist with its press releases and public filings in connection with the initial business combination. Distoken has agreed to pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). Distoken has also agreed to pay I-Bankers a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if it introduces Distoken to the target business with whom Distoken complete its initial business combination;

●	the fact that Distoken’s officers and directors have not been required to, and have not, committed their full time to Distoken’s affairs, which may have resulted in a conflict of interest in allocating their time between Distoken’s operations and its search for a business combination and their other businesses; and

●	the fact that Mr.Jian Zhang, Distoken’s Chief Executive Officer and Chairman (but no other officer or director), has an economic interest in the 1,725,000 Founder Shares and 545,000 Private Units owned by the Sponsor.

There is no agreement, arrangement, or understanding between the Sponsor, and Distoken, its officers, directors, or affiliates with respect to determining whether to proceed with the Business Combination. There is no agreement, arrangement, or understanding, including any payments, between the Sponsor and unaffiliated securityholders of Distoken regarding the redemption of outstanding securities of Distoken in connection with the Business Combination.

151

Please also see the sections “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of Distoken’s Insiders and advisors of Distoken and in the Business Combination.

Exchange Listing

The Distoken Ordinary Shares, Warrants and Rights are traded on Nasdaq under the symbols “DIST,” “DISTW” and “DISTR,” respectively. Following the Closing, the Distoken Ordinary Shares, Warrants and Rights will no longer trade. Pubco has applied for listing, to be effective upon the Closing, of the Pubco ADSs and Pubco Warrants on Nasdaq under the symbol “YOUL” and “YOULW,” respectively. There is no assurance that Pubco will be able to satisfy the Nasdaq listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of negotiations between Distoken, Youlife and their respective representatives. The following is a brief description of the background of these negotiations.

Distoken is a blank check company incorporated as a Cayman Islands exempted company on July 1, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

In connection with Distoken’s organization, a total of 1,150,000 Class B ordinary shares of Distoken were sold to the Sponsor in July 2020. In August 2021, Distoken effected a share capitalisation of 0.25 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding 1,437,500 Class B ordinary shares. In January 2023, Distoken effected a share capitalisation of 0.2 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Class B ordinary shares and thereafter redesignated the authorized share capital to include only a single class of Ordinary Shares and redesignated its issued and outstanding Class B ordinary shares into Ordinary Shares.

On July 28, 2020, Distoken issued to EarlyBirdCapital and its designees an aggregate of 100,000 Representative Shares for aggregate consideration of $10.00, of which 2,250 were subsequently forfeited in August 2021. In August 2021, Distoken issued to I-Bankers and its designees an aggregate of 155,250 Representative Shares at a purchase price of $0.0001 per share, for aggregate consideration of $15.50. On October 28, 2021, Distoken issued to EarlyBirdCapital and I-Bankers and its designees, 12,132 and 12,868, respectively, Representative Shares at a purchase price of $0.0001 per share, for minimal consideration of $2.50.

On February 17, 2023, Distoken consummated its IPO of 6,900,000 Units, including 900,000 Units issued pursuant to the full exercise by the underwriters of their over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to Distoken of $69,000,000. Simultaneously with the closing of the IPO, Distoken completed the private sale of an aggregate of 545,000 Private Units to the Sponsor at a purchase price of $10.00 per Private Unit, generating gross proceeds of $5,450,000. A total of $70,380,000 from the proceeds of the Initial Public Offering and the private sale of Private Units was placed in the Trust Account.

On February 17, 2023, Distoken issued Representative Warrants to purchase 172,500 Ordinary Shares, exercisable at $12.00 per share, to I-Bankers in connection with its services as the representative of the underwriters for the IPO and as a result of the full exercise of the over-allotment option for consideration of $100. Distoken has engaged I-Bankers, the representative of the underwriters in the Initial Public Offering, as an advisor in connection with its business combination to assist in holding meetings with Distoken’s shareholders to discuss the potential business combination and the target business’ attributes, introduce Distoken to potential investors that are interested in purchasing Distoken’s securities in connection with its initial business combination and assist with its press releases and public filings in connection with the initial business combination. Distoken has agreed to pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). Distoken has also agreed to pay I-Bankers a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if it introduces Distoken to the target business with whom Distoken complete its initial business combination.

152

On November 10, 2023, Distoken held the First Extension Meeting, at which its shareholders approved the First Extension Amendment to amend the amended and restated memorandum and articles of association and to give the Distoken Board the right to extend the date by which Distoken has to consummate a business combination from November 17, 2023 on a monthly basis up to twelve (12) times until November 18, 2024, or such earlier date as determined by the Distoken Board. In connection with the First Extension Amendment, shareholders holding 3,018,308 Public Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $31.9 million (approximately $10.57 per share) was removed from the Trust Account to pay such holders. On November 10, 2023, in connection with the First Extension Amendment, Distoken issued the First Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the First Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the First Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per Public Share not redeemed) that Distoken decides to take to complete its initial business combination for each calendar month until November 18, 2024, or portion thereof, that is needed to complete its initial business combination, for up to an aggregate of $360,000.

Distoken initiated contact with more than 8 potential targets and/or their advisors. Of those potential targets, Distoken met with approximately 7 management teams and entered into non-disclosure agreements (“NDAs”) with approximately 5 parties, including Youlife. Distoken submitted non-binding indication of interests to 2 potential business combination targets that Distoken believed, based on, among other things, its and its advisors’ preliminary due diligence, evaluation and analysis, were most suitable for a business combination. Based on its financial and operational due diligence, Distoken determined that Youlife best satisfied all its aforementioned business combination target criteria.

Between May 30, 2023 and June 8, 2023, Distoken exchanged drafts of letter of intents with Company A, a pharmaceutical company. Negotiations with Company A were ultimately suspended because the parties could not agree on transaction terms.

On December 29, 2023, PreIPO Capital, a venture capital firm in China, introduced Distoken’s management team to Youlife. On the same day, Mr. Jian Zhang, Distoken’s Chief Executive Officer and Chairman, met with Mr. Yunlei Wang, Chief Executive Officer and Chairman of Youlife, and certain members of Youlife’s management for the first time in Shanghai, China. During the meeting, both parties introduced their respective companies and expressed interest in a potential business combination transaction between Distoken and Youlife.

On January 4, 2024, Mr. Zhang met again in Shanghai with Mr. Wang and certain members of Youlife’s management to further discuss the general process of a business combination transaction with a SPAC and related work streams.

On January 12, 2024, Mr. Zhang met with Mr. Xiaolin Gou, Director and Senior Vice President of Youlife, and certain members of Youlife’s management in Shanghai. During this meeting, both parties had in-depth conversations regarding the work scope and responsibilities of both parties in the Business Combination process, and proposed a preliminary work plan.

On January 22, 2024, Distoken and Youlife entered into an NDA to share confidential information.

On January 22, 2024, Mr. Zhang met with Mr. Gou and Youlife’s in-house counsel in Shanghai. Both parties were interested in entering into a letter of intent for an initial business combination (the “LOI”) and had an extensive discussion regarding the terms of the LOI, including Youlife’s current equity structure, Youlife’s operating plan for the next year, Minimum Cash Condition, potential PIPE plan and post-merger board structure.

On February 2, 2024, following discussions between Mr. Zhang and Youlife’s management in Shanghai, both parties agreed on the terms of the LOI and presented the LOI to their respective boards of directors. On the same day, Distoken and Youlife entered into the LOI with a 90-day exclusivity period.

On February 21, 2024, Mr. Zhang, Mr. Gou and certain members of Youlife’s management discussed the material terms of a definitive business combination agreement and the timeline for the transaction, including due diligence and obtaining of a fairness opinion.

On February 28, 2024, Distoken and Youlife held a videoconference with representatives from Youlife’s board of directors, Youlife’s management, Distoken’s management and certain of their legal advisors. During the meeting, the parties discussed the terms of a definitive business combination agreement and work plans.

On February 29, 2024, Ellenoff Grossman & Schole LLP, counsel to Distoken (“EGS”), sent an initial due diligence request list to Youlife’s counsel, DLA Piper UK LLP (“DLA Piper”).

153

On February 29, 2024, Distoken, EGS and Jingtian & Gongcheng held a due diligence meeting.

On March 4, 2024, Mr. Zhang and Distoken’s chief financial officer, Mr. Jirong Lyu, met with Mr. Gou and certain members of Youlife’s management in Shanghai to discuss the progress of the Business Combination Agreement.

Beginning March 4, 2024, Distoken, Youlife, EGS and DLA Piper held weekly meetings in which the parties discussed open issues in the draft Business Combination Agreement and Ancillary Documents, as well as the state of progress of business workstreams and other action items.

On March 6, 2024, Distoken engaged Jingtian & Gongcheng as its PRC counsel for the Business Combination.

On March 10, 2024, EGS sent the initial draft of the Business Combination Agreement to DLA Piper.

On March 13, 2024, DLA Piper sent EGS an issues list setting forth certain material issues in the initial draft of the Business Combination Agreement, including the expected timeline of the ancillary agreements, Distoken disclosure schedules, escrow arrangement and Youlife’s representations and warranties.

On March 8, 2024, Distoken engaged Marshall & Stevens to evaluate for the benefit of, and to advise, the Distoken Board regarding the Merger Consideration to be paid by Distoken in the Business Combination. Given the fact that material conflicts of interest did not exist between Distoken’s management team and Youlife, no unaffiliated representative was retained by the majority of the independent members of the Distoken Board to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing a report concerning the approval of the Business Combination.

On March 18, 2024, EGS sent supplemental due diligence requests prepared by Fangda Partners, Distoken’s Hong Kong counsel, to DLA Piper, which included requests related to Youlife’s corporate organizations, capitalization and shareholding structure, financing arrangements, financial matters, licensing and regulatory compliance, land and leases, material contracts, insurance and risk management, employees and tax.

On March 20, 2024, EGS sent the initial draft of the Shareholder Support Agreement to DLA Piper. On March 20, 2024, Mr. Zhang and Youlife’s management met in Shanghai to discuss the progress of the due diligence on the Hong Kong subsidiary of Youlife.

On March 26 and 27, 2024, Fangda Partners and Youlife had conference calls with respect to Hong Kong legal due diligence questions.

On March 29, 2024, Fangda Partners circulated an initial draft of its due diligence report to Distoken and EGS. During March and April 2024, Youlife, Distoken and their respective advisors exchanged due diligence materials.

On April 9, 2024, Marshall & Stevens held a telephone conference with the management team of Youlife to further understand Youlife’s business and requested Youlife to provide detailed materials after the meeting.

On April 22, 2024, Jingtian & Gongcheng circulated the final version of its due diligence report to Distoken and EGS.

On April 30, 2024, Mr. Zhang and Mr. Lyu met Mr. Gou and certain members of Youlife’s management in Shanghai to further discuss the valuation of Youlife.

On May 2, 2024, Distoken and Youlife amended the LOI to extend the period of exclusivity for an additional 30 days.

On May 6, 2024, Marshall & Stevens held a telephone conference with Distoken. At the meeting, Marshall & Stevens presented to the management of Distoken the valuation models it used for its fairness opinion and discussed its preliminary enterprise valuation range of $625,000,000-$770,000,000. After the meeting, Distoken discussed with Youlife management, EGS and DLA Piper this valuation range. Based on the business and financial information provided by Youlife, and the preliminary enterprise valuation range proposed by Marshall & Stevens, Distoken’s initial expected valuation was $650,000,000, and Youlife management’s initial expected valuation was $750,000,000. Subsequently, the management of Distoken and Youlife reviewed in detail the valuation models adopted by Marshall & Stevens, and discussed the updated information and changes to some estimations and assumptions included in the financial projections based on Youlife’s latest business performance, financial results estimated for the six months ended June 30, 2024, and historical valuation by its previous investors. Based on the updated information, Marshall & Stevens presented an updated enterprise valuation range of $615,000,000 to $745,000,000 to Distoken. The management of Distoken and Youlife then agreed to the $700,000,000 valuation, which reflected the latest financial projections.

154

On May 9, 2024, EGS sent a revised draft of the Business Combination Agreement to DLA Piper, which included revisions to the interim covenants of Youlife and certain indemnification provisions, after which DLA Piper responded with additional changes to the Business Combination Agreement.

On May 12, 2024, EGS sent a revised draft of the Business Combination Agreement to DLA Piper, which included revisions to the closing conditions.

On May 13, 2024, Mr. Zhang and Mr. Lyu met with Mr. Gou and certain members of Youlife’s management in Shanghai to further discuss outstanding points in the Business Combination Agreement, including disclosure of Distoken’s material contracts, lookback periods and dollar thresholds for Youlife’s representations and warranties, conduct of business covenant for Youlife, Pubco, First Merger Sub and Second Merger, use of trust account proceeds by Distoken, and minimum cash condition.

On May 15, 2024, EGS sent a revised draft of the Business Combination Agreement to DLA Piper.

On May 15, 2024, the Distoken Board held a meeting, in which Marshall & Stevens presented a summary of its draft fairness opinion. Distoken obtained the unanimous consent of all board members to the valuation of Youlife that had been agreed upon by the parties.

On May 15, 2024, Fangda Partners circulated the final version of the Hong Kong legal due diligence report to Distoken and EGS.

On May 16, 2024, DLA Piper sent a revised, final version of the Business Combination Agreement to EGS.

On May 17, 2024, the Distoken Board held a meeting. At the meeting, Jingtian & Gongcheng and Fangda Partners presented their respective diligence findings to the Distoken Board. After discussion, the Distoken Board approved the Business Combination Agreement and Ancillary Documents.

On May 20, 2024, Distoken and Youlife issued a joint press release announcing the execution of the Business Combination Agreement, and Distoken filed a Current Report on Form 8-K announcing the execution of the Business Combination Agreement.

Following the execution of the Business Combination Agreement, Youlife discussed with potential candidates for depositary bank of American Depositary Receipts to assess the viability of setting up an ADS facility for Pubco upon the Closing. On October 28, 2024, Youlife engaged CITIBANK, N.A. to establish a sponsored American Depositary Share facility for the Pubco Class A Ordinary Shares for trading on Nasdaq.

On November 1, 2024, Youlife engaged Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), to replace DLA Piper and act as the U.S. legal counsel to Youlife in connection with the Business Combination and related transactions.

On November 7, 2024, WSGR circulated the initial draft of the first amendment to the Business Combination Agreement (the “First Amendment”) to EGS and Distoken. The draft First Amendment proposed, among others, (i) the adoption of an American Depository Share facility, (ii) revise the scope and terms of the lock-up provisions contained in the Lock-Up Agreements include all shareholders of Youlife and reduce the lock-up period from 12 months to 180 days after the Closing, and (iii) clarify the conversion rights attached to the Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares.

On November 12, 2024, EGS provided its comments to the draft First Amendment, which sought clarifications with respect to (i) the Pubco ADS conversion procedure for the Sponsor and holders of Pubco Warrants, and (ii) lock-up arrangements. Later on the same date, WSGR circulated a revised draft First Amendment, which clarified that the Sponsor is expected to receive Pubco Class A Ordinary Shares, and all Pubco Warrants will be exercisable for Pubco Class A Ordinary Shares in the form of Pubco ADSs. Between November 12, 2024 and November 13, 2024, WSGR and EGS further discussed the revised lock-up provisions and Pubco ADS conversion procedure with their respective clients.

155

On November 13, 2024, WSGR circulated a revised First Amendment, which proposed that other than the Sponsor and Mr. Yunlei Wang, who will be subject to a lock-up period of one year, all the other shareholders of Youlife will be subject to a lock-up period of 180 days. On the same date, the parties to the Business Combination Agreement entered into the First Amendment to Business Combination Agreement.

On November 14, 2024, Distoken held the Second Extension Meeting, at which its shareholders approved the Second Extension Amendment to amend the amended and restated memorandum and articles of association and to give the Distoken Board the right to extend the date by which Distoken has to consummate a business combination from November 18, 2024 on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Distoken Board. In connection with the Second Extension Amendment, shareholders holding 3,229,522 Public Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $36.3 million (approximately $11.24 per share) was removed from the Trust Account to pay such holders.

On December 30, 2024, WSGR circulated initial draft of the second amendment to the Business Combination Agreement (the “Second Amendment”) to EGS and Distoken. The draft Second Amendment proposed that the recipients of Pubco ADSs shall be those that are not subject to any lock-up restrictions, due to the costs associated with setting up restricted ADS facility. On January 17, 2025, Distoken, Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife entered into the Second Amendment.

Following the Business Combination, Pubco expects to have cash on hand of RMB178.5 million following the payment of expenses related to the Business Combination assuming maximum redemptions. For further details, please see “Unaudited Pro Forma Condensed Combined Financial Information”.

Youlife’s Reasons for Approval of the Business Combination

The board of directors of Youlife (the “Youlife Board”), in evaluating the Business Combination, consulted with its management and financial and legal advisors. In reaching its decision to approve the Business Combination, the Youlife Board also considered a wide variety of factors, including the significant factors listed here as generally supporting its decision: greater liquidity for Youlife shareholders as well as increased access to capital and an expanded range of potential investors for Youlife as a public company; enhanced institutional visibility and credibility, as well as increased public market awareness of Youlife and its business model; and the advantages of the Business Combination over a traditional IPO, including greater speed of execution and potentially higher proceeds and less dilution of Youlife’s existing shareholders.

The Youlife Board also considered a variety of risks and potentially negative factors, including the following: the possibility that the Business Combination may not be completed on the terms or the timeline contemplated by Youlife and Distoken or at all; the risk that the completion of the Business Combination (or the failure to complete the Business Combination) could negatively affect Youlife’s future business and financial results; the potential risk of diverting Youlife’s focus and resources from operational matters and other strategic opportunities while working to implement the Business Combination; and the additional costs and expenses that Youlife will incur in connection with the Transactions and following the completion of the Business Combination. The foregoing discussion of the factors considered by the Youlife Board is not exhaustive and is intended only to reflect the principal factors considered by the Youlife Board. In view of the wide variety of factors considered by the Youlife Board in connection with its evaluation of the Business Combination and the complexity of these matters, the Youlife Board did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In consideration of the factors described above and the other factors, individual members of the Youlife Board may have viewed factors differently or given different weights to these factors.

After considering the various potentially positive and negative factors, including the foregoing, the Youlife Board determined that, in the aggregate, the potential benefits of the Business Combination outweighed the risks and uncertainties of the Business Combination.

Other than the fact that Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife, Mr. Lidong Zhu, director and Chief Financial Officer and Senior Vice President of Youlife, and Mr. Xiaolin Gou, director and Senior Vice President of Youlife, will continue to serve the same positions at Pubco as their current roles at Youlife, the officers and directors of Youlife do not have any material interests in the Business Combination or any related financing transaction that consist of any interest in, or affiliation with, the Sponsor or Distoken.

156

Recommendation of Distoken’s Board and Reasons for the Business Combination

The Distoken Board, in evaluating the Business Combination, consulted with its management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of Distoken and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the Distoken Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Distoken Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Distoken Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Distoken Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Risk Factors.”

In connection with the Business Combination, the Distoken Board obtained a fairness opinion from Marshall & Stevens.

The Distoken Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination, including, but not limited to, the following material factors:

●	Growth Prospects. Youlife is a market leader in the blue-collar lifetime service industry with a proven business model and strong growth prospects;

●	Large Addressable Market. As Youlife pursues other opportunities in the blue collar lifetime service market, including expanding into geographic location in Asia, Youlife’s potential addressable market is expected to continue to grow;

●	Due Diligence. Distoken has conducted business due diligence of Youlife and had discussions with Youlife’s management and consulted with Distoken’s financial and legal advisors on financial and legal due diligence of Youlife;

●	Financial Condition. The Distoken Board also considered factors, such as Youlife’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of publicly traded companies in the blue collar lifetime service industry and adjacent markets and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the Business Combination. In considering these factors, the Distoken Board reviewed Youlife’s recent growth in certain key financial metrics, the current prospects for growth if Youlife achieved its business plans and various historical and current balance sheet items for Youlife. In reviewing these factors, the Distoken Board noted that Youlife was well-positioned in its industry for strong future growth;

●	Experienced and Visionary Management Team. Youlife has an experienced and visionary management team, and the senior management of Youlife (including the founders of Youlife) intend to remain with Pubco in the capacity of officers and/or directors, which will provide helpful continuity in advancing Youlife’s strategic and growth goals;

●	Valuation of Youlife. The Distoken Board consulted with its advisors and reviewed in detail information and analyses provided by the Distoken management, the financial projections of Youlife provided by Youlife management, and the financial analyses and fairness opinion as presented by Marshall & Stevens. See the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Marshall & Stevens” for additional information;

●	Lock-Up. The Chief Executive Officer, co-founder and largest shareholder of Youlife, Mr. Yunlei Wang, will be subject to a lock-up period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date (with respect to 50% of such shares subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing). The other Youlife Shareholders (other than Mr. Yunlei Wang) will be subject to a lock-up period commencing on the Closing Date and ending on the date that is 180 calendar days after the Closing Date (with respect to 50% of such shares subject to early release if the last trading price of Pubco ADSs equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 90 days after the Closing);

157

●	Other Alternatives. The Distoken Board believes, after a thorough review of other business combination opportunities reasonably available to Distoken, that the proposed Business Combination represents the best potential business combination for Distoken and the most attractive opportunity for Distoken’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Distoken Board’s belief that such process has not presented a better alternative; and

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Distoken and Youlife.

The Distoken Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on Pubco’s revenues;

●	Redemption Risk. The potential that a significant number of Distoken shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Current Charter, which would potentially make the Business Combination more difficult or impossible to complete;

●	Shareholder Vote. The risk that Distoken shareholders may fail to provide the respective votes necessary to effect the Business Combination;

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Distoken’s control;

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

●	Listing Risks. The challenges associated with preparing Youlife, a private entity, for the applicable disclosure and listing requirements to which Distoken will be subject as a publicly traded company on the Nasdaq;

●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Liquidation of Distoken. The risks and costs to Distoken if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Distoken being unable to effect a business combination by November 18, 2025;

●	Costs Savings and Growth Initiatives May Not be Achieved. The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

●	Distoken Shareholders Receiving a Minority Position in Youlife. The risk that Distoken shareholders will hold a minority position in Youlife and the level of dilution to the non-redeeming Public Shareholders as a result of the Business Combination. See the section titled “Questions and Answers About The Business Combination — Q: What equity stake will current Public Shareholders, the Sponsor and the Youlife Shareholders hold in Pubco immediately after the completion of the Business Combination?”; and

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

158

In addition to considering the factors described above, the Distoken Board also considered other factors including, without limitation:

●	Interests of Certain Persons. Some officers and directors of Distoken may have interests in the Business Combination. See the section titled “Proposal 1: The Business Combination Proposal — Interests of the Sponsor and Distoken’s Directors, Officers and Advisors in the Business Combination”.

●	Other Risks Factors. Various other risk factors associated with the business of Youlife, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Distoken Board concluded that the potential benefits that it expected Distoken and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The Distoken Board also noted that the Distoken shareholders would have a substantial economic interest in Pubco (depending on the level of Distoken shareholders that sought redemption of their Public Shares into cash). Accordingly, the Distoken Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable and in the best interests of Distoken and its shareholders.

Distoken engaged legal counsel for the negotiation of terms of the Business Combination and Marshall & Stevens for a fairness opinion of the Business Combination. However, no unaffiliated representative was retained by the majority of the independent members of the Distoken Board to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing a report concerning the approval of the Business Combination.

Certain Unaudited Projected Financial Information

Distoken and Youlife do not as a matter of practice, publicly disclose internal projections of future performance, revenue, earnings, financial condition or other results. However, in connection with the Board’s evaluation of the Business Combination, Youlife management prepared and provided to the Board certain non-public internal, unaudited prospective financial information of Youlife for the years ended December 31, 2024 through December 31, 2033 (the “prospective financial information”). Distoken has included the prospective financial information in the table below because such information was considered by the Board for purposes of evaluating and approving the Business Combination. The prospective financial information was also used by Marshall & Stevens as part of their analysis and development of their fairness opinion. Youlife prepared the prospective financial information based on Youlife’s management’s judgment and assumptions regarding Youlife’s expected future performance. The inclusion of the prospective financial information should not be regarded as an indication that Distoken or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Inclusion of the prospective financial information in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

The projected financial information contains certain adjusted financial measures that Youlife management believes are helpful in understanding Youlife’s financial performance and future results. Youlife management regularly uses a variety of financial measures that are not in accordance with U.S GAAP for forecasting, budgeting and measuring financial performance. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable U.S GAAP measures. While Youlife believes these adjusted financial measures provide meaningful information to help investors understand the operating results of Youlife and to analyze Youlife’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with U.S GAAP and may not be directly comparable to similarly titled measures of Youlife’s competitors due to potential differences in the method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a U.S GAAP financial measure do not apply to adjusted financial measures provided in connection with a proposed business combination such as the Business Combination.

The prospective financial information of Youlife is subjective in many respects and is thus susceptible to multiple interpretations and revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. While presented in this proxy statement/prospectus with numeric specificity, the prospective financial information set forth below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Youlife’s management, due to, among other potential reasons, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Youlife.”

159

The prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. No independent auditors have audited, reviewed, examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, none of Distoken, Marcum LLP, Distoken’s independent registered public accounting firm, Onestop Assurance PAC, Youlife’s independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER YOULIFE NOR DISTOKEN INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH PROSPECTIVE FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF YOULIFE, DISTOKEN NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY YOULIFE SHAREHOLDER, DISTOKEN SHAREHOLDER OR ANY OTHER PERSON THAT THE RESULTS CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION WILL BE ACHIEVED. DISTOKEN DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

The prospective financial information provided to Distoken management and reviewed by the Distoken Board included the prospective financial information set forth below. At the time of the Business Combination Agreement dated as of May 17, 2024, the Board considered the projections for the years ended December 31, 2025 as a material input to determine the valuation of Youlife. The Distoken Board concurrently considered prevailing market conditions and peer market multiples at the time as material variables in the valuation of Youlife. The projected financial information did not take into account potentially varying macroeconomic conditions that may impact actual results. Youlife has affirmed to Distoken that its projections reflect the view of Youlife’s management and board of directors about its future performance as of the most recent practicable date prior to the date of this proxy statement/prospectus. The prospective financial information was prepared using a number of assumptions with respect to Youlife’s future growth, including:

●

Projected total revenues are based on numerous assumptions associated with Youlife’s different revenue streams. Youlife expects its revenue to reach an annual growth rate of approximately 56.2% in 2024 and 78.7% in 2025, mainly due to the following factors:

●

Further expansion of the vocational education business and explore more opportunities to diversify talent cultivation. Youlife will intend to expand its vocational education business scale, to further develop degree and non-degree education services simultaneously. Additionally, in line with the industrial transformation and upgrading in China, the Company aims to shift the emphasis of its corporate customers from corporates in traditional industries to large-scale state-owned companies and listed companies in emerging industries. In view of this, the Company will continue to develop and adjust its curriculum setting in response to industrial transformation and upgrading, aiming to attract more students and serve more corporate customers.

●	Expanding global footprint and promoting overseas development. Youlife, as a pioneer in the blue-collar lifetime service industry, started its overseas development in 2020 and became one of the few HR service providers with overseas business presence. Going forward, Youlife expects to launch projects in the Indonesian and Vietnamese markets. Youlife plans to provide HR management services for Chinese enterprises with operations in Indonesia through cooperation with qualified Indonesian local service providers who have profound industry knowhow and local operation experience. For example, Youlife has been preparing to launch HR service projects in Indonesia based on a share purchase agreement regarding an Indonesian HR service company in which it plans to acquire an equity interest upon the satisfaction of certain conditions. Youlife also plans to explore business cooperation opportunities in the Vietnamese markets.

160

●	Based on Youlife’s HR recruitment services and efficient employee management system, the monthly average number of blue-collar talents under its labor outsourcing services reaching 13,826 in 2023. In addition, considering the penetration of online recruitment services among blue-collar talent remains low, Youlife also established a nationwide offline service network located in different levels of cities or counties, enabling to attract blue-collar talent from a large geographic area to achieve revenue growth.

●	Cost of revenues is forecasted that the proportion will gradually decrease from 89.0% of total revenue in 2024 to 88.4% of total revenue in 2025. Empowered by tech- and data-driven digital platform, Youlife can integrate our resources efficiently, to optimize the resource flows and allocations among different business segments as well as enhance the interaction and synergy. Youlife has operated and continuously improved an integrated one stop blue collar lifetime service platform to connect each business segment and reduce the communication costs.

●	Projected gross profit is based on a variety of operational assumptions, including, among others, average labor costs of blue-collar talents and services and the associated unit costs of products and services that Youlife offers. During the forecast period, gross margin is expected to experience moderate growth from 11.0% in 2024 to 11.6% in 2025, primarily driven by margin improvements from labor outsourcing services, in addition to improved operating leverage and lower procurement costs.

●	Projected adjusted EBITDA is based on a variety of operational assumptions, including, among others, assumptions regarding research and development expenses, administrative expenses, selling and marketing expenses, and others. Youlife expects that with the scale of economies, the proportion of related expenses to revenue will continue to decline.

The following table sets forth a summary of the projected financial information for Youlife:

	As at December 31
	2024E	2025E
	(US$, in thousands, except otherwise noted)
Total Revenues	299,964	536,080
Gross Profit	32,949	62,333
Gross Margin	11.0%	11.6%
Adjusted EBITDA	4,643	31,184
Adjusted EBITDA Margin	1.5%	5.8%

Opinion of Marshall & Stevens

Marshall & Stevens was established in 1932 and is a recognized leader in the valuation industry. Marshall & Stevens provides valuation opinions to corporations, business owners, asset managers, lenders, attorneys, boards and trusted advisors throughout the world. The Transaction Advisory Services group is dedicated to the practice of fairness opinions, solvency opinions and other transaction advisory consulting services. Members of the project team are CFA® Charterholders and Accredited Senior Appraisers in Business Valuation. Marshall & Stevens was selected by Distoken due to its long standing and highly regarded reputation in the valuation community, its experienced valuation team, its experience with SPAC transactions, and its fee structure, which was not contingent upon the outcome of the transaction. Marshall & Stevens previously performed valuation services for Distoken for a separate business combination that was terminated prior to completion. Marshall & Stevens was paid $70,000 for its services based upon its hourly fees, time spent and professional staff assigned for the terminated business combination.

On March 8, 2024, Distoken engaged Marshall & Stevens to evaluate the fairness, from a financial point of view, of the Purchase Price being paid by Distoken in the form of newly issued shares of Distoken (the “New Shares”) to the equity holders of Youlife in connection with the anticipated acquisition by Distoken of either all of the outstanding equity securities and equity equivalents (“equity”) or all of the assets and business of Youlife. Specifically, Distoken instructed Marshall & Stevens to perform an independent analysis of a reasonable range of value for Youlife immediately prior to the execution and delivery of the Business Combination Agreement and, if requested by the Distoken Board, to issue a fairness opinion as to the fairness to Distoken, from a financial point of view, of the purchase price being paid by Distoken for Youlife.

161

On May 15, 2024, the Distoken Board met to review the proposed transaction. During this meeting, Marshall & Stevens reviewed with Distoken Board certain financial analyses as described below and rendered its oral opinion to the Distoken Board. This opinion was confirmed by delivery of a written opinion, dated May 15, 2024, to the effect that, based upon a valuation date of May 9, 2024 and based on and subject to the matters described in its opinion, the purchase price being paid by Distoken for Youlife in the transaction was fair, from a financial point of view, to Distoken.

The full text of the Marshall &Stevens Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex D and is incorporated into this proxy statement/prospectus by reference in its entirety. Holders of the Distoken Ordinary Shares are encouraged to read this opinion carefully in its entirety. Marshall & Stevens’ opinion was provided to the Distoken Board for their information of the Purchase Price being paid in consideration of the issuance of its equity securities to the equity holders of Youlife in the transaction and relates only to the fairness, from a financial point of view, of such consideration, does not address any other aspect of the transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the transaction. The summary of Marshall & Stevens’ opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens:

●	reviewed the draft Business Combination Agreement dated May 13, 2024;
●	reviewed certain operating and financial information relating to Youlife’s business and prospects, including financial statements for the five years ended December 31, 2019 through December 31, 2023 and the projections for the years ending December 31, 2024 through December 31, 2033, all as prepared by Youlife’s management and provided to Marshall & Stevens;
●	spoke with certain members of Youlife’s management regarding Youlife’s operations, financial condition, future prospects and projected operations and performance and regarding the transaction;
●	participated in discussions with the board and its counsel regarding Youlife’s projected financials results, among other matters;
●	reviewed certain business, financial and other information regarding Youlife that was furnished to Marshall & Stevens by Youlife through its management;
●	reviewed certain other publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis and publicly available transaction prices and premiums paid in other transactions that it deemed relevant for purposes of its analysis;
●	performed an income approach through a discounted cash flow (“DCF”) analysis based on the projected financial information provided by Youlife’s management;
●	performed a market approach through implementing the guideline public company (“GPC”) method; and
●	conducted such other financial studies, analyses and inquiries as deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Youlife’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that Youlife’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of Youlife’s future financial results and condition. In evaluating fairness, Marshall & Stevens utilized the $10.00 per share price of Pubco as referenced in the Business Combination Agreement, as a proxy for the fair market value of Distoken’s per share value. This value was used, with the consent of the Distoken Board due to the fact that Distoken is a special purpose acquisition company with only limited trading history and no material operations or assets other than cash or cash equivalents and an as yet to be approved business combination agreement. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the ordinary shares to be issued pursuant to the Business Combination Agreement.

162

Marshall & Stevens expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in Youlife’s assets, liabilities, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that Youlife is not a party to any material pending transaction, including, without limitation, any external financing (other than in connection with the transaction), recapitalization, acquisition or merger, divestiture or spin-off (other than the transaction or other publicly disclosed transactions).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Business Combination Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the transaction will be satisfied without waiver thereof and (d) the transaction will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Youlife, Distoken or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which Youlife or Distoken is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the consideration to be received by Distoken in consideration of the issuance of its equity securities to the equity holders of Youlife in the transaction and did not address any other aspect or implication of the transaction or any other agreement, arrangement or understanding entered into in connection with the transaction or otherwise. Marshall & Stevens’ opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Marshall & Stevens’ opinion did not address the relative merits of the transaction as compared to alternative transactions or strategies that might be available to Distoken, nor did it address Distoken’s underlying business decision to proceed with the transaction. Except as described herein, the Distoken Board imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the Distoken Board, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with Distoken Board in connection with Marshall & Stevens’ opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying Marshall & Stevens’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tables and charts, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Youlife’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to Youlife or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

163

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the transaction, which consideration was determined between Distoken and Youlife, and the decision to enter into the transaction was solely that of the Distoken Board. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by the Distoken Board in its evaluation of the transaction and should not be viewed as determinative of the views of the Distoken Board or Distoken’s management with respect to the transaction or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Distoken Board in connection with Marshall & Stevens’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation is not contingent upon the completion of the transaction. Total fees for such services were approximately $130,000. Marshall & Stevens previously provided valuation consulting services on an hourly basis to Distoken for another potential transaction.

Financial Projections

Youlife’s management provided projections of revenue, cost of goods sold, operating expenses, depreciation, capital expenditures, and working capital, for the financial years ending 2024 through 2033.

Discounted Cash Flow Method

Using the financial projections, Marshall & Stevens performed an income approach via discounted cash flow method. The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

●	Youlife provided the projections through financial year 2033 as the basis for the Discounted Cash Flow analysis. The duration of the projection provided assumes a time period by which Youlife believes it would achieve a stabilized long term growth rate.
●	A weighted average cost of capital (“WACC”) was used as the discount rate in Marshall & Stevens’s analysis and applied to debt free, after-tax cash flows. The WACC was calculated to be approximately 22% and was determined based upon a cost of equity of approximately 25.8% and an after-tax cost of debt of approximately 6%;
●	A cost of equity was determined using a 20-year U.S. treasury rate of 4.7%, inflation data between 2.0% to 3.4% from the International Monetary Fund, Equity Risk Premium of 6.2% (Kroll Cost of Capital Navigator 2023 (“KCOC”)), Re-levered Equity beta of 1.23 based upon the median beta of the Guideline Companies discussed below, a size premium of 1.1% based upon KCOC data for the 8th decile, a company specific risk premium of 10.0% based upon anticipated forecast and execution risk and a country risk premium of 2.0% based on a study entitled, “Country Default Spreads and Risk Premiums”, from Professor Damodaran of New York University;
●	After-tax cost of debt was determined using the S&P BBB rated bond yields plus 180 bps for country risk and inflation adjustments, and a weighted average tax rate of 23.5% based on the geographies that Youlife is expected to do business in (China, Vietnam, and Indonesia);
●	The debt-to-total capital ratio was estimated at 20% and the equity-to-total capital ratio was estimated at 80% based on the selected GPCs;
●	Estimated income tax expense of 23.5% of pre-tax income;
●	Capital expenditures for projected years 2024 to 2033 were based upon of Youlife’s projected capital expenditures;

164

●	Working capital requirements for projected year 2024 to 2033 were calculated as a percentage of incremental revenue proportionate to an assumed level of -2%, which was supported by discussions with Youlife and projected Guideline Company levels;
●	The terminal value was calculated using the Gordon Growth Model and based upon a WACC of 22.0% and terminal growth rate of 4.0%.

Marshall & Stevens first determined the enterprise value of Youlife, which is defined as the market value of invested capital, less cash. The indication of enterprise value for Youlife using the discounted cash flow method and management’s projections was estimated to be between $640,000,000 and $770,000,000. Marshall & Stevens subsequently determined the fair market value of equity by adding the estimated cash balance ($25,900,000) and the estimated nonoperating assets balance ($20,284,000) and subtracting the estimated debt balance ($3,636,000), the estimated nonoperating liabilities balance ($2,005,000), and the estimated noncontrolling interest balance ($58,757,000) as of the valuation date. The indication of equity value for Youlife using the discounted cash flow method and projections was estimated to be between approximately $625,000,000 and $745,000,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about Youlife provided by Youlife’s management and compared this information to certain financial information of sixteen (16) publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to Youlife (each a “Guideline Company” or “comp” and, collectively, the “Guideline Companies” or “comps”). For the Guideline Companies, Marshall & Stevens based their selection on discussions with management and industry research.

In their search for Guideline Companies, Marshall & Stevens considered factors that coincide with Youlife’s business model, the geography and the markets Youlife serves, exposure to similar industry dynamics, and if the comps are currently or could be future competitors to Youlife. Marshall & Stevens also considered other relevant factors such as the comps’ operating history and their future strategy for growth, their market share in the relevant markets that Youlife operates in, the comp size (market capitalization or enterprise value), and diversification in other business lines.

Business descriptions and financial information is provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Shareholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC, if applicable. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

●	Recruit Holdings Co., Ltd. (TSE:6098)

Recruit Holdings Co., Ltd. provides HR technology and business solutions that transforms the world of work. It operates through three segments: HR Technology, Matching & Solutions, and Staffing. The HR Technology segment provides various technological solutions that help job seekers and employers in navigating hiring and recruitment. The Matching & Solutions segment offers marketing solutions that provide matching platforms for businesses in various industries, including housing and real estate, beauty, bridal, travel, dining, and others, as well as SaaS solutions, which are business and management support tools for small and medium-sized companies. It also provides HR solutions that support business clients’ recruiting and hiring activities and individual users’ job search activities through its job advertising services and placement services. The Staffing segment provides temporary staffing services in Japan, Europe, the United States, and Australia. Recruit Holdings Co., Ltd. operates in more than 60 countries. The company was formerly known as Recruit Co., Ltd. and changed its name to Recruit Holdings Co., Ltd. in October 2012. Recruit Holdings Co., Ltd. was founded in 1960 and is headquartered in Tokyo, Japan.

●	Randstad N.V. (ENXTAM:RAND)

Randstad N.V. provides solutions in the field of work and human resources (HR) services. The company provides temporary staffing and permanent placement services; job posting; and résumé services on digital platforms. It offers inhouse, enterprise and digital, and tech suite services. In addition, the company provides managed services programs, recruitment process outsourcing, outplacement and career development, and online talent acquisition. It has operations in North America, France, the Netherlands, Germany, Belgium, Luxembourg, Italy, Iberia, other European countries, and internationally. The company was formerly known as Randstad Holding NV and changed its name to Randstad N.V. in April 2018. Randstad N.V. was founded in 1960 and is headquartered in Diemen, the Netherlands.

165

●	Adecco Group AG (SWX:ADEN)

Adecco Group AG, together with its subsidiaries, provides human resource services to businesses and organizations in Europe, North America, Asia Pacific, South America, and North Africa. It offers flexible placement, permanent placement, outsourcing, training, upskilling and reskilling, career transition and workforce transformation, consulting, talent academy, digital staffing solutions under the Adecco, Akkodis, General Assembly, Badenoch + Clark, Lee Hecht Harrison, pontoon, Spring Professional, Adia, Modis, and YOSS brand names. The company also operates Hired, a talent recruitment platform. The company was formerly known as Adecco S.A. Adecco Group AG was founded in 1957 and is based in Zurich, Switzerland.

●	ManpowerGroup Inc. (NYSE:MAN)

ManpowerGroup Inc. provides workforce solutions and services worldwide. The company offers recruitment services, including permanent, temporary, and contract recruitment of professionals, as well as administrative and industrial positions under the Manpower and Experis brands. It also offers various assessment services; training and development services; career and talent management; and outsourcing services related to human resources functions primarily in the areas of large-scale recruiting and workforce-intensive initiatives. In addition, the company provides workforce consulting services; contingent staffing and permanent recruitment services; professional resourcing and project-based services; and recruitment process outsourcing, TAPFIN managed, and talent solutions. The company was incorporated in 1948 and is headquartered in Milwaukee, Wisconsin.

●	Insperity, Inc. (NYSE:NSP)

Insperity, Inc. engages in the provision of human resources (HR) and business solutions to improve business performance for small and medium-sized businesses primarily in the United States. It offers its HR services through its workforce optimization and workforce synchronization solutions that include a range of human resources functions, such as payroll and employment administration, employee benefits, workers’ compensation, government compliance, performance management, and training and development services. The company also provides Insperity Premier, a cloud-based human capital management platform that offers professional employer organization HR outsourcing solutions to its clients; people management services; and employer liability management services, as well as solutions for middle market. In addition, it offers MarketPlace, an e-commerce portal that offers a range of products and services; and Workforce Acceleration, a human capital management and payroll services solution; integrated payroll; benefits administration; HR administration and employee onboarding; time and attendance; performance management; reporting and analytics; recruiting; employment screening; retirement; and insurance services. The company was formerly known as Administaff, Inc. and changed its name to Insperity, Inc. in March 2011. Insperity, Inc. was founded in 1986 and is headquartered in Kingwood, Texas.

●	JAC Recruitment Co., Ltd. (TSE:2124)

JAC Recruitment Co., Ltd. operates as a recruitment consultancy business in Japan. The company provides recruitment services for job positions, such as specialists and middle management positions. It offers its services under the JAC Recruitment, JAC Digital, JAC Executive, JAC International, JAC Career, JAC Interim Management Solutions, VantagePoint, Recruitment Process Optimisation, and CareerCross brands. The company was formerly known as JAC Japan Co., Ltd. and changed its name to JAC Recruitment Co., Ltd. in April 2009. JAC Recruitment Co., Ltd. was founded in 1975 and is headquartered in Tokyo, Japan.

●	FESCO Group Co., Ltd. (SHSE:600861)

FESCO Group Co., Ltd. operates in the human resources service industry in China. The company offers human resources services, including personnel management, business outsourcing, salary and benefits, recruitment and flexible employment, and consulting services to various organizations. It serves information and communications, new energy, new materials, aerospace, biomedicine, consumer retail, intelligent manufacturing, and other fields. The company was formerly known as Beijing Urban-Rural Commercial（Group）Co., Ltd. FESCO Group Co., Ltd. was founded in 1979 and is based in Beijing, China.

166

●	Beijing Career International Co., Ltd (SZSE:300662)

Beijing Career International Co., Ltd. provides human resource and talent solutions. The company offers talent solutions, such as executive search, recruitment process outsourcing, flexible staffing, campus recruitment and employer branding, HR training and development, HR planning and consulting, and salary and tax services. It also provides integrated SaaS platform for HR application and solutions, including cloud HR, talent management, cadre management, recruiting and examination, onboarding, and ecosystem services for various industries comprising healthcare, retail, finance, information technology, and central/state-owned enterprises; and operates vertical recruitment platform. The company operates in China, Singapore, Malaysia, the United States, the United Kingdom, Australia, and the Netherlands. Beijing Career International Co., Ltd. was founded in 2005 and is headquartered in Beijing, China.

●	Renrui Human Resources Technology Holdings Limited (SEHK:6919)

Renrui Human Resources Technology Holdings Limited, an investment holding company, provides human resources services in China. The company operates through Comprehensive Flexible Staffing, and Professional Recruitment and Other Human Resources Solutions segments. It provides general service outsourcing, digital technology and cloud services, and digital operation and customer services; and professional recruitment, business process outsourcing, corporate training, and labour dispatch services. Renrui Human Resources Technology Holdings Limited was founded in 2010 and is headquartered in Chengdu, China.

●	China Education Group Holdings Limited (SEHK:839)

China Education Group Holdings Limited, an investment holding company, engages in the operation of private higher and secondary vocational education institutions in China, Australia, and the United Kingdom. The company offers 182 junior college diploma programs, 372 bachelor’s degree programs, 14 master’s degree programs, 205 continuing education programs, and 196 vocational education programs. It also provides educational consultancy services; and vocational education services. China Education Group Holdings Limited was founded in 1989 and is headquartered in Central, Hong Kong.

●	Fenbi Ltd. (SEHK:2469)

Fenbi Ltd., an investment holding company, provides non-formal vocational education and training services in the People’s Republic of China. The company operates through Tutoring Services and Sales of Books segments. It offers classroom-based teaching to the students who physically attend the lectures in tutoring centers and tutoring bases/campuses. The company also provides online tutoring courses services, membership package, and challenge exercise, etc. In addition, it manufactures and sells books; and offers book printing services. Fenbi Ltd. was incorporated in 2020 and is headquartered in Beijing, the People’s Republic of China.

●	China Chunlai Education Group Co., Ltd. (SEHK:1969)

China Chunlai Education Group Co., Ltd., together with its subsidiaries, provides private higher education services in the People’s Republic of China. The company operates four colleges in Henan Province and two colleges in Hubei Province. It also participates in the operation of one college in Jiangsu province. The company was founded in 2004 and is headquartered in Shangqiu, the People’s Republic of China. China Chunlai Education Group Co., Ltd. is a subsidiary of Chunlai Investment Co., Limited.

●	China New Higher Education Group Limited (SEHK:2001)

China New Higher Education Group Limited, an investment holding company, provides private education services in the People’s Republic of China. The company operates education institutions under Yunnan Technology and Business University, Guizhou Vocational College of Industry and Commerce, Science and Technology College of Hubei Minzu University, Harbin Huade University, Lanzhou University of Technology College of Technology and Engineering, Luoke University/Luoyang Vocation College of Science and Technology, and Talent International College Guangxi names. It also offers technical and management consultancy, and technology services; and sells textbooks. China New Higher Education Group Limited was founded in 1999 and is headquartered in Beijing, the People’s Republic of China.

167

●	Edvantage Group Holdings Limited (SEHK:382)

Edvantage Group Holdings Limited, an investment holding company, operates private higher and vocational education institutions in the People’s Republic of China, Australia, and Singapore. It offers management, education consulting, financial and tax consulting, IT consultation, property management and landscaping, language training, estate decoration, science and technology promotion and application, advertisement design, and technician education services, as well as develops and retails software products and procures school supplies; and wholesales and retails jewelry. The company was founded in 2003 and is headquartered in Guangzhou, the People’s Republic of China. Edvantage Group Holdings Limited is a subsidiary of Debo Education Investments Holdings Limited.

●	China East Education Holdings Limited (SEHK:667)

China East Education Holdings Limited, an investment holding company, provides vocational training education services in the People’s Republic of China. The company provides vocational training education in culinary arts, information technology and internet technology, auto services, and fashion and beauty sectors. It operates New East Culinary Education, which offers culinary training programs for students; Omick Education of Western Cuisine and Pastry centers, which provides various courses, including baking, desserts, western cuisines, bartending, and barista training; Cuisine Academy, a small-class setting and/or individuals classes for culinary skill training; Xinhua Internet Technology Education centers; Wisezone Data Technology Education centers that offers short-term programs to junior college and university students; Wontone Automotive Education centers, which provide auto repair skill training, and practical knowledge of automobile commerce; On-mind Fashion & Beauty Education centers that focuses on cultivating skilled fashion and beauty professionals; and customized catering experience centers under Cuisine Academy brand. The company also offers technology development, consulting, and promotion services. China East Education Holdings Limited was founded in 1988 and is headquartered in Hefei, China.

●	China Kepei Education Group Limited (SEHK:1890)

China Kepei Education Group Limited, an investment holding company, provides private vocational education services focusing on profession-oriented and vocational education in China. It operates degree-granting undergraduate-level education institutions, including Guangdong Polytechnic College, Harbin Institute of Petroleum, and Huaibei Polytechnic College. The company also operates Zhaoqing Science and Technology Secondary Vocational School that provides secondary vocational education services. In addition, it offers consulting, property management, cleaning, technical, and motor driving training services. China Kepei Education Group Limited was founded in 2000 and is headquartered in Zhaoqing, the People’s Republic of China.

Marshall & Stevens reviewed, among other data points, the Guideline Companies’ enterprise value (“EV”) as a multiple of revenue for the latest twelve months (“LTM”), first (“CY 2024”) and second (“CY 2025) year forecast for each Guideline Company. The non-size adjusted multiples for the Guideline Companies were approximated as follows:

●	EV / LTM revenue: 0.15x to 4.51x
●	EV / CY 2024 revenue: 0.11x to 4.00x
●	EV / CY 2025 revenue: 0.09x to 3.33x

The multiples were then size-adjusted based on a comparison to the respective deciles, and the respective equity risk premium, to which each Guideline Company was classified compared to the 8th decile utilized for Youlife. The selected multiples were based upon the comparative expected growth and margin performance of Youlife relative to the Guideline Company forecasts. Marshall & Stevens quantitatively considered the execution risk of management’s projections as an offset in the consideration of the multiple selections. Given the expected growth profile of Youlife, the LTM, CY 2024 and CY 2025 forecasted revenue value indications were utilized as the more normalized performance years. Equal weighting was applied to the enterprise value to revenue indications across the three forecasted years. The selected multiples were as follows:

●	EV / LTM revenue: 0.15x to 4.37x
●	EV / CY 2024 revenue: 0.12x to 3.88x
●	EV / CY 2025 revenue: 0.10x to 3.23x

The overall range of enterprise value as determined by the GPC method using the projections was approximately $620,000,000 to $770,000,000 (rounded). After adding the estimated cash balance ($25,900,000) and the estimated nonoperating assets balance ($20,284,000) and subtracting the estimated debt balance ($3,636,000), the estimated nonoperating liabilities balance ($2,005,000), and the estimated noncontrolling interest balance ($58,757,000), the indicated equity value range for Youlife under the GPC method was estimated to be between approximately $605,000,000 and $745,000,000.

168

Guideline Transaction Analysis

The market transaction method is a variation of the market approach where transactions involving the actual sale or purchase of the Youlife’s enterprise value, or the enterprise value of similar companies are analyzed to provide an indication of fair market value. In the present instance, Marshall & Stevens’s transaction search did not yield sufficient comparable transactions, so Marshall & Stevens did not consider the Guideline Transaction Method in the formation of their opinion.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method and the GPC method. An Equal weighting was placed on the discounted cash flow method and the GPC method given the detailed forecast provided by Management with regard to the DCF method and the current market information and relevancy of the GPCs with respect to the GPC method. As previously discussed, no weighting was assigned on the guideline transaction method due to a lack of comparable transactions within the industry coupled with insufficient deal pricing indications.

Giving the weighting discussed above, Marshall & Stevens concluded to a final equity value range of approximately $615,000,000 to $745,000,000.

Satisfaction of 80% Test

It is a requirement under Nasdaq rules that any business acquired by Distoken have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “Recommendation of the Board and Reasons for the Business Combination,” including the financial analysis of Youlife conducted by Distoken and considered in approving the transaction, primarily including a comparison of comparable companies, as well as its review of the fairness opinion, the Distoken Board determined that Youlife had a fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) as of the date that the Business Combination Agreement was executed.

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for beneficial owners of Ordinary Shares (i) electing to have their Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) acquired pursuant to the Business Combination. This discussion applies only to Ordinary Shares and Pubco Class A Ordinary Shares (in the form of Pubco ADSs) that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

●	brokers and dealers;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

●	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

●	individuals who are U.S. expatriates or former long-term residents of the United States;

●	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Ordinary Shares or Pubco Class A Ordinary Shares (in the form of Pubco ADSs);

●	partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

●	persons holding Ordinary Shares or Pubco Class A Ordinary Shares (in the form of Pubco ADSs) as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

169

●	persons required to accelerate the recognition of any item of gross income with respect to Ordinary Shares or Pubco Class A Ordinary Shares (in the form of Pubco ADSs) as a result of such income being recognized on an applicable financial statement;

●	persons whose functional currency is not the U.S. dollar;

●	persons that held Private Warrants or Public Rights or currently hold Pubco Warrants;

●	persons that received Ordinary Shares or Pubco Class A Ordinary Shares (in the form of Pubco ADSs) as compensation for services; or

●	controlled foreign corporations or passive foreign investment companies or persons who own Ordinary Shares or Pubco Class A Ordinary Shares (in the form of Pubco ADSs) through such entities.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax or the Medicare contribution tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Ordinary Shares or Pubco Class A Ordinary Shares (in the form of Pubco ADSs). We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (“IRS”) regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Pubco Class A Ordinary Shares (in the form of Pubco ADSs), the tax treatment of a partner in the partnership (or the owner of any such entity treated as a partnership) will depend upon the status of the partner (or such owner) and the activities of the partnership (or such entity). Partnerships and partners of a partnership (or other entities treated as a partnership for U.S. federal income tax purposes or their owners) holding the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) are urged to consult their tax advisors regarding an investment in the Pubco Class A Ordinary Shares (in the form of Pubco ADSs).

For U.S. federal income tax purposes, a U.S. Holder of Pubco ADSs will generally be treated as the beneficial owner of the Pubco Class A Ordinary Shares represented by the Pubco ADSs. Accordingly, deposits or withdrawals of Pubco Class A Ordinary Shares for Pubco ADSs will generally not be subject to U.S. federal income tax.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Ordinary Shares or Pubco Class A Ordinary Shares in the form of Pubco ADSs that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

170

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Transaction.”

It is the opinion of Distoken’s counsel, Ellenoff Grossman & Schole LLP, that the Mergers, together with the transactions contemplated by the Business Combination Agreement, will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the IRS will not successfully challenge this position, and if so, then the exchange of Ordinary Shares for Pubco Class A Ordinary Shares (in the form of Pubco ADSs) will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from Distoken and Pubco. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives Pubco Class A Ordinary Shares (in the form of Pubco ADSs) in exchange for Ordinary Shares in the First Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) received in the Mergers by a U.S. holder will be equal to the adjusted tax basis of the Ordinary Shares exchanged therefor. The holding period of the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) will include the holding period during which the Ordinary Shares exchange therefor were held by such U.S. holder.

Application of the Passive Foreign Investment Company Rules to the Transactions

Based upon the composition of its income and assets, Distoken believes that it will likely be considered a PFIC for its current taxable year that ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. holders of Ordinary Shares in connection with the Business Combination if:

(1)	Distoken were classified as a PFIC at any time during such U.S. holder’s holding period for such Ordinary Shares; and

(2)	the U.S. holder had not timely made, effective from the first taxable year of its holding period of Ordinary Shares during which Distoken qualified as a PFIC: (a) a valid election to treat Distoken as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Ordinary Shares.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Ownership and Disposition of Pubco Class A Ordinary Shares in the form of Pubco ADSs by U.S. Holders — Passive Foreign Investment Company Rules.”

Additionally, the treatment of U.S. holders of Ordinary Shares who exchange their Ordinary Shares for Pubco Class A Ordinary Shares (in the form of Pubco ADSs) could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Ownership and Disposition of Pubco Class A Ordinary Shares (in the Form of Pubco ADSs) by U.S. Holders — Passive Foreign Investment Company Rules”). If the Pubco is treated as a PFIC, U.S. holders of Ordinary Shares that have not made a timely QEF election or a mark-to-market election with respect to their Ordinary Shares may, pursuant to certain proposed Treasury Regulations under Section 1291(f) of the Code, not be subject to taxation under the PFIC rules on the Business Combination to the extent their Ordinary Shares have a fair market value in excess of their tax basis therein. However, these Treasury Regulations have not been finalized, and accordingly, there can be no guarantee that if Pubco is treated as a PFIC the exchange of Ordinary Shares for Pubco Class A Ordinary Shares (in the form of Pubco ADSs) would be tax-free.

171

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Ordinary Shares

In the event that a U.S. holder of Ordinary Shares exercises such holder’s right to have such holder’s Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder) relative to all of Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Distoken or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of Distoken’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Ordinary Shares must, among other requirements, be less than 80% of the percentage of Distoken’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all the Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Distoken. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Distoken will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s Ordinary Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Ordinary Shares will be generally added to the U.S. holder’s adjusted tax basis in its remaining Ordinary Shares, or, to the basis of Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

172

Ownership and Disposition of Pubco Class A Ordinary Shares (in the Form of Pubco ADSs) by U.S. Holders

Distributions on Pubco Class A Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pubco.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be taxed as “qualified dividend income” at reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) are readily tradable on an established securities market in the United States. There can be no assurance that Pubco Class A Ordinary Shares (in the form of Pubco ADSs) will be considered “readily tradable” on an established securities market in future years. Pubco Class A Ordinary Shares are not listed on an established securities market in the United States, and accordingly will not be considered to be readily traded for this purpose. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco Class A Ordinary Shares (in the form of Pubco ADSs).

Subject to certain exceptions, dividends on Pubco Class A Ordinary Shares (in the form of Pubco ADSs) will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Class A Ordinary Shares (in the Form of Pubco ADSs)

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Class A Ordinary Shares (in the form of Pubco ADSs). Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

173

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfies either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the stock of the PFIC held by such U.S. holder once such PFIC ceases to satisfy either of the qualification tests).

Pubco’s status as a PFIC for its taxable year that includes the date of the Business Combination, and in any future taxable year, is an annual determination that can be made only after the end of that year. Accordingly, there can be no assurances regarding Pubco’s status as a PFIC for its taxable year that includes the date of the Business Combination and for any future taxable year. Because Pubco’s status as a PFIC depends on facts that are not known at this time, counsel is unable to opine on Pubco’s status as a PFIC in its current or any future taxable year. Further, even if Pubco determines that it is not expected to be a PFIC for a taxable year, the IRS could take a different view as to whether or not Pubco is a PFIC, either because of a different evaluation of income and assets or because the IRS determines that Distoken should be treated as a predecessor of Pubco. The determination of whether or not Pubco is a PFIC for a taxable year will depend on the composition of Pubco’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to Pubco’s share price (which could fluctuate significantly). In addition, Pubco’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. The composition of Pubco’s assets will also be affected by Pubco’s holding of significant cash balances. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Pubco is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If Pubco is or becomes a PFIC during any year in which a U.S. holder holds Pubco Class A Ordinary (in the form of Pubco ADSs Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

174

Excess Distribution Regime. If a U.S. holder does not make a QEF election or a mark-to-market election, as described below, such U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of U.S. holder’s Pubco Class A Ordinary Shares (in the form of Pubco ADSs), and (ii) any “excess distribution” that a U.S. holder receives on his or her Pubco Class A Ordinary Shares (in the form of Pubco ADSs) (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Class A Ordinary Shares (in the form of Pubco ADSs) during the preceding three years or U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

(aa)	the gain or excess distribution will be allocated ratably over the period during which such U.S. holder held his or her Pubco Class A Ordinary Shares (in the form of Pubco ADSs);
(bb)	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Pubco is a PFIC, will be taxed as ordinary income; and
(cc)	the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. holder’s Pubco Class A Ordinary Shares (in the form of Pubco ADSs) cannot be treated as capital gains, even if such U.S. holder holds the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime. If Pubco is a PFIC, a U.S. holder of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its Pubco Class A Ordinary Shares (in the form of Pubco ADSs) only if Pubco provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because Pubco currently intends to make commercially reasonable efforts to provide U.S. holders with such information upon request, it is expected that U.S. holders generally would be able to make a QEF election with respect to their Pubco Class A Ordinary Shares (in the form of Pubco ADSs).

Mark-to-Market Regime. Alternatively, a U.S. holder of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Pubco Class A Ordinary Shares (in the form of Pubco ADSs), which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. Pubco Class A Ordinary Shares are not listed on an established securities market in the United States, and accordingly will not be considered to be readily traded for this purpose. If a U.S. holder makes a valid mark-to-market election with respect to its Pubco Class A Ordinary Shares (in the form of Pubco ADSs), such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) at the end of the taxable year over the U.S. holder’s adjusted basis in the Pubco Class A Ordinary Shares (in the form of Pubco ADSs). Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) over the fair market value of such Pubco Class A Ordinary Shares (in the form of Pubco ADSs) at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the Pubco Class A Ordinary Shares (in the form of Pubco ADSs) will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements. A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which Pubco is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

175

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Pubco Class A Ordinary Shares (in the form of Pubco ADSs), subject to certain exceptions (including an exception for Pubco Class A Ordinary Shares (in the form of Pubco ADSs) held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Class A Ordinary Shares (in the form of Pubco ADSs). U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs).

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) that is not a U.S. holder, including:

1.	a nonresident alien individual, other than certain former citizens and residents of the United States;

2.	a non-U.S. corporation; or

3.	a non-U.S. estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Ordinary Shares, as described above under “Redemption of Ordinary Shares.” Any redeeming non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Class A Ordinary Shares (in the Form of Pubco ADSs) by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Class A Ordinary Shares (in the Form of Pubco ADSs) by Non-U.S. Holders

A non-U.S. holder of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Class A Ordinary Shares (in the form of Pubco ADSs) or any gain recognized on a sale or other disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Class A Ordinary Shares (in the form of Pubco ADSs)) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs).

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

176

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Ordinary Shares, dividends received by U.S. holders of Pubco Class A Ordinary Shares (in the form of Pubco ADSs), and the proceeds received on the disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) effected within the United States (and, in certain cases, outside the United States), in each case, by U.S. Holders, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Pubco Class A Ordinary Shares (in the form of Pubco ADSs) and proceeds from the sale, exchange, redemption or other disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Ordinary Shares or their Pubco Class A Ordinary Shares (in the form of Pubco ADSs), unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Pubco Class A Ordinary Shares (in the form of Pubco ADSs) and proceeds from the sale or other disposition of Pubco Class A Ordinary Shares (in the form of Pubco ADSs) received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE TO HOLDERS OF PURCHASER SECURITIES AND PUBCO ORDINARY SHARES (IN THE FORM OF PUBCO ADSs). EACH SUCH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSIDERATIONS OF THE BUSINESS COMBINATION, THE REDEMPTION OF THE ORDINARY SHARES, AND HOLDING AND DISPOSING OF PUBCO SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

Material Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of Pubco. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of Pubco’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to Pubco levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

177

No stamp duty is payable in respect of the issue of Pubco Class A Ordinary Shares or on an instrument of transfer in respect of such shares. An instrument of transfer in respect of a Pubco Class A Ordinary Share is stampable if executed in or brought into the Cayman Islands.

Pubco has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands for a period of twenty years from April 15, 2024:

1. That no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Pubco or its operations; and

2. In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1 on or in respect of the shares, debentures or other obligations of Pubco; or

2.2 by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (As Revised).

Anticipated Accounting Treatment

Youlife prepares its consolidated financial statements in accordance with U.S. GAAP. In determining the accounting treatment of the Business Combination, management has evaluated all pertinent facts and circumstances, including whether Distoken, which is a special purpose acquisition company, meets the definition of a business. Distoken has raised significant capital through the issuance of shares and warrants and was formed to effect a merger, capital, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. Although Distoken has substantial activities related to its formation, capital raise and search for is a business combination, it does not meet the definition of a business.

The determination of the accounting acquirer in a business combination considers many factors, including the relative voting rights in the combined company after the business combination, the existence of a large minority interest in the combined company if no other owner or organized group of owners has a significant voting interest, the composition of the governing body of the combined company, the composition of the senior management of the combined company, the terms of the exchange of equity securities, the relative size of the combining companies and which of the combining companies initiated the combination. There is no hierarchical guidance on determining the accounting acquirer in a business combination effected through an exchange of equity interests.

Youlife has determined that it is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the Business Combination was to assist Youlife with the refinancing and recapitalization of its business. Youlife is the larger of the two entities and is the operating company within the combining companies. Youlife will have control of the board as it will hold all of the seats on the Pubco Board. Youlife’s senior management will be continuing as senior management of the combined company. In addition, a larger portion of the voting rights in the combined entity will be held by existing Youlife’s shareholders.

As Youlife was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of Distoken is the cash in the Trust Account. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of Youlife issuing shares of common stock and warrants for the net monetary assets of Distoken.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to Distoken shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Distoken shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the Distoken Board has determined that the redemption proceeds payable to Distoken shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

178

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by the Company into the Business Combination Agreement, dated as of May 17, 2024, as amended on November 13, 2024 and January 17, 2025 (as it may be further amended, supplemented and/or restated from time to time, the “Business Combination Agreement”), by and among the Company, Youlife, Pubco, the Sponsor, First Merger Sub and Second Merger Sub, and the consummation of the transactions contemplated by the Business Combination Agreement, including the merger of Second Merger Sub with and into the Company, with the Company surviving as the surviving company and as a wholly-owned subsidiary of Pubco, and the merger of First Merger Sub with and into Youlife, with Youlife surviving as the surviving company and as a wholly-owned subsidiary of Pubco, and the issuance of the consideration thereunder, and the performance by the Company of its obligations thereunder and thereby be ratified, approved, adopted and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

Recommendation of Distoken Board with Respect to the Business Combination Proposal

THE DISTOKEN BOARD RECOMMENDS THAT THE DISTOKEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

179

PROPOSAL 2: THE CAYMAN MERGER PROPOSAL

Overview

In connection with the Business Combination, Distoken is requesting that its shareholders vote upon a proposal to approve by special resolution the merger of Second Merger Sub with and into Distoken with Distoken surviving as the surviving company and as a wholly-owned subsidiary of Pubco, the Plan of Merger, the entry by Distoken into the Plan of Merger and the amendment and restatement of the amended and restated memorandum and articles of association of Distoken (as the surviving company of the merger) in accordance with the Current Charter and the Companies Act.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that (i) Distoken Acquisition Corporation be authorized to merge with Youlife II Limited so that the Distoken Acquisition Corporation be the surviving company and all the undertaking, property and liabilities of Youlife II Limited vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, (ii) the plan of merger substantially in the form appended to the proxy statement/prospectus as Annex B (the “Plan of Merger”) be authorized, approved and confirmed and Distoken Acquisition Corporation be authorized to enter into the Plan of Merger, (ii) the authorized share capital of Distoken Acquisition Corporation be changed as follows: FROM: US$22,100 divided into 220,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001; TO: US$50,000 divided into 50,000 ordinary shares each of a par value of US$1.00 each; BY: the cancellation of 1,000,000 preference shares of a par value of US$0.0001 each; BY: the consolidation of 220,000,000 ordinary shares of a par value of US$0.0001 each into 22,000 ordinary shares of a par value of US$1.00 each; and BY: the creation of an additional 28,000 ordinary shares of a par value of US$1.00 each, with effect from the effective time of such merger; and (iii) the Amended and Restated Memorandum and Articles of Association of Distoken Acquisition Corporation be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form annexed to the Plan of Merger with effect from the effective time of such merger.”

Vote Required for Approval

The approval of the Cayman Merger Proposal will require a special resolution, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Cayman Merger Proposal is conditioned upon the adoption of the Business Combination Proposal, the Nasdaq Proposal and the Director Election Proposal.

Recommendation of the Board

THE DISTOKEN BOARD RECOMMENDS THAT DISTOKEN SHAREHOLDERS VOTE “FOR” THE CAYMAN MERGER PROPOSAL.

180

PROPOSAL 3: THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, Distoken is requesting that its shareholders vote upon, on a non-binding advisory basis, a proposal, by ordinary resolution, to approve certain governance provisions in the Proposed Charter. Accordingly, the shareholder vote regarding the Organizational Documents Proposal is an advisory vote and is not binding on Distoken, Pubco, the Pubco Board or the Distoken Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposal. Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposal, the Proposed Charter will take effect upon the Closing. See “Comparison of the Rights of Holders of Ordinary Shares.”

The Organizational Documents Proposal is composed of the following material differences between the Current Charter and the Proposed Charter:

(1)	Distoken shareholders are being asked to approve and adopt provisions to be included in the Proposed Charter which will not include certain provisions of the Current Charter related to Distoken’s status as a blank check company that will no longer apply upon consummation of the Business Combination.

(2)	Distoken shareholders are being asked to approve and adopt provisions to be included in the Proposed Charter pursuant to which the total authorized share capital of Pubco will be US$50,0000 divided into 400,000 Ordinary Shares with a par value of US$0.0001 each and 100,000,000 preference shares with a par value of US$0.0001 each, an increase from Distoken’s authorized share capital under the Current Charter of US$22,100 divided into 220,000,000 Ordinary Shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the amended and restated memorandum and articles of association of Pubco, in the form appended to the proxy statement/prospectus as Annex C (the “Proposed Charter”), including the differences between the Proposed Charter and the current amended and restated memorandum and articles of association of the Company (the “Current Charter”), such differences including the absence of the specific provisions relating to the Company as a blank check company included in the Current Charter in the Proposed Charter and the differences in the authorized share capital of the Company set out in the Current Charter and the authorized share capital of Pubco in the Proposed Charter, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the Organizational Documents Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Organizational Documents Proposal is conditioned upon the adoption of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal.

Recommendation of the Board

THE DISTOKEN BOARD RECOMMENDS THAT DISTOKEN SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

181

PROPOSAL 4: THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, Distoken is asking its shareholders to consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of more than 20% of Distoken’s issued and outstanding Ordinary Shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of Distoken’s outstanding Ordinary Shares, or more than 20% of the voting power of Distoken, which could constitute a “change of control” under Nasdaq rules.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the issuance of more than 20% of Distoken’s issued and outstanding ordinary shares in connection with subscription agreements entered into, or to be entered into, in connection with the transactions contemplated by the Business Combination Agreement that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of Distoken’s outstanding ordinary shares, or more than 20% of the voting power of Distoken, which could constitute a “change of control” under Nasdaq rules, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the Nasdaq Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Nasdaq Proposal is conditioned upon the adoption of the Business Combination Proposal, the Cayman Merger Proposal and the Director Election Proposal.

Recommendation of the Board

THE DISTOKEN BOARD RECOMMENDS THAT DISTOKEN SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

182

PROPOSAL 5: THE DIRECTOR ELECTION PROPOSAL

Overview

Distoken shareholders are also being asked to approve the Director Election Proposal by an ordinary resolution to elect seven (7) directors, effective upon the Closing, to serve on the Pubco Board for the applicable term under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. Upon the consummation of the Business Combination, the size of the Pubco Board will be seven (7) directors. Pursuant to Pubco’s Proposed Charter, Pubco’s directors may be appointed and removed by an ordinary resolution of shareholders. The directors shall have power at any time to appoint any person who is willing to act as a director, to fill any vacancies on the board of directors arising other than upon the removal of a director by ordinary resolution. Any such appointment shall be as an interim director to fill such vacancy until the next general meeting of the Company (and such appointment shall terminate at the commencement of such general meeting of the Company). Pubco’s directors are not automatically subject to a term of office and shall hold office until such time as they are removed from office by an ordinary resolution.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the election of seven (7) directors of Pubco, being Yunlei Wang, Lidong Zhu, Xiaolin Gou, Yunqiu Dai, Clement Ka Hai Hung, Huifang Cheng and Yeeli Hua Zheng, with effect upon closing of the transactions contemplated by the Business Combination Agreement, each to serve for the applicable term in accordance with the Proposed Charter or until their successor has been duly appointed or until their earlier death, resignation, retirement or removal, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the Director Election Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Director Election Proposal is conditioned upon the adoption of the Business Combination Proposal, the Cayman Merger Proposal and the Nasdaq Proposal.

Recommendation of the Board

THE DISTOKEN BOARD RECOMMENDS THAT DISTOKEN SHAREHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.

183

PROPOSAL 6: THE RSU PLAN PROPOSAL

Overview

Distoken shareholders are also being asked to approve the adoption of the RSU Plan, effective immediately following the Closing, a copy of such plan is attached as Annex F to this proxy statement/prospectus. Under the RSU Plan, the maximum aggregate number of Pubco Class A Ordinary Shares which may be issued pursuant to all awards under such plan, or the award pool, shall be 10,018,119 Pubco Class A Ordinary Shares. The RSU Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. Approval of the RSU Plan will allow Pubco to provide equity awards as part of its compensation program, an important tool for motivating, attracting and retaining talented employees and for creating shareholder value. Non-approval of the RSU Plan may compel Pubco to significantly increase the cash component of employee compensation following the completion of the Business Combination to attract and retain key employees, which could therefore reduce its operating cash flow.

The Distoken Board believes that long-term incentive compensation programs align the interests of management, employees and shareholders to create long-term shareholder value. Equity plans such as the RSU Plan increase Pubco’s ability to achieve this objective, and, by allowing for long-term incentive awards, helps Pubco recruit, reward, motivate, and retain talented personnel. The Distoken Board believes that the approval of the RSU Plan is essential to Pubco’s continued success, and in particular, its ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Pubco will compete. Equity awards are also crucial to Pubco’s ability to motivate employees to achieve its goals.

Summary of the RSU Plan

The following paragraphs summarize the principal terms of the RSU Plan. However, this summary is not a complete description of all of the provisions of the RSU Plan and is qualified in its entirety by the specific language of the RSU Plan. A copy of the RSU Plan is attached to this proxy statement/prospectus as Annex F.

Plan Administration

A committee or person authorized by the board of directors of Pubco may administer the RSU Plan. Such committee or authorized person determines, among other things, the participants to receive awards, and the terms and conditions of each award grant.

Grant Letters

Awards granted under the RSU Plan are evidenced by a grant letter that sets forth terms, conditions and limitations for each award, which may include plan participant’s name, grant date, number of shares underlying the granted RSUs, RSU exercise price, and other relevant terms.

Eligibility

Pubco may grant awards to its employees, directors and consultants. Pubco is expected to have, immediately following the Closing, approximately [_] employees, [_] directors, and [_] consultants.

Vesting Schedule

In general, the plan administrator determines the vesting schedule, which is specified in the grant letter.

Exercise of Awards

Plan participants holding restricted share units and vested according to the vesting notification can exercise part or all of the underlying shares by submitting an exercise notice to the plan administrator after the listing of the shares of Pubco.

Transferability

The restricted share units granted under this plan shall be personal to each plan participant. Plan participants are prohibited from selling, transferring, assigning, pledging any restricted share units to any other individuals, or allowing any person to have any interest in the restricted share units.

184

Termination and Amendment

Unless terminated earlier, the RSU Plan has a term of ten years. Pubco’s board of directors may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no such action may adversely affect in any material way any award previously granted without prior written consent of the plan participants.

New Plan Benefits

No awards have been previously granted under the RSU Plan and no awards have been granted that are contingent on shareholder approval of the RSU Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the RSU Plan are subject to the discretion of the RSU Plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of the Restricted Share Unit Plan of Youlife Group Inc. and the reservation for issuance of 10,018,119 Pubco Class A Ordinary Shares under such plan, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the RSU Plan Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on the RSU Plan Proposal.

The adoption of the RSU Plan Proposal is conditioned upon the adoption of the Business Combination Proposal, the Cayman Merger Proposal, the Nasdaq Proposal and the Director Election Proposal.

Recommendation of the Board

THE DISTOKEN BOARD RECOMMENDS THAT DISTOKEN SHAREHOLDERS VOTE “FOR” THE RSU PLAN PROPOSAL.

185

PROPOSAL 7: THE NTA PROPOSAL

Overview

As discussed elsewhere in this proxy statement/prospectus, Distoken is asking its shareholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Distoken shareholders. If the NTA Proposal and the Business Combination Proposal are approved at the Extraordinary General Meeting, the following NTA Amendment will be made to the Current Charter: the deletion of Articles 48.2, 48.4 and 48.5 in their entireties and the insertion of the following language in their place:

48.2 Prior to the consummation of a Business Combination, the Company shall either:

(a) submit such Business Combination to its Members for approval; or

(b) provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.

48.4 At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

48.5 Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.

A copy of the NTA Amendment to the Current Charter is attached to this proxy statement/prospectus as Annex G.

Reasons for the Amendments

Distoken shareholders are being asked to approve the NTA Amendment to the Current Charter prior to the consummation of the proposed Business Combination, which, in the judgment of the Distoken Board, may facilitate the consummation of the Business Combination. The Current Charter limits Distoken’s ability to consummate an initial business combination if Distoken would have less than US$5,000,001 in net tangible assets. Because the Distoken Ordinary Shares and the Pubco Ordinary Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Distoken is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that Distoken’s net tangible assets would be less than US$5,000,001 following such redemption prior to and upon consummation of the Business Combination, the Current Charter would prevent Distoken from being able to consummate the Business Combination even if all other conditions to Closing are met. If the NTA Proposal is approved and the Current Charter is amended with the NTA Amendment, then it is possible that the Business Combination could be consummated even if Distoken’s net tangible assets would be less than US$5,000,001 following the redemption prior to and upon consummation of the Business Combination. If the Business Combination Proposal and the NTA Proposal are approved, all of the references in this proxy statement/ prospectus to the “Current Charter” shall be deemed to mean the Current Charter as amended by the NTA Amendments contained in this NTA Proposal.

186

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal the Current Charter be amended by the deletion of Articles 48.2, 48.4 and 48.5 in their entireties and the insertion of the following language in their place:

48.2 Prior to the consummation of a Business Combination, the Company shall either:

(a) submit such Business Combination to its Members for approval; or

(b) provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.

48.4 At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

48.5 Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

Vote Required for Approval

The approval of the NTA Proposal will require a special resolution, being a resolution passed at the Extraordinary General Meeting by at least two-thirds of the votes which are cast by those shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the NTA Proposal.

The adoption of the NTA Proposal is conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the Board

THE DISTOKEN BOARD RECOMMENDS THAT DISTOKEN SHAREHOLDERS VOTE “FOR” THE NTA PROPOSAL.

187

PROPOSAL 8: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the chairperson of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals. In no event will the chairperson of the Extraordinary General Meeting adjourn the Extraordinary General Meeting beyond the date by which it may properly do so under the Current Charter and Cayman Islands law. If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted on and the other proposals will not be submitted to the Distoken shareholders for a vote.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Distoken shareholders, the Distoken Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the meeting be adjourned to a later date or dates, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals be approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and will have no effect on any of the proposals.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE DISTOKEN BOARD RECOMMENDS THAT DISTOKEN SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

188

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Distoken and Youlife, adjusted to give effect to the Business Combination and related transactions (collectively, the “Transaction”). Such unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Distoken is a blank check company incorporated as a Cayman Islands exempted company on July 1, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities. On February 13, 2023, the registration statement for Distoken’s initial public offering was declared effective and on February 17, 2023, Distoken consummated its initial public offering of 6,900,000 units (the “Units” and, with respect to the ordinary shares included in the Units sold), which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at $10.00 per Unit, generating gross proceeds of US$69,000,000 which is held in the trust account. On November 10, 2023, Distoken held an extraordinary general meeting, at which the Distoken’s shareholders approved, as a special resolution, an amendment to the Distoken’s Memorandum and Articles of Association to amend the terms of the Original Extension and to give the Board the right to extend the date by which Distoken has to consummate a business combination (such date, the “Termination Date”) from November 17, 2023 on a monthly basis up to twelve (12) times until November 18, 2024, or such earlier date as determined by the Board (the “New Extension”). In connection with the New Extension, shareholders holding 3,018,308 ordinary shares exercised their right to redeem such shares for a pro rata portion of the trust account (the “Extension Redemption”). As a result of the Extension Redemption, an aggregate amount of US$31.9 million (approximately US$10.57 per share) was removed from the trust account to pay such holders.

Youlife is a leading blue collar lifetime service platform in China, aiming to become the lifetime service platform of blue collar talent’s first choice. Empowered by Youlife’s advanced technology, Youlife assists blue collar talent with their skill improvement and lifetime career development, for their happy work and life. Youlife provide blue collar talent with comprehensive and lifetime services, including vocational education services, HR recruitment services, employee management services and market services and solutions, to improve their vocational knowledge, practical skills, and life quality for their enhanced employment opportunities as well as better life.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the audited historical balance sheet of Distoken as of June 30, 2024, with the audited historical consolidated balance sheet of Youlife as of June 30, 2024, assuming that the Transaction occurred on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended at June 30, 2024 combines the audited historical statement of operations of Distoken for the six months ended at June 30, with the audited historical consolidated statement of operations of Youlife for the six months ended at June 30. The unaudited pro forma condensed combined statement of operations for the year ended at December 31, 2023 combines the audited historical statement of operations of Distoken for the year ended at December 31, 2023, with the audited historical consolidated statement of operations of Youlife for the year ended at December 31, 2023, included elsewhere in this proxy statements/prospectus, gives pro forma effect to the Transaction and related transactions as if they had occurred on January 1, 2023. Distoken and Youlife have not had any historical relationship prior to the Transaction, accordingly, no pro forma adjustments were required to eliminate activities between the companies. The historical financial information about Distoken has been translated from U.S. dollars to Renminbi in “Notes to Unaudited Pro Forma Condensed Combined Financial Information—Basis of Presentation” beginning on page 195 of this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined companies’ financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined companies. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with Distoken’s and Youlife’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Distoken” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Youlife” and other financial information included elsewhere in this proxy statement/prospectus.

189

Under the no redemption scenario and the maximum redemption scenario, the Business Combination will be accounted for in a manner similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

●	Assuming no redemption: This presentation assumes that no Distoken public shareholder exercises redemption rights with respect to their Distoken Public Shares.

●	Assuming maximum redemption: This presentation assumes that Distoken public shareholders holding 652,170 Distoken Public Shares will exercise their redemption rights for US$7.5 million of funds in the trust account and that the Minimum Cash Condition is not met and waived by Youlife. Pursuant to the Business combination agreement, Distoken will only proceed with the Business Combination if it will have net tangible assets of at least US$5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)).

In each case, the pro forma share and per share information assume that the Transactions are effective on January 1, 2023.

Description of the Transactions

On May 17, 2024, Distoken entered into the Business Combination Agreement with Youlife, Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Youlife (“First Merger Sub”), Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Youlife (“Second Merger Sub”), and Youlife International Holdings Inc., a Cayman Islands exempted company (the “Company”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement, (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Youlife and the outstanding shares of the Company being converted into the right to receive shares of Youlife; and (b) Second Merger Sub will merge with and into Distoken (the “Second Merger”, and together with First Merger, the “Mergers”), with Distoken surviving the Second Merger as a wholly-owned subsidiary of Youlife and the outstanding securities of Distoken being converted into the right to receive substantially equivalent securities of Youlife (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”).

Under the Business Combination Agreement, the aggregate merger consideration amount to be paid to the shareholders of the Company is US$700,000,000 and will be paid entirely in newly issued ordinary shares of Pubco (Pubco Class A Ordinary Shares, Pubco Class A Ordinary Shares in the form of Pubco ADSs and Pubco Class B Ordinary Shares) at the Closing, with each share valued at US$10.00.

As a result of the Mergers, each share of the Company, other than the ordinary shares of the Company held by Youtch Investment Co., Ltd (which is wholly owned by Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife and Pubco) (the “Company Founder Shares”), that is issued and outstanding immediately prior to the time the First Merger is effective (the “First Merger Effective Time”) will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares (or Pubco Class A Ordinary Shares in the form of Pubco ADSs) equal to the Exchange Ratio (as defined below) in accordance with the Business Combination Agreement. Each Company Founder Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive such number of Class B ordinary shares of Youlife equal to the Exchange Ratio and in accordance with the Business Combination Agreement, with each such Class B ordinary share of Youlife entitling each holder thereof to 20 votes for each Class B ordinary share held by such holder. Each outstanding public warrant and private warrant of Distoken will convert into one Youlife public warrant and one Youlife private warrant, respectively. Each issued and outstanding right of Distoken will automatically be converted into one-tenth of one Class A ordinary share in the form of Pubco ADSs.

“Exchange Ratio” means (i) the Company Merger Shares as of the First Merger Effective Time divided by (ii) the total number of ordinary shares and preferred shares of the Company.

“Company Merger Shares” means a number of Youlife shares equal to the quotient determined by dividing (a) the Aggregate Merger Consideration Amount by (b) $10.00.

190

In accordance with the Business Combination Agreement, each Distoken Warrant outstanding immediately prior to the time the Second Merger is effective (the “Second Merger Effective Time”) shall cease to be a warrant with respect to ordinary shares of Distoken and be assumed by Youlife and converted into a warrant to purchase one Class A Ordinary Share in the form of Pubco ADSs. Each warrant converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such warrants immediately prior to the Second Merger Effective Time. Given the terms of the warrants, Public Warrants and Private Warrants are classified as equity instruments because in no event will the Company be required to net cash settle the Public Rights or Public Warrants.

The following table summarizes the pro forma number of shares of Youlife ordinary shares outstanding following the consummation of the Business Combination:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Holders of Youlife Ordinary Shares without reflecting potential sources of dilution:
Youlife Shareholders A	58,839,192	79.6%	58,839,192	80.3%
Youlife Shareholders B	11,160,808	15.1%	11,160,808	15.2%
Distoken Public Shareholders	652,170	0.9%	-	-
Holder of Founder Shares	1,725,000	2.3%	1,725,000	2.4%
Holder of Private Shares	545,000	0.7%	545,000	0.7%
Holders of Representative Shares	278,000	0.4%	278,000	0.4%
Holders of Public Rights	690,000	0.9%	690,000	0.9%
Holders of Private Rights	54,500	0.1%	54,500	0.1%
Total Shares Outstanding Excluding Additional Dilution Sources	73,944,670	100.0%	73,292,500	100.0%
Potential sources of dilution:
Shares underlying Public Warrants	6,900,000		6,900,000
Shares underlying Private Warrants	717,500		717,500
Total Shares Outstanding Including Additional Dilution Sources	81,562,170		80,910,000

Accounting for the Business Combination

Youlife has determined that it is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the transaction was to assist Youlife with the refinancing and recapitalization of its business. Youlife is the larger of the two entities and is the operating company within the combining company. Youlife will have control of the board as it will hold all seats on the board of directors. Youlife’ senior management will be continuing as senior management of the combined company. In addition, the voting rights in the combined entity will be held by existing Youlife’s shareholders.

As Youlife was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of Distoken is the cash in the Trust Account. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of Youlife issuing shares and warrants for the net monetary assets of Distoken.

191

Unaudited Pro Forma Combined Balance Sheet

(Amounts in thousands of RMB, except share and per share data, or otherwise noted)

	As at June 30, 2024				As at June 30, 2024	As at June 30, 2024	As at June 30, 2024			As at June 30, 2024
	Distoken				Youlife		Assuming No Redemptions			Assuming Maximum Redemptions
ASSETS	Historical	Transaction Accounting Adjustments	Note	Pro Forma	Historical	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined
Current assets
Cash and cash equivalents	90	3,478	a	3,568	133,469	137,037	54,189	A	142,485	(54,189)	H	88,296
							(7)	E
							(9,082)	F
							(9,042)	E
							(30,610)	G
Accounts receivables, net	-	-		-	269,165	269,165	-		269,165	-		269,165
Prepayments and other receivables, net	520	-		520	210,630	211,150	-		211,150	-		211,150
Amounts due from a related party	-	-		-	978	978	-		978	-		978
Inventories, net	-	-		-	4,962	4,962	-		4,962	-		4,962
Total current assets	610	3,478		4,088	619,204	623,292	5,448		628,740	(54,189)		574,551
Non-current assets
Property and equipment	-	-		-	153,993	153,993	-		153,993	-		153,993
Right-of-use assets	-	-		-	48,240	48,240	-		48,240	-		48,240
Intangible assets	-	-		-	10,885	10,885	-		10,885	-		10,885
Financial assets at fair value through profit or loss	-	-		-	84,381	84,381	-		84,381	-		84,381
Deferred tax assets	-	-		-	30,791	30,791	-		30,791	-		30,791
Other non-current assets	-	-		-	13,182	13,182			13,182	-		13,182
Investments held in Trust Account	310,384	1,308	a	54,189	-	54,189	(54,189)	A	-	-		-
		6,303	b
		(263,806)	c
Total non-current assets	310,384	(256,195)		54,189	341,472	395,661	(54,189)		341,472	-		341,472
Total assets	310,994	(252,717)		58,277	960,676	1,018,953	(48,741)		970,212	(54,189)		916,023
LIABILITIES
Current liabilities
Contract liabilities	-	-		-	37,146	37,146	-		37,146	-		37,146
Trade and bills payables	6,576	-		6,576	97,929	104,505	(4,528)	G	99,977	-		99,977
Other payables and accruals	-	-		-	109,940	109,940	-		109,940	-		109,940
Short-term borrowings	-	-		-	26,271	26,271	-		26,271	-		26,271
Lease liabilities	-	-		-	4,954	4,954	-		4,954	-		4,954
Tax payable	5,113	-		5,113	844	5,957	-		5,957	-		5,957
Advances from Sponsor	7	-		7	-	7	(7)	E	-	-		-
Promissory note – Sponsor	2,512	3,478	a	5,990	-	5,990	(5,990)	E	-	-		-
Extension Note – Sponsor	1,744	1,308	a	3,052	-	3,052	(3,052)	E	-	-		-
Total current liabilities	15,952	4,786		20,738	277,084	297,822	(13,577)		284,245	-		284,245
Non-current liabilities
Lease liabilities - non current	-	-		-	40,656	40,656	-		40,656	-		40,656
Total non-current liabilities	-	-		-	40,656	40,656	-		40,656	-		40,656
Total liabilities	15,952	4,786		20,738	317,740	338,478	(13,577)		324,901	-		324,901
Commitments and Contingencies
Ordinary shares subject to possible redemption, 3,881,692 shares at $10.81 per share redemption value as of June 30, 2024	304,908	1,308	a	48,713	-	48,713	(48,713)	B	-	-		-
		6,303	b
		(263,806)	c
Mezzanine equity:
Series C and Series C+ convertible redeemable preferred shares	-	-		-	1,006,048	1,006,048	(1,006,048)	D	-	-		-
SHAREHOLDERS’ EQUITY
Class A ordinary shares	-	-		-	-	-	43	D	44			44
							-	B
							1	C
Class B ordinary shares	-	-		-	-	-	8	D	8	-		8
Ordinary shares	2	-		2	149	151	(2)	C	-	-		-
							(149)	D
Treasury shares	-	-		-	(31)	(31)	-		(31)	-		(31)
Additional paid-in capital	-	-		-	175,847	175,847	48,713	B	1,181,861	(54,189)	H	1,139,260
							(4,245)	C		11,588	F
							98	D
							(11,588)	F
							(33,012)	G
							1,006,048	D
Statutory surplus reserve	-	-		-	8,037	8,037	-		8,037	-		8,037
Accumulated losses	(9,868)	(1,308)	a	(11,176)	(567,096)	(578,272)	4,246	C	(564,590)			(576,178)
							2,506	F		(11,588)	F
							6,930	G
Total equity/(deficit) attribute to ordinary shareholders of Youlife	(9,866)	(1,308)		(11,174)	(383,094)	(394,268)	1,019,597		625,329	(54,189)		571,140
Non-controlling interests	-	-		-	19,982	19,982	-		19,982	-		19,982
Total shareholders’ equity/(deficit)	(9,866)	(1,308)		(11,174)	(363,112)	(374,286)	1,019,597		645,311	(54,189)		591,122
Total liabilities and shareholders’ equity/(deficit)	310,994	(252,717)		58,277	960,676	1,018,953	(48,741)		970,212	(54,189)		916,023

192

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2024

(Amounts in thousands of RMB, except share and per share data, or otherwise noted)

	Distoken				Youlife		Assuming No Redemptions			Assuming Maximum Redemptions
	Historical	Transaction Accounting Adjustments	Note	Pro Forma	Historical	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	-	-		-	786,068	786,068	-		786,068	-		786,068
Cost of revenue	-	-			(676,187)	(676,187)	-		(676,187)	-		(676,187)
Gross profit	-	-		-	109,881	109,881	-		109,881			109,881
Operating expenses
Selling and distribution expenses	-	-		-	(32,810)	(32,810)	-		(32,810)	-		(32,810)
Administrative expenses	(8,609)	-		(8,609)	(47,709)	(56,318)	2,506	AA	(47,557)	(11,588)	AA	(59,145)
							5,723	BB
							532	DD
Research and development expenses	-	-		-	(5,658)	(5,658)	-		(5,658)	-		(5,658)
Total operating expenses	(8,609)	-		(8,609)	(86,177)	(94,786)	8,761		(86,025)	(11,588)		(97,613)
Loss from operations	(8,609)	-		(8,609)	23,704	15,095	8,761		23,856	(11,588)		12,268
Other income/(expenses)
Fair value losses	-	-		-	(21,248)	(21,248)	-		(21,248)	-		(21,248)
Other incomes	-	-		-	6,700	6,700	-		6,700	-		6,700
Other expenses	-	-		-	(862)	(862)	-		(862)	-		(862)
Gain on dissolution of subsidiaries and branches	-	-		-	1,322	1,322	-		1,322	-		1,322
Financial income, net	7,916	6,303	aa	14,219	(2,148)	12,071	(14,219)	CC	(2,148)	-		(2,148)
Total other income, net	7,916	6,303		14,219	(16,236)	(2,017)	(14,219)		(16,236)	-		(16,236)
PROFIT (LOSS) BEFORE TAX	(693)	6,303		5,610	7,468	13,078	(5,458)		7,620	(11,588)		(3,968)
Income tax benefits/(expenses)	-	-		-	(6,063)	(6,063)	-		(6,063)	-		(6,063)
Net profit (loss) for the year	(693)	6,303		5,610	1,405	7,015	(5,458)		1,557	(11,588)		(10,031)
Net profit attribute to non-controlling interests	-	-		-	413	413	-		413	-		413
NET PROFIT (LOSS) FOR THE YEAR FOR SHAREHOLDERS	(693)	6,303		5,610	992	6,602	(5,458)		1,144	(11,588)		(10,444)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption value	3,881,692
Basic and diluted net income (loss) per share, ordinary shares subject to possible redemption value	(0.11)
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,548,000
Basic and diluted net income (loss) per share, Non-redeemable ordinary shares	(0. 11)
Weighted average number of ordinary shares - basic					221,777,718				73,944,670			73,292,500
Basic net earnings/(loss) per share					-				0.02			(0.14)
Weighted average number of ordinary shares - diluted					342,756,528				81,562,170			73,292,500
Diluted net earnings/(loss) per share					-				0.01			(0.14)

193

Unaudited Pro Forma Combined Statement of Operations

(Amounts in thousands of RMB, except share and per share data, or otherwise noted)

	For The Year Ended December 31, 2023			For The Year Ended December 31, 2023			For The Year Ended December 31, 2023
				Assuming No Redemptions			Assuming Maximum Redemptions
	Distoken	Youlife	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	-	1,365,865	1,365,865	-		1,365,865	-		1,365,865
Cost of revenue	-	(1,165,446)	(1,165,446)	-		(1,165,446)	-		(1,165,446)
Gross profit	-	200,419	200,419	-		200,419	-		200,419
Operating expenses
Selling and distribution expenses	-	(91,688)	(91,688)	-		(91,688)	-		(91,688)
Administrative expenses	(8,299)	(115,367)	(123,666)	1,207	AA	(121,071)	(11,588)	DD	(132,659)
				1,388	CC		-
Research and development expenses	-	(12,285)	(12,285)	-		(12,285)	-		(12,285)
Total operating expenses	(8,299)	(219,340)	(227,639)	2,595		(225,044)	(11,588)		(236,632)
Loss from operations	(8,299)	(18,921)	(27,220)	2,595		(24,625)	(11,588)		(36,213)
Other income/(expenses)
Fair value gains	-	36,500	36,500	-		36,500	-		36,500
Other incomes	-	2,815	2,815	-		2,815	-		2,815
Other expenses	-	(2,220)	(2,220)	-		(2,220)	-		(2,220)
Gain on dissolution of subsidiaries and branches	-	29,312	29,312	-		29,312	-		29,312
Financial income, net	20,651	1,530	22,181	(20,651)	BB	1,530	-		1,530
Total other income, net	20,651	67,937	88,588	(20,651)		67,937	-		67,937
PROFIT BEFORE TAX	12,352	49,016	61,368	(18,056)		43,312	(11,588)		31,724
Income tax benefits/(expenses)	(3,088)	30,256	27,168	3,088	CC	30,256	-		30,256
Net profit for the year from continuing operations	9,264	79,272	88,536	(14,968)		73,568	(11,588)		61,980
Net profit from discontinued operations	-	17,774	17,774	-		17,774	-		17,774
Net loss attribute to non-controlling interests	-	(2,217)	(2,217)	-		(2,217)	-		(2,217)
NET PROFIT FOR THE YEAR FOR SHAREHOLDERS	9,264	99,263	108,527	(14,968)		93,559	(11,588)		81,971
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption value	5,570,867
Basic and diluted net income per share, ordinary shares subject to possible redemption value	1.15
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,476,329
Basic and diluted net income per share, Non-redeemable ordinary shares	1.15
Weighted average number of ordinary shares - basic		221,777,718				73,944,670			73,292,500
Basic net earnings per share		0.45				1.27			1.12
Weighted average number of ordinary shares - diluted		342,756,528				81,562,170			80,910,000
Diluted net earnings per share		0.29				1.15			1.01

194

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

(Amounts in thousands, except share and per share data, or otherwise noted)

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Distoken will be treated as the “accounting acquiree” and Youlife as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Youlife issuing shares and warrants for the net assets of Distoken, followed by a recapitalization. The net assets of Distoken will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the audited historical balance sheet of Distoken as of June 30, 2024, with the audited historical consolidated balance sheet of Youlife as of June 30, 2024, assuming that the Transaction occurred on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended at June 30, 2024 combines the audited historical statement of operations of Distoken for the six months ended at June 30, 2024, with the audited historical consolidated statement of operations of Youlife for the six months ended at June 30, 2024. The unaudited pro forma condensed combined statement of operations for the year ended 2023 combines the audited historical statement of operations of Distoken for the year ended 2023, with the audited historical consolidated statement of operations of Youlife for the year ended 2023, included elsewhere in this proxy statement/prospectus, gives pro forma effect to the Transaction and related transactions as if they had occurred on January 1, 2023. These years are presented on the basis that Youlife is the acquirer for accounting purposes

The accounting adjustments for the Transactions consist of those necessary to account for the transaction. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Youlife and Distoken did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Youlife and Distoken.

The historical financial statements of Distoken presented and translated from U.S. dollars to Renminbi were made at a rate of US$1.0000 to RMB7.2672, the exchange rate in effect as of June 30, 2024, and at a rate of US$1.0000 to RMB7.0999, the exchange rate in effect as of December 31, 2023 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

The translations from U.S. dollars to Renminbi are as follows:

195

DISTOKEN ACQUISITION CORPORATION BALANCE SHEETS

(Amounts in thousands, except share and per share data, or otherwise noted)

	June 30, 2024
	USD	RMB
ASSETS
Current assets
Cash	12	90
Prepaid expenses	72	520
Total current assets	84	610
Investments held in Trust Account	42,710	310,384
TOTAL ASSETS	42,794	310,994

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	905	6,576
Chinese taxes payable	703	5,113
Advances from Sponsor	1	7
Promissory note – Sponsor	346	2,512
Extension Note – Sponsor	240	1,744
TOTAL LIABILITIES	2,195	15,952

Commitments and contingencies
Ordinary shares subject to possible redemption, 3,881,692 shares at $10.81 and $10.50 per share redemption value as of June 30, 2024 and December 31, 2023, respectively	41,957	304,908
SHAREHOLDERS’ DEFICIT
Ordinary shares, $0.0001 par value; 220,000,000 shares authorized; 2,548,000 issued and outstanding (excluding 3,881,692 shares subject to possible redemption) as of September 30, 2024 and December 31, 2023	—	2
Additional paid-in capital	—	—
Accumulated Deficit	(1,358)	(9,868)
TOTAL SHAREHOLDERS’ DEFICIT	(1,358)	(9,866)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	42,794	310,994

196

DISTOKEN ACQUISITION CORPORATION STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Year Ended December 31, 2023		For the Six Months Ended June 30, 2024
	USD	RMB	USD	RMB
Operating and formation costs	1,169	8,299	1,185	8,609
Loss from operations	(1,169)	(8,299)	(1,185)	(8,609)
Other income:
Interest earned on investments held in Trust Account	2,909	20,651	1,089	7,916
Total other income	2,909	20,651	1,089	7,916
Income before benefit from (provision for) income taxes	1,740	12,352	(96)	(693)
Benefit from (provision for) income taxes	(435)	(3,088)	—	—
Net (loss) income	1,305	9,264	(96)	(693)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption value	5,570,867	5,570,867	3,881,692	3,881,692
Basic and diluted net (loss) income per share, redeemable ordinary shares	0.16	1.15	(0.01)	(0.11)
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,476,329	2,476,329	2,548,000	2,548,000
Basic and diluted net (loss) income per share, Non-redeemable ordinary shares	0.16	1.15	(0.01)	(0.11)

2.	Adjustments to The Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Youlife Ordinary Shares outstanding, assuming the Transactions occurred on January 1, 2023. The transaction assumes 70,000,000 Youlife’s shares are outstanding. Assuming the no redemption scenario, Youlife shall newly issue 3,200,170 Class A Ordinary Shares in the form of Pubco ADSs to Sponsor and Distoken’s Public Shareholders. Assuming the maximum redemption scenario, Youlife will only be obligated to newly issue 2,548,000 Class A Ordinary Shares in the form of Pubco ADSs to Sponsor and Distoken’s Public Shareholders.

197

Adjustments to The Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

a.	Reflects the subsequent receipt of (i) Extension Funds amounted to US$180 (equivalent to RMB1,308) from Sponsor to deposit into the Trust Account, of which US$90 (equivalent to RMB654) received on September 2024;US$30 (equivalent to RMB218) received from October 2024;US$30 (equivalent to RMB218) received from November 2024 and US$30 (equivalent to RMB218) received from December 2024; (ii) Working Capital Loan Note amounted to US$479 (equivalent to RMB3,478) from Sponsor into cash operating account, of which US$94 (equivalent to RMB685) received from August 2024;US$80 (equivalent to RMB581) received from September 2024;US$105 (equivalent to RMB763) received from October 2024;US$130 (equivalent to RMB945) received from November 2024 and US$69 (equivalent to RMB504) received from December 2024.
b.	Reflects the interest earned on marketable securities held in Trust Account through December 31, 2024.
c.	Reflects the payment in funds from the Trust Account of US$36,301 (equivalent to RMB263,806) due to the redemption of 3,229,522 ordinary shares of Distoken on November 14, 2024 in connection with the 2024 Extension Amendment after the announcement of the Business Combination. The redemption amount was calculated using a redemption price of approximately $11.24 per share.
A.	Reflects the reclassification of US$7,457 (equivalent to RMB54,189) held in Distoken’s Trust Account to cash.
Under a scenario of maximum redemptions by Distoken’s Public Shareholders, 652,170 shares are redeemed thereby reducing proceeds that become available at the closing of the Transaction at US$11.43 per share redemption value US$7,457 (equivalent to RMB54,189).
B.	Reflects the reclassification of Distoken’s Ordinary Shares subject to possible redemption into Youlife Class A Ordinary Shares in the form of Pubco ADSs, at par value US$0.0001 per share.
C.	Reflects the reclassification of Distoken’s permanent equity and pro forma adjustments to accumulated deficit to reflect the following:

RMB’000
Reclassification of Distoken’s historical accumulated deficit to additional paid-in capital of the combined company as part of the Business Combination.	(11,176)
Reclassification of Distoken’s transaction related costs to additional paid-in capital in connection with the closing of the business combination	6,930
Conversion of Distoken’s Ordinary Shares into Youlife Class A Ordinary Shares in the form of Pubco ADSs	1
TOTAL	(4,245)

D.	Reflects the reclassification of the Youlife’s Ordinary Shares, which are held by the controlling shareholders of Youlife, into Youlife Class A ordinary shares in the form of Pubco ADSs and Class B ordinary shares in the form of Pubco ADSs, at par value US$0.0001, upon the consummation of Business Combination.
E.	Reflects the repayments of the Extension Note and Working Capital Loan Note from Sponsor at the consummation of the Business Combination.
F.	Reflects the settlement of approximately RMB11,588 of total Youlife’s transaction costs for legal and adivsory fees related to the Business Combination, of which :
i) approximately RMB2,506 was paid and accounted as expense for the six months ended June 30,2024, and
ii) Under a scenario of no redemptions, total RMB11,588 will be subsequently classified to additional paid-in capital at the time of the consummation of the Business Combination;

Under a scenario of maximum redemptions, total RMB11,588 cannot be reimbursed from the cash received after the redemption payments. As such, the transaction costs of Youlife shall not be charged against the gross proceeds of the transaction, but charged to expense in connection with the closing of the Business Combination.

198

The details refer to below table:

		Statement of operations for the Year ended	Statement of operations For the Six Months Ended	Balance sheet as of	Assuming No Redemptions		Assuming Maximum Redemptions
		December 31, 2023	June 30, 2024	June 30, 2024	Per Proforma adjustment (F)		Per Proforma adjustment (F)
		Paid and Accrued			Unpaid		Unpaid
	Total Estimated Transaction Cost	Charge to profits & loss	Charge to profits & loss	Charge to Trade and bills payables	Charge to profits & loss	Charge to Deferred transaction cost against APIC	Charge to profits & loss	Charge to Deferred transaction cost against APIC
Legal fee	10,665	-	2,506	-	-	10,665	10,665	-
Advisory fee	923	-	-	-	-	923	923	-

Total	11,588	-	2,506	-	-	11,588	11,588	-

G.

Reflects the settlement of approximately US$4,546 (equivalent to RMB33,012) of total Distoken’s estimated transaction costs for advisory, legal, accounting and appraisal fees related to the Business Combination, of which 1) approximately US$334 (equivalent to RMB2,402) was paid and accounted as expenses as of June 30, 2024, 2) approximately US$623 (equivalent to RMB4,528) was accrued and accounted as expenses as of June 30, 2024, and 3) the total US$4,546 (equivalent to RMB33,012) will be subsequently classified to additional paid-in capital at the time of the consummation of the Business Combination.

The details refer to below table:

		Statement of operations for the Year ended	Statement of operations For the Six Months Ended	Balance sheet as of	Assuming No Redemptions		Assuming Maximum Redemptions
		December 31, 2023	June 30, 2024	June 30, 2024	Per Proforma adjustment (G)		Per Proforma adjustment (G)
		Paid and Accrued			Unpaid		Unpaid
	Total Estimated Transaction Cost	Charge to profits & loss	Charge to profits & loss	Charge to Trade and bills payables	Charge to profits & loss	Charge to Deferred transaction cost against APIC	Charge to profits & loss	Charge to Deferred transaction cost against APIC
Advisory Fee	20,058	-	-	-	-	20,058	-	20,058
Legal fee	11,747	1,207	735	3,778	-	11,747	-	11,747
Accounting fee	262	-	169	112	-	262	-	262
Appraisal fee	945	-	291	638	-	945	-	945
Total	33,012	1,207	1,195	4,528	-	33,012	-	33,012

H.	Under a scenario of maximum redemptions, 652,170 Distoken’s Ordinary Shares are to be redeemed for aggregate redemption payments of US$7,457 (equivalent to RMB54,189).

199

Adjustments to The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 of Youlife and Distoken are as follows:

aa.	Reflects the interest earned on marketable securities held in Trust Account through December 31, 2024.
AA.

Under a scenario of no redemptions, reflects the reclassification of RMB2,506 Youlife’s paid transaction costs into Youlife’s additional paid-in capital of the combined company as part of the Business Combination.

Under a scenario of maximum redemptions, reflects an adjustment of RMB11,588 transaction costs that are charged to expense in connection with the closing of the business combination.

BB.

As discussed in Note (G) above, approximately US$787 (equivalent to RMB5,723) was accounted as expenses for the six months ended June 30, 2024, which will be reclassified to additional paid-in capital at the time of the consummation of the Business Combination.

Approximately US$170 (equivalent to RMB1,207) was accounted as expenses for the year ended December 31, 2023, which will be reclassified to additional paid-in capital at the time of the consummation of the Business Combination.

CC.	Under a scenario of no redemptions, reflects an adjustment to eliminate interest income earned from marketable securities held in trust account as of the beginning of the period.

DD.	Under a scenario of no redemptions, reflects an adjustment to eliminate tax expenses imposed on interest income.

Adjustments to The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 of Youlife and Distoken are as follows:

AA.	As discussed in Note (G) above, approximately $170 (equivalent to RMB1,207) was accounted as expenses as of December 31, 2023, which will be reclassified to additional paid-in capital at the time of the consummation of the Business Combination.
BB.	Reflects an adjustment to eliminate interest income earned from marketable securities held in trust account as of the beginning of the period.
CC.	Reflects an adjustment to eliminate tax expenses imposed on interest income.

DD.	Under a scenario of maximum redemptions, reflects an adjustment of RMB11,588 transaction costs that are charged to expense in connection with the closing of the business combination.

4.	Earnings Per Share

Net profit per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2024. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2024:

	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net profit (loss) attributable to owners of the parent	1,144	(10,444)
Weighted average shares outstanding – basic	73,944,670	73,292,500
Pro forma net profit (loss) per share – basic	0.02	(0.14)
Weighted average shares outstanding – diluted	81,562,170	73,292,500
Pro forma net profit (loss) per share – diluted	0.01	(0.14)

200

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Pro Forma Shares Outstanding
Youlife Shareholders A	58,839,192	79.6%	58,839,192	80.3%
Youlife Shareholders B	11,160,808	15.1%	11,160,808	15.2%
Distoken Public Shareholders	652,170	0.9%	-	-%
Holder of Founder Shares	1,725,000	2.3%	1,725,000	2.4%
Holder of Private Shares	545,000	0.7%	545,000	0.7%
Holders of Representative Shares	278,000	0.4%	278,000	0.4%
Holders of Public Rights	690,000	0.9%	690,000	0.9%
Holders of Private Rights	54,500	0.1%	54,500	0.1%
Total Shares Outstanding Excluding Additional Dilution Sources	73,944,670	100.0%	73,292,500	100.0%
Potential sources of dilution:
Shares underlying Public Warrants	6,900,000		6,900,000
Shares underlying Private Warrants	717,500		717,500
Total Shares Outstanding Including Additional Dilution Sources	81,562,170		80,910,000

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2023:

	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net profit attributable to owners of the parent	93,559	81,971
Weighted average shares outstanding – basic	73,944,670	73,292,500
Pro forma net profit per share – basic	1.27	1.12
Weighted average shares outstanding – diluted	81,562,170	80,910,000
Pro forma net profit per share – diluted	1.15	1.01

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Pro Forma Shares Outstanding
Youlife Shareholders A	58,839,192	79.6%	58,839,192	80.3%
Youlife Shareholders B	11,160,808	15.1%	11,160,808	15.2%
Distoken Public Shareholders	652,170	0.9%	-	-%
Holder of Founder Shares	1,725,000	2.3%	1,725,000	2.4%
Holder of Private Shares	545,000	0.7%	545,000	0.7%
Holders of Representative Shares	278,000	0.4%	278,000	0.4%
Holders of Public Rights	690,000	0.9%	690,000	0.9%
Holders of Private Rights	54,500	0.1%	54,500	0.1%
Total Shares Outstanding Excluding Additional Dilution Sources	73,944,670	100.0%	73,292,500	100.0%
Potential sources of dilution:
Shares underlying Public Warrants	6,900,000		6,900,000
Shares underlying Private Warrants	717,500		717,500
Total Shares Outstanding Including Additional Dilution Sources	81,562,170		80,910,000

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that as of the consummation of the Transactions, each Distoken Warrant that was outstanding shall be converted into the right to receive a warrant relating to Youlife’s Ordinary Shares and each Distoken Right that was outstanding was converted into 1/10 of one Youlife Ordinary Share. The pro forma diluted shares include Youlife’s share underlying Public Warrants and Private Warrants. However, since the impact of these in the loss per share calculation results in anti-dilutive under a scenario of maximum redemptions for the six months ended June 30, 2024, the effect of such exchange was not included in calculation of diluted loss per share.

201

INFORMATION RELATED TO PUBCO

Pubco was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on April 2, 2024, solely for the purpose of effectuating the Business Combination. Pubco owns no material assets other than 100% of the shares in the Merger Subs and does not operate any business.

On April 2, 2024, Campbells Nominees Limited transferred 1 ordinary share to Youlife International Holdings Inc., and on the same day Pubco issued 99 ordinary shares to Youlife International Holdings Inc. On May 13, 2024, Pubco re-designated the 100 ordinary shares held by Youlife International Holdings Inc. into 100 Pubco Class A Ordinary Shares. Those shares represent all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Proposed Charter and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the directors of Pubco are Yunlei Wang, Lidong Zhu, Xiaolin Gou and Yunqiu Dai, and the sole shareholder of Pubco is Youlife International Holdings Inc. After the consummation of the Business Combination, Pubco’s directors will be Yunlei Wang, Lidong Zhu, Xiaolin Gou, Yunqiu Dai, Clement Ka Hai Hung, Yeeli Hua Zheng and Huifang Cheng.

202

INFORMATION ABOUT DISTOKEN

References in this section to “we,” “us” or the “Company” refer to Distoken.

Introduction

Distoken is a blank check company incorporated as a Cayman Islands exempted company on July 1, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Distoken has generated no operating revenues to date and will not generate operating revenues until consummating an initial business combination.

Distoken management and Sponsor team members consists of experienced professionals and operating executives. Collectively, they have significant experience in mergers and acquisitions and operating companies in the Asian markets. None of Distoken management or Sponsor team members have any prior experience consummating a business combination for a “blank check” company. For more information on the experience of each of Distoken’s officers and directors, see the section entitled “Directors, Officers, Corporate Governance and Executive Compensation of Distoken Prior to the Business Combination” in this proxy statement/prospectus.

Experience and Responsibilities of the Sponsor

The Sponsor, Xiaosen Sponsor LLC, is a Cayman Islands limited liability company formed exclusively for the purpose of serving as a sponsor for Distoken. The Sponsor had sole responsibility for organizing, directing and managing the business and affairs of Distoken from its incorporation. The Sponsor’s activities in connection with Distoken’s initial public offering included identifying and negotiating terms with the representative of the underwriters for the offering, other third-party service providers such as its auditors and legal counsel, and its original directors and officers. The Sponsor also assisted in identifying targets and negotiating terms with them for an initial business combination, including with Youlife. Neither the Sponsor nor its affiliates have (i) prior experience with special purpose acquisition companies or (ii) are involved in other special purpose acquisition companies.

Significant Activities Since Inception

In connection with Distoken’s organization, a total of 1,150,000 Class B ordinary shares of Distoken were sold to the Sponsor in July 2020. In August 2021, Distoken effected a share capitalisation of 0.25 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding 1,437,500 Class B ordinary shares. In January 2023, Distoken effected a share capitalisation of 0.2 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Class B ordinary shares and thereafter redesignated the authorized share capital to include only a single class of Ordinary Shares and redesignated its issued and outstanding Class B ordinary shares into Ordinary Shares.

On July 28, 2020, Distoken issued to EarlyBirdCapital and its designees an aggregate of 100,000 Representative Shares for aggregate consideration of $10.00, of which 2,250 were subsequently forfeited in August 2021. In August 2021, Distoken issued to I-Bankers and its designees an aggregate of 155,250 Representative Shares at a purchase price of $0.0001 per share, for aggregate consideration of $15.50. On October 28, 2021, Distoken issued to EarlyBirdCapital and I-Bankers and its designees, 12,132 and 12,868, respectively, Representative Shares at a purchase price of $0.0001 per share, for minimal consideration of $2.50.

On February 15, 2023, Distoken entered into the Administrative Services Agreement pursuant to which it agreed to pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of the initial business combination or liquidation, Distoken will cease paying any of these monthly fees. Pursuant to the Insider Letter Agreement, the Sponsor and Distoken’s officers and directors have agreed to vote their Distoken ordinary shares in favor of the Business Combination.

On February 17, 2023, Distoken consummated its IPO of 6,900,000 Units, including 900,000 Units issued pursuant to the full exercise by the underwriters of their over-allotment option. Each Unit consists of one Ordinary Share, one Public Warrant, with each Public Warrant entitling the holder thereof to purchase one Ordinary Share for $11.50 per whole share, and one Right to receive one-tenth (1/10) of one Ordinary Share upon the consummation of Distoken’s initial business combination. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to Distoken of $69,000,000.

203

Simultaneously with the closing of the IPO, Distoken completed the private sale of an aggregate of 545,000 Private Units to the Sponsor at a purchase price of $10.00 per Private Unit, generating gross proceeds of $5,450,000.

A total of $70,380,000 from the proceeds of the Initial Public Offering and the private sale of Private Units was placed in the Trust Account, located in the United States with Continental acting as trustee, and were originally invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations and later moved to cash demand accounts, until the earlier of (i) the completion of an initial business combination and (ii) the distribution of the Trust Account. As of the date of this proxy statement/prospectus, such funds in the Trust Account are invested in United States “government securities” and have not been liquidated or held in cash.

On February 17, 2023, Distoken issued Representative Warrants to purchase 172,500 Ordinary Shares, exercisable at $12.00 per share, to I-Bankers in connection with its services as the representative of the underwriters for the IPO and as a result of the full exercise of the over-allotment option for consideration of $100. The Representative Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement for the Initial Public Offering and the closing of the initial business combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, neither I-Bankers nor its designees will be permitted to exercise the Representative Warrants after the five-year anniversary of the effective date of the registration statement for the Initial Public Offering.

Distoken has engaged I-Bankers, the representative of the underwriters in the Initial Public Offering, as an advisor in connection with its business combination to assist in holding meetings with Distoken’s shareholders to discuss the potential business combination and the target business’ attributes, introduce Distoken to potential investors that are interested in purchasing Distoken’s securities in connection with its initial business combination and assist with its press releases and public filings in connection with the initial business combination. Distoken has agreed to pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). Distoken has also agreed to pay I-Bankers a cash fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if it introduces Distoken to the target business with whom Distoken complete its initial business combination.

On November 10, 2023, Distoken held the First Extension Meeting, at which its shareholders approved the First Extension Amendment to amend the amended and restated memorandum and articles of association and to give the Distoken Board the right to extend the date by which Distoken has to consummate a business combination from November 17, 2023 on a monthly basis up to twelve (12) times until November 18, 2024, or such earlier date as determined by the Distoken Board. In connection with the First Extension Amendment, shareholders holding 3,018,308 Public Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $31.9 million (approximately $10.57 per share) was removed from the Trust Account to pay such holders.

On November 10, 2023, in connection with the First Extension Amendment, Distoken issued the First Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the First Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the First Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per Public Share not redeemed) that Distoken decides to take to complete its initial business combination for each calendar month until November 18, 2024, or portion thereof, that is needed to complete its initial business combination, for up to an aggregate of $360,000. The First Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Distoken’s initial business combination, and (b) the date of its liquidation. As of September 30, 2024, the Sponsor had deposited an aggregate of $330,000 into the trust account under the First Extension Note.

On February 26, 2024, Distoken issued the Working Capital Loan Note in the principal amount of up to $1,000,000 to the Sponsor for Distoken’s working capital needs. The Working Capital Loan Note bears no interest and is payable in full upon the earlier of (a) the date of the consummation of an initial business combination, and (b) the date of the liquidation of Distoken. As of September 30, 2024, $519,888 of Working Capital Loan Note was outstanding.

204

On May 17, 2024, Distoken entered into the Business Combination Agreement with Youlife, Pubco and other parties.

As of September 30, 2024, there was approximately $43.4 million held in the Trust Account and as of September 30, 2024, $10,598 of cash held outside the Trust Account available for working capital purposes.

On November 14, 2024, Distoken held the Second Extension Meeting, at which its shareholders approved the Second Extension Amendment to amend the amended and restated memorandum and articles of association and to give the Distoken Board the right to extend the date by which Distoken has to consummate a business combination from November 18, 2024 on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Distoken Board. In connection with the Second Extension Amendment, shareholders holding 3,229,522 Public Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $36.3 million (approximately $11.24 per share) was removed from the Trust Account to pay such holders.

On November 14, 2024, in connection with the Second Extension Amendment, Distoken issued the Second Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the Second Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the Second Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.046 per Public Share not redeemed) that Distoken decides to take to complete its initial business combination for each calendar month until November 18, 2025, or portion thereof, that is needed to complete its initial business combination, for up to an aggregate of $360,000. The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Distoken’s initial business combination, and (b) the date of its liquidation.

Fair Market Value of Youlife Business

Pursuant to Nasdaq rules, the Youlife business that Distoken is acquiring must have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for the Business Combination. The fair market value of Youlife was determined by the Distoken Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The Distoken Board obtained a fairness opinion from Marshall & Stevens, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by Distoken in the Business Combination was fair, from a financial point of view, to Distoken. See the section entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Marshall & Stevens” of this proxy statement/prospectus for additional information. The Public Shareholders will be relying on the business judgment of the Distoken Board, which had significant discretion in choosing the standard used to establish the fair market value of Youlife, and different methods of valuation may have varied greatly in outcome from one another. As discussed in the section entitled “Proposal 1: The Business Combination Proposal — Satisfaction of 80% Test,” the Distoken Board determined that this test was met in connection with the Business Combination.

If Nasdaq delists Distoken’s securities from trading on its exchange, Distoken would not be required to satisfy the fair market value requirement described above and could complete a business combination with the Youlife business having a fair market value substantially below 80% of the balance in the Trust Account.

Shareholder Approval of the Business Combination

Distoken is seeking shareholder approval of the Business Combination at the Extraordinary General Meeting and, in connection with such meeting, Public Shareholders may redeem their Ordinary Shares for cash in accordance with the procedures described in this proxy statement/prospectus. Distoken’s Insiders have agreed in the Insider Letter Agreement (i) to vote the Founder Shares and any other Ordinary Shares owned by the Insiders in favor of an business combination; and (ii) not to redeem any Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination. The Business Combination is not structured to require approval of at least a majority of unaffiliated security holders of Distoken. The Sponsor, which owns 2,270,000 Distoken Ordinary Shares, including 1,725,000 Founder Shares and 545,000 Private Shares but excluding 54,500 shares issuable upon conversion of the Private Rights upon the Closing, or 70.9% of the outstanding Distoken Ordinary Shares, has previously agreed to vote all of its Ordinary Shares in favor of a business combination proposed to it for approval, including the Business Combination. Additionally, the Sponsor has agreed to vote the Ordinary Shares it owns in favor of each of the proposals. Accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal to approve such proposals.

205

Each of the Cayman Merger Proposal and the NTA Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, in addition to the Ordinary Shares held by the Sponsor, no additional shares would be needed to be voted in favor of the Cayman Merger Proposal and the NTA Proposal.

Distoken will not complete the Business Combination (or any other proposed initial business combination, if the Business Combination is not completed) if Distoken does not have net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, the Business Combination, unless the NTA Proposal is approved and adopted. Additionally, the Business Combination will only be completed if Distoken obtains approval from a majority of the issued and outstanding Ordinary Shares.

Redemption Rights

In connection with the Extraordinary General Meeting, Public Shareholders (but not Distoken’s Insiders) may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they vote for or against the Business Combination, for the Redemption Price. Notwithstanding the foregoing, Distoken’s Insiders have agreed, pursuant to the Insider Letter Agreement with Distoken, not to exercise their rights to redeem any Public Shares held by them for the Redemption Price. Redemption rights of Public Shareholders, if properly exercised in the manner described in this proxy statement/prospectus will be effected under the Current Charter and Cayman Islands law. At the Extraordinary General Meeting, Public Shareholders have the ability to vote for or against the Business Combination and still seek redemption of their Public Shares.

The Sponsor and Distoken’s directors and officers will not have redemption rights with respect to any Ordinary Shares owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the IPO or in the aftermarket.

Pursuant to the Current Charter, a Public Shareholder may request that Distoken redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that Distoken may not redeem such shares if such redemption would result in Distoken not having net tangible assets (as determined under the Exchange Act) of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, the Business Combination, unless the NTA Proposal is approved and adopted.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder:

(a)	holds Public Shares; and
(b)	prior to 5:00 p.m., Eastern Time, on , 2025 (two business days prior to the vote at the Extraordinary General Meeting), submit a written request to Continental, Distoken’s Transfer Agent, that Distoken redeem your Public Shares for cash and (ii) tender or deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they abstain, vote for or against the Business Combination Proposal.

Any demand for redemption, may not be withdrawn once submitted unless the Distoken Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

Any corrected or changed written demand of redemption rights must be received by Distoken’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Extraordinary General Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Extraordinary General Meeting.

206

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Distoken’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Distoken does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, Distoken will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your Distoken shares for cash and will no longer own these shares following the Business Combination.

If the initial business combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Ordinary Shares for the applicable pro rata share of the Trust Account. In such case, Distoken will promptly return any share certificates (if any) and other redemption forms delivered by Public Shareholders.

Limitation on Redemption Rights

In connection with the Business Combination a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO. Distoken believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to redeem their shares as a means to force us or Distoken’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights against an initial business combination if such holder’s shares are not purchased by us or Distoken’s management at a premium to the then-current market price or on other undesirable terms. By limiting Distoken’s shareholders’ ability to redeem no more than 15% of the shares sold in the IPO, Distoken believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block Distoken’s ability to complete Distoken’s initial business combination, particularly in connection with an initial business combination with Youlife that requires as a closing condition that Distoken has a minimum net worth or a certain amount of cash, such as the Business Combination. However, we would not be restricting Distoken’s shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against Distoken’s initial business combination.

Redemption of Public Shares if No Business Combination

If Distoken does not complete a business combination within the Combination Period (unless such date is extended by Distoken pursuant to the Business Combination Agreement, or otherwise by Distoken’s shareholders), Distoken will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to us to pay Distoken’s tax obligations and less up to $50,000 of interest we may use for Distoken’s dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Distoken’s remaining shareholders and the Distoken Board, liquidate and dissolve, subject (in the case of clauses (ii) and (iii) above) to Distoken’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

207

Prior to such redemption of Public Shares, Distoken would be required to assess all claims that may be potentially brought against us by Distoken’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. There can be no assurances that Distoken will properly assess all claims that may be potentially brought against. As such, Distoken’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties Distoken engaged to assist it in any way in connection with Distoken’s search for Youlife) and prospective target businesses execute agreements with it waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with it, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

Each of Distoken’s Insiders has agreed to waive its rights to participate in any liquidation of Distoken’s Trust Account with respect to the Founder Shares.

If Distoken is unable to complete an initial business combination and expends all of the net proceeds of Distoken’s IPO, other than the proceeds deposited in the Trust Account, the per-share distribution from the Trust Account would be approximately $         (based on the Trust Account balance as of   , 2025).

The proceeds deposited in the Trust Account could, however, become subject to the claims of Distoken’s creditors which would be prior to the claims of the Public Shareholders. Although Distoken will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities it engages execute agreements with Distoken waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Distoken’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, Distoken would perform an analysis of the alternatives available to it if it chooses not to engage such third party and evaluate if such engagement would be in the best interest of the Public Shareholders if such third party refused to waive such claims. Examples of possible instances where Distoken may engage a third party that refused to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, Distoken’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to Distoken than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Distoken and will not seek recourse against the Trust Account for any reason.

The Sponsor has agreed that, if Distoken liquidates the Trust Account prior to the consummation of a business combination, it will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Distoken for services rendered or contracted for or products sold to Distoken in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that Distoken will be able to satisfy those obligations if it is required to do so. Accordingly, the actual per-share distribution could be less than $       (based on the Trust Account balance as of       , 2025) due to claims of creditors. Additionally, if Distoken is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Distoken which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Distoken’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, there can be no assurances that Distoken will be able to return to the Public Shareholders at least $   (based on the Trust Account balance as of       , 2025).

208

Distoken has filed a definitive proxy statement for an extraordinary general meeting in lieu of an annual general meeting of its shareholders to be held on November 14, 2024 to seek shareholders’ approval of, among other things, a proposal to extend the Combination Period on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Distoken Board. In connection with such meeting, Distoken’s Public Shareholders will have the right to redeem their shares in connection with any such proposal, whether they vote for or against the such proposal, or do not vote at all.

Employees

Distoken has four executive officers. These individuals are not obligated to devote any specific number of hours to Distoken matters and devote only as much time as they deem necessary to Distoken’s affairs. Distoken does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of Distoken’s management, there is no litigation currently pending or contemplated against Distoken, any of Distoken’s officers or directors in their capacity as such or against any of Distoken’s property.

209

DIRECTORS, OFFICERS, CORPORATE GOVERNANCE AND EXECUTIVE COMPENSATION OF DISTOKEN PRIOR TO THE BUSINESS COMBINATION

References in this section to “we,” “us” or the “Company” refer to Distoken.

Directors and Executive Officers

Distoken’s current directors and executive officers are as follows:

Name	Age	Position
Jian Zhang	41	Chief Executive Officer and Chairman
Jirong Lyu	41	Chief Financial Officer and Director
Yiwen Ma	39	Chief Technology Officer
Zhanming Zhang	32	Chief Investment Officer
John Wallace	74	Director
Joseph Valenza	67	Director
Ning Wang	68	Director

The experience of Distoken’s directors and executive officers is as follows:

Jian Zhang has served as our Chairman and Chief Executive Officer since inception. He has significant experience in designing, developing and operating message platforms and investing in the informational, biological, block-chain and consumer technology industries. He is currently a director of many technology and investment firms, including Yunnan Jimaoxin Information Technology Co., Ltd., Chongqing Wangwang Supply Chain Management Co., Ltd., Shenzhen Zenyi Tonglian Technology Co., Ltd. and Zhuhai Meining Technology Co., Ltd. Since August 2015, he has been the Chief Executive Officer and the Managing Partner of Yunnan Xiaosen Venture Capital Co., Ltd., a fund active in angel-round capital raising for Internet and social media startups. Since August 2017, Mr. Zhang has also been the Chief Executive Officer and Director of Hangzhou Hechuang Investment Management Co., Ltd., a fund investing in the processing, supply chain and retail channel related to agricultural products. Since August 2018, Mr. Zhang has also been the Chief Executive Officer of Tongzheng Huilian Technology (Beijing) Co., Ltd., a high-tech company focusing on the development and application of blockchain technology. From January 2005 to August 2018, he served as the Chief Executive Officer at Kunming Limit Technology Company Limited, a high-tech company mainly engaged in the development of the development of mobile communication technology. Mr. Zhang graduated from Guangdong Ocean University with a Bachelor’s degree in Engineering. We believe he is well qualified to serve on our board of directors due to his investment and operational experience in the Internet and communication industry.

Jirong Lyu has served as our Chief Financial Officer since inception and as one of our directors since February 2023. Since March 2016, he has served as a Managing Partner of Dongguan Taihua Tax Accountant Firm, an accounting firm, and Chief Financial Officer at Shanghai Shengkai Technology Co., Ltd., a company focusing on providing technical and operational services to Chinese e-commerce enterprises with cross-border operations. Mr. Lyu served as the Head of the Financial Securities Market at Guangdong Vocational College of Innovation and Technology, School of Finance and Economics from July 2011 to March 2016, during which time he led the editing of three academic textbooks focused on computerized accounting. From July 2006 to June 2011, Mr. Lyu served as the Manager of the Tax Department at Dongguan Wabisen Certified Public Accountants Co., Ltd., an accounting firm. Mr. Lyu graduated from Zhengzhou University of Aeronautics with a Bachelor’s degree in Management. We believe he is well qualified to serve on our board of directors due to his experience and academic expertise in financial counseling, international taxation and securities transactions.

Yiwen Ma has served as our Chief Technology Officer since inception. Mr. Ma has substantial experience researching and developing the systems and programs related to instant messaging and big data technology. Since September 2009, he has been serving as the Software Manager of Kunming Limit Technology Company Limited. Mr. Ma graduated from Kunming University of Science and Technology with a Bachelor’s degree in Engineering.

Zhanming Zhang has served as our Chief Investment Officer since November 2022. He began his career as a human resource manager with Chongqing Hengyue Huashang Education Technology Co., Ltd. from January 2017 to December 2018. From January 2019 to December 2021, he served as the president of Guangzhou Tiancheng Capital Management Group Co., Ltd., an investment company focusing on early- and mid-stage companies, where he was responsible for sourcing deals. Since December 2021, Mr. Zhang has served as the deputy director of the SME Listing Service Alliance of the China Promotion Center, which assists private companies in listing their securities on stock exchanges. In 2022, Mr. Zhang, along with several venture capital firms, co-founded the Future Unicorn Alliance, an organization focusing on investing in high- tech industries. Mr. Zhang studied human resource management in Chongqing University.

210

John Wallace has served as one of our directors since February 2023. From December 2015 to April 2020, Mr. Wallace served as the Chairman and Chief Executive Officer of the Delaware Board of Trade, a subsidiary of Ideanomics, Inc. (NASDAQ: IDEX), a broker-dealer operating an Alternative Trading System (ATS) for equities not listed on a stock exchange. From July 2019 to September 2020, he served as a director of Ideanomics, Inc. and from January 2015 to May 2020, he served as a director of Gene Biotherapeutics, Inc. (OTCMKTS: CRMX), a company that manages a portfolio of investments in medical technologies. Since September 2006, Mr. Wallace has also served as the President and Chief Executive Officer of Philadelphia Financial Services, LLC, a company providing consulting services to firms in the financial services industry. From August 2008 to October 2011, he served as the President and Chief Executive Officer of Miami International Holdings, Inc., a company that creates exchange technology. From January 1981 to July 2008, Mr. Wallace served in various managerial positions, including the Chairman and Chief Executive Officer, of the Philadelphia Stock Exchange before its acquisition by the NASDAQ OMX Group Inc. in July 2008. Mr. Wallace graduated from Franklin & Marshall College in Lancaster, Pennsylvania with a Bachelor’s degree in Economics and retired honorably from the United States Army, holding the rank of Lieutenant Colonel. We believe he is well qualified to serve on our board of directors due to his extensive managerial and entrepreneurial experience in securities transactions and the U.S. capital markets.

Joseph Valenza has served as one of our directors since February 2023. From June 2019 to April 2020, he served as the President and Chief Revenue Officer of the Delaware Board of Trade. From September 2015 to May 2017, Mr. Valenza worked as a NASDAQ Equity Market Maker at Canacord Genuity Group Inc. (TSX: CF), a financial services firm. From June 2017 to May 2019, Mr. Valenza worked primarily on his real estate business. From May 2011 to August 2015, he served as the Vice President of Sales Retail Liquidity at The Goldman Sachs Group, Inc. (NYSE: GS). From October 2009 to April 2011, Mr. Valenza served as the Head of Sales at Surge Trading, a company that was a market maker in NYSE and NASDAQ securities. From May 2008 to September 2009, he was the President of Drexel Hamilton, LLC, an institutional broker-dealer. Mr. Valenza served as Senior Vice President of the Sales and Development at Lehman Brothers, Inc. from February 2006 to April 2008. He is a former member of the American Stock Exchange Retail Advisory Committee and the Chicago Board of Options Managing Directors Committee. Mr. Valenza attended St. Francis College with a Bachelor’s degree in History and was honorably discharged from the United States Coast Guard Reserve. We believe he is well qualified to serve on our board of directors due to his extensive managerial and entrepreneurial experience in securities transactions and the U.S. capital markets.

Ning Wang has served as one of our directors since February 2023. Since December 2014, he has served as the President of China Electronics Chamber of Commerce, or the CECC, an organization comprised of companies, groups and industry organizations engaged in the production and distribution of electronic products. He has also served in various managerial positions at the CECC since 1993 including as Secretary General and Executive Vice President. He is an independent director at both Jiu Rong Holdings Ltd. (2358.HK), an investment holding company principally engaged in the manufacture and sale of digital televisions, and Fibocom Wireless Inc. (SHE: 300638), a Shenzhen-based wireless communication module and Internet-of-Things solution provider. From January 1990 to March 1992, he served as the director of the Management Division of the National Household Appliances Management Center. Mr. Wang graduated from Renmin University of China with a Bachelor’s degree in political economics. We believe he is well qualified to serve on our board of directors due to his substantial experience in the marketing and distribution of electronic products and public company management.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five members. Our board of directors is divided into two classes with only one class of directors being elected in each year and each (except for those directors appointed prior to our first annual general meeting) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Wallace, Valenza and Wang, will expire at our first annual general meeting and the term of office of the second class of directors, consisting of Messrs. Zhang and Lyu, will expire at our second annual general meeting. We may not hold an annual general meeting until after we consummate our initial business combination (unless required by Nasdaq). Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board or by a majority of the holders of our Ordinary Shares (or, prior to our initial business combination, holders of our Founder Shares).

211

Distoken’s officers are appointed by the Distoken Board and serve at the discretion of the Distoken Board, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Messrs. Wallace, Valenza and Wang is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Pursuant to Nasdaq rules we have established two standing committees: an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Wallace, Valenza and Wang serve as members of our audit committee, and Mr. Wallace chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Wallace, Valenza and Wang meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Wallace qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditors;
●	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Distoken”;

212

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Messrs. Wallace, Valenza and Wang serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Wallace, Valenza and Wang are independent and Mr. Valenza chairs the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and making recommendations to our board of directors with respect to the compensation and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Wallace, Valenza and Wang. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

213

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our Current Charter.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Guidelines for Selecting Director Nominees

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website and we will provide a copy of our Code of Ethics upon request.

Conflicts of Interest

All of our executive officers and certain of our directors have or may have fiduciary and contractual duties to certain companies in which they have invested. These entities may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing it. However, we do not expect these duties to present a significant conflict of interest with our search for an initial business combination.

Our officers and directors have agreed to present to us all target business opportunities that have a fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on the income accrued in the Trust Account), subject to any pre-existing fiduciary or contractual obligations. If any of our officers or directors becomes aware of an initial business combination opportunity that may be attractive to any entity to which he has pre-existing fiduciary or contractual obligations, he will be required to present such initial business combination opportunity to such entity prior to presenting such initial business combination opportunity to us. Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, they are required to present all suitable business combination opportunities to such entities prior to presenting them to us for consideration.

We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Executive Officer and Director Compensation

None of our officers or directors have received or, prior to our initial business combination, will receive any cash compensation for services rendered to us. We pay our Sponsor up to $10,000 per month for office space, administrative and support services. The Sponsor, officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that are made to our Sponsor, officers, directors or our or any of their affiliates.

214

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the completion of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

After the completion of the Business Combination, directors or members of our management who remain may be paid consulting, management or other fees from Pubco. For a discussion of executive compensation arrangements after the Closing of the Business Combination, see the section entitled “Management of Pubco Following the Business Combination.”

215

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF DISTOKEN

The following discussion and analysis of Distoken’s financial condition and results of operations should be read in conjunction with Distoken’s audited financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus. References in this section to “we,” “us” or the “Company” refer to Distoken.

Overview

We are a blank check company incorporated in the Cayman Islands on July 1, 2020 formed for the purpose of effecting a business combination. We intend to effectuate our business combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Units, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

The SEC has adopted the 2024 SPAC Rules. The 2024 SPAC Rules require, among other matters, (i) additional disclosures relating to SPAC sponsors and related persons; (ii) additional disclosures relating to SPAC Business Combination transactions; (iii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and Business Combination transactions; (iv) additional disclosures regarding projections included in SEC filings in connection with proposed Business Combination transactions; and (v) the requirement that both the SPAC and its target company be co-registrants for Business Combination registration statements. In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals. The 2024 SPAC Rules may materially affect our ability to negotiate and complete our initial Business Combination and may increase the costs and time related thereto.

Extension of Our Combination Period

We initially had until November 17, 2023, 9 months from the closing of our Initial Public Offering, to consummate our initial business combination. However, if we anticipated that we would not be able to consummate a business combination within 9 months, as it was originally permitted, by resolution of the Board of Directors if requested by the Sponsor, to extend the period of time to consummate a business combination up to three times, each by an additional three months (for a total of up to 18 months), subject to the sponsor depositing additional funds into the Trust Account (the “Paid Extension”). Pursuant to the terms of our Current Charter and the trust agreement entered into between us and Continental, in order for the time available to consummate our initial business combination to be extended, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, would have been required to deposit into the Trust Account $690,000 ($0.10 per Unit) for each three month extension, up to an aggregate of $2,070,000 for nine months, on or prior to the date of the applicable deadline.

On November 10, 2023, we held the First Extension Meeting, at which our shareholders approved the First Extension Amendment to amend the terms of the Paid Extension and to give the board the right to extend the date by which we have to consummate a business combination from November 17, 2023 on a monthly basis up to twelve (12) times until November 18, 2024, or such earlier date as determined by the Board of Directors. In connection with the Extension Amendment, shareholders holding 3,018,308 Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $31.9 million (approximately $10.57 per share) was removed from the Trust Account to pay such holders.

216

On November 10, 2023, in connection with the First Extension Amendment, we issued the First Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the First Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the First Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per Public Share not redeemed) that we decide to take to complete our initial business combination for each calendar month until November 18, 2024, or portion thereof, that is needed to complete our initial business combination, for up to an aggregate of $360,000. The First Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, and (b) the date of our liquidation. As of September 30, 2024 and December 31, 2023, there was $330,000 and $60,000, respectively, outstanding borrowings under the First Extension Note.

As of September 30, 2024, the Sponsor made a total of $330,000 of extension deposits into the Trust Account to extend the time the Company has to complete an initial Business Combination to October 18, 2024.

On July 29, 2024, the Company advanced $12,000 from the Company’s operating account into the Trust Account on the Sponsor’s behalf as a partial extension deposit. On August 6, 2024, the Chief Executive Officer advanced $18,000 to the Company to fully pay the required monthly extension deposit into the Trust Account and to extend the time the Company has to complete an initial Business Combination to August 18, 2024.

On August 21, 2024, the Company deposited $30,000 received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to September 18, 2024.

On September 22, 2024, the Company deposited $30,000 received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to October 18, 2024.

On October 30, 2024, the Company deposited $30,000 received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to November 18, 2024.

On November 14, 2024, Distoken held the Second Extension Meeting, at which its shareholders approved the Second Extension Amendment to amend the amended and restated memorandum and articles of association and to give the Distoken Board the right to extend the date by which Distoken has to consummate a business combination from November 18, 2024 on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Distoken Board. In connection with the Second Extension Amendment, shareholders holding 3,229,522 Public Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $36.3 million (approximately $11.24 per share) was removed from the Trust Account to pay such holders.

On November 14, 2024, in connection with the Second Extension Amendment, Distoken issued the Second Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the Second Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the Second Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.046 per Public Share not redeemed) that Distoken decides to take to complete its initial business combination for each calendar month until November 18, 2025, or portion thereof, that is needed to complete its initial business combination, for up to an aggregate of $360,000. The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Distoken’s initial business combination, and (b) the date of its liquidation.

Recent Developments

On February 26, 2024, we issued the Working Capital Loan Note in the aggregate principal amount of up to $1,000,000 to the Sponsor, for our working capital needs. The Working Capital Loan Note does not bear interest and matures upon the earlier of the consummation of an initial business combination or the date of liquidation. As of March 31, 2024, total borrowings under this note amounted to $75,688. In addition, from April 2024 through June 2024, the Sponsor provided aggregate amount of $270,000 to the Company as a drawdown on the Working Capital Loan Note to be used for working capital purposes. In addition, from July 2024 through September 2024, the Sponsor provided aggregate amount of $174,200 to the Company as a drawdown on the Working Capital Loan Note to be used for working capital purposes. As of September 30, 2024, total borrowings under the Working Capital Loan Note amounted to $519,888.

217

On April 9, 2024, the Sponsor provided $190,000 to the Company as a drawdown on the Working Capital Note to be used for working capital purposes. In addition, on April 9, 2024, the Sponsor provided $210,000 to the Company to reimburse the Company for the $136,923 of advances it made on the Sponsor’s behalf, to deposit $13,077 into the Trust Account to extend the time the Company has to complete an initial business combination to April 18, 2024, and to fund the next two months of extension payments of $60,000 to extend the time the Company has to complete an initial Business Combination through June 18, 2024.

On April 9, 2024, the Company deposited $13,077 of the amounts received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to April 18, 2024.

On April 18, 2024, the Company deposited $30,000 of the amounts received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to May 18, 2024.

On May 12, 2024, the Company deposited $30,000 of the amounts received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to June 18, 2024.

On May 17, 2024, the Company entered into the Business Combination Agreement with Pubco, the Sponsor, First Merger Sub, Second Merger Sub, and Youlife. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement, (a) First Merger Sub will merge with and into Youlife, with Youlife surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of Youlife being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into the Company, with the Company surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Company being converted into the right to receive substantially equivalent securities of Pubco.

As of September 30, 2024, the Sponsor made a total of $330,000 of extension deposits into the Trust Account to extend the time the Company has to complete an initial Business Combination to October 18, 2024.

On July 29, 2024, the Company advanced $12,000 from the Company’s operating account into the Trust Account on the Sponsor’s behalf as a partial extension deposit. On August 6, 2024, the Chief Executive Officer advanced $18,000 to the Company to fully pay the required monthly extension deposit into the Trust Account and to extend the time the Company has to complete an initial Business Combination to August 18, 2024.

On August 21, 2024, the Company deposited $30,000 received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to September 18, 2024.

On September 22, 2024, the Company deposited $30,000 received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to October 18, 2024.

On October 30, 2024, the Company deposited $30,000 received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial business combination to November 18, 2024.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 1, 2020 (inception) through September 30, 2024 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the nine months ended September 30, 2024, we had net income of $100,345, which consists of interest income on marketable securities held in the Trust Account of $1,644,669, offset by operating costs of $1,510,876 and Chinese income tax of $33,448.

For the nine months ended September 30, 2023, we had net income of $1,080,034, which consists of interest income on marketable securities held in the Trust Account of $2,143,508 and an unrealized gain on marketable securities held in our Trust Account of $16,128, offset by operating costs of $724,967 and Chinese income tax of $354,635.

218

For the year ended December 31, 2023, we had net income of $1,304,731, which consists of interest earned on investments held in the Trust Account of $2,908,568, offset by operating costs of $1,168,926 and Chinese income tax of $434,911.

For the year ended December 31, 2022, we had a net loss of $2,155, which represents formation and operating costs incurred through the year.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity, Capital Resources, and Going Concern

On February 17, 2023, we completed our Initial Public Offering of 6,900,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000. Simultaneously with the closing of our Initial Public Offering, we completed the sale of 545,000 Private Units at a price of $10.00 per Private Unit in the private placement to the Sponsor, generating gross proceeds of $5,450,000.

Following the Initial Public Offering, the full exercise of the over-allotment option and the sale of the Private Units, a total of $70,380,000 was placed in the Trust Account. Transaction costs amounted to $4,366,343 consisting of $2,070,000 of cash underwriting discount, $1,185,493 fair value of Representative Shares, $12,075 fair value of Representative Warrants, and $1,098,775 of other offering costs.

For the nine months ended September 30, 2024, net loss of $100,345 is reduced by the effect of interest earned on investments held in the Trust Account of $1,644,669 and increased by the changes in operating assets and liabilities of $948,548, arriving at the net cash used in operating activities was $595,776.

For the nine months ended September 30, 2023, cash used in operating activities was $637,824. Net income of $1,080,034 was affected by interest earned on marketable securities held in the Trust Account of $2,143,508 and unrealized gain on marketable securities held in our Trust Account of $16,128. Changes in operating assets and liabilities provided $441,778 of cash from operating activities.

For the year ended December 31, 2023, net income of $1,304,731 is reduced by the effect of interest earned on investments held in the Trust Account of $2,908,568 and increased by the changes in operating assets and liabilities of $773,798, arriving at the net cash used in operating activities was $830,039.

For the year ended December 31, 2022, net loss of $2,155 was reduced by the changes in operating assets and liabilities of $1,695, arriving at the net cash used in operating activities of $3,850.

On November 10, 2023, we held the First Extension Meeting, at which our shareholders approved the First Extension Amendment to amend the terms of the Paid Extension and to give the board the right to extend the date by which we have to consummate a business combination from November 17, 2023 on a monthly basis up to twelve (12) times until November 18, 2024, or such earlier date as determined by the board. In connection with the First Extension Amendment, shareholders holding 3,018,308 ordinary shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $31.9 million (approximately $10.57 per share) was removed from the Trust Account to pay such holders.

On November 10, 2023, in connection with the First Extension Amendment, we issued the First Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the First Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each public share that was not redeemed in connection with the First Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per public share not redeemed) that we decide to take to complete our initial business combination for each calendar month until November 18, 2024, or portion thereof, that is needed to complete our initial business combination, for up to an aggregate of $360,000. The First Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, and (b) the date of our liquidation. As of September 30, 2024 and December 31, 2023, there was $330,000 and $60,000, respectively, outstanding borrowings under the First Extension Note.

219

Through December 31, 2023, the Company advanced an aggregate amount of $60,000 from the Company’s operating account into the trust account on the Sponsor’s behalf to extend the time the Company has to complete an initial business combination to January 18, 2024. From January 2024 through April 2024, the Company advanced an aggregate amount of $90,000 from the Company’s operating account into the trust account on Sponsor’s behalf to extend the time the Company has to complete an initial business combination to April 18, 2024. The advance payments were recorded as due from Sponsor in the financial statements.

On November 14, 2024, Distoken held the Second Extension Meeting, at which its shareholders approved the Second Extension Amendment to amend the amended and restated memorandum and articles of association and to give the Distoken Board the right to extend the date by which Distoken has to consummate a business combination from November 18, 2024 on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Distoken Board. In connection with the Second Extension Amendment, shareholders holding 3,229,522 Public Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $36.3 million (approximately $11.24 per share) was removed from the Trust Account to pay such holders.

On November 14, 2024, in connection with the Second Extension Amendment, Distoken issued the Second Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the Second Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the Second Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.046 per Public Share not redeemed) that Distoken decides to take to complete its initial business combination for each calendar month until November 18, 2025, or portion thereof, that is needed to complete its initial business combination, for up to an aggregate of $360,000. The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Distoken’s initial business combination, and (b) the date of its liquidation.

As of September 30, 2024, we had investments held in the Trust Account of $43,355,649 (including $3,432,390 of interest income) consisting of money market funds which are invested primarily in U.S. government securities. As of December 31, 2023, we had investments held in the Trust Account of $41,440,980 (including $1,787,722 of interest income and unrealized gains) consisting of money market funds which are invested primarily in U.S. government securities. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2024 and December 31, 2023, we had cash of $10,598 and $96,486, respectively. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our directors and officers may, but are not obligated to (except as described below), loan us Working Capital Loans as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into Units of the post-business combination entity at a price of $10.00 per Unit at the option of the lender. The Units would be identical to the Private Units. The terms of such Working Capital Loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. The Working Capital Loans would be repaid upon consummation of a business combination, without interest.

220

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

We may need to raise additional capital through loans or additional investments from our Sponsor, shareholders, officers, directors, or third parties. Our officers, directors and our Sponsor may, but are not obligated to, loan us funds as may be required. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In addition, we may extend the amount of time to consummate a business combination until November 18, 2025, as extended by the Second Extension Amendment. It is uncertain that we will be able to consummate a business combination by this time. If a business combination is not consummated by a liquidation deadline there will be a mandatory liquidation and subsequent dissolution.

We have determined that mandatory liquidation, should a business combination not occur, and an extension not be approved by our shareholders, and potential subsequent dissolution and the liquidity issue raise substantial doubt about our ability to continue as a going concern for a reasonable period of time which is considered to be one year from the date of the issuance of the financial statements. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2024 or December 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor or its affiliate up to a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on February 15, 2023 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

We have engaged I-Bankers, representative of the underwriters in the Initial Public Offering, as an advisor to assist in holding meetings with our shareholders to discuss any potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with our initial business combination and assist with press releases and public filings in connection with the business combination. We will pay I-Bankers a cash fee for such services upon the consummation of our initial business combination in an amount equal to 4.0%, or $2,760,000 in the aggregate, of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). We will also pay I-Bankers a cash fee in an amount equal to 1.0%, or $690,000 in the aggregate, of the gross proceeds of the Initial Public Offering if it introduces us to the target business with whom the Company completes its initial business combination.

On April 30, 2023, we entered into an agreement with a vendor for legal and consulting services, pursuant to which we agreed to pay the vendor $500,000 as follows: (i) $200,000 upon the execution of the agreement, (ii) $100,000 upon the execution of a definitive agreement for the business combination; and (iii) $200,000 upon submission of the proxy statement for the business combination to the SEC. Additionally, if the business combination closes, we will make a final additional payment of $850,000. If the business combination does not close, we shall not be responsible for any further payments. On March 5, 2024, we entered into an agreement with the same vendor for legal and consulting services, rendering the previous agreement entered into in 2023 void. The agreement provides that we will pay the vendor $500,000 as follows: (i) $200,000 already paid on May 4 2023 based on the previous agreement, which was carried forward to the current agreement; (ii) $50,000 by no later than March 15, 2024; (iii) $100,000 upon execution of the business combination agreement, or the merger agreement, as the case may be; and (iv) $150,000 upon submission of a registration statement on Form S-4/F-4 to the SEC. Additionally, if the business combination closes, we will make a final additional payment of $950,000. If the business combination does not close, we shall not be responsible for any further payments.

221

On March 5, 2024, we entered into an agreement with a vendor for legal and consulting services, rendering the previous agreement with the same vendor entered into in 2023 void. The agreement provides that we will pay the vendor $500,000 as follows: (i) $200,000 already paid on May 4, 2023 based on the previous agreement, which was carried forward to the current agreement; (ii) $50,000 by no later than March 15, 2024; (iii) $100,000 upon execution of the business combination agreement, or the merger agreement, as the case may be; and (iv) $150,000 upon submission of a registration statement on Form S-4/F-4 to the SEC. Additionally, if the an initial business combination closes, we will make a final additional payment of $950,000. If the business combination does not close, we shall not be responsible for any further payments.

Critical Accounting Estimates

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our financial information. Our financial statements have been prepared in accordance with U.S. GAAP. Certain of our accounting estimates require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates. We have identified the following critical accounting estimates:

Investments in Trust Account

Assets held in the Trust Account were held in money market funds which are invested primarily in U.S. government securities. We accounted for the investments as trading securities under FASB ASC Topic 320 “Investments—Debt and Equity Securities”, where securities are presented at fair value on the balance sheets. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on investments held in Trust Account in the statements of operations. As of September 30, 2024 and December 31, 2023, the fair value of investments held in Trust Account amounts to $43,355,649 and $41,440,980, respectively.

Derivative Financial Instruments

We evaluate financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date.

We accounted for Rights as equity-classified instruments based on an assessment of the Rights’ specific terms and applicable authoritative guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815. The assessment considered whether the Rights were freestanding financial instruments pursuant to ASC 480, met the definition of a liability pursuant to ASC 480, and whether the Rights met all the requirements for equity classification under ASC 815, including whether the Rights were indexed to the Company’s own ordinary shares, among other conditions for the equity classification. The fair value of Public Rights at issuance amounted to $3,305,100.

222

Warrant Instruments

We account for Warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of the warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreement, management concluded that the warrants issued pursuant to the warrant agreement qualify for equity accounting treatment. The fair value of Public Warrants at issuance amounted to $1,104,000, while the fair value of Representative Warrants at issuance amounted to $12,075.

Recent Accounting Standards

In December 2023, the FASB issued ASU Topic 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. Our management does not believe the adoption of ASU 2023-09 will have a material impact on our financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

223

INFORMATION ABOUT YOULIFE

In this section, “Youlife,” “we,” “us” or “our” refers to Youlife International Holdings Inc. and its subsidiaries, and, in the context of describing our operations and consolidated and combined financial information, also include the former subsidiaries for the periods ended prior to the reorganization.

MISSION

To become the lifetime service provider of blue-collar talent’s first-choice.

Overview

We are a leading blue-collar lifetime service provider in China, dedicated to serving the needs throughout the entire life cycle of the blue-collar talent. Empowered by our advanced technology, we assist blue-collar talent with their skill improvement and lifetime career development, for their happy work and life. According to CIC, we ranked first among the blue-collar lifetime service platforms in China in terms of revenue generated from the blue-collar lifetime services in 2023.

We provide blue-collar talent with comprehensive and lifetime services, including vocational education services, HR recruitment services, employee management services and market services, to improve their vocational knowledge, practical skills, and life quality for their enhanced employment opportunities as well as better life. The following diagram illustrates our comprehensive and all-around services.

Curriculum
Vocational Education Services
·School Management
·Curriculum Development
·Smart Campus
Innovative Curriculum and Training System
Innovative Aggregated Recruitment Model
Comprehensive Market Services
优蓝 YOULIFE
Largest Blue-collar Talents Lifetime Service Provider
Holistic Lifetime Services for Blue-collar Talents
Advanced Technology and Digitalization Capability
HR Recruitment Services
·Aggregated Recruitment
Market Services
·Shopping
·Accommodation and Dormitory
·Health
·Welfare
Employee Management Services
·Outsourcing Services
·Other HR Solutions

●	Largest vocational education management service provider. According to CIC, we are the largest vocational education management service provider in China, in terms of the number of vocational schools under school management model in the school year of 2023 to 2024. As a pioneer in the vocational education industry, through the comprehensive and employment-oriented vocational education system we established, we provide diversified vocational education options covering degree and non-degree education for current and future blue-collar talent. As of June 30, 2024, we primarily entered into cooperation agreements with customers to manage a total of 25 vocational schools by providing comprehensive management services under school management model, including among others, talent cultivation planning, curriculum design and development, faculty training and performance review, student management and career orientation. We also entered into agreements with customers to provide services of curriculum development projects and smart campus projects, covering a total of 37 cities or counties under 16 provinces of China. We operated 25 curriculum development projects and completed smart campus projects for 10 vocational schools, which were separate and took place outside of the vocational schools that we manage;

224

●	Leading blue-collar HR recruitment service provider. Supported by our tech-oriented HR recruitment service system and our nationwide offline service & delivery sites, we provide comprehensive recruitment services to blue-collar talent through multi-channels, effectively integrate blue-collar talent acquired through offline service & delivery sites and provide corporate customers with recruitment solutions;

●	Leading blue-collar employee management service provider. We offer flexible and all-around HR solutions to our corporate customers such as blue-collar labor outsourcing services. According to CIC, we are the largest blue-collar employee management service provider in China in terms of the revenue generated from blue-collar employee management services; and

●	Pioneer in providing blue-collar market services. We are one of the blue-collar lifetime service providers first stepping into blue-collar market service market, according to CIC and have established our first-mover advantage in the blue-collar market service market.

Leveraging our extensive experience in the blue-collar lifetime service industry and to capture the significant growth opportunities in the industry, we have expanded our business along the life cycle of blue-collar talent, to be a lifetime service provider for them. Each of our business segments complements and benefits each other. See “– Our Business Model – Synergy among Business Sectors” below.

As testament to our industry leading position, service excellence and renowned brands, we have received numerous awards and accreditation over the years, such as the awards of Top 100 Human Resource Service Provider for four consecutive years from 2021 to 2024, the award of New Flag Annual Solution in 2023, Digital HR Technology Service Provider of the Year (for institution) in 2022, Top 20 Innovation Brands of HRTech Product for the year of 2022, HRFLAG AWARDS: Brand Awards in HR Services Industry for the two consecutive years from 2022 to 2023, Compass System obtained the award of Innovation Brands of HRTech Product in 2022, and Innovation Award of Chinese Vocational Education Shengzhen Huanyu Award in 2017.

Leveraging our strong capability to capture the unmet demand for blue-collar lifetime services in China as well as the growth opportunities in the market, we achieved rapid growth in both revenue and gross profit in the past two years, despite the negative impact brought by the outbreak of COVID-19. Our revenue rapidly increased from RMB724.1 million in 2022 to RMB1,365.9 million (US$192.4 million) in 2023, with a year-over-year growth rate of 88.6%. Our gross profit rapidly increased from RMB127.1 million in 2022 to RMB200.4 million (US$28.2 million) in 2023, with a year-over-year growth rate of 57.6%.

OUR STRENGTHS

We believe that the following competitive strengths contribute to our success.

The largest one-stop blue-collar lifetime service platform in China well-positioned in the fast-growing blue-collar service market with vast opportunity

We are the largest blue-collar lifetime service provider in China in terms of revenue generated from blue-collar lifetime services in 2023, according to CIC. We provide comprehensive and all-around services along the life cycle of blue-collar talent, from vocational education, practical skill and employment, to continuous skill improvement, to improve their vocational knowledge, practical skills, and quality of life, for their enhanced employment opportunities as well as better life.

Built on our established leading market position and strong reputation in the industry, we captured the vast market opportunity and had achieved continuous growth. Our gross profit significantly increased from RMB127.1 million in 2022 to RMB200.4 million (US$28.2 million) in 2023, representing a year-over-year growth rate of 57.6%.

225

Diversified service offerings along the life cycle of blue-collar talent, creating an innovative ecosystem covering vocational education services, HR recruitment services, employee management services and market services that complement each other

Different from the single service providers including the traditional vocational education institutions that only provide vocational education services or traditional human resource management companies that only provide human resource recruitment and employee management services, we provide a full spectrum of synergized services along the life cycle of blue-collar talent, covering vocational education services, HR recruitment services, employee management services and market services. We have hence successfully established an innovative blue-collar talent-centric ecosystem covering the life cycle of blue-collar talent, from talent cultivation, practical training, employment, to market services that complement each other.

We cultivate quality blue-collar talent possessing both academic knowledge and practical skill through the employment-oriented vocational education system we established and students would turn into quality blue-collar talent upon the completion of their study for a period of time. In addition, blue-collar talent can enjoy the efficient recruitment services through our onboarding services provided by our nationwide offline service & delivery sites. On the one hand, our vocational education business functions as the additional source of blue-collar talent to address the labor demand of the corporate customers of our HR recruitment and employee management businesses. On the other hand, the keen industry insight and deep understanding of corporate customers’ needs we accumulate from HR recruitment and employee management businesses enable us to better develop and adjust the curricula and programs we provide under vocational education business to cultivate blue-collar talent needed by the market. Also, our collaborative relationships with our corporate customers provide graduates with more employment opportunities. As a supplement, our market services create a comfortable and convenient life circle, promoting the satisfaction and stickiness of our blue-collar lifetime service provider. We believe the comprehensive services available in our ecosystem for blue-collar talent contribute to the potential increase of their stickiness to our ecosystem, providing us vast opportunity to capitalize their lifetime value.

A comprehensive and employment-oriented vocational education system, cultivating quality blue-collar talent compatible with labor demand under industrial upgrading

Vocational education services have been the focus of our business since our inception as vocational education is the key area of the blue-collar talent lifetime service industry. According to CIC, we are the pioneer in vocational education industry that innovatively established school management and service model to serve vocational schools. Leveraging our in-depth insight to the blue-collar talent market, extensive experience in vocational education and long-term collaborative relationships with corporates, we are able to enhance the school management, develop and adjust the curriculum setting, train “academic-practical” teachers, and cultivate students with both moral integrity and practical skills. To cultivate blue-collar talent towards the labor demand and compatible with the local needs, we develop and customize the curricula in accordance with the local economic environment, the industrial structure and the employment opportunities in the emerging industries. Empowered by our innovative business model, we are able to fully integrate our resources and experiences with the public education resources, to improve education quality and enhance management efficiency.

Benefiting from our in-depth insight to the blue-collar talent market and long-term collaborative relationships with corporates, we have deep understanding of the labor demand from the customer side, thus are able to develop curricula to cultivate blue-collar talent most needed by corporates and for the emerging industries. Benefiting from our “land and expand” strategy and empowered by our strong capability in talent cultivation, curricula development and school management, we have achieved significant growth over the years. As of June 30, 2024, we operated 25 curriculum development projects, covering a wide range of emerging industries.

Strong talent delivery capability to provide corporate customers with flexible and diversified HR solutions based on their demands, empowered by our HR recruitment services and efficient employee management system

Built on years of experience, we have established our leadership position in blue-collar HR recruitment service market and employee management service market. Corporates chose us as their HR solution service provider to attract more quality blue-collar talent, leading into an upward spiral, and in turn resulting in more talent placed under our outsourcing services, as evidenced by the monthly average number of blue-collar talent under our outsourcing services reaching 31,738 as of June 30, 2024. In addition, we also established a nationwide offline service network and deliver sites located in different levels of cities or counties, enabling us to attract blue-collar talent from a large geographic area. As of June 30, 2024, we operated 95 offline service & delivery sites, with our services outreach to corporate customers in over 250 cities or counties across China.

226

Through the synergy between our HR recruitment services and employee management service system and nationwide offline service & delivery sites, as well as our continuous integration efforts, we believe we are uniquely positioned to capture the fast-evolving demand for HR recruitment services and employee management services. We have attracted and cooperated with numerous large-scale corporates of different industries, in particular, those in new infrastructure industry and livelihood industry, such as intelligent manufacturing, high-end equipment, new energy, new material, digital economy, health industry and elderly care. As of June 30, 2024, our services reached over 6,800 corporate customers and public entities. As of June 30, 2024, we had established cooperative relationships with over 120 corporates out of the China Fortune 500 Companies. Our strategic cooperation with those leading companies underpins our market leadership and also represents significant entry barriers for competitors. In recognition of our distinguished business performance, we have been awarded as Top 100 Human Resource Service Provider in China for four consecutive years.

Some of our clients are currently carrying out their global expansion, our strong domestic cooperation history guarantees us with strong customer availability in developing overseas business

We have cooperated with over 120 clients from Fortune 500 companies, leading companies and unicorn companies domestically, among them the maximum cooperation period surpasses eight years. When some of these corporate customers engage in their global expansion, we fully leverage the advantages of our overseas service network to provide them with local human resource service suggestions, from the perspective of the familiarity with service processes, communication suggestions, etc. Therefore we are always among the top choices of the HR service providers for more opportunities.

Advanced IT and digitalization capability covering our business to improve operating efficiency and customer satisfaction while reducing costs

One of our core competitive strengths that underpins our market leadership is our advanced IT and digitalization capability. Empowered by our tech- and data-driven digital platform, we can integrate our resources efficiently, to optimize the resource flows and allocations among different business segments as well as enhance the interaction and synergy. We have operated and continuously improved as an integrated one-stop blue-collar lifetime service provider to connect each business segment and reduce the communication costs.

Visionary and experienced management team

Led by our founder, Mr. Yunlei Wang, we have a visionary management team with strong operational experience, execution capability and industrial expertise. Mr. Wang has more than 20 years of experience in vocational education and HR industries and used to hold management position in a Fortune 500 company. Mr. Wang is well recognized in the vocational education and HR industries and serves as the director of China Vocational Education Association and vice president of Shanghai Human Resources Consulting Association. As recognition of Mr. Wang’s extensive experience and industry leadership, he was recognized as Top 100 of 2021 China Human Resources Service by TopHR and HRTechChina TOP 100 Influencers of 2022 by HR Tech China. Moreover, members of our senior management team have extensive experiences in different industries, with an average of over 15 years of experience in a wide array of industries including education, human resource, internet and finance. We believe that the industry knowledge and the operating experience of our management team has been and will continue to be instrumental in helping us develop and execute our growth strategy amidst a challenging and competitive landscape.

Our Strategies

We intend to pursue the following strategies:

Further invest in digitalization and intelligence, and fuel the development of our blue-collar talent lifetime service platform leveraging advanced technologies

Our advanced IT systems are critical to our operations. We plan to further invest in the construction of business front- and middle-office. As to business front-office, we plan to develop our Deep Blue intelligent AI technical engine through integrating intelligent technologies such as AI technology, machine learning and machine cognition. In the future, we expect our Deep Blue intelligent AI technical engine to focus on the development of functions such as intelligent recommendation, precise customer profiling, group profiling and smart match, thereby further optimizing our ability to match blue-collar talent with corporate customers. We will also fully utilize technologies such as big data technology to match profiles of blue-collar talent candidates with job vacancies, to help our corporate customers improve their recruitment efficiency. In addition, we analyze the labor demand from corporate customers, including their requirements on education and qualification, working experience and age, number of staff required, interview and onboarding time, and compensation and benefit. Leveraging our analysis, we plan to further update our database and algorithms, to build more precise virtual models for blue-collar talent needed for the vacancy so we can achieve intelligent match with our blue-collar talent reserve precisely and efficiently.

227

As to one-stop middle-office, we plan to continue to devote resources to the research and development of comprehensive middle-office, integrating middle-office of different functions such as finance and data, thereby further enhancing our digitalization. We plan to connect our business segments through our comprehensive middle-office to integrate business data, financial data, data of blue-collar talent and corporate customer from each business segment, for centralized data management, visualized data presentation, multi-dimensional data digging and intelligent data analysis, aiming to further refine our business and improve our operating capabilities and our data-driven operational management.

In addition, we plan to develop a cloud management platform for our vocational education business, focusing on the teaching and daily operation management, to further enhance the quality and efficiency of our teaching, management. Also, we intend to develop the education management system and back-office software-as-a-service system to enhance the operating efficiency of vocational schools.

Further expand vocational education business and explore more opportunities to diversify talent cultivation

We intend to expand our vocational education business scale, reinforce our leading position in vocational education market and capture the vast market potential, and to further expand our school management services and education integrated with industry.

Firstly, we plan to explore cooperative opportunities with more secondary vocational schools and vocational colleges and replicate our standardized cooperatively-run scheme under school management model to more vocational schools, aiming to constantly provide quality blue-collar talent tailored to the market needs. Secondly, as to education integrated with industry, we intend to launch more curriculum development projects. Supported by the revised Vocational Education Law and in response to the upgraded demands from vocational schools, we plan to focus on the development of industrial colleges, in particular, covering emerging industries such as modern mobile communication, computer network technology, 5G communication, AI technology, electro-mechanical integration, high-speed railway crew, aircraft crew service and new energy vehicles. We expect to collaborate with leading corporates to establish industry connections to ensure the vocational education services we provide are relevant, practical, and lead to immediate employment opportunities, further enhancing our brand.

Moreover, in line with the industrial transformation and upgrading in China, we aim to shift the emphasis of our corporate customers from corporates in traditional industries such as electronic manufacturing, retail and consumption, and tourism, to mid- to large-scale state-owned companies and listed companies in emerging industries, such as intelligent manufacturing, high-end equipment, new energy, new material, digital economy and elderly care. In view of this, we will continue to develop and adjust our curriculum setting in response to industrial transformation and upgrading, aiming to attract more students and serve more corporate customers.

Continue to expand and diversify corporate customer base through providing differentiated HR solutions

We plan to continue to expand our corporate customer base through business innovation. Leveraging our nationwide offline service network, we intend to establish cooperative relationships with more corporates, to provide them with comprehensive and differentiated blue-collar recruitment services and employment management services.

As to our corporate customers, we plan to provide them with comprehensive human capital management, or HCM products for attendance management, labor analysis, tax filing, compliance management, welfare management and working safety management, to reduce their recruitment costs and enhance their capability of remote recruitment.

228

Further, we intend to develop more HR solutions tailored for customers in subdivided industries and emerging industries such as 5G communication, intelligent manufacturing, computer, AI and new energy, aiming to further diversify our customer and optimize our customer portfolio under the industrial transformation and upgrading. We will also explore cooperative opportunities with more innovative corporates in emerging industries, taking into account the industrial upgrading, supportive policies and their great growth potential.

Further develop market services and diversify service and solution offerings

We will continue to expand the categories and scope of services targeting different users. In accordance with the customer profile of our targeted users, we plan to provide high-quality and competitive products and services for various usage scenarios to satisfy their demands, such as welfare, shopping, travel, tourism, and continuous education, in response to their differentiated needs.

We plan to strengthen our supply chain capabilities and collaborate with more market service suppliers, aiming to provide comprehensive and diversified market services to blue-collar talent and corporate customers. Leveraging our previous experience in providing on-campus services, we also intend to integrate technologies such as new energy application, Internet and Internet of Things into our service systems, to provide more market services, aiming to provide a more comfortable and convenient life circle.

We intend to offer differentiated market services and utilize AI technology, recommendation system and algorithms, to precisely match our products and services and the demands of blue-collar talent and corporate customers, to further improve the operating efficiency of our platform and promote the synergy within our ecosystem.

Expand global footprint to promote overseas market size

Our market leadership, substantial scale and successful track record have well positioned us to benefit from the unmet market demand. We, as a pioneer in the blue-collar lifetime service industry, started our overseas development in 2020 and became one of the few HR service providers with overseas business presence. As of June 30, 2024, we provided services to customers with projects located in nine countries. In the future, we intend to take the development of overseas operation as one of the core strategies and increase the investment in the regard of overseas operation, further expand our footprint along the economic corridors, to meet the labor demand from Chinese corporate customers in their overseas market. Moreover, we intend to integrate advanced algorithms used by overseas HR companies into our system to develop the HR-tech platform for our overseas operations.

Pursue selected acquisitions and strategic alliances

We plan to strengthen our customer base, IT capabilities and overseas business presence by considering strategic acquisition and alliance opportunities as an ancillary component of our expansion plan. We intend to evaluate acquisition opportunities as well as investment opportunities and strategic alliances that we believe will complement our current business to diversify our customer base, enhance technology abilities or expand into new geographic areas.

We will continue to explore opportunities to strategically cooperate with large-scale corporates in the industries with high growth potential and strong demand for skilled blue-collar talent in the future, the development of which is in line with national industrial transformation and upgrading.

Should suitable opportunities arise, we may acquire advanced Internet technology tools which have synergies with our existing business, to further enhance our IT capabilities for the establishment of tech-driven blue-collar lifetime service platform. When selecting acquisition targets, we prefer to identify companies synergized with our business, with strong competitiveness in their respective area, proven business model and ambitious core management team. We may also consider to expand our overseas market share through strategic investment or acquisition, such as expanding our footprint of vocational education services to overseas, to replicate our standardized operational experience to local vocational schools for their localized operations.

229

OUR BUSINESS MODEL

Overview

We are a leading blue-collar lifetime service platform in China, dedicating to serve the needs throughout the entire life cycle of the blue-collar talent. Empowered by our advanced technology, we assist blue-collar talent with their skill improvement and lifetime career development, for their happy work and life. We provide blue-collar lifetime services to students, blue-collar talent and corporate customers, which comprises vocational education services, HR recruitment services, employee management services and market services. Each of our business segments complements and benefits each other.

Vocational Education Services

Vocational education services have been the focus of our business since our inception as vocational education is vital to the blue-collar talent lifetime service industry. Leveraging our keen insight of labor demands from our numerous corporate customers and in-depth understanding of the employment market, we have established a comprehensive blue-collar vocational education network, to provide blue-collar talent and/or students with vocational education services, through vocational education school management services and curriculum development projects.

School Management Services

As one of our main business segments, we primarily enter into cooperation agreements with our customers to manage secondary vocational schools. Such cooperation agreement is usually an entrust agreement under which we own the comprehensive and independent operation right in managing the schools to obtain certain targets on brand, scale, teaching, occupation, etc. We normally agree on a cooperation period with clients for 10 to 20 years. We usually establish a school management council with the client school to coordinate and manage the teaching, personnel, and finance issues of the client school. Leveraging our extensive experiences in both school management and curriculum setting, we provide comprehensive management services under school management model, including among others, talent cultivation planning, curriculum design and development, faculty training and performance review, student management and career orientation. As a return, we receive management fees from the managed schools. We charge a fixed rate per student, and the client’s payment schedule aligns with the school semesters. In accordance with most of the cooperation agreements, a one-month notice was required if any party intend to terminate the agreement.

Curriculum Development Projects

As one of our main business segments, we primarily enter into enterprise-school cooperation agreements with our customers under which we provide curriculum teaching, training guidance, etc, with a cooperation period of three to five years. Leveraging our strong capabilities in talent cultivation, major/curriculum development and school management, we cooperate with vocational schools to jointly develop and manage one or more vocational education curricula under curriculum development projects, and in certain cases, a subordinate school with us. Compared with vocational education services under school management model, we focus more on teaching and practical trainings, primarily including curricula design and teacher cultivation, while we assume less management role under curriculum development projects. As a return, we receive service fees from the schools we collaborated with. We charge a fixed rate per major based on the agreement, and the client’s payment schedule aligns with the school semesters. In accordance with most of the cooperation agreements, a one-month notice was required if any party intend to terminate the agreement.

Smart Campus Services

We primarily enter into supply agreements with our customers under which we provide and set up the products used for smart campus. Utilizing our strong IT capabilities and profound understanding of the increasing requirements for practical training in Chinese vocational schools, we cooperate with well-known technology companies in smart campus projects and provide customized IT systems or training equipment sets for vocational schools, aiming to further expand our vocational education services and diversify our sources of income. In return, we charge service fees to the technology companies we cooperate with.

230

HR Recruitment Services

As one of our main business segments, we provide multi-channel blue-collar HR recruitment services. We primarily enter into HR recruitment service agreements with our customers under which we proceed the recruitment works according to our customer’s requirements, generally with a service period of one year. In response to corporate customers’ demand for blue-collar talent in a cost-effective and efficient manner, we launched our HR recruitment services in 2014. Leveraging our internal management and quality assurance system of recruitment service, we effectively integrate blue-collar talent acquired through multiple offline service and delivery sites and provide corporate customers with recruitment solutions. We charge our corporate customers service fees based on the number and title of blue-collar talent recruited and we do not charge blue-collar talent for our recruitment services, clients make payments to us based on the recruitment status of blue-collar talents. In accordance with most of the service agreements, a one-month notice was required if any party intend to terminate the agreement.

Employee Management Services

Outsourcing Services

As one of our main business segments, we primarily enter into outsource service agreements, generally with a cooperation period of one to three years, with our customers to provide corporate customers with stable, sustainable and quality outsourcing services covering various industries such as manufacturing industry and modern service industry since 2014. For outsourcing services, we charge our corporate customers service fees based on a number of factors, including, among others, costs and expenses of the services, the industries and the competitive landscape. We charged the client based on the different positions outsourced and the agreed fees for the services while clients usually make payments to us monthly. In accordance with most of the service agreements, a one-month notice was required if any party intend to terminate the agreement.

Other HR Solutions

To a lesser extent, we also provide other HR solutions, such as labor dispatch services to our corporate customers by entering into a labor dispatch agreement, aiming to meet the diversified staffing demands of our corporate customers thereby facilitating them to be more focused on their core business.

Market Services

By signing agreements such as purchase agreement, supply and delivery agreement, etc., we also provide market services mainly including sale of retail goods to end customers via online retail platform and provision of value-added services to students of vocational schools, such as shopping, catering and dormitory management services.

Synergy Among Business Sectors

Leveraging our extensive experience in the blue-collar lifetime service industry and to capture the significant growth opportunities in the industry, we have expanded our business vertically along the life cycle of blue-collar talent, creating a lifetime service platform for them. Each of our business segments complements and benefits each other. We cultivate quality blue-collar talent possessing both academic knowledge and practical skill through the comprehensive and employment-oriented vocational education system we established and students would turn into quality blue-collar talent upon the completion of their study for a period of time. In addition, blue-collar talent can enjoy the efficient recruitment services provided by us through our HR recruitment service system and the onboarding services provided by our nationwide offline service & delivery sites. On the one hand, our vocational education business functions as the additional source of blue-collar talent to address the labor demand of the corporate customers of our HR recruitment and employee management businesses, thereby enhancing their stickiness. On the other hand, the keen industry insight and deep understanding of corporate customers’ need we accumulate from HR recruitment and employee management businesses enable us to better develop and adjust the curricula and programs we provide under vocational education business to cultivate blue-collar talent needed by the market. Also, our collaborative relationships with our corporate customers provide graduates with more employment opportunities. As a supplement, our market services create a comfortable and convenient life circle for students and efficiency for corporate customers, promoting the satisfaction and stickiness of our blue-collar lifetime service platform.

231

Vocational Education Services

Overview

In order to revitalize the vitality of the labor force in central and western China and provide blue-collar talent for the national industrial transformation and upgrading, we stepped into vocational education business in 2009, aiming to provide high quality school management resources and industry experience to areas with large population base to improve the education quality of the schools and enhance the brands. According to CIC, we are the pioneer in vocational education industry that innovatively established school management model to manage secondary vocational schools. Under the school management model, the vocational schools can be operated in a professional and cost-effective manner while we can commence vocational education business under an asset-light model. Since then, we have gradually expanded and diversified our vocational education service offerings and established a comprehensive vocational education system, covering vocational education school management services and curriculum development projects. Over the years, we have established our leading position in vocational education industry. According to CIC, we are the largest vocational education service provider in China in terms of numbers of vocational schools under school management model in the school year of 2023 to 2024 and the second largest secondary vocational education service provider in China in terms of the number of students enrolled in secondary vocational schools under management or curriculum development projects in the school year of 2023 to 2024.

We have established a broad vocational education network across China, with focus on central and western China. As of June 30, 2024, our nationwide vocational education network comprised a total of 25 vocational schools under school management model and operated 25 curriculum development projects, covering a total of 37 cities or counties under 16 provinces of China.

The following map illustrates the geographical presence of our vocational education network as of June 30, 2024.

Geographic Presence of Vocational Education Network

School Management Services
Curriculum Development Services
0
1-3
4-6
7-10
10+
Heilongjiang
Jilin
Inner Mongolia
Liaoning
Xinjiang
Beijing
Tianjin
Gansu
Hebei
Shanxi
Shandong
Ningxia
Qinghai
Shanxi
Henan
Jiangsu
Shanghai
Anhui
Xizang
Sichuan
Hubei
Zhejiang
Chongqing
Hunan
Jiangxi
Guizhou
Fujian
Diaoyu Islands
Taiwan
Yunnan
Guangxi
Guangdong
Hong Kong
Macao
Hainan
South China Sea Islands

For the years ended December 31, 2022 and 2023, and the six months ended June 30, 2023 and 2024, our revenue generated from our vocational education services amounted to RMB68.7 million and RMB179.0 million (US$25.2 million), RMB76.7 million and RMB32.9 million(US$4.5 million), respectively, accounting for 8.9% and 12.6%, 12.4% and 4.2% of our total revenue during the same period, respectively.

232

School Management Services

Our history of providing vocational education services under school management model can be traced back to 2009 when we commenced the management of Gulin Vocational High School, the first vocational school we manage under the school management model. Over years of development, we had extended our managed school portfolio under school management model to a total of 25 vocational schools as of June 30, 2024, among which, 24 were public vocational schools and one were private vocational schools. We enter into cooperation agreements with our customers under school management model to manage such vocational schools.

For the years ended December 31, 2022 and 2023, and the six months ended June 30, 2023 and 2024, revenue generated from vocational education management services amounted to RMB6.9 million and RMB11.8 million (US$1.6 million), RMB6.8 million and RMB5.8 million (US$0.8 million), respectively.

Business Process

When we consider the sites of vocational schools to manage, we generally select counties with large population base in central or western China where the education resources are relatively inadequate. Leveraging our industrial resources and operating experience, we can effectively revitalize the local education resources, improve the employment of students and promote the local education quality to achieve a win-win situation. We aim to strategically expand our vocational education management service to a widen coverage of central and western China.

We provide schools with majors/curricula designs, cultivation of the teachers and brand-building that are most responsive to market demands. Once we select the vocational schools to manage and the collaborative agreement has been executed, we may arrange our experts to carry out on-site research on the vocational schools we cooperated with, discuss the curriculum setting with the local vocational schools and provide our advice on the major or curriculum setting. When we design the majors/curricula for the vocational schools, we primarily consider (i) the strength of local industries, such as providing elderly caring and management and intelligent manufacturing curriculum in Vocational High School of Yilong County, Sichuan Province leveraging the local industrial structure of modern services and modern manufacturing, and (ii) the latest local market demand for qualified blue-collar talent, such as providing automobile application and maintenance (new energy automobiles manufacturing) in Pingli County Vocational Education Center.

We will assign our experienced staff to assume the key management roles for the school, including the principal, executive principal and mid-level responsible staff. Upon our entry, we will then adjust the management team of the school, to integrate our assigned staff and the existing management team under our standardized management system. We will participate in the curriculum setting and train “academic-practical” teachers and cultivate students with both moral integrity and practical skills.

In general, it takes us three years from our engagement with the daily operation of managed vocational schools to achieve a satisfactory level on both the quantity and quality of students enrolled, as evidenced by the number of students enrolled and the relatively high initial employment rate compared to industry peers.

Cooperative Arrangement under School Management Model

We enter into school management agreements with our customers in accordance with which we provide comprehensive operation management services to operate such vocational schools, including among others, talent cultivation planning, curriculum design and development, faculty training and performance review, student management and career orientation, leveraging our in-depth insight to the blue-collar talent market, extensive experience in vocational education and long-term collaborative relationships with corporates.

Vocational Schools under School Management Model

As of June 30, 2024, we managed 25 vocational schools located in 13 provinces or autonomous regions under school management model, among which 24 were public vocational schools and one were private vocational schools.

233

To promote students’ employment and improve their remuneration levels, we endeavor to develop majors and curricula tailored to the latest industry trend as well as corporate customers’ needs, and adjust our major and curriculum offerings from time to time, supported by our in-depth market research on potential employment opportunities. As of June 30, 2024, we offered over 91 majors in the vocational schools we manage. Our featured majors under school management model include UAV application and technology, industrial robotics application and technology, new energy vehicle application and maintenance, and art design and production.

We endeavor to provide employment-oriented education and practical-oriented training programs for students of our school customers, see “– Career Development Initiatives” below. In addition, we also encourage students to continue their study at higher education institutions after graduation to diversify their career approaches in the long run.

Curriculum Development Projects

Leveraging our strong capabilities in talent cultivation, major/curriculum development and school management, we cooperate with vocational schools to jointly develop and manage one or more vocational education curricula under curriculum development projects, and in certain cases, a subordinate school with us. In some cases, we provide the entire subordinate school with more settings of curriculum, development of courses and practical learning sessions. Under curriculum development projects, we primarily assist the school in establishing curriculum/major in response to the industry trend and provide them with relevant teacher resources. As a return, we receive service fees from the schools we collaborated with, which mainly are a pre-agreed amount and the number of students enrolled, generally ranging from RMB1,600 to RMB5,000 for each student per semester.

As of December 31, 2023, we operated 25 curriculum development projects located in ten provinces or autonomous regions. The number of students enrolled in our co-developed curricula was 11,955 in the school year of 2022 to 2023, and 11,167 in the school year of 2023-2024. For the years ended December 31, 2022 and 2023, and the six months ended June 30, 2023 and 2024, revenue generated from curriculum development projects amounted to RMB23.7 million and RMB29.7 million (US$4.1 million), RMB17.0 million and RMB16.0 million (US$2.2 million), respectively.

Featured Cooperative Mode

Subordinate schools we developed

In addition to provide one or more curricula/majors development services with vocational schools, we also co-operate the subordinate schools of vocational schools in certain cases. As of December 31, 2023, we served a total of 12 subordinate schools, such as Fuzhou Software Vocational College and Chongqing Telecom Vocational College.

Featured Curricula

To accommodate the customers’ blooming demands aligned with the evolving industrial upgrading, we have tilted our resources in the cultivation and development of the curricula and major focusing on technology industries and livelihood industries in recent years, such as the curricula related to elderly caring and management. In addition, we developed the curriculum related to high-speed railway crew services in ten of our curriculum development projects, with proven market demand and our established brand recognition.

Elderly caring and management

We assist the cooperative vocational school with the cultivation of rehabilitation nursing talent possessing clinical rehabilitation and clinical nursing techniques for elderly caring and management under curriculum development projects, to provide function-promoting nursing care, for patients’ rehabilitation and social reintegration. The main courses offered include caring for the elderly, operation and management of social welfare institution and social work for the elderly.

234

High-speed railway crew services

We assist the cooperative vocational schools with the cultivation of skilled professionals possessing theoretical knowledge and practical skill of high-speed railway crew services under curriculum development projects. The main courses offered include high-speed railway and related laws and regulations, high-speed railway passenger transportation organization and service, on-site first aid, etc.

Smart Campus Services

Utilizing our strong IT capabilities and profound understanding of the increasing requirements for practical training in Chinese vocational schools, we launched smart campus services at the end of 2022, providing customized IT systems or training equipment sets for vocational schools, aiming to further expand our vocational education services and diversify our sources of income. As a service provider newly entering the smart campus service market, we collaborate with reputable technology companies in providing smart campus services to vocational schools. Generally, as project subcontractors, we are responsible for developing IT systems or selecting customized training equipment packages. According to the different needs of vocational schools, we mainly provide customized IT systems for vocational schools, digitize their teaching and practical training processes, and improve the learning experience of students. Our customized IT system enables vocational schools to implement online course and exam management, automatic exam scoring, and simulated training.

In addition, we also provide customized training equipment sets for vocational schools, including training equipment and accompanying toolkits and accessories, to meet their diverse vocational training goals. In return, the technology company we cooperate with pays us a service fee ranging from RMB4.0 million to RMB8.0 million for each project. We determine service fees based on multiple factors such as the nature of project, value of required software or equipment, technical complexity, and level of project customization.

As of June 30, 2024, we had completed smart campus projects for ten vocational schools located in Guangdong, Beijing, and Hainan. We will continue to promote smart campus services, aiming to provide this service to more vocational schools.

Students

Student Admission

We are not responsible for the admission of students to the school. We mainly assist the school in brand promotion and enrollment planning. The admission of students is handled by the school we serve.

Promotion activities. The vocational schools we manage under school management model or cooperative vocational schools co-develop curriculum with us are responsible for their student admission. To promote our brands among vocational schools and attract more students, we also assist the schools in carrying out a variety of marketing activities, including but not limited to: (i) conducting online marketing activities, such as launching advertisement on WeChat and other social media platforms such as Douyin, (ii) conducting onsite promotion activities at secondary schools at county-level, and (iii) developing student base through word-of-mouth referrals.

Student enrollment plan. Student enrollment is generally carried out in first half of each year for our vocational schools we manage under school management model or cooperative vocational schools co-develop curriculum with us. We typically set up the enrollment plan of the coming year based on the completion status of the enrollment plan in the previous year and the actual numbers of local graduates. The executive principals we designated for schools usually proactively participate in the establishment of detailed enrollment plans and the supervision of the implementation of the enrollment plan.

Requirements on the candidates. For students of our vocational schools we manage under school management model or cooperative vocational schools co-develop curriculum with us, they are required to meet certain requirements, including basic education background or physical condition.

235

Practical Training Program

We strive to improve the employment rate of graduates through providing a wide array of practical training. To this end, we have devoted great efforts, such as assisting the establishment of the on-campus training rooms and collaborating with third-party enterprises to provide practical training programs. We have made great efforts to help all students of the vocational schools to participate in the practical training programs before graduation.

There are on-campus career centers in charge of the employment-related matters in the schools we cooperate, the functions of which include (i) liaising with third-party enterprises to promote employment and provide career guidance consultation, (ii) obtaining employment-related information from various enterprises, (iii) organizing on-campus recruitment events, and (iv) providing training to staff who are responsible for graduate career orientation.

Career Development Initiatives

As we highly emphasize the career development of students, we have established a comprehensive career development system, providing employment guidance, mock interview and career orientation lectures and internship consultation to students. We offer career planning lectures to provide students with employment-related information. We generally design comprehensive career planning guidance for students at the beginning of their school years in order to develop career awareness and set relevant goals at an early stage. In addition, we also leverage the abundant industrial resources and employment-related information provided by our corporate customers in HR recruitment and employee management services to foster the career development of students. Meanwhile, vocational schools we manage or cooperate with can select quality enterprises from the abundant industrial resources we accumulate in the HR recruitment and employee management services, and invite these corporate customers to host on-campus job fairs. In addition, we have actively enhanced the interaction with our corporate customers of employee management services with the intention to provide potential job opportunities for students.

Fees

We do not charge students any tuition fees under school management model or under curriculum development projects. Instead, the vocational schools we development curricula with us are responsible for charging the students tuition fees, which are strictly regulated by the local authorities.

Our Teachers

Our teachers are essential to our educational quality. We are committed to maintaining a qualified teachers team, primarily through (i) the highly selective recruitment of the full-time teachers at our vocational schools we co-operate, (ii) the continued training we provide to the teachers to improve their teaching performance, and (iii) the promising career development platform for the teachers, supported by a performance-based evaluation system and career advancement opportunities.

Teacher Recruitment

We believe that a steady and sufficient supply of teachers with theoretical knowledge and practical skills are essential to our business operations, as a result of which, we devoted great efforts to the recruitment and retainment of quality teacher team.

We recruit full-time teachers at our vocational schools where operating curriculum development projects, including professional teachers and tutors, and adopt a set of stringent and comprehensive recruitment process to ensure the quality of teachers. We take into account his or her teaching experience, industry experience, educational background, and other relevant factors such as qualifications and licenses he or she holds.

As of June 30, 2024, there were over 3,800 teachers in the vocational schools that we managed, over 30% of whom possessed both the teacher qualifications and certain professional skill certificates. We established employment relationships with 25 of these teachers through executed employment contracts. We do not directly manage the remaining teachers who are employed by the schools we manage. Instead, we primarily provide teaching or training advice to such teachers based on the details of the clauses of the relevant cooperation agreements with the respective vocational school.

236

Performance Evaluation

In order to enhance our teaching quality, we maintain a stringent quality control system and a set of performance evaluation scheme, such as the monthly teacher satisfaction survey. The retentions, salaries and promotions of our teachers are largely based on the results of their performance evaluations. We evaluate our teachers’ internal professional levels twice a year, and the teachers with higher professional levels have priority in the internal promotion. Teachers of the vocational schools we manage under school management model who constantly fail our review will be reallocated to other schools by the local education authorities.

HR RECRUITMENT SERVICES

In response to corporate customers’ demand for blue-collar talent in a cost-effective and efficient manner, we launched our HR recruitment services in 2014. We provide multi-channel blue-collar HR recruitment services leveraging our HR recruitment service system, effectively integrate blue-collar talent acquired through multiple offline service and delivery sites and provide corporate customers with efficient recruitment solutions.

For the years ended December 31, 2022 and 2023, and the six months ended June 30, 2023 and 2024, our revenue generated from HR recruitment services amounted to RMB111.0 million and RMB75.5 million (US$10.6 million), RMB35.4 million and RMB12.2 (US$1.7 million), respectively, representing 14.4% and 5.3%, 5.7% and 1.6% of our total revenue during the same periods, respectively.

Recruitment Service Process

The following diagram illustrates the major steps of our HR recruitment services.

We enter into cooperative agreements with our corporate customers, we initiate our services process to understand their detailed demands for blue-collar talent, including the work description, skillset needed and the duration of such services. We then conduct candidate search by sending talent requests to our supplier network through the Compass system and conduct personnel searches on our offline service and delivery sites network based on the needs. The talent information that meets the talent request is registered in the Compass system, and the talent will participate in the interview at the places designated by the enterprise. To promote our successful recruitment rate and customers satisfaction rate, we will conduct preliminary screening through our offline service and delivery sites network in advance, with the intention to explore more suitable match, the result of which will be submitted to our corporate customers for review. From time to time, our offline service and delivery sites assist in interviewing the candidates upon corporate customers’ requests. After the interviews, suitable blue-collar talent will be employed and our corporate customers will enter into labor contracts with such blue-collar talent, and our offline service & delivery sites will assist blue-collar talent with their onboarding process. In addition, our customer service team provides follow-up value-added services throughout the entire recruitment process, to ensure the professionalism of our services. We receive the service fees based on the number and fee level of blue-collar talent recruited as agreed with our corporate customers.

237

Our Offline Service and Delivery Sites

We have established extensive offline service & delivery sites, aiming to better serve blue-collar talent nationwide. As of June 30, 2024, we operated 95 offline service & delivery sites, with our services outreaching to corporate customers in over 250 cities or counties across China. Such offline network in different levels of cities or counties enables us to extend the outreach of our offline services and facilitate the onsite talent onboarding services to our corporate customers. We have also diversified our offline outreach to cover job fairs and campuses.

Built on the efficient Compass system and our nationwide offline service & delivery sites, supported by our advanced IT capacities to ensure data safety and privacy protection at the same time, we have developed and employed the HR recruitment and employee management service system, through which we can provide services covering talent recruitment, onboarding and dismission record and daily attendance management, while providing blue-collar talent with the convenience provided by our nationwide offline service & delivery sites.

We charge our corporate customers service fees based on the number of blue-collar talents recruited and we do not charge blue-collar talent for our recruitment services. As of June 30, 2024, our services reached to over 6,800 corporates and public entities.

In order to better serve our corporate customers and create more employment opportunities for blue-collar talent, we, from time to time, engage third-party HR corporates to serve as agencies to introduce more corporate customers to us, aiming to flexibly and effectively expand our geographic outreach. As of December 31, 2023, we cooperated with 63 third-party HR corporates.

Instead of solely competing on price as most of HR recruitment service providers, we compete on the high-quality and large-scale talent reserves and satisfactory services we deliver. In addition, we distinguish us from our industry peers for our fast delivery time. Leveraging our accumulated blue-collar resources, it takes us one day at the shortest to match corporate customers’ demands with quality talent, which is above the industry average responding time as confirmed by CIC. As a result of our quality services, we maintain strong customer stickiness, as evidenced by our relatively high repeat recruitment rate, which is higher than the industry average, as confirmed by CIC.

EMPLOYEE MANAGEMENT SERVICES

In recent years, in response to the highly competitive business environment, an increasing number of corporates are inclined to outsource certain works when they deem necessary, for the sake of cutting costs and improving their managerial efficiency. As a leading blue-collar HR service brand in China, we have in-depth understanding of the vast demand for blue-collar outsourcing services from large-scale corporates and are accepted by the market for our strong delivery capacity, tech-oriented platforms, full industry coverage and the national width of services distribution. We have provided corporate customers with stable, sustainable and quality outsourcing services covering various industries such as manufacturing industry and modern service industry since 2014.

We provide flexible and diversified HR solutions to our corporate customers in accordance with their diverse labor demands, supported by the quality services provided by our employee workers. The employee management services we provide can easily adapt to the varying staffing needs of our corporate customers throughout different seasons. During the corporate customers’ busy season each year, we accumulate blue-collar talent resources with different skillset, aiming to provide sufficient talent and fulfill the immediate demand from our corporate customers. During the comparatively slow time of the year, our corporate customers can adjust their labor demand to avoid incurring unnecessary labor costs. For more information about the seasonality of our business, see “– Seasonality” of this section. Leveraging the blue-collar talents of the Compass system, we can maintain a steady labor supply of our employee management services. According to CIC, we ranked first amongst blue-collar employee management service providers in China, in terms of the revenue generated from blue-collar employee management services in 2023 and ranked first in terms of the number of placements of blue-collar talent under labor outsourcing in 2023.

Our employee management services primarily comprise outsourcing services and other HR solutions. Our customers in employee management services are usually corporate customers, primarily comprising (i) who have an increasing demand for blue-collar talent due to continued business expansion, (ii) who focus on their core businesses and seek better control over operating costs associated with hiring, welfare, retirement, taxes and long-term compensation, or (iii) who have temporary or contingent labor needs from time to time. We work closely with our corporate customers to understand their diversified demands for tailored HR service solutions so as to support their workforce strategies. We serve corporate customers in a broad spectrum of industries, such as manufacturing, logistics and modern service.

238

Labor Outsourcing Services

We have provided corporate customers with stable, sustainable and quality labor outsourcing services since our inception. As our services concern the business and prospects of our corporate customers and the careers of our employee customers, trust and integrity are of particular importance. Our brand image, and consequently the trust placed by customers in us, play an important role in our business origination and development. For the years ended December 31, 2022 and 2023, and six months ended June 30, 2024 the monthly average number of blue-collar talent under our labor outsourcing services reached 5,659, 13,826 and 21,738 respectively.

Different from providing standardized services competed by offering lower prices, we aim to provide corporate customers with differentiated and tailored outsourcing solutions in response to their business needs, to enhance their loyalty with us. To this end, we have developed different types of outsourcing solutions, such as human resource outsourcing, business process outsourcing and IT outsourcing, to address our corporate customers’ demand.

Along with the ever-growing trend of outsourcing services, more and more new economy corporate customers are inclined to outsource their backstage operation management to third-party outsourcing service providers, through which corporate customers could focus on it major business operation while effectively reducing their management costs on backstage operation. As of June 30, 2024, we had provided outsourcing backstage operation management services to an aggregate of 27 new economy corporate customers.

Under outsourcing arrangement, we enter into regular, fixed-term, bilateral employment relationships with the relevant workers, in accordance with the PRC Labor Law, PRC Labor Contract Law and other applicable PRC regulations.

We provide diversified positions under our outsourcing services. As of December 31, 2023, the top five positions we successfully placed under outsourcing services in terms of numbers of talent placed, were cleaning staff, technical operator, telephone customer service staff, catering service staff and quality inspectors.

Benefitted from the extensive blue-collar talent resources we accumulated, we have provided corporate customers with stable, sustainable and quality labor outsourcing services covering various industries such as manufacturing industry and modern service industry. With our deepening development, we are positioned to attract corporate customers with higher value and more growth potential, especially those in emerging industries.

Below please see an illustrative diagram of our labor outsourcing services.

239

Other HR Solutions

To a much lesser extent, we also provide other HR solutions to meet the diversified demands of our corporate customers, such as labor dispatch services, in order to supplement our corporate customers with flexible HR solutions.

Labor dispatch is a type of labor arrangement in the PRC, whereby the labor dispatch service provider, the dispatched worker and the employing company jointly enter into a tripartite labor dispatch relationship, and the dispatched worker is working for and supervised by the employing company. For labor dispatch services we provide, we are paid for service fees from our corporate customers, based on the number of employees recruited and type of services provided.

MARKET SERVICES

We also provide blue-collar talents, students of school customers and corporate customers and other end customers with market services primarily comprising sale of retail goods via online retail platform and value-added services, such as shopping services, catering services, student and blue-collar talents dormitory services and welfare services. For the years ended December 31, 2022 and 2023, and the six months ended June 30, 2023 and 2024, we generated revenue of RMB28.4 million and RMB129.7 million (US$18.3 million), RMB55.5 million and RMB57.8 million (US$8.0 million), respectively, from market services we provide.

We operate the following market services:

●	Shopping: leveraging our industrial resources accumulated and massive blue-collar consumer base, we sell a wide array of products in vocational schools we manage under school management model, such as daily necessities, stationery and school uniform to satisfy the daily needs of students; and
●	Catering: we provide catering services at the vocational schools we manage under school management model.
●	Welfare services: we started providing welfare services to corporate customers in September 2022. Once we receive a customer’s order, we purchase welfare products from the suppliers, and we do not maintain the inventory of these welfare products. With our close relationships with multiple companies in different industries, such as food and daily necessity manufacturers, we can provide diversified welfare products to businesses at competitive prices.
●	Sales of Retail goods: we started providing sale of retail goods in the year ended 2022. We independently select and purchase products via online platforms and retail to end customers.

Having served as the bridges among the corporate customers, blue-collar talent, students and third-party suppliers, we expect to provide diversified market services to corporate customers, blue-collar talent and students, in order to improve their satisfaction and stickiness to our brands. For more diversified development strategy of our market services, see “— Our Strategies.”

OUR OVERSEAS BUSINESS DEVELOPMENT

Witnessing the overseas growing demands for qualified blue-collar talent, which arises from the continuous impelling of the “One Belt and One Road” Initiative and the accelerated growth of Chinese enterprises’ strategic expansion, we, as one of the first movers of the industry, have timely seized the opportunities to provide employee management services to our corporate customers overseas. Since our establishment of Singaporean subsidiary in 2020, we have established and will continue to further expand our business existence to countries in Southeast Asia. As of December 31, 2023, we had established our overseas subsidiaries in two countries and provided services to customers with projects located in nine countries. For more information about our overseas expansion plan, please refer to “— Our Strategies” of this section.

TECHNOLOGY

As of June 30, 2024, our IT team consisted of 19 IT professionals, with an average of four years of working experience.

We have devoted great efforts on the research and development of our IT infrastructure and technology. Leveraging our IT-enable capacities and experienced IT team, we have established a multiple-layer and comprehensive digital system, including IT infrastructure, business support system, data analytics system and featured data product under development, which helps us in the achievement of full digitalization and tech-enabled business intelligence.

240

IT Infrastructure

Our IT infrastructure comprises IT hardware infrastructure and IT software infrastructure. Among the IT software facilities, we operate integrated management platform for internal control and risk management for our daily office, HR management system and financial management system, which are used to digitalize our business process and improve our operating efficiency.

Business Support System

Our business support system primarily comprises (i) Kuixing education cloud solutions to track the operational data of our vocational education services, such as student enrolment and curriculum setting; (ii) Compass system, which is our business middle-office launched in the second half of 2021 and further iterated in the first half of 2022, through the utilization of which we can effectively digitalize and optimize our business operations thereby significantly improving our operating efficiency and reducing staff costs of the employee management; and (iii) Polestar business intelligence system which helps us to collect, store, analyze and report the operating data in our daily activities, to serve as an effective analytics tool and improve our managerial efficiency.

CUSTOMERS

The customers of our vocational education business primarily comprise local governments, corporates, vocational schools as well as individual students. Customers for our HR recruitment and employee management services primarily comprise companies from a wide array of industries, including manufacturing, retail consumption, service industry, trade, Internet, finance, real estate and logistics, as well as public institutions. Customers of market services primarily comprise students of the vocational schools we manage under school management model and corporate customers. In the year of 2022 and 2023, and six months ended June 30, 2024, revenue generated from our five largest customers accounted for approximately 28.1%, 25.5% and 30.3% of our total revenue, respectively.

SALES AND MARKETING

Branding

We have a centralized marketing team at our headquarters focusing on the formulation of our branding strategies and scheduling of marketing activities. We have adopted a series of measures for the promotion of our brands:

●	to firmly enhance our brand reputation, we hold welfare activities, such as offering free travels opportunities, hosting talent contests and filming microfilm, targeting at blue-collar talent and students;

●	to largely expand our brand influence, we participate in industrial exhibitions and seminars, targeting at enterprises, vocational institutions, and other potential customers;

●	to effectively improve our brand professionalism, we from time to time publish industrial reports, index reports; and

●	to further improve our brand stickiness, we launch forums, conferences, summits, seminars, and other activities from time to time.

We utilize a variety of marketing tools to attract high-quality students for the schools we cooperate with, including on-site promotion and word-of-mouth referrals. We also participate in on-site promotion activities, such as job fairs, industry exhibitions and industry forums to attract new customers for our HR recruitment and employee management services. We primarily promote our market services through word-of-mouth referrals.

SUPPLIERS

Suppliers for our vocational education business primarily comprise suppliers of construction projects and infrastructure services. Suppliers for our HR recruitment and employee management services primarily comprise third-party HR resources suppliers. Suppliers for our market services primarily comprise the suppliers of food, daily necessities, software and hardware. In 2022 and 2023, purchases from our five largest suppliers accounted for approximately 36.9% and 38.8% of our total purchases, respectively.

241

SEASONALITY

Our HR recruitment services and employee management services are subject to seasonality. We generally record lower revenue in the first quarter of a year which has a number of major holidays, such as the Chinese New Year, when blue-collar workers tend to return to their hometown to celebrate with their families. Our vocational education services and market services are not subject to seasonality.

INTELLECTUAL PROPERTY

As of June 30, 2024, we had (i) 153 trademarks registered in the PRC, 10 trademarks registered in Hong Kong, (ii) 397 copyrights registered in the PRC, (iii) 2 registered domain names, and (iv) 11 registered patents and 4 pending patent application in the PRC.

We recognize the importance of our intellectual property rights and will protect and enforce our intellectual property rights by relying on intellectual property laws, as well as confidentiality agreements we enter into with our employees and customers when we become aware of any potential infringement. As of June 30, 2024, we were not engaged in or threatened with any claim for any material infringement of any intellectual property rights, whether as a claimant or as a defendant. See “Risk Factors — Risks Relating to Youlife’s Business and Industry — We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations” for risks that we may face in this respect.

PROPERTIES

As of June 30, 2024, we leased 157 properties with an aggregate GFA of approximately 75,351.54 square meters, which are primarily used as offices purpose.

The table below sets forth the location, approximate gross floor area, terms of lease and uses of our leased properties as of June 30, 2024. For risks in relation to our leased facilities, see “Risk Factors — Risks Related to Youlife’s Business and Industry — Our leased property interest or entitlement to other facilities or assets may be defective or subject to lien and our right to lease, own or use the properties affected by such defects or lien challenged, which could cause significant disruption to our business.”

Location	Approximate gross floor area	Term	Use
	(in square meters)	(in years)

Shanghai	3,798.84	0.5-3	Daily business operation

Anji	260.72	1	Daily business operation

Beijing	159.05	2	Daily business operation

Guangzhou	153	2	Daily business operation

Shenzhen	100	1	Daily business operation

Other	12,878.06	0.5-10	Daily business operation

INSURANCE

We maintain commercial insurance policies to safeguard against risks and unexpected events for some of our employees that we consider necessary. The insurance coverage for our operations was adequate and in line with industry practice as of June 30, 2024. However, the risks related to our business and operations may not be fully covered by insurance. See “Risk Factors – Risks Relating to Youlife’s Business and Industry – We have limited insurance coverage to cover our potential losses and claims.”

242

ENVIRONMENTAL, SOCIAL AND CORPORATE GOVERNANCE

We give high regard for environmental protection and are committed to promoting corporate social responsibility and sustainable development. Therefore, we seek to and have integrated these core values into our business operation by adopting and implementing various policies in relation to environmental, social, and corporate governance responsibilities (the “ESG policy”) throughout our operations. Our ESG policy sets forth our corporate social responsibility objectives and provides guidance on practicing corporate social responsibility in our daily operations in accordance with all applicable law and regulations, including the Listing Rules.

We have adopted various ESG policies to identify, assess, manage and mitigate ESG – related risks, including but not limited to: we strictly comply with the ESG-related rules and regulations, and adhere to the “sustainable development strategy” during our business development; we from time to time, review and assess the ESG reports issued by our industry peers to ensure that all relevant ESG-related risks are identified; our management from time to time discuss our ESG-related issues to ensure all the material ESG-related procedures are recognized and reported; our Directors’ enhanced supervision regarding ESG-related risks, ensuring that our relevant policies are duly implemented and have continuous updates for full compliance with the latest laws, regulations and standards; we endeavor to improve our employees’ awareness of environmental protection and resource conservation, through the publicity activities we organize; and we assign staff to supervise the implementation of our environmental protection policies, identify any misbehaviors during the implementation and adopt remedial measures as appropriate.

EMPLOYEES

As of June 30, 2024, we had 443 full-time employees, permanent and contractors included. The following table shows a breakdown of the employees working for us by function as of the same date.

Function	Number of employees	% of total employees
Management	91	20.54%
Operations and IT	115	25.96%
Sales and marketing staff	148	33.41%
Finance and legal staff	62	14%
Human resources and administrative staff	27	6.09%
Total	443	100.0%

In addition, we had 23,080 blue-collar talent working for our corporate customers under our outsourcing services as of June 30, 2024. For details of our labor outsourcing business, see “–Employee Management Services.” We also had 33 part-time employees as of the same date.

As of June 30, 2024, except for one employee located in Australia and one employee located in Hong Kong, all of our employees were located in the PRC.

We believe we have maintained good relationships with our employees. Our employees are represented by a labor union. As of June 30, 2024, we did not experience any strikes or any labor disputes with our employees which have had or are likely to have a material effect on our business operation or financial performance. Our employee recruiting channels mainly include referrals, HR recruitment, school recruitment and social recruitment. Our employees typically enter into standard employment contracts incorporating a confidentiality clause with us.

LEGAL PROCEEDINGS

We may from time to time be subject to legal proceedings, disputes and claims that arise in the ordinary course of business, which primarily included cooperation disputes and disputes regarding the outsourcing employees with our corporate customers. As of June 30, 2024, we were not a party to any ongoing material litigation, arbitration, or administrative proceedings, and we were not aware of any claims or proceedings contemplated by government authorities or third parties which would materially and adversely affect our business. As of the same date, our Directors were not involved in any actual or threatened material claims or litigation.

243

INDUSTRY AND MARKET OVERVIEW

The information presented in this section has been derived from an industry report dated March 2024, commissioned by Youlife and prepared by China Insights Consultancy, or CIC, an independent research firm, to provide information regarding the industry and market position of Youlife in China. Unless otherwise specified, all market and industry information included in this section is derived from the industry report prepared by CIC.

OVERVIEW OF THE BLUE-COLLAR LIFETIME SERVICE INDUSTRY IN CHINA

Overview of Blue-collar Talent

According to CIC, there were approximately 567.4 million non-agricultural employed talent in China in 2023, including gold-collar talent, white-collar talent and blue-collar talent, among which Chinese blue-collar talent, as the largest proportion of non-agricultural talent, accounting for approximately 68.4% of the total non-agricultural talent in China in 2023.

Blue-collar talent comprises talent in the secondary industry and tertiary industry. Blue-collar talent is expected to experience steady growth in the foreseeable future. Blue-collar talent was and is expected to maintain the largest proportion of non-agricultural employees. The number of blue-collar talent in China was 388.2 million in 2023 and is expected to further increase to 399.3 million in 2028.

In the past, blue-collar talent mainly hunted their jobs through referrals by acquaintances or walk-ins. As the online recruiting platforms and offline recruiting agencies became well known among blue-collar job seekers, the penetration rate of online job hunting increased from 10.0% in 2018 to 20.6% in 2023, and the penetration rate of job hunting through offline agencies increased from 7.5% in 2018 to 7.6% in 2023.

According to CIC, the job hopping frequency of the blue-collar talent per year in the secondary industry and tertiary industry increased from 3.0/2.0 times in 2018 to 3.1/2.1 times in 2019. Affected by COVID-19, the job hopping frequency decreased to 2.9/1.9 times in 2022. As the COVID-19 weakened in 2023, the job hopping frequency recovered to 3.0/2.0 times in 2023.

Job seeking channels of blue-collar talent in China, 2018-2023	Job hopping frequency of blue-collar talent in China per year, 2018-2023

______________

Source: CIC Report

Size of the Blue-collar Lifetime Service Market in China

The blue-collar lifetime service market includes vocational education services, HR recruitment services, employee management services, and market services. Among the different sectors of the blue-collar lifetime service industry, vocational education industry emerged relatively early, while the market service industry in China is still at a relatively early stage and has experienced steady growth over the past five years.

According to CIC, the market size of the blue-collar lifetime service industry in China, in terms of revenue, increased to RMB1,463.9 billion in 2023 from RMB922.2 billion in 2018, representing a CAGR of 9.7% from 2018 to 2023, and is expected to reach RMB2,804.4 billion in 2028 at a CAGR of 13.9% from 2023 to 2028. The following diagram sets forth the historical and forecasted market size of the blue-collar lifetime service market in China from 2018 to 2028.

244

Blue-collar lifetime service industry in China, in terms of revenue1 2, 2018-2028E

RMB billion
CAGR 2018-2023
CAGR 2023-2028E
Total 9.7% 13.9%
Vocational education services 7.5% 13.1%
Blue-collar HR recruitment services 15.8% 19.6%
Blue-collar employee management services 12.9% 12.5%
Blue-collar market services 12.6% 13.9%
3,000
2,500
2,000
1,500
1,000
500
0
2018: 922.2; 593.6; 56.9; 5.5; 226.2
2019: 1,023.2; 642.9; 54.1; 8.2; 258.0
2020: 1,116.9; 709.3; 58.9; 4.2; 274.6
2021: 1,252.7; 764.4; 67.1; 1.8; 329.4
2022: 1,337.6; 811.0; 73.8; 9.2; 353.5
2023: 1,463.9; 852.8; 83.6; 118.7; 408.8
2024E: 1,644.3; 946.4; 94.9; 139.5; 463.5
2025E: 1,878.9; 1,074.3; 166.4; 107.7; 530.5
2026E: 2,154.8; 1,226.4; 200.0; 121.0; 607.4
2027E: 2,459.6; 1,392.2; 240.7; 135.4; 691.3
2028E: 2,804.4; 1,579.1; 290.6; 150.7; 783.9

______________

Source: CIC Report

Notes:

(1)	Labor costs and service fees received from corporate customers are included in the revenue of the labor outsourcing business.

(2)	The size of vocational education market includes degree vocational education and non-degree vocational education (i.e., vocational trainings).

Key Drivers for the Blue-collar Lifetime Service Market in China

According to CIC, the blue-collar lifetime service market is primarily driven by the following key factors:

●	Increased demand for professional and high-quality blue-collar talent in line with industry upgrade. Along with the upgrading of Chinese manufacturing industry, the demand for skilled workers has been growing. As skilled blue-collar talent are scarce resources, the rising demand will drive manufacturing enterprises turning to blue-collar services providers, booming the whole market. Along with the deepening transformation of China’s industrial structure, including the upgrading of intelligent manufacturing in the secondary industry and the rapid development of the tertiary industry, as well as the changing roles of labor division in global value chains, the demand for blue-collar talent with professional and high-quality skillset has been consistently increasing, which also stimulated the development of the lifetime services centered on the blue-collar talent.

●	Favorable government policies. In recent years, Chinese regulators at different levels promulgated various policies and guidelines to support the cultivation of highly skilled talent. For example, the MHRSS issued the Notice on Further Strengthening Work Related to the Implementation of Employment Policies in August 2023 to strengthen policy propaganda and interpretation, promptly include key private enterprises in the scope of labor protection for key enterprises, and synchronously push out employment and entrepreneurship support policies. The Notice on the Implementation of the Action Plan for Innovative Development of the Human Resources Service Industry (2023-2025) issued in December 2022 to strengthen and optimize leading human resource service enterprises, carry out actions to stabilize employment and promote employment, focusing on key groups such as college graduates and migrant workers, as well as provide financial and tax preferential policies for various industries that support the development of human resources services.

245

●	Nationwide public finance expenditures on human resources. To deal with unemployment, the national public finance expenditures on human resources have undergone a remarkable increase since 2018 onwards and the proportion of expenditures spent on human resources, in terms of total government expenditures rising from 12.2% in 2018 to reach 14.1% in 2023.

OVERVIEW OF THE VOCATIONAL EDUCATION MARKET IN CHINA

Categories of the Vocational Education Market in China

China is looking forward to moving from “made in China” to “created in China,” as a result of which, secondary and the tertiary industries have become an increasingly important portion in the total GDP of China and it has been seen that the development of digital transformation and smart manufacturing have been accelerated in recent years. Besides, a large amount of unskilled rural workforce enters into cities and seeks employment opportunities, most of whom is lack of practical skillsets required by the employers and in great demand for high-quality vocational education. As a result, vocational education started to cater to such demand. The education level of blue-collar talent in China has also been enhanced.

The vocational education can be divided into degree and non-degree vocational education, also known as formal and non-formal vocational education. The students enrolled in degree education programs can obtain degree diploma issued by the competent education institution, while the students enrolled in non-degree education programs and blue-collar talent enrolled in vocational training programs are educated or trained without the issuance of any degree diploma. Degree vocational education can be further divided into secondary vocational education and higher vocational education. Institutions providing secondary vocational education primarily comprise specialized secondary schools and vocational high schools, and institutions providing higher vocational education primarily comprise higher vocational colleges, junior colleges and adult higher vocational education institutions.

Size of the Vocational Education Market in China

According to CIC, the size of vocational education market in China, in terms of revenue, reached RMB852.8 billion in 2023 from RMB593.6 billion in 2018 at a CAGR of 7.5% from 2018 to 2023. Benefitted from the increasing demand for high quality labor in the job market and Chinese government’s supportive policies for vocational education, the market is expected to grow to RMB1,579.1 billion in 2028. The following diagram sets forth the historical and forecasted market size of the vocational education market in China from 2018 to 2028.

Market size of vocational education in China, in terms of revenue, 2018-2028E

_____________

Source: MOE, MOHRSS, CIC Report

246

Key Drivers for the Vocational Education Market in China

According to CIC, the vocational education market in China is primarily driven by the following key factors:

●	Increasing demand for technical talent. With the industrial transformation and upgrading, an increasing demand of skill-oriented occupations emerged, covering a broad spectrum of industries, such as automobile maintenance technology and culinary techniques. To meet the booming demand for skilled talent, the vocational schools and vocational education institutions are diversifying their course offering and curricula setting, which further stimulated the growth of vocational education market.

●	High quality labor requirement from China’s industrial upgrade. In the labor market, the demand for premium skilled workers always exceeds its supply, especially in the manufacturing industry. With the release of “made in China 2025” initiative, Chinese companies are seeking possibilities to upgrade their production and become more R&D driven. With this changing objective, the demand for high quality labor will further increase, which will drive the demand for vocational education.

●	Unskilled labor force entering the cities along with urbanization. As part of the urbanization progress, a lot of less-educated rural labor enters into cities and seeks employment opportunities. As this group of people are usually less educated and do not have working skills, they need to receive further vocational training, which drives the growth of the blue-collar vocational education industry.

●	Government supportive policies. In March 2024, the premier pointed out that the quality of vocational education should be greatly improved, and the development of private education should be guided and standardized in the government work report. In order to improve the quality of vocational education, in June 2023, NDRC and six other cabinet bodies jointly issued Implementation Plan for Enhancing the Integration of Production and Education in Vocational Education (2023-2025), which emphasizes that the state will increase the financial policy support for the integration project of industry and education in vocational education.

OVERVIEW OF THE BLUE-COLLAR HR RECRUITMENT SERVICE MARKET IN CHINA

Definition of Blue-collar HR Recruitment Service Market

HR recruitment services, facilitating the connection between recruiters and job seekers as well as optimizing the hiring process, can be categorized into online posting services and transaction-based recruitment services. The online posting service providers providing online posting services offer a package of online services without involving in the offline talent placement. Transaction-based recruitment services refer to a recruitment model under which candidates can access to job opportunities through diversified online and offline usage scenarios provided by the service providers, and subsequently complete the recruitment process offline.

Blue-collar HR recruitment refers to the recruitment targeted at blue-collar talent, who usually perform manual or service-related work in the secondary industry such as manufacturing and construction industry and the tertiary industry such as accommodation and catering industry, and local life services industry.

Size of the Blue-collar HR Recruitment Service Market in China

According to CIC, the market size of blue-collar HR recruitment service industry in China, in terms of revenue, reached RMB118.7 billion in 2023 from RMB56.9 billion in 2018 at a CAGR of 15.8% from 2018 to 2023, and is expected to reach RMB290.6 billion in 2028 at a CAGR of 19.6% from 2023 to 2028. The following diagram sets forth the historical and forecasted market size of the blue-collar HR recruitment service market in China from 2018 to 2028.

247

Market size of the blue-collar HR recruitment services in China, in terms of revenue, 2018-2028E

______________

Source: CIC Report

Key Drivers for the Blue-collar HR Recruitment Service Market in China

According to CIC, the blue-collar HR recruitment service market in China is primarily driven by the following key factors:

●	Ongoing economy expansion with optimization of industrial structure. China’s economy has undergone stable growth in the past few years. As a critical facet of the economic structural transformation, China’s tertiary industry has been playing a key role in driving this structural transformation. Blue-collar HR recruitment services providers have been playing a significant role in supporting the development of the tertiary industry, especially in sectors related to e-commerce and new retail. As the tertiary industry continues to evolve and expand, there will be increasing needs for a large pool of blue-collar talent, which in turn will drive the growth of the blue-collar HR recruitment service market. Meanwhile, the aging of China’s population is resulting in the imbalance of labour supply and demand, and is further increasing the difficulty of enterprise recruitment. China’s blue-collar HR recruitment service market is facing opportunities. In conclusion, the upgrading of secondary industry, development of tertiary industry and the labor market imbalance in China have created increasing needs for qualified blue-collar talent, which in turn drive the growth of blue-collar HR recruitment service market in China.

●	Enterprises’ increasing recognition of third-party HR recruitment services vendors. Compared to internal recruitment, third-party HR recruitment services vendors provide enterprises with higher flexibility, lower costs, more professional services and broader resources. As such, third-party HR recruitment service providers have been well received and recognized by more and more enterprises.

●	Further application of artificial intelligence (“AI”) and new technologies. The application of technologies, such as AI and big data, has improved the efficiency of matching jobs and talent profiles. Those technologies have improved the efficiency of matches between jobs and talents profiles. In addition, technologies, such as application tracking systems and real-time online communication platforms, keep workers actively engaged throughout the whole recruitment process. Furthermore, with the implementation of AI and big data, together with other technologies, the recruiting cycle can be reduced from a few weeks to a few days, and even a few hours in some cases. Hence, these technologies are going to continue driving the development of the blue-collar HR recruitment service market.

248

OVERVIEW OF THE BLUE-COLLAR EMPLOYEE MANAGEMENT SERVICE MARKET IN CHINA

Definition of Blue-collar Employee Management Service Market

Blue-collar employee management service providers are engaged by enterprises when they need to hire qualified talent in a flexible way, to reduce labor costs and administrative burden and focus on core business. Blue-collar employee management service providers usually assign contracted employees to work for enterprises and manage employees through online modules such as personnel management, performance review, attendance management, and payroll and benefits management.

Size of the Blue-collar Employee Management Service Market in China

According to CIC, the market size of blue-collar employee management services in China, in terms of revenue, reached to RMB83.6 billion in 2023 from RMB45.5 billion in 2018 at a CAGR of 12.9% from 2018 to 2023, and is expected to reach RMB150.7 billion in 2028 at a CAGR of 12.5% from 2023 to 2028. The following diagram sets forth the historical and forecasted market size of the blue-collar employee management service market in China from 2018 to 2028.

Market size of the blue-collar employee management services in China, in terms of revenue, 2018-2028E

______________

Source: CIC Report

Key Drivers for the Blue-collar Employee Management Service Market in China

According to CIC, the blue-collar employee management service market in China is primarily driven by the following key factors:

●	Changes in labor demand due to industrial upgrades and population age structure. With population aging becoming an increasingly apparent trend, the working-age population is projected to continue decreasing from 865 million in 2023 to 849 million in 2028, representing a negative CAGR of 0.4%. The population structure of blue-collar talent also suffered from population aging, with the proportion of rural workers under 30 years old decreasing from 27.6% in 2018 to 16.6% in 2023. At the same time, the structural transformation of China’s economy facilitates the development of intelligent manufacturing and the high growth of businesses in the tertiary industry, which usually need a large number of flexible labor. However, enterprises will find it difficult to fulfill vacancies over a short period of time by themselves. As a result, the ongoing demand supply gap in China’s labor market will generate more opportunities for blue-collar employee management services.

249

●	Increasing emphasis on the core competencies due to more intense market competitions. Enterprises are faced with increasingly fierce competition and rising operational costs, which has stimulated the increasing emphasis on the core competencies and more adoption of blue-collar employee management solutions. Blue-collar employee management solutions allow enterprises to transfer time-consuming administrative tasks or professional work to third-party services providers, which in turn allows these enterprises to focus more of their attention on their core business and competencies while improving overall productivity and efficiency. This trend towards specialization and division of labor helps enterprises reduce their operational costs, while mitigating employment risks and satisfying temporary or seasonal employment demand.

●	Changing work values of younger workforces and supportive employment policies. Changing work values and supportive employment policies are driving blue-collar talent to accept diversified forms of employment. Unlike their parents who prefer stable jobs and fixed incomes, millennials and Generation Z believe that when compared to a permanent contract for a single employer, taking short-term jobs would provide greater job satisfaction, due to more flexibility of time and more opportunities to learn new skills in different sectors. With millennials and Generation Z becoming the main labor force in the near future, work culture is expected to experience a great change in China. Besides, the Chinese government has begun to encourage the diversification of employment and ensure the social security system for each form of employment.

●	Advancement of HR Technology. Advancement of HR technology has greatly changed the way of employee management and enhanced the efficiency of employee management services providers, clients and employees. The cloud-based HR management platform integrates abundant HR modules, covering personnel management, recruitment, attendance management, benefit management, etc. Such platforms and modules help streamline and simplify common HR tasks, improve employees’ user experience, and apply data intelligence tools, thus attracting more enterprises to choose labor outsourcing solutions.

OVERVIEW OF THE BLUE-COLLAR MARKET SERVICE INDUSTRY IN CHINA

Categories and Market Size of Blue-collar Market Service Industry

The blue-collar market service industry includes a variety of services such as shopping services, catering services, operation of student dormitories, corporate welfare services, for students, corporate customers and blue-collar talent. According to CIC, China’s blue-collar market service market reached to RMB408.8 billion in 2023 from RMB226.2 billion in 2018 with a CAGR of 12.6% from 2018 to 2023, and it is expected to grow to about RMB783.9 billion by 2028.

Market size of blue-collar market services in China, in terms of revenue, 2018-2028E

______________

Source: CIC Report

250

Key Drivers and Further Trends for the Blue-collar Market Service Industry in China

●	Service providers tend to expand their service portfolios to tap lifetime value of blue-collar talent. Service providers tend to offer blue-collar talent with a variety of market services to meet their different needs. Moreover, a more comprehensive service matrix will help improve the stickiness of blue-collar talent to the service provider, thereby enhancing their service lifetime value.

●	Growth in purchasing power and willingness to pay of blue-collar talent. The growing income level has driven the burgeoning purchasing power of blue-collar talent in China, which makes them more willing to buy services to improve their living standards. For example, by paying higher apartment price, a blue-collar talent could move from a multi-person blue-collar apartment to an independent blue-collar apartment, or by purchasing a more comprehensive commercial insurance in addition to the existing basic blue-collar insurance.

●	Enterprises are willing to reduce costs and increase efficiency with the assistance of blue-collar market service providers. Enterprises are faced with increasingly more fierce competition and rising operational costs. Outsourcing of related blue-collar market services allows enterprises to transfer time-consuming administrative tasks or professional work to third-party service providers, which in turn allows these enterprises to focus more of their attention on their core business and competencies while improving overall productivity and efficiency. Enterprises are capable of seeking more flexible and diversified services with the assistance of blue-collar market service providers, which in turn allows these enterprises to focus on their core business and competencies while improving overall productivity and efficiency.

●	Government supportive policies. The government has issued a series of policies to encourage the development of the blue-collar market service industry. For instance, multiple cities have explicitly stated to encourage and support the development of blue-collar apartments by increasing supply, standardizing management, financial subsidies, and reducing taxes and fees. Furthermore, the Guiding Opinions on Implementing the Responsibilities of Online Catering Platforms and Effectively Safeguarding the Rights and Interests of Food Delivery Deliverymen launched in July 2021 requires the delivery platforms to increase the income level of deliveryman and provide them with social security and other commercial insurance.

COMPETITIVE LANDSCAPE AND RANKING

China’s blue-collar lifetime service market, consisting of vocational education services, HR recruitment services, employee management services and market services, reached a market size of approximately RMB1,463.9 billion in terms of revenue in 2023, among which, the top five blue-collar lifetime service platforms together contributed revenue of approximately RMB3.5 billion in 2023. Blue-collar lifetime service platforms refer to blue-collar lifetime service providers offering services covering all four major sectors, including vocational education services, HR recruitment services, employee management services and market services. Our Company generated total revenue of approximately RMB1,366 million from blue-collar lifetime services in 2023, ranking as the largest blue-collar lifetime service platform in China’s blue-collar lifetime service market in 2023 in terms of revenue generated from the blue-collar lifetime services.

Ranking	Company	Revenue
(RMB in millions)
1	Youlife	~1,366
2	Company A(1)	~810
3	Company B(2)	~645
4	Company C(3)	~435
5	Company D(4)	~225

______________

Notes:

(1)	Established in 1987 and headquartered in Beijing, Company A is a leading state-owned human resource service provider mainly providing HR recruitment services, labor outsourcing services, labor dispatch services and HR agency services to its customers.

251

(2)	Established in 1999 and headquartered in Guangzhou, Company B is a leading human resource service provider mainly providing HR recruitment services, labor outsourcing services, labor dispatch services and HR agency services to its customers.

(3)	Established in 2001 and headquartered in Beijing, Company C is a human resource service provider mainly providing labor outsourcing services, labor dispatch services and HR agency services to its customers.

(4)	Established in 2001 and headquartered in Suzhou, Company D is a human resource service provider mainly providing labor outsourcing services and labor dispatch services to its customers.

Competitive Landscape of the Vocational Education Market in China

China’s vocational education market overall shows an intense competitive trend. Our Company ranked first in terms of the number of vocational schools under management in 2023/2024 school year. In addition, our Company ranked second in terms of students enrolled in degree secondary vocational schools in the 2023/2024 school year, with the student enrollment of 50.6 thousand.

Ranking	Company	Total number of vocational schools under management (for 2023/2024 school year)

1	Youlife	29
2	Company E(1)	13
3	Company F(2)	9
4	Company G(3)	6
5	Company H(4)	6

______________

Notes:

(1)	Headquartered in Sichuan province and established in 2007, Company E is a listed company on the Hong Kong Stock Exchange, primarily providing higher vocational education and college education services.

(2)	Headquartered in Sichuan province and established in 1995, Company F is a company primarily providing aviation-related vocational education services.

(3)	Headquartered in Beijing and established in 1998, Company G is a listed company on the Hong Kong Stock Exchange providing online education services, on-campus education services, vocational skill improvement services, human resources services, examination and assessment services, as well as overseas education services to its customers.

(4)	Headquartered in Hong Kong and established in 1999, Company H is a company that provides a variety of education services including college education services, higher vocational education services, secondary vocational education services, senior middle school education services, preschool education services and overseas education services.

Ranking	Company	Total number of students enrolled in degree secondary vocational schools (for 2023/2024 school year)
		(Thousand)
1	Company I(1)	57.8
2	Youlife	50.6
3	Company J(2)	14.2
4	Company K(3)	13.5
5	Company L(4)	11.4

______________

Notes:

(1)	Headquartered in Hong Kong and established in 1999. Company I is a listed company on the Hong Kong Stock Exchange, with its business outreach extended to China, Australia and the United Kingdom.

252

(2)	Headquartered in Henan province and established in 2004, Company J is a listed company on the Hong Kong Stock Exchange, primarily providing higher vocational education and college education services.

(3)	Headquartered in Guangdong province and established in 2003, Company K is a listed company on the Hong Kong Stock Exchange, and it mainly provides college education and vocational education services.

(4)	Headquartered in Guangdong province and established in 2000, Company L is a listed company on the Hong Kong Stock Exchange, and it mainly provides college education and vocational education services.

Competitive Landscape of the Blue-collar HR Recruitment Service Market in China

China’s blue-collar transaction-based recruitment service market reached a market size of approximately RMB104.7 billion in terms of revenue in 2023, our Company ranked third in terms of revenue in 2023 in China’s blue-collar transaction-based recruitment service market, and we held a market share of approximately 0.1%.

Ranking	Company	Revenue from blue-collar transaction-based recruitment services
(RMB in millions)
1	Company M(1)	~305
2	Company N(2)	~120
3	Youlife	~75
4	Company O(3)	~45
5	Company P(4)	~30

______________

Notes:

(1)	Established in 2005 and headquartered in Beijing, Company M is an online marketplace that mainly provides online services in recruitment, real estate, automobile, finance, local life services and other fields.

(2)	Established in 2013 and headquartered in Nantong, Company N is a blue-collar transaction-based recruitment services provider.

(3)	Headquartered in Shanghai and established in 1998, Company O is an online recruitment service provider that mainly provides online recruitment services and other HR services.

(4)	Headquartered in Beijing and incorporated in 1994, Company P is an online recruitment platform that mainly provides online recruitment services and other HR services.

Competitive Landscape of the Blue-collar Employee Management Service Market in China

China’s blue-collar employee management service market reached a market size of approximately RMB83.6 billion in terms of revenue in 2023, with the concentration ratio of top five market participants reached 4.6%. Our Company generated total revenue of approximately RMB1,034 million from blue-collar employee management services in 2023, ranking first in China’s blue-collar employee management service market with a market share of 1.2%.

Ranking	Company	Revenue from blue-collar employee management services
(RMB in millions)
1	Youlife	~1,034
2	Company Q(1)	~900
3	Company R(2)	~750
4	Company A(3)	~600
5	Company S(4)	~560

______________

Notes:

(1)	Headquartered in Beijing and founded in 1996, Company Q is a leading tech-driven talent solution provider, providing services including executive search, recruitment process outsourcing, flexible staffing, HR consulting and talent training and development. Company Q is a listed Company on the Shenzhen Stock Exchange.

253

(2)	Headquartered in Shanghai and established in 1997, Company R is a subsidiary of a world leader in providing workforce solutions and services, providing comprehensive workforce solutions and other HR services in Greater China. Company R is a listed Company on the Hong Kong Stock Exchange.

(3)	Established in 1987 and headquartered in Beijing, Company A is a leading state-owned human resource service provider mainly providing HR recruitment services, labor outsourcing services, labor dispatch services and HR agency services to its customers.

(4)	Established in Sichuan in 2010, Company S is a leading flexible staffing services provider in China, focusing on serving renowned rising Chinese companies. Company S is a listed company on the Hong Kong Stock Exchange.

Ranking	Company	Number of placement of blue-collar talent under labor outsourcing
(Thousand)
1	Youlife	~161
2	Company R(1)	~92
3	Company A(2)	~82
4	Company Q(3)	~78
5	Company S(4)	~65

______________

Notes:

(1)	Headquartered in Shanghai and established in 1997, Company R is a subsidiary of a world leader in providing workforce solutions and services, providing comprehensive workforce solutions and other HR services in Greater China. Company R is a listed Company on the Hong Kong Stock Exchange.

(2)	Headquartered in Beijing and established in 1987, Company A is a leading state-owned human resource service provider mainly providing HR recruitment services, labor outsourcing services, labor dispatch services and HR agency services to its customers.

(3)	Headquartered in Beijing and founded in 1996, Company Q is a leading tech-driven talent solution provider, providing services including executive search, recruitment process outsourcing, flexible staffing, HR consulting and talent training and development. Company Q is a listed Company on the Shenzhen Stock Exchange.

(4)	Headquarter in Sichuan and established in 2010, Company S is a leading flexible staffing services provider in China, focusing on serving renowned rising Chinese companies. Company S is a listed company on the Hong Kong Stock Exchange.

COST ANALYSIS OF THE BLUE-COLLAR LIFETIME SERVICE MARKET

Labor costs are the major cost component for the blue-collar lifetime services which are expected to maintain an upward trend, corresponding with continued economic development in China. According to CIC, the labor costs for the blue-collar vocational education can be measured as the average annual salary in China’s urban private education sector, which increased from RMB46.2 thousand in 2018 to RMB54.6 thousand in 2023, representing a CAGR of 3.4% from 2018 to 2023. Moreover, the labor costs for the blue-collar HR recruitment services and blue-collar employee management services can be measured as the average annual salary in China’s private sector, which increased from RMB49.6 thousand in 2018 to RMB69.7 thousand in 2023, representing a CAGR of 7.0% from 2018 to 2023.

254

Average annual salary in the urban private education sector, China, 2018-2023	Average annual salary in the private sector, China, 2018-2023

______________

Source: NBS, CIC Report

255

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF YOULIFE

Unless the context otherwise requires, all references in this section to “Youlife,” “we,” “us” or “our” refer to Youlife International Holdings Inc. and its subsidiaries, and, in the context of describing its operations and consolidated and combined financial information, also include the former subsidiaries.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Information about Youlife,” “Summary Historical Consolidated Financial Information of Youlife” and our consolidated and combined financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma combined financial information in the section entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical consolidated and combined financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

We are a leading blue-collar lifetime service provider in China, dedicating to serve the needs throughout the entire life cycle of the blue-collar talent. Empowered by our advanced technology, we assist blue-collar talent with their skill improvement and lifetime career development, for their happy work and life. According to CIC, we ranked first among the blue-collar lifetime service platforms in China in terms of revenue generated from the blue-collar lifetime services in 2023.

We provide blue-collar talent with comprehensive and lifetime services, including vocational education services, HR recruitment services, employee management services and market services, to improve their vocational knowledge, practical skills, and life quality for their enhanced employment opportunities as well as better life.

Leveraging our strong capability to capture the unmet demand for blue-collar lifetime services in China as well as the growth opportunities in the market, we achieved rapid growth in both revenue and gross profit in the past two years, despite the negative impact brought by the outbreak of COVID-19. Our revenue rapidly increased from RMB724.1 million in 2022 to RMB1,365.9 million (US$192.4 million) in 2023, with a year-over-year growth rate of 88.6%. Our gross profit rapidly increased from RMB127.1 million in 2022 to RMB200.4 million (US$28.2 million) in 2023, with a year-over-year growth rate of 57.6%. Our revenue rapidly increased from RMB619.7 million for the six months ended June 30, 2023 to RMB786.1 million (US$108.2 million) for the six months ended June 30, 2024, with a growth rate of 26.9%. Our gross profit rapidly increased from RMB95.3 million for the six months ended June 30, 2023 to RMB109.9 million (US$15.1 million) for the six months ended June 30, 2024, with a growth rate of 15.3%.

Key Factors Affecting Our Results of Operations

Our results of operations and financial condition are affected by the general factors affecting China’s blue-collar lifetime service market, including, among others, China’s overall economic growth, the competitive environment in China and greater challenges in hiring. In addition, our results of operations and financial condition are also affected by factors driving the blue-collar lifetime service market in China, such as growth of the blue-collar sector. Unfavorable changes in any of these general factors could materially and adversely affect our results of operations.

While our business is influenced by general factors affecting our industry, our results of operations are more directly affected by the following specific factors.

256

Our business mix

We have broad and diversified blue-collar lifetime service offerings, each of which complements and benefits each other and ensures our ability to withstand market while maintaining a strong financial growth trajectory. A shift in our revenue mix would affect our gross profit margin, as the gross profit margin of each business segment varies. Any change in the revenue mix or change in the profitability of any service offering may have a corresponding impact on our overall profitability. We may in the future further adjust our business structure and strategies to improve our profitability. Any further changes on our business mix may affect our profitability.

Our brand positioning and pricing ability

We rely on our well-established brand awareness and recognition, such as our brands “Youlan” and “Tiankun Education,” and our reputation in providing quality services. Our ability to maintain our relationship with existing customers and attract new customers depends, to a large extent, on our ability to continue to enhance brand recognition. We believe trusted brands enable us to expand our customer base, collaborate with more third parties, make our services more acceptable and lead to more business opportunities.

Our results of operations are also affected by the level of fees which we are able to charge. As we operate in a highly competitive and fragmented industry, our ability to price our services at the level we desire, while at the same time maintaining competitive, is dependent on a number of factors, including the pricing guideline and/or restriction issued or imposed by the relevant government authorities, the demand for our services, the supply of similar services in the market, prices set by our competitors and the competitive landscape of blue-collar lifetime service industry in China. To maintain our prices, we endeavor to diversify our services by offering more solution based, customized curricula and services. We aim to achieve a balance between pricing our services competitively while maintaining our position as a quality blue-collar lifetime service provider and ensuring an attractive profit margin. Failure to balance various factors in determining our pricing could materially and adversely affect our financial condition and results of operations.

Our ability to control operating costs and expenses

Our profitability is also affected by our ability to control our operating costs and expenses. We have been continuously improving our cost efficiency. In 2022 and 2023, our cost of sales represented 82.4% and 85.3% of our total revenue, respectively. For the six months ended June 30, 2023 and 2024, our cost of sales represented 84.6% and 86.0% of our total revenue, respectively. Our cost of sales primarily consists of personnel costs, constituting approximately 78.7%, 78.0%, 85.0% and 91.6% of our cost of sales in 2022 and 2023, and for the six months ended June 30, 2023 and 2024, respectively, and the majority of the personnel costs were the staff costs of blue-collar talent associated with our employee management services.

We expect the cost of sales to continue to be our most significant operating costs and expenses going forward, in particular in light of our continuous expansion. If we are unable to control our operating costs and expenses, our profitability may be materially and adversely affected.

Our ability to timely and continuously source adequate blue-collar talent who meet the requirements of our customers

We generated a significant portion of our revenue from our employee management services and HR recruitment services in 2022 and 2023. Our business depends on our ability to timely and continuously source large number of suitable blue-collar talent to support our corporate customers’ staffing needs. Our ability to continue to drive the organic growth of our blue-collar talent potentials is primarily driven by factors including our ability to match them with career opportunities, the quality of our services, the range and effectiveness of our recruitment service and delivery sites, and our brand reputation.

Competition for blue-collar talent with certain skills and experience may be intense, and qualified blue-collar talent may not be available to us in a sufficient number and on terms of employment acceptable to us. Going forward, our ability to recruit enough blue-collar talent who possesses the skills and experience necessary to meet the requirements of our corporate customers in a timely manner will be largely affected by various factors including our customers’ willingness to pay, the competition in the market and the customer stickiness with us.

257

Our ability to maintain major customers and expand our customer base

Our success is largely dependent on our ability to attract and maintain major customers and expand our customer base, which in turn is affected by our ability to deliver quality services amid a changing landscape of the blue-collar lifetime service industry in China. In 2022 and 2023, and the six months ended June 30, 2024, approximately 28.1%, 25.5% and 30.3% of our total revenue were generated from our top five customers, respectively. There is no guarantee that we will continue to obtain new contracts with these major customers or maintain our relationships with them in the future. In addition, we have a proven record of serving leading domestic and international corporate customers with a deep understanding of their needs and delivery, which we believe would be important to enhance our branding. Our continuous growth will be driven by our ability to expand our customer base to cover more large and medium sized customers of different industries in more cities and regions. In addition, our success will also be affected by our ability to explore relationships with customers focused on emerging industries with great growth potential.

Our ability to keep up with rapid changes in the blue-collar lifetime service industry

Our ability to grow our business and increase profitability largely depends on our ability to keep up with the rapid changes in both market conditions and relevant laws and regulations of the blue-collar lifetime service industry. Government policies have strengthened supervision requirements in the blue-collar lifetime service industry. Although we have taken measures to comply with the laws and regulations that are applicable to our business operations and avoid conducting any non-compliant activities under the applicable laws and regulations, the PRC government authorities may promulgate new laws and regulations regulating the blue-collar lifetime service industry from time to time. Any of these changes in the blue-collar lifetime service industry may result in the prohibition or restriction of certain types of services we offer, or the imposition of new or additional licensing or other requirements could also reduce our revenue and earnings.

Seasonality

Our financial condition and results of operations are subject to seasonal fluctuations due to various factors. The seasonality for each of our business segments varies. For example, we may generate lower revenue from our employee management services and HR recruitment services in the first quarter of a year, when blue-collar talent tend to return to their hometown to celebrate the Chinese New Year holidays with their families. As a result, any comparison of our sales and operating results between different periods within a single financial year, or between different periods in different financial years are not necessarily meaningful and may not indicate our future performance.

Impact of COVID-19

The COVID-19 pandemic has severely impacted the world, and it has resulted in quarantines, travel restrictions, and the temporary closure of offices and facilities in China and many other countries. Our business has not, to date, experienced material disruptions due to the COVID-19 pandemic. The extent to which the COVID-19 pandemic impacts on our long-term results remains uncertain, and we are closely monitoring its impact on us. See “Risk Factors — Risks Related to Youlife’s Business and Industry — Our business could be adversely affected by the global COVID-19 pandemic or other health epidemics and outbreaks.”

Non-GAAP Financial Measures

To supplement our consolidated financial statements which are presented in accordance with U.S. GAAP, we use adjusted net profit/loss and adjusted EBITDA, which are non-GAAP financial measures, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net profit/loss represents net profit before share-based compensation expenses, fair value gains from financial assets at fair value through profit or loss and deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares. Adjusted EBITDA represents adjusted net profit/loss before income tax expense, depreciation, amortization and interest expense. We believe that adjusted net profit/loss and adjusted EBITDA help identify underlying trends in our business that could otherwise be distorted by the effect of non-GAAP adjustments. We believe that such non-GAAP financial measures also provide useful information about our operating results, enhance the overall understanding of our past performance and prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision making.

258

The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. It should not be considered in isolation or construed as alternatives to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures considering the most directly comparable GAAP measures, as shown below. The non-GAAP financial measures presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

	For the Year Ended December 31,			For Six Months Ended June 30,
	2022	2023		2023		2024
	RMB	RMB	USD	RMB	RMB	USD
GAAP net (loss)/profit	(227,326)	97,046	13,354	38,732	1,405	193
Reconciliation item:
Add:
Share-based compensation, net of tax impact of nil	20,811	-	-	-	-	-
Fair value gains from financial assets at fair value through profit or loss, net of tax impact of nil	(38,336)	(36,500)	(5,023)	(4,001)	21,248	2,924
Deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares, net of tax impact of nil	130,011	-	-	-	-	-
Non-GAAP adjusted net (loss)/profit	(114,840)	60,546	8,331	34,731	22,653	3,117
Add:
Income tax expense/(benefit)	18,551	(30,256)	(4,163)	(23,814)	6,063	8 34
Depreciation	3,842	8,317	1,144	3,190	3,212	442
Amortization	14,662	18,559	2,554	9,589	7,912	1,089
Interest expense	2,057	2,176	299	1,360	1,114	153
Non-GAAP adjusted EBITDA	(75,728)	59,342	8,166	25,056	40,954	5,636

Key Components of Results of Operations

Revenues

We generated revenues from our vocational education services, HR recruitment services, employee management services and market services and solutions. The following table sets forth a breakdown of our revenues by business line, both by absolute amount and as a percentage of our total revenues for the periods indicated.

	For the Six Months Ended June 30,
	2023		2024
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Vocational education services	76,732	12.4	32,875	4,524	4.2
Employee management services	452,067	73.0	683,138	94,003	86.9
HR recruitment services	35,419	5.7	12,243	1,685	1.6
Market services and solutions	55,458	8.9	57,812	7,955	7.4
Total	619,676	100.0	786,068	108,167	100.0

	For the Year Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Vocational education services	68,663	8.9	179,031	24,635	12.7
Employee management services	563,273	73.0	1,033,837	142,261	72.9
HR recruitment services	110,991	14.4	75,479	10,386	5.3
Market services and solutions	28,367	3.7	129,700	17,847	9.1
Total	771,294	100.0	1,418,047	195,129	100.0
Less: revenues from the discontinued operations	47,221	6.1	52,182	7,180	3.7
Revenues from the continuing operations	724,073	93.9	1,365,865	187,949	96.3

259

We have provided vocational education services since our inception and we usually charge the relevant service fee. The service fees are decided based on the size and fee level of the schools we provide service with.

We provide our corporate customers with comprehensive HR recruitment services and charge them service fees, which are mainly determined on the number of blue-collar talent we recruited and the fee level.

Our employee management services primarily include outsourcing services and other HR solutions. We charge our corporate customers service fees for outsourcing services, which are determined on a number of factors, including, among others, costs and expenses of the services, the industries and the competitive landscape.

We also provide market services, primarily comprising shopping services, dormitory management services, catering services and welfare services, to blue-collar talents and students at schools customers we manage under management model.

Cost of revenues

Our cost of sales primarily consists of (i) personnel costs; (ii) procurement costs, mainly including our costs of procuring third party recruitment services, the commodities and raw materials. The following table sets forth a breakdown of our cost of revenues by nature, both by absolute amount and as a percentage of our total revenues for the periods indicated.

	For the Six Months Ended June 30,
	2023		2024
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Personnel costs	463,037	74.7	619,374	85,229	78.8
Procurement costs	57,960	9.4	47,145	6,487	6.0
Others	3,396	0.5	9,668	1,330	1.2
Total	524,393	84.6	676,187	93,046	86.0

	For the Year Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Personnel costs	487,871	63.3	929,097	127,848	65.5
Procurement costs	109,172	14.1	217,504	29,930	15.3
Others	23,055	3.0	45,209	6,221	3.2
Total	620,098	80.4	1,191,810	163,999	84.0
Less: cost of revenues from the discontinued operations	23,170	49.1	26,364	3,628	50.5
Cost of revenues from the continuing operations	596,928	82.4	1,165,446	160,371	85.3

Operating expenses

Our operating expenses primarily consist of sales and distribution expenses, administrative expenses and research and development expenses. The following table sets forth the components of our operating expenses, both by absolute amount and as a percentage of our total revenues for the periods indicated.

	For the Six Months Ended June 30,
	2023		2024
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating expenses
Selling and marketing expenses	35,161	5.7	32,810	4,515	4.2
Administrative expenses	60,380	9.7	47,709	6,565	6.1
Research and development expenses	7,978	1.3	5,658	779	0.7
Total	103,519	16.7	86,177	11,859	11.0

260

	For the Year Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating expenses
Selling and marketing expenses	72,451	9.4	98,056	13,811	6.9
Administrative expenses	243,624	31.6	129,689	18,266	9.1
Research and development expenses	16,695	2.2	12,285	1,730	0.9
Total	332,770	43.2	240,030	33,807	16.9
Less: operating expenses from the discontinued operations	36,134	76.5	20,690	2,914	39.6
Operating expenses from the continuing operations	296,636	41.0	219,340	30,893	16.1

Selling and marketing expenses. Our selling and marketing expenses primarily consist of (i) personnel costs of our sales team; (ii) marketing and promotion expenses paid to online channels for advertising; (iii) office and rental fees; (iv) traveling expenses; and (v) depreciation and amortization.

Administrative expenses. Our administrative expenses primarily include (i) personnel costs of our administrative staff; (ii) professional service fees relating to our financing and listing activities; (iii) depreciation and amortization; (iv) credit impairment losses and (v) office and other miscellaneous expenses.

Research and development expenses. Our research and development expenses mainly consist of (i) payroll expenses, (ii) technologies service expenses related to platform development and data analysis to support our business operations, and (iii) other expenses related to research and development functions.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, capital gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on payments of dividends.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our subsidiaries incorporated in Hong Kong are subject to 16.5% Hong Kong profit tax on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by our subsidiaries incorporated in Hong Kong are not subject to any Hong Kong withholding tax.

China

Generally, our subsidiaries incorporated in China are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. One of our PRC Subsidiaries is entitled to a favorable statutory tax rate of 15% for the three years from 2021 to 2024 because of its qualification as a “High and New Technology Enterprise.”

Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%.

261

Results of Operations

The following table sets forth a summary of our results of operations for the periods presented.

In January 2024, we completed our reorganization and discontinued operations of some of our business operations. In accordance with ASC 205-20-45, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations for the years ended December 31, 2022 and 2023, and the six months ended June 30, 2023 and 2024, as comparative statements of operations.

This information should be read together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Our results of operations in any period are not necessarily indicative of our future trends.

	For the Year Ended December 31,			For Six Months Ended June 30,
	2022	2023		2023		2024
	RMB	RMB	USD	RMB	RMB	USD
Revenues	724,073	1,365,865	187,949	619,676	786,068	108,167
Cost of revenue	(596,928)	(1,165,446)	(160,371)	(524,393)	(676,187)	(93,046)
Gross profit	127,145	200,419	27,578	95,283	109,881	15,121
Operating expenses:
Selling and distribution expenses	(70,073)	(91,688)	(12,617)	(35,161)	(32,810)	(4,515)
Administrative expenses	(209,868)	(115,367)	(15,875)	(60,380)	(47,709)	(6,565)
Research and development expenses	(16,695)	(12,285)	(1,690)	(7,978)	(5,658)	(779)
Total operating expenses	(296,636)	(219,340)	(30,182)	(103,519)	(86,177)	(11,859)
Loss from operations	(169,491)	(18,921)	(2,604)	(8,236)	23,704	3,262
Other income/(expense):
Fair value gains/(losses)	38,336	36,500	5,023	4,001	(21,248)	(2,924)
Other incomes	28,132	2,815	387	1,510	6,700	922
Other expenses	(3,977)	(2,220)	(305)	(380)	(862)	(119)
Gain on dissolution of subsidiaries and branches	16,010	29,312	4,033	9,740	1,322	182
Financial income, net	18,446	1,530	211	(260)	(1,876)	(258)
Total other income/(expense), net	96,947	67,937	9,349	14,611	(16,236)	(2,235)
(Loss)/profit before tax	(72,544)	49,016	6,745	6,375	7,469	1,027
Income tax (expenses)/benefits	(18,551)	30,256	4,163	23,814	(6,063)	(834)
Net (loss)/profit for the year from continuing operations	(91,095)	79,272	10,908	30,189	1,405	193
Net (loss)/profit from discontinued operations	(6,220)	17,774	2,446	8,543	-	-
Deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares	(130,011)	-	-	-	-	-
Net (loss)/profit attribute to non-controlling interests	(3,792)	(2,217)	(305)	54	413	57
Net (loss)/profit attribute to Youlife International Holdings Inc	(223,534)	99,263	13,659	38,678	992	136
Non-GAAP Financial Data(1)
Adjusted net (loss)/profit	(114,840)	60,546	8,331	34,731	22,653	3,117
Adjusted EBITDA	(75,728)	59,342	8,166	25,056	40,954	5,636

(1) See “-Non-GAAP Financial Measures.”

262

Six months ended June 30, 2024 compared to six months ended June 30, 2023

Revenues

Our revenues increased by 26.9% from RMB619.7 million for the six months ended June 30, 2023 to RMB786.1 million (US$108.2 million) for the six months ended June 30, 2024, with increases in revenues generated from employee management services and marketing services and solutions. The increase of our revenues was mainly driven by the growth in employee management services. The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated:

	For the Six Months Ended June 30,					Variance
	2023		2024			Amount
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Vocational education services	76,732	12.4	32,875	4,524	4.2	(43,857)	(57.2)
Employee management services	452,067	73.0	683,138	94,003	86.9	231,071	51.1
HR recruitment services	35,419	5.7	12,243	1,685	1.6	(23,176)	(65.4)
Market Services	55,458	8.9	57,812	7,955	7.4	2,354	4.2
Total	619,676	100.0	786,068	108,167	100.0	166,392	26.9

Vocational education services. Revenues generated from vocational education services decreased by 57.2% from RMB76.6 million for the six months ended June 30, 2023 to RMB32.9 million (US$4.5 million) for the six months ended June 30, 2024, primarily due to the decrease in our smart campus services resulting from we had completed most of our smart campus projects in 2023 and we expect to start new co-construction projects and recognize revenues in the second half year in 2024.

Employee management services. Revenues generated from employee management services increased by 51.1% from RMB452.1 million for the six months ended June 30, 2023 to RMB683.1 million (US$94.0 million) for the six months ended June 30, 2024, primarily due to (i) the increase of our corporate customers and their growing demands of blue-collar labors, which was attributable to comprehensive adjustments and optimizations we have achieved on business control and development under fully utilizing our mix business model of blue-collar lifecycle value chain service; and (ii) greater likelihood that our target customers are focusing on new economy industries with high customer value and large scale of outsourcing services demands. Compared with the same period, we have developed more than 50 new customers in the six months ended June 30, 2024.

HR recruitment services. Revenues generated from HR recruitment services decreased by 65.4% from RMB35.4 million in the six months ended 2023 to RMB12.2 million (US$1.7 million) for the six months ended June 30, 2024, primarily because our average service fee decreased in 2023 as our large-scale corporate customers would choose multi-settlement of high fluidity jobs.

Marketing services and solutions. Revenues generated from marketing services and solutions remained relatively stable at RMB55.5 million for the six months ended June 30, 2023 and RMB57.8 million (US$8.0 million) for the six months ended June 30, 2024.

Cost of revenues

Our cost of revenues increased by 28.9% from RMB524.4 million for the six months ended June 30, 2023 to RMB676.2 million (US$93.0 million) for the six months ended June 30, 2024, in line with the growth of our business scale. The following table sets forth a breakdown of our cost of revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated:

	For the Six Months Ended June 30,					Variance
	2023		2024			Amount
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Personnel costs	463,037	74.7	619,374	85,229	78.8	156,337	33.8
Procurement costs	57,960	9.4	47,145	6,487	6.0	(10,815)	(18.7)
Others	3,396	0.5	9,668	1,330	1.2	6,272	184.7
Total	524,393	84.6	676,187	93,046	86.0	151,794	28.9

263

Personnel costs. Costs related to personnel costs increased by 33.8% from RMB463.0 million for the six months ended June 30, 2023 to RMB619.4 million (US$85.2 million) for the six months ended June 30, 2024, primarily due to the increase of our outsourcing services scale and higher average labor cost per blue-collar talent.

Procurement costs. Costs related to personnel procurement costs decreased by 18.7% from RMB58.0 million for the six months ended June 30, 2023 to RMB47.1 million (US$6.5 million) for the six months ended June 30, 2024, primarily due to the decrease in our smart campus services resulting from we had completed most of our smart campus projects in 2023.

Gross profits and margin

Our gross margin decreased from 15.4% for the six months ended June 30, 2023 to 14.0% for the six months ended June 30, 2024, primarily due to the decrease of HR recruitment services which has a higher gross margin with almost 48.0% margin. The percentage of the gross profit from HR recruitment services decreased from 21.3% for the six months ended June 30, 2023 to 6.1% for the six months ended June 30, 2024.

Operating expenses

Our operating expenses decreased from RMB103.6 million for the six months ended June 30, 2023 to RMB82.2 million (US$11.3 million) for the six months ended June 30, 2024, representing a decrease of 20.6%. The following table sets forth a breakdown of our cost of revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated:

	For the Six Months Ended June 30,					Variance
	2023		2024			Amount
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Operating expenses
Selling and marketing expenses	35,161	5.7	32,810	4,515	4.2	(2,351)	(6.7)
Administrative expenses	60,380	9.7	47,709	6,565	6.1	(12,672)	(21.0)
Research and development expenses	7,978	1.3	5,658	779	0.7	(2,320)	(29.1)
Total	103,519	16.7	86,177	11,859	11.0	(17,343)	(16.8)

Selling and marketing expenses. Our selling and marketing expenses decreased by 6.7% from RMB35.2 million for the six months ended June 30, 2023 to RMB32.8 million (US$4.5 million) for the six months ended June 30, 2024, primarily because we reduced related marketing and promotion activities for retail services.

Administrative expenses. Our administrative expenses decreased by 21.0% from RMB60.4 million for the six months ended June 30, 2023 to RMB47.7 million (US$6.6 million) for the six months ended June 30, 2024, primarily because (i) professional service fees decreased from RMB10.5 million for the six months ended June 30, 2023 to RMB2.5 million(US$0.3 million) for the six months ended June 30, 2024, because sponsor is not required in De-SPAC basis of business combination, and (ii) RMB0.7 million of credit impairment losses were reversed for the six months ended June 30, 2023 and RMB10.7 million (US$1.5 million) of credit impairment losses were reversed in the six months ended 2024, due to our effective receivables collection.

Research and development expenses. Our research and development expenses decreased by 20.6% from RMB8.0 million for the six months ended June 30, 2023 to RMB5.7 million (US$0.8 million) for the six months ended June 30, 2024, primarily due to the decrease of technologies services expenses resulting from the continuous investment in our platforms.

(Loss)/profit from operations

As a result of the foregoing, we recorded profit from operations of RMB23.7 million (US$3.3 million) for the six months ended June 30, 2024 compared with loss from operation of RMB8.2 million for the six months ended June 30, 2023, primarily due to our business development and increased efficiency.

264

Other income/(expense), net

We incurred other income, net of RMB14.6 million and other expense, net of RMB16.2 million (US$2.2 million) for the six months ended June 30, 2023 and 2024, respectively, primarily due to the fair value losses from our equity investment.

Income taxes

Our income tax expenses were RMB6.1 million (US$0.8 million) for the six months ended June 30, 2024, compared to income tax benefits RMB23.8 million for the six months ended June 30, June 30, 2023, primarily due to the recognition of deferred tax assets have been utilized.

Net profit

As a result of the foregoing, we recorded net profit of RMB38.7 million and RMB1.0 million (US$0.1 million) for the six months ended June 30, 2023 and 2024, respectively.

Year ended December 31, 2023 compared to year ended December 31, 2022

Revenues

Our revenues increased by 88.6% from RMB724.1 million in 2022 to RMB1,365.9 million (US$187.9 million) in 2023, with increases in revenues generated from vocational education services, HR recruitment services, employee management services and marketing services and solutions. The increase of our revenues was mainly driven by the growth in employee management services. The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated:

	For the Year Ended December 31,					Variance
	2022		2023			Amount
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Vocational education services	68,663	8.9	179,031	24,635	12.6	110,368	160.7
Employee management services	563,273	73.0	1,033,837	142,261	72.9	470,564	83.5
HR recruitment services	110,991	14.4	75,479	10,386	5.3	(35,512)	(32.0)
Market Services	28,367	3.7	129,700	17,848	9.1	101,333	357.2
Total	771,294	100.0	1,418,047	195,129	100.0	646,753	83.9
Less: revenues from the discontinued operations	47,221	6.1	52,182	7,180	3.7	4,961	10.5
Revenues from the continuing operations	724,073	93.9	1,365,865	187,949	96.3	641,792	88.6

Vocational education services. Revenues generated from vocational education services increased by 160.7% from RMB68.7 million in 2022 to RMB179.0 million (US$24.6 million) in 2023, primarily due to (i) the easing of the impact of COVID-19 and the resumption of existing business; (ii) we have expanded our businesses in vocational qualification certification, characteristic college entrance examination, international study abroad, and co-construction projects with emerging industry colleges of vocational colleges; and (iii) the government vigorously promote relevant policies beneficial for vocational business.

Employee management services. Revenues generated from employee management services increased by 83.5% from RMB563.3 million in 2022 to RMB1,033.8 million (US$142.3 million) in 2023, primarily due to (i) the increase of our corporate customers and their growing demands of blue-collar labors, which was attributable to comprehensive adjustments and optimizations we have achieved on business control and development under fully utilizing our mix business model of blue-collar lifecycle value chain service; and (ii) our target customers are more likely focusing on new economy industries with high customer value and large scale of outsourcing services demands.

HR recruitment services. Revenues generated from HR recruitment services decreased by 32.0% from RMB111.0 million in 2022 to RMB75.5 million (US$10.4 million) in 2023, primarily due to (i) since the beginning of 2022, a few waves of COVID-19 outbreaks have emerged in various regions of China and various restrictions were reinstated. The lack of blue-collar resources under these restrictions increased our average service fee per talent recruited; and (ii) our average service fee decreased in 2023 as our large-scale corporate customers would choose multi-settlement of high fluidity jobs.

265

Marketing services and solutions. Revenues generated from marketing services and solutions increased by 357.2% from RMB28.4 million in 2022 to RMB129.7 million (US$17.8 million) in 2023, primarily due to the addition of sale of retail goods at the end of 2022.

Our revenues from the discontinued operations primarily generated from vocational education services for self-operated vocational school services and vocational training services.

Cost of revenues

Our cost of revenues increased by 95.2% from RMB596.9 million in 2022 to RMB1,165.4 million (US$164.2 million) in 2023, in line with the growth of our business scale. The following table sets forth a breakdown of our cost of revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated:

	For the Year Ended December 31,					Variance
	2022		2023			Amount
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Personnel costs	487,871	63.3	929,097	127,848	65.5	441,226	90.4
Procurement costs	109,172	14.2	217,504	29,930	15.3	108,332	99.2
Others	23,055	3.0	45,209	6,221	3.2	22,154	96.1
Total	620,098	80.4	1,191,810	163,999	84.0	571,712	92.2
Less: cost of revenues from the discontinued operations	23,170	49.1	26,364	3,628	50.5	3,194	13.8
Cost of revenues from the continuing operations	596,928	82.4	1,165,446	160,371	85.3	568,518	95.2

Personnel costs. Costs related to personnel costs increased by 90.4% from RMB487.9 million in 2022 to RMB929.1 million (US$127.8 million) in 2023, primarily due to the increase of our outsourcing services scale and higher average labor cost per blue-collar talent.

Procurement costs. Costs related to personnel procurement costs increased by 99.2% from RMB109.2 million in 2022 to RMB217.5 million (US$29.9 million) in 2023, primarily due to the addition of retail services.

Our cost of revenues from the discontinued operations primarily consists of teachers’ labor cost and other teaching materials.

Gross profits and margin

Our gross margin decreased from 17.6% in 2022 to 14.7% in 2023, primarily due to (i) the increase in cost paid to each talent, generally in line with our revenue growth in outsourcing services and other services; and (ii) we engaged certain third-party services providers to supplement our own blue-collar talent resources to satisfy the increased demands of certain corporate customers thus incurred procurement costs.

Operating expenses

Our operating expenses decreased from RMB296.6 million in 2022 to RMB219.3 million (US$30.2 million) in 2023, representing a year-over-year decrease of 26.1%, primarily due to the following:

	For the Year Ended December 31,					Variance
	2022		2023			Amount
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Selling and distribution expenses	72,451	9.4	98,056	13,493	6.9	25,605	35.3
Administrative expenses	243,624	31.6	129,689	17,846	9.1	(113,935)	(46.8)
Research and development expenses	16,695	2.1	12,285	1,690	0.9	(4,410)	(26.4)
Total operating expenses	332,770	43.1	240,030	33,029	16.9	(92,740)	(27.9)
Less: operating expenses from the discontinued operations	36,134	76.5	20,690	2,847	39.6	(15,444)	(42.7)
Operating expenses from the continuing operations	296,636	41.1	219,340	30,182	16.1	(77,296)	(26.1)

266

Selling and marketing expenses. Our selling and marketing expenses increased by 30.8% from RMB70.1 million in 2022 to RMB91.7 million (US$12.6 million) in 2023, primarily due to marketing and promotion expenses for retail services.

Administrative expenses. Our administrative expenses decreased by 45.0% from RMB209.9 million in 2022 to RMB115.4 million (US$15.9 million) in 2023, (i) professional service fees decreased by 37.8% from RMB26.6 million in 2022 to RMB16.5 million (US$2.1 million) in 2023 due to sponsor is not required in De-SPAC basis of business combination and (ii) RMB67.5 million of credit impairment losses were recorded in 2022 and RMB12.0 million (US$1.9 million) of credit impairment losses were reversed in 2023 due to effective receivables collection. We incurred share-based compensation of RMB20.8 million and nil in 2022 and 2023, respectively.

Research and development expenses. Our research and development expenses decreased by 26.4% from RMB16.7 million in 2022 to RMB12.3 million (US$1.7 million) in 2023, primarily due to the decrease of technologies services expenses resulting from the continuous investment in our platforms.

Loss from operations

As a result of the foregoing, our loss of operations decreased by 87.3% from RMB148.7 million in 2022 to RMB18.9 million (US$2.6 million) in 2023.

Other income, net

We incurred other income, net of RMB67.9 million (US$9.3 million) in 2023, compared to other income, net of RMB96.9 million in 2022.

Our total income, net decreased by RMB29.0 million, primarily due to the decrease of government grants and foreign exchange gains in 2023.

Income taxes

Our income tax benefits were RMB30.3 million (US$4.2 million) in 2023, compared to income tax expenses RMB18.6 million, primarily due to the recognition of deferred tax assets for net operating losses carry forward which were considered probable that enough taxable profits will be available against which the tax losses can be utilized.

Net profit/ (loss) from continuing operations

As a result of the foregoing, our net profit from continuing operations in 2023 was RMB79.3 million (US$10.9 million), compared to net loss RMB91.1 million in 2022.

Our net profit/ (loss) from discontinued operations

Our net profit from discontinued operations in 2023 was RMB17.8 million (US$2.4 million), compared to net loss RMB6.2 million in 2022, primarily due to reversal of credit impairment losses due to effective receivables collection.

Net profit/(loss)

As a result of the foregoing, we recorded net profit of RMB99.3 million (US$13.7 million) in 2023, compared to net loss RMB223.5 million in 2022.

267

Liquidity and Capital Resources

Our cash and cash equivalents consist of cash on hand, demand deposit.

The following table sets forth a summary of our cash flows for the year presented:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2022	2023		2023	2024
	RMB	RMB	USD	RMB	RMB	USD
Net cash provided by (used in) operating activities	(17,258)	11,501	1,583	10,484	7,603	1,046
Net cash provided by (used in) investing activities	(51,674)	(22,605)	(3,111)	57,078	(10,880)	(1,497)
Net cash provided by (used in) financing activities	17,621	(231,838)	(31,902)	(112,075)	(48,696)	(6,701)
Effect of foreign exchange rate changes, net	3,989	2,931	403	610	17	2
Net increase/(decrease) in cash and cash equivalents	(47,322)	(240,011)	(33,027)	(43,903)	(51,956)	(7,150)
Cash and cash equivalents, beginning of the year	476,283	428,961	59,027	428,961	185,425	25,515
Cash and cash equivalents, ended of the year	428,961	188,950	26,000	385,058	133,469	18,365
Less: cash and cash equivalents, ended of the year from discontinued operations	120,980	3,525	485	20,896	—	—
Cash and cash equivalents, ended of the year from continuing operations	307,981	185,425	25,515	364,162	133,469	18,365

We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Operating activities

Our net cash provided by operating activities for the six months ended of June 30, 2024 was RMB7.6 million (US$1.0 million), primarily due to our net profit of RMB1.4 million (US$0.2 million), as adjusted to reflect certain non-cash or non-operating activities related items, which primarily included fair value losses from financial assets at fair value through profit or loss of RMB21.2 million and reversal of impairment of accounts receivables and other receivables of RMB10.7 million. Changes in the working capital mainly included (i) an increase in trade and bills payables of RMB38.6 million (US$5.3 million); (ii) a decrease in other payables and accruals of RMB23.9 million (US$3.3 million); and (iii) an increase in prepayments, other receivables and other assets of RMB18.4 million (US$2.5 million).

Our net cash provided by operating activities for the year ended of December 31, 2023 was RMB11.5 million (US$1.6 million), primarily due to our net profit of RMB79.3 million (US$10.9 million), as adjusted to reflect certain non-cash or non-operating activities related items, which primarily included fair value gains from financial assets at fair value through profit or loss of RMB36.5 million. Changes in the working capital mainly included (i) an increase of RMB140.8 million in trade receivables; (ii) an increase in contract liability of RMB36.6 million; (iii) an increase of other payables and accruals of RMB82.4 million; (iv) principle of lease payments of RMB8.1 million and the net cash provided by operating activities from discontinued operations of RMB1.2 million.

Our net cash provided by operating activities for the six months ended of June 30, 2023 was RMB10.5 million, primarily due to our net profit of RMB30.2 million, as adjusted to reflect certain non-cash or non-operating activities related items, which primarily included loss on dissolution of subsidiaries and branches or RMB8.5 million and amortization of right-of-use assets of EMB7.6 million. Changes in the working capital mainly included (i) an increase in trade receivables of RMB56.5 million, (ii) a decrease in in other payables and accruals of RMB40.5 million, and (iii) an increase in deferred tax assets of RMB25.5 million and the net cash provided by operating activities from discontinued operations of RMB6.9 million.

268

Our net cash used in operating activities for the year ended of December 31, 2022 was RMB17.2 million, primarily due to our net loss of RMB91.1 million, as adjusted to reflect certain non-cash or non-operating activities related items, which primarily included fair value gains from financial assets at fair value through profit or loss of RMB38.3 million. Changes in the working capital mainly included (i) a decrease in prepayments, other receivables and other assets of RMB48.5 million; (ii) a decrease of other payables and accruals of RMB30.6 million and the net cash provided by operating activities from discontinued operations of RMB59.9 million.

Investing activities

Our net cash used in investing activities for the six months ended June 30, 2024 was RMB10.9 million (US$1.5 million), primarily due to (i) net cash paid for business acquisitions of RMB9.6 million (US$1.3 million), and (ii) cash used in purchase of items of property and equipment of RMB1.1 million (US$0.2 million).

Our net cash used in investing activities for the year ended December 31, 2023 was RMB22.6 million (US$3.1 million), primarily due to (i) cash used in purchase of items of property and equipment of RMB94.7 million; (ii) cash used in purchase of intangible assets of RMB8.7 million; (iii) cash received of short-term investment of RMB84.2 million and the net cash used in investing activities from discontinued operations of RMB3.5 million.

Our net cash provided by investing activities for the six months ended June 30, 2023 was RMB57.1 million, primarily due to (i) cash received of short-term investment of RMB84.2 million; (ii) cash used in purchase of items of property and equipment of RMB20.3 million; and (iii) cash used in purchase of intangible assets of RMB6.9 million.

Our net cash used in investing activities for the year ended December 31, 2022 was RMB51.7 million, primarily due to prepayment of other non-current assets of RMB51.3 million and the net cash used in investing activities from discontinued operations of RMB4.7 million.

Financing activities

Our net cash used in financing activities for the six months ended June 30, 2024 was RMB48.7 million (US$6.7 million), primarily due to repayment of advances from third parties of RMB38.4 million (US$5.3 million).

Our net cash used in financing activities for the year ended December 31, 2023 was RMB231.8 million (US$31.9 million), primarily due to (i) repayment of advances from third parties of RMB96.5 million; (ii) repayment of bank and other borrowings of RMB9.0 million and the net cash used in financing activities from discontinued operations of RMB115.2 million.

Our net cash used in financing activities for the six months ended June 30, 2023 was RMB112.1 million, primarily due to (i) new bank and other borrowings of RMB20.0 million; (ii) repayment of advances from third parties of RMB13.0 million, and the net cash used in financing activities from discontinued operations of RMB107.0 million.

Our net cash provided by financing activities for the year ended December 31, 2022 was RMB17.6 million, primarily due to (i) repayment of bank and other borrowings of RMB32.0 million; (ii) payment for listing expenses of RMB22.3 million; (iii) proceeds from issuance of convertible redeemable preferred shares of RMB 14.5million and the net cash provided by financing activities from discontinued operations of RMB58.3 million.

Material Cash Requirements

Our material cash requirements as of December 31, 2023 and any subsequent period primarily included our capital expenditures and contractual obligations.

Capital Expenditures

We incurred capital expenditures of RMB30.9 million in 2022. We did not incur capital expenditures in 2023 and the six months ended June 30, 2024, respectively. Capital expenditures primarily represent capital payment to the new vocational facility. We will continue to make capital expenditures to meet the expected growth of our business. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering.

269

Contractual Obligations

The following table set forth our contractual obligations as of June 30, 2024:

Payment Due by Period
	Total	Within One Year	More Than One Year
	(RMB in thousands)

Operating lease obligation	49,871	10,016	39,855

Other than as shown above, we did not have any other significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2023.

Internal Control over Financial Reporting

Prior to this Business Combination, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our management and independent registered public accounting firm have completed the assessment and audit of our internal control over financial reporting, and they did not find any internal control issue.

As a company with less than US$1.235 billion in revenue for the last year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated and combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Holding Company Structure

Youlife International Holdings Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC Subsidiaries in China. As a result, although other means are available for us to obtain financing at the holding company level, our ability to pay dividends to the shareholders and to service any debt we may incur may depend upon dividends paid by our PRC Subsidiaries.

If our existing PRC Subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC Subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC Subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

270

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. We place substantially all of our cash with financial institutions with high credit ratings and quality in China. In the event of bankruptcy of one of these financial institutions, we may not be able to claim our cash and demand deposits back in full. We continue to monitor the financial strength of the financial institutions. There has been no recent history of default in relation to these financial institutions.

For accounts receivable, credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the exposures to the customer and its likely future development.

Liquidity Risk

We are also exposed to liquidity risk which is risk that we are unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to meet the liquidity shortage.

Foreign Exchange Risk

Our operations are primarily in China. Our reporting currency is denominated in RMB. We are exposed to currency risk primarily through capital transaction which give rise to receivables, payables and cash balances that are denominated in currencies other than the functional currency of the operations to which the transactions relate.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this proxy statement/prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Valuation allowance of deferred tax assets

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider all available evidence, both positive and negative, when determining whether a valuation allowance is needed. Factors considered include the nature, timing and amount of current and cumulative losses, nature, timing and amount of future taxable income, statutory carry-forward periods, past experience with tax attributes expiring unused, and current economic information.

271

As of December 31, 2022 and 2023, and as of June 30 2024, the valuation allowance for deferred tax assets were RMB89.7 million, RMB60.7 million and RMB46.7 million (US$6.4 million), respectively, because they did not meet the “more likely than not” criteria as defined by the recognition and measurement provisions of FASB ASC Topic 740, Income Taxes. As of December 31, 2022 and 2023, and as of June 30, 2024, we had net deferred tax assets, after valuation allowance, nil, RMB35.5 million and RMB30.8 million (US$4.2 million), respectively. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. Changes in our assumptions and estimates would affect these balances, our effective income tax rate and cash flows.

Allowance for expected credit losses

The allowance for expected credit losses (“ECL”) is a valuation account that is deducted from the amortized cost basis of financial assets to present the net amount expected to be collected on the financial assets. We adopt ASC Topic 326, “Financial Instruments — Credit Losses”, for credit loss assessment using the modified retrospective approach for all in-scope assets. The Group’s in-scope assets are primarily account receivables and other receivables.

For ECL of account receivables, we identify the relevant risk characteristics of customers and related receivables, which include size, types of the services we provide, or a combination of these characteristics. Account receivables with similar risk characteristics are grouped into pools. For each pool, we consider the historical credit loss experience, the age of the accounts receivable balances, credit quality of the customers, current economic conditions and supportable forecasts of future economic conditions in assessing the ability to collect from customers.

For ECL of other receivables, the balance mainly consists of several large receivables which do not share similar risk characteristics with each other. We evaluate ECL on an individual basis. We consider factors including counterparties’ credit rating and repayment ability. The repayment ability depends on their performance and business sustainability which are affected by future economic conditions.

The factors considered for ECL evaluation may differ from management’s initial estimates so that the amount of ECL changes accordingly and impact our operating results and financial position. As of December 31, 2022 and 2023, and as of June 30, 2024, the allowance for credit loss of account receivables were RMB27.7 million, RMB20.7 million and RMB16.4 million (US$2.3 million), respectively. And the allowance for credit loss of other receivables were RMB57.1 million, RMB42.6 million and RMB23.8 million (US$3.3 million), respectively.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in our consolidated financial statements included elsewhere in this proxy statement/prospectus.

272

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

Following the consummation of the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. Officers of Pubco will be elected by the Pubco Board from time to time and will hold office for the term as determined by the Pubco Board. The Pubco Board immediately following the Closing will consist of seven individuals. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of Pubco upon consummation of the Business Combination.

Name	Age	Position
Yunlei Wang	48	Chairman of the Board, Executive Director and Chief Executive Officer
Lidong Zhu	54	Director, Chief Financial Officer and Senior Vice President
Xiaolin Gou	49	Director and Senior Vice President
Yunqiu Dai	34	Director
Clement Ka Hai Hung	69	Independent Director Nominee
Yeeli Hua Zheng	53	Independent Director Nominee
Huifang Cheng	71	Independent Director Nominee

Executive Officers and Directors of Pubco

Mr. Yunlei Wang has served as a director, Chairman of the Board, and Chief Executive Officer of Youlife since July 2014 and of Pubco since its incorporation. Prior to the foundation of Youlife in July 2014, he founded the predecessor of our Group, Wenzhou Yunlei, in January 2008. He served as a senior manager of the human resources department of Tsingshan Holding Group Company Limited from March 2004 to January 2008, primarily responsible for human resources management of the group. From September 1996 to February 2004, he successively worked at Anyue Heyi Township Junior Middle School Anyue Lijia Senior Middle School and Anyue Vocational and echnical Education Center as a Chinese teacher. Mr. Wang obtained a bachelor’s degree in Chinese language and literature from Central Radio and Television University in July 2004 and an executive master of business administration degree from Cheung Kong Graduate School of Business in September 2016. Mr. Wang also completed the executive master of business administration program of Tsinghua University in May 2009.

Mr. Lidong Zhu has served as a director and Chief Financial Officer and Senior Vice President of Youlife since January 2022 and of Pubco since its incorporation. Prior to that, Mr. Zhu served as the chief financial officer at various companies, including China Rundong Auto Group Limited, a company formerly listed on the Main Board of the Hong Kong Stock Exchange, China New Higher Education Group Limited (Stock Code: 2001.HK) and First High-School Education Group Co., Ltd. (Stock Code: FHS.NYSE) from March 2013 to December 2021. From 2005 to 2013, he successively worked at three automobile companies, namely Chery Automotive Co., Ltd. Beiqi Foton Motor Co., Ltd. (Stock Code: 600166.SH), and ZAP Inc., a US-based manufacturer of electric vehicles. He also worked at Deloitte and Pricewaterhouse Coopers from 1995 to 2005. Mr. Zhu received a bachelor’s degree in business management from Southwestern University of Finance and Economics in 1993. Mr. Zhu is a member of the Chinese Institute of Certified Public Accountant, the China Certified Tax Agents Association and the China Appraisal Society.

Mr. Xiaolin Gou has served as a director and Senior Vice President of Youlife since May 2017 and of Pubco since its incorporation. Prior to that, he served as the chief executive officer of Beijing Zhongfa Zhixun Technology Development (Group) Co., Ltd. from March 2016 to April 2017, a company mainly engaged in cultural tourism real estate and intelligent manufacturing, where he was in charge of formulating corporate strategies, business management and organizational development. From April 2014 to February 2016, he served as the vice president of Mango Net Co., Ltd., a company mainly engaging in tourism, where he was responsible for management of Internet products, technology development and operation. Mr. Gou obtained a bachelor’s degree in automation from Yanshan University in July 1998 and a master’s degree in business administration from University of Wales in December 2012.

273

Ms. Yunqiu Dai served as a director of Pubco since May 2024. She currently serves as the chairwoman of the Board and the founder partner of the Fengshi Capital since June 2022. Prior to that she worked in Zhejiang Saize Investment Group Co., Ltd with the title of investment manager, managing director and partner since January 2015 to January 2022. Ms. Dai received a bachelor’s degree in applied psychology from Huangshan College in July 2012 and a master’s degree in business administration from Hong Kong Finance and Economics College in September 2017. We believe she is well qualified to serve on our board of directors due to her experience in capital investment in multiple industries.

Mr. Clement Ka Hai Hung will serve as an independent director of Pubco upon the consummation of the Business Combination. Mr. Hung currently serves as a non-executive director of High Fashion International Limited (Stock Code: 608.HK), and an independent non-executive director of each of Starjoy Wellness and Travel Company Limited (formerly known as Aoyuan Healthy Life Group Company Limited (Stock Code: 3662 .HK)), China East Education Holdings Limited (Stock Code: 667.HK), Huarong International Financial Holdings Limited (Stock Code: 993.HK), Skyworth Group Limited (Stock Code: 751.HK), USPACE Technology Group Limited (formerly known as Hong Kong Aerospace Technology Group Limited (Stock Code: 1725.HK)) , JX Energy Ltd. (Stock Code: 3395.HK) and Capital Estate Limited (Stock Code: 193.HK). Mr. Hung also currently acts as an independent supervisor of the Supervisory Committee of Ping An Insurance (Group) Company of China, Ltd. (Stock Code: 2318.HK and Stock Code: 601318.SH). Mr. Hung was an independent non-executive director of each of SY Holdings Group Limited (formerly known as Sheng Ye Capital Limited) (Stock Code: 8469.HK) from June 2017 to July 2022, and Gome Finance Technology Co., Ltd. (formerly known as Sino Credit Holdings Limited, (Stock Code: 628.HK)) from October 2016 to December 2023. Mr. Hung served as the consultant of the Guangzhou Institute of Certified Public Accountants from 2004 to 2014. During the period between 2006 to 2011, he also served as a member of the Political Consultative Committee of Luohu District, Shenzhen. After his retirement as the chairman of Deloitte China in2016, he was appointed as an expert consultant of the MOF in the PRC. Mr. Hung is a life member of The Institute of Chartered Accountants in England and Wales. Mr. Hung obtained a bachelor’s degree in arts degree from the University of Huddersfield (now known as University of Lincoln), United Kingdom in 1980. We believe he is well qualified to serve on our board of directors due to his rich experience in accounting, audit, management and the capital markets.

Ms. Yeeli Hua Zheng will serve as an independent director of Pubco upon the consummation of the Business Combination. She currently serves as an independent non-executive director of Bitfufu Inc. (Nasdaq: FUFU). She had been the head of Nasdaq Group’s China practice from 2009 to 2019, where she was in charge of Chinese firms’ listing on Nasdaq. Prior to Nasdaq, Ms. Zheng was an executive director for NYSE Euronext for five years. Ms. Zheng was a junior partner at Pivotal Assets before joining NYSE in 2005. Before her career in Wall Street, Ms. Zheng was a senior advisor on China Economy and Business at the Executive Office of Kofi Anan, then Secretary General of the United Nations. Ms. Zheng focused on international economy study and graduated from Harvard University Kennedy School of Government with a MPA in 2001. We believe she is well qualified to serve on our board of directors due to her extensive experience in securities transactions and the U.S. capital markets.

Ms. Huifang Cheng will serve as an independent director of Pubco upon the consummation of the Business Combination. Ms. Cheng currently serves as an independent non-executive director of Zhejiang China Light & Textile Industrial City Group Co., Ltd. (Stock Code: 600790.SH), Ningbo Fujia Industrial Co., Ltd. (Stock Code: 603219.SH) and China Kings Resources Group Co., Ltd. (Stock Code: 603505.SH). Ms. Cheng currently serves as a professor and doctoral supervisor of Zhejiang University of Technology. Prior to that, she served as the president of School of Economics and Management at Zhejiang University of Technology from 2001 to 2009 and the executive vice president of School of Economics and Management of Zhejiang University of Technology from 1994 to 2000. Ms. Cheng obtained a doctoral degree in finance from Fudan University in January 1999. We believe she is well qualified to serve on our board of directors due to her academic expertise in financial management.

Board of Directors

Pubco’s board of directors will consist of 7 directors following the completion of the Business Combination, including 3 executive directors, one non-executive director and 3 independent directors. A director is not required to hold any shares in Pubco by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with Pubco is required to declare the nature of his interest at a meeting of Pubco’s directors.

274

A general notice by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm, shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest.

After such general notice, special notice relating to any particular transaction shall not be required. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein. If he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered.

The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of Pubco’s directors has a service contract with Pubco that provides for benefits upon termination of service.

Committees of the Board of Directors

Pubco intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors, and to adopt a charter for each of the three committees following the completion of the Business Combination. Each committee’s members and functions are described below.

Audit Committee. Pubco’s audit committee will consist of Mr. Clement Ka Hai Hung, Ms. Yeeli Hua Zheng and Ms. Huifang Cheng, and will be chaired by Mr. Clement Ka Hai Hung. Mr. Clement Ka Hai Hung, Ms. Yeeli Hua Zheng and Ms. Huifang Cheng satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Pubco has determined that Mr. Clement Ka Hai Hung qualifies as an “audit committee financial expert.” The audit committee oversees the accounting and financial reporting processes and the audits of the financial statements of the company. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;
●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;
●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;
●	discussing the annual audited financial statements with management and the independent registered public accounting firm;
●	reviewing major issues as to the adequacy of its internal controls and any special audit steps adopted in light of material control deficiencies;
●	annually reviewing and reassessing the adequacy of its audit committee charter;
●	meeting separately and periodically with management and the independent registered public accounting firm; and
●	reporting regularly to the board of directors.

Compensation Committee. Pubco’s compensation committee will consist of Ms. Yeeli Hua Zheng, Ms. Huifang Cheng and Mr. Clement Ka Hai Hung, and will be chaired by Ms. Yeeli Hua Zheng. Ms. Yeeli Hua Zheng, Ms. Huifang Cheng and Mr. Clement Ka Hai Hung satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to its directors and executive officers. The executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing the total compensation package for its executive officers and making recommendations to the board of directors with respect to it;
●	approving and overseeing the total compensation package for its executives other than the three most senior executives;
●	reviewing the compensation of its directors and making recommendations to the board of directors with respect to it; and
●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

275

Nominating and Corporate Governance Committee. Pubco’s nominating and corporate governance committee will consist of Ms. Huifang Cheng, Mr. Clement Ka Hai Hung and Ms. Yeeli Hua Zheng, and will be chaired by Ms. Huifang Cheng. Ms. Huifang Cheng, Mr. Clement Ka Hai Hung and Ms. Yeeli Hua Zheng satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become its directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;
●	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;
●	selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and
●	monitoring compliance with its code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Pubco’s compensation committee has ever been an executive officer or employee of either Distoken or Youlife. None of Pubco’s anticipated executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the board or compensation committee of Pubco.

Employment Agreements and Indemnification Agreements

Pubco will enter into employment agreements with each of its executive officers immediately prior to the consummation of the Business Combination. Under these agreements, each of its executive officers is employed for a specified time period. Pubco may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to its detriment, or misconduct or a failure to perform agreed duties. Pubco may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by Pubco, Pubco will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with an advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of Pubco’s confidential information or trade secrets, any confidential information or trade secrets of Pubco’s clients or prospective clients, or the confidential or proprietary information of any third party received by Pubco and for which Pubco has confidential obligations. The executive officers have also agreed to disclose in confidence to Pubco all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with Pubco and to assign all right, title and interest in them to Pubco, and assist Pubco in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

Each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment. Specifically, each executive officer has agreed not to (i) approach its suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of Pubco for the purpose of doing business with such persons or entities that will harm its business relationships with these persons or entities; (ii) assume employment with or provide services to any of its competitors, or engage, whether as principal, partner, licensor or otherwise, any of its competitors, without its express consent; or (iii) seek directly or indirectly, to solicit the services of any of its employees who is employed by Pubco on or after the date of the executive officer’s termination, or in the year preceding such termination, without its express consent.

276

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Proposed Charter that will be adopted upon completion of the proposed transaction will provide for indemnification of Pubco’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. In addition, Pubco intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. Pubco will also purchase a policy of directors’ and officers’ liability insurance to be effective upon the completion of the proposed transaction that will insure Pubco’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and will insure Pubco against its obligations to indemnify its officers and directors.

These indemnification obligations may discourage shareholders from bringing a lawsuit against Pubco’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Pubco’s officers and directors, even though such an action, if successful, might otherwise benefit Pubco and its shareholders.

Duties of Directors

Under Cayman Islands law, Pubco’s directors have a fiduciary duty to act honestly, in good faith and with a view to Pubco’s best interests. Pubco’s directors also have a duty to exercise their skills and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to Pubco, Pubco’s directors must ensure compliance with Pubco’s memorandum and articles of association as may be amended from time to time. Pubco has a right to seek damages against any director who breaches a duty owed to it.

Code of Business Conduct and Ethics and Corporate Governance

Pubco will adopt a code of business conduct and ethics, which will be applicable to all of its directors, executive officers and employees. Pubco will make its code of business conduct and ethics publicly available on its website. Information contained on or accessible through this website is not a part of this proxy statement/prospectus, and the inclusion of this website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Pubco Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Pubco expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

In addition, Pubco will adopt a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions, following the completion of the Business Combination.

Terms of Directors and Officers

Pursuant to the Proposed Charter, Pubco’s directors may be appointed and removed by an ordinary resolution of shareholders. The directors shall have power at any time to appoint any person who is willing to act as a director, to fill any vacancies on the board of directors arising other than upon the removal of a director by ordinary resolution. Any such appointment shall be as an interim director to fill such vacancy until the next general meeting of the Company (and such appointment shall terminate at the commencement of such general meeting of the Company). Pubco’s directors are not automatically subject to a term of office and shall hold office until such time as they are removed from office by an ordinary resolution. In addition, a director will cease to be a director if he (i) becomes prohibited by law from being a director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (iv) resigns his office by notice to Pubco; (v) has for more than six months been absent without permission of the directors from meetings of directors held during that period and the directors resolve that his office be vacated. Pubco’s officers are appointed by and serve at the discretion of the board of directors, and may be removed by the board of directors.

277

Foreign Private Issuer and Controlled Company Exemptions

After the closing of the Business Combination, Pubco will be considered a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the applicable securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Pubco intends to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules of which were adopted by the SEC and Nasdaq as listing standards and requirements. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions. Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, may differ significantly from Nasdaq corporate governance listing standards.

In addition to being a foreign private issuer, immediately following the Business Combination, Pubco is expected to be a “controlled company” as defined under the Nasdaq rules, because Mr. Yunlei Wang will beneficially own (i) approximately 78.1% of the voting power of the Pubco, assuming that none of Distoken’s Public Shares are redeemed in connection with the Business Combination, or (ii) approximately 78.2% of the voting power of the Pubco, assuming maximum redemptions in connection with the Business Combination. Such controlling interest to be beneficially owned by Mr. Yunlei Wang will allow him to control all matters submitted to the shareholders for vote. For so long as Mr. Yunlei Wang holds at least a majority of the voting interests of Pubco, Mr. Yunlei Wang will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies, and matters over which Mr. Yunlei Wang will, directly or indirectly, exercise significant influence following the Closing include: (i) increases or decreases in the size of the Pubco Board and the election of the directors of the Pubco Board; (ii) amendments of the organizational documents; and (iii) approval of other major corporate transactions, such as merger, consolidation, or sale of assets. Furthermore, for as long as Pubco remains a controlled company under that definition, Pubco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules.

As a result of its status as a “foreign private issuer” and a “controlled company,” among other things, Pubco is not required to have:

●	a majority of the board of directors consisting of independent directors;
●	a compensation committee consisting of independent directors;
●	a nominating committee consisting of independent directors; or
●	regularly scheduled executive sessions with only independent directors each year.

Accordingly, Pubco’s shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. Pubco would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of Pubco’s executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States. In addition, Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Pubco no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer. For further details, see “Risk Factors — Risks Relating to Pubco’s Business and Operations Following the Business Combination with Youlife — As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.” If at any time Pubco ceases to be a foreign private issuer, it will take all action necessary to comply with the applicable rules of the SEC and Nasdaq.

Except as disclosed below, upon consummation of the Business Combination, we believe that Pubco’s established practices in the area of corporate governance will be in line with the spirit of the Nasdaq standards and provide adequate protection to our shareholders. Pubco will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq.

278

Compensation of Directors and Executive Officers

For the year ended December 31, 2022 and 2023, Youlife paid an aggregate of approximately RMB2.9 million and RMB3.0 million (US$0.4 million), respectively, in cash to its executive officers and directors. Youlife made contributions to such officers and executive directors’ pension, medical insurance, unemployment insurance, housing fund and other statutory benefits as required by PRC law, which amounted to approximately RMB0.4 million (US$0.05 million) in 2023.

As of the date of this proxy statement/prospectus, Pubco has not paid compensation to its executive officers and directors.

279

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Distoken Related Party Transactions

References in this section to “we,” “us” or the “Company” refer to Distoken.

In July 2020, the Sponsor paid $25,000 to cover certain of our offering costs in consideration for 1,150,000 Class B ordinary shares. In August 2021, we effected a share capitalisation of 0.25 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding 1,437,500 Class B ordinary shares. In January 2023, we effected a share capitalisation of 0.2 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Class B ordinary shares and thereafter redesignated our authorized share capital to include only a single class of Ordinary Shares and redesignated our issued and outstanding Class B ordinary shares into Ordinary Shares.

The Sponsor has purchased an aggregate of 545,000 Private Units for a purchase price of $10.00 per unit in the private placement. The Private Units (including the securities underlying the Private Units) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination.

On February 15, 2023, we entered into the Administrative Services Agreement pursuant to which we pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of our initial business combination or our liquidation, we will cease paying any of these monthly fees. Accordingly, in the event the consummation of our initial business combination takes the maximum 21 months, unless we further extend the length of our Combination Period, the Sponsor will be paid up to $10,000 per month for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.

The Sponsor, officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or any of their affiliates and determines which expenses and the amount of expenses that are reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On July 8, 2020, we issued the IPO Note, an unsecured promissory note to the Sponsor, pursuant to which we could borrow up to an aggregate principal amount of $150,000. The IPO Note is non-interest bearing and was payable on the earlier of (i) September 30, 2022 and (ii) the completion of the initial public offering. In November 2022, the IPO Note was amended and the note became payable on the earlier of (i) June 30, 2023 and (ii) the completion of the initial public offering. As of December 31, 2022 and 2021, there were $150,000 outstanding under the IPO Note. The promissory note balance of $150,000 was subsequently paid on March 28, 2023.

On November 10, 2023, in connection with the First Extension Amendment, we issued the First Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the First Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each public share that was not redeemed in connection with the First Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per public share not redeemed) for each calendar month until November 18, 2024, or portion thereof, that is needed to complete our initial business combination, for up to an aggregate of $360,000. The First Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, and (b) the date of our liquidation. As of September 30, 2024, there was $330,000 outstanding borrowings under the First Extension Note.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us Working Capital Loans as may be required. Any such Working Capital Loans would be on an interest-free basis and would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. Up to $1,500,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit, at the option of the lender. The Units would be identical to the Private Units issued to the Sponsor. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

280

On February 26, 2024, we issued the Working Capital Loan Note in the aggregate principal amount of up to $1,000,000 to the Sponsor, for our working capital needs. The Working Capital Loan Note does not bear interest and matures upon the earlier of the consummation of an initial business combination or the date of liquidation. As of March 31, 2024, total borrowings under this note amounted to $75,688. In addition, from April 2024 through June 2024, the Sponsor provided aggregate amount of $270,000 to the Company as a drawdown on the Working Capital Loan Note to be used for working capital purposes. Additionally, from July 2024 through September 2024, the Sponsor provided aggregate amount of $174,200 to the Company as a drawdown to the Working Capital Loan Note. As of September 30, 2024, total borrowings under the Working Capital Loan Note amounted to $519,888.

On November 14, 2024, Distoken held the Second Extension Meeting, at which its shareholders approved the Second Extension Amendment to amend the amended and restated memorandum and articles of association and to give the Distoken Board the right to extend the date by which Distoken has to consummate a business combination from November 18, 2024 on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Distoken Board. In connection with the Second Extension Amendment, shareholders holding 3,229,522 Public Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $36.3 million (approximately $11.24 per share) was removed from the Trust Account to pay such holders.

On November 14, 2024, in connection with the Second Extension Amendment, Distoken issued the Second Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the Second Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the Second Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.046 per Public Share not redeemed) that Distoken decides to take to complete its initial business combination for each calendar month until November 18, 2025, or portion thereof, that is needed to complete its initial business combination, for up to an aggregate of $360,000. The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Distoken’s initial business combination, and (b) the date of its liquidation.

We initially had up to nine months from the closing of our initial public offering to consummate an initial business combination. However, if we anticipated that we may not be able to consummate our initial business combination within nine months, we may, by resolution of our board if requested by the Sponsor, extend the period of time to consummate a business combination up to three times, each by an additional three months (for a total of up to 18 months to complete a business combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below. Our shareholders will not be entitled to vote or redeem their shares in connection with any such extension. However, our shareholders will be entitled to vote and redeem their shares in connection with a shareholder meeting held to approve an initial business combination or in a tender offer undertaken in connection with an initial business combination if we propose such a business combination during any three-month extension period. Pursuant to the terms of our amended and restated memorandum and articles of association and the trust agreement entered into between us and Continental on February 15, 2023, in order for the time available for us to consummate our initial business combination to be extended, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, would have been required to deposit into the Trust Account $690,000 ($0.10 per Unit), up to an aggregate of $2,070,000 ($0.30 per Unit) on or prior to the date of the applicable deadline, for each three-month extension. In connection with the Extension Amendment, our amended and restated memorandum and articles of association was amended to remove this requirement. Instead, the Sponsor has agreed to pay $30,000 per month for each calendar month commencing on November 18, 2023 until November 18, 2024, or portion thereof, that is needed to complete our initial business combination, for up to an aggregate of $360,000. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for us to complete our initial business combination. If we are unable to consummate an initial business combination within such time period, we will redeem 100% of our issued and outstanding public shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and as further described herein, and then seek to liquidate and dissolve. However, we cannot assure our shareholders that we will in fact be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of our public shareholders.

281

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

The holders of the Founder Shares, Representative Shares, Private Units, shares underlying the Representative’s Warrants, and any warrants that may be issued on conversion of Working Capital Loans (and any securities underlying the Private Units or Units issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement dated February 15, 2023 requiring us to register such securities for resale.

Youlife Related Party Transactions

Youlife had no significant related party transactions with related parties.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, Pubco will adopt a related party transaction policy. Pubco expects that this related party transaction policy will require certain related party transactions to be approved by Pubco’s board of directors or a designated committee thereof, which may include the audit committee, once implemented.

282

BENEFICIAL OWNERSHIP OF SECURITIES

The following tables and accompanying footnotes set forth information with respect to the beneficial ownership of (i) Distoken, as of                      , 2024, prior to the Business Combination, and (ii) Pubco, immediately following the completion of the Business Combination, assuming that no Public Shares are redeemed and, alternatively, that 652,170 Public Shares are redeemed in connection with the Business Combination:

●	each person known or expected by Distoken to be the beneficial owner of more than 5% of its outstanding Ordinary Shares or Pubco Ordinary Shares on such dates;

●	each current executive officer of Distoken and each member of Distoken Board, and all executive officers and directors of Distoken as a group;

●	each person who will become an executive officer or director of Pubco upon consummation of the Transactions and all of such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

Beneficial ownership of Ordinary Shares pre-Business Combination is based on 3,200,170 Ordinary Shares issued and outstanding (including 1,725,000 Founder Shares) as of              , 2024.

The expected beneficial ownership of Pubco Ordinary Shares immediately following completion of the Business Combination assumes two scenarios:

●	Assuming No Redemptions: This presentation assumes that no Public Shareholders of Distoken exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●	Assuming Maximum Redemptions: This presentation assumes that Distoken shareholders holding 652,170 Ordinary Shares will exercise their redemption rights for an aggregate redemption payment of approximately $7.5 million (assuming a redemption price of approximately US$11.43 per Public Share, based on funds in the Trust Account as of June 30, 2024, interest earned on the marketable securities held in the Trust Account and the extension funds deposited by the Sponsor into the Trust Account from June 30, 2024 through December 31, 2024).

Both scenarios assume that, at the Closing, 58,839,192 Pubco Class A Ordinary Shares (including Pubco Class A Ordinary Shares in the form of Pubco ADSs) and 11,160,808 Pubco Class B Ordinary Shares in aggregate will be issued to the Youlife Shareholders as Merger Consideration.

Based on the foregoing assumptions, we estimate that there would be 73,944,670 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 73,292,500 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the business combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “Assuming No Redemptions” and “Assuming Maximum Redemptions” in the table that follows will be different.

283

Pre-Business Combination Beneficial Ownership Table

	Numbers of Ordinary Shares	Approximate Percentage of Outstanding
	Beneficially	Ordinary
Name and Address of Beneficial Owner (1)	Owned	Shares
Xiaosen Sponsor LLC (2)	2,270,000	70.9%
Jian Zhang (2)	2,270,000	70.9%
Joseph Valenza (2)	—	—
Zhanming Zhang (2)	—	—
John Wallace (2)	—	—
Ning Wang (2)	—	—
Jirong Lyu (2)	—	—
Yiwen Ma (2)	—	—
All directors and officers as a group (7 individuals)	2,270,000	70.9%

Other 5% Shareholders
Wealthspring Capital LLC (3)	446,073	13.9%
First Trust Parties (4)	363,369	11.4%
Meteora Capital, LLC(5)	627,252	19.6%

(1)	Unless otherwise noted, the business address of each of the entities or individuals is Unit 1006, Block C, Jinshangjun Park, No. 2 Xiaoba Road, Panlong District, Kunming, Yunnan, China.

(2)	Represents shares held by the Sponsor and excludes 54,500 Distoken Ordinary Shares underlying the Private Rights. The shares held by the Sponsor are beneficially owned by Mr. Jian Zhang, Distoken’s Chief Executive Officer, who, as the manager of the Sponsor, has voting and dispositive power over the shares held by the Sponsor.

(3)	According to a Schedule 13G filed on February 8, 2024 by Wealthspring Capital LLC and Matthew Simpson. The business address of each of the reporting persons is 2 Westchester Park Drive, Suite 108, West Harrison, NY 10604. Matthew Simpson is a manager of Wealthspring Capital LLC. Each of Wealthspring Capital LLC and Mr. Simpson may be deemed to beneficially own 446,073 Shares.

(4)	According to a Schedule 13G filed on February 14, 2024 (the “Schedule 13G”) by (i) First Trust Merger Arbitrage Fund (“VARBX”), (ii) First Trust Capital Management L.P. (“FTCM”), (iii) First Trust Capital Solutions L.P. (“FTCS”), and (iv) FTCS Sub GP LLC (“Sub GP”). The business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212. As investment adviser to First Trust Multi-Strategy Fund, VARBX and Highland Capital Management Institutional Fund II, LL (collectively, the “Client Accounts”), FTCM has the authority to invest the funds of the Client Accounts in securities (including Distoken Ordinary Shares) as well as the authority to purchase, vote and dispose of securities, and may thus be deemed the beneficial owner of any shares of the Distoken’s Ordinary Shares held in the Client Accounts. As of December 31, 2023, VARBX owned 363,369 shares of the outstanding Distoken Ordinary Shares, while FTCM, FTCS and Sub GP collectively owned 377,222 shares of the outstanding Distoken Ordinary Shares. FTCS and Sub GP may be deemed to control FTCM and therefore may be deemed to be beneficial owners of the Ordinary Shares reported in the Schedule 13G. Based on disclosure made by relevant filers in the Schedule 13G, no one individual controls FTCS or Sub GP. FTCS and Sub GP do not own any Distoken Ordinary Shares for their own accounts.

(5)	According to a Schedule 13G/A filed on December 6, 2024 by (i) Meteora Capital, LLC, a Delaware limited liability company (“Meteora Capital”) with respect to the Distoken Ordinary Shares held by certain funds and managed accounts to which Meteora Capital serves as investment manager (collectively, the “Meteora Funds”), and (ii) Vik Mittal, who serves as the Managing Member of Meteora Capital, with respect to the Distoken Ordinary Shares held by the Meteora Funds. The business address of each of the reporting persons is 1200 N Federal Hwy, #200, Boca Raton FL 33432.

284

Post-Business Combination Beneficial Ownership Table

Name and Address of Beneficial Owner	Pubco Post-Business Combination
	(assuming no redemptions by Distoken shareholders in connection with the Business Combination)			(assuming maximum redemptions by Distoken shareholders in connection with the Business Combination)
	Number of Ordinary Shares	% of Ordinary Shares	% of Voting Power	Number of Ordinary Shares	% of Ordinary Shares	% of Voting Power
Directors and Executive Officers Post-Business Combination:
Yunlei Wang(1)	11,160,808	15.1%	78.1%	11,160,808	15.2%	78.2%
Lidong Zhu	—	—	—	—	—	—
Xiaolin Gou	390,001	*	*	390,001	*	*
Yunqiu Dai	168,396	*	*	168,396	*	*
Clement Ka Hai Hung	—	—	—	—	—	—
Yeeli Hua Zheng	—	—	—	—	—	—
Huifang Cheng	—	—	—	—	—	—
All directors and executive officers of Combined Company post-Business Combination as a group (7 individuals)	11,719,205	15.8%	78.2%	11,719,205	16.0%	78.4%

Other 5% Shareholders Post-Business Combination:
Youtch Investment Co., Ltd(1)	11,160,808	15.1%	78.1%	11,160,808	15.2%	78.2%
LanXin Blue Limited (2)	10,018,148	13.5%	3.5%	10,018,148	13.7%	3.5%

*	Less than one percent
†	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Youlife Group Inc., Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands.
(1)	Represents 11,160,808 Pubco Class B Ordinary Shares to be received by Youtch Investment Co., Ltd., a British Virgin Island company wholly owned by Mr. Yunlei Wang. The registered address of Youtch Investment Co., Ltd is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.
(2)	Represents 10, 018,148 Pubco Class A Ordinary Shares in the form of Pubco ADSs to be received by Lanxin Blue Limited, a British Virgin Islands company established as the nominee company to hold shares under Youlife’s previous share incentive scheme. The sole shareholder and director of Lanxin Blue Limited is TCT(BVI) Limited, the trustee appointed by Youlife to administrate such share incentive scheme. Youlife, as the settlor of the trust, has delegated its board of directors with exclusive and unconditional authority and power to exercise right attached to shares underlying unvested awards under the share incentive scheme. As such, the board of directors of Youlife, currently consisting of Mr. Yunlei Wang, Mr. Lidong Zhu, Mr. Xiaolin Gou, and Mr. Bo Tang, may be deemed as having voting and/or investment control over the Pubco Class A Ordinary Shares in the form of Pubco ADSs to be received by Lanxin Blue Limited. The registered address of Lanxin Blue Limited is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

285

DESCRIPTION OF PUBCO SECURITIES

A summary of the material provisions governing Pubco’s securities immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with the Proposed Charter.

Pubco is a Cayman Islands exempted company and its affairs will be governed by the Proposed Charter, the Companies Act and other legislation and common law of the Cayman Islands. Pursuant to the Proposed Charter, which will be adopted prior to the consummation of the Business Combination, Pubco will be authorized to issue 400,000,000 Pubco Class A Ordinary Shares, $0.0001 par value each (the “Class A Ordinary Shares”) and 100,000,000 Pubco Class B Ordinary Shares, $0.0001 par value each (the “Class B Ordinary Shares”). The following description summarizes certain terms of Pubco’s shares as set out more particularly in the Proposed Charter. Because this section is only a summary, it may not contain all the information that is important to you.

Class A Ordinary Shares

It is anticipated that upon completion of the Business Combination, (i) if no Distoken public shareholders redeem their public shares in connection with the Business Combination, the Distoken public shareholders (including holders of Public Rights) would own approximately 1.8% of Pubco Ordinary Shares, the Sponsor and other non-public shareholders (including holders of Private Rights) would own approximately 3.5% of Pubco Ordinary Shares, and the Youlife Shareholders would own approximately 94.7% of Pubco Ordinary Shares; and (ii) if there are maximum redemptions by Distoken public shareholders in connection with the Business Combination, the Distoken public shareholders (including holders of Public Rights) would own approximately 0.9% of Pubco Ordinary Shares, the Sponsor and other shareholders (including holders of Private Rights) would own approximately 3.6% of Pubco Ordinary Shares, and the Youlife Shareholders would own approximately 95.5% of Pubco Ordinary Shares. See “Share Calculations and Ownership Percentages” for additional scenarios. If the actual facts are different from the assumptions set forth therein (which they are likely to be), the percentage ownership set forth above will be different.

Holders of Class A Ordinary Shares are entitled to one vote for each Class A Ordinary Share held on all matters to be voted on by shareholders. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. A poll shall be taken in such manner as the chairperson of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. In the case of an equality of votes, the chairperson of the meeting shall be entitled to exercise a casting vote in addition to any other vote he may have.

Unless specified in the Proposed Charter, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote by ordinary resolution, being a resolution passed at a general meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at such general meeting, is required to approve any such matter voted on by Pubco shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the Proposed Charter, being a resolution passed at a general meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at such general meeting. Such actions include amending the Proposed Charter and approving a statutory merger or consolidation with another company.

Pubco’s directors may be appointed and removed by an ordinary resolution of shareholders. The directors shall have power at any time to appoint any person who is willing to act as a director, to fill any vacancies on the board of directors arising other than upon the removal of a director by ordinary resolution. Any such appointment shall be as an interim director to fill such vacancy until the next general meeting of the Company (and such appointment shall terminate at the commencement of such general meeting of the Company). Pubco’s directors are not automatically subject to a term of office and shall hold office until such time as they are removed from office by an ordinary resolution. In addition, a director will cease to be a director if he (i) becomes prohibited by law from being a director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (iv) resigns his office by notice to Pubco; (v) has for more than six months been absent without permission of the directors from meetings of directors held during that period and the directors resolve that his office be vacated. Pubco’s officers are appointed by and serve at the discretion of the board of directors, and may be removed by the board of directors.

286

The Pubco Class A Ordinary Shares are not entitled to pre-emptive rights, and are not subject to conversion, redemption or sinking fund provisions. Pubco shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Treasury Shares

Pubco directors may, prior to the purchase, redemption or surrender of any share, determine that such share shall be held as a treasury share. As of the date of this proxy statement/prospectus, Pubco has no shares in treasury.

Issuance of Shares

Subject to the Proposed Charter and, where applicable, the rules and regulations of the applicable stock exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law, Pubco directors may, in their absolute discretion and without approval of the existing Pubco shareholders, issue, grant options over or otherwise deal with any unissued shares of Pubco to such persons, at such times and on such terms and conditions as they may decide. No share shall be issued at a discount to par, except in accordance with the provisions of the Companies Act. In accordance with its Proposed Charter and the Companies Act, Pubco shall not issue bearer shares.

Register of Members

Under the Companies Act, Pubco must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which:

◌	distinguishes each share by its number (so long as the share has a number);
◌	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;
◌	confirms the number and category of shares held by each member; and
◌	confirms whether each relevant category of shares held by a member carries voting rights under the Proposed Charter, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and
●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of an exempted company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the Business Combination, Pubco’s register of members will be immediately updated to reflect the issue of Pubco Class A Ordinary Shares. Once Pubco’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the Pubco Class A Ordinary Shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by an exempted company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of the Pubco Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

287

Dividends

The Pubco Board may pay from time to time declare dividends (including interim dividends) in accordance with the respective rights of the shareholders if it appears to them that they are justified by Pubco’s financial position and that such dividends may lawfully be paid. Pubco has not paid any cash dividends on its shares to date. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition of Pubco subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time, and Pubco will only pay such dividend out of its profits or share premium (subject to solvency requirements) as permitted under Cayman Islands law. Further, if Pubco incurs any indebtedness in connection with the Business Combination, Pubco’s ability to declare dividends may be limited by restrictive covenants that Pubco may agree to in connection therewith. Dividends may be paid either in cash or otherwise.

Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. No dividend shall be paid otherwise than out of profits or, subject to the requirements of the Companies Act and listing rules of the applicable stock exchange, the share premium account.

Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.

Transfer of Shares

Subject to applicable laws, including applicable securities laws, and the restrictions contained in the Proposed Charter, any Pubco shareholder may transfer all or any of their Pubco Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form prescribed by applicable stock exchange or approved by the board of directors of Pubco from time to time. Pubco shall be entitled to retain any instrument of transfer which is registered. However, an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given by the directors.

Pubco board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share that is not a fully paid up share on which we have a lien. Pubco board of directors may also decline to recognize any instrument of transfer unless:

●	the instrument of transfer is lodged at the registered office or such other place (i.e., our transfer agent) at which the register of shareholders is kept, accompanied by any relevant share certificate(s) and/or such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the ordinary shares transferred are fully paid and free of any lien;

●	the instrument of transfer is properly stamped, if required;

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as Pubco directors may from time to time require is paid to Pubco in respect thereof.

If Pubco directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The transferor shall be deemed to remain the holder of any transferred shares until the name of the transferee is entered into Pubco’s register of members.

288

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to the terms of allotment, the board of directors of Pubco may from time to time make calls upon Pubco shareholders for any amounts unpaid for the purchase of their Pubco Class A Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The Pubco Class A Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Variations of Rights of Shares

Whenever the capital of Pubco is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the consent in writing of the holders of two-thirds of all of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Redemption, Purchase and Surrender of Own Shares

Subject to the provisions of the Companies Act and the Proposed Charter, Pubco may issue shares on terms that such shares are subject to redemption, Pubco option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by Pubco’s board of directors or by Pubco’s shareholders by special resolution. Pubco may also repurchase any of Pubco’s shares on such terms and in such manner as have been approved by Pubco’s board of directors or by an ordinary resolution of Pubco’s shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of Pubco’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if Pubco can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

General Meetings of Shareholders

As a Cayman Islands exempted company, Pubco is not obliged by the Companies Act to call annual general meetings; however, the Proposed Charter provides that Pubco may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case Pubco shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by Pubco’s directors.

Shareholders’ general meetings may be convened by the chairman of Pubco’s board of directors or by Pubco’s directors (acting by a resolution of the board). Advance notice of at least ten (10) clear days is required for the convening of annual general shareholders’ meeting (if any) and any other general meeting of Pubco’s shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of Pubco’s shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third in nominal value of the total issued and outstanding shares in Pubco’s company entitled to vote upon the business to be transacted at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Proposed Charter provides that upon the requisition of any one or more of Pubco’s shareholders holding shares which carry in aggregate not less than two-thirds in par value of the issued shares of our company entitled to vote at general meetings, Pubco’s board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, the Proposed Charter does not provide Pubco’s shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

289

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of shareholders for any other purpose, the Pubco’s directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) clear days. If the register of members shall be so closed for the purpose of determining those shareholders that are entitled to receive notice of, attend or vote at a meeting of shareholders, the register of members shall be so closed for at least ten (10) clear days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of members.

In lieu of, or apart from, closing the register of members, the Pubco’s directors may fix in advance or arrears a date as the record date for any such determination of shareholders entitled to notice of, or to vote at any meeting of the shareholders or any adjournment thereof, or for the purpose of determining the shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of shareholders for any other purpose.

Directors

Appointment, Disqualification and Removal of Directors

The management of Pubco is vested in a board of directors. The Proposed Charter provides that there shall be a board of directors consisting of no less than one (1) and no more than nine (9) directors; provided that Pubco may, from time to time, increase or decrease the limits on the number of directors by ordinary resolution. It is expected that upon the closing of the Business Combination, the size of the Pubco Board will be seven (7) directors.

Our directors may be appointed and removed by an ordinary resolution of our shareholders. Without prejudice to the power of Pubco to appoint a person to be a director by ordinary resolution and subject to the Proposed Charter, the directors shall have power at any time to appoint any person who is willing to act as a director, to fill any vacancies on the board of directors arising other than upon the removal of a director by ordinary resolution. Any such appointment shall be as an interim director to fill such vacancy until the next general meeting of the Company (and such appointment shall terminate at the commencement of such general meeting of the Company). In addition, a director will cease to be a director if he (i) becomes prohibited by law from being a director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (iv) resigns his office by notice to Pubco; (v) has for more than six months been absent without permission of the directors from meetings of directors held during that period and the directors resolve that his office be vacated. Pubco’s officers are appointed by and serve at the discretion of the board of directors, and may be removed by the board of directors.

In the case of an equality of votes on any matter arising at any meeting of the directors, the chairperson of the board of directors may exercise a second or casting vote.

Indemnity of Directors and Officers

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or the consequences of committing a crime. The Proposed Charter provides that Pubco shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, in or about the conduct of Pubco’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

290

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Inspection of Books and Records

The board of directors of Pubco will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of Pubco will be open to the inspection by Pubco shareholders not being directors, and no Pubco shareholder (not being a director) will otherwise have any right of inspecting any account or book or document of Pubco except as required by the Companies Act (and every other law and regulation of the Cayman Islands for the time being in force concerning companies and affecting Pubco) or authorized by the board of directors of Pubco or by Pubco shareholders by ordinary resolution.

Changes in Capital

Pubco may from time to time by ordinary resolution do any of the following and amend its memorandum of association for such purpose:

●	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

●	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

●	convert all or any of its paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of an amount smaller than that fixed by the memorandum, provided, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the provisions of the Companies Act (and any other law and regulation of the Cayman Islands applicable to Pubco) and any rights for the time being conferred on shareholders holding a particular class of shares, Pubco may by special resolution reduce its share capital.

Winding Up

On the winding up of Pubco, if the assets available for distribution amongst Pubco’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed pari passu amongst Pubco’s shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If Pubco’s assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by Pubco’s shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively.

Certain Differences in Corporate Law

Cayman Islands exempted companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to Pubco and the laws applicable to companies incorporated in the United States and their shareholders.

291

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●        the statutory provisions as to the required majority vote have been met;

●        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

292

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. Campbells, Pubco’s Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, Pubco will be the proper plaintiff in any claim based on a breach of duty owed to Pubco, and a claim against (for example) Pubco officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or ultra vires (beyond the scope of its authority);

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against Pubco where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Pubco has been advised by Campbells, as Pubco’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. Pubco is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;
●	an exempted company’s register of members is not open to inspection;
●	an exempted company does not have to hold an annual general meeting;
●	an exempted company may issue shares with no par value;
●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

293

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands; and
●	an exempted company may register as a limited duration company; and
●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering and terrorist financing, Pubco is required to adopt and maintain anti-money laundering procedures, and will require current or prospective shareholders to provide evidence to verify their identity, address and source of funds. Where permitted, and subject to certain conditions, Pubco may also delegate the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

Pubco reserves the right to request such information and evidence as is necessary to verify the identity, address and source of funds of a current or prospective shareholder.

In the event of delay or failure on the part of the prospective shareholder in producing any information or evidence required for verification purposes, Pubco may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. Pubco will not be liable for any loss suffered by a prospective shareholder arising as a result of a refusal of, or delay in processing, an application from a prospective shareholder if such information and documentation requested has not been provided by the prospective shareholder in a timely manner.

Pubco also reserves the right to refuse to make any dividend, repurchase or redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of dividend, repurchase or redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands—Privacy Notice

References in this section to “we” refer to Pubco.

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of Pubco pursuant to the Data Protection Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this Privacy Notice, “you” or “your” shall mean the shareholder (including prospective shareholders) and shall also include any individual connected to the shareholder.

294

By virtue of your investment in Pubco, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by Pubco for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into Pubco, this will be relevant for those individuals and you should transmit this document to those individuals for their awareness and consideration.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you do not wish to provide us with requested personal data or subsequently withdraw your consent, you may not be able to invest in Pubco or remain invested in Pubco as it will affect Pubco’s ability to manage your investment.

295

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: ombudsman.ky.

Certain Anti-Takeover Provisions of the Proposed Charter

Pubco’s authorized but unissued Pubco Class A Ordinary Shares and Preference Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Pubco Class A Ordinary Shares and Preference Shares could render more difficult or discourage an attempt to obtain control of Pubco by means of a proxy contest, tender offer, merger or otherwise. However, under Cayman Islands law, the Pubco Board may only exercise the rights and powers granted to them under the Proposed Charter for a proper purpose and for what they believe in good faith to be in the best interests of Pubco.

Listing of Securities

Pubco has applied to list the Pubco ADSs and Pubco Warrants on Nasdaq under the symbols “YOUL” and “YOULW,” respectively.

296

COMPARISON OF THE RIGHTS OF HOLDERS OF ORDINARY SHARES53

After the Closing, the rights of shareholders will be governed by the Proposed Charter rather than the Current Charter and certain rights of shareholders and the scope of the powers of the Pubco Board and management will be altered as a result. The SPAC-specific provisions of the Current Charter are not included in the Proposed Charter. Shareholders should consider the following summary comparison of the Proposed Charter, on the one hand, and the Current Charter, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the Current Charter and the Proposed Charter. You should read the form of the Proposed Charter attached to this proxy statement/prospectus as Annex C carefully and in its entirety.

	Current Charter	Proposed Charter
Authorized Share Capital	Distoken’s authorised share capital is US$22,100 divided into 220,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each	Pubco’s authorized share capital is US$50,000 divided into 400,000,000 Class A Ordinary shares with a par value of USD 0.0001 each and 100,000,000 Class B Ordinary shares with a par value of USD 0.0001 each

Rights of Preference Shares	The directors may allot, issue, grant options over or otherwise dispose of preferred shares (including fractions of a preferred share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the Current Charter) vary such rights.	Subject to the provision of the Proposed Charter, the board of directors is empowered to authorize by resolution or resolutions from time to time and without the approval of holders of shares the issuance of one or more classes or series of preferred shares, to cause to be issued such preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series to the extent permitted by the Companies Act (as revised).

Upon the Amended Pubco Charter taking effect, the holders of Pubco Class B Ordinary Shares would have the right to convert each Pubco Class B Ordinary Share into one Pubco Class A Ordinary Share at any time, at the election of the holders of Pubco Class B Ordinary Shares.

297

Number and Qualification of Directors	The directors shall be divided into two classes: Class I and Class II. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing directors shall by resolution classify themselves as Class I Directors or Class II Directors. The Class I directors shall stand appointed for a term expiring at the Distoken’s first annual general meeting and the Class II Directors shall stand appointed for a term expiring at the Distoken’s second annual general meeting. Commencing at the Distoken’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the two succeeding annual general meeting after their appointment. Except as the Companies Act of the Cayman Islands or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified

The Proposed Charter provides that the board of directors shall consist of such number of directors as a majority of the directors then in office may determine from time to time.

No shareholding qualification shall be required for a director.

Election/Removal of Directors

Distoken may by an ordinary resolution under Cayman Islands law appoint any person to be a Director or may by ordinary resolution remove any Director.

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Current Charter as the maximum number of directors.

Pubco’s directors may be appointed and removed by an ordinary resolution of shareholders. The directors shall have power at any time to appoint any person who is willing to act as a director, to fill any vacancies on the board of directors arising other than upon the removal of a director by ordinary resolution. Any such appointment shall be as an interim director to fill such vacancy until the next general meeting of the Company (and such appointment shall terminate at the commencement of such general meeting of the Company). Pubco’s directors are not automatically subject to a term of office and shall hold office until such time as they are removed from office by an ordinary resolution.

Vacancies on the Board of Directors

The office of a director shall be vacated if:

(a) the director gives notice in writing to the Distoken that they resign the office of director; or (b) the director is absent from three consecutive meetings of the board of directors without special leave of absence from the Directors, and the directors pass a resolution that they have by reason of such absence vacated office; or (c) the director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or (d) the director is found to be or becomes of unsound mind; or

(e) all of the other directors (being not less than two in number) determine that the director should be removed as a director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

Pubco’s directors may be removed by an ordinary resolution of shareholders. A director will cease to be a director if he (i) becomes prohibited by law from being a director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (iv) resigns his office by notice to Pubco; (v) has for more than six months been absent without permission of the directors from meetings of directors held during that period and the directors resolve that his office be vacated.

298

Cumulative Voting	Holders of Distoken’s ordinary shares do not have cumulative voting rights.	Holders of Pubco’s Class A Ordinary Shares will not have cumulative voting rights.

Amendment to Articles of Association	The Current Charter may only be amended by a special resolution of the shareholders in the manner prescribed by the Cayman Islands Companies Act.	The Proposed Charter may only be amended by shareholders by a special resolution of the shareholders in the manner prescribed by the Cayman Islands Companies Act.

Quorum

General meetings - The holders of a majority of the ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

Proceedings of directors - The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be a majority of the directors then in office.

Shareholders. Shareholders holding not less than an aggregate of one-third in nominal value of the total issued voting shares in Pubco entitled to vote upon the business to be transacted, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum at a general meeting.

Board of Directors. The quorum for the transaction of the business of the directors may be fixed by the directors of Pubco, and unless so fixed shall be equal to a majority of the directors then holding office if there are two or more directors, and shall be one if there is only one director.

Shareholder Meetings

Distoken may, but shall not (unless required by the Cayman Islands Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

The directors, the chief executive officer or the chairperson of the board of directors may call general meetings, and, for the avoidance of doubt, shareholder shall not have the ability to call general meetings.

Pubco may, but shall not (unless required by the Cayman Islands Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint

Pubco’s directors may, whenever they think fit, convene an extraordinary general meeting of Pubco, and they shall convene an extraordinary general meeting of Pubco on requisition of shareholders holding at the date of deposit of the requisition not less than one-fourth, in par value of the issued shares which as at that date carry the right to vote at general meetings of Pubco.

299

Notice of Shareholder Meetings

At least 5 clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by Distoken, provided that a general meeting of Distoken shall, whether or not the notice specified in the Current Charter has been given and whether or not the provisions of the Current Charter regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at the meeting; and

(b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than 95% in par value of the shares giving that right.

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

At least ten (10) clear days’ notice specifying the place, the day and the hour of each general meeting and the general nature of such business to be transacted thereat shall be given in the manner hereinafter provided, or in such other manner (if any) as may be prescribed by ordinary resolution, to such persons as are entitled to vote or may otherwise be entitled under the Proposed Charter to receive such notices from Pubco; provided that a general meeting Pubco shall, whether or not the notice specified in the Proposed Charter has been given and whether or not the provisions of the Proposed Charter regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than 95%, in par value of the shares giving that right.

Indemnification, liability insurance of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against wilful default, fraud or the consequences of committing a crime.

The Current Charter provides that every director and officer (which for the avoidance of doubt, shall not include auditors of the Distoken), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Distoken against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to Distoken for any loss or damage incurred by Distoken as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under article 44.2 unless or until a court of competent jurisdiction shall have made a finding to that effect.

Pubco shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, in or about the conduct of Pubco’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to our company or its affairs in any court whether in the Cayman Islands or elsewhere.

300

Dividends	Subject to the Cayman Islands Companies Act and article 38 of the Current Charter and except as otherwise provided by the rights attached to any shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorise payment of the dividends or other distributions out of the funds of the company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realised or unrealised profits of the company, out of the share premium account or as otherwise permitted by law.

Subject to the provisions of the Cayman Islands Companies Act, Pubco may by ordinary resolution declare dividends (including interim dividends) in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the directors.

Subject to the provisions of the Cayman Islands Companies Act, Pubco’s directors may declare dividends in accordance with the respective rights of the members and authorize payment of the same out of the funds of the Company lawfully available therefore.

Winding up

In the event that Distoken does not consummate a Business Combination by the Deadline Date (as defined in the Current Charter), or such later time as the shareholders may approve in accordance with the Current Charter, the Company shall:

(a) cease all operations except for the purpose of winding up;

(b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$50,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

Subject to the rights of the holders of shares issued upon special terms and conditions, if Pubco shall be wound up and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst the members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

301

Supermajority Voting Provisions

A special resolution, being a resolution passed by not less than a two-thirds of the votes cast by such shareholders as, being entitled to do so, whether in person or by proxy, at a general meeting of Distoken, or approved in writing by all of the shareholders entitled to vote at a general meeting of Distoken, is required to:

(a) amend the Current Charter;

(b) change Distoken’s name;

(c) register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands;

(d) reduce Distoken’s share capital or any capital redemption reserve;

(e) merge or consolidate Distoken with one or more other constituent companies;

(f) in a winding up, direct the liquidator to divide amongst the shareholders the whole or part of the assets of Distoken.

A special resolution, being a resolution passed by not less than a two-thirds of the votes cast by such shareholders as, being entitled to do so, whether in person or by proxy, at a general meeting of Pubco, or approved in writing by all of the shareholders entitled to vote at a general meeting of Pubco, is required to:

(a) amend the Proposed Charter;

(b) change Pubco’s name;

(c) change Pubco’s registration to a jurisdiction outside the Cayman Islands;

(d) reduce Pubco’s share capital and any capital redemption reserve;

(e) merge or consolidate Pubco with one or more other constituent companies;

(f) in a winding up, direct the liquidator to divide amongst the shareholders the assets of Pubco, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders.

Enforceability of Civil Liability under Cayman Islands Law

Pubco has been advised by Campbells, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the federal securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

302

Data Protection — Cayman Islands — Privacy Notice

This privacy notice explains the manner in which Pubco collects, processes and maintains personal data about investors of Pubco pursuant to the Data Protection Act (As Revised) of the Cayman Islands, and any regulations, codes of practice or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In its use of personal data, Pubco will be characterized under the DPA as a ‘data controller’, whilst certain of Pubco’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers, affiliates, and delegates may process personal data for their own lawful purposes in connection with services provided to Pubco. For the purposes of this Privacy Notice, “you” or “your” shall mean the subscriber for Pubco Class A Ordinary Shares and shall also include any individual connected to the subscriber.

By virtue of your investment in Pubco, Pubco and certain of Pubco’s service providers, affiliates, and delegates may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal date that we collect form, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for Pubco to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which Pubco is subject, (c) where the processing is for the purposes of legitimate interests pursued by Pubco or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any specific purposes. As a data controller, we will only use your personal data for the purposes for which it was collected. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with Pubco’s service providers, affiliates, and delegates for the purposes set out in this privacy notice, as well as advisors (e.g., auditors, legal counsel, and tax advisors). We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by Pubco for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

Who This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into Pubco, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to those individuals or otherwise transmit this document to those individuals for their awareness and consideration.

303

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with Pubco’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Handling of Mail

Mail addressed to Pubco and received at its registered office will be forwarded unopened to the forwarding address supplied by Pubco to be dealt with. None of Pubco, its directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

304

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to Pubco, Youlife Group Inc.

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. – Hong Kong, located at 9/F Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-          when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one Pubco Class A Ordinary Share that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Class A Ordinary Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank(on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A Ordinary Shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

305

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Class A Ordinary Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A Ordinary Shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own and/or hold ADSs (e.g., in a brokerage account vs. as registered Holders on the ADS register maintained by the Depositary), the type of ADSs held (e.g., freely transferable ADSs vs. Restricted ADSs, and/or Full Entitlement ADSs vs. Partial Entitlement ADSs), the timeframe of issuance and ownership of ADSs (e.g., as of an ADS Record Date vs. before and/or after an ADS Record Date), and the number of ADSs held, may affect your rights and obligations (including, without limitation, the ADS fees payable), and the manner in which, and the extent to which, services are made available to you, in each case pursuant to the terms of the Deposit Agreement. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A Ordinary Shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Class A Ordinary Shares with the beneficial ownership rights and interests in such Class A Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Class A Ordinary Shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

306

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Class A Ordinary Shares deposited or modify the ADS-to-Class A Ordinary Shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class A Ordinary Shares ratio upon a distribution of Class A Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Class A Ordinary Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A Ordinary Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A Ordinary Shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A Ordinary Shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

●	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

●	We fail to deliver satisfactory documents to the depositary bank; or

●	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

307

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A Ordinary Shares or rights to subscribe for additional Class A Ordinary Shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

●	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

●	We do not deliver satisfactory documents to the depositary bank; or

●	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Class A Ordinary Shares

The Class A Ordinary Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A Ordinary Shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

308

Issuance of ADSs upon Deposit of Class A Ordinary Shares

Upon completion of the Business Combination, the Class A Ordinary Shares being offered pursuant to the prospectus will be deposited by Pubco with the custodian. Upon receipt of confirmation of such deposit, the depositary bank expects to issue ADSs representing the deposited Class A Ordinary Shares to the order of Continental in its capacity as transfer agent and exchange agent for the Business Combination.

After completion of the Business Combination, the depositary bank may create ADSs on your behalf if you or your broker deposit Class A Ordinary Shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A Ordinary Shares to the custodian. Your ability to deposit Class A Ordinary Shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Class A Ordinary Shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Class A Ordinary Shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

●	The Class A Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

●	All preemptive (and similar) rights, if any, with respect to such Class A Ordinary Shares have been validly waived or exercised.

●	You are duly authorized to deposit the Class A Ordinary Shares.

●	The Class A Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

●	The Class A Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

●	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

●	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

●	provide any transfer stamps required by the State of New York or the United States; and

●	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

309

Withdrawal of Class A Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Class A Ordinary Shares at the custodian’s offices. Your ability to withdraw the Class A Ordinary Shares held in respect of the ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Class A Ordinary Shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A Ordinary Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A Ordinary Shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

●	Temporary delays that may arise because (i) the transfer books for the Class A Ordinary Shares or ADSs are closed, or (ii) Class A Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

●	Obligations to pay fees, taxes and similar charges.

●	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Class A Ordinary Shares represented by your ADSs. The voting rights of holders of Class A Ordinary Shares are described in the section of this proxy statement/prospectus titled “Description of Pubco Securities.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions. If the depositary bank does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary bank to give a proxy to a person we designate to vote the Class A Ordinary Shares represented by your ADSs in his/her discretion. The depositary bank will deliver such discretionary proxy only if:

-	we confirm that we wish the depositary bank to issue such discretionary proxy;

-	we designate the person who is to receive such discretionary proxy;

-	we certify that the matters to be considered at the shareholders meeting do not adversely affect the rights of shareholders; and

-	we certify that there exists no substantial opposition to such matters.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement).

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

310

Fees and Charges

As an ADS holder, you will be required to pay the following fees (some of which may be cumulative) under the terms of the deposit agreement:

Service		Fees
●	Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A Ordinary Shares, upon a change in the ADS(s)-to-Class A Ordinary Share ratio, ADS conversions or for any other reason), excluding ADS issuances as a result of distributions of Class A Ordinary Shares	Up to US$0.05 per ADS issued

●	Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Class A Ordinary Share ratio, ADS conversions, upon termination of the Deposit Agreement, or for any other reason)	Up to US$0.05 per ADS cancelled

●	Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held

●	Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held

●	Distribution of financial instruments, including, without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)	Up to US$0.05 per ADS held

●	ADS Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

●	Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to US$0.05 per ADS (or fraction thereof) transferred

●	Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa or conversion of ADSs for unsponsored American Depositary Shares (e.g., upon termination of the Deposit Agreement))).	Up to US$0.05 per ADS (or fraction thereof) converted

As an ADS holder, you will also be responsible to pay certain charges (some of which may be cumulative) such as:

●	taxes (including applicable interest and penalties) and other governmental charges;

●	the registration fees as may from time to time be in effect for the registration of Class A Ordinary Shares on the share register and applicable to transfers of Class A Ordinary Shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

●	certain cable, telex and facsimile transmission and delivery expenses;

311

●	the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

●	the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class A Ordinary Shares, ADSs and ADRs;

●	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program; and

●	the amounts payable to the depositary bank by any party to the deposit agreement pursuant to any ancillary agreement to the deposit agreement in respect of the ADR program, the ADSs and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time. Any failure by us to timely pay any fees, charges and reimbursements of the depositary bank for which we are responsible pursuant to the deposit agreement, or any ancillary agreement between us and the depositary bank, may suspend the obligation of the depositary bank to provide the services contemplated in the deposit agreement at our expense (including services being made available to you), and the depositary bank shall have no obligation to provide any such services made available at our expense (including services being made available to you) unless and until we have made payment in full.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

312

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A Ordinary Shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may, with our consent, and shall, at our instruction, distribute to owners of ADSs the deposited property in a mandatory exchange for, and upon a mandatory cancellation of, the ADSs. The ability to receive the deposited property upon termination of the deposit agreement would be subject, in each case, to receipt by the depositary bank of (i) confirmation of satisfaction of certain U.S. regulatory requirements and (ii) payment of applicable depositary fees and taxes. The depositary bank will give notice to owners of ADSs at least 30 calendar days before termination of the deposit agreement. Owners of ADSs would be required to surrender ADSs to the depositary bank for cancellation in exchange for the deposited property.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

●	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

●	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

●	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A Ordinary Shares, for the validity or worth of the Class A Ordinary Shares, for any financial transaction entered into by any person in respect of the ADSs or any Deposited Property, for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

313

●	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

●	We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Memorandum and Articles of Association, Bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

●	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Memorandum and Articles of Association, Bylaws or in any provisions of or governing the securities on deposit.

●	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

●	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A Ordinary Shares but is not, under the terms of the deposit agreement, made available to you.

●	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

●	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

●	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

●	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

●	Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

●	We and the depositary bank disclaim any liability for the manner in which you elect to own and/or hold ADSs (e.g., in a brokerage account vs. as registered Holder on the register of ADSs maintained by the depositary bank), the type of ADSs you elect to hold or own (e.g., freely transferable ADSs vs. Restricted ADSs, and/or Full Entitlement ADSs vs. Partial Entitlement ADSs), or the timeframe of issuance and ownership of ADSs (e.g., as of an ADS Record Date vs. before and/or after an ADS Record Date).

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Class A Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Class A Ordinary Shares, and such limitations would most likely not apply to ADS holders who withdraw the Class A Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Class A Ordinary Shares and not under the deposit agreement.

314

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

●	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

●	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

●	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) are governed by the laws of the Cayman Islands.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT, THE ADSs, OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Class A Ordinary Shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

315

APPRAISAL OR DISSENTERS’ RIGHTS

No appraisal or dissenters’ rights are available to Distoken shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger.

The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Distoken shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the Distoken Board has determined that the redemption proceeds payable to Distoken shareholders who exercise such redemption rights represents the fair value of those shares.

Extracts of certain relevant sections of the Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

316

HOUSEHOLDING INFORMATION

Unless Distoken has received contrary instructions, Distoken may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Distoken believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Distoken’s expenses. However, if shareholders prefer to receive multiple sets of Distoken’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Distoken’s disclosure documents, the shareholders should follow these instructions:

●	If the Ordinary Shares are registered in the name of the shareholder, the shareholder should contact Distoken’s offices at Distoken Acquisition Corporation, Unit 1006, Block C, Jinshangjun Park, No. 2 Xiaoba Road, Panlong District, Kunming, Yunnan, China.

●	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Distoken’s securities is the Continental Stock Transfer & Trust Company.

SUBMISSION OF PROPOSALS

The Distoken Board is aware of no other matter that may be brought before the Extraordinary General Meeting.

FUTURE PROPOSALS

If the Business Combination is consummated and Pubco holds a 2024 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its shareholders. For more information, see “Management of Pubco Following the Business Combination.”

317

WHERE YOU CAN FIND MORE INFORMATION

Distoken files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Distoken at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

As of the date of this proxy statement/prospectus, Pubco has filed a registration statement on Form F-4 to register with the SEC securities that Pubco will issue in connection with the transactions contemplated by the Business Combination Agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pubco, as well as a proxy statement of Distoken for the Extraordinary General Meeting.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Distoken has been supplied by Distoken, and all such information relating to Youlife has been supplied by Youlife.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact Distoken via phone or in writing (at least five (5) business days prior to the Extraordinary General Meeting):

Jian Zhang

Chief Executive Officer

Distoken Acquisition Corporation

Unit 1006, Block C, Jinshangjun Park

No. 2 Xiaoba Road, Panlong District

Kunming, Yunnan, China

318

ENFORCEABILITY OF CIVIL LIABILITIES

Pubco is a Cayman Islands holding company with no material operations of its own. Following the Closing, Pubco will conduct a substantial portion of its operations in China, and a substantial portion of its assets will be located in China. In addition, six of Pubco’s directors, officers or members of senior management are located in China, including Mr. Yunlei Wang, Mr. Lidong Zhu, Mr. Xiaolin Gou, Ms. Yunqiu Dai and Ms. Huifang Cheng, who are located in mainland China, and Mr. Clement Ka Hai Hung who is located in Hong Kong. Service of process upon Pubco, its officers and these directors may be difficult to obtain within the United States and any judgment obtained in the U.S. against Pubco and these individuals may not be collectible within the U.S. See “Risk Factors—Risks Relating to Doing Business in China—You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws” and “Risk Factors—Risks Relating to Pubco’s Business and Operations Following the Business Combination with Youlife—It may be difficult to enforce a U.S. judgment against Pubco or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.”

Cayman Islands

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. Pubco incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws that provides significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of Pubco’s assets are located outside the United States. In addition, a majority of Pubco’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco or these persons, or to enforce against Pubco or these persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Campbells (“Campbells”), our legal counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely (1) recognize or enforce judgments of U.S. courts obtained against Pubco or its directors or officers, predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States, and (2) in original actions brought in the Cayman Islands, to impose liabilities against Pubco or its directors or officers, predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Haiwen & Partners, Pubco’s counsel as to PRC law, has advised it that there is uncertainty as to whether the courts of PRC would:

●	recognize or enforce judgments of United States courts obtained against it or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against it or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

319

Haiwen & Partners has further advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between PRC and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against it or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against Pubco in the PRC for disputes relating to contracts or other property interests if they can establish sufficient connection to the PRC for a PRC court to have jurisdiction and meet other procedural requirements. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. In addition, it will be difficult for U.S. shareholders to originate actions against Pubco in China in accordance with PRC laws because Pubco is incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

LEGAL MATTERS

The legality of the Pubco securities offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for Pubco by Campbells. Certain legal matters relating to U.S. law will be passed upon for Pubco by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Certain legal matters relating to laws of the PRC will be passed upon for Pubco by Haiwen & Partners. Certain legal matters relating to laws of Hong Kong will be passed upon for Pubco by Tian Yuan Law Firm LLP. Certain legal matters relating to U.S. law will be passed upon for Distoken by Ellenoff Grossman & Schole LLP. Certain legal matters as to Cayman Islands law will be passed upon for Distoken by Maples and Calder (Cayman) LLP.

320

EXPERTS

The financial statements of Distoken Acquisition Corporation as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Distoken Acquisition Corporation to continue as going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Youlife International Holdings Inc. as of and for the years ended December 31, 2023 and 2022, included in this proxy statement/prospectus, have been audited by Onestop Assurance PAC, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

321

INDEX TO FINANCIAL STATEMENTS

Distoken Acquisition Corporation

Youlife International Holdings Inc.

Youlife Group Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Distoken Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Distoken Acquisition Corporation (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, statements of changes in shareholders’ (deficit) equity and cash flows for each of the two years ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before April 18, 2024. There is no assurance that the Company will obtain the necessary shareholder approvals to extend the business combination deadline on a monthly basis to November 18, 2024 or raise the additional capital it needs to fund its business operations and complete any business combination, if at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

April 16, 2024

PCAOB ID# 688

F-2

DISTOKEN ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,
	2023	2022

ASSETS
Current assets
Cash	$96,486	$—
Other receivable	—	28
Due from Sponsor	60,000	—
Prepaid expenses	63,366	2,000
Total current assets	219,852	2,028

Deferred offering costs	—	678,788
Investments held in Trust Account	41,440,980	—
TOTAL ASSETS	$41,660,832	$680,816

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$205,074	$305
Accrued offering costs	70,000	297,049
Chinese taxes payable	630,367	—
Advances from Sponsor	923	217,462
Promissory note – Sponsor	—	150,000
Extension Note – Sponsor	60,000	—
TOTAL LIABILITIES	966,364	664,816

Commitments and contingencies
Ordinary shares subject to possible redemption 3,881,692 shares at $10.50 per share redemption value as of December 31, 2023 and none at December 31, 2022	40,760,613	—

SHAREHOLDERS’(DEFICIT) EQUITY
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 220,000,000 shares authorized; 2,548,000 (excluding 3,881,692 shares subject to possible redemption) and 2,003,000 issued and outstanding as of December 31, 2023 and 2022(1)(2)(3), respectively	255	200
Additional paid-in capital	—	27,028
Accumulated Deficit	(66,400)	(11,228)
TOTAL SHAREHOLDERS’ (DEFICIT) EQUITY	(66,145)	16,000
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$41,660,832	$680,816

(1)	At December 31, 2022, includes an aggregate of up to 258,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriter (see Note 5).

(2)	On January 26, 2023, the shareholders of the Company approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to one class of ordinary shares, through a special resolution and related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented (See Note 7).

(3)	On January 30, 2023, the Company effected a share dividend of 0.2 shares for each ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend (See Note 5).

The accompanying notes are an integral part of the financial statements.

F-3

DISTOKEN ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
Operating and formation costs	$1,168,926	$2,155
Loss from operations	(1,168,926)	(2,155)

Other income:
Interest earned on Investments held in Trust Account	2,908,568	—
Total other income	2,908,568	—

Income (loss) before provision for income taxes	1,739,642	(2,155)
Provision for income taxes	(434,911)	—
Net income (loss)	$1,304,731	$(2,155)

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption value	5,570,867	—
Basic and diluted net income (loss) per share, ordinary shares subject to possible redemption value	$0.16	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares(1)(2)(3)	2,476,329	1,745,000
Basic and diluted net income (loss) per share, Non-redeemable ordinary shares	$0.16	$(0.00)

(1)	At December 31, 2022, excludes an aggregate of up to 258,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriter (see Note 5).

(2)	On January 26, 2023, the shareholders of the Company approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to one class of ordinary shares, through a special resolution and related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented (See Note 7).

(3)	On January 30, 2023, the Company effected a share dividend of 0.2 shares for each ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend (See Note 5).

The accompanying notes are an integral part of the financial statements.

F-4

DISTOKEN ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance – January 1, 2022	2,003,000	$200	$27,028	$(9,073)	$18,155

Net loss	—	—	—	(2,155)	(2,155)

Balance – December 31, 2022(1)(2)(3)	2,003,000	200	27,028	(11,228)	16,000

Sale of 545,000 private units	545,000	55	5,449,945	—	5,450,000

Fair value of public warrants at issuance	—	—	1,104,000	—	1,104,000

Fair value of representative shares	—	—	1,185,493	—	1,185,493

Fair value of rights included in public units	—	—	3,305,100	—	3,305,100

Fair value of representative warrants	—	—	12,075	—	12,075

Allocated value of transaction costs	—	—	(354,297)	—	(354,297)

Accretion for ordinary shares to redemption amount	—	—	(10,729,344)	(1,359,903)	(12,089,247)

Net income	—	—	—	1,304,731	1,304,731

Balance – December 31, 2023	2,548,000	$255	$—	$(66,400)	$(66,145)

(1)	At December 31, 2022, includes an aggregate of up to 258,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriter (see Note 5).

(2)	On January 26, 2023, the shareholders of the Company approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to one class of ordinary shares, through a special resolution and related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented (See Note 7).

(3)	On January 30, 2023, the Company effected a share dividend of 0.2 shares for each ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend (See Note 5).

The accompanying notes are an integral part of the financial statements.

F-5

DISTOKEN ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$1,304,731	$(2,155)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on Investments held in Trust Account	(2,908,568)	—
Changes in operating assets and liabilities:
Other receivable	28	—
Prepaid expenses	(61,366)	(2,000)
Accounts payable and accrued expenses	204,769	305
Chinese taxes payable	630,367	—
Net cash used in operating activities	(830,039)	(3,850)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(70,380,000)	—
Cash deposited in Trust Account for extension payments	(60,000)	—
Cash withdrawn from Trust Account in connection with redemption	31,907,588	—
Net cash used in investing activities	(38,532,412)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	66,930,000	—
Proceeds from sale of Private Units	5,450,000	—
Proceeds from sale of Representative warrants	100	—
Advances from the Sponsor	35,430	157,017
Repayment of advances from the Sponsor	(251,969)	—
Repayment of promissory note – the Sponsor	(150,000)	—
Payment of offering costs	(647,036)	(153,167)
Redemption of ordinary shares	(31,907,588)	—
Net cash provided by financing activities	39,458,937	3,850

Net Change in Cash	96,486	—
Cash – Beginning of period	—	—
Cash – End of period	$96,486	$—

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$70,000	$297,049
Accretion of ordinary shares to redemption value	$12,089,247	$—

The accompanying notes are an integral part of the financial statements.

F-6

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Distoken Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 1, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Business Combination”).

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from July 1, 2020 (inception) through December 31, 2023 relates to the Company’s formation, the preparation of the initial public offering (“Initial Public Offering”), which closed on February 17, 2023, as described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income and unrealized gains from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 13, 2023. On February 17, 2023, the Company consummated the Initial Public Offering of 6,900,000 units (the “Units” and, with respect to the ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 545,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to the Company’s sponsor, Xiaosen Sponsor LLC (the “Sponsor”), generating gross proceeds of $5,450,000, which is described in Note 4.

Transaction costs amounted to $4,366,343 consisting of $2,070,000 of cash underwriting discount, $1,185,493 fair value of representative shares, $12,075 fair value of representative warrants, and $1,098,775 of other offering costs.

Following the closing of the Initial Public Offering on February 17, 2023, an amount of $70,380,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.20 per share) as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

F-7

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (“Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with a Business Combination) and (b) not to propose an amendment to the Memorandum and Articles of Association (i) that would affect the ability of holders of Public Shares to redeem or sell their shares to the Company in connection with a Business Combination or to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 9 months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company initially had 9 months from the closing of the Initial Public Offering, or until November 17, 2023, to consummate a Business Combination. However, if the Company anticipated that it would not be able to consummate a Business Combination within 9 months, it was originally permitted, by resolution of the Company’s board of directors (the “Board”) if requested by the Sponsor, extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of up to 18 months), subject to the Sponsor depositing additional funds into the Trust Account (the “Original Extension”). Pursuant to the terms of the Memorandum and Articles of Association and the Trust Agreement entered into between the Company and Continental Stock Transfer & Trust Company on the date of the prospectus, in order for the time available to consummate the Initial Business Combination to be extended, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, was originally required to deposit into the Trust Account $690,000 ($0.10 per Unit) for each three month extension, up to an aggregate of $2,070,000 for nine months, on or prior to the date of the applicable deadline.

On November 10, 2023, the Company held an extraordinary general meeting (the “Extension Meeting”), at which the Company’s shareholders approved, as a special resolution, an amendment to the Company’s Memorandum and Articles of Association to amend the terms of the Original Extension and to give the Board the right to extend the date by which the Company has to consummate a Business Combination (such date, the “Termination Date”) from November 17, 2023 on a monthly basis up to twelve (12) times until November 18, 2024, or such earlier date as determined by the Board (the “New Extension”). In connection with the New Extension, shareholders holding 3,018,308 ordinary shares exercised their right to redeem such shares for a pro rata portion of the Trust Account (the “Extension Redemption”). As a result of the Extension Redemption, an aggregate amount of $31.9 million (approximately $10.57 per share) was removed from the Trust Account to pay such holders.

F-8

On November 10, 2023, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $360,000 to the Sponsor (the “Extension Funds”), pursuant to which the Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the New Extension. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per Public Share not redeemed) that the Company decides to take to complete an initial Business Combination for each calendar month until November 18, 2024, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $360,000. The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the liquidation of the Company. As of December 31, 2023, there was $60,000 outstanding borrowings under the Extension Note.

As of December 31, 2023, the Company advanced an aggregate amount of $60,000 from the Company’s operating account into the trust account on the Sponsor’s behalf to extend the time the Company has to complete an initial business combination to January 18, 2024. The advance payments were recorded as due from Sponsor (see Note 5).

From January 2024 through April 2024, the Company advanced an aggregate amount of $90,000 from the Company’s operating account into the trust account on Sponsor’s behalf to extend the time the Company has to complete an initial business combination to April 18, 2024. On April 9, 2024, the Sponsor wired $210,000 of Extension Funds into the Company’s operating account to reimburse the Company the $150,000 advances it made on Sponsor’s behalf and to fund the next two months of extension payments amounting to $60,000. The Company plans on extending the time to complete an initial business combination by one month from April 18, 2024 to May 18, 2024 by depositing the $30,000 monthly extension payment into the trust account on or before April 26, 2024 (see Note 10).

As a result of the New Extension, the Company has the ability to extend liquidation until November 18, 2024, or such earlier date as determined by the Board (the “Combination Period”) to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $50,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject (in each case) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-9

Going Concern Consideration

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor issuance of Founder Shares, loan proceeds from the Sponsor of $150,000 under a promissory note and advances from related party. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the Initial Public Offering and the Private Placement proceeds that are due from the Sponsor.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it would repay such loaned amounts at that time. Up to $1,500,000 of such Working Capital Loans may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company may extend the amount of time to consummate a Business Combination from April 18, 2024, on a monthly basis up to twelve times, until November 18, 2024, or such earlier date as determined by the board. It is uncertain that the Company will be able to consummate a Business Combination by this time. The Company plans on extending the time to complete an initial business combination by one month from April 18, 2024 to May 18, 2024 by depositing the $30,000 monthly extension payment into the trust account on or before April 26, 2024. If a Business Combination is not consummated by November 18, 2024 (if extended by the full amount of time); there will be a mandatory liquidation and subsequent dissolution.

Management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and the liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 18, 2024. The Company intends to continue to search for and seek to complete a Business Combination before the mandatory liquidation date.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-10

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $96,486 and nil in cash as of December 31, 2023 and 2022, respectively, and no cash equivalents as of such dates.

Investments in Trust Account

At December 31, 2023, assets held in the Trust Account were held in money market funds which are invested primarily in U.S. government securities. The Company accounts for its investments as trading securities under ASC 320 (Investments—Debt and Equity Securities), where securities are presented at fair value on the balance sheets. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on investments held in Trust Account in the statements of operations. As of December 31, 2022 there were no funds deposited in the Trust Account.

Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial business combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants and Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at December 31, 2023, shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

At December 31, 2023, the ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$69,000,000
Less:
Proceeds allocated to Public Warrants	(1,104,000)
Proceeds allocated to Public Rights	(3,305,100)
Ordinary share issuance costs	(4,011,946)
Redemption of ordinary shares	(31,907,588)
Plus:
Remeasurement of carrying value to redemption value	12,089,247
Ordinary shares subject to possible redemption, December 31, 2023	$40,760,613

F-11

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, fair value of representative shares, and fair value of representative warrants incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to Public Warrants (as defined in Note 3) were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company has determined there is a possibility it will be considered a Chinese Income Tax Resident for which it will owe taxes to the Chinese government. As such, the Company has accrued $630,367 and $0 for Chinese Income Tax and VAT and surcharges as of December 31, 2023 and 2022, respectively. For the years ended December 31, 2023 and 2022, the Company recorded an income tax expense of $434,911 and $0, respectively, related to the Chinese Income Tax estimate, and $195,456 and $0, respectively, for VAT and surcharges. The VAT and surcharges were recorded as part of the Company’s general and administrative expenses. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of the warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreement, management concluded that the warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

F-12

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants to purchase 7,617,500 ordinary shares is contingent upon the occurrence of future events. As of December 31, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31,
	2023		2022
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$903,232	$401,499	$—	$(2,155)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	5,570,867	2,476,329	—	1,745,000
Basic and diluted net income (loss) per ordinary share	$0.16	$0.16	$—	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-13

NOTE 3 —PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,900,000 Units, inclusive of 900,000 Units sold to the underwriters on February 17, 2023, upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of a Business Combination (see Note 7). Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 545,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,450,000 from the Company in a private placement. Each Private Unit consists of one Private Share, one right (“Private Right”) and one redeemable warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of a Business Combination (see Note 7). Each whole Private Warrant will be exercisable for one ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Units and all underlying securities will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On July 8, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 1,150,000 ordinary shares (the “Founder Shares”). In August 2021, the Company effected a share dividend of 0.25 shares for each Founder Share outstanding, resulting in the Sponsor holding 1,437,500 Founder Shares. On January 30, 2023, the Company effected a share dividend of 0.2 shares for each ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares include an aggregate of up to 225,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares (excluding the Private Shares and the Representative Shares, as defined in Note 6) upon the completion of the Initial Public Offering. On February 17, 2023, the underwriters exercised their over - allotment option in full as part of the closing of the Initial Public Offering. As such, there are no shares subject to forfeiture.

On January 26, 2023, the shareholders of the Company approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to one class of ordinary shares and related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) for 50% of the Founder Shares, if the last reported sale price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, (y) for 50% of the Founder Shares, if the last reported sale price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after a Business Combination, or (z) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

F-14

Administrative Services Agreement

The Company entered into an agreement, commencing on February 15, 2023, to pay the Sponsor or its affiliate up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2023, the Company incurred and paid $105,000 in fees for these services. For the year ended December 31, 2022, the Company did not incur any such fees for these services.

Due from Sponsor

At the closing of the Initial Public Offering on February 17, 2023, $2,000,000 of the proceeds from the sale of the Private Units was due to the Company to be held outside of the Trust Account for working capital purposes. Such amount was held in escrow by the Sponsor and various offering costs amounting to $628,074 were paid from this account at the time of the Initial Public Offering. Approximately $1.3 million was due from the Sponsor as of February 17, 2023. The outstanding balance was settled and transferred to the Company’s bank account on March 27, 2023.

As of December 31, 2023, the Company advanced an aggregate amount of $60,000 from the Company’s operating account into the trust account on the Sponsor’s behalf to extend the time the Company has to complete an initial business combination to January 18, 2024.

From January 2024 through April 2024, the Company advanced an aggregate amount of $90,000 from the Company’s operating account into the trust account on the Sponsor’s behalf to extend the time the Company has to complete an initial business combination to April 18, 2024. On April 9, 2024, the Sponsor wired $210,000 of Extension Funds into the Company’s operating account to reimburse the Company the $150,000 advances it made on Sponsor’s behalf and to fund the next two months of extension payments amounting to $60,000. The Company plans on extending the time to complete an initial business combination by one month from April 18, 2024 to May 18, 2024 by depositing the $30,000 monthly extension payment into the trust account on or before April 26, 2024 (see Note 10).

As of December 31, 2022, there was no outstanding balance due from Sponsor.

Advances from Sponsor

The advances from Sponsor represents the amounts paid by the Sponsor on behalf of the Company in excess of the limit that can be drawn against the promissory note. As of December 31, 2023 and 2022, there were $923 and $217,462 of outstanding balances in advances from Sponsor.

Promissory Note — Sponsor

On July 8, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The note is non-interest bearing and was payable on the earlier of (i) September 30, 2022 and (ii) the completion of the Initial Public Offering. In November 2022 the note was amended and the note became payable on the earlier of (i) June 30, 2023 and (ii) the completion of the Initial Public Offering. The outstanding balance of $150,000 was repaid to the Sponsor on March 28, 2023. As of December 31, 2023, there was no outstanding borrowings on the promissory note, and borrowings under the promissory note are no longer available.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2023 and 2022, the Company has no outstanding borrowings under the Working Capital Loans.

F-15

Extension Note - Sponsor

As discussed in Note 1, on November 10, 2023, the Company issued the Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the New Extension. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per Public Share not redeemed) for each calendar month until November 18, 2024, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $360,000. The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the liquidation of the Company. As of December 31, 2023, there was $60,000 outstanding borrowings under the Extension Note.

NOTE 6 — COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on February 15, 2023, the holders of the Founder Shares, Representative Shares, Private Units and any units that may be issued on conversion of the Working Capital Loans (and any securities underlying the Private Units or units issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 900,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On February 17, 2023, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase an additional 900,000 Units at a price of $10.00 per Unit.

The underwriters were also entitled to a cash underwriting discount of $0.30 per Unit, or $2,070,000 in the aggregate, which was paid upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

The Company has engaged I-Bankers, the representative of the underwriters in the Initial Public Offering, as an advisor in connection with its Business Combination to assist in holding meetings with the Company shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0%, or $2,760,000 in the aggregate, of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). The Company will also pay I-Bankers a cash fee in an amount equal to 1.0%, or $690,000 in the aggregate, of the gross proceeds of the Initial Public Offering if it introduces the Company to the target business with whom the Company completes its initial Business Combination.

Vendor Agreement

On April 30, 2023, the Company entered into an agreement with a vendor for legal and consulting services, pursuant to which the Company agreed to pay the vendor $500,000 as follows: (i) $200,000 upon the execution of the agreement, (ii) $100,000 upon the execution of a definitive agreement for the Business Combination; and (iii) $200,000 upon submission of the proxy statement for the Business Combination to the SEC. Additionally, if the Business Combination closes, the Company will make a final additional payment of $850,000. If the Business Combination does not close, the Company shall not be responsible for any further payments. On May 4, 2023, the Company paid a $200,000 retainer pursuant to the agreement. As of December 31, 2023, $169,935 has been charged to expense against the retainer amount and $30,065 was recorded as prepaid expenses in the accompanying balance sheet.

F-16

NOTE 7 — SHAREHOLDERS’ (DEFICIT) EQUITY

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2023 and 2022, there were no preference shares issued and outstanding.

Ordinary Shares —  On January 26, 2023, the shareholders of the Company approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to one class of ordinary shares and related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented.

The Company is authorized to issue 220,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of ordinary shares are entitled to one vote for each share. In August 2021, the Company effected a share dividend of 0.25 shares for each founder share outstanding, resulting in the Sponsor holding 1,437,500 Founder Shares. On January 30, 2023, the Company effected a share dividend of 0.2 shares for each ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Founder Shares. At December 31, 2023, there were 2,548,000 ordinary shares issued and outstanding, which includes 1,725,000 Founders Shares, 545,000 shares in the Private Units, 278,000 Representative Shares, and excluding 3,881,692 ordinary shares subject to possible redemption. At December 31, 2022, there were 2,003,000, ordinary shares issued and outstanding, which includes 1,725,000 Founders Shares and 278,000 Representative Shares. As a result of the underwriters’ election to fully exercise their over-allotment option on February 17, 2023, a total of 225,000 Founder Shares and 33,000 representative shares are no longer subject to forfeiture.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants — The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within 60 business days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available.

F-17

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Rights or Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Rights and Public Warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value or the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value or the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

F-18

Representative Shares

On July 28, 2020 the Company issued to EarlyBirdCapital and its designees an aggregate of 100,000 ordinary shares for aggregate consideration of $10.00, of which 2,250 were subsequently forfeited in August 2021. In August 2021, the Company also issued to I-Bankers Securities, Inc. and its designees an aggregate of 155,250 ordinary shares at a purchase price of $0.0001 per share, for aggregate consideration of $15.50. On October 28, 2021, the Company issued to EarlyBirdCapital and I-Bankers Securities, Inc. and its designees, 12,132 and 12,868, respectively, ordinary shares at a purchase price of $0.0001 per share, for minimal consideration of $2.50. Of the representative shares, 33,000 are no longer subject to forfeiture due to the underwriters’ exercise of their over-allotment option in full at the Initial Public Offering. Upon issuance, the representative shares were accounted for as deferred offering cost and were charged to shareholders equity upon the Initial Public Offering. The Company estimated the fair value of the 97,750 (net of 2,250 forfeited) representative shares issued on July 28, 2020 to be $2,151 based upon the price of the Founder Shares issued to the Sponsor of $0.022 per share and recorded as deferred offering costs accordingly. The 155,250 representative shares issued on August 23, 2021 and 25,000 representative shares issued on October 28, 2021 had an aggregate fair value using the scenario analysis, of which the stock price input into the founder shares scenario analysis was valued using a binomial lattice, of $1,019,993 ($6.57 per share) and $165,500 ($6.62 per share), respectively, or a total aggregate value of $1,185,493. Accordingly, $1,185,493 were accounted for as offering costs at the closing of the Initial Public Offering. The representative shares are classified as Level 3 at the measurement date due to the use of unobservable inputs including the probability of a business combination, the probability of the initial public offering, and other risk factors.

The following tables present the quantitative information regarding market assumptions used in the representative shares valuation:

	August 23,	October 28,
	2021	2021
Market price(1)	$9.06	$9.09
Risk-free rate(2)	0.83%	1.22%
Dividend yield(3)	0.00%	0.00%
Volatility(4)	14.5%	12.5%

(1)	As reported by Bloomberg on the Valuation Date

(2)	Based on the U.S. Treasury rate with a term matching the time to expiration

(3)	Based on an analysis of the guideline companies and discussions with management

(4)	Implied volatility calculated using the Black-Scholes formula using the fair value of the warrant. This value is presented for comparison purposes only as it excludes the impact of redemption features.

	August 23,	October 28,
	2021	2021
1.00 share per Unit	$9.06	$9.09
0.50 warrant per Unit	0.29	0.25
0.10 right per Unit	0.65	0.66
Total price per Unit	$10.00	$10.00
Offering price per Unit	$10.00	$10.00

The holders of the representative shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the Initial Public Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering or commencement of sales of the Initial Public Offering, except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

F-19

Representative Warrants

In addition, the Company entered into a separate warrant agreement with I-Banker Securities, Inc. (referred as “I-Bankers”, the “Representative” of the Underwriters) to issue Representative Warrants exercisable to purchase 172,500 ordinary shares at a price of $12.00 per share, subject to adjustment. The representative warrants were issued at the closing of the Initial Public Offering for consideration of $100. The Company accounted for the representative warrants as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The representative warrants had an estimated fair value of $12,075 based on the third party valuation using the binomial lattice model of $0.07 per warrant. The Representative Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement for the Initial Public Offering and the closing of the Initial Business Combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, neither I-Bankers nor its designees will be permitted to exercise the warrants after the five-year anniversary of the effective date of the registration statement for the Initial Public Offering. The Representative Warrants and such shares to be purchased pursuant to the Representative Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up period of 180 days immediately following the date of the effectiveness of the registration statement for the Initial Public Offering pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement for the Initial Public Offering except to any underwriter and selected dealer that participated in the Initial Public Offering and their bona fide officers or partners.

NOTE 8 — INCOME TAXES

If the Company is deemed a Chinese tax resident enterprise, its worldwide income, including the interest income from U.S. Treasury bills and mutual funds, will be taxable at a standard rate of 25% for China’s corporate income tax purposes. The interest income is calculated by deducting operation costs and corresponding interest costs from interest revenue. From a tax perspective, the Company is a Chinese tax resident enterprise that should make the tax registration at the competent tax authority of the place where its actual management is located.

The Chinese income tax provisions for the years ended December 31, 2023 and 2022 consist of the following:

	December 31,	December 31,
	2023	2022
Income (loss) before provision for income taxes	1,739,642	(2,155)
China’s corporate income tax standard rate (on income)	25.0%	—
Income tax provision	$434,911	$—

As of December 31, 2023 and 2022, the Company did not have any deferred tax assets and liabilities.

A reconciliation of the Chinese income tax rate to the Company’s effective tax rate is as follows:

	December 31,	December 31,
	2023	2022
China’s corporate income tax standard rate	25.0%	—
Income tax provision	25.0%	—

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

F-20

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2023, assets held in the Trust Account were comprised of $41,440,980 in money market funds which are invested primarily in U.S. government securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,
Description	Level	2023
Assets:
Investments held in Trust Account	1	$41,440,980

The following table presents information about the Company’s equity instruments that are measured at fair value at February 17, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	February 17, 2023
Equity:
Representative Warrants	3	$12,075
Fair Value of Public Rights for ordinary shares subject to redemption allocation	3	$3,305,100
Fair Value of Public Warrants for ordinary shares subject to redemption allocation	3	$1,104,000

The Public Warrants were valued using the binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. The private and representative warrants were valued using the Black-Scholes model. The following table presents the quantitative information regarding market assumptions used in the valuation of warrants:

February 17,
2023
Market price of public share	$9.56
Risk-free rate	4.23%
Dividend yield	0.00%
Volatility	4.5%

F-21

The rights were valued using a scenario analysis. The following table presents the quantitative information regarding market assumptions used in the valuation of the rights. The appraiser determined the value of the rights based on the value of underlying security:

February 17,
2023
Value in De-SPAC(1)	$9.59
Value without De-SPAC(2)	$—
Probability(3)	50.0%
Fair value of Right to buy one Share(4)	$4.79

(1)	As the Founder Share will be converted to an ordinary share at the consummation of a transaction, it is assumed that the value of the Founder Share in the de-SPAC transaction scenario would simply equal the value of the ordinary share in a de-SPAC transaction.

(2)	The probability is as used in warrant analysis

(3)	Probability of the consummation of an initial business combination

(4)	Calculated as the weighted average price

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 26, 2024, the Company issued an unsecured promissory note (the “2024 Note”) in the aggregate principal amount of up to $1,000,000 to the Sponsor, for the Company’s working capital needs. The 2024 Note does not bear interest and matures upon the earlier of the consummation of an initial Business Combination by the Company or the date of the Company’s liquidation. As of April 16, 2024, total borrowings under this note amounted to $265,688.

From January 2024 through April 2024, the Company advanced an aggregate amount of $90,000 from the Company’s operating account into the Trust Account on the Sponsor’s behalf to extend the time the Company has to complete an initial business combination to April 18, 2024. On April 9, 2024, the Sponsor wired $210,000 of Extension Funds into the Company’s operating account to reimburse the Company the $150,000 advances it made on Sponsor’s behalf and to fund the next two months of extension payments amounting to $60,000. The Company plans on extending the time to complete an initial business combination by one month from April 18, 2024 to May 18, 2024 by depositing the $30,000 monthly extension payment into the trust account on or before April 26, 2024.

F-22

DISTOKEN ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets
Cash	$10,598	$96,486
Due from Sponsor	—	60,000
Prepaid expenses	54,513	63,366
Total current assets	65,111	219,852

Investments held in Trust Account	43,355,649	41,440,980
TOTAL ASSETS	$43,420,760	$41,660,832

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,000,799	$205,074
Accrued offering costs	—	70,000
Chinese taxes payable	774,337	630,367
Advances from Sponsor	923	923
Promissory note - Sponsor	519,888	—
Extension note – Sponsor	330,000	60,000
TOTAL LIABILITIES	2,625,947	966,364

Commitments and contingencies
Ordinary shares subject to possible redemption, 3,881,692 shares at $10.96 and $10.50 per share redemption value as of September 30, 2024 and December 31, 2023, respectively	42,531,312	40,760,613

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 220,000,000 shares authorized; 2,548,000 issued and outstanding (excluding 3,881,692 shares subject to possible redemption) as of September 30, 2024 and December 31, 2023	255	255
Additional paid-in capital	—	—
Accumulated deficit	(1,736,754)	(66,400)
TOTAL SHAREHOLDERS’ DEFICIT	(1,736,499)	(66,145)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$43,420,760	$41,660,832

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-23

DISTOKEN ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating and formation costs	$326,185	$428,379	$1,510,876	$724,967
Loss from operations	(326,185)	(428,379)	(1,510,876)	(724,967)

Other income:
Interest earned on investments held in Trust Account	555,371	914,783	1,644,669	2,143,508
Unrealized loss on investments held in Trust Account	—	26,564	—	16,128
Total other income	555,371	941,347	1,644,669	2,159,636

Income before provision for income taxes	229,186	512,968	133,793	1,434,669
Provision for income taxes	(33,448)	(121,601)	(33,448)	(354,635)
Net income	$195,738	$391,367	$100,345	$1,080,034

Basic and diluted weighted average shares outstanding, redeemable ordinary shares	3,881,692	6,900,000	3,881,692	5,686,813

Basic and diluted net income per share, redeemable ordinary shares	$0.03	$0.04	$0.02	$0.13

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,548,000	2,548,000	2,548,000	2,452,176

Basic and diluted net income per share, Non-redeemable ordinary shares	$0.03	$0.04	$0.02	$0.13

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-24

DISTOKEN ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2024	2,548,000	$255	$—	$(66,400)	$(66,145)

Accretion for ordinary shares to redemption amount	—	—	—	(570,793)	(570,793)

Net income	—	—	—	32,539	32,539

Balance – March 31, 2024	2,548,000	255	—	(604,654)	(604,399)

Accretion for ordinary shares to redemption amount	—	—	—	(625,303)	(625,303)

Net loss	—	—	—	(127,932)	(127,932)

Balance – June 30, 2024	2,548,000	255	—	(1,357,889)	(1,357,634)

Accretion for ordinary shares to redemption amount	—	—	—	(574,603)	(574,603)

Net income	—	—	—	195,738	195,738

Balance – September 30, 2024	2,548,000	$255	$—	$(1,736,754)	$(1,736,499)

F-25

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – December 31, 2022(1)(2)(3)	2,003,000	$200	$27,028	$(11,228)	$16,000

Sale of 545,000 private units	545,000	55	5,449,945	—	5,450,000

Fair value of public warrants at issuance	—	—	1,104,000	—	1,104,000

Fair value of representative shares	—	—	1,185,493	—	1,185,493

Fair value of rights included in public units	—	—	3,305,100	—	3,305,100

Fair value of representative warrants	—	—	12,075	—	12,075

Allocated value of transaction costs	—	—	(354,297)	—	(354,297)

Accretion for ordinary shares to redemption amount	—	—	(10,072,026)	—	(10,072,026)

Net income	—	—	—	251,313	251,313

Balance – March 31, 2023	2,548,000	255	657,318	240,085	897,658

Accretion for ordinary shares to redemption amount	—	—	(581,705)	—	(581,705)

Net income	—	—	—	437,354	437,354

Balance – June 30, 2023	2,548,000	255	75,613	677,439	753,307

Accretion for ordinary shares to redemption amount			(75,613)	(682,659)	(758,272)

Net income			—	391,367	391,367

Balance – September 30, 2023	2,548,000	$255	$—	$386,147	$386,402

(1)	At December 31, 2022, includes an aggregate of up to 258,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriter (see Note 5).

(2)	On January 26, 2023, the shareholders of the Company approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to one class of ordinary shares, through a special resolution and related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented (See Note 7).

(3)	On January 30, 2023, the Company effected a share dividend of 0.2 shares for each ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend (See Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-26

DISTOKEN ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$100,345	$1,080,034
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(1,644,669)	(2,143,508)
Unrealized gain on investments held in Trust Account	—	(16,128)
Changes in operating assets and liabilities:
Other receivable	—	28
Prepaid expenses	8,853	(140,393)
Accounts payable and accrued expenses	795,725	582,143
Chinese taxes payable	143,970	—
Net cash used in operating activities	(595,776)	(637,824)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(70,380,000)
Cash deposited into Trust Account for extension payments	(270,000)	—
Net cash used in investing activities	(270,000)	(70,380,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	66,930,000
Proceeds from sale of Private Units	—	5,450,000
Proceeds from sale of Representative warrants	—	100
Advances from related party	—	35,430
Repayment of advances from related party	—	(251,969)
Repayment of promissory note – related party	—	(150,000)
Payment of offering costs	(70,000)	(647,036)
Proceeds from promissory note – related party	519,888	—
Proceeds from Due from Sponsor	60,000	—
Proceeds from extension note	270,000	—
Net cash provided by financing activities	779,888	71,366,525

Net Change in Cash	(85,888)	348,701
Cash – Beginning of period	96,486	—
Cash – End of period	$10,598	$348,701

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$70,600
Accretion of Class A ordinary shares to redemption value	$1,770,699	$11,412,003

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-27

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Distoken Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 1, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Business Combination”).

As of September 30, 2024, the Company had not commenced any operations. All activity for the period from July 1, 2020 (inception) through September 30, 2024 relates to the Company’s formation, the preparation of the initial public offering (“Initial Public Offering”), which closed on February 17, 2023, as described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income and unrealized gains from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 13, 2023. On February 17, 2023, the Company consummated the Initial Public Offering of 6,900,000 units (the “Units” and, with respect to the ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 545,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to the Company’s sponsor, Xiaosen Sponsor LLC (the “Sponsor”), generating gross proceeds of $5,450,000, which is described in Note 4.

Transaction costs amounted to $4,366,343 consisting of $2,070,000 of cash underwriting discount, $1,185,493 fair value of representative shares, $12,075 fair value of representative warrants, and $1,098,775 of other offering costs.

Following the closing of the Initial Public Offering on February 17, 2023, an amount of $70,380,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.20 per share) as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

F-28

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (“Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination or seek to sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, subject to the immediately succeeding paragraph, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Shares and Public Shares held by it in connection with the completion of a Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with a Business Combination) and (b) not to propose an amendment to the Memorandum and Articles of Association (i) that would affect the ability of holders of Public Shares to redeem or sell their shares to the Company in connection with a Business Combination or to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 9 months from the closing of the Initial Public Offering (or up to 18 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company initially had 9 months from the closing of the Initial Public Offering, or until November 17, 2023, to consummate a Business Combination. However, if the Company anticipated that it would not be able to consummate a Business Combination within 9 months, it was originally permitted, by resolution of the Company’s board of directors (the “Board”) if requested by the Sponsor, to extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of up to 18 months), subject to the Sponsor depositing additional funds into the Trust Account (the “Original Extension”). Pursuant to the terms of the Memorandum and Articles of Association and the Trust Agreement entered into between the Company and Continental Stock Transfer & Trust Company on the date of the prospectus for the Initial Public Offering, in order for the time available to consummate the Initial Business Combination to be extended, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, was originally required to deposit into the Trust Account $690,000 ($0.10 per Unit) for each three month extension, up to an aggregate of $2,070,000 for nine months, on or prior to the date of the applicable deadline.

On November 10, 2023, the Company held an extraordinary general meeting (the “2023 Extension Meeting”), at which the Company’s shareholders approved, as a special resolution, an amendment to the Company’s Memorandum and Articles of Association to amend the terms of the Original Extension and to give the Board the right to extend the date by which the Company has to consummate a Business Combination (such date, the “Termination Date”) from November 17, 2023 on a monthly basis up to twelve (12) times until November 18, 2024, or such earlier date as determined by the Board (the “2023 Extension Amendment”). In connection with the 2023 Extension Amendment, shareholders holding 3,018,308 ordinary shares exercised their right to redeem such shares for a pro rata portion of the Trust Account (the “2023 Extension Redemption”). As a result of the 2023 Extension Redemption, an aggregate amount of $31.9 million (approximately $10.57 per share) was removed from the Trust Account to pay such holders.

F-29

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

On November 10, 2023, the Company issued a promissory note (the “2023 Extension Note”) in the aggregate principal amount of up to $360,000 to the Sponsor (the “2023 Extension Funds”), pursuant to which the 2023 Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2023 Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per Public Share not redeemed) that the Company decides to take to complete an initial Business Combination for each calendar month until November 18, 2024, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $360,000. The 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the liquidation of the Company. As of September 30, 2024, there was $330,000 of outstanding borrowings under the Extension Note.

As of September 30, 2024, the Sponsor made a total of $330,000 of extension deposits into the Trust Account to extend the time the Company has to complete an initial Business Combination to October 18, 2024.

On July 29, 2024, the Company advanced $12,000 from the Company’s operating account into the Trust Account on the Sponsor’s behalf as a partial extension deposit. On August 6, 2024, the Chief Executive Officer of the Company advanced $18,000 to the Company to fully pay the required monthly extension deposit into the Trust Account and to extend the time the Company has to complete an initial Business Combination to August 18, 2024.

On August 21, 2024, the Company deposited $30,000 of the amounts received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial Business Combination to September 18, 2024.

On September 22, 2024, the Company deposited $30,000 of the amounts received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial Business Combination to October 18, 2024.

On October 30, 2024, the Company deposited $30,000 of the amounts received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial Business Combination to November 18, 2024 (Note 9).

The Company plans on extending the time to complete an initial business combination by one month from November 18, 2024 to December 18, 2024 by depositing the $30,000 monthly extension payment into the Trust Account on or before November 26, 2024.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-30

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

On November 14, 2024, the Company held an extraordinary general meeting in lieu of annual general meeting of shareholders (the “2024 Extension Meeting”), at which the Company’s shareholders approved, as a special resolution, an amendment to the Company’s Memorandum and Articles of Association to give the Board the right to extend the date by which the Company has to consummate a Business Combination from November 18, 2024 on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Board (the “2024 Extension Amendment”). In connection with the 2024 Extension Amendment, shareholders holding 3,229,522 ordinary shares exercised their right to redeem such shares for a pro rata portion of the Trust Account (the “2024 Extension Redemption”). As a result of the 2024 Extension Redemption, an aggregate amount of approximately $36.3 million (approximately $11.24 per share) was removed from the Trust Account to pay such holders.

If the Company is unable to complete a Business Combination within the Combination Period, by November 18, 2024 (if extended by the full amount of time), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $50,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject (in each case) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On November 14, 2024, the Company issued a promissory note (the “2024 Extension Note”) in the aggregate principal amount of up to $360,000 to the Sponsor (the “2024 Extension Funds”), pursuant to which the 2024 Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2024 Extension Amendment. The Sponsor has agreed to pay $30,000 per month (or approximately $0.046 per Public Share not redeemed) that the Company decides to take to complete an initial Business Combination for each calendar month until November 18, 2025, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $360,000. The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the liquidation of the Company.

Going Concern Consideration

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor issuance of Founder Shares, loan proceeds from the Sponsor of $150,000 under a promissory note and advances from related party. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the Initial Public Offering and the Private Placement proceeds that are due from the Sponsor.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it would repay such loaned amounts at that time. Up to $1,500,000 of such Working Capital Loans may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the unaudited condensed financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company may extend the time to consummate a Business Combination on a monthly basis from November 18, 2024 until November 18, 2025, as determined by the Board. It is uncertain that the Company will be able to consummate a Business Combination during this time period. If a Business Combination is not consummated by November 18, 2025 (if extended by the full amount of time), there will be a mandatory liquidation and subsequent dissolution.

F-31

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

Management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and the liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 18, 2025. The Company intends to complete a Business Combination before the mandatory liquidation date.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 17, 2024. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

F-32

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $10,598 and $96,486 in cash as of September 30, 2024 and December 31, 2023, respectively, and no cash equivalents as of such dates.

Investments in Trust Account

At September 30, 2024 and December 31, 2023, the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. government securities. The Company accounts for its investments as trading securities under ASC 320 (Investments—Debt and Equity Securities), where securities are presented at fair value on the balance sheets. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on investments held in Trust Account in the statements of operations.

Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants and Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at September 30, 2024 and December 31, 2023, shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

At September 30, 2024 and December 31, 2023, the ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$69,000,000
Less:
Proceeds allocated to Public Warrants	(1,104,000)
Proceeds allocated to Public Rights	(3,305,100)
Ordinary share issuance costs	(4,011,946)
Redemption of ordinary shares	(31,907,588)
Plus:
Remeasurement of carrying value to redemption value	12,089,247
Ordinary shares subject to possible redemption, December 31, 2023	40,760,613
Plus:
Remeasurement of carrying value to redemption value	1,770,699
Ordinary shares subject to possible redemption, September 30, 2024	$42,531,312

Ordinary shares subject to possible redemption of $42,531,312 excludes $774,337 of the amount in the Trust Account reserved for taxes payable.

F-33

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, fair value of representative shares, and fair value of representative warrants incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to Public Warrants (as defined in Note 3) were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company has determined there is a possibility it will be considered a Chinese Income Tax Resident for which it will owe taxes to the Chinese government. As such, the Company has accrued $774,337 and $630,367 for Chinese Income Tax and VAT and surcharges as of September 30, 2024 and December 31, 2023, respectively. For the three months ended September 30, 2024 and 2023, the Company recorded income tax expense of $33,448 and $121,601, respectively, related to the Chinese Income Tax estimate, and $37,321 and $61,474, respectively, for VAT and surcharges. For the nine months ended September 30, 2024 and 2023, the Company recorded income tax expense of $33,448 and $354,635, respectively, related to the Chinese Income Tax estimate, and $110,522 and $144,044, respectively, for VAT and surcharges. The VAT and surcharges were recorded as part of the Company’s general and administrative expenses. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of the warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreement, management concluded that the warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

F-34

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

Net Income Per Share

The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants to purchase 7,617,500 ordinary shares is contingent upon the occurrence of future events. As of September 30, 2024 and December 31, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2024		2023		2024		2023
	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$118,170	$77,568	$285,821	$105,546	$60,580	$39,765	$754,633	$325,401
Denominator:
Basic and diluted weighted average shares outstanding	3,881,692	2,548,000	6,900,000	2,548,000	3,881,692	2,548,000	5,686,813	2,452,176
Basic and diluted net income per ordinary share	$0.03	$0.03	$0.04	$0.04	$0.02	$0.02	$0.13	$0.13

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-35

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 3 — PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,900,000 Units, inclusive of 900,000 Units sold to the underwriters on February 17, 2023, upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of a Business Combination (see Note 7). Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 545,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,450,000 from the Company in a private placement. Each Private Unit consists of one Private Share, one right (“Private Right”) and one redeemable warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of a Business Combination (see Note 7). Each whole Private Warrant will be exercisable for one ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Units and all underlying securities will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On July 8, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 1,150,000 ordinary shares (the “Founder Shares”). In August 2021, the Company effected a share dividend of 0.25 shares for each Founder Share outstanding, resulting in the Sponsor holding 1,437,500 Founder Shares. On January 30, 2023, the Company effected a share dividend of 0.2 shares for each ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares include an aggregate of up to 225,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares (excluding the Private Shares and the Representative Shares, as defined in Note 6) upon the completion of the Initial Public Offering. On February 17, 2023, the underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, there are no shares subject to forfeiture.

On January 26, 2023, the shareholders of the Company approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to one class of ordinary shares and related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) for 50% of the Founder Shares, if the last reported sale price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, (y) for 50% of the Founder Shares, if the last reported sale price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after a Business Combination, or (z) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

F-36

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

Administrative Services Agreement

The Company entered into an agreement, commencing on February 15, 2023, to pay the Sponsor or its affiliate up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2024, the Company incurred $30,000 and $90,000 in fees for these services, of which $40,000 is included in accrued expenses in the accompanying condensed balance sheets. For the three and nine months ended September 30, 2023, the Company incurred $30,000 and $75,000 in fees for these services, of which $0 is included in accrued expenses in the accompanying condensed balance sheets.

Due from Sponsor

Through March 31, 2024, the Company advanced an aggregate amount of $136,923 from the Company’s operating account into the Trust Account on the Sponsor’s behalf to extend the time the Company has to complete an initial Business Combination. On April 9, 2024, the Sponsor reimbursed the Company for the outstanding $136,923 of advances it made on Sponsor’s behalf. As of September 30, 2024 and December 31, 2023, amounts due from Sponsor is nil and $60,000, respectively.

Advances from Sponsor

The advances from Sponsor represents the amounts paid by the Sponsor on behalf of the Company in excess of the limit that can be drawn against the promissory note. As of September 30, 2024 and December 31, 2023, there was $923 of outstanding balances in advances from Sponsor.

Promissory Note — Sponsor

On July 8, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The note is non-interest bearing and was payable on the earlier of (i) September 30, 2022 and (ii) the completion of the Initial Public Offering. In November 2022 the note was amended and the note became payable on the earlier of (i) June 30, 2023 and (ii) the completion of the Initial Public Offering. The outstanding balance of $150,000 was repaid to the Sponsor on March 28, 2023. As of September 30, 2024, there was no outstanding borrowings on the promissory note, and borrowings under the promissory note are no longer available.

On February 26, 2024, the Company issued an unsecured promissory note (the “2024 Note”) in the aggregate principal amount of up to $1,000,000 to the Sponsor, for the Company’s working capital needs. The 2024 Note does not bear interest and matures upon the earlier of the consummation of an initial Business Combination by the Company or the date of the Company’s liquidation. As of September 30, 2024, total borrowings under this note amounted to $519,888.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2024 and December 31, 2023, the Company has no outstanding borrowings under the Working Capital Loans.

F-37

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

Extension Note - Sponsor

As discussed in Note 1, on November 10, 2023, the Company issued the Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the New Extension. The Sponsor has agreed to pay $30,000 per month (or approximately $0.01 per Public Share not redeemed) for each calendar month until November 18, 2024, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $360,000. The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the liquidation of the Company. As of September 30, 2024 and December 31, 2023, there were $330,000 and $60,000, respectively, of outstanding borrowings under the 2023 Extension Note.

NOTE 6 — COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on February 15, 2023, the holders of the Founder Shares, Representative Shares, Private Units and any units that may be issued on conversion of the Working Capital Loans (and any securities underlying the Private Units or units issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 900,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On February 17, 2023, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase an additional 900,000 Units at a price of $10.00 per Unit.

The underwriters were also entitled to a cash underwriting discount of $0.30 per Unit, or $2,070,000 in the aggregate, which was paid upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

The Company has engaged I-Bankers Securities, Inc. (“I-Bankers”), the representative of the underwriters in the Initial Public Offering, as an advisor in connection with its Business Combination to assist in holding meetings with the Company shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay I-Bankers a cash fee for such services upon the consummation of its initial business combination in an amount equal to 4.0%, or $2,760,000 in the aggregate, of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). The Company will also pay I-Bankers a cash fee in an amount equal to 1.0%, or $690,000 in the aggregate, of the gross proceeds of the Initial Public Offering if it introduces the Company to the target business with whom the Company completes its initial Business Combination.

Business Combination Agreement

On May 17, 2024, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Youlife Group Inc., a Cayman Islands exempted company (“Pubco”), the Sponsor, Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and Youlife International Holdings Inc., a Cayman Islands exempted company (“Youlife”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Youlife Business Combination”), (a) First Merger Sub will merge with and into Youlife (the “First Merger”), with Youlife surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of Youlife being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into the Company, with the Company surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Company being converted into the right to receive substantially equivalent securities of Pubco.

F-38

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

On November 13, 2024, the Company, Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife entered into the first amendment to the Business Combination Agreement (the “BCA Amendment”), to, among other things, (i) adopt an American depository share facility, (ii) revise the scope and terms of certain lock-up provisions applicable to the Sponsor and Youlife shareholders, and (iii) clarify certain matters related to the dual-class share structure of Pubco following the closing (the “Closing”) of the Youlife Business Combination. Under the new American depository share facility, at the Closing, Pubco will issue its ordinary shares in the form of American depository shares (“Pubco ADSs”) to the Company and Youlife shareholders holding registered shares, which Pubco ADSs will be listed on the Nasdaq Capital Market in lieu of Pubco ordinary shares, and the warrants to be issued by Pubco will be exercisable for Pubco ADSs. Upon becoming registered shares, Pubco ordinary shares will be exchangeable for Pubco ADSs.

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, Pubco, the Company and Youlife entered into lock-up agreements (the “Lock-Up Agreements”) with the Sponsor and with certain shareholders of Youlife. The Lock-Up Agreements provide for a lock-up period commencing on the closing date and ending on the 12-month anniversary of the closing date and with respect to 50% of such shares, on the date on which the last reported sales price of the Class A ordinary shares of Pubco equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing.

Shareholder Support Agreements

Simultaneously with the execution of the Business Combination Agreement, the Company, Youlife and certain shareholders of Youlife entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, the shareholders of Youlife have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the Youlife Business Combination, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Non-Competition and Non-Solicitation Agreements

Simultaneously with the execution of the Business Combination Agreement, certain Youlife shareholders entered into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”) in favor of Pubco, Youlife and the Company. Under the Non-Competition and Non-Solicitation Agreements, certain Youlife shareholders agreed not to compete with Pubco during the three-year period following the closing and, during such three-year restricted period, not to solicit employees or customers of Pubco. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

Vendor Agreement

On March 5, 2024, the Company entered into an agreement with a vendor for legal and consulting services, rendering the previous agreement with the same vendor entered into in 2023 void. The agreement provides that the Company will pay the vendor $500,000 as follows: (i) $200,000, which had already been paid, (ii) $50,000 by no later than March 15, 2024; (iii) $100,000 upon execution of the business combination agreement, or the merger agreement, as the case may be; and (iv) $150,000 upon submission of the S-4/F-4 proxy to the SEC. Additionally, if the Business Combination closes, the Company will make a final additional payment of $950,000. If the Business Combination does not close, the Company shall not be responsible for any further payments. On May 4, 2023, the Company paid the $200,000 retainer based on the previous agreement entered into 2023, which was carried forward to the current agreement. As of December 31, 2023, $169,935 has been charged against the retainer amount, and the remainder of $30,065 was recorded as prepaid expenses. The $30,065 prepaid amount was fully utilized during the nine months ended September 30, 2024 and this amount was charged to expense. On April 10, 2024, the Company paid the second installment payment of $50,000. In addition, the Company incurred additional business combination fees of $489,030 in relation to this agreement, $207,373 of which has been billed as of September 30, 2024 while the remaining unbilled amount of $281,657 has been included in the accrued expenses balance in the accompanying condensed balance sheets.

F-39

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At September 30, 2024 and December 31, 2023, there were no preference shares issued and outstanding.

Ordinary Shares —  On January 26, 2023, the shareholders of the Company approved, through an ordinary resolution, the redesignation of authorized share capital from two classes of ordinary shares (Class A and Class B) to one class of ordinary shares and related amendments to the memorandum and articles of association. All share and per-share amounts and descriptions have been retrospectively presented.

The Company is authorized to issue 220,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of ordinary shares are entitled to one vote for each share. In August 2021, the Company effected a share dividend of 0.25 shares for each founder share outstanding, resulting in the Sponsor holding 1,437,500 Founder Shares. On January 30, 2023, the Company effected a share dividend of 0.2 shares for each ordinary share outstanding, resulting in the Sponsor holding 1,725,000 Founder Shares. At September 30, 2024 and December 31, 2023, there were 2,548,000 ordinary shares issued and outstanding, which includes 1,725,000 Founders Shares, 545,000 shares in the Private Units, 278,000 Representative Shares, and excluding 3,881,692 ordinary shares subject to possible redemption. As a result of the underwriters’ election to fully exercise their over-allotment option on February 17, 2023, a total of 225,000 Founder Shares and 33,000 representative shares are no longer subject to forfeiture.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants — The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within 60 business days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available.

F-40

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Rights or Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Rights and Public Warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value or the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value or the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

F-41

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

Representative Shares

On July 28, 2020 the Company issued to EarlyBirdCapital and its designees an aggregate of 100,000 ordinary shares for aggregate consideration of $10.00, of which 2,250 were subsequently forfeited in August 2021. In August 2021, the Company also issued to I-Bankers Securities, Inc. and its designees an aggregate of 155,250 ordinary shares at a purchase price of $0.0001 per share, for aggregate consideration of $15.50. On October 28, 2021, the Company issued to EarlyBirdCapital and I-Bankers Securities, Inc. and its designees, 12,132 and 12,868, respectively, ordinary shares at a purchase price of $0.0001 per share, for minimal consideration of $2.50. Of the representative shares, 33,000 are no longer subject to forfeiture due to the underwriters’ exercise of their over-allotment option in full at the Initial Public Offering. Upon issuance, the representative shares were accounted for as deferred offering cost and were charged to shareholders equity upon the Initial Public Offering. The Company estimated the fair value of the 97,750 (net of 2,250 forfeited) representative shares issued on July 28, 2020 to be $2,151 based upon the price of the Founder Shares issued to the Sponsor of $0.022 per share and recorded as deferred offering costs accordingly. The 155,250 representative shares issued on August 23, 2021 and 25,000 representative shares issued on October 28, 2021 had an aggregate fair value using the scenario analysis, of which the stock price input into the founder shares scenario analysis was valued using a binomial lattice, of $1,019,993 ($6.57 per share) and $165,500 ($6.62 per share), respectively, or a total aggregate value of $1,185,493. Accordingly, $1,185,493 were accounted for as offering costs at the closing of the Initial Public Offering. The representative shares are classified as Level 3 at the measurement date due to the use of unobservable inputs including the probability of a business combination, the probability of the initial public offering, and other risk factors.

The holders of the representative shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the Initial Public Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering or commencement of sales of the Initial Public Offering, except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Representative Warrants

In addition, the Company entered into a separate warrant agreement with I-Banker Securities, Inc. (referred as “I-Bankers”, the “Representative” of the Underwriters) to issue Representative Warrants exercisable to purchase 172,500 ordinary shares at a price of $12.00 per share, subject to adjustment. The representative warrants were issued at the closing of the Initial Public Offering for consideration of $100. The Company accounted for the representative warrants as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The representative warrants had an estimated fair value of $12,075 based on the third party valuation using the binomial lattice model of $0.07 per warrant. The Representative Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement for the Initial Public Offering and the closing of the Initial Business Combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, neither I-Bankers nor its designees will be permitted to exercise the warrants after the five-year anniversary of the effective date of the registration statement for the Initial Public Offering. The Representative Warrants and such shares to be purchased pursuant to the Representative Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up period of 180 days immediately following the date of the effectiveness of the registration statement for the Initial Public Offering pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement for the Initial Public Offering except to any underwriter and selected dealer that participated in the Initial Public Offering and their bona fide officers or partners.

NOTE 8 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

F-42

DISTOKEN ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2024, assets held in the Trust Account were comprised of $43,355,649 in money market funds which are invested primarily in U.S. government securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		September 30,	December 31,
	Level	2024	2023
Assets:
Investments held in Trust Account	1	$43,355,649	$41,440,980

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, except as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On October 30, 2024, the Company deposited $30,000 of the amounts received from the Sponsor into the Trust Account to extend the time the Company has to complete an initial Business Combination to November 18, 2024.

On November 13, 2024, the Company, Pubco, the Sponsor, First Merger Sub, Second Merger Sub and Youlife entered into the BCA Amendment, to, among other things, (i) adopt an American depository share facility, (ii) revise the scope and terms of certain lock-up provisions applicable to the Sponsor and Youlife shareholders, and (iii) clarify certain matters related to the dual-class share structure of Pubco following the Closing of the Youlife Business Combination. Under the new American depository share facility, at the Closing, Pubco will issue its ordinary shares in the form of Pubco ADSs to the Company and Youlife shareholders holding registered shares, which Pubco ADSs will be listed on the Nasdaq Capital Market in lieu of Pubco ordinary shares, and the warrants to be issued by Pubco will be exercisable for Pubco ADSs. Upon becoming registered shares, Pubco ordinary shares will be exchangeable for Pubco ADSs.

F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of

Youlife International Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Youlife International Holdings Inc. (the “Company”) and its subsidiaries (collectively, the “Group”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive (loss)/income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2023 (the “Relevant Years”) and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a matter

As discussed in Note 2.2 to the financial statements, the Company has identified certain accounting errors with regard to its accounting treatments and the presentation and disclosure of consolidated balance sheets, consolidated statements of operations and comprehensive (loss)/income, changes in equity and cash flows for each of the two years in the period ended December 31, 2023. The financial statements as of and for the years ended December 31, 2023 and 2022 were restated accordingly.

/s/ Onestop Assurance PAC
We have served as the Company’s auditor since 2023.
Singapore
July 15, 2024, except for the effects on the financial statements of the restatement described in Note 2.2, as to which the date is September 27, 2024.

PCAOB ID# 6732

F-44

YOULIFE INTERNATIONAL HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	As at December 31,
	2022 (Restated)	2023 (Restated)
	RMB	RMB	USD
ASSETS
Current assets
Cash and cash equivalents	307,981	185,425	26,117
Short-term investments	84,230	-	-
Accounts receivables, net	113,464	256,627	36,145
Prepayments and other receivables, net	43,995	188,961	26,615
Amounts due from a related party	10,520	978	138
Inventories, net	8,301	3,260	459
Current assets of discontinued operations	141,531	54,401	7,662
Total current assets	710,022	689,652	97,136
Property and equipment	9,940	160,747	22,641
Right-of-use assets	61,814	52,957	7,459
Intangible assets	5,035	12,009	1,691
Financial assets at fair value through profit or loss	69,129	105,629	14,877
Deferred tax assets	-	35,469	4,996
Other non-current assets	72,858	13,746	1,936
Non-current assets of discontinued operations	55,828	47,740	6,724
Total non current assets	274,604	428,297	60,324
Total assets	984,626	1,117,949	157,460

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Contract liabilities	2,698	39,281	5,533
Trade and bills payables	35,682	100,410	14,142
Other payables and accruals	69,432	160,353	22,585
Short-term borrowings	-	26,274	3,701
Lease liabilities	7,534	6,808	959
Tax payable	15,462	385	54
Current liabilities of discontinued operations	185,732	72,584	10,223
Total current liabilities	316,540	406,095	57,197
Lease liabilities - non current	42,580	39,697	5,591
Non-current liabilities of discontinued operations	3,887	2,390	337
Total non current liabilities	46,467	42,087	5,928
Total liabilities	363,007	448,182	63,125

F-45

YOULIFE INTERNATIONAL HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	As at December 31,
	2022 (Restated)	2023 (Restated)
	RMB	RMB	USD
Commitments and Contingencies
Mezzanine equity:
Series C and Series C+ convertible redeemable preferred shares (US$0.0001 par value: 120,978,810 shares authorized as at December 31, 2022 and December 31, 2023; 120,978,810 shares issued and outstanding as at December 31, 2022 and December 31, 2023, respectively)	1,006,048	1,006,048	141,699
SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value; 379,021,190 shares authorized as at December 31, 2022 and December 31, 2023; 221,777,718 shares issued and outstanding as at December 31, 2022 and December 31, 2023, respectively)	149	149	21
Treasury shares	(31)	(31)	(4)
Additional paid-in capital	226,278	177,547	25,007
Statutory surplus reserve	8,253	9,217	1,298
Accumulated losses	(647,669)	(549,812)	(77,439)
Total Youlife International Holdings Inc. shareholders’ deficit	(413,020)	(362,930)	(51,117)
Non-controlling interests	28,591	26,649	3,753
Total shareholders’ deficit	(384,429)	(336,281)	(47,364)
Total liabilities, mezzanine equity and shareholders’ deficit	984,626	1,117,949	157,460

F-46

YOULIFE INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	For the year ended December 31,
	2022 (Restated)	2023 (Restated)
	RMB	RMB	USD
Revenue	724,073	1,365,865	192,378
Cost of revenue	(596,928)	(1,165,446)	(164,150)
Gross profit	127,145	200,419	28,228
Operating expenses
Selling and distribution expenses	(70,073)	(91,688)	(12,914)
Administrative expenses	(209,868)	(115,367)	(16,249)
Research and development expenses	(16,695)	(12,285)	(1,730)
Total operating expenses	(296,636)	(219,340)	(30,893)
Loss from operations	(169,491)	(18,921)	(2,665)
Other income/(expenses)
Fair value gains	38,336	36,500	5,141
Other incomes	28,132	2,815	396
Other expenses	(3,977)	(2,220)	(312)
Gain on dissolution of subsidiaries and branches	16,010	29,312	4,129
Financial income, net	18,446	1,530	215
Total other income, net	96,947	67,937	9,569
(LOSS)/PROFIT BEFORE TAX	(72,544)	49,016	6,904
Income tax (expenses)/benefits	(18,551)	30,256	4,261
Net (loss)/profit for the year from continuing operations	(91,095)	79,272	11,165
Net (loss)/profit from discontinued operations	(6,220)	17,774	2,503
Deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares	(130,011)	-	-
Net loss attribute to non-controlling interests	(3,792)	(2,217)	(312)
Net (loss)/profit attribute to Youlife International Holdings Inc.	(223,534)	99,263	13,980
Net (loss)/earnings per share:
Basic and diluted
Continuing operations	(0.97)	0.37	0.05
Discontinued operations	(0.02)	0.08	0.01
Basic net (loss)/earnings per share	(0.99)	0.45	0.06
Continuing operations	(0.97)	0.24	0.03
Discontinued operations	(0.02)	0.05	0.01
Diluted net (loss)/earnings per share	(0.99)	0.29	0.04
Shares used in net (loss)/earnings per share computation
Basic	224,986,014	221,777,718	221,777,718
Diluted	224,986,014	342,756,528	342,756,528
TOTAL COMPREHENSIVE (LOSS)/INCOME FOR THE YEAR	(97,315)	97,046	13,668
Comprehensive loss attribute to non-controlling interest	(3,792)	(2,217)	(312)
Comprehensive (loss)/income attribute to Youlife International Holdings Inc.	(93,523)	99,263	13,980

F-47

YOULIFE INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	Attributable to owners of the parent
	Ordinary shares			Additional
	Number of shares (Restated)	Amount (Restated)	Treasury shares	Paid-in capital (Restated)	Statutory Surplus reserve	Accumulated losses (Restated)	Total (Restated)	Non-controlling interests	Total deficit (Restated)
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
At 1 January 2022	225,627,673	152	(32)	74,008	7,614	(423,496)	(341,754)	33,288	(308,466)
Loss for the year	-	-	-		-	(93,523)	(93,523)	(3,792)	(97,315)
Total comprehensive loss for the year	-	-	-		-	(93,523)	(93,523)	(3,792)	(97,315)
Deemed dividend to Series C preferred shareholders at extinguishment of Series C Preferred Shares	-	-	-	130,011	-	(130,011)	-	-	-
Surrender of ordinary shares	(3,849,955)	(3)	-		-	-	(3)	-	(3)
Capital contribution from non-controlling shareholders	-	-	-	1,449	-	-	1,449	2,085	3,534
Share-based payment	-	-	1	20,810	-	-	20,811	-	20,811
Dividends paid to non-controlling shareholders, and dissolution of subsidiaries and branches	-	-	-		-	-	-	(2,990)	(2,990)
Transfer from retained profits	-	-	-		639	(639)	-	-	-
At 31 December 2022	221,777,718	149	(31)	226,278	8,253	(647,669)	(413,020)	28,591	(384,429)

F-48

YOULIFE INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT (CONTINUED)

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	Attributable to owners of the parent
	Ordinary shares			Additional
	Number of shares (Restated)	Amount (Restated)	Treasury shares	Paid-in capital (Restated)	Statutory Surplus reserve	Accumulated losses (Restated)	Total (Restated)	Non-controlling interests	Total deficit (Restated)	Total deficit (Restated)
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	USD

At 1 January 2023	221,777,718	149	(31)	226,278	8,253	(647,669)	(413,020)	28,591	(384,429)	(54,146)
Profit/(loss) for the year	-	-	-	-	-	99,263	99,263	(2,217)	97,046	13,669
Total comprehensive profit/(loss) for the year	-	-	-	-	-	99,263	99,263	(2,217)	97,046	13,669
Waiver of receivables from founder	-	-	-	(48,731)	-	-	(48,731)	-	(48,731)	(6,863)
Dividends paid to non-controlling shareholders, and dissolution of subsidiaries and branches	-	-	-	-	(442)	-	(442)	275	(167)	(24)
Transfer from retained profits	-	-	-	-	1,406	(1,406)	-	-	-	-
At 31 December 2023	221,777,718	149	(31)	177,547	9,217	(549,812)	(362,930)	26,649	(336,281)	(47,364)

F-49

YOULIFE INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	For the year ended December 31,
	2022 (Restated)	2023 (Restated)
	RMB	RMB	USD
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES
Net profit/(loss)	(97,315)	97,046	13,668
Net (loss) /profit from discontinued operations	(6,220)	17,774	2,503
Net (loss)/profit from continuing operations	(91,095)	79,272	11,165
Adjustments for:
Depreciation of items of property and equipment	3,842	8,317	1,173
Amortization of right-of-use assets	13,462	15,296	2,154
Amortization of other intangible assets	1,200	3,263	460
Gain on dissolution of subsidiaries and branches	(16,010)	(29,312)	(4,129)
Fair value gains from financial assets at fair value through profit or loss	(38,336)	(36,500)	(5,141)
Loss arising from lease termination	2,180	-	-
Impairment of trade receivables	26,246	(2,371)	(334)
Impairment of prepayments and other receivables	41,254	(9,590)	(1,351)
Foreign exchange differences, net	(17,039)	(3,783)	(533)
Share-based payment expense	20,811	-	-
Changes in operating assets and liabilities:
Increase in trade receivables	(15,261)	(140,792)	(19,830)
(Increase)/decrease in prepayments, other receivables and other assets	48,474	(2,493)	(351)
(Increase)/decrease in inventories	(8,301)	5,039	710
Increase in deferred tax assets, net	-	(35,469)	(4,996)
Increase in contract liability	749	36,583	5,153
Increase in trade and bills payables	16,396	64,728	9,117
(Decrease)/increase in other payables and accruals	(30,618)	82,363	11,601
Decrease in tax payable	(7,628)	(15,077)	(2,124)
Increase in right-of-use assets	(20,120)	(1,091)	(154)
Decrease in lease liabilities	(7,358)	(8,105)	(1,142)
Net cash flows (used in)/generated from operating activities from continuing operations	(77,152)	10,278	1,448
Net cash flows generated from operating activities from discontinued operations	59,894	1,223	172
Total Net cash flows (used in)/generated from operating activities	(17,258)	11,501	1,620

F-50

YOULIFE INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	For the year ended December 31,
	2022 (Restated)	2023 (Restated)
	RMB	RMB	USD
CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Purchases of items of property and equipment	(10,630)	(94,652)	(13,331)
Purchases of items of intangible assets	(3,807)	(8,675)	(1,223)
Purchases of items of other non-current assets	(51,307)	-	-
Short-term investment	18,770	84,230	11,864
Net cash flows used in investing activities from continuing operations	(46,974)	(19,097)	(2,690)
Net cash flows used in investing activities from discontinued operations	(4,700)	(3,508)	(494)
Total Net cash flows used in investing activities	(51,674)	(22,605)	(3,184)
CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Capital contribution from non-controlling shareholders	2,085	-	-
Dividends paid to non-controlling interests	(2,990)	-	-
Proceeds from issuance of convertible redeemable preferred shares	14,499	-	-
Payment for listing expenses	(22,315)	(46,442)	(6,541)
New bank and other borrowings	-	35,274	4,968
Repayment of bank and other borrowings	(32,000)	(9,000)	(1,268)
Repayment of advances from third parties		(96,500)	(13,592)
Net cash flows used in financing activities from continuing operations	(40,721)	(116,668)	(16,433)
Net cash flows generated from/(used in) financing activities from discontinued operations	58,342	(115,170)	(16,221)
Total Net cash flows generated from/(used in) financing activities	17,621	(231,838)	(32,654)
Net decrease in cash and cash equivalents from continuing operations	(164,847)	(125,487)	(17,675)
Net increase/(decrease) in cash and cash equivalents from discontinued operations	113,536	(117,455)	(16,543)
Effect of foreign exchange rate changes, net	3,989	2,931	413
Cash and cash equivalents at beginning of year from continuing operations	468,838	307,981	43,378
Cash and cash equivalents at beginning of the year from discontinued operations	7,445	120,980	17,040
Cash and cash equivalents at end of year	428,961	188,950	26,613
Less: cash and cash equivalents at end of the year from discontinued operations	120,980	3,525	496
Cash and cash equivalents at end of the year from continuing operations	307,981	185,425	26,117

Supplemental disclosures of cash flow information:
Income taxes paid	24,311	9,467	1,333
Interest received	5,155	127	18

F-51

YOULIFE INTERNATIONAL HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL INFORMATION, ORGANIZATION AND PRINCIPAL ACTIVITIES

Youlife International Holdings Inc. (the “Company”) is a limited liability company incorporated in the Cayman Islands on 26 February 2019. The registered office of the Company is located at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

The Company is an investment holding company. During the Relevant Years, the Company’s subsidiaries were principally engaged in the provision of vocational education services, human resources (“HR”) recruitment services, employee management services and market services in the People’s Republic of China (the “PRC”).

The Company and its subsidiaries now comprising the Group underwent the Reorganization. Apart from the Reorganization, the Company has not commenced any business or operation since its incorporation.

The largest shareholder of the Company is Youtch Investment Co., Ltd, which was incorporated in the British Virgin Islands and is indirectly controlled by Mr. Wang Yunlei since its incorporation on 15 July 2020.

As at the date of this report, the Company had direct and indirect interests in its subsidiaries, all of which are private limited liability companies (or, if incorporated outside Hong Kong, have substantially similar characteristics to a private company incorporated in Hong Kong), in the opinion of the directors, principally affected the results for the Relevant Years or formed a substantial portion of the net assets of the Group.

Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
Shanghai Youerlan Information Technology Co., Ltd. (“Shanghai Youerlan”)	July 10, 2014	PRC	100%	Provision of employee management service, HR recruitment service
Wuhu Lanfu Internet Technology Co., Ltd.	December 13, 2019	PRC	100%	Provision of employee management service, HR recruitment service
Hubei Youlife External Service Information Technology Co., Ltd.	August 25, 2020	PRC	100%	Provision of employee management service, HR recruitment service
Shanghai Lanyu Cloud Software Development Co., Ltd.	December 8, 2022	PRC	100%	Provision of market service
Anqing Tongcai Property Management Co., Ltd.	January 12, 2023	PRC	100%	Provision of employee management service, HR recruitment service
Zhejiang Youlan international Holding Co., Ltd.	April 4, 2023	PRC	100%	Provision of employee management service, HR recruitment service
Youlife Technology Limited	March 27, 2019	Hong Kong	100%	Investment holding

2.1 SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

F-52

Principle of consolidation

Pursuant to the Reorganization, as more fully explained in the paragraph headed “Reorganization” in the section headed “Corporate History and Structure of Youlife” in the Registration Statement, the Company became the holding company of the companies now comprising the Group on 6 November 2020. As the Reorganization only involved inserting new holding companies at the top of an existing group and has not resulted in any change of economic substance, the consolidated financial statements for the Relevant Years have been presented as a continuation of the existing group as if the Reorganization had been completed at the beginning of the Relevant Years.

Accordingly, the consolidated statements of operations and comprehensive income, statements of changes in equity and statements of cash flows of the Group for the Relevant Years are prepared as if the current group structure had been in existence throughout the Relevant Years. The consolidated balance sheets of the Group as at 31 December 2022 and 2023 have been prepared to present the assets and liabilities of the companies now comprising the Group, as if the current group structure had been in existence at those dates. No adjustments are made to reflect fair values, or recognize any new assets or liabilities as a result of the Reorganization.

Profit or loss and each component of comprehensive income are attributed to the owners of the parent and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

All intra-group transactions and balances have been eliminated on consolidation in full.

In order to comply with the regulatory restrictions on foreign ownership in the operation of vocational schools and vocational training schools and provision of value-added telecommunications services in the PRC, and pursuant to the Reorganization, Shanghai Youerlan (the “wholly foreign owned enterprise”, or the “WFOE”), which is the Company’s indirectly wholly-owned subsidiary, has entered into the contractual arrangements with Jiangsu Youlan and its registered shareholders (the “Original Contractual Arrangements”) on 25 September 2020. The arrangements of the Original Contractual Arrangements enable the WFOE to exercise effective control over Tiankun Zhirang and its subsidiaries, which carried out operation of vocational training schools, Hubei Xieshou and Jiangsu Youlan, which carried out value-added telecommunications services, and Shanghai Zhuomao and its subsidiaries, which carried out operation of vocational schools since 2021, (collectively, “PRC Technology Entities”) during the Relevant Periods, and to obtain substantially all economic benefits of PRC Technology Entities. Accordingly, after the Original Contractual Arrangements have been signed on 25 September 2020, PRC Technology Entities are controlled by the Company based on the Original Contractual Arrangements though the Company does not have any direct or indirect equity interest in PRC Technology Entities. On 29 June 2022, Shanghai Youerlan entered into the new contractual arrangements (the “New Contractual Arrangements”) with Shanghai Youzhilan and its registered shareholders (the “Registered Shareholders”), namely Mr. Wang Yunlei and Mr. Peng Peng, pursuant to which, Shanghai Youerlan has acquired effective control over the financial and operational policies of Shanghai Youzhilan and its subsidiaries and Jiangsu Youlan Network and its subsidiaries, and has become entitled to all the relevant economic benefits derived from their operations. After the completion of the reorganization in July 2022, Shanghai Youzhilan became the holding company of PRC Technology Entities and the Original Contractual Arrangements was replaced by the New Contractual Arrangements thereafter.

The Group terminated the Contractual Agreements mentioned above on January 1, 2024, and PRC Technology Entities were accounted for as discontinued operations in the relevant financial statements under U.S. GAAP. In accordance with ASC 205-20-45, the results of all discontinued operations, less applicable income taxes, are reported as components of net income (loss) separate from the net loss of continuing operations for the years ended December 31, 2022 and 2023, as comparative statements of operations.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The consideration transferred is measured at the acquisition date fair value which is the sum of the acquisition date fair values of assets transferred by the Group, liabilities assumed by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportionate share of net assets in the event of liquidation at fair value or at the proportionate share of the acquiree’s identifiable net assets. All other components of non-controlling interests are measured at fair value. Acquisition-related costs are expensed as incurred.

F-53

The Group determines that it has acquired a business when the acquired set of activities and assets includes an input and a substantive process that together significantly contribute to the ability to create outputs.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts of the acquiree.

If the business combination is achieved in stages, the previously held equity interest is remeasured at its acquisition date fair value and any resulting gain or loss is recognized in profit or loss.

Any contingent consideration to be transferred by the acquirer is recognized at fair value at the acquisition date. Contingent consideration classified as an asset or liability is measured at fair value with changes in fair value recognized in profit or loss. Contingent consideration that is classified as equity is not remeasured and subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifiable assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets acquired, the difference is, after reassessment, recognized in profit or loss as a gain on bargain purchase.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Where goodwill has been allocated to a cash-generating unit (or group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on the disposal. Goodwill disposed of in these circumstances is measured based on the relative value of the operation disposed of and the portion of the cash-generating unit retained.

Fair value measurement

The Group measures its financial assets at fair value through profit or loss at the end of each of the Relevant Years. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

F-54

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 –	based on quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2 –	based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly
Level 3 –	based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

The carrying value of financial instruments included in current assets and liabilities approximate their fair values because of the short-term nature of these instruments.

Impairment of non-financial assets other than goodwill

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than financial assets), the asset’s recoverable amount is estimated. An asset’s recoverable amount is the higher of the asset’s or cash-generating unit’s value in use and its fair value less costs of disposal, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs. In testing a cash-generating unit for impairment, a portion of the carrying amount of a corporate asset is allocated to an individual cash-generating unit if it can be allocated on a reasonable and consistent basis or, otherwise, to the smallest group of cash-generating units.

An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. In assessing recoverable amount, the estimated future cash flows are undiscounted expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets when the market prices are not readily available. An impairment loss is charged to the profit or loss in the period in which it arises in those expense categories consistent with the function of the impaired asset.

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated balance sheet) when:

●	the rights to receive cash flows from the asset have expired; or
●	the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

F-55

Related parties

A party is considered to be related to the Group if:

(a)	the party is a person or a close member of that person’s family and that person

(i)	has control or joint control over the Group;
(ii)	has significant influence over the Group; or
(iii)	is a member of the key management personnel of the Group or of a parent of the Group;

or

(b)	the party is an entity where any of the following conditions applies:

(i)	the entity and the Group are members of the same group;
(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);
(iii)	the entity and the Group are joint ventures of the same third party;
(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;
(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;
(vi)	the entity is controlled or jointly controlled by a person identified in (a);
(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and
(viii)	the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or the parent of the Group.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported revenues, costs and expenses during the reported year in the consolidated financial statements and accompanying notes. These accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, current expected credit losses, useful lives of intangible assets and property and equipment, provision of income tax, valuation allowance for deferred tax assets and fair value measurement of convertible redeemable preferred shares and unlisted equity investments. Actual results could differ from those estimates.

Foreign currency translation

The functional currency and booking currency are both RMB for substantial all entities of the Group, transactions, assets and liabilities dominated in foreign currency were few within 2023, and thus, the foreign currency exchange differences recognized within 2023 is over RMB 3 million (over USD 0.42 million), very minor compared with the revenue size of 2023.

For the purpose of such translation in cost-efficiency way, the financial statements are translated into USD in the convenience rate (USD 1 = RMB 7.0999) prevailing at the balance date. No translation adjustments incurred to comprehensive income (loss).

Current expected credit losses

The Group adopted ASC Topic 326, “Financial Instruments — Credit Losses”, for credit loss assessment using the modified retrospective approach for all in-scope assets. The Group’s in-scope assets are primarily account receivables, prepayments and other receivables. To estimate expected credit losses, the Group has identified the relevant risk factors which include clients’ credits and accounts aging. Accounts with similar risk factors have been grouped into pools. For each pool, the Group considers the collection experience, current economic conditions and future economic conditions.

Cash and cash equivalents

Cash and cash equivalents represent cash at bank and on hand, on-demand deposits.

F-56

Accounts receivable

Accounts receivable are recognized and carried at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

Prepayments and other receivables

They are recognized at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

Property and equipment

Property and equipment, is stated at historical cost less accumulated depreciation and impairment, if any, and is depreciated using straight-line method over the following useful lives. The residual rate is determined based on the economic value of the asset at the end of the estimated useful lives as a percentage of the original cost. Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of property, plant and equipment should be assessed, including, among others, a significant decrease in market value, a significant change in the business climate in a particular market, or a current period operating or cash flow loss combined with historical losses or projected future losses. When such events or changes in circumstances are present and a recoverability test is performed, we estimate the future cash flows expected to result from the use of the asset or asset group and its eventual disposition. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment charge. The impairment charge recognized is the amount by which the carrying amount of the asset or asset group exceeds the fair value. We may use a variety of methodologies to determine the fair value of property, plant and equipment, including appraisals and discounted cash flow models. These appraisals and models include assumptions we believe are consistent with those a market participant would use.

Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. The principal annual rates used for this purpose are as follows:

Electronic equipment	33%
Office equipment	20%
Motor vehicles	25%
Leasehold improvements	Over the shorter of the lease terms and estimated useful lives

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value at the date of the acquisition. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are subsequently amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each financial year end.

Software

Software is stated at cost less any impairment losses and is amortized on the straight-line basis over its estimated useful life of 3 to 10 years.

Customer relationship

Customer relationship is stated at cost less any impairment losses and is amortized on the straight-line basis over its estimated useful life of 2 to 10 years.

Trademark

Trademark is stated at cost less any impairment losses and is amortized on the straight-line basis over its estimated useful life of 10 years.

F-57

Leases

The Group follows ASC Topic 842, Leases. The Group leases office spaces, warehouse, and farmland which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and includes initial direct costs incurred. The Group’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option. Lease expenses for minimum lease payments are recognized on a straight-line basis over the lease term. All operating lease ROU assets are reviewed for impairment annually.

Government grants

Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the costs, for which it is intended to compensate, are expensed.

Revenue recognition

Revenue from contracts with customers

Revenue from contracts with customers is recognized when control of goods or services is transferred to the customers at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.

When the consideration in a contract includes a variable amount, the amount of consideration is estimated to which the Group will be entitled in exchange for transferring the goods or services to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved.

When the contract contains a financing component which provides the customer with a significant benefit of financing the transfer of goods or services to the customer for more than one year, revenue is measured at the present value of the amount receivable, discounted using the discount rate that would be reflected in a separate financing transaction between the Group and the customer at contract inception. When the contract contains a financing component which provides the Group with a significant financial benefit for more than one year, revenue recognized under the contract includes the interest expense accreted on the contract liability under the effective interest method. For a contract where the period between the payment by the customer and the transfer of the promised goods or services is one year or less, the transaction price is not adjusted for the effects of a significant financing component.

(a)	Vocational education services

The Group provides vocational education services mainly including vocational education entrusted management services, self-operated vocational school services, curriculum co-development projects services, vocational training services and connotation construction services.

For vocational education entrusted management services, the Group agrees the price with the sponsors of managed schools upfront and recognizes the management fee received or receivable as its revenue on a straight-line basis over the agreed management period based on pre-agreed fixed amounts or unit rate per students for management services provided or the estimated operating results of the managed schools in the whole management period.

F-58

For self-operated vocational school services, the tuition and boarding fees from students are paid in advance at the beginning of each semester of an academic year and are initially recorded as contract liabilities. Tuition and boarding fees are recognized on a straight-line basis over the relevant period of the applicable program. The portion of tuition payments received from students but not earned is recorded as contract liabilities and is reflected as a current liability as such amounts represent revenue that the Group expects to earn within one year. The academic year of the Group’s schools is generally from September to June of the following year and has two semesters.

For curriculum co-development projects services, the Group agrees the price with the curriculum or subordinate schools upfront and recognizes the service fee received or receivable as its revenue on a straight-line basis over the relevant period of the applicable program based on pre-agreed fixed unit rate per student for services provided in the whole period.

For vocational training services, the Group recognizes the training fee received or receivable as its revenue on a straight-line basis over the training period as the customers simultaneously receives and consumes the benefits provided by the Group.

For connotation construction services, revenue is recognized at the point in time when control of the asset is transferred to the customer, generally on acceptance by the customer.

(b)	HR recruitment services

The Group provides HR recruitment services regarding blue-collar talent to customers, and revenue is recognized at the point in time when the services are rendered and accepted by the customers.

(c)	Employee management services

The Group provides employee management services mainly including labor outsourcing services and labor dispatch services and others.

For labor outsourcing services, the Group charged service fees in respect of the labor outsourcing services on a lump sum basis. The Group acts as principal and is primarily responsible for providing the labor outsourcing services to customers. The Group recognizes the fee received or receivable from customers as its revenue and all related labor outsourcing services costs as its cost of services. The Group recognizes the labor outsourcing services fee received or receivable as its revenue over time in the period in which the customer simultaneously receives and consumes the benefits provided by the Group.

For labor dispatch services, the Group acts as a dispatching agent and is mainly responsible for administrative work, which is considered as one performance obligation, and the Group does not control employee’s labor services; therefore, the Group’s labor dispatch revenue is recorded on a net basis over time in the period in which the customer simultaneously receives and consumes the benefits provided by the administration work performed by the Group, while the labor costs paid to the employees are recorded to net off revenue.

The Group’s other revenue includes income from the provision of HR agency services, which is recognized when the services are rendered and accepted by the customers.

(d)	Market services

The Group provides market services mainly including sale of retail goods to end customers via online retail platform and provision of value-added services to students of vocational schools, such as shopping, catering and dormitory management services.

For market services, revenue is recognized at the point in time when the services are rendered and accepted by the customers.

Selling and marketing Expenses

Selling and marketing expenses consist primarily of payroll, advertising and promotion expenses for marketing and business development. They are expensed as incurred.

F-59

Administrative Expenses

Administrative expenses consist of payroll, rental, expenses for employees involved in general corporate functions, including finance, legal and human resources, costs associated with use of facilities and equipment, such as depreciation and amortization, professional fees and other general corporate related expenses.

Other (expense)/ incomes, net

Other incomes mainly consist of non-operating income and gains, such as government grants, proceeds of interest from maturities of short-term investments, fair value gains or loss and gain on dissolution of subsidiaries and branches. Financial expenses mainly consist of interest income and expense, bank charges and exchange gain or loss.

Income tax

Income tax comprises current and deferred tax. Income tax relating to items recognized outside profit or loss is recognized outside profit or loss, either in other comprehensive income or directly in equity.

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of each reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates.

Deferred tax is provided, using the liability method, on all temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

●	when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
●	in respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses can be utilized, except:

●	when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
●	in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

F-60

Deferred tax assets and deferred tax liabilities are offset if and only if the Group has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Common share equivalents are excluded from the computation of the diluted earnings per share in years when their effect would be anti-dilutive.

Segment reporting

The Group’s business activities, for which discrete financial information is available, are regularly reviewed and evaluated by the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the executive directors of the Company that make strategic decisions. As a result of this evaluation, the Group determined that it has operating segments as follows:

(a)	the vocational education segment engages in the provision of vocational education entrusted management services, self-operated vocational school services, curriculum co-development projects services and vocational training services;
(b)	the HR recruitment segment engages in the provision of HR recruitment services regarding blue-collar talent to customers;
(c)	the employee management segment engages in the provision of labor outsourcing services, labor dispatch services and others;
(d)	the market service segment engages in the provision of value-added services.

The chief operating decision-maker monitors the results of the Group’s operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on reportable segment revenue and segment results which is measured based on gross profit of the respective segment. No analysis of segment assets and liabilities is presented as management does not regularly review such information for the purposes of resource allocation and performance assessment. Therefore, only segment revenue and segment results are presented.

	For the year ended 31 December,2022
	Continuing operation
	Vocational education	HR recruitment	Employee management	Market service	Total
	RMB	RMB	RMB	RMB	RMB
Segment revenue
Sales to external customers	65,709	104,896	525,101	28,367	724,073
Cost of revenue	(32,524)	(51,408)	(497,808)	(15,188)	(596,928)
Gross profit	33,185	53,488	27,293	13,179	127,145
Gross profit %	50.5	51.0	5.2	46.5	17.6

F-61

	For the year ended 31 December,2022
	Discontinued operation
	Vocational education	HR recruitment	Employee management	Market service	Total
	RMB	RMB	RMB	RMB	RMB
Segment revenue
Sales to external customers	2,954	6,095	38,172	-	47,221
Cost of revenue	(1,844)	(77)	(21,249)	-	(23,170)
Gross profit	1,110	6,018	16,923	-	24,051
Gross profit%	37.6	98.7	44.3	-	50.9

	For the year ended 31 December,2023
	Continuing operation
	Vocational education	HR recruitment	Employee management	Market service	Total
	RMB	RMB	RMB	RMB	RMB
Segment revenue
Sales to external customers	146,372	61,665	1,029,360	128,468	1,365,865
Cost of revenue	(103,708)	(11,385)	(946,543)	(103,810)	(1,165,446)
Gross profit	42,664	50,280	82,817	24,658	200,419
Gross profit %	29.1	81.5	8.0	19.2	14.7

	For the year ended 31 December,2023
	Discontinued operation
	Vocational education	HR recruitment	Employee management	Market service	Total
	RMB	RMB	RMB	RMB	RMB
Segment revenue
Sales to external customers	32,659	13,814	4,477	1,232	52,182
Cost of revenue	(20,758)	(752)	(4,854)	-	(26,364)
Gross profit (loss)	11,901	13,062	(377)	1,232	25,818
Gross profit (loss) %	36.4	94.6	(8.4)	100.0	49.5

Geographical information

More than 95% of the Group’s revenues for the year ended December 31, 2022 and 2023 were generated from the PRC. As of December 31, 2022 and 2023, all of the long-lived assets of the Group are located in the PRC, and therefore, no geographical segments are presented.

Information about major customers

No revenue from sales to a single customer or a group of customers under common control accounted for 10% or more of the Group’s revenue for the year ended December 31, 2022 and 2023.

Significant risks and uncertainties

The Group’s principal financial instruments comprise lease liabilities, interest-bearing bank and other borrowings, and cash and bank balances. The main purpose of these financial instruments is to raise finance for the Group’s operations. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations.

The main risks arising from the Group’s financial instruments are currency risk, credit risk and liquidity risk. The board of directors reviews and agrees policies for managing each of these risks and they are summarized below.

1) Currency risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the financial instruments. The Group is not exposed to significant transactional foreign currency risk since it usually recognizes revenues and purchases in RMB. At the same time, the Group is not exposed to translational foreign currency risk since most operating subsidiaries are located in the PRC, which has RMB as the functional currency.

F-62

2) Credit Risk

The carrying amounts of cash and bank balances, trade receivables, financial assets included in prepayments, other receivables and other assets, and financial assets included in other non-current assets included in the consolidated statements of financial position represent the Group’s maximum exposure to credit risk in relation to its financial assets as at 31 December 2022 and 2023. The Group classifies financial instruments on the basis of shared credit risk characteristics, such as instrument types and credit risk ratings for the purpose of determining significant increases in credit risk and calculation of impairment.

Cash and cash balances

As at 31 December 2022 and 2023, all cash and bank balances were deposited in high-credit-quality financial institutions without significant credit risk. These financial assets were not yet past due and their credit exposure is classified as stage 1.

Account receivable

To manage the risk arising from trade receivables, the Group has policies in place to ensure that credit terms are made only to counterparties with an appropriate credit history and management performs ongoing credit evaluations of the Group’s counterparties. The credit period granted to the customers is generally within 30 days to 90 days and the credit quality of these customers is assessed, taking into account their financial position, past experience and other factors. The Group also has other monitoring procedures to ensure that follow-up action is taken to recover overdue receivables. In addition, the Group reviews regularly the recoverable amount of trade receivables to ensure that adequate impairment losses are made. The Group has no significant concentrations of credit risk, with exposure spread over a large number of counterparties and customers.

The Group applies the simplified approach to provide for ECLs, which permits the use of the lifetime expected loss provision for all trade receivables. The expected credit losses also incorporate forward-looking information based on key economic variables such as inflation rate.

Other receivables

Management makes periodic collective assessments for other receivables as well as individual assessment on the recoverability of other receivables based on historical settlement records and past experience. The Group recognized allowance for these financial assets based on lifetime ECLs and adjusted for forward-looking macroeconomic data.

(3) Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting financial obligations due to shortage of funds. The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. The Group’s objective is to maintain a balance for continuity of funding to finance its working capital needs as well as capital expenditure.

Newly adopted accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the Group’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. In November 2019, the FASB issued ASU 2019-10, which extends the adoption date for certain registrants. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within fiscal years beginning after December 15, 2023. In February 2020 the FASB issued ASU 2020-02 which updated SEC Staff Accounting Bulletin No. 119 providing interpretive guidance on methodology and supporting documentation for measuring credit losses. The Group adopted the ASU on January 1, 2022, which did not have a material impact on the consolidated financial statements.

F-63

In December 2019, the FASB issued ASU 2019-12, Income taxes (Topic 740) — Simplifying the accounting for income taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Group adopted the ASU on January 1, 2022, which did not have a material impact on the consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) — Simplifying the accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Group adopted ASU on January 1, 2022, which did not have a material impact on the consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. The ASU is effective for the Group on July 1, 2023 and the Group does not expect a significant impact to the consolidated financial statements upon adoption. However, the ultimate impact is dependent upon the size and frequency of future acquisitions.

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280)”. The amendment in this Update is intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments also require a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measures of segment profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for the Group on December 15, 2023 and the Group is in the process determine the impact of the adoption of this standard on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. The Update requires that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income (or loss) by the applicable statutory income tax rate). The ASU is effective for public business entities for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Group is in the process determine the impact of the adoption of this standard on its consolidated financial statements.

2.2 RESTATEMENT

The Group has restated its Consolidated Financial Statements at December 31, 2022 and 2023 of consolidated balance sheets, consolidated statements of operations and comprehensive (loss)/income, changes in equity and cash flows for each of the two years in the period ended December 31, 2023.

The Group has amended the errors in the accounting treatment of convertible redeemable preferred shares to (i)increase the mezzanine equity of RMB1,006.0 million and decrease the shareholders’ equity of RMB1,006.0 million at December 31, 2022 and 2023 and (ii)to increase total other income, net after the reversal of fair value losses from convertible redeemable preferred shares for the year ended December, 2022. This correction has an impact on basic and diluted net loss per share for the year ended 2022 and diluted earnings per share for the year ended 2023.

F-64

The Group has amended the errors in the disclosure of (i)share-based compensation in the consolidated statements of operations and comprehensive (loss)/income and (ii)leases, leases prepaid payment and interest income in the consolidated statements of cash flows. This correction has no impact no impact on earnings per share and equity or net assets.

As a result, the Group has restated its Consolidated Financial Statements in accordance with ASC 250, Accounting Changes and Error Corrections. The impact of the restatement on the Consolidated Financial Statements as previously reported is summarized below:

	CONSOLIDATED BALANCE SHEETS
	As at December 31,
	2022 (as previously reported)	2022 (Restated)	Difference
	RMB	RMB	RMB
Mezzanine equity	-	1,006,048	1,006,048
Ordinary shares	230	149	(81)
Additional paid-in capital	1,479,963	226,278	(1,253,685)
Accumulated losses	(895,387)	(647,669)	247,718
Total Youlife International Holdings Inc. shareholders’ deficit	593,028	(413,020)	(1,006,048)
Total shareholders’ deficit	621,619	(384,429)	(1,006,048)

	As at December 31,
	2023 (as previously reported)	2023 (Restated)	Difference
	RMB	RMB	RMB
Mezzanine equity	-	1,006,048	1,006,048
Ordinary shares	230	149	(81)
Additional paid-in capital	1,431,232	177,547	(1,253,685)
Accumulated losses	(797,530)	(549,812)	247,718
Total Youlife International Holdings Inc. shareholders’ deficit	643,118	(362,930)	(1,006,048)
Total shareholders’ deficit	669,767	(336,281)	(1,006,048)

	CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
	As at December 31,
	2022 (as previously reported)	2022 (Restated)	Difference
	RMB	RMB	RMB
Ordinary shares	230	149	(81)
Additional paid-in capital	1,479,963	226,278	(1,253,685)
Accumulated losses	(895,387)	(647,669)	247,718
Total	593,028	(413,020)	(1,006,048)
Total deficit	621,619	(384,429)	(1,006,048)

	As at December 31,
	2023 (as previously reported)	2023 (Restated)	Difference
	RMB	RMB	RMB
Ordinary shares	230	149	(81)
Additional paid-in capital	1,431,232	177,547	(1,253,685)
Accumulated losses	(797,530)	(549,812)	247,718
Total	643,118	(362,930)	(1,006,048)
Total deficit	669,767	(336,281)	(1,006,048)

F-65

	CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
	For the year ended December 31,
	2022 (as previously reported)	2022 (Restated)	Difference
	RMB	RMB	RMB
Total operating expenses	(275,825)	(296,636)	(20,811)
Total other income, net	(66,949)	96,947	163,896
Deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares	-	(130,011)	(130,011)
Net (loss)/profit attribute to Youlife International Holdings Inc.	(236,608)	(223,534)	13,074
Comprehensive (loss)/income attribute to Youlife International Holdings Inc.	(236,608)	(93,523)	143,085
Net (loss)/earnings per share:
Basic net (loss)/earnings per share	(0.68)	(0.99)	(0.31)
Diluted net (loss)/earnings per share	(0.68)	(0.99)	(0.31)
Shares used in net (loss)/earnings per share computation
Basic	346,606,485	224,986,014	(121,620,471)
Diluted	346,606,485	224,986,014	(121,620,471)

	For the year ended December 31,
	2023 (as previously reported)	2023 (Restated)	Difference
	RMB	RMB	RMB
Net (loss)/earnings per share:
Basic net (loss)/earnings per share	0.29	0.45	0.16
Diluted net (loss)/earnings per share	0.29	0.29	-
Shares used in net (loss)/earnings per share computation
Basic	342,756,528	221,777,718	(120,978,810)
Diluted	342,756,528	342,756,528	-

F-66

	CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the year ended December 31,
	2022 (as previously reported)	2022 (Restated)	Difference
	RMB	RMB	RMB
Net profit/(loss)	(240,400)	(97,315)	143,085
Net (loss)/profit from continuing operations	(234,180)	(91,095)	143,085
Fair value losses from convertible redeemable preferred shares	143,085	-	(143,085)
Interest income	(5,155)	-	5,155
Finance costs	2,057	-	(2,057)
Increase in right-of-use assets	-	(20,120)	(20,120)
Decrease in lease liabilities	-	(7,358)	(7,358)
Net cash flows (used in) generated from operating activities from continuing operations	(52,772)	(77,152)	(24,380)
Total Net cash flows generated from operating activities	7,122	(17,258)	(24,380)
Prepaid lease payments prior to commencement of agreement	(20,120)	-	20,120
Interest income	5,155	-	(5,155)
Net cash flows used in investing activities from continuing operations	(61,939)	(46,974)	14,965
Total Net cash flows used in investing activities	(66,639)	(51,674)	14,965
Principal portion of lease payments	(7,358)	-	7,358
Interest portion of lease payments	(2,057)	-	2,057
Net cash flows used in financing activities from continuing operations	(50,136)	(40,721)	9,415
Total Net cash flows generated from (used in) financing activities	8,206	17,621	9,415

	For the year ended December 31,
	2023 (as previously reported)	2023 (Restated)	Difference
	RMB	RMB	RMB
Interest income	(127)	-	127
Finance costs	2,176	-	(2,176)
Increase in right-of-use assets	-	(1,091)	(1,091)
Decrease in lease liabilities	-	(8,105)	(8,105)
Net cash flows (used in) generated from operating activities from continuing operations	21,523	10,278	(11,245)
Total Net cash flows generated from operating activities	22,746	11,501	(11,245)
Prepaid lease payments prior to commencement of agreement	(1,091)	-	1,091
Interest income	127	-	(127)
Net cash flows used in investing activities from continuing operations	(20,061)	(19,097)	964
Total Net cash flows used in investing activities	(23,569)	(22,605)	964
Principal portion of lease payments	(8,105)	-	8,105
Interest portion of lease payments	(2,176)	-	2,176
Net cash flows used in financing activities from continuing operations	(126,949)	(116,668)	10,281
Total Net cash flows generated from (used in) financing activities	(242,119)	(231,838)	10,281

F-67

3. ACCOUNTS RECEIVABLE, NET

	As at December 31,
	2022	2023
	RMB	RMB	USD
Accounts receivable	153,431	292,579	41,209
Less: allowance for credit loss	(27,738)	(20,762)	(2,924)
Accounts receivable, net	125,693	271,817	38,285
Less: accounts receivable, net of the discontinued operations	(12,229)	(15,190)	(2,140)
Accounts receivable, net of the continuing operations	113,464	256,627	36,145

Movement of allowance of doubtful accounts is as follows:

	As at December 31,
	2022	2023
	RMB	RMB	USD
Beginning balance	7,347	27,738	3,907
Charge to (reversal of) expense	26,246	(2,371)	(334)
Less: dissolution of subsidiaries and branches	(5,855)	(4,605)	(649)
Ending balance	27,738	20,762	2,924

4. PREPAYMENTS AND OTHER RECEIVABLES, NET

	As at December 31,
	2022	2023
	RMB	RMB	USD

Other receivables	76,780	188,154	26,501
Less: allowance for credit loss of other receivables	(57,146)	(42,683)	(6,012)
Prepayments	25,972	72,414	10,199
Deposits	6,711	6,762	953
Prepayment, other receivables and other assets, net	52,317	224,647	31,641
Less: balances net of the discontinued operations	(8,322)	(35,686)	(5,026)
Prepayment, other receivables other, net of the continued operations	43,995	188,961	26,615

Movement of allowance for credit loss is as follows:

	As at December 31,
	2022	2023
	RMB	RMB	USD
Beginning balance	-	57,146	8,049
Charge to (reversal of) expense	57,146	(13,001)	(1,831)
Less: dissolution of subsidiaries and branches	-	(1,462)	(206)
Ending balance	57,146	42,683	6,012

5. INVENTORIES

	As of December 31,
	2022	2023
	RMB	RMB	USD
Finished Goods	8,301	3,260	459

F-68

Inventories, finished goods as retail goods, are accounted for using the first-in-first-out cost method and are valued at the lower of cost and net realizable value. Net realizable value is based on estimated selling prices less any estimated costs to be incurred to completion and disposal.

No impairment provision made as the carrying amounts of inventories are higher than the net realizable value.

6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	As at December 31
	2022	2023
	RMB	RMB	USD
Buildings	-	6,500	917
Leasehold improvement	24,555	165,917	23,369
Furniture and office equipment	7,817	17,944	2,527
Electronic equipment	13,404	15,633	2,202
Vehicles	2,887	3,072	432
Less: accumulated depreciation	(18,518)	(30,345)	(4,274)
Property and equipment, net	30,145	178,721	25,173
Less: net carrying amount of the discontinued operations	(20,205)	(17,974)	(2,532)
Net carrying amount of the continued operations	9,940	160,747	22,641

Depreciation of property and equipment was RMB5,854 and RMB13,777 for the years ended at December 31, 2022 and 2023 respectively.

7. LEASES

The Group’s operating leases mainly related to various buildings. The total lease cost for the year ended December 31, 2022 and 2023 was RMB17,223 and RMB19,990, comprised of operating lease expenses of RMB 15,519 and RMB17,472, and short-term lease expenses of RMB1,704 and RMB2,518 respectively.

Supplemental balance sheet information related to operating lease was as follows:

	As at December 31
	2022	2023
	RMB	RMB	USD
Operating lease right-of-use assets	61,814	52,957	7,459
Lease liabilities – current	7,534	6,808	959
Lease liabilities – non-current	42,580	39,697	5,591
Total operating lease liabilities	50,114	46,505	6,550

The weighted average remaining lease terms and discount rates for the operating lease as of December 31, 2022 and 2023 were as follows:

	As at December 31,
	2022	2023

Weighted average remaining lease term (years)	6.46	5.20
Weighted average discount rate	4.59%	4.78%

F-69

The undiscounted future minimum payments under the Company’s operating lease liabilities and reconciliation to the operating lease liabilities recognized on the consolidated balance sheet was as below:

	As at December 31, 2023
	RMB	USD
2024	10,925	1,539
2025	10,434	1,470
2026	6,492	914
2027	5,348	753
2028 and after	19,039	2,682
Total undiscounted cashflows	52,238	7,358
Less: imputed interest	(5,733)	(808)
Present value of lease liabilities	46,505	6,550

8. GOODWILL

	As at December 31,
	2022	2023
	RMB	RMB	USD
Net carrying amount as at the beginning of the year	19,713	19,713	2,777
Less: impairment provided during the year	-
Net carrying amount as at the end of the year	19,713	19,713	2,777
Less: net carrying amount of the discontinued operation	(19,713)	(19,713)	(2,777)
Net carrying amount of the continuing operations	-	-	-

The Group completed its annual goodwill impairment analysis for the years ended December 31, 2022 and 2023, and no impairment charges were recorded.

9. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	As at December 31
	2022	2023
	RMB	RMB	USD
As of December 31:
Systems software	7,576	16,251	2,290
Customer relationship	10,240	10,240	1,442
Trademark	12,917	12,917	1,819
Less: accumulated amortization	(9,788)	(17,625)	(2,482)
Intangible assets, net	20,945	21,783	3,069
Less: net carrying amount of the discontinued operations	(15,910)	(9,774)	(1,378)
Net carrying amount of the continued operations	5,035	12,009	1,691

Amortization of intangible assets was RMB5,530 and RMB8,103 for the years ended at December 31, 2022 and 2023 respectively.

10. FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	As at December 31,
	2022	2023
	RMB	RMB	USD
Unlisted equity investment- Chengdu Fish Bubble Technology Co., Ltd.	69,129	105,629	14,877

The above unlisted equity investment was classified as financial assets at fair value through profit or loss as the Group has not elected to recognize the fair value gain or loss through other comprehensive income.

F-70

11. OTHER NON-CURRENT ASSETS

	As at December 31,
	2022	2023
	RMB	RMB	USD
Long-term deposits and deferred expenses	5,205	544	76
Long-term loan to third parties	5,861	-	-
Long-term prepayment for service fee	8,000	13,481	1,899
Advance payment for decoration and equipment	53,792	-	-
Other non-current assets	72,858	14,025	1,975
Less: other non-current assets of the discontinued operations	-	(279)	(39)
Other non-current assets of the continued operations	72,858	13,746	1,936

The long-term loans to third parties represented the daily support to the operation of private schools, which were unsecured, interest-free.

The long-term prepayment for service fee represented the advance payment made for catering services of vocational education, and will subsequently be charged to profit or loss as service fee expenses for catering services over the cooperation period with vocational education schools.

Advance payment for decoration and equipment transferred into property and equipment upon the completion of the renovation works and construction of cooperating vocational schools during the year ended December 31, 2023.

12. TRADE AND BILLS PAYABLES

	As at December 31,
	2022	2023
	RMB	RMB	USD
Trade payables	23,081	113,915	16,044
Bills payables	22,000	-	-
Total	45,081	113,915	16,044
Less: trade and bills payables of the discontinued operations	(9,399)	(13,505)	(1,902)
Trade and bills payables of the continued operations	35,682	100,410	14,142

13. OTHER PAYABLES AND ACCRUED LIABILITIES

	As of December 31,
	2022	2023
	RMB	RMB	USD
Deposits received	911	7,817	1,101
Due to third parties	6,265	-	-
Payroll and welfare payables	211,102	139,592	19,661
Other liabilities	22,315	71,058	10,008
Total	240,593	218,467	30,770
Less: other payables and accrued liabilities of the discontinued operations	(171,161)	(58,114)	(8,185)
Other payables and accrued liabilities of the continued operations	69,432	160,353	22,585

14. SHORT-TERM BORROWINGS

	As at December 31,
	2022	2023
	RMB	RMB	USD
CURRENT
Bank borrowings – unsecured	-	26,274	3,701

Effective interest rate range of bank borrowings was 3.65% to 4.20% as of December 31, 2023.

F-71

15. REVENUES

	For the year ended December 31,
	2022	2023
	RMB	RMB	USD
Vocational education services	68,663	179,031	25,216
Employee management services	563,273	1,033,837	145,613
HR recruitment services	110,991	75,479	10,631
Market Services	28,367	129,700	18,268
Revenues	771,294	1,418,047	199,728
Less: revenues from the discontinued operations	(47,221)	(52,182)	(7,350)
Revenues from the continuing operations	724,073	1,365,865	192,378

16. FAIR VALUE GAINS

The following tables illustrate the fair value measurement hierarchy of the Company’s financial instruments:

	Quoted prices in active markets	Significant observable inputs	Significant unobservable inputs
For the year ended December 31, 2022	(Level 1)	(Level 2)	(Level 3)
	RMB	RMB	RMB
Financial assets at fair value through
Fair value gains from financial assets at fair value through profit or loss-Chengdu Fish Bubble Technology Co, Ltd., net	-	-	38,336

	Quoted prices in active markets	Significant observable inputs	Significant unobservable inputs
For the year ended December 31, 2023	(Level 1)	(Level 2)	(Level 3)
	RMB	RMB	RMB	USD
Financial assets at fair value through
Fair value gains from financial assets at fair value through profit or loss-Chengdu Fish Bubble Technology Co, Ltd., net	-	-	36,500	5,141

The movements of financial assets at fair value through profit or loss are set out as below:

	For the year ended December 31,
	2022	2023
	RMB	RMB	USD
At beginning of year	30,793	69,129	9,736
Total gains recognized in profit or loss	38,336	36,500	5,141
At end of year	69,129	105,629	14,877

The fair values of the unlisted equity investments included in the financial assets at fair value through profit or loss have been estimated using the option-pricing method based on assumptions that are not supported by observable market prices or rates. Management has estimated the potential effect of using reasonably possible alternatives as inputs to the valuation model. The following table lists the inputs to the model used:

	As at December 31,
	2022	2023

Risk-free interest rate	4%	4.23%
Discounts for lack of marketability	6%-23%	6%-23%

F-72

17. TAXATION

Income Tax

Cayman Islands

Under the current laws of the Cayman Islands, the Group is not subject to tax on income or capital gains. Additionally, upon payment of dividends by the Group to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Subsidiaries in Hong Kong are subject to Hong Kong Profits Tax rate at 16.5%, and foreign-derived income is exempted from income tax. There are no withholding taxes upon payment of dividends by the subsidiaries incorporated in Hong Kong to its shareholders. The Group’s subsidiaries incorporated in Hong Kong are not liable for income tax as they did not have any assessable profits arising in Hong Kong during the Relevant Periods.

Mainland China

PRC corporate income tax has been provided at the rate of 25% on the taxable profits of the Group’s PRC Subsidiaries for the Relevant Periods.

Certain of the Group’s PRC Subsidiaries are qualified as small and micro enterprises and were entitled to a preferential corporate income tax rate of 2.5% to 10% during 2022 and 5% during 2023, respectively.

Certain of the Group’s PRC Subsidiaries are accredited as “High and New Technology Enterprise” and were therefore entitled to a preferential income tax rate of 15% for the years ended 31 December 2022 and 2023. Such qualifications are subject to review by the relevant tax authority in the PRC for every three years.

The income tax expense of the Group for the Relevant Periods is analyzed as follows:

	For the year ended 31 December
	2022	2023
	RMB	RMB	USD

Current tax:
PRC corporate income tax	17,101	5,776	814
Deferred tax liabilities	(1,173)	(1,497)	(211)
Deferred tax assets, net	-	(35,469)	(4,996)
Total income tax expense/(benefit)	15,928	(31,190)	(4,393)
Less: income tax expenses from the discontinued operations	2,623	934	132
Income tax income tax expense/(benefit) from the continuing operations	18,551	(30,256)	(4,261)

A reconciliation of tax expense applicable to profit before tax at the statutory rate for the jurisdictions in which the majority of the Group’s subsidiaries are domiciled to the income tax expense at the effective income tax rate for each of the Relevant Periods is as follows:

	For the year ended 31 December
	2022	2023
	RMB	RMB	USD

(Loss)/profit before tax	(81,387)	65,856	9,276
Tax at the statutory tax rate (25%)	(20,347)	16,464	2,319
Impact of preferential tax rates	4,892	1,836	259
Non-taxable income	(19,633)	(8,912)	(1,256)
Non-deductible expense	1,098	622	88
Research and development super-deduction	(12,521)	(12,254)	(1,726)
Change of valuation allowance	62,439	(28,946)	(4,077)
Income tax expense/(benefit)	15,928	(31,190)	(4,393)

F-73

Deferred taxes

The components of deferred tax assets and liabilities are as follows:

	As at December 31,
	2022	2023
	RMB	RMB
Deferred tax assets:
Accrued expense and other current liabilities	26,706	15,982
Bad debt provision	19,114	15,208
Lease liabilities	12,529	11,626
Net operating loss carry forwards	46,782	66,625
Total gross deferred tax assets	105,131	109,441
Valuation allowance on deferred tax assets	(89,678)	(60,732)
Deferred tax assets, net of valuation allowance	15,453	48,709
Deferred tax (liabilities)-non current:
Right-of-use assets	(15,453)	(13,240)
Intangible assets	(3,887)	(2,390)
Total deferred tax (liabilities)	(19,340)	(15,630)

At 31 December 2023, there was no significant unrecognized deferred tax liability for taxes that would be payable on the unremitted earnings of the Group’s subsidiaries.

Uncertain Tax Position

The Group evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2022 and 2023, the Group did not have any significant unrecognized uncertain tax positions.

18. DEFINED CONTRIBUTION PLAN

Full-time employees of the Group in mainland PRC are entitled to social welfare benefits through a PRC government-mandated defined contribution plan. Chinese labor regulations require that the Group makes contributions to the government for these benefits, calculated as a regulated percent of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions.

For the employees in Hong Kong, PRC, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. The Group recorded Pension scheme contributions and social welfare benefit expenses of RMB38,816 and RMB45,330 (US$6,385) for the years ended December 31, 2022 and 2023, respectively.

19. RELATED PARTY BALANCES AND TRANSACTIONS

(1) The Group had no significant related party transactions with related parties.

(2) Outstanding balances with related parties

	As at 31 December
	2022	2023
	RMB	RMB	USD

Non-trade related
Companies controlled by a main shareholder of the Company	10,520	978	138

As at 31 December 2022 and 2023, the Group’s outstanding balances with related parties were all unsecured, interest-free and repayable on demand.

F-74

20. CONVERTIBLE REDEEMABLE PREFERRED SHARES (RESTATED)

Series C Preferred Shares

On 22 July 2020, Shanghai Youerlan and series C onshore investors (“Series C Onshore Investors”) entered into a share subscription agreement whereby the Series C Onshore Investors made a total investment of RMB212,742 (“Series C Onshore Financing”) for 35,333,335 ordinary shares in Shanghai Youerlan. All Series C Onshore Financing were received in 2020.

On 24 July 2020, the Company and series C offshore investors (“Series C Offshore Investors”) entered into a share subscription agreement whereby the Series C Offshore Investors made a total investment of RMB169,705 (“Series C Offshore Financing”) for 24,380,586 Series C offshore preferred shares in the Company. All Series C Offshore Financing were received in 2020.

Series C+ Preferred Shares

On 14 May 2021, the Company and series C+ investors (“Series C+ Investors”) entered into a share subscription agreement whereby the Series C+ Investors made a total investment of RMB429,765 (“Series C+ Financing”) for 43,579,123 Series C+ preferred shares in the Company. All Series C+ Financing were received in 2022.

On 7 July 2021, the Company issued 30,000,000 convertible notes with a nominal value of US$30,000 and was converted to 17,685,766 Series C+ preferred shares of RMB 193,836 on 4 November 2021.

Series C Preferred Shares and Series C+ Preferred Phares are collectively referred to as the “Preferred Shares”.

A summary of the shares authorized, issued and outstanding is as follows:

	As of December 31,
	2022	2023

Authorized:
Number of Series C preferred share of US$0.0001 each	59,713,921	59,713,921

Number of Series C+ preferred share of US$0.0001 each	61,264,889	61,264,889

	As of December 31,
	2022	2023
	RMB	RMB
Issued and fully paid:
Number of Series C preferred share of US$0.0001 each	59,713,921	59,713,921
Nominal value of preferred shares (RMB)	41,685	41,685

Number of Series C+ preferred share of US$0.0001 each	61,264,889	61,264,889
Nominal value of preferred shares (RMB)	39,573	39,573

The rights, preferences and privileges of the Preferred Shares are as follows:

(a) Conversion right

Each preferred share shall be convertible, at the option of the preferred shareholders (“Holders”) thereof, at any time after the date of issuance, and without the payment of any additional consideration by the Holder thereof, into such number of fully paid ordinary shares as is determined by dividing the applicable deemed original issue price for such series of Preferred Shares by the conversion price for such series of Preferred Shares in effect (“Conversion Price”) at the time of conversion. The initial conversion ratio is 1:1, subject to adjustment in the event of share dividends, share splits and other events as specified in the Company’s articles of association, provided that the conversion price shall not be less than the par value of the ordinary shares.

F-75

Each Preferred Share shall be automatically converted into ordinary shares at the then effective conversion price upon the closing of an underwritten public offering or the listing of the ordinary shares of the Company in a recognized international securities exchange or foreign securities exchange as approved by the shareholders’ meeting or the Board of the Company, with the implied market capitalization of the Company prior to such public offering shall be no less than RMB5,000 million or equivalent U.S. dollars (the “Qualified IPO”).

No fractional ordinary share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional ordinary shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective conversion price for any such series of Preferred Shares.

(b) Redemption right

The redemption rights of the Preferred Shares were removed on October 18, 2022, upon Series C investors’ and Series C+ investors’ signing of the amended and restated shareholders agreement dated October 18, 2022. Prior to the removal, the holders of Series C and Series C+ Preferred Shares shall have redemption rights upon the occurrence of any of the following events: (i) the Company has not consummated a Qualified Initial Public Offering before June 30, 2023; (ii) there is any material breach by the Founder or the Founder Holding Company under the Transaction Documents or any circumstances that seriously harm the interests of the Group Companies by the Founder or by the Founder Holding Company. The redemption price was determined at an amount equal to (i) 100% of the issuance price, plus (ii) interest at a simple rate of ten percent (10%) per annum accrued on the issuance price during the period from the issuance date to the redemption payment date.

(c) Liquidation preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any of the following events: (i) change in the control of the Group through merger, acquisition or other types of transactions of the Group, that is, the shareholders who hold all the equity interest of the Group prior to such transaction hold less than fifty percent (50%) of the voting rights of the surviving entity or lose control of the Group after such transaction, or the actual controller(s) change in control of the Group; (ii) all or substantially all of the assets, business or goodwill held by the Group are sold, mortgaged or disposed of in any manner; and (iii) all or substantially all of the intellectual property rights held by the Group are sold or exclusively licensed to a third party, mortgaged or disposed of in any manner (“Deemed Liquidation Event”) that shall be distributed to holders of Preferred Shares in the sequence below:

If, upon any such liquidation, distribution, winding up or Deemed Liquidation Event of the Company, the assets of the Company shall be insufficient to pay the holders of Series C+ preferred shares in full on all Series C+ preferred shares, then such assets shall be distributed among the holders of Series C+ preferred shares, in proportion to the full amounts to which they would otherwise be respectively entitled thereon. If the remaining assets of the Company after the distribution or payment of holders of Series C+ preferred shares shall be insufficient to pay the holders of Series C preferred shares in full on all Series C preferred shares, then such remaining assets shall be distributed among the holders of Series C preferred shares, in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

After distribution or payment in full of the Series C Preference Amount and the Series C+ Preference Amount, the remaining assets of the Company available for distribution to members shall be distributed to all holders of issued and outstanding ordinary Shares and Preferred Shares pro rata on an as-converted basis.

(d) Voting rights

Each Preferred Share shall carry a number of votes equal to the number of ordinary Shares then issuable upon its conversion into ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The Holders shall be entitled to vote on all matters on which the holders of ordinary shares shall be entitled to vote.

(e) Dividend right

All the holders of Preferred Shares are entitled to receive the dividends on pro-rata basis according to the relative number of shares held by them on an as-converted basis.

F-76

Accounting of Preferred Shares

The Group classified the Preferred Shares as mezzanine equity measured at fair value at issuance date and recorded at issuance price, net of issuance cost. Pursuant to the amended and restated shareholder agreement entered between the Company and its investors on 18 October 2022, the redemption rights related with the Preferred Shares were cancelled and the liquidation preference were terminated. However, the liquidation preference shall automatically be reinstated in the event the Company withdraws its listing application or is rejected by the relevant stock exchange prior to the Qualified IPO (the “reinstatement”). The Preferred Shares are still considered redeemable in the event of the reinstatement and any liquidation including a deemed liquidation event (e.g. change in control) since the holders of Series C+ Preferred Shares shall be entitled to be paid out of an amount in cash according to liquidation preference. Therefore, the Group still classify the Preferred Shares as mezzanine equity outside of permanent equity in accordance with SEC’s Accounting Series Release 268, Presentation in Financial Statements of Redeemable Preferred Stocks (ASR 268) and ASC 480 “Distinguishing Liabilities from Equity”. The Group early adopted ASU No. 2020-06 to eliminate the analysis requirement of separation of beneficial conversion and cash conversion features from convertible instruments.

At each reporting date, the Group evaluates the probability of occurrence of the reinstatement and any deemed liquidation event that entitles the holders of the Preferred Shares to be paid an amount in cash (the “redemption value”) subject to liquidation preference. If it is probable that a deemed liquidation event will occur and Preferred Shares will become redeemable, the Group recognizes changes in carrying value immediately as the deemed liquidity event occurs and adjusts the carrying value of the instrument to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amounts of Preferred Shares shall be affected by charges against retained earnings, or additional paid-in capital in the absence of retained earnings. Accordingly, if the Preferred Shares are not currently redeemable and it is not probable that the Preferred Shares will become redeemable, subsequent adjustment of the amount presented in temporary equity is unnecessary.

As of December 31, 2022 and 2023, the Group evaluated that the Preferred Shares were not currently redeemable and it is not probable that the Preferred Shares would become redeemable as there was no noted indicator of the reinstatement and any deemed liquidation event, and recorded the Preferred Shares as carrying value accordingly.

Modification of Preferred Shares

The Group assesses whether an amendment to the terms of its convertible preferred shares is an extinguishment or a modification using the fair value model.

When convertible redeemable preferred shares are extinguished, the difference between the fair value of the consideration transferred to the convertible redeemable Preferred Shareholders and the carrying amount of such preferred shares (net of issuance costs) is treated as a deemed dividend to the Preferred Shareholders. When convertible redeemable preferred shares are modified and such modification results in value transfer between Preferred Shareholders and ordinary shareholders, the change in fair value resulted from the amendment is treated as a deemed dividend to or from the Preferred Shareholders.

Pursuant to the amended and restated shareholders agreement reached between the Company and its investors on October 18, 2022, the redemption rights related with the Company’s Preferred Shares were removed and the liquidation preference were terminated.

The Group evaluated the modification and concluded that it represented modification, rather than extinguishment to the Preferred Shares, because the difference of the fair values of the Preferred Shares immediately before and after the amendment is less than 10%, therefore the Group applied modification accounting by analogy to the modification guidance contained in ASC 718-20, Compensation — Stock Compensation — Award Classified as Equity, and the modification that results in an increase of RMB130,011 in the fair value of the modified preferred shares on October 18, 2022 was recognized as a deemed dividend to the preferred shareholders.

21. SHARE-BASED COMPENSATION

The Group adopted a restricted share unit scheme (the “RSU Scheme”) in order to motivate and encourage the Company’s directors, employees and consultants. On 30 April 2021, for the purpose of the administration of the RSU Scheme, the Company (as the settlor) set up the Lanxin Blue Trust. The Core Trust Company Limited is the trustee and Lanxin Blue Limited is a special purpose vehicle established as the nominee to hold the ordinary Shares under the RSU Scheme. On 7 July 2021, the Company issued 49,051,500 ordinary shares as the reserve for future grant of the restricted shares under the RSU Scheme to Lanxin Blue Limited, which was established by the Company, at a par value of US$0.0001 each, in order to motivate and encourage our Directors, employees and consultants.

F-77

On August 30, 2022, 2,660,829 ordinary shares with a fair value of RMB 28,110 were transferred from Lanxin Blue Limited to CFO in exchange for his service in the Company. These ordinary shares were immediately vested. The transfer of the shares is within the scope of ASC Topic 718, “Compensation-Stock Compensation”. The RMB 28,110 was recognized as stock based compensation in the accompanying consolidated statements of operations and comprehensive (loss)/income.

The fair value of the ordinary shares on the date of transfer was determined by management with assistance of a third-party valuation firm. The Company first developed the equity value of the Company through the application of income approach technique known as the discounted cash flow method. The Company then used the hybrid method to allocate the equity value amongst different classes of shares of the Company to arrive at the fair value of the ordinary shares. The hybrid method is a hybrid between the probability-weighted-expected return method and the option pricing method.

The following key assumptions were used in the model:

As at August 30, 2022

Volatility (%)	51.76%
Discounts for lack of marketability (%)	11.82%
Risk-free interest rate (%)	3.03%
Dividend yield (%)	0.00%
Weighted average share price (RMB per share)	7.82

No other feature of share-based payment was incorporated into the measurement of fair value.

22. ORDINARY SHARES (RESTATED)

The Group and the Company

On 26 February 2019, the Company was incorporated as an exempted company with limited liability in the Cayman Islands with an authorized share capital of US$50,000 divided into 372,691,551 class A ordinary shares and 127,308,449 class B ordinary shares with a par value of US$0.0001 each. On the same day, an aggregate of 200,000,000 class A ordinary shares was allotted and issued to various BVI holding platforms held by employees and external investors at par value. From October to November 2020, the Company re-designation of 55,140,881 class A ordinary shares to the same number of ordinary shares, and repurchase of all the rest of the issued class A ordinary shares.

On 6 November 2020, as part of the Reorganization, 4,048,108, 29,634,070, 3,333,333 authorized Ordinary Shares of the Company were re-designated and re-classified as Series A preferred shares, Series B preferred shares and Series B+ Preferred Shares of a par value of USD0.0001 each, respectively.

The Company does not assume any unavoidable obligation to (i) deliver cash or other financial assets to Series A preferred shareholders, Series B preferred shareholders and Series B+ preferred shareholders; (ii) to exchange financial assets or financial liabilities with Series A preferred shareholders , Series B preferred shareholders and Series B+ preferred shareholder that are unfavourable to the Company; and (iii) to deliver a variable number of the Company’s own ordinary shares. Hence, Series A preferred shares, Series B preferred shares, Series B+ preferred shares were recognized as ordinary shares, in substance.

From December 2020 to September 2021, the Company issued and allotted 154,647,751 ordinary shares to various shareholders, of which: (i) 21,176,470 ordinary shares had been repurchased and cancelled, (ii) 49,051,500 ordinary shares as the reserve for future grant of the restricted shares under the RSU Scheme to Lanxin Blue Limited were recorded as treasury shares.

Pursuant to the share repurchase agreement dated 7 November 2022, 3,849,955 ordinary shares were repurchased and cancelled by the Company from the shareholders.

F-78

23. EARNINGS PER SHARE (RESTATED)

The following table sets forth the basic and diluted net (loss)/earnings per share for the following periods:

	Year ended 31 December
	2022	2023
	RMB	RMB

Basic and diluted earnings per share calculation
Numerator:
Net (loss)/profit attribute to ordinary shareholders	(97,315)	99,263
Deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares	(130,011)	-
Net (loss)/profit attribute to Youlife International Holdings Inc.	(223,534)	99,263
Denominator:
Basic Weighted average number of shares outstanding	224,986,014	221,777,718
Continuing operations	(0.97)	0.37
Discontinued operations	(0.02)	0.08
Basic net (loss)/earnings per share	(0.99)	0.45
Diluted Weighted average number of shares outstanding	224,986,014	342,756,528
Continuing operations	(0.97)	0.24
Discontinued operations	(0.02)	0.05
Diluted net (loss)/earnings per share	(0.99)	0.29

For the years ended December 31, 2022, the effects of all outstanding convertible preferred shares have been excluded from the computation of diluted loss per share for the years ended December 31, 2022 as their effects would be anti-dilutive.

24. GAIN ON DISSOLUTION OF SUBSIDIARIES AND BRANCHES

The total gains on dissolution of subsidiaries and branches for the year ended December 31, 2022 and 2023 were RMB 16,010 and RMB 29,312. The dissolution of subsidiaries and branches does not represent a strategic shift, but rather an ordinary course of business. Subsidiaries and branches are set up to provide employee management services to cater to customers’ evolving needs and localization preferences and are dissolved when contracts end.

25. SUBSEQUENT EVENTS

On May 17, 2024, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Distoken Acquisition Corporation, a Cayman Islands exempted company (“Purchaser”), a Cayman Islands limited liability company, for the limited purpose of certain undertakings hereunder, Youlife Group Inc., a Cayman Islands exempted company (“Pubco”), Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), , and Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Second Merger Sub”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement, (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into Purchaser, with the Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Purchaser being converted into the right to receive substantially equivalent securities of Pubco.

F-79

26. COMMITMENT AND CONTINGENCIES

Commitment

(a) The Group had the following capital commitments at the end of the reporting period:

	Year ended 31 December
	2022	2023
	RMB	RMB

Contracted, but not provided for:
Property and equipment	30,908	-

Contingencies

From time to time, we may become involved in claims, investigations and proceedings in the ordinary course of business. As of the date that the consolidated financial statements are issued, the Group reviews its regulatory inquiries and other legal proceedings on an ongoing basis, evaluates whether potential regulatory fines or losses from proceedings are probable and make estimates of the loss if probable. As of December 31, 2023, the Group believes that none of these matters, individually or in combination had a material effect on its business, assets or operations and there was no accrual for such matters.

27. DISCONTINUED OPERATIONS

The Group terminated the Contractual Agreement on January 1, 2024, stated in 2. SIGNIFICANT ACCOUNTING POLICIES, Principle of Consolidation.

The carrying amount of the major classes of assets and liabilities of discontinued operations as of December 31, 2023 and 2022 consist of the following:

	As of December 31,
	2022	2023
	RMB	RMB	USD
ASSETS OF DISCONTINUED OPERATION:
Current assets
Cash and bank equivalents	120,980	3,525	496
Trade receivables, net	12,229	15,190	2,140
Prepayments, other receivables and other assets, net	8,322	35,686	5,026
Total current assets of discontinued operation	141,531	54,401	7,662
Property and equipment, net	20,205	17,974	2,532
Other intangible assets, net	15,910	9,774	1,376
Goodwill	19,713	19,713	2,777
Other non-current assets	-	279	39
Total non current assets of discontinued operation	55,828	47,740	6,724
Total assets of discontinued operation	197,359	102,141	14,386

LIABILITIES OF DISCONTINUED OPERATION:
Current liabilities
Contract liabilities	1,022	488	69
Trade and bills payables	9,399	13,505	1,902
Other payables and accruals	171,161	58,114	8,185
Interest-bearing bank and other borrowings	3,000	-	-
Tax payable	1,150	477	67
Total current liabilities of discontinued operation	185,732	72,584	10,223
Deferred tax liability-Non-current	3,887	2,390	337
Total liabilities of discontinued operation	189,619	74,974	10,560

F-80

The summarized operating results of discontinued operations for the years of 2022 and 2023 ended at December 31, consist of the following:

	For the year ended December 31,
	2022	2023
	RMB	RMB	USD
Revenue	47,221	52,182	7,350
Cost of revenue	(23,170)	(26,364)	(3,714)
Gross profit	24,051	25,818	3,636

Selling and distribution expenses	(2,378)	(6,368)	(897)
Administrative expenses	(33,756)	(14,322)	(2,018)
Other income, net	2,616	10,972	1,546
Financial income, net	624	740	104
(LOSS)/PROFIT BEFORE TAX FROM DISCONTINUED OPERATIONS	(8,843)	16,840	2,371

Income tax profit	2,623	934	132
Net (loss)/profit for the year from discontinued operations	(6,220)	17,774	2,503
Comprehensive income/(loss) for the year from discontinued operations	(6,220)	17,774	2,503

28. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (RESTATED)

(1) CONDENSED STATEMENTS OF FINANCIAL POSITION OF THE COMPANY

	For the year ended December 31,
	2022	2023
	RMB	RMB	USD
ASSETS
Current assets
Cash and bank equivalents	19,297	523	74
Prepayments, other receivables and other assets	244,400	253,036	35,639
Total current assets	263,697	253,559	35,713
Investments in subsidiaries	329,331	389,559	54,868
Total non current assets	329,331	389,559	54,868
Total assets	593,028	643,118	90,581
Commitments and Contingencies
Series C and Series C+ convertible redeemable preferred shares (US$0.0001 par value: 120,978,810 shares authorized as at December 31, 2022 and December 31, 2023; 120,978,810 shares issued and outstanding as at December 31, 2022 and December 31, 2023, respectively)	1,006,048	1,006,048	141,699
SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value; 379,021,190 shares authorized as at December 31, 2022 and December 31, 2023; 221,777,718 shares issued and outstanding as at December 31, 2022 and December 31, 2023, respectively)	149	149	21
Treasury shares	(31)	(31)	(4)
Additional paid-in capital	226,278	177,547	25,007
Statutory surplus reserve	8,253	9,217	1,298
Accumulated losses	(647,669)	(549,812)	(77,439)
Total deficit	(413,020)	(362,930)	(51,117)

F-81

(2) CONDENSED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME OF THE COMPANY

	For the year ended December 31,
	2022	2023
	RMB	RMB	USD
Administrative expenses	(8,022)	(9,628)	(1,356)
Financial expense, net	3,027	(508)	(72)
Share of (loss)/income of subsidiaries	(88,528)	109,401	15,409
(LOSS)/PROFIT BEFORE TAX	(93,523)	99,265	13,981
Income tax profit (expenses)	-	(2)	-
Net (loss)/profit for the year	(93,523)	99,263	13,981
Deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares	(130,011)	-	-
Net profit attribute to ordinary shareholders	(223,534)	99,263	13,981
Comprehensive (loss)/income	(93,523)	99,263	13,981

Condensed Statements of Cash Flows

	For the year ended December 31,
	2022	2023
	RMB	RMB	USD
Net cash used in operating activities	(21,678)	(8,775)	(1,236)
Net cash generated from investing activities	-	-	-
Net cash generated from (used in) financing activities	6,478	(9,498)	(1,338)
Exchange rate effect on cash and cash equivalents	3,019	(501)	(71)
Net decrease in cash and cash equivalents	(12,181)	(18,774)	(2,644)
Cash and cash equivalents at beginning of the year	31,478	19,297	2,718
Cash and cash equivalents at end of the year	19,297	523	74

Basis of presentation

For the presentation of the parent company only condensed financial information, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323. Such investments are presented on the condensed balance sheets as “Investments in subsidiaries” and the subsidiaries’ losses and incomes as “Share of (loss)/income of subsidiaries” on the condensed statements of comprehensive (loss)/income.

Under PRC rules and regulations, all subsidiaries of the Company in the PRC are required to appropriate 10% of their net income to a statutory surplus reserve until the reserve balance reaches 50% of their registered capital. The appropriation to this statutory surplus reserve must be made before distribution of dividends can be made. The statutory reserve is non-distributable, other than during liquidation, and can be used to fund previous years losses, if any, and may be converted into share capital by issuing new shares to existing shareholders in proportion to their shareholders or by increasing the par value of the shares currently outstanding, provided that the remaining balance of the statutory reserve after such issue is not less than 25% of the registered capital.

The subsidiaries did not pay any dividends to the Company for the periods presented.

The Company does not have significant commitments or long-term obligations as of the period end other than those presented.

The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

F-82

YOULIFE INTERNATIONAL HOLDINGS INC.

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	As of December 31,	As of June 30,
	2023	2024
	RMB	RMB	USD
ASSETS
Current assets
Cash and cash equivalents	185,425	133,469	18,365
Accounts receivables, net	256,627	269,165	37,038
Prepayments and other receivables, net	188,961	210,630	28,983
Amounts due from a related party	978	978	135
Inventories, net	3,260	4,962	683
Current assets of discontinued operations	54,401	-	-
Total current assets	689,652	619,204	85,205
Property and equipment	160,747	153,993	21,190
Right-of-use assets	52,957	48,240	6,638
Intangible assets	12,009	10,885	1,498
Financial assets at fair value through profit or loss	105,629	84,381	11,611
Deferred tax assets	35,469	30,791	4,237
Other non-current assets	13,746	13,182	1,814
Non-current assets of discontinued operations	47,740	-	-
Total non-current assets	428,297	341,472	46,988
Total assets	1,117,949	960,676	132,193
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Contract liabilities	39,281	37,146	5,111
Trade and bills payables	100,410	97,929	13,475
Other payables and accruals	160,353	109,940	15,128
Short-term borrowings	26,274	26,271	3,615
Lease liabilities	6,808	4,954	682
Tax payable	385	844	116
Current liabilities of discontinued operations	72,584	-	-
Total current liabilities	406,095	277,084	38,127
Lease liabilities-non current	39,697	40,656	5,594
Non-current liabilities of discontinued operations	2,390	-	-
Total non-current liabilities	42,087	40,656	5,594
Total liabilities	448,182	317,740	43,721

F-83

YOULIFE INTERNATIONAL HOLDINGS INC.

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

Commitments and Contingencies
Mezzanine equity:
Series C and Series C+ convertible redeemable preferred shares (US$0.0001 par value: 120,978,810 shares authorized Six Months Ended June 30, 2024 and December 31, 2023; 120,978,810 shares issued and outstanding Six Months Ended June 30, 2024 and December 31, 2023, respectively)	1,006,048	1,006,048	138,437
SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value; 379,021,190 shares authorized Six Months Ended June 30, 2024 and December 31, 2023; 221,777,718 shares issued and outstanding Six Months Ended June 30, 2024 and December 31, 2023, respectively)	149	149	21
Treasury shares	(31)	(31)	(4)
Additional paid-in capital	177,547	175,847	24,197
Statutory surplus reserve	9,217	8,037	1,106
Accumulated losses	(549,812)	(567,096)	(78,035)
Total Youlife International Holdings Inc. shareholders’ deficit	(362,930)	(383,094)	(52,715)
Non-controlling interests	26,649	19,982	2,750
Total shareholders’ deficit	(336,281)	(363,112)	(49,965)
Total liabilities, mezzanine equity and shareholders’ deficit	1,117,949	960,676	132,193

F-84

YOULIFE INTERNATIONAL HOLDINGS INC.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	Six Months Ended June 30,
	2023	2024
	RMB	RMB	USD
Revenue	619,676	786,068	108,167
Cost of revenue	(524,393)	(676,187)	(93,046)
Gross profit	95,283	109,881	15,121
Operating expenses
Selling and distribution expenses	(35,161)	(32,810)	(4,515)
Administrative expenses	(60,380)	(47,709)	(6,565)
Research and development expenses	(7,978)	(5,658)	(779)
Total operating expenses	(103,519)	(86,177)	(11,859)
Loss from operations	(8,236)	23,704	3,262
Other income/(expense)
Fair value gains/(losses)	4,001	(21,248)	(2,924)
Other incomes	2,743	6,700	922
Other expenses	(380)	(862)	(119)
Gain on dissolution of subsidiaries and branches	8,507	1,322	182
Financial cost, net	(260)	(2,148)	(296)
Total other income/(expense), net	14,611	(16,236)	(2,235)
PROFIT BEFORE TAX	6,375	7,468	1,027
Income tax benefits/(expenses)	23,814	(6,063)	(834)
Net profit for the year from continuing operations	30,189	1,405	193
Net profit from discontinued operations	8,543	-	-
Net profit attribute to non-controlling interests	54	413	57
Net profit attribute to Youlife International Holdings Inc.	38,678	992	136
Net earnings per share:
Basic and diluted
Continuing operations	0.14	-	-
Discontinued operations	0.04	-	-
Basic net earnings per share	0.17	-	-
Continuing operations	0.09	-	-
Discontinued operations	0.02	-	-
Diluted net earnings per share	0.11	-	-
Shares used in net earnings per share computation
Basic	221,777,718	221,777,718	221,777,718
Diluted	342,756,528	342,756,528	342,756,528
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	38,732	1,405	193
Comprehensive loss attribute to non-controlling interest	54	413	57
Comprehensive income attribute to Youlife International Holdings Inc.	38,678	992	136

F-85

YOULIFE INTERNATIONAL HOLDINGS INC.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT (CONTINUED)

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	Attributable to owners of the parent
	Ordinary shares
	Number of shares	Amount	Treasury shares	Additional paid-in capital	Statutory surplus reserve	Accumulated losses	Total	Non- controlling interests	Total deficit
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

At 1 January 2024	221,777,718	149	(31)	177,547	9,217	(549,812)	(362,930)	26,649	(336,281)
Profit for the year	-	-	-	-	-	992	992	413	1,405
Total comprehensive profit for the year	-	-	-	-	-	992	992	413	1,405
Dividends paid to non-controlling shareholders	-	-	-	-	-	-	-	(1,068)	(1,068)
Disposal of discontinued operations(1)	-	-	-	(1,700)	(1,180)	(18,276)	(21,156)	(6,012)	(27,168)
At 30 June 2024	221,777,718	149	(31)	175,847	8,037	(567,096)	(383,094)	19,982	(363,112)
At 30 June 2024 in USD	-	21	(4)	24,197	1,106	(78,035)	(52,715)	2,750	(49,965)

(1)	On June 29, 2022, Shanghai Youerlan entered into the contractual arrangements with Shanghai Youzhilan and its registered shareholders, pursuant to which, Shanghai Youerlan has acquired effective control over the financial and operational policies of Shanghai Youzhilan and its subsidiaries and Jiangsu Youlan Network and its subsidiaries (collectively, “PRC Technology Entities”), and has become entitled to all the relevant economic benefits derived from their operations. The Group terminated the contractual agreement on January 1, 2024, and PRC Technology Entities were accounted for as discontinued operations under U.S. GAAP. in accordance with ASC 205-20-45 in the financial statements for the year ended December 31, 2023.

	Attributable to owners of the parent
	Ordinary shares
	Number of shares	Amount	Treasury shares	Additional paid-in capital	Statutory surplus reserve	Accumulated losses	Total	Non- controlling interests	Total deficit
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
At 1 January 2023	221,777,718	149	(31)	226,278	8,253	(647,669)	(413,020)	28,591	(384,429)
Profit/(loss) for the year	-	-	-	-	-	38,678	38,678	54	38,732
Total comprehensive loss for the year	-	-	-	-	-	38,678	38,678	54	38,732
Dividends paid to non-controlling shareholders	-	-	-	-	-	-	-	(352)	(352)
At 30 June 2023	221,777,718	149	(31)	226,278	8253	(608,991)	(374,342)	28,293	(346,049)

F-86

YOULIFE INTERNATIONAL HOLDINGS INC.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	Six Months Ended June 30,
	2023	2024
	RMB	RMB	USD
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES
Net profit	38,732	1,405	193
Net profit from discontinued operations	8,543	-	-
Net profit from continuing operations	30,189	1,405	193
Adjustments for:
Depreciation of items of property and equipment	3,190	3,212	442
Amortization of right-of-use assets	7,648	6,656	916
Amortization of other intangible assets	1,941	1,256	173
Gain on dissolution of subsidiaries and branches	(8,507)	(1,322)	(182)
Fair value gains/(loss) from financial assets at fair value through profit or loss	(4,001)	21,248	2,924
Impairment of trade receivables	1,392	(4,320)	(594)
Impairment of prepayments and other receivables	(2,057)	(6,432)	(885)
Foreign exchange differences, net	(577)	(20)	(3)
Changes in operating assets and liabilities:
Increase in trade receivables	(56,496)	(2,373)	(327)
(Increase) /decrease in prepayments, other receivables and other assets	(562)	19,044	2,621
(Increase)/decrease in inventories	776	(1,701)	(234)
(Increase)/decrease in deferred tax assets, net	(25,481)	4,678	644
Increase/(decrease) in trade and bills payables	23,833	(4,784)	(658)
Increase/(decrease) in contract liability	6,139	(2,135)	(294)
(Decrease)/increase in other payables and accruals	40,492	(23,920)	(3,292)
Decrease in tax payable	(10,822)	(56)	(8)
Decrease in lease liabilities	(3,515)	(2,833)	(390)
Net cash flows generated from operating activities from continuing operations	3,582	7,603	1,046
Net cash flows generated from operating activities from discontinued operations	6,902	-	-
Total Net cash flows generated from operating activities	10,484	7,603	1,046

F-87

YOULIFE INTERNATIONAL HOLDINGS INC.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Amount in thousands of Renminbi (“RMB”) and U.S. dollars (“USD”), except for share and per share data, or otherwise noted)

	Six Months Ended June 30,
	2023	2024
	RMB	RMB	USD
CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Purchases of items of property and equipment	(20,290)	(1,110)	(153)
Purchases of items of intangible assets	(6,880)	(136)	(19)
Net cash paid for business acquisitions	-	(9,634)	(1,326)
Short-term investment	84,231	-	-
Net cash flows used in investing activities from continuing operations	57,061	(10,880)	(1,497)
Net cash flows used in investing activities from discontinued operations	17	-	-
Total Net cash flows from/(used in) investing activities	57,077	(10,880)	(1,497)
CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Payment for listing expenses	(11,759)	(9,241)	(1,272)
Dividends paid to non-controlling interests	(352)	(1,068)	(147)
New bank and other borrowings	20,000	20,000	2,752
Repayment of bank and other borrowings	-	(20,000)	(2,752)
Repayment of advances from third parties	(12,961)	(38,387)	(5,282)
Net cash flows used in financing activities from continuing operations	(5,072)	(48,696)	(6,701)
Net cash flows used in financing activities from discontinued operations	(107,003)	-	-
Total Net cash flows used in financing activities	(112,075)	(48,696)	(6,701)
Net (decrease)/increase in cash and cash equivalents from continuing operations	55,571	(51,973)	(7,152)
Net decrease in cash and cash equivalents from discontinued operations	(100,085)	-	-
Effect of foreign exchange rate changes, net	610	17	2
Cash and cash equivalents at beginning of year from continuing operations	307,981	185,425	25,515
Cash and cash equivalents at beginning of the year from discontinued operations	120,980	-	-
Cash and cash equivalents at end of year	385,058	133,469	18,365
Less: cash and cash equivalents at end of the year from discontinued operations	(20,896)	-	-
Cash and cash equivalents at end of the year from continuing operations	364,162	133,469	18,365

Supplemental disclosures of cash flow information:
Income taxes paid	8,286	4,330	596

F-88

YOULIFE INTERNATIONAL HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL INFORMATION, ORGANIZATION AND PRINCIPAL ACTIVITIES

Youlife International Holdings Inc. (the “Company”) is a limited liability company incorporated in the Cayman Islands on 26 February 2019. The registered office of the Company is located at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

The Company is an investment holding company. During the Relevant Years, the Company’s subsidiaries were principally engaged in the provision of vocational education services, human resources (“HR”) recruitment services, employee management services and market services in the People’s Republic of China (the “PRC”).

The Company and its subsidiaries now comprising the Group underwent the Reorganization. Apart from the Reorganization, the Company has not commenced any business or operation since its incorporation.

The largest shareholder of the Company is Youtch Investment Co., Ltd, which was incorporated in the British Virgin Islands and is indirectly controlled by Mr. Wang Yunlei since its incorporation on 15 July 2020.

As at the date of this report, the Company had direct and indirect interests in its subsidiaries, all of which are private limited liability companies (or, if incorporated outside Hong Kong, have substantially similar characteristics to a private company incorporated in Hong Kong), in the opinion of the directors, principally affected the results for the Relevant Years or formed a substantial portion of the net assets of the Group.

Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
Shanghai Youerlan Information Technology Co., Ltd. (“Shanghai Youerlan”)	July 10, 2014	PRC	100%	Provision of employee management service, HR recruitment service
Wuhu Lanfu Internet Technology Co., Ltd.	December 13, 2019	PRC	100%	Provision of employee management service, HR recruitment service
Hubei Youlife External Service Information Technology Co., Ltd.	August 25, 2020	PRC	100%	Provision of employee management service, HR recruitment service
Shanghai Lanyu Cloud Software Development Co., Ltd.	December 8, 2023	PRC	100%	Provision of market service
Anqing Tongcai Property Management Co., Ltd.	January 12, 2024	PRC	100%	Provision of employee management service, HR recruitment service
Zhejiang Youlan international Holding Co., Ltd.	April 4, 2024	PRC	100%	Provision of employee management service, HR recruitment service
Youlife Technology Limited	March 27, 2019	Hong Kong	100%	Investment holding

2.1 SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

F-89

Principle of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.

Fair value measurement

The Group measures its financial assets at fair value through profit or loss at the end of each of the Relevant Years. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 –	based on quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2 –	based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly
Level 3 –	based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

The carrying value of financial instruments included in current assets and liabilities approximate their fair values because of the short-term nature of these instruments.

Impairment of non-financial assets other than goodwill

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than financial assets), the asset’s recoverable amount is estimated. An asset’s recoverable amount is the higher of the asset’s or cash-generating unit’s value in use and its fair value less costs of disposal, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs. In testing a cash-generating unit for impairment, a portion of the carrying amount of a corporate asset is allocated to an individual cash-generating unit if it can be allocated on a reasonable and consistent basis or, otherwise, to the smallest group of cash-generating units.

An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. In assessing recoverable amount, the estimated future cash flows are undiscounted expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets when the market prices are not readily available. An impairment loss is charged to the profit or loss in the period in which it arises in those expense categories consistent with the function of the impaired asset.

F-90

Business combination

The Group accounts for its business combinations using the purchase method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). The purchase method of accounting requires that the Company allocate the fair value of purchase consideration to the separately identifiable tangible and intangible assets acquired as well as liabilities assumed based on their estimated fair values. The consideration transferred in an acquisition includes the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent consideration and all contractual contingencies as of the acquisition date. The excess of the total of cost of acquisition, over the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the businesses acquired, the difference is recognized directly in earnings. Transaction costs directly attributable to the acquisitions are expensed as incurred. The determination and allocation of fair values to the identifiable assets acquired, liabilities assumed, and non-controlling interests is based on various assumptions and valuation methodologies requiring considerable judgment from management. Significant estimates include but are not limited to future expected cash flows from acquired assets, assumptions on useful lives, discount rates and terminal values. The Company’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. The Company determines discount rates to be used based on the risk inherent in the related activity’s current business model and industry comparisons. Terminal values are based on the expected life of assets, forecasted life cycle and forecasted cash flows over that period.

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated balance sheet) when:

●	the rights to receive cash flows from the asset have expired; or
●	the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Related parties

A party is considered to be related to the Group if:

(a)	the party is a person or a close member of that person’s family and that person

(i)	has control or joint control over the Group;
(ii)	has significant influence over the Group; or
(iii)	is a member of the key management personnel of the Group or of a parent of the Group;

or

(b)	the party is an entity where any of the following conditions applies:

(i)	the entity and the Group are members of the same group;

F-91

(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);
(iii)	the entity and the Group are joint ventures of the same third party;
(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;
(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;
(vi)	the entity is controlled or jointly controlled by a person identified in (a);
(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and
(viii)	the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or the parent of the Group.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported revenues, costs and expenses during the reported year in the consolidated financial statements and accompanying notes. These accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, current expected credit losses, useful lives of intangible assets and property and equipment, provision of income tax, valuation allowance for deferred tax assets and fair value measurement of convertible redeemable preferred shares and unlisted equity investments. Actual results could differ from those estimates.

Foreign currency translation

The functional currency and booking currency are both RMB for substantial all entities of the Group, transactions, assets and liabilities dominated in foreign currency were few within 2024.

For the purpose of such translation in cost-efficiency way, the financial statements are translated into USD in the convenience rate (USD 1 = RMB 7.2672) prevailing at the balance date. No translation adjustments incurred to comprehensive income (loss).

Current expected credit losses

The Group adopted ASC Topic 326, “Financial Instruments — Credit Losses”, for credit loss assessment using the modified retrospective approach for all in-scope assets. The Group’s in-scope assets are primarily account receivables, prepayments and other receivables. To estimate expected credit losses, the Group has identified the relevant risk factors which include clients’ credits and accounts aging. Accounts with similar risk factors have been grouped into pools. For each pool, the Group considers the collection experience, current economic conditions and future economic conditions.

Cash and cash equivalents

Cash and cash equivalents represent cash at bank and on hand, on-demand deposits.

Accounts receivable

Accounts receivable are recognized and carried at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

Leases

The Group follows ASC Topic 842, Leases. The Group leases office spaces, warehouse, and farmland which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

F-92

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and includes initial direct costs incurred. The Group’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option. Lease expenses for minimum lease payments are recognized on a straight-line basis over the lease term. All operating lease ROU assets are reviewed for impairment annually.

Income tax

The Group follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes (‘‘ASC 740’’). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

The Group accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties arising from underpayment of income taxes shall be computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest and penalties recognized in accordance with ASC 740 are classified in the consolidated statements of comprehensive loss as income tax expense.

In accordance with the provisions of ASC 740, the Group recognizes in its consolidated financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group’s estimated liability for unrecognized tax benefits, if any, will be recorded in the “other non-current liabilities” in the accompanying consolidated financial statements, and is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s consolidated financial statements. Additionally, in future periods, changes in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Common share equivalents are excluded from the computation of the diluted earnings per share in years when their effect would be anti-dilutive.

Segment reporting

The Group’s business activities, for which discrete financial information is available, are regularly reviewed and evaluated by the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the executive directors of the Company that make strategic decisions. As a result of this evaluation, the Group determined that it has operating segments as follows:

(a)	the vocational education segment engages in the provision of vocational education entrusted management services, self-operated vocational school services, curriculum co-development projects services and vocational training services;

F-93

(b)	the HR recruitment segment engages in the provision of HR recruitment services regarding blue-collar talent to customers;
(c)	the employee management segment engages in the provision of labor outsourcing services, labor dispatch services and others;
(d)	the market service segment engages in the provision of value-added services.

The chief operating decision-maker monitors the results of the Group’s operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on reportable segment revenue and segment results which is measured based on gross profit of the respective segment. No analysis of segment assets and liabilities is presented as management does not regularly review such information for the purposes of resource allocation and performance assessment. Therefore, only segment revenue and segment results are presented.

	Six months Ended June 30,2023
	Continuing operation
	Vocational education	HR recruitment	Employee management	Market service	Total
	RMB	RMB	RMB	RMB	RMB
Segment revenue
Sales to external customers	76,732	35,419	452,066	55,459	619,676
Cost of revenue	(49,148)	(15,101)	(417,780)	(42,364)	(524,393)
Gross profit	27,584	20,318	34,286	13,095	95,283
Gross profit %	35.9	57.4	7.6	23.6	15.4

	Six months Ended June 30,2024
	Continuing operation
	Vocational education	HR recruitment	Employee management	Market service	Total
	RMB	RMB	RMB	RMB	RMB
Segment revenue
Sales to external customers	32,875	12,243	683,138	57,812	786,068
Cost of revenue	(16,798)	(5,568)	(611,925)	(41,896)	(676,187)
Gross profit	16,077	6,675	71,213	15,916	109,881
Gross profit %	48.9	54.5	10.4	27.5	14.0

3. ACCOUNTS RECEIVABLE, NET

	As of December 31,	As of June 30,
	2023	2024
	RMB	RMB	USD
Accounts receivable	292,579	285,607	39,301
Less: allowance for credit loss	(20,762)	(16,442)	(2,263)
Accounts receivable, net	271,817	269,165	37,038
Less: accounts receivable, net of the discontinued operations	(15,190)	-	-
Accounts receivable, net of the continuing operations	256,627	269,165	37,038

Movement of allowance of doubtful accounts is as follows:

	As of December 31,	As of June 30,
	2023	2024
	RMB	RMB	USD
Beginning balance	27,738	20,762	2,924
Exchange difference of beginning balance	-	-	(67)
Charge to (reversal of) expense	(2,371)	(4,320)	(594)
Less: dissolution of subsidiaries and branches	(4,605)	-	-
Ending balance	20,762	16,442	2,263

F-94

4. LEASES

The Group’s operating leases mainly related to various buildings. The total lease cost for the six months ended June 30, 2023 and 2024 was RMB10,754 and RMB8,859, comprised of operating lease expenses of RMB9,572 and RMB8,016, and short-term lease expenses of RMB1,182 and RMB843 respectively.

5. FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	As of December 31,	As of June 30,
	2023	2024
	RMB	RMB	USD
Unlisted equity investment- Chengdu Fish Bubble Technology Co., Ltd.	105,629	84,381	11,611

The above unlisted equity investment was classified as financial assets at fair value through profit or loss as the Group has not elected to recognize the fair value gain or loss through other comprehensive income.

6. SHORT-TERM BORROWINGS

	As of December 31,	As of June 30,
	2023	2024
	RMB	RMB	USD
CURRENT
Bank borrowings – unsecured	26,274	26,271	3,615

Effective interest rate range of bank borrowings was 3.65% to 4.20% as of June 30, 2024.

7. REVENUES

	Six Months Ended June 30,
	2023	2024
	RMB	RMB	USD
Vocational education services	101,506	32,875	4,524
Employee management services	452,066	683,138	94,003
HR recruitment services	48,945	12,243	1,685
Market Services	56,020	57,812	7,955
Revenues	658,537	786,068	108,167
Less: revenues from the discontinued operations	(38,861)	-	-
Revenues from the continuing operations	619,676	786,068	108,167

8. FAIR VALUE GAINS

The following tables illustrate the fair value measurement hierarchy of the Company’s financial instruments:

	Quoted prices in active markets	Significant observable inputs	Significant unobservable inputs
Six Months Ended June 30, 2023	(Level 1)	(Level 2)	(Level 3)
	RMB	RMB	RMB
Financial assets at fair value through
Fair value gains from financial assets at fair value through profit or loss-Chengdu Fish Bubble Technology Co, Ltd., net	-	-	4,001

F-95

	Quoted prices in active markets	Significant observable inputs	Significant unobservable inputs
Six Months Ended June 30, 2024	(Level 1)	(Level 2)	(Level 3)
	RMB	RMB	RMB	USD
Financial assets at fair value through
Fair value gains from financial assets at fair value through profit or loss-Chengdu Fish Bubble Technology Co, Ltd., net	-	-	(21,248)	(2,924)

The movements of financial assets at fair value through profit or loss are set out as below:

	As of December 31,	As of June 30,
	2023	2024
	RMB	RMB	USD
At beginning of year	69,129	105,629	14,877
Exchange difference of beginning balance	-	-	(342)
Total gains recognized in profit or loss	36,500	(21,248)	(2,924)
At end of year	105,629	84,381	11,611

The fair values of the unlisted equity investments included in the financial assets at fair value through profit or loss have been estimated using the option-pricing method based on assumptions that are not supported by observable market prices or rates. Management has estimated the potential effect of using reasonably possible alternatives as inputs to the valuation model. The following table lists the inputs to the model used:

	Six Months Ended June 30,
	2023	2024
	%	%
Risk-free interest rate	4.23%	4.48%
Discounts for lack of marketability	6%-23%	5%-22%

9. TAXATION

Under the current laws of the Cayman Islands, the Group is not subject to tax on income or capital gains. Additionally, upon payment of dividends by the Group to its shareholders, no Cayman Islands withholding tax will be imposed. The Company’s subsidiaries in Hong Kong are subject to Hong Kong Profits Tax rate at 16.5%, and foreign-derived income is exempted from income tax. There are no withholding taxes upon payment of dividends by the subsidiaries incorporated in Hong Kong to its shareholders. The Group’s subsidiaries incorporated in Hong Kong are not liable for income tax as they did not have any assessable profits arising in Hong Kong during the Relevant Periods.

PRC corporate income tax has been provided at the rate of 25% on the taxable profits of the Group’s PRC Subsidiaries for the Relevant Periods. Certain of the Group’s PRC Subsidiaries are qualified as small and micro enterprises and were entitled to a preferential corporate income tax rate of 2.5% to 10% during 2022 and 5% during 2023, respectively.

The Group recorded a tax benefit of RMB23,814 and tax expense of RMB6,063 (US$834) for the six months ended June 30, 2023 and 2024, respectively. Changes in the income tax expense primarily due to recognition of deferred tax assets in 2023 which began to be realized in 2024.

F-96

10. RELATED PARTY BALANCES AND TRANSACTIONS

(1) The Group had no significant related party transactions with related parties.

(2) Outstanding balances with related parties

	As of June 30
	2023	2024
	RMB	RMB	USD

Non-trade related
Companies controlled by a main shareholder of the Company	978	978	135

As at 30 June 2023 and 2024, the Group’s outstanding balances with related parties were all unsecured, interest-free and repayable on demand.

11. EARNINGS PER SHARE

The following table sets forth the basic and diluted net (loss)/earnings per share for the following periods:

	Six Months End June 30,
	2023	2024
	RMB	RMB	USD

Basic and diluted earnings per share calculation
Numerator:
Net profit attribute to ordinary shareholders	38,678	992	136
Deemed dividend to Series C and Series C+ preferred shareholders at modification of Series C and Series C+ Preferred Shares	-	-	-
Net profit attribute to Youlife International Holdings Inc.	38,678	992	136
Denominator:
Basic Weighted average number of shares outstanding	221,777,718	221,777,718	221,777,718
Continuing operations	0.14	-	-
Discontinued operations	0.04	-	-
Basic net earnings per share	0.17	-	-
Diluted Weighted average number of shares outstanding	342,756,528	342,756,528	342,756,528
Continuing operations	0.09	-	-
Discontinued operations	0.02	-	-
Diluted net earnings per share	0.11	-	-

For the six months ended June 30, 2023 and 2024, the effects of all outstanding convertible preferred shares have been excluded from the computation of diluted loss per share for the years ended December 31, 2023 as their effects would be anti-dilutive.

12. GAIN ON DISSOLUTION OF SUBSIDIARIES AND BRANCHES

The total gains on dissolution of subsidiaries and branches for the six months ended June 30, 2023 and 2024 were RMB 9,740 and RMB1,322. The dissolution of subsidiaries and branches does not represent a strategic shift, but rather an ordinary course of business. Subsidiaries and branches are set up to provide employee management services to cater to customers’ evolving needs and localization preferences and are dissolved when contracts end.

F-97

13. BUSINESS COMBINATION

2024 Acquisitions

On January 4, 2024, the Group acquired Ankang Jiren Human Resources Service Co., Ltd., Hetian Tiankun Landing Human Resources Service Co., Ltd. and Shangluo Hesheng Human Resources Co., Ltd. with total cash consideration of RMB 12,575, fully paid in 2024. The companies mentioned above were engaged in labor dispatch services.

The following table summarizes the purchase price allocation for the 2024 acquisition:

	Ankang Jiren Human Resources Service Co., Ltd.	Hetian Tiankun Landing Human Resources Service Co., Ltd.	Shangluo Hesheng Human Resources Co., Ltd.	2024 Acquisitions
	2024	2024	2024	2024
	RMB	RMB	RMB	RMB
Purchase consideration	3,048	3,107	6,419	12,574
Less:
Cash	257	615	2,068	2,940
Accounts receivable	2,149	1,510	2,187	5,846
Prepayments and other current assets	11,530	670	8,039	20,239
Property and equipment, net	-	-	3	3
Accounts payable	(2,588)	10	(2,789)	(5,367)
Other liabilities	(8,300)	302	(3,089)	(11,087)
Goodwill	-	-	-	-

The purchase price allocation for the acquisitions was based on a valuation determined by the Group with the assistance of an independent third-party valuation firm. No goodwill is recognized as the consideration is based on the net assets and no purchase price allocation for the acquisitions were determined.

The operating results of the acquired companies were included in the consolidated statement of comprehensive loss from the acquisition date. Pro forma results of operations were not presented because the effect of the acquisition was not material to the Group’s consolidated financial statements.

14. SUBSEQUENT EVENTS

All subsequent events requiring recognition as of June 30, 2024 have been incorporated into these consolidated financial statements and there are no other significant subsequent events that require disclosure in accordance with ASC 855, Subsequent Events.

15. COMMITMENT AND CONTINGENCIES

Contingencies

From time to time, we may become involved in claims, investigations and proceedings in the ordinary course of business. As of the date that the consolidated financial statements are issued, the Group reviews its regulatory inquiries and other legal proceedings on an ongoing basis, evaluates whether potential regulatory fines or losses from proceedings are probable and make estimates of the loss if probable. As of June 30, 2024, the Group believes that none of these matters, individually or in combination had a material effect on its business, assets or operations and there was no accrual for such matters.

F-98

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of

Youlife Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Youlife Group Inc. (the “Company”) and its subsidiaries (collectively, the “Group”) as of June 30, 2024, the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the period from April 2, 2024(inception) to June 30, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Group as of June 30, 2024, and the results of its operations and its cash flows for the period from April 2, 2024(inception) to June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC
We have served as the Company’s auditor since 2023.
Singapore
November 13, 2024

F-99

YOULIFE GROUP INC.

CONSOLIDATED BALANCE SHEET

(In U.S. dollars, except for share and per share data, or otherwise noted)

As of June 30,2024
LIABILITIES
Current liabilities
Amounts due to a related party	$33,112.81
Total liabilities	$33,112.81

DEFICIT
Ordinary share (par value of US$0.0001 per share; 500,000,000 shares authorized; 100 share issued and outstanding as of June 30, 2024)	-
Accumulated deficit	$(33,112.81)
Total shareholder’s deficit	$(33,112.81)

The accompanying notes are an integral part of these consolidated financial statements.

F-100

YOULIFE GROUP INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period from April 2, 2024 (inception) through June 30,2024
Operating expenses
Formation costs	$(8,112.81)
Listing fees	$(25,000.00)
Total operating expenses	$(33,112.81)

Net loss	$(33,112.81)

Weighted average number of share outstanding, basic and diluted	100
Basic and diluted net loss per ordinary share	$(331.13)

The accompanying notes are an integral part of these consolidated financial statements.

F-101

YOULIFE GROUP INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares		Accumulated	Total shareholder’s
	Shares	Amount	deficit	deficit
Balance as of April 2, 2024 (inception)	-	-	$-	$-
Issuance of ordinary shares	100	$-	-	-
Net loss	-	-	(33,112.81)	(33,112.81)
Balance as of June 30, 2024	100	$-	$(33,112.81)	$(33,112.81)

The accompanying notes are an integral part of these consolidated financial statements.

F-102

YOULIFE GROUP INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period from April 2, 2024 (inception) through June 30,2024
Cash Flows from Operating Activities
Net loss	$(33,112.81)
Changes in operating assets and liabilities:
Amounts due to a related party	33,112.81
Net cash used in operating activities	$-

Net change in cash	-
Cash, beginning of the period	-
Cash, end of the period	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-103

YOULIFE GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, except for share and per share data, or otherwise noted)

1. Description of Organization and Business Operations

Youlife Group Inc. (the “Company”) was incorporated as a Cayman Islands exempted company on April 2, 2024. The Company was formed for the purpose of effecting a merger between Distoken Acquisition Corporation (“Distoken”) and Youlife International Holdings Inc.,(“Youlife”) and certain other affiliated entities through a series of transactions (the “Business Combination”) and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the business combination agreement. As a result of the Business Combination, Distoken and Youlife will each become wholly-owned subsidiaries of the Company, and the Company Class A Ordinary Shares and the Company warrants will be listed on Nasdaq.

2. Summary of significant accounting policies

(a) Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Company. Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below. The Company has selected December 31 as its fiscal year end.

(b) Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company have been eliminated upon consolidation. All intercompany transactions and balances among the Company have been eliminated upon consolidation.

(c) Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d) Fair value measurement

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

3. Related party transactions

For the period from April 2, 2024 (inception) through June 30, 2024, the Company’s related party, Youlife International Holdings Inc., an affiliate company, made several payments on behalf of the Group. The payments were non-interest bearing and had no due date. Youlife International Holdings Inc. paid offering costs of US$25,000 and foundation fees of US$ 8,112.81 for the Group as of June 30, 2024.

4. Ordinary shares

The authorized number of ordinary shares of the Company is 500,000,000 shares with par value of US$0.0001 each. As of June 30, 2024, the Company had issued one hundred ordinary share.

5. Subsequent events

The Company has evaluated subsequent events through November 13 2024, the date of issuance of the consolidated financial statements and does not identify any other subsequent events with material financial impact on the Company’s consolidated financial statements.

F-104

Annex A-1

BUSINESS COMBINATION AGREEMENT

by and among

DISTOKEN ACQUISITION CORPORATION,
as Purchaser,

XIAOSEN SPONSOR LLC,

as Sponsor,

YOULIFE GROUP INC.,

as Pubco,

YOULIFE I LIMITED,

as First Merger Sub,

YOULIFE II LIMITED,

as Second Merger Sub,

and

YOULIFE INTERNATIONAL HOLDINGS INC.,
as the Company

Dated as of May 17, 2024

A-1

TABLE OF CONTENTS

ARTICLE I MERGERS		2
1.1	The Mergers.	2
1.2	Effective Time.	2
1.3	Effect of the Mergers.	3
1.4	Organizational Documents of Surviving Company.	3
1.5	Directors, Officers and Registered Office Provider.	3
ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES		4
2.1	Conversion of Company Securities and First Merger Sub Ordinary Shares.	4
2.2	Conversion of Issued Securities of Purchaser and Second Merger Sub Ordinary Shares.	5
2.3	No Liability.	6
2.4	Taking of Necessary Action; Further Action.	6
2.5	Surrender of Company Securities and Disbursement of Company Share Consideration.	6
2.6	[Reserved.]	6
2.7	Fractional Shares.	6
2.8	Certain Adjustments.	7
2.9	Dissenters’ Rights.	7
ARTICLE III CLOSING		7
3.1	Closing.	7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		8
4.1	Organization and Standing.	8
4.2	Authorization; Binding Agreement.	8
4.3	Governmental Approvals.	8
4.4	Non-Contravention.	9
4.5	Capitalization.	9
4.6	SEC Filings; Purchaser Financials; Internal Controls.	10
4.7	Absence of Certain Changes.	11
4.8	Compliance with Laws.	12
4.9	Actions; Orders; Permits.	12
4.10	Taxes and Returns.	12
4.11	Employees and Employee Benefit Plans.	13
4.12	Properties.	13
4.13	Material Contracts.	13
4.14	Transactions with Affiliates.	13
4.15	Investment Company Act.	14
4.16	Finders, Brokers, and Advisors.	14
4.17	Certain Business Practices.	14
4.18	Insurance.	14
4.19	Independent Investigation.	14
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB		15
5.1	Organization and Standing.	15
5.2	Authorization; Binding Agreement.	15
5.3	Governmental Approvals.	15
5.4	Non-Contravention.	16
5.5	Capitalization.	16
5.6	Activities of Pubco, First Merger Sub and Second Merger Sub.	16
5.7	Finders and Brokers.	16
5.8	Investment Company Act.	16
5.9	Information Supplied.	17
5.10	Independent Investigation.	17

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17
6.1	Organization and Standing.	17
6.2	Authorization; Binding Agreement.	18
6.3	Capitalization.	18
6.4	Subsidiaries.	19
6.5	Governmental Approvals.	19
6.6	Non-Contravention.	19
6.7	Financial Statements.	20
6.8	Absence of Certain Changes.	21
6.9	Compliance with Laws.	21
6.10	Company Permits.	21
6.11	Litigation.	21
6.12	Material Contracts.	21
6.13	Intellectual Property.	23
6.14	Taxes and Returns.	25
6.15	Real Property.	25
6.16	Personal Property.	26
6.17	Title to and Sufficiency of Assets.	26
6.18	Employee Matters.	26
6.19	Benefit Plans.	27
6.20	Environmental Matters.	28
6.21	Transactions with Related Persons.	29
6.22	Insurance.	29
6.23	Top Customers; Top Vendors.	30
6.24	Certain Business Practices.	30
6.25	Investment Company Act.	30
6.26	Finders and Brokers.	31
6.27	Information Supplied.	31
6.28	Independent Investigation.	31
ARTICLE VII COVENANTS		31
7.1	Access and Information.	31
7.2	Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub.	32
7.3	Conduct of Business of Purchaser.	34
7.4	Annual and Interim Financial Statements.	36
7.5	Purchaser Public Filings.	36
7.6	No Solicitation.	37
7.7	No Trading.	37
7.8	Notification of Certain Matters.	38
7.9	Efforts.	38
7.10	Further Assurances.	39
7.11	The Registration Statement.	40
7.12	Public Announcements.	42
7.13	Confidential Information.	42
7.14	Post-Closing Board of Directors and Executive Officers.	43
7.15	Indemnification of Directors and Officers; Tail Insurance.	43
7.16	Trust Account Proceeds.	44
7.17	PIPE Investment.	44
7.18	Tax Matters.	44
7.19	Employees’ Compensation Insurance.	44
ARTICLE VIII NO SURVIVAL		44
8.1	No Survival.	44
ARTICLE IX CLOSING CONDITIONS		45
9.1	Conditions to Each Party’s Obligations.	45
9.2	Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub	45
9.3	Conditions to Obligations of Purchaser.	47
9.4	Frustration of Conditions.	48

ii

ARTICLE X TERMINATION AND EXPENSES		48
10.1	Termination.	48
10.2	Effect of Termination.	49
10.3	Fees and Expenses.	49
ARTICLE XI WAIVERS AND RELEASES		50
11.1	Waiver of Claims Against Trust.	50
ARTICLE XII MISCELLANEOUS		51
12.1	Notices.	51
12.2	Binding Effect; Assignment.	52
12.3	Third Parties.	52
12.4	[Reserved].	52
12.5	Governing Law; Jurisdiction.	52
12.6	WAIVER OF JURY TRIAL.	53
12.7	Specific Performance.	53
12.8	Severability.	53
12.9	Amendment.	53
12.10	Waiver.	53
12.11	Entire Agreement.	53
12.12	Interpretation.	54
12.13	Counterparts.	54
12.14	No Recourse.	54
12.15	Legal Representation.	55
ARTICLE XIII DEFINITIONS		55
13.1	Certain Definitions.	55
13.2	Section References.	64

INDEX OF ANNEXES AND EXHIBITS

Exhibit Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Support Agreement
Exhibit C	Form of Non-Competition Agreement

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of May 17, 2024 by and among: (i) Distoken Acquisition Corporation, a Cayman Islands exempted company with incorporation number 363925 (the “Purchaser”), (ii) Xiaosen Sponsor LLC, a Cayman Islands limited liability company with registration number 3127, for the limited purpose of certain undertakings hereunder (the “Sponsor”), (iii) Youlife Group Inc., a Cayman Islands exempted company with registration number 408752 (“Pubco”), (iv) Youlife I Limited, a Cayman Islands exempted company with registration number 408168 and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (v) Youlife II Limited, a Cayman Islands exempted company with registration number 408169 and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and (vi) Youlife International Holdings Inc., a Cayman Islands exempted company with registration number 348890 (the “Company”). Purchaser, Sponsor, Pubco, First Merger Sub, Second Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Purchaser is a blank check company incorporated to acquire one or more operating businesses through a business combination transaction;

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is owned entirely by the Company, and each of First Merger Sub and Second Merger Sub is a newly incorporated Cayman Islands exempted company wholly owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being cancelled and exchanged for the right to receive shares of Pubco (the Company, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “Surviving Company”); (b) one (1) Business Day following, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Purchaser being converted into the right to receive securities of Pubco (Purchaser, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) (the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law; and (c) the Aggregate Merger Consideration Amount (as defined below) of the Transactions shall be $700,000,000;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Sellers have entered into (a) a Lock-Up Agreement with Pubco, Purchaser and the Company, the form of which is attached as Exhibit A hereto (each, a “Seller Lock-Up Agreement”), which will become effective as of the Closing; (b) a Support Agreement with the Company and Purchaser, the form of which is attached as Exhibit B hereto (the “Support Agreement”); and each holder of Founder Shares (as defined below) has entered into a Lock-Up Agreement with Pubco, Purchaser and the Company, the form of which is attached as Exhibit A hereto (each, a “Founder Lock-Up Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Sellers have entered into non-competition and non-solicitation agreements in favor of Pubco, Purchaser and the Company, the form of which is attached as Exhibit C hereto (each, a “Non-Competition Agreement”), which will become effective as of the Closing;

WHEREAS, the boards of directors or similar governing bodies of each of Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies and shareholders (as applicable), and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and in accordance with, as applicable, the Cayman Companies Act (as defined herein); and

WHEREAS, certain capitalized terms used herein are defined in ARTICLE XIII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGERS

1.1            The Mergers.

(a)            Upon the terms and subject to the conditions set forth in ARTICLE IX, and in accordance with the Cayman Companies Act, on the Business Day prior to the Second Merger Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) in the First Merger and as a direct, wholly-owned subsidiary of Pubco pursuant to the provisions of the Cayman Companies Act.

(b)            Upon the terms and subject to the conditions set forth in ARTICLE IX, and in accordance with the Cayman Companies Act, at the Second Merger Effective Time and one Business Day following the First Merger, Second Merger Sub shall be merged with and into Purchaser. As a result of the Second Merger, the separate corporate existence of the Second Merger Sub shall cease and Purchaser shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) in the Second Merger and as a direct, wholly-owned subsidiary of Pubco pursuant to the provisions of the Cayman Companies Act.

1.2            Effective Time. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing):

(a)            Pubco, First Merger Sub and the Company shall cause the First Merger to be consummated by executing a plan of merger (the “First Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the First Merger Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of the Company and First Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the First Merger pursuant to the Cayman Companies Act with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided in the applicable provisions of the Cayman Companies Act (the “First Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the First Merger effective hereinafter. The First Merger shall become effective at the time when the First Merger Plan of Merger is registered by the Cayman Registrar or such later time as Company and First Merger Sub may agree and specify in the First Merger Plan of Merger pursuant to the Cayman Companies Act but in any event no later than the second (2nd) Business Day after the date of such registration (such effective time being the “First Merger Effective Time”); and

(b)            on the Business Day following the First Merger Effective Time, Pubco, Second Merger Sub and Purchaser shall cause the Second Merger to be consummated by executing a plan of merger (the “Second Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Second Merger Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of Purchaser and Second Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the Second Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in the applicable provisions of the Cayman Companies Act (the “Second Merger Documents” and together with the First Merger Documents, the “Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the Second Merger effective hereinafter. The Second Merger shall become effective at the time when the Second Merger Plan of Merger is registered with the Cayman Registrar or such later time as Company and Second Merger Sub may agree and specify in the Second Merger Plan of Merger pursuant to the Cayman Companies Act but in any event no later than the second (2nd) Business Day after the date of such registration (such effective time being the “Second Merger Effective Time”).

2

1.3            Effect of the Mergers.

(a)            On the First Merger Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Company and First Merger Sub shall immediately vest in the Surviving Company, (ii) all Company Securities issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled in exchange for the right to receive shares of Pubco, as provided in Section 2.1, (iii) all First Merger Sub Ordinary Share(s) issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled in exchange for the right to receive the same class and number of shares of the Surviving Company, (iv) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Company and First Merger Sub shall vest in and become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Company, and (v) the separate corporate existence of First Merger Sub shall cease.

(b)            At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of Purchaser and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all Purchaser Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled in exchange for the right to receive Pubco Class A Ordinary Shares, as provided in Section 2.2, (iii) all outstanding Purchaser Warrants shall be converted into Pubco Warrants, as provided in Section 2.2; (iv) all outstanding Purchaser Rights shall be converted into such number of Pubco Class A Ordinary Shares as provided in Section 2.2; (v) all Second Merger Sub Ordinary Share(s) issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled in exchange for the right to receive the same class and number of shares of the Surviving Entity; (vi) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of Purchaser and Second Merger Sub shall vest in and become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (vii) the separate corporate existence of Second Merger Sub shall cease.

1.4            Organizational Documents of Surviving Company.

(a)            At the First Merger Effective Time, the memorandum and articles of association of the Surviving Company shall be amended and restated (the “Surviving Company Charter”), in substantially the form of the memorandum and articles of association of First Merger Sub, as in effect immediately prior to the First Merger Effective Time; provided, that at the First Merger Effective Time, references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company.

(b)            At the Second Merger Effective Time, (i) the memorandum and articles of association of the Surviving Entity shall be amended and restated (the “Surviving Entity Charter”), in substantially the form of the memorandum and articles of association of Second Merger Sub, as in effect immediately prior to the Second Merger Effective Time; provided, that at the Second Merger Effective Time, references therein to the name of the Surviving Entity shall be amended to be such name as reasonably determined by Purchaser, in addition, Purchaser confirms that, at or prior to Closing, the shareholders of Purchaser will have approved the amendment and restatement of the memorandum and articles of association referenced in the immediately preceding sentence; and (ii) the Pubco Charter, as in effect immediately prior to the Second Merger Effective Time, shall be amended and restated in its entirety to be in the form of the Amended Pubco Charter.

1.5            Directors, Officers and Registered Office Provider.

(a)            At the First Merger Effective Time, the board of directors and executive officers of the Surviving Company shall be such directors and officers as appointed by the Company as set out in the First Merger Plan of Merger, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

3

(b)            At the Second Merger Effective Time, the board of directors and executive officers of the Surviving Entity shall be such directors and officers as appointed by the Company or Pubco as set out in the Second Merger Plan of Merger, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Entity Charter until their respective successors are duly elected or appointed and qualified.

(c)            At the Second Merger Effective Time, the client of record of the registered office provider of the Surviving Entity shall be such named individual or individuals as nominated by the Company or Pubco, and Purchaser shall have provided the registered office provider of the Surviving Entity with written instructions to recognize the authority of the new client(s) of record of the Surviving Entity on and from the Second Merger Effective Time.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

2.1            Conversion of Company Securities and First Merger Sub Ordinary Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any of the following securities:

(a)            Company Securities. Each Company Security that is issued and outstanding immediately prior to the First Merger Effective Time, other than the Company Founder Shares, shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in accordance with Section 1.3 (a)(which consideration shall hereinafter be referred to as the “Company Class A Share Consideration”). All of the Company Securities exchanged for the right to receive Pubco Class A Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate (if any) of the Company previously representing any Company Securities so cancelled shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares into which such Company Securities shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(b)            First Merger Sub Ordinary Shares. Each First Merger Sub Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be cancelled and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $1.00 per share, of the Surviving Company.

(c)            Company Founder Shares. Each Company Founder Share that is issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive such number of Pubco Class B Ordinary Shares (which, for the avoidance of doubt, shall entitle each holder thereof to twenty (20) votes for each Pubco Class B Ordinary Share held by such holder) equal to the Exchange Ratio in accordance with Section 1.3(a) (which consideration shall hereinafter be referred to as the “Company Class B Share Consideration”, and together with the Company Class A Share Consideration, the “Company Share Consideration”). All of the Company Founder Shares converted into the right to receive Pubco Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate (if any) of the Company previously representing any Company Founder Shares so cancelled shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class B Ordinary Shares into which such Company Founder Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(d)            Pubco Ordinary Shares held by the Company. At the First Merger Effective Time and immediately following the issuance of one or more Pubco Ordinary Shares comprising the Company Share Consideration, the Company shall surrender the Pubco Ordinary Shares that were issued and outstanding immediately prior to the First Merger Effective Time for no consideration to Pubco and all such Pubco Ordinary Shares shall be cancelled by Pubco.

4

2.2            Conversion of Issued Securities of Purchaser and Second Merger Sub Ordinary Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any of the following securities:

(a)            Purchaser Ordinary Share. At the Second Merger Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Sections 2.2(d), 2.2(e) and 2.9 below) immediately prior to the Second Merger Effective Time shall be canceled by virtue of the Second Merger in exchange for the right to receive one Pubco Class A Ordinary Share (such consideration, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of Purchaser shall be updated promptly at the Second Merger Effective Time to reflect such cancellation, and each holder of a share certificate (if any) of Purchaser previously representing any such Purchaser Ordinary Shares so cancelled shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.

(b)            Purchaser Warrants. At the Second Merger Effective Time, each outstanding Purchaser Public Warrant shall be converted into the right to receive one Pubco Public Warrant, and each outstanding Purchaser Private Warrant shall be converted into the right to receive one Pubco Private Warrant. At the Second Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Class A Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Second Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(c)            Purchaser Rights. At the Second Merger Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into such number of Pubco Class A Ordinary Shares equal to the number of Purchaser Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with the Purchaser Charter and the IPO Prospectus into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Second Merger Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Class A Ordinary Shares in accordance with Section 2.2(a) above. At the Second Merger Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Second Merger Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Class A Ordinary Shares as set forth herein.

(d)            Cancellation of Shares Owned by Purchaser. At the Second Merger Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e)            Redeemed Shares. Each Purchaser Ordinary Share for which a holder has validly exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor, except for cash in accordance with the Purchaser Charter and the IPO Prospectus.

(f)            Second Merger Sub Ordinary Shares. Each Second Merger Sub Ordinary Share issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled in exchange for one validly issued, fully paid and nonassessable share, par value $1.00 per share, of the Surviving Entity.

5

(g)            Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h)            Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(i)            Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.2; provided, however, that the Surviving Entity may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Entity with respect to the certificates alleged to have been lost, stolen or destroyed.

2.3            No Liability. Notwithstanding anything to the contrary in this ARTICLE II, none of the Surviving Company, Surviving Entity, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.4            Taking of Necessary Action; Further Action. If, at any time after the Second Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser, the Company, First Merger Sub and Second Merger Sub, the officers and directors of Purchaser, the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.5            Surrender of Company Securities and Disbursement of Company Share Consideration.

(a)            At the First Merger Effective Time, Pubco shall cause the Company Share Consideration to be issued and delivered to the Sellers as converted from their Company Securities in accordance with Section 2.1.

(b)            At the First Merger Effective Time, the Sellers will deliver to Pubco their respective Company Securities, including any certificates representing such Company Securities (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Sellers may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as Pubco may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Securities represented by such Company Certificate alleged to have been lost, stolen or destroyed.

2.6            [Reserved.]

2.7            Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

6

2.8            Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Second Merger Effective Time, any change in the outstanding securities of Purchaser, the Company or Pubco shall occur (other than the issuance of additional securities of Purchaser, the Company or Pubco as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser, the Company or Pubco to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.9            Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Purchaser Ordinary Shares that are outstanding immediately prior to the Second Merger Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such Purchaser Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Purchaser Dissenting Shares” and the holders of such Purchaser Dissenting Shares being the “Purchaser Dissenting Shareholders”) shall be cancelled and cease to exist at the Second Merger Effective Time and shall thereafter represent only the right to be paid the fair value of such Purchaser Dissenting Shares and such other rights pursuant to Section 238 of the Cayman Companies Act and shall not be converted into, and such Purchaser Dissenting Shareholders shall have no right to receive, the applicable Pubco Class A Ordinary Shares, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. Purchaser Ordinary Shares owned by any shareholder of Purchaser who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall be cancelled and converted into, and to have become exchangeable for, as of the Second Merger Effective Time, the right to receive the applicable Pubco Class A Ordinary Shares pursuant to Section 2.2, without any interest thereon. Prior to the Closing, Purchaser shall give the Company prompt notice of any demands for dissenters’ rights received by Purchaser and any withdrawals of such demands. If any shareholder of Purchaser gives to Purchaser, before the Required Shareholder Approval is obtained at the Purchaser Shareholder Meeting, written objection to the Second Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act (i) Purchaser shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Second Merger (the “Authorization Notice”) to each such shareholder of Purchaser who has made a Written Objection, and (ii) Purchaser and the Company may, but are not obliged to, delay the commencement of the Closing and the filing of the Second Merger Documents with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3.

ARTICLE III
CLOSING

3.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, or by electronic exchange of documents and signatures, on the third (3rd) Business Day after all the conditions to the Closing set forth in this Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at 10:00 a.m. local time, or at such other date, time or place as Purchaser, Pubco and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

7

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and accepted by Pubco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR no later than 5:30 p.m. (Eastern Time) on the day immediately before the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1            Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and is a blank check special purpose acquisition company incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more operating businesses or entities through a business combination transaction. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of the Purchaser Charter, as currently in effect. Purchaser is not in violation of any provision of the Purchaser Charter.

4.2            Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Second Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Second Merger, and the other Purchaser Shareholder Approval Matters in accordance with the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3            Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would individually or in the aggregate, have a Material Adverse Effect on Purchaser.

8

4.4            Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser Charter, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5          Capitalization.

(a)            The authorized share capital of Purchaser is $22,100, divided into 220,000,000 Purchaser Ordinary Shares and 1,000,000 Purchaser Preference Shares. As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser Preference Shares. All outstanding shares of Purchaser Securities (i) are duly authorized, validly issued as fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the Cayman Islands, the Purchaser Charter or any Contract to which Purchaser is a party and (ii) except as set forth on Schedule 4.5(b), are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Securities). None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)            Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c)            Except as set forth in in Schedule 4.5(c), as of the date hereof, Purchaser does not have any Indebtedness and no Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

9

(d)            Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6           SEC Filings; Purchaser Financials; Internal Controls.

(a)            Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, to the extent publicly available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC or (B) Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors (clauses (A) and (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Shares, the Purchaser Public Warrants and the Purchaser Public Rights are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)            Except for the SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

10

(c)            Except for the SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred and does not have any Liabilities or obligations (whether determined, contingent or otherwise) that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s incorporation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(d)            Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Purchaser’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. As of December 31, 2023, such disclosure controls and procedures were not effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(e)            Except as set forth on Schedule 4.6(e), Purchaser maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Purchaser maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Purchaser has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Purchaser to Purchaser’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Purchaser to record, process, summarize and report financial data. Purchaser has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Purchaser.

(f)            There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser and Purchaser has not taken any action prohibited by Section 402 of SOX.

(g)            Except as set forth on Schedule 4.6(g), since December 31, 2023, neither Purchaser (including any employee thereof) nor Purchaser’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Purchaser, (ii) any fraud, whether or not material, that involves Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Purchaser or (iii) any claim or allegation regarding any of the foregoing.

(h)            Except as set forth on Schedule 4.6(h), there are no outstanding SEC comments from the SEC with respect to the SEC Reports and to the knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

4.7            Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since December 31, 2023, not been subject to a Material Adverse Effect, and (c) not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.3.

11

4.8            Compliance with Laws. Purchaser has since its incorporation been in compliance with all Laws applicable to it and the conduct of its business in all material respects. Since its incorporation date, (a) Purchaser has not been subjected to, or received written notice alleging any material violation of applicable Law respect by Purchaser or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, and (b) Purchaser is not and has not been in material conflict with, or in material default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound.

4.9            Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser or any property or asset of Purchaser is subject which would or would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10         Taxes and Returns.

(a)            Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes that are shown as due on such filed Tax Returns and all other material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. To the Knowledge of Purchaser, there are no claims, assessments, audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. To the Knowledge of Purchaser, there are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)            Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)            Purchaser is not a party to, is not bound by and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

(d)            Purchaser has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and, to Purchaser’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e)            Purchaser does not have any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between Purchaser, on the one hand, and any Tax authority, on the other hand.

12

(f)            Purchaser has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)            Neither the Internal Revenue Service nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against Purchaser any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(h)            There are no Tax Liens upon any assets of Purchaser except for Permitted Liens.

(i)            Purchaser has not received written notice of any claim from a Tax authority in a jurisdiction in which Purchaser does not file Tax Returns stating that Purchaser is or may be subject to Tax in such jurisdiction.

(j)            Purchaser, after consultation with its tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

4.11        Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12        Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13        Material Contracts.

(a)            Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser or any of its Affiliates, or restricts in any material respect the ability of Purchaser or any of its Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)            With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14            Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share as of the date hereof, on the other hand.

13

4.15            Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16            Finders, Brokers, and Advisors. Except as set forth on Schedule 4.16, no broker, finder, advisor, capital provider, or investment banker is entitled to payment of any Expenses from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Without limiting the foregoing, Purchaser is not obligated to pay the Finder Fee to IBS in respect of the transactions contemplated by this Agreement.

4.17        Certain Business Practices.

(a)            Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)            The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)            None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18            Insurance. As of the date hereof, Purchaser has not purchased any insurance relating to Purchaser or its business, properties, assets, directors, officers and employees.

4.19            Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco, First Merger Sub and Second Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, Pubco, First Merger Sub and Second Merger Sub for the Registration Statement; and (b) none of the Company and its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

14

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB

Pubco, First Merger Sub and Second Merger Sub represent and warrant to Purchaser, as of the date hereof and as of the Closing, as follows:

5.1            Organization and Standing. Each of Pubco, First Merger Sub and Second Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, First Merger Sub and Second Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco, First Merger Sub and Second Merger Sub have heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco, First Merger Sub and Second Merger Sub, each as currently in effect. None of Pubco, First Merger Sub or Second Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2            Authorization; Binding Agreement. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Merger Documents, the Surviving Company Charter, the Surviving Entity Charter and the Amended Pubco Charter, as required by the Cayman Companies Act for completion of the Mergers) have been duly and validly authorized by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco, First Merger Sub or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party or to consummate the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Merger Documents, the Surviving Company Charter, the Surviving Entity Charter and the Amended Pubco Charter, as required by the Cayman Companies Act for completion of the Mergers). This Agreement has been, and each Ancillary Document to which Pubco, First Merger Sub or Second Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3            Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco, First Merger Sub or Second Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the filings required in connection with the Mergers and the filing of the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

15

5.4            Non-Contravention. The execution and delivery by Pubco, First Merger Sub and Second Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Pubco.

5.5            Capitalization. As of the date hereof, (i) Pubco is authorized to issue (A) 400,000,000 Pubco Class A Ordinary Shares, of which 100 Pubco Class A Ordinary Shares are issued and outstanding, and owned by the Company, and (B) 100,000,000 Pubco Class B Ordinary Shares, of which no Pubco Class B Ordinary Shares are issued and outstanding (ii) First Merger Sub is authorized to issue 50,000 ordinary shares of First Merger Sub, of which 100 shares are issued and outstanding and owned by Pubco, and (iii) Second Merger Sub is authorized to issue a maximum of 50,000 ordinary shares of Second Merger Sub, of which 100 ordinary shares are issued and outstanding and owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than First Merger Sub and Second Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6            Activities of Pubco, First Merger Sub and Second Merger Sub. Since their formation or incorporation (as applicable), Pubco, First Merger Sub and Second Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of First Merger Sub and Second Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco, First Merger Sub and Second Merger Sub are not party to or bound by any Contract.

5.7            Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, First Merger Sub or Second Merger Sub.

5.8            Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

16

5.9            Information Supplied. None of the information specifically supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information specifically supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, First Merger Sub or Second Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

5.10            Independent Investigation. Each of Pubco, First Merger Sub and Second Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco, First Merger Sub and Second Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or Purchaser for the Registration Statement; and (b) none of the Company, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to, and accepted by, Purchaser on the date hereof (the “Company Disclosure Schedules”), each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:

6.1            Organization and Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

17

6.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Merger Documents and the Surviving Company Charter, as required by the Cayman Companies Act for completion of the First Merger), (a) have been duly and validly authorized by the board of directors and/or shareholders of the Company (if applicable) in accordance with the Company’s Organizational Documents, the Cayman Companies Act and any other applicable Law and (b) other than the approval by the Company Shareholders, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of appropriate merger documents as required by the Cayman Companies Act). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3           Capitalization.

(a)            The Company’s share capital is $50,000 consisting of 500,000,000 shares divided into 342,005,679 Company Ordinary Shares, 4,048,108 Company Series A Preferred Shares, 29,634,070 Company Series B Preferred Shares, 3,333,333 Company Series B+ Preferred Shares, 59,713,921 Company Series C Preferred Shares, and 61,264,889 Company Series C+ Preferred Shares. The issued and outstanding capital shares of the Company consists of 184,762,207 Company Ordinary Shares, 4,048,108 Company Series A Preferred Shares, 29,634,070 Company Series B Preferred Shares, 3,333,333 Company Series B+ Preferred Shares, 59,713,921 Company Series C Preferred Shares, and 61,264,889 Company Series C+ Preferred Shares. Except as set forth on Schedule 6.3(a), all outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof. After giving effect to the First Merger, Pubco shall own all of the issued and outstanding equity interests of the Surviving Company free and clear of any Liens other than those imposed under the Surviving Company Charter and applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)            As of the date hereof, except as set forth on Schedule 6.3(b), no Target Company has, and no Target Company has had since its formation, any stock option or other equity incentive plans. There are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), to the knowledge of the Company, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

18

(c)            Except as disclosed in the Company Financials or as set forth on Schedule 6.3(c), since January 1, 2023, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4            Subsidiaries. Schedule 6.4 sets forth the corporate structure chart specifying all Subsidiaries of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, and (b) the record holders of its shares or equity interests thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid (except for those entities whose registered capital are not yet due for payment as of the date hereof) and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). The Company has provided to Purchaser accurate and complete copies of the share registers and documents of title to all issued shares of each Target Company. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Except as set forth in Schedule 6.4, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own, directly or indirectly, any equity interests of, or otherwise Control, any Person, nor is any Target Company a participant in any joint venture, partnership or similar arrangement. Except as set forth in Schedule 6.4, and except for those entities whose registered capital are not yet due for payment as of the date hereof, there are no outstanding contractual obligations of a Target Company to make any loan or capital contribution to any other Person.

6.5            Governmental Approvals. Except as otherwise described on Schedule 6.5, to the knowledge of the Company, as the date hereof, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement or otherwise in accordance with the Cayman Companies Act, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6            Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

19

6.7           Financial Statements.

(a)            As used herein, the term “Company Financials” means the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022 and December 31, 2023, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (x) were prepared based upon the books and records of the Target Companies as of the times and for the periods referred to therein, (y) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (z) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, except as otherwise noted therein and subject to recurring adjustments normally made at year-end, including accounting for the Company’s preferred stock, warrants, and share-based awards.

(b)            Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. For the past two (2) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)            Except as and to the extent set forth in the Company Financials, the Target Companies do not have any Indebtedness of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business of the Target Companies and each Target Company, as applicable, since December 31, 2023, (ii) obligations for future performance under any contract to which any Target Company is a party or (iii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to the Target Companies taken as a whole. Except as disclosed on Schedule 6.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)            Except as set forth in the Company Financials, no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)            All financial projections with respect to the Target Companies are prepared in good faith, subject to assumptions specified therein.

20

6.8            Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since December 31, 2022, the Target Companies, taken as a whole: (a) have conducted their business in all material respects in the ordinary course of business consistent with past practice, (b) have not been subject to a Material Adverse Effect and (c) have not taken any action or committed or agreed to take any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.2.

6.9            Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, for the past two (2) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws in all material respects by which it is or any of its properties, assets, employee, businesses or operations are or were bound or affected.

6.10            Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties, except for those Permits the failure of which to be obtained, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole (collectively, the “Company Permits”). Schedule 6.10 sets forth a complete and accurate list of Company Permits held by the Target Companies. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened in writing. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

6.11            Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature involving an amount claimed against any Target Company that exceeds $1,000,000 which is currently pending or, to the Company’s Knowledge, threatened, to be made for the past two (2) years, nor, to the Company’s Knowledge, is there any reasonable basis for any such Action to be made; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority for the past two (2) years, in either case of (a) or (b) by or against any Target Company, its business, equity securities or assets. For the past two (2) years, to the knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12        Material Contracts.

(a)            Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser true, correct and complete copies of each Contract (subject to redactions only to the extent necessary to avoid disclosure of any confidential and proprietary information of the Target Companies) currently in effect to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)            contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)            relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

21

(iii)            involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)            evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000, other than those incurred in the ordinary course of business of the Target Companies to or on behalf of customers or any ordinary course transactions that are settled on a daily basis;

(v)            involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)            relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets, in each case in excess of $250,000;

(vii)            by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $3,000,000 in the aggregate;

(viii)            involves payment by the Target Companies in excess of $500,000 annually and is with any of the top five (5) suppliers of the Target Companies ranked by dollar volume of payment by the Target Companies;

(ix)            obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the First Merger Effective Time in excess of $250,000;

(x)            is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than employment, consulting service, non-competition and non-solicitation, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business), including all severance and indemnification agreements, or any Related Person;

(xi)            obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xii)            relates to a settlement of any Action for an amount greater than $500,000 entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations); or

(xiii)            provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney other than in the ordinary course of business.

22

(b)            Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in material breach or default in any material respect, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of termination by any party to any such Company Material Contract to terminate such Company Material Contract or materially amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

6.13         Intellectual Property.

(a)            Schedule 6.13(a) sets forth: as of December 31, 2023, (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and domain name registrations owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates (if applicable). Schedule 6.13(a) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ main businesses as currently conducted (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally (collectively, “Off-the-Shelf Software”) and (ii) licenses, sublicenses and other agreements or permissions for any Target Company to use Intellectual Property owned by any third party specified in commercial agreements (including supply agreements) entered into in the ordinary course of business of the Target Companies., which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) all Company Registered IP, and where applicable, all assignments have been duly recorded with any governmental agencies or other Intellectual Property offices reflecting the correct ownership of such Company Registered IP in the applicable Target Company name(s). Except as set forth on Schedule 6.13(a), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

(b)            Except as set forth on Schedule 6.13(b), to the Knowledge of the Company, each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, and such Target Company is not in material breach or material default thereunder in any material respect by any Target Company thereunder. Except as set forth on Schedule 6.13(b), to the Knowledge of the Company, all registrations for material Copyrights, Patents, Trademarks and domain names that are owned by any Target Company are valid and in force, with all applicable maintenance and renewal fees having been paid.

23

(c)            To the Company’s Knowledge, no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies for the Target Companies’ main businesses as currently conducted, except for (i) any Action relating to applications for Intellectual Property in the ordinary course of ex parte prosecution of such applications, and (ii) the adverse result or conclusion of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Target Companies. During the past two (2) years, no Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, and such occurrence has not resulted in damages in excess of $10,000 per occurrence. There are no Orders to which any Target Company is a party, or is otherwise materially affected thereby, that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the knowledge of the Company, no Target Company is currently infringing, or has, in the past two (2) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by a Target Company, or, to the Knowledge of the Company, in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, is misappropriating or is otherwise violating any Intellectual Property owned by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(d)            All employees and independent contractors of a Target Company who develop or have developed material Intellectual Property for such Target Company have assigned to the Target Company such material Intellectual Property arising from the services performed for a Target Company by such Persons. To the knowledge of the Company. no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of templates of written Contracts used by the Target Companies under which employees and independent contractors assigned the material Intellectual Property developed for a Target Company to a Target Company. Each Target Company has taken commercially reasonable security measures for the purpose of protecting the secrecy and confidentiality of the material Company IP, and no Target Company is aware of any material breach or violation of any such measures by any Persons.

(e)            To the Knowledge of the Company, during the past two (2) years, no Person has obtained unauthorized access in any material respect to third party personal information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data regarding individuals or their personal information that are protected by applicable data privacy Law. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines.

(f)            To the knowledge of the Company, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of (i) any Contract providing for the license granted by a Target Company to a third party for material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

24

6.14            Taxes and Returns. Except as set forth on Schedule 6.14:

(a)            Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)            To the Knowledge of the Company, there is no current pending or threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)            There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)            There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)            No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside the ordinary course of business.

(f)            No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor, or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(g)            No Target Company is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(h)            No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15            Real Property. Schedule 6.15 contains a complete and accurate list of all premises leased or subleased by a Target Company as of March 31, 2024 for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease, as of March 31, 2024. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). Except as set forth on Schedule 6.15, to the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies, taken as a whole. No Target Company owns any interest in real property (other than the leasehold interests in the Company Real Property Leases).

25

6.16            Personal Property. Each item of Personal Property which is currently owned by a Target Company with a book value or fair market value of greater than $50,000 is in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.17            Title to and Sufficiency of Assets. Except as set forth on Schedule 6.17, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, (except, in each case, as such enforcement may be limited by the Enforceability Exceptions) free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Company Financials and (d) Liens set forth on Schedule 6.17, except for where the failure to have such good title or valid leasehold interests would not be material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as they now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.18         Employee Matters.

(a)            Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims) where the amount in controversy is in excess of $100,000, if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer of a Target Company has, to the knowledge of the Company, provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company. Additionally, none of the ten (10) highest-paid Company Employees or officers of a Target Company has, to the Knowledge of the Company, given oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)            Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all material applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former Company Employee, any Person alleging to be a current or former Company Employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

26

(c)            Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all Company Employees which hold the position of director or above of the Target Companies showing for each as of such date the Company Employee’s name, job title or description, and department. Except as set forth on Schedule 6.18(c), the Target Companies have paid in full to all their Company Employees all wages, salaries, commission, bonuses and other compensation due to their Company Employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments due for payment to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.18(c), each Company Employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of template of which has been made available to Purchaser by the Company.

(d)            Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 6.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. For the purpose of this section, “independent contractors” means the individuals who are currently engaged by any Target Company to provide services and who are not full-time employees of any Target Company.

6.19        Benefit Plans.

(a)            No Target Company maintains any Foreign Plan (each, a “Company Benefit Plan”). No Target Company has within the past ten (10) years maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)            With respect to each material Company Benefit Plan which covers any current or former officer, director, individual consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications in the past five (5) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c)            Except as set forth on Schedule 6.19(c), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to any Target Company is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been timely made, and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

27

(d)            To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e)            The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f)            Except to the extent required by applicable Law, no Target Company provides health, life insurance or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20         Environmental Matters. Except as set forth in Schedule 6.20:

(a)            Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b)            No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c)            No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)            No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

(e)            To the Knowledge of the Company, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

28

6.21            Transactions with Related Persons. Except (i) as set forth on Schedule 6.21, (ii) any Company Benefit Plan or any stock option or other equity incentive plans as set forth on Schedule 6.3(b), (iii) the employment relationships and the payment of compensation, benefits and expense reimbursements and (iv) advances in the ordinary course of business, no Target Company nor any officer, director, manager, employee of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer or director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than three percent (3%) of the outstanding voting power or economic interest of a publicly traded company) in each case, other than any Ancillary Document. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or material commitment to any Related Person.

6.22         Insurance.

(a)            Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the knowledge of the Company, except as would not be expected to result in a Material Adverse Effect on the Target Companies taken as a whole, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. For the past two (2) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)            Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company for the past two (2) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

29

6.23            Top Customers; Top Vendors. Schedule 6.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2023 and (b) the period from January 1, 2024 through the date hereof, the five (5) largest customers of the Target Companies (the “Top Customers”) and the five (5) largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has canceled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Vendor or Top Customer.

6.24         Certain Business Practices.

(a)            Since its formation no Target Company, nor to the knowledge of the Company any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since its formation no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)            Since its formation the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)            No Target Company or, , any of their respective directors, officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Côte d’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii). No Target Company or any of their respective directors, officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC (currently, the Balkans, Belarus, Burma, Côte d’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

6.25            Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

30

6.26            Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27            Information Supplied. None of the information specifically supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information specifically supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

6.28            Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco, First Merger Sub and Second Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco, First Merger Sub or Second Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, First Merger Sub or Second Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, First Merger Sub or Second Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

ARTICLE VII
COVENANTS

7.1            Access and Information.

(a)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco, First Merger Sub and Second Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco, First Merger Sub and Second Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco, First Merger Sub or Second Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco, First Merger Sub and Second Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco First Merger Sub or Second Merger Sub.

31

(b)            During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, First Merger Sub or Second Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company, Pubco, First Merger Sub and Second Merger Sub or their respective Representatives may reasonably request regarding Purchaser and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco, First Merger Sub, and Second Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser.

7.2            Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub.

(a)            Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 7.2, or as required by applicable Law, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco, First Merger Sub and Second Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective current managers, directors, officers and key employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)            Without limiting the generality of Section 7.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document (including in connection with any PIPE Investment), as set forth on the Company Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco, First Merger Sub or Second Merger Sub shall, and each shall cause its Subsidiaries to not:

(i)            terminate, amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, provided that the increase to share capital of any Target Company in the ordinary course of business consistent with past practice shall not require the consent of Purchaser;

(iii)            sub-divide, consolidate, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities provided that any intra-group transfer of equity interests or securities of the Target Companies shall not require the consent of Purchaser;

32

(iv)            incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,500,000 individually or $7,500,000 in the aggregate, make a loan or advance to any third party (other than advancement of expenses to employees or payments to suppliers in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,500,000 individually or $7,500,000 in the aggregate;

(v)            increase the wages, salaries or compensation of its executives other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employees, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current officer, manager, director, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)            make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP;

(vii)            transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)            terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)              fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)              establish any Subsidiary or enter into any new line of business;

(xi)              fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)             revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS or GAAP and after consulting with such Party’s outside auditors;

(xiii)            waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Target Companies, Pubco, First Merger Sub or Second Merger Sub) not in excess of $1,000,000 individually or $2,000,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xiv)            except as described on Schedule 7.2, close or materially reduce its activities, or effect any material personnel reduction or change, at any of its facilities;

(xv)             acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, except for transactions in the ordinary course of business;

33

(xvi)            make any capital expenditures in excess of $1,500,000 (individually for any project (or set of related projects) or $7,500,000 in the aggregate;

(xvii)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)             enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi)            take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or any Governmental Authority (if required) to be obtained in connection with this Agreement;

(xxii)            materially accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)          enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)          authorize or agree to do any of the foregoing actions.

7.3            Conduct of Business of Purchaser.

(a)            Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 7.3, or as required by applicable Law, Purchaser shall, (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its initial Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)            Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document (including as contemplated by any PIPE Investment) or as set forth on Schedule 7.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i)                amend, waive or otherwise change, in any respect, its Organizational Documents;

34

(ii)               authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)              sub-divide, consolidate, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)            incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness, Liability (directly, contingently or otherwise), fees or expenses in excess of $10,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v)            make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)            amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii)            terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)              establish any Subsidiary or enter into any new line of business;

(x)              fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)              revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s outside auditors;

(xii)            waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)            make any capital expenditures for any project (or set of related projects) (excluding for the avoidance of doubt, incurring any Expenses in accordance with the terms of this Agreement);

35

(xv)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)            voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding the incurrence of any Expenses) in excess of $10,000 individually or $100,000 in the aggregate, other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii)           sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)          enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)            take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)             authorize or agree to do any of the foregoing actions.

7.4            Annual and Interim Financial Statements. During the Interim Period, within sixty (60) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from January 1, 2024 through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the chief financial officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with IFRS or GAAP, subject to year-end audit adjustments and excluding footnotes. In the event the Target Companies generate any unaudited consolidated income statement and unaudited consolidated balance sheet of the Target Companies between any three-month quarterly period, the Company shall deliver to Purchaser such unaudited consolidated income statement and unaudited consolidated balance sheet of the Target Companies for such intra-quarter period in accordance with the preceding sentence of this Section 7.4. From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

7.5            Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Class A Ordinary Shares and the Pubco Warrants, and (ii) cooperate with the Company to cause the Pubco Class A Ordinary Shares and the Pubco Warrants to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.

36

7.6            No Solicitation.

(a)            For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in potentially making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, First Merger Sub and Second Merger Sub and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) for the sale of (x) all or any material part of the consolidated assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests in the Company or other Target Companies, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, initial public offering or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b)            During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or its or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly proposed to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal, other than confidentiality or similar agreements, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)            Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Company Shareholder) of (i) any boda fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or which could reasonably be expected to result in an Acquisition Proposal, and (ii) any request or non-public information relating to such Party or its Affiliates (or with respect to any Company Shareholder, any Target Company), specifying, in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal.

7.7            No Trading. The Company, Pubco, First Merger Sub and Second Merger Sub each acknowledges and agrees that it is aware, and that each other Target Company has been made aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, First Merger Sub and Second Merger Sub each hereby agree that, while it is in possession of any material nonpublic information of Purchaser, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to any securities of Purchaser, in each case in violation of the Federal Securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company, or cause or encourage any third party to do any of the foregoing.

37

7.8            Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in ARTICLE IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action with respect to the consummation of the transactions contemplated by this Agreement against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or its Affiliates. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9           Efforts.

(a)            Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with Purchaser and the Company bearing the costs and expenses thereof in equal portions, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

38

(c)            As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)            With respect to Pubco, during the Interim Period, the Company, Pubco, First Merger Sub and Second Merger Sub shall use commercially reasonable efforts to cause Pubco to maintain its status as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and through the Closing.

7.10            Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

39

7.11         The Registration Statement.

(a)            As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the shareholders, rightholders and warrantholders of the Company and Purchaser, which Registration Statement will also contain a proxy statement of Purchaser (as amended, and supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser’s shareholders for the matters to be acted upon at the Purchaser Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser Charter and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser’s shareholders to vote, at a general meeting (whether annual or extraordinary) of Purchaser to be called and held for such purpose (the “Purchaser Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement, (B) the Second Merger and the approval and adoption of the Second Merger Plan of Merger and the Transactions (including, to the extent required, the issuance of the Company Share Consideration), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser Charter, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (C) the adoption and approval of a new equity incentive plan of Pubco (the “Equity Incentive Plan”), which will be in form and substance reasonably acceptable to the Company and Purchaser and which will provide that the total pool of awards under such Equity Incentive Plan will be a number of Pubco Class A Ordinary Shares equal to ten percent (10%) of the aggregate number of Pubco Class A Ordinary Shares issued and outstanding immediately after the Closing and shall include a customary evergreen provision, (D) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 7.14 hereof, (E) to the extent required by the Federal Securities Laws, the Cayman Companies Act or otherwise under the Laws of the Cayman Islands, the adoption of the Amended Pubco Charter, and (F) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (F), collectively, the “Purchaser Shareholder Approval Matters”), and (G) the adjournment of the Purchaser Shareholder Meeting, if and as mutually agreed by the Company and Purchaser.

(b)            Pubco, Purchaser and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, (iv) to keep the Registration Statement effective as long as is necessary to consummate the Mergers, and (v) to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Shareholder Meeting and the Redemption. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Purchaser or Pubco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Each of Purchaser and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, provided, however, that neither Purchaser nor the Company shall use any such information for any purposes other than those contemplated by this Agreement. All documents that Purchaser, Pubco and the Company are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

40

(c)            Each of Purchaser and the Company represents to the other party that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Purchaser, (iii) the time of the Purchaser Shareholder Meeting, and (iv) the Second Merger Effective Time. If, at any time prior to the Second Merger Effective Time, any event or circumstance relating to Purchaser (with respect to Purchaser), or relating to the Company, Pubco, First Merger Sub or Second Merger Sub (with respect to the Company), or their respective officers or directors, should be discovered by Purchaser or the Company (as applicable) which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Purchaser or the Company (as applicable) shall promptly inform the other. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and, subject to Section 7.11(b), Purchaser and Pubco shall file with the SEC and disseminate to Purchaser’s shareholders the Registration Statement, as so amended or supplemented, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser Charter.

(d)            Purchaser, Pubco and the Company each will advise the other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Shareholder Meeting and the Redemption promptly after the receipt of such comments.

(e)            As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Purchaser Shareholder Meeting in accordance with the Purchaser Charter and the Cayman Companies Act as promptly as practicable thereafter and for a date no later than thirty (30) days following the effectiveness of the Registration Statement. Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Purchaser Shareholder Approval Matters. If on the date for which the Purchaser Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Shareholder Meeting for up to 30 days in the aggregate upon the good faith determination by the board of directors of Purchaser that such postponement or adjournment is necessary to solicit additional proxies and votes to obtain approval of the Purchaser Shareholder Approval Matters or otherwise take actions consistent with Purchaser’s obligations pursuant to Section 7.9, or for such additional periods of time that may be mutually agreed upon between Purchaser and the Company. Purchaser shall use its best efforts to obtain the approval of the Purchaser Shareholder Approval Matters, including by soliciting from its shareholders proxies as promptly as possible in favor of the Purchaser Shareholder Approval Matters, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

41

7.12         Public Announcements.

(a)            The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, unless otherwise prohibited by applicable Law or the rules or regulations of Nasdaq, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)            As promptly as practicable after the execution of this Agreement (but in any event no later than 5:30 p.m. (Eastern Time) on the day immediately after the date of this Agreement), the Parties shall mutually agree upon and issue a press release announcing the execution of this Agreement (the “Signing Press Release”) and Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have approved prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby. Furthermore, nothing contained in this Section 7.12 shall prevent Purchaser or the Company or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.12.

7.13         Confidential Information.

(a)            The Company, Pubco, First Merger Sub and Second Merger Sub agree that during the Interim Period and, in the event this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, First Merger Sub, Second Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or a Representative thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws.

42

(b)            Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c)            The Company and Purchaser agree that the Confidentiality Agreement entered into by the Company and Purchaser as of January 10, 2024 shall be terminated on the date of this Agreement and be superseded by this Section 7.13 and the terms of this Agreement.

7.14         Post-Closing Board of Directors and Executive Officers.

(a)            The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals designated by the Company prior to the Closing and shall include such number of independent directors to the effect that the Post-Closing Pubco Board composition will be compliant with Nasdaq and SEC rules. At or prior to the Closing, Pubco will provide each director on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b)            The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

7.15         Indemnification of Directors and Officers; Tail Insurance.

(a)            The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, First Merger Sub, Second Merger Sub and Purchaser (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the applicable Party or Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Merger Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 7.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

43

(b)            For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Second Merger Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Second Merger Effective Time for events occurring prior to the Second Merger Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium currently payable by Purchaser for such insurance policies. If obtained, Pubco and Purchaser shall, for a period of six (6) years after the Second Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

7.16            Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in ARTICLE IX and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (a) shall cause any documents, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay as and when due all amounts payable to former shareholders of Purchaser pursuant to the Redemptions. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account any proceeds received by Pubco or Purchaser from any PIPE Investments and payments for the Redemption, shall be used to pay (i) the aggregate unpaid Expenses of Purchaser, provided that the amount of such aggregate unpaid Expenses of Purchaser shall not exceed $10,000,000 (the amount of any such excess shall be paid by Sponsor pursuant to Section 10.3(b)), and (ii) the Company’s unpaid Expenses that are directly related to the Transaction. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

7.17            PIPE Investment. Notwithstanding anything to the contrary contained herein, during the Interim Period, Purchaser, with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco, to purchase shares of Purchaser or Pubco in connection with a private placement and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). If either Purchaser or the Company elects to seek a PIPE Investment, the other Party shall, and shall cause its Representatives to, use their respective commercially reasonable efforts to cooperate with each other and their respective Representatives in connection with such PIPE Investment and to cause such PIPE Investment to occur (including having their senior management participate in any investor meetings and roadshows as reasonably requested).

7.18            Tax Matters. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Mergers are intended to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”). Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not qualify under Section 351 of the Code.

7.19            Employees’ Compensation Insurance. The Company shall cause Youlife Technology to take out an employees’ compensation insurance policy in compliance with the Employees’ Compensation Ordinance (Cap. 282 of the Laws of Hong Kong) (the “ECO”) to cover its liabilities under the ECO and at common law for injuries at work in respect of all of its employees, as soon as reasonably practicable and in any event by no later than thirty (30) days after the date hereof.

ARTICLE VIII
NO SURVIVAL

8.1            No Survival. All representations and warranties of the Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall terminate as of the Closing Date, and no Party nor any of its Affiliates or any Representatives shall thereafter have any direct or indirect or other Liability with respect to any Action for breach of any representation or warranty made or given by or on behalf of such Party. All covenants, obligations and agreements of the Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall continue until fully performed in accordance with their terms.

44

ARTICLE IX
CLOSING CONDITIONS

9.1            Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)            Required Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Shareholder Meeting in accordance with the Purchaser Charter, the Cayman Companies Act and otherwise under the Laws of the Cayman Islands, other applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)            Requisite Regulatory Approvals. All Consents set forth on Schedule 9.1(b) shall have been obtained or made.

(c)            No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d)            Net Tangible Assets. Upon the Closing, after giving effect to the Redemption and any PIPE Investment that has been funded prior to or at the Closing, Purchaser shall have net tangible assets of at least $5,000,001.

(e)            Amended Pubco Charter. At or prior to the Closing, the shareholder(s) of Pubco shall have adopted the Amended Pubco Charter which shall be in a form prepared by the Company and reasonably acceptable to Purchaser.

(f)            Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g)            Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing with effect from the Closing consistent with the requirements of Section 7.14.

(h)             Nasdaq Listing Requirements. The Pubco Class A Ordinary Shares and Pubco Warrants contemplated to be listed pursuant to this Agreement shall have been approved for listing on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

9.2            Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, First Merger Sub and Second Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto, other than the representations and warranties set forth in Section 4.5, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser, and (iii) the representations and warranties of Purchaser set forth in Section 4.5 shall be true and correct except for de minimis inaccuracies on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date.

45

(b)            Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)            No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d)            Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds from any PIPE Investment (but excluding proceeds from any PIPE Investment sourced and closed by the Company), at least equal to the aggregate Expenses of Purchaser.

(e)            Closing Deliveries.

(i)            Director Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by a director of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to Purchaser.

(ii)            Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser Charter as in effect as of the Closing Date, (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii)            Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of incorporation and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)            Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in the form to be mutually agreed by Purchaser and the Company (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

(v)            Founder Lock-up Agreement. Each of the Founder Lock-up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi)            Seller Registration Rights Agreement. Sellers shall have received from Pubco a registration rights agreement covering the Pubco Class A Ordinary Shares received by the Sellers, in the form to be mutually agreed by Purchaser and the Company (the “Seller Registration Rights Agreement”), duly executed by Pubco.

(f)            Maximum Purchaser Expenses. The aggregate unpaid Expenses of Purchaser shall not exceed $10,000,000, or alternatively, Sponsor shall have paid in full all unpaid Expenses of Purchaser in excess of $10,000,000.

46

9.3            Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 9.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, First Merger Sub or Second Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

(b)            Agreements and Covenants. The Company, Pubco, First Merger Sub and Second Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)            No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d)            Certain Ancillary Documents. The Non-Competition Agreement and each Seller Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.

(e)            Closing Deliveries.

(i)            Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco, First Merger Sub and Second Merger Sub, as applicable.

(ii)            Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the First Merger Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii)            Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco, First Merger Sub and Second Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s, First Merger Sub’s and Second Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

47

(iv)            Founder Registration Rights Agreement Amendment. Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

(f)            Asset Transfer. Purchaser shall have received evidence reasonably acceptable to Purchaser that all assets listed on Schedule 9.3(f) previously held by affiliates or other Related Persons have been transferred to the Company.

(g)            Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 9.3(g) involving any of the Target Companies and/or the Seller or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(h)            Non-Competition Agreements. Purchaser shall have received Non-Competition Agreements from the Significant Company Holders, duly executed by each such Significant Company Holder and the Company.

(i)            Lock-Up Agreements. Purchaser shall have received a Lock-Up Agreement for each Significant Company Holder, duly executed by such Significant Company Holder.

(j)            Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser (“Employment Agreements”), between each of the persons set forth in Schedule 9.3(j) hereto and the applicable Target Company or Pubco, each such Employment Agreement duly executed by the parties thereto.

9.4            Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Pubco, First Merger Sub or Second Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X
TERMINATION AND EXPENSES

10.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            by mutual written consent of Purchaser and the Company;

(b)            by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE IX have not been satisfied or waived by December 31, 2024 (as may be extended pursuant to the next proviso, the “Outside Date”); provided, that if Purchaser seeks and receives an Extension, either Purchaser or the Company shall have the right by providing written notice thereof to the Company or Purchaser (as applicable) to extend the Outside Date by an additional period equal to the shorter of (A) three additional months and (B) the period ending on the last day by which Purchaser must consummate its initial Business Combination pursuant to such Extension; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco, First Merger Sub or Second Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was a material and proximate cause of, or materially and proximately resulted in, the failure of the Closing to occur on or before the Outside Date.

(c)            by written notice by either Purchaser or the Company to the other Parties if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Seller, Pubco, First Merger Sub, or Second Merger Sub) to comply with any provision of this Agreement has been a material cause of, or materially resulted in, such action by such Governmental Authority;

48

(d)            by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, First Merger Sub or Second Merger Sub is in material uncured breach of this Agreement;

(e)            by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, First Merger Sub or Second Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time Purchaser is in material uncured breach of this Agreement; or

(f)            by written notice by either Purchaser or the Company to the other if the Purchaser Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholder Approval was not obtained; provided that the right to terminate this Agreement under this Section 10.1(f) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Shareholder Approval.

10.2            Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 7.13, this Section 10.2, Section 10.3, Section 11.1, ARTICLE XII, and any definitions to the foregoing under ARTICLE XIII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1).

10.3            Fees and Expenses.

(a)            Subject to Section 10.3(b) and except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby prior to or at the Closing shall be paid by (i) Pubco, provided that the Closing has occurred in accordance with this Agreement, or (ii) by the Party incurring such Expenses, if this Agreement has been terminated in accordance with Section 10.1. As used in this Agreement, “Expenses” shall include all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters directly related to the consummation of this Agreement, all of which shall be supported with formal bills or invoices setting out in reasonable details the scope of services that have been provided if such Expenses of Purchaser shall be borne by Pubco. With respect to Purchaser, Expenses shall also include (w) any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses, (x) any and all Indebtedness of Purchaser (including any loans owed by Purchaser to Sponsor for Expenses), (y) any and all expenses in relation to the Redemption, and (z) any other administrative costs and expenses incurred by or on behalf of Purchaser.

(b)            Sponsor shall pay (i) all unpaid Expenses of Purchaser in excess of $10,000,000 and (ii) the Finder Fee (if any) and shall indemnify and hold harmless Purchaser and Pubco with respect to any such unpaid amounts described in clauses (i) and (ii) of this Section 10.3(b).

49

ARTICLE XI
WAIVERS AND RELEASES

11.1            Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Class A Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within 15 months after the closing of the IPO (provided such date may be extended by an additional six (6) months), subject to further extension by amendment to the Purchaser Charter, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, First Merger Sub, Second Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, First Merger Sub and Second Merger, or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, First Merger Sub and Second Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to Purchaser’s public shareholders) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Purchaser or any other person (other than Public Shareholders with respect to funds released from the Trust Account pursuant to the Redemption), in each case for (i) legal relief against monies or other assets of Purchaser held outside of the Trust Account (and any assets that have been purchased or acquired with any such funds other than distributions therefrom to its public shareholders); (ii) specific performance or other equitable relief in connection with the Transactions, provided that (x) such claim is permitted pursuant to Section 12.7 and (y) the Company shall not be entitled to seek specific performance to enforce the release or other distribution of funds from the Trust Account; such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, First Merger Sub and Second Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates commences an Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason.

50

ARTICLE XII
MISCELLANEOUS

12.1            Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Distoken Acquisition Corporation
Unit 1006, Block C, Jinshangjun Park
No. 2 Xiaoba Road, Panlong District
Kunming, Yunnan, China
Attn: Zhang Jian, Chief Executive Officer
Telephone No.: +86 871 63624579
E-mail: zhangjian@distoken.net

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
U.S.A.
Attn: Richard I. Anslow, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail: ranslow@egsllp.com

If to the Sponsor, to:

Xiaosen Sponsor LLC
Unit 1006, Block C, Jinshangjun Park
No. 2 Xiaoba Road, Panlong District
Kunming, Yunnan, China
Attn: Zhang Jian, Manager
Telephone No.: +86 133 1154 0008
Email: zhangjian@distoken.net

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
U.S.A.
Attn: Richard I. Anslow, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail: ranslow@egsllp.com

If to the Company at or prior to the Closing, to:

Youlife International Holdings Inc.
Unit C431, Changjiang Software Park
180 South Changjiang Road
Baoshan District, Shanghai, China
Attn: Gou Xiaolin
Telephone No.: +86 13822262173
E-mail: gouxiaolin@youlanw.com

with a copy (which will not constitute notice) to:

DLA Piper UK LLP
20th Floor, South Tower, Beijing Kerry Center
1 Guanghua Road
Chaoyang District, Beijing, China
Attn: Yang Ge, Esq.
           James Chang, Esq.
Telephone No.: +86 10 8520 0600
Facsimile No.: +86 10 8520 0700
Email: yang.ge@dlapiper.com
            james.chang@dlapiper.com

If to Pubco, First Merger Sub or Second Merger Sub at or prior to the Closing, to:

c/o Youlife International Holdings Inc.

Unit C431, Changjiang Software Park
180 South Changjiang Road
Baoshan District, Shanghai, China
Attn: Gou Xiaolin
Telephone No.: +86 13822262173
E-mail: gouxiaolin@youlanw.com

with a copy (which will not constitute notice) to:

DLA Piper UK LLP
20th Floor, South Tower, Beijing Kerry Center
1 Guanghua Road
Chaoyang District, Beijing, China
Attn: Yang Ge, Esq.
James Chang, Esq.
Telephone No.: +86 10 8520 0600
Facsimile No.: +86 10 8520 0700
Email: yang.ge@dlapiper.com
james.chang@dlapiper.com

51

If to Pubco, Purchaser, or the Company after the Closing, to:

Youlife International Holdings Inc.
Unit C431, Changjiang Software Park
180 South Changjiang Road
Baoshan District, Shanghai, China
Attn: Gou Xiaolin
Telephone No.: +86 13822262173
E-mail: gouxiaolin@youlanw.com

with a copy (which will not constitute notice) to:

DLA Piper UK LLP
20th Floor, South Tower, Beijing Kerry Center
1 Guanghua Road
Chaoyang District, Beijing, China
Attn: Yang Ge, Esq.
           James Chang, Esq.
Telephone No.: +86 10 8520 0600
Facsimile No.: +86 10 8520 0700
Email: yang.ge@dlapiper.com
            james.chang@dlapiper.com

12.2            Binding Effect; Assignment. Subject to Section 12.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Sponsor, Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3            Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4            [Reserved].

12.5            Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York. Notwithstanding the foregoing, (i) the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the First Merger and (b) following the First Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of First Merger Sub and the Company in the Surviving Company and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of the Company and the board of directors of First Merger Sub and the internal corporate affairs of the Company, First Merger Sub and the Surviving Company; (c) the Second Merger and (d) following the Second Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Second Merger Sub and Purchaser in the Surviving Entity and (y) the cancellation of the shares, the rights provided in the Cayman Companies Act, the fiduciary or other duties of the board of directors of Purchaser and the board of directors of Second Merger Sub and the internal corporate affairs of Purchaser and Second Merger Sub. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any in any state or federal court located in New York, New York (collectively, the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

52

12.6            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7            Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8            Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9            Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto.

12.10            Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.11            Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

53

12.12            Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified;(i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to Purchaser, its Affiliates or any of their Representatives in-person or by email.

12.13            Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.14            No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

54

12.15            Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, First Merger Sub and Second Merger Sub, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, First Merger Sub and Second Merger Sub, Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XIII
DEFINITIONS

13.1            Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the latest audited Company Financials (if any).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Aggregate Merger Consideration Amount” means $700,000,000.

“Amended Pubco Charter” means an amended and restated memorandum and articles of association of the Pubco in a customary form to be determined by the Company and agreed by Purchaser (which agreement shall not be unreasonably withheld).

“Ancillary Documents” means each agreement, instrument or document including the Seller Lock-Up Agreements, the Non-Competition Agreements, the Support Agreement, the Insider Letter Amendment, the Amended Pubco Charter, the Incentive Plan, the Founder Registration Rights Agreement Amendment, the Seller Registration Rights Agreement, the Employment Agreements, the Merger Documents and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

55

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or the Cayman Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in the foregoing locations are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, First Merger Sub or Second Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, First Merger Sub, Second Merger Sub or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Employees” means any Person, including officers and directors, employed by any Target Company, except for those Persons employed by any Target Company to fulfill the staffing requirements of any Target Company’s customers, including, but not limited to, flexible staffing employees, labor dispatch employees, and business process outsourcing employees.

“Company Founder Shares” means an aggregate of 54,649,139 Company Ordinary Shares held by Youtch Investment Co., Ltd immediately prior to the First Merger Effective Time.

“Company Merger Shares” means a number of Pubco Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration Amount by (ii) the Per Share Price.

“Company Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series B+ Preferred Shares, the Company Series C Preferred Shares, and the Company Series C Preferred Shares.

“Company Series A Preferred Shares” means the series A preferred shares, par value $0.0001 per share, of the Company.

56

“Company Series B Preferred Shares” means the series B preferred shares, par value $0.0001 per share, of the Company.

“Company Series B+ Preferred Shares” means the series B+ preferred shares, par value $0.0001 per share, of the Company.

“Company Series C Preferred Shares” means the series C preferred shares, par value $0.0001 per share, of the Company.

“Company Series C+ Preferred Shares” means the series C+ preferred shares, par value $0.0001 per share, of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

57

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i) the Company Merger Shares as of the First Merger Effective Time by (ii) the number of Company Securities.

“Finder Fee” has the meaning set forth in Section 1(c) of the Business Combination Marketing Agreement, dated February 15, 2023, by and between Purchaser and IBS.

“First Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 per share, of the First Merger Sub.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 15, 2023, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 1,725,000 Purchaser Ordinary Shares which were issued to the initial shareholders of Purchaser in a private placement transaction.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IBS” means I-Bankers Securities, Inc.

“IFRS” means the International Financial Reporting Standards, as amended from time to time.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

58

“Insider Letter” means the letter agreement, dated as of February 15, 2023, by and among Purchaser, Sponsor and certain other parties thereto, as amended from time to time.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of February 13, 2023, and filed with the SEC on February 15, 2023 (File No. 333-248822).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

59

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for the purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in any country or jurisdiction; (ii) changes, conditions or effects that generally affect any industry or geographic area in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed change in the interpretation of any Law (including the Exchange Act or the Securities Act or any rules promulgated thereunder) or in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate, or any regulatory guidance, policies or interpretations of the foregoing; (iv) conditions caused by acts of God, epidemic, pandemics or other outbreak of public health events (including COVID-19), cyberterrorism or terrorism, war (whether or not declared), military action, civil unrest, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfire, or other natural disaster and any other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by such Person or its Subsidiaries as required by this Agreement or any Ancillary Document; (vi) with respect to the Company, any failure in and of itself or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to Purchaser, the consummation and effects of the Redemption in and of itself (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vii) the announcement or the execution of this Agreement or the Ancillary Documents, the pendency or consummation of the Transactions or the performance of this Agreement or the Ancillary Documents (or the obligations hereunder), including the impact thereof on relationships with Governmental Authority, partners, customers, suppliers or employees; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval (provided that Purchaser has not violated its obligations hereunder in connection with obtaining the Required Shareholder Approval) shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to Purchaser (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein).

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended and restated.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

60

“Per Share Price” means $10.00.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Charter” means the memorandum and articles of association of Pubco as of the date hereof.

“Pubco Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Pubco,

“Pubco Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of Pubco under the Amended Pubco Charter. Each holder of Pubco Class B Ordinary Shares shall be entitled to twenty (20) votes for each Pubco Class B Ordinary Share held by such holder as of the applicable record date.

“Pubco Ordinary Shares” means, collectively, the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) of one Pubco Class A Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) of one Pubco Class A Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Securities” means the Pubco Class A Ordinary Shares, the Pubco Warrants and the Pubco Convertible securities, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the amended and restated memorandum and articles of association of Purchaser, in each case, as may be further amended and restated.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include (i) information which is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, Pubco, First Merger Sub, Second Merger Sub any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

61

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 par value per share, of Purchaser.

“Purchaser Private Rights” means the right that was included as part of each Purchaser Private Unit, entitling the Holder thereof to receive one-tenth (1/10) of a Purchaser Ordinary Share upon consummation of Purchaser’s initial business combination.

“Purchaser Private Unit” means a unit issued by Purchaser in a private placement concurrently with the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Private Warrant.

“Purchaser Private Warrant” means one whole warrant that was included as part of each Purchaser Private Unit entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a price of $11.50 per share.

“Purchaser Public Rights” means the right that was included as part of each Purchaser Public Unit, entitling the holder thereof to receive one-tenth (1/10) of a Purchaser Ordinary Share upon consummation of Purchaser’s initial business combination.

“Purchaser Public Share” means a Purchaser Ordinary Share that was included in a Purchaser Public Unit.

“Purchaser Public Unit” means a unit issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a price of $11.50 per share.

“Purchaser Rights” means the Purchaser Private Rights and the Purchaser Public Rights, collectively.

“Purchaser Securities” means the Purchaser Ordinary Shares, the Purchaser Preference Shares, the Purchaser Rights and the Purchaser Warrants, collectively.

“Purchaser Units” means the Purchaser Public Units and the Purchaser Private Units.

“Purchaser Warrants” means the Purchaser Private Warrants and the Purchaser Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

62

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers” means each of the holders of the Company’s capital shares, and a “Seller” means any one of the Sellers.

“Second Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 per share, of the Second Merger Sub.

“Significant Company Holder” means any Company shareholder who (i) is an executive officer or director of the Company or (ii) owns more than ten percent (10%) of the issued and outstanding equity of the Company on a fully-diluted basis.

“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” and “Target Companies” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco. First Merger Sub and Second Merger Sub).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

63

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Class A Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Pubco Class A Ordinary Shares are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 15, 2023, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

13.2            Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	7.6(a)
Agreement	Preamble
Alternative Transaction	7.6(a)
Antitrust Laws	7.9(b)
Authorization Notice	2.9
Business Combination	11.1
Cayman Registrar	1.2(a)
Closing	3.1
Closing Date	3.1
Closing Filing	7.12(b)
Closing Press Release	7.12(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificate	2.5(b)
Company Class A Share Consideration	2.1(a)
Company Class B Share Consideration	2.1(b)
Company Share Consideration	2.1(b)
Company Disclosure Schedules	ARTICLE VI
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
D&O Indemnified Person	7.15(a)
D&O Tail Insurance	7.15(b)
ECO	7.19
EGS	3.1
Employment Agreement	9.3(j)
Equity Incentive Plan	7.11(a)
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Expenses	10.3(a)
Extension	7.3(a)

64

Federal Securities Laws	7.7
First Merger	Recitals
First Merger Documents	1.2(a)
First Merger Effective Time	1.2(a)
First Merger Plan of Merger	1.2(a)
First Merger Sub	Preamble
Founder Lock-up Agreement	Recitals
Founders	Recitals
Founder Registration Rights Agreement Amendment	9.2(d)(iv)
Insider Letter Amendment	Recitals
Intended Tax Treatment	7.18
Interim Period	7.1(a)
Lost Certificate Affidavit	2.5(b)
Merger Documents	1.2(b)
Mergers	Recitals
Merger Sub	Preamble
Non-Recourse Parties	12.14
OFAC	4.17(c)
Off-the-Shelf Software	6.13(a)
Outside Date	10.1(b)
Party(ies)	Preamble
PIPE Investment	7.17
Post-Closing Pubco Board	7.14(a)
Proxy Statement	7.11(a)
Pubco	Preamble
Public Certifications	4.6(a)
Public Shareholders	11.1
Purchaser	Preamble
Purchaser Disclosure Schedules	ARTICLE IV
Purchaser Dissenting Shareholders	2.9
Purchaser Dissenting Shares	2.9
Purchaser Financials	4.6(b)
Purchaser Material Contract	4.13(a)
Purchaser Merger Consideration	2.2(a)
Purchaser Recommendation	4.2
Purchaser Shareholder Approval Matters	7.11(a)
Purchaser Shareholder Meeting	7.11(a)
Redemption	7.11(a)
Registration Statement	7.11(a)
Related Person	6.21
Released Claims	11.1
Required Shareholder Approval	9.1(a)
SEC Reports	4.6(a)
SEC SPAC Accounting Changes	4.6(a)
Second Merger	Recitals
Second Merger Articles of Merger	1.2(b)
Second Merger Documents	1.2(b)
Second Merger Effective Time	1.2(b)

65

Second Merger Plan of Merger	1.2(b)
Second Merger Sub	Preamble
Seller Lock-Up Agreement	Recitals
Seller Registration Rights Agreement	9.2(d)(vi)
Signing Filing	7.12(b)
Signing Press Release	7.12(b)
Specified Courts	12.5
Sponsor	Preamble
Support Agreement	Recitals
Surviving Company	Recitals
Surviving Company Charter	1.4(a)
Surviving Entity	Recitals
Surviving Entity Charter	1.4(b)
Top Customers	6.23
Top Vendors	6.23
Transactions	Recitals
Written Objection	2.9

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

66

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

DISTOKEN ACQUISITION CORPORATION

By:	/s/ Jian Zhang
Name: Jian Zhang Title: Chief Executive Officer

Sponsor:

XIAOSEN SPONSOR LLC

By:	/s/ Jian Zhang
Name: Jian Zhang Title: Manager

[Signature Page to Business Combination Agreement]

Pubco:

YOULIFE GROUP INC.

By:	/s/ WANG Yunlei
Name: WANG Yunlei
Title: Director

First Merger Sub:

YOULIFE I LIMITED

By:	/s/ WANG Yunlei
Name: WANG Yunlei
Title: Director

Second Merger Sub:

YOULIFE II LIMITED

By:	/s/ WANG Yunlei
Name: WANG Yunlei
Title: Director

The Company:

YOULIFE INTERNATIONAL HOLDINGS INC.

By:	/s/ WANG Yunlei
Name: WANG Yunlei
Title:Director

[Signature Page to Business Combination Agreement]

Annex A-2

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of November 13, 2024, by and among (i) Distoken Acquisition Corporation, a Cayman Islands exempted company with incorporation number 363925 (“Purchaser”); (ii) Xiaosen Sponsor LLC, a Cayman Islands limited liability company with registration number 3127 (the “Sponsor”); (iii) Youlife Group Inc., a Cayman Islands exempted company with registration number 408752 (“Pubco”); (iv) Youlife I Limited, a Cayman Islands exempted company with registration number 408168 and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (v) Youlife II Limited, a Cayman Islands exempted company with registration number 408169 and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and (vi) Youlife International Holdings Inc., a Cayman Islands exempted company with registration number 348890 (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, the Sponsor, Pubco, First Merger Sub, Second Merger Sub and the Company have entered into that certain Business Combination Agreement, dated as of May 17, 2024 (the “Original Agreement,” and as amended, including by this First Amendment, the “Business Combination Agreement”);

WHEREAS, Section 12.9 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Purchaser, the Sponsor, Pubco, First Merger Sub, Second Merger Sub and the Company;

WHEREAS, the Parties now desire to amend the Original Agreement to, among other matters, (i) adopt an American depository share facility, (ii) revise the scope and terms of the lock-up provisions, and (iii) clarify certain matters related to the dual-class share structure of Pubco following the Closing, as set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Business Combination Agreement.

(a) The Recitals of the Original Agreement are hereby amended by adding the following:

“WHEREAS, prior to the Closing, parties to certain Seller Lock-Up Agreements dated May 17, 2024 intend to amend and restate such agreements by (i) with respect to Youtch Investment Co., Ltd., entering into the Amended and Restated Lock-Up Agreement in the form attached as Exhibit A-1 hereto (the “Amended Company Founder Lock-Up Agreement”), and (ii) with respect to each Seller (other than Youtch Investment Co., Ltd.) that is a party to a Seller Lock-Up Agreement, entering into the Amended and Restated Lock-Up Agreement in the form attached as Exhibit A-2 hereto (the “Amended Seller Lock-Up Agreement”), which in each case will become effective as of the Closing, to, among other matters, revise the term of the Lock-Up Period (as defined therein);

WHEREAS, prior to the Closing, the parties to the Founder Lock-Up Agreement intend to amend and restate the Founder Lock-Up Agreement by entering into the Amended and Restated Lock-Up Agreement in the form attached as Exhibit A-3 hereto, which will become effective as of the Closing, to among other matters, clarify that the Lock-Up Period (as defined therein) will only apply to the Founder Shares and supersedes the terms of the Insider Letter with respect to the Founder Shares (the “Amended Founder Lock-Up Agreement”)”

A-2-1

(b) Section 1.3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Purchaser and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all Purchaser Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled in exchange for the right to receive Pubco Securities, as provided in Section 2.1, (iii) all outstanding Purchaser Warrants shall be converted into Pubco Warrants, as provided in Section 2.2; (iv) all outstanding Purchaser Rights shall be converted into such number of Pubco Class A Ordinary Shares in the form of Pubco ADSs as provided in Section 2.2; (v) all Second Merger Sub Ordinary Share(s) issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled in exchange for the right to receive the same class and number of shares of the Surviving Entity; (vi) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of Purchaser and Second Merger Sub shall vest in and become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (vii) the separate corporate existence of Second Merger Sub shall cease.”

(c) Article I of the Original Agreement is hereby amended by adding Section 1.6 as follows:

“1.6. Establishment of ADS Facility; Deposit of Pubco Class A Ordinary Shares; Distribution of Pubco ADSs.

(a) Prior to the First Merger Effective Time, the Company shall cause a sponsored American depositary share facility for the Pubco Class A Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to Purchaser (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the Pubco ADSs, including specifically and without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the First Merger Effective Time, in form and substance reasonably acceptable to Purchaser, and (ii) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Pubco ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Registration Statement by the SEC.

(b) Purchaser shall, as promptly as reasonably practicable following Purchaser’s receipt of the final determination of such number from the Trustee (subject to any further reversals of redemptions)), notify the Company and Pubco in writing of the number of the redeemed Purchaser Ordinary Shares. Prior to the First Merger Effective Time, Pubco shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Liens, such number of Pubco Class A Ordinary Shares equal to the aggregate number of Pubco ADSs to be issued pursuant to Section 2.1 and Section 2.2 (such holder, the “ADS Recipients”), and (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Pubco Ordinary Shares representing the aggregate number of such Pubco ADSs to be issued for the benefit of the ADS Recipients in accordance with Section 2.1 and Section 2.2, and (iii) the Depositary Bank shall be authorized to issue and distribute the Pubco ADSs to the ADS Recipients in accordance with this Agreement, the Deposit Agreement and an instruction provided by the Company.

(c) Following the First Merger Effective Time, (i) the Depositary Bank shall distribute the Pubco ADSs to the ADS Recipients in accordance with Section 2.1 and Section 2.2 and the Deposit Agreement; and (ii) Pubco shall distribute Pubco Class A Ordinary Shares to the Sponsor pursuant to Section 2.2(a).

A-2-2

(d) The Pubco ADSs (other than the Pubco ADSs representing those Pubco Class A Ordinary Shares that are Restricted Securities as defined in the Deposit Agreement) shall be accepted into the Depository Trust Company, and each of the ADS Recipients that holds Pubco ADSs shall be entitled to receive a book-entry authorization representing the number of Pubco ADSs that such holder has the right to receive pursuant to this Agreement and the terms of the Pubco Warrant in accordance with the applicable warrant instrument.

(e) The Depositary Bank will hold the Pubco Class A Ordinary Shares from time to time in accordance with the terms of the Deposit Agreement, and holders of Pubco ADSs will have the rights with respect to the Pubco Class A Ordinary Shares underlying the Pubco ADSs they hold that are specified in the Deposit Agreement.

(f) As soon as possible after any Pubco Class A Ordinary Shares held by the Sponsor are registered pursuant to an effective registration statement filed with the SEC or are otherwise not Restricted Securities (as defined in the Deposit Agreement), unless otherwise objected to in writing by the Sponsor, Pubco will cause such Pubco Class A Ordinary Shares to be deposited with the Depository Bank in exchange for Pubco ADSs to be issued by the Depository Bank in accordance with the Deposit Agreement.”

(d) Section 2.1(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Company Securities. Each Company Security that is issued and outstanding immediately prior to the First Merger Effective Time, other than the Company Founder Shares, shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in the form of Pubco ADS in accordance with Section 1.3(a) (which consideration shall hereinafter be referred to as the “Company Class A Share Consideration”). All of the Company Securities exchanged for the right to receive Pubco Class A Ordinary Shares in the form of Pubco ADS shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate (if any) of the Company previously representing any Company Securities so cancelled shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco ADS into which such Company Securities shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.”

(e) Section 2.2(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Purchaser Ordinary Share. At the Second Merger Effective Time, (i) every issued and outstanding Purchaser Ordinary Share (other than those described in Sections 2.2(d), 2.2(e) and 2.9 below) immediately prior to the Second Merger Effective Time shall be canceled by virtue of the Second Merger in exchange for the right to receive one Pubco ADS, and (ii) every Purchaser Ordinary Share beneficially owned by the Sponsor and issued and outstanding immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Class A Ordinary Share (such consideration in clauses (i) and (ii) above, collectively, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of Purchaser shall be updated promptly at the Second Merger Effective Time to reflect such cancellation, and each holder of a share certificate (if any) of Purchaser previously representing any such Purchaser Ordinary Shares so cancelled shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares or the Pubco ADSs into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.”

A-2-3

(f) Section 2.2(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Purchaser Warrants. At the Second Merger Effective Time, each outstanding Purchaser Public Warrant shall be converted into the right to receive one Pubco Public Warrant, and each outstanding Purchaser Private Warrant shall be converted into the right to receive one Pubco Private Warrant. At the Second Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Class A Ordinary Shares in the form of Pubco ADSs in lieu of Purchaser Ordinary Shares. At or prior to the Second Merger Effective Time, Pubco shall (i) take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Ordinary Shares and Pubco ADSs for delivery upon the exercise of such Pubco Warrants, and (ii) enter into an assignment, assumption and amendment agreement to the warrant agreement dated February 15, 2023, by and between Purchaser and Continental Stock Transfer & Trust Company, in form reasonably satisfactory to the Purchaser. From and after the Closing, upon the exercise of any Pubco Warrant, the holder thereof shall receive a Pubco ADS for each share of Pubco Class A Ordinary Share which the holder thereof would otherwise have been entitled to receive thereunder, and upon the exercise of such Pubco Warrant, Pubco will issue and deposit with the Depository Bank an additional Pubco Class A Ordinary Share for each Pubco ADS so issued by the Depository Bank.”

(g) Section 2.2(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Purchaser Rights. At the Second Merger Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into such number of Pubco Class A Ordinary Shares in the form of Pubco ADSs equal to the number of Purchaser Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with the Purchaser Charter and the IPO Prospectus into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Second Merger Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Class A Ordinary Shares in the form of Pubco ADSs in accordance with Section 2.2(a) above. At the Second Merger Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Second Merger Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Class A Ordinary Shares in the form of Pubco ADSs as set forth herein.”

(h) Section 2.7 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.7 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person (or in the form of Pubco ADS to the extent applicable) rounded down in the aggregate to the nearest whole Pubco Ordinary Share.”

A-2-4

(i) Section 7.5 of the Original Agreement is hereby deleted and replaced with the following:

“7.5 Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its best efforts prior to the Closing to maintain the listing of the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco ADSs and the Pubco Warrants, and (ii) cooperate with the Company to cause the Pubco ADSs and the Pubco Warrants to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.”

(j) Section 9.1(h) of the Original Agreement is hereby deleted and replaced with the following:

“(h) Nasdaq Listing Requirements. The Pubco ADSs and Pubco Warrants contemplated to be listed pursuant to this Agreement shall have been approved for listing on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.”

(k) Section 9.2(e)(v) of the Original Agreement is hereby deleted and replaced with the following:

“(v) Founder Lock-up Agreement. The Company and Pubco shall have received a copy of the Amended Founder Lock-up Agreement duly executed by the Sponsor, and the Amended Founder Lock-up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.”

(l) Section 9.3(d) of the Original Agreement is hereby deleted and replaced with the following:

“(d) Certain Ancillary Documents. The Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.”

(m) Section 9.3 (i) of the Original Agreement is hereby deleted and replaced with the following:

“(i) Lock-Up Agreements. Purchaser shall have received the Amended Company Founder Lock-Up Agreement from Youtch Investment Co., Ltd., and an Amended Seller Lock-Up Agreement from (i) each Person (other than Mr. Wang Yunlei) who is an executive officer or director of the Company, and (ii) each Seller. Purchaser shall have received a copy of the Amended Founder Lock-up Agreement duly executed by Pubco and the Company, and the Amended Founder Lock-up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.”

(n) Section 12.1 of the Original Agreement is hereby amended by replacing all references of the following address:

“DLA Piper UK LLP

20th Floor, South Tower, Beijing Kerry Center

1 Guanghua Road

Chaoyang District, Beijing, China

Attn: Yang Ge, Esq.

James Chang, Esq.

Telephone No.: +86 10 8520 0600

Facsimile No.: +86 10 8520 0700

Email: yang.ge@dlapiper.com

james.chang@dlapiper.com”

A-2-5

with the following address:

“Wilson Sonsini Goodrich & Rosati, Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre

No. 2 Jianguomenwai Avenue, Chaoyang District, Beijing, China

Attn: Dan Ouyang, Esq.

K. Ronnie Li, Esq

Telephone No.: (86) 10-6529-8300

Email: douyang@wsgr.com

keli@wsgr.com”

(o) Section 13.1 of the Original Agreement is hereby amended by adding the definition of “Pubco ADS” as follows:

““Pubco ADS” means an American depositary share of Pubco duly and validly issued against the deposit of one (1) underlying Pubco Class A Ordinary Share deposited with the Depositary Bank in accordance with the Deposit Agreement.”“

(p) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Class A Ordinary Shares” and replacing it with the following:

““Pubco Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Pubco under the Amended Pubco Charter. Each holder of Pubco Class A Ordinary Shares shall be entitled to one (1) vote for each Pubco Class A Ordinary Share held by such holder as of the applicable record date. Pubco Class A Ordinary Shares are not convertible into Pubco Class B Ordinary Shares under any circumstances. Each Pubco Class A Ordinary Share (including Pubco Class B Ordinary Shares that are converted into Pubco Class A Ordinary Shares) may be deposited with the Depository Bank in exchange for a Pubco ADS to be issued by the Depository Bank in accordance with the Deposit Agreement.”“

(q) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Class B Ordinary Shares” and replacing it with the following:

““Pubco Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of Pubco under the Amended Pubco Charter. Each holder of Pubco Class B Ordinary Shares shall be entitled to twenty (20) votes for each Pubco Class B Ordinary Share held by such holder as of the applicable record date. Each Pubco Class B Ordinary Share is convertible into one (1) Pubco Class A Ordinary Share at any time by the holder thereof .”“

(r) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Private Warrant” and replacing it with the following:

““Pubco Private Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one (1) Pubco Class A Ordinary Share in the form of one (1) Pubco ADS at a price of $11.50 per share.”“

(s) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Public Warrant” and replacing it with the following:

““Pubco Public Warrant” means one whole warrant that was included as part of each Purchaser Private Unit entitling the holder thereof to purchase one (1) Pubco Class A Ordinary Share in the form of one (1) Pubco ADS at a price of $11.50 per share.”“

(t) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Securities” and replacing it with the following:

““Pubco Securities” means the Pubco Ordinary Shares, the Pubco Warrants and the Pubco ADSs, collectively.”“

A-2-6

(u) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Trading Day” in its entirety.

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10, and 12.12 through 12.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

A-2-7

IN WITNESS WHEREOF, each party hereto has caused this First Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

DISTOKEN ACQUISITION CORPORATION

By:	/s/ Jian Zhang
Name:	Jian Zhang
Title:	Chief Executive Officer

Sponsor:

XIAOSEN SPONSOR LLC

By:	/s/ Jian Zhang
Name:	Jian Zhang
Title:	Manager

{Signature Page to First Amendment to Business Combination Agreement}

A-2-8

IN WITNESS WHEREOF, each party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

Pubco:

YOULIFE GROUP INC.

By:	/s/ Wang Yunlei
Name:	Wang Yunlei
Title:	Director

First Merger Sub:

YOULIFE I LIMITED

By:	/s/ Wang Yunlei
Name:	Wang Yunlei
Title:	Director

Second Merger Sub:

YOULIFE II LIMITED

By:	/s/ Wang Yunlei
Name:	Wang Yunlei
Title:	Director

The Company:

YOULIFE INTERNATIONAL HOLDINGS INC.

By:	/s/ Wang Yunlei
Name:	Wang Yunlei
Title:	Director

{Signature Page to First Amendment to Business Combination Agreement}

A-2-9

Exhibit A-1

Form of Amended Company Founder Lock-Up Agreement

See attachment.

Exhibit A-2

Form of Amended Seller Lock-Up Agreement

See attachment.

Exhibit A-3

Form of Amended Founder Lock-Up Agreement

See attachment.

Annex A-3

SECOND AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Second Amendment (“Second Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of January 17, 2025, by and among (i) Distoken Acquisition Corporation, a Cayman Islands exempted company with incorporation number 363925 (“Purchaser”); (ii) Xiaosen Sponsor LLC, a Cayman Islands limited liability company with registration number 3127 (the “Sponsor”); (iii) Youlife Group Inc., a Cayman Islands exempted company with registration number 408752 (“Pubco”); (iv) Youlife I Limited, a Cayman Islands exempted company with registration number 408168 and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (v) Youlife II Limited, a Cayman Islands exempted company with registration number 408169 and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and (vi) Youlife International Holdings Inc., a Cayman Islands exempted company with registration number 348890 (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, the Sponsor, Pubco, First Merger Sub, Second Merger Sub and the Company have entered into that certain Business Combination Agreement, dated as of May 17, 2024 (as amended on November 13, 2024, the “Original Agreement,” and as further amended, including by this Second Amendment, the “Business Combination Agreement”);

WHEREAS, Section 12.9 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Purchaser, the Sponsor, Pubco, First Merger Sub, Second Merger Sub and the Company; and

WHEREAS, the Parties now desire to amend the Original Agreement to, among other matters, clarify the recipients of Pubco ADSs.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Business Combination Agreement.

(a) Section 1.6(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Following the First Merger Effective Time, (i) the Depositary Bank shall distribute the Pubco ADSs to the ADS Recipients in accordance with Section 2.1 and Section 2.2 and the Deposit Agreement; and (ii) Pubco shall distribute Pubco Class A Ordinary Shares to the Company Shareholders pursuant to Section 2.1(a)(ii) and to the Sponsor pursuant to Section 2.2(a).

(b) Section 2.1(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Company Securities. (i) Each Company Security that is (x) not subject to the Amended Seller Lock-Up Agreement and (y) issued and outstanding immediately prior to the First Merger Effective Time, other than the Company Founder Shares, shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio in the form of Pubco ADS in accordance with Section 1.3(a). (ii) Each Company Security that is (x) subject to the Amended Seller Lock-Up Agreement and (y) issued and outstanding immediately prior to the First Merger Effective Time, other than the Company Founder Shares, shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive such number of Pubco Class A Ordinary Shares in accordance with Section 1.3(a) (which consideration, together with the consideration set forth in Section 2.1(a)(i) shall hereinafter be referred to as the “Company Class A Share Consideration”). All of the Company Securities exchanged for the right to receive Pubco Class A Ordinary Shares (or Pubco Class A Ordinary Shares in the form of Pubco ADS) shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate (if any) of the Company previously representing any Company Securities so cancelled shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares or Pubco ADS, as applicable, into which such Company Securities shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.”

A-3-1

(c) Section 2.2(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Purchaser Rights. At the Second Merger Effective Time, (i) each issued and outstanding Purchaser Right shall be automatically converted into such number of Pubco Class A Ordinary Shares in the form of Pubco ADSs, and (ii) each issued and outstanding Purchaser Right beneficially owned by the Sponsor shall be automatically converted into such number of Pubco Class A Ordinary Shares, in each case of (i) and (ii), equal to the number of Purchaser Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with the Purchaser Charter and the IPO Prospectus into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Second Merger Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Class A Ordinary Shares (or Pubco Class A Ordinary Shares in the form of Pubco ADSs) in accordance with Section 2.2(a) above. At the Second Merger Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Second Merger Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Class A Ordinary Shares (or Pubco Class A Ordinary Shares in the form of Pubco ADSs) as set forth herein.”

2. Miscellaneous. Except as expressly provided in this Second Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10, and 12.12 through 12.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Second Amendment as if all references to the “Agreement” contained therein were instead references to this Second Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

A-3-2

IN WITNESS WHEREOF, each party hereto has caused this Second Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

DISTOKEN ACQUISITION CORPORATION

By:	/s/ Jian Zhang
Name:	Jian Zhang
Title:	Chief Executive Officer

Sponsor:

XIAOSEN SPONSOR LLC

By:	/s/ Jian Zhang
Name:	Jian Zhang
Title:	Manager

[Signature Page to Second Amendment to Business Combination Agreement]

A-3-3

IN WITNESS WHEREOF, each party hereto has caused this Second Amendment to be signed and delivered as of the date first written above.

Pubco:

YOULIFE GROUP INC.

By:	/s/ Wang Yunlei
Name:	Wang Yunlei
Title:	Director

First Merger Sub:

YOULIFE I LIMITED

By:	/s/ Wang Yunlei
Name:	Wang Yunlei
Title:	Director

Second Merger Sub:

YOULIFE II LIMITED

By:	/s/ Wang Yunlei
Name:	Wang Yunlei
Title:	Director

The Company:

YOULIFE INTERNATIONAL HOLDINGS INC.

By:	/s/ Wang Yunlei
Name:	Wang Yunlei
Title:	Director

[Signature Page to Second Amendment to Business Combination Agreement]

A-3-4

Annex B

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [  ] 2025 between Distoken Acquisition Corporation, a Cayman Islands exempted company with registration number 363925 (the “Surviving Company”), and Youlife II Limited, a Cayman Islands exempted company with registration number 408169 (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 17 May 2024 and made between, among others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 220,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each, and the Surviving Company will have 6,429,6921 ordinary shares in issue.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have 100 ordinary shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Second Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	Upon the Effective Date, the authorised share capital of the Surviving Company shall be changed as follows:

9.1	FROM: US$22,100 divided into 220,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001

9.2	TO: US$50,000 divided into 50,000 ordinary shares each of a par value of US$1.00 each

9.3	BY: the cancellation of 1,000,000 preference shares of a par value of US$0.0001 each;

B-1

9.4	BY: the consolidation of 220,000,000 ordinary shares of a par value of US$0.0001 each into 22,000 ordinary shares of a par value of US$1.00 each; and

9.5	BY: the creation of an additional 28,000 ordinary shares of a par value of US$1.00 each.

10	The Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.

11	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

12	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The name and address of the sole director of the surviving company (as defined in the Statute) is: Wang Yunlei of No. 2602, 26th Floor, Unit 2, Building 75, No. 66, Huafeng Road, Jinniu District, Chengdu, China.

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

17	At any time prior to the Effective Date, this Plan of Merger may be:

17.1	terminated by the board of directors of the Surviving Company or the sole director of the Merging Company;

17.2	amended by the board of directors of the Surviving Company and the sole director of the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18	This Plan of Merger may be executed in counterparts.

19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(Signature Page follows)

B-2

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Name:
Distoken Acquisition Corporation	)	Title:	Director

B-3

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Name:
Youlife II Limited	)	Title:	Director

B-4

Annexure 1

Agreement and Plan of Merger

B-5

Annexure 2

Second Amended and Restated Memorandum and Articles of Association of the Surviving Company

B-6

Annex C

THE COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION OF

Youlife Group Inc.
优蓝国际控股集团有限公司

(Adopted by a Special Resolution passed on [*] and effective on [*])

C-1

THE COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Youlife Group Inc.
优蓝国际控股集团有限公司

(Adopted by a Special Resolution passed on [*] and effective on [*])

1.	The name of the Company is Youlife Group Inc. 优蓝国际控股集团有限公司.

2.	The registered office of the Company shall be situated at the office of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands, or at such other place in the Cayman Islands as the directors may at any time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as revised).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27 (2) of the Companies Act (as revised).

5.	Nothing in the preceding paragraphs shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Act (as revised), or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Act (as revised), or to carry on the business of company management without being licensed in that behalf under the Companies Management Act (as revised).

6.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands, but nothing in this paragraph shall be so construed as to prevent the Company effecting and concluding contracts in the Cayman Islands and exercising in the Cayman Islands any of its power necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.

8.	The share capital of the Company is US$50,000 divided into 400,000,000 Class A Ordinary shares with a par value of USD 0.0001 each and 100,000,000 Class B Ordinary shares with a par value of USD 0.0001 each; each with power for the Company, subject to the provisions of the Companies Act (as revised) and the Articles of Association, to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide, every issue of shares, whether stated to be ordinary, preference or otherwise, shall be subject to the powers on the part of the Company hereinbefore provided.

9.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

10.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

C-2

THE COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF

ASSOCIATION

OF

Youlife Group Inc.
优蓝国际控股集团有限公司

(Adopted by a Special Resolution passed on [*] and effective on [*])

Preliminary

1.	The regulations contained in Table A in the First Schedule of the Law shall not apply to the Company and the following regulations shall be the Articles of Association of the Company.

2.	In these Articles:

(a)	the following terms shall have the meanings set opposite if not inconsistent with the subject or context:

“allotment”	shares are taken to be allotted when a person acquires the unconditional right to be included in the Register of Members in respect of those shares;

“Articles”	these articles of association of the Company as from time to time amended by Special Resolution;

“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 100 hereof, or any successor of the audit committee;

“Board” or “Board of Directors”	means the board of directors of the Company;

“Class A Ordinary Shares”	means the Class A Ordinary Shares in the capital of the Company having a par value of USD 0.0001, which shall have the same rights, including dividends rights, in all circumstance as Class B Ordinary Shares except for the conversion right as set out in Article 6 and the voting right at general meetings as set out in Article 75;

“Class B Ordinary Shares”	means the Class B Ordinary Shares in the capital of the Company having a par value of USD 0.0001 which shall have the same rights, including dividends rights, in all circumstance as Class A Ordinary Shares except for the conversion right as set out in Article 6 and the voting right at general meetings as set out in Article 75;

“clear days”	in relation to a period of notice means that period excluding both the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Clearing House”	a clearing house recognized by the laws of the jurisdiction in which shares in the capital of the Company (or depository receipts thereof) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;

“Company”	the above named company;

“Company’s Web-site”	means the website of the Company, its web-address or domain name;

C-3

“Compensation Committee” or “Remuneration Committee”	the compensation committee or the remuneration committee of the Company formed by the Board pursuant to Article 100 hereof, or any successor of the compensation committee or remuneration committee;

“Designated Stock Exchange”	the Nasdaq Capital Market and any other stock exchange or interdealer quotation system on which shares in the capital of the Company are listed or quoted;

“Directors”	means the Directors for the time being of the Company or, as the case may be, those Directors assembled as a board or as a committee of the board;

“dividend”	includes a distribution or interim dividend or interim distribution;

“electronic”	has the same meaning as in the Electronic Transactions Act (as revised);

“electronic communication”	a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including SEC’s website) or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“electronic record”	has the same meaning as in the Electronic Transactions Act (as revised);

“electronic signature”	has the same meaning as in the Electronic Transactions Act (as revised);

“Equity Securities”	shares and any securities convertible into or exchangeable or exercisable for shares;

“Exchange Act”	the Securities Exchange Act of 1934, as amended;

“executed”	means any mode of execution;

“holder”	in relation to any share, the Member whose name is entered in the Register of Members as the holder of the share;

“Indemnified Person”	means every Director, alternate Director, Secretary or other officer for the time being or from time to time of the Company;

“Independent Directors”	means a Director who is an independent director as defined in any Designated Stock Exchange Rules or in Rule 10A-3 under the Exchange Act, as the case may be;

“Islands”	the British Overseas Territory of the Cayman Islands;

“Law”	the Companies Act (as revised) of the Cayman Islands;

“Member”	has the same meaning as in the Law;

“Memorandum”	the memorandum of association of the Company as from time to time amended;

“month”	a calendar month;

“Nomination and Governance Committee”	the nomination and governance committee of the Company formed by the Board pursuant to Article 100 hereof, or any successor of the nomination and governance committee;

“officer”	includes a Director or a Secretary;

C-4

“Ordinary Resolution”	a resolution (i) of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting or (ii) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Shares”	means the Class A Ordinary Shares and the Class B Ordinary Shares, collectively;

“Other Indemnitors”	means persons or entities other than the Company that may provide indemnification, advancement of expenses and/or insurance to the Indemnified Persons in connection with such Indemnified Persons involvement in the management of the Company;

“paid up”	means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Person”	any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization or any other entity or governmental entity;

“Register of Members”	the register of Members required to be kept pursuant to the Law;

“Seal”	the common seal of the Company including every duplicate seal;

“SEC”	the United States Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Secretary”	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time;
“share”	a share in the share capital of the Company, and includes stock (except where a distinction between shares and stock is expressed or implied) and includes a fraction of a share;

“signed”	includes an electronic signature or a representation of a signature affixed by mechanical means;

“Special Resolution”	a resolution (i) which has been passed by a majority of not less than two-thirds (or, in respect of any resolution to approve any amendments to any provisions of these Articles that relate to or have an impact upon the procedures regarding the election, appointment, removal of Directors and/or the size of the Board, by two-thirds) of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given or (ii) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“subsidiary”	a company is a subsidiary of another company if that other company:

(i)	holds a majority of the voting rights in it;

C-5

(ii)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(iii)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it; or

(iv)	is a subsidiary of a company which is itself a subsidiary of that other company. For the purpose of this definition the expression “company” includes any body corporate established in or outside of the Islands;

“Transfer”	with respect to any Equity Securities of the Company, any sale, assignment, Lien, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly (including the Transfer of a controlling interest in any entity the assets of which consist at least in part of Equity Securities). “transferor” and “transferee” have meanings corresponding to the foregoing;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Law;

“U.S. Person”	means a Director who is citizen or resident of the United States of America;

“written” and “in writing”	includes all modes of representing or reproducing words in visible form including in the form of an electronic record;

(b)	unless the context otherwise requires, words or expressions defined in the law shall have the same meanings herein but excluding any statutory modification thereof not in force when these Articles become binding on the Company;

(c)	unless the context otherwise requires:

(i)	words importing the singular number shall include the plural number and vice-versa;

(ii)	words importing the masculine gender only shall include the feminine gender; and

(iii)	words importing persons only shall include companies or associations or bodies of person whether incorporated or not;

(d)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(e)	the headings herein are for convenience only and shall not affect the construction of these Articles;

(f)	references to statutes are, unless otherwise specified, references to statutes of the Islands and, subject to paragraph (b) above, include any statutory modification or re-enactment thereof for the time being in force; and

(g)	where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for that purpose.

Commencement of Business

3.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only some of the shares may have been allotted.

4.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

C-6

Situation of offices of the Company

5.	(a)	The registered office of the Company shall be situated at the office of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands, or at such other place in the Cayman Islands as the directors may at any time decide.

	(b)	The Company, in addition to its registered office, may establish and maintain such other offices, places of business and agencies in the Islands and elsewhere as the Directors may from time to time determine.

Conversion Rights

6.	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof by written notice to the Company, in which event the Company shall repurchase the relevant Class B Ordinary Shares out of proceeds of fresh issue of the equal number of Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. The Company shall at all times keep available out of its authorized but unissued Class A Ordinary Shares such number of Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all of the outstanding Class B Ordinary Shares.

Shares

7.	(a)	Subject to the rules of any Designated Stock Exchange and to the provisions, if any, in the Memorandum and these Articles, the Directors have general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the capital of the Company without the approval of holders of Shares (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Law. In particular and without prejudice to the generality of the foregoing, the Board is hereby empowered to authorize by resolution or resolutions from time to time and without the approval of holders of Shares the issuance of one or more classes or series of preferred Shares, to cause to be issued such preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of Shares of any class or series of preferred Shares then outstanding) to the extent permitted by Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred Shares of any other class or series.

	(b)	The Company shall not issue shares or warrants to bearer.

(c)	Subject to the rules of any Designated Stock Exchange, the Directors have general and unconditional authority to issue warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company to such persons, on such terms and conditions, and at such times as the Directors may decide.

(d)	The Company may issue fractions of a share of any class and a fraction of a share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contribution, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of that class of shares.

8.	The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares in the capital of the Company. Such commissions may be satisfied by the payment of cash or the allotment of fully or partly paid up shares or partly in one way and partly in the other. The Company may also, on any issue of shares, pay such brokerage fees as may be lawful.

C-7

9.	Except as required by Law, no person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share (except only as by these Articles or by law otherwise provided) or any other rights in respect of any share except an absolute right to the entirety thereof in the holder.

10.	(a)	If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by these Articles or the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll;

	(b)	The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

11.	The Directors may accept contributions to the capital of the Company otherwise than in consideration of the issue of shares and the amount of any such contribution shall, unless otherwise agreed at the time of such contribution is made, be treated as share premium and shall be subject to the provisions of the Law and these Articles applicable to share premium.

Share Certificates

12.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles and no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled. The Company shall be authorized to issue Shares in uncertificated form.

13.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

14.	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

Lien

15.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to any amount in respect of it.

16.	The Company may sell in such manner as the Directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

C-8

17.	To give effect to a sale the Directors may authorize some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity or invalidity in the proceedings in reference to the sale.

18.	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

Calls on shares and Forfeiture

19.	Subject to the terms of allotment, the Directors may make calls upon the Members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by installments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

20.	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing the call was passed.

21.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

22.	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at an annual rate of ten percent (10%) but the Directors may waive payment of the interest wholly or in part.

23.	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an installment of a call, shall be deemed to be a call, and if it is not paid when due all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

24.	Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

25.	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid, together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

26.	If the notice is not complied with any share in respect of which it was given may, before the payment is required by the notice has been made, be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

27.	Subject to the provisions of the Law, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine either to the person who was before the forfeiture the holder or to any other person, and at any time before a sale, re-allotment or other disposition, the forfeiture may be canceled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the Directors may authorize any person to execute an instrument of transfer of the share to that person.

28.	A person any of whose shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at an annual rate of ten percent (10%) from the date of forfeiture until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

C-9

29.	A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

Transfer of Shares

30.	Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by any Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a Clearing House, by hand or by electronic machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

31.	The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to Article 30, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof. Nothing in these Articles shall preclude the Board from recognizing a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

32.	(1) The Board may, in its absolute discretion, and without giving any reason therefore, refuse to register a transfer of any share that is not a fully paid up share to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share that is not a fully paid up share on which the Company has a lien.

(2)	The Board may, in its absolute discretion, and without giving any reason therefore, determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The Board may also, in its absolute discretion, and without giving any reason therefore, determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

33.	Without limiting the generality of Article 32, the Board may decline to recognize any instrument of transfer unless:

(a)	a fee of such maximum sum as any Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the Shares are fully paid and free of any lien;

(d)	the instrument of transfer is lodged at the registered office or such other place at which the Register of Members is kept in accordance with the accompanied by any relevant share certificate(s) and/or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(e)	if applicable, the instrument of transfer is duly and properly stamped.

C-10

34.	If the Directors refuse to register a transfer of a share, they shall within one month after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

35.	The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of any Designated Stock Exchange, be suspended and the Register of Members be closed at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

36.	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

Transmission of Shares

37.	If a Member dies the survivor, or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders shall be the only persons recognized by the Company as having any title to his interest; but nothing in the Articles shall release the estate of a deceased Member from any liability in respect of any share which had been jointly held by him.

38.	A person becoming entitled to a share in consequence of the death or bankruptcy of a Member may, upon such evidence being produced as the Directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All the Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Member and the death or bankruptcy of the Member had not occurred.

39.	A person becoming entitled to a share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

Changes of Capital

40.	(a)	Subject to and in so far as permitted by the provisions of the Law, the Company may from time to time by Ordinary Resolution alter or amend the Memorandum to:

(i)	increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

(ii)	consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

(iii)	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

(iv)	sub-divide its existing shares, or any of them, into shares of smaller amounts than is fixed by the Memorandum; and

(v)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

(b)	Except so far as otherwise provided by the conditions of issue, the new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

41.	Whenever as a result of a consolidation of shares any Members would become entitled to fractions of a share, the Directors may, on behalf of those Members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company) and distribute the net proceeds of sale in due proportion among those Members, and the Directors may authorize some person to execute an instrument of transfer of the shares to, or in accordance with the directions of the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

C-11

42.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner and with, and subject to, any incident, consent, order or other matter required by law.

Redemption and Purchase of Own Shares

43.	Subject to the provisions of the Law and these Articles, the Company may:

(a)	issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of shares, determine;

(b)	purchase its own shares (including any redeemable shares) in such manner and on such terms as the Directors may determine and agree with the relevant Member; and

(c)	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Law, including out of capital.

44.	The Directors may, when making a payment in respect of the redemption or purchase of shares, if so authorized by the terms of issue of the shares (or otherwise by agreement with the holder of such shares) make such payment in cash or in specie (or partly in one and partly in the other).

45.	Upon the date of redemption or purchase of a share, the holder shall cease to be entitled to any rights in respect thereof (excepting always the right to receive (i) the price therefore and (ii) any dividend which had been declared in respect thereof prior to such redemption or purchase being effected) and accordingly his name shall be removed from the Register of Members with respect thereto and the share shall be cancelled.

Treasury Shares

46.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

47.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

Register of Members

48.	The Company shall maintain or cause to be maintained an overseas or local Register of Members in accordance with the Law.

49.	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

Closing Register of Members or Fixing Record Date

50.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) clear days. If the Register shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members, the Register shall be so closed for at least ten (10) clear days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

C-12

51.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or other distribution, or in order to make a determination of Members for any other purpose.

52.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or posted or the date on which the resolution of the Directors resolving to pay such dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

General Meetings

53.	All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

54.	The Company may, but shall not (unless required by the Law) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these annual general meetings the report of the Directors (if any) shall be presented.

55.	The Directors may, whenever they think fit, convene an extraordinary general meeting of the Company, and they shall on a Members’ requisition in accordance with the Articles forthwith proceed to convene an extraordinary general meeting of the Company.

56.	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than one-fourth, in par value of the issued shares which as at that date carry the right to vote at general meetings of the Company.

57.	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

58.	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

59.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

Notice of General Meetings

60.	At least ten (10) clear days’ notice specifying the place, the day and the hour of each general meeting and the general nature of such business to be transacted thereat shall be given in the manner hereinafter provided, or in such other manner (if any) as may be prescribed by Ordinary Resolution, to such persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

C-13

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95%, in par value of the Shares giving that right.

61.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that general meeting.

Proceedings at General Meetings

62.	No business shall be transacted at any meeting unless a quorum is present at the time when the meeting proceeds to business. Members holding not less than an aggregate of one-third in nominal value of the total issued voting shares in the Company entitled to vote upon the business to be transacted, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

63.	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned and shall reconvene on the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the reconvened meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

64.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

65.	The chairman of the board of Directors or in his absence some other Director nominated by the Directors shall preside as chairman of the meeting, but if neither the chairman nor such other Director (if any) is present within fifteen minutes after the time appointed for holding the meeting and willing to act, the Directors present shall elect one of their number to be chairman and, if there is only one Director present and willing to act, he shall be chairman. If no Director is willing to act as chairman, or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present in person or by proxy and entitled to vote shall choose one of their number to be chairman.

66.	The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls. The chairman of the meeting shall announce at each such meeting the date and time of the opening and the closing of the polls for each matter upon which the Members will vote at such meeting.

67.	A Director shall, notwithstanding that he is not a Member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

68.	The chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen days or more, at least seven (7) clear days’ notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

69.	At each meeting of the Members, all corporate actions, including the election of Directors, to be taken by vote of the Members (except as otherwise required by applicable law and except as otherwise provided in these Articles) shall be authorized by Ordinary Resolution. Where a separate vote by a class or classes or series is required, the affirmative vote of the majority of Shares of such class or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series (unless provided otherwise in the resolutions providing for the issuance of such series).

C-14

70.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

71.	A poll shall be taken in such manner as the chairman directs and he may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

72.	In the case of equality of votes, the chairman shall be entitled to a casting vote in addition to any other vote he may have.

73.	Any action required or permitted to be taken at any annual or extraordinary general meetings of the Company may be taken only upon the vote of the Members at an annual or extraordinary general meeting duly noticed and convened in accordance with these Articles and the Law and may not be taken by written resolution of the Members.

74.	If for so long as the Company has only one Member:

(a)	in relation to a general meeting, the sole Member or a proxy for that Member or (if the Member is a corporation) a duly authorized representative of that Member is a quorum and Article 62 is modified accordingly;

(b)	the sole Member may agree that any general meeting be called by shorter notice than that provided for by the Articles; and

(c)	all other provisions of the Articles apply with any necessary modification (unless the provision expressly provides otherwise).

Votes of Members

75.	Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Except with respect to any matter requiring a separate class vote under the Law or these Articles, holders of Class A Ordinary Shares and holders of Class B Ordinary Shares shall at all times vote as one class on all matters submitted to the vote by Members at general meetings of the Company, (x) each Class A Ordinary Share shall entitle its holder to one (1) vote on such matter and (y) each Class B Ordinary Share shall entitle its holder to twenty (20) votes on such matter. Subject to any rights or restrictions attached to any shares, every Member who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorized representative not being himself a Member entitled to vote, shall have one vote, and on a poll every Member and every person representing a Member by proxy shall have the respective vote(s) which each share is entitled to hereunder.

76.	In the case of joint holders, the vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

77.	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by his receiver, curator bonis or other person authorized in that behalf appointed by that court, and any such receiver, curator bonis or other person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the registered office of the Company, or at such other place as is specified in accordance with the Articles for the deposit or delivery of forms of appointment of a proxy, or in any other manner specified in the Articles for the appointment of a proxy, not less than forty-eight eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

78.	No Member shall, unless the Directors otherwise determine, be entitled to vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

C-15

79.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

80.	Votes may be given either personally or by proxy. Deposit or delivery of a form of appointment of a proxy does not preclude a Member from attending and voting at the meeting or at any adjournment of it.

81.	A Member entitled to more than one vote need not, if he votes, use all his votes or cast all votes he uses the same way.

82.	Subject as set out herein, an instrument appointing a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the appointor save that, subject to the Law, the Directors may accept the appointment of a proxy received in an electronic communication at an address specified for such purpose, on such terms and subject to such conditions as they consider fit. The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment pursuant to this Article.

83.	The form of appointment of a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the Directors may:

(a)	in the case of an instrument in writing, be left at or sent by post to the registered office of the Company or such other place within the Islands as is specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(b)	in the case of an appointment of a proxy contained in an electronic communication, where an address has been specified by or on behalf of the Company for the purpose of receiving electronic communications:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

be received at such address at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(c)	in the case of a poll taken more than forty-eight eight hours after it is demanded, be deposited or delivered as required by paragraphs (a) or (b) of this Article after the poll has been demanded and at any time before the time appointed for the taking of the poll; or

(d)	where the poll is taken immediately but is taken not more than forty-eight eight hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

and a form of appointment of proxy which is not deposited or delivered in accordance with this Article is invalid.

84.	Any corporation or other non-natural person which is a Member of the Company may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

C-16

85.	A vote or poll demanded by proxy or by the duly authorized representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the registered office of the Company or, in the case of a proxy, any other place specified for delivery or receipt of the form of appointment of proxy or, where the appointment of a proxy was contained in an electronic communication, at the address at which the form of appointment was received, before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

Number of Directors

86.	The Board shall consist of such number of Directors as a majority of the Directors then in office may determine from time to time.

87.	The Board of Directors may elect to have a chairman of the Board of Directors, who should be elected and appointed by a majority of the Directors then in office. The Board of Directors may also elect to have a vice-chairman of the Board of Directors, who should be elected and appointed by a majority of the Directors then in office. The period for which the chairman and the vice-chairman shall hold office shall be determined by a majority of the Directors then in office. The chairman of the Board of Directors shall preside as chairman at every meeting of the Board of Directors. To the extent the chairman of the Board of Directors is not present at a meeting of the Board of Directors, the vice-chairman of the Board of Directors (if any), or in his absence, the attending Directors may choose one Director to be the chairman of the meeting.

88.	The Board may, from time to time, and except as required by applicable law or the listing rules of any Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

Alternate Directors

89.	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

90.	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

91.	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

92.	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

93.	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

Proxy Directors

94.	(a)	A Director but not an alternate Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 80 to 85 shall mutatis mutandis apply to the appointment of proxies by Directors.

Any person appointed as a proxy pursuant to paragraph (a) above shall be the agent of the Director, and not an officer of the Company.

C-17

Powers of Directors

95.	Subject to the provisions of the Law, the Memorandum and the Articles, and to any directions given by Ordinary Resolution and the listing rules of any Designated Stock Exchange, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the Directors by the Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

96.	The Board may exercise all the powers of the Company to raise capital or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Delegation of Directors’ Powers

97.	Subject to these Articles, the Directors may from time to time appoint any Person, whether or not a director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the chief executive officer, chief technology officer and chief financial officer, one or more vice presidents, managers or controllers, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

98.	The Directors may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

99.	Subject to applicable law and the listing rules of any Designated Stock Exchange, the Directors may delegate any of their powers to any committee (including, without limitation, an Audit Committee, Compensation Committee or Remuneration Committee and Nomination and Governance Committee), consisting of one or more Directors. They may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee with two or more Members shall be governed by the provisions of the Articles regulating the proceedings of Directors so far as they are capable of applying. Where a provision of the Articles refers to the exercise of a power, authority or discretion by the Directors and that power, authority or discretion has been delegated by the Directors to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.

100.	The Board may establish an Audit Committee, a Compensation Committee or Remuneration Committee and a Nomination and Governance Committee and, if such committees are established, it shall adopt formal written charters for such committees and review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Board may delegate pursuant to Article 99. Each of the Audit Committee, the Compensation Committee or the Remuneration Committee and the Nomination and Governance Committee, if established, shall consist of such number of directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by any Designated Stock Exchange). For so long as any class of Shares are listed on a Designated Stock Exchange, the Audit Committee, the Compensation Committee or the Remuneration Committee and the Nomination and Governance Committee shall be made up of such number of Independent Directors as required from time to time by any Designated Stock Exchange Rules or otherwise required by applicable law.

C-18

Appointment, Disqualification and Removal of Directors

101.	The first directors shall be appointed in writing by the subscriber or subscribers to the Memorandum.

102.	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

103.	Any vacancies on the Board arising other than upon the removal of a Director by Ordinary Resolution can be filled by the remaining Director(s) (notwithstanding that the remaining Director(s) may constitute fewer than the number of Directors required by Article 86 or fewer than is required for a quorum pursuant to Article 117). Any such appointment shall be as an interim Director to fill such vacancy until the next general meeting of the Company (and such appointment shall terminate at the commencement of such general meeting of the Company).

104.	There is no age limit for Directors of the Company.

105.	No shareholding qualification shall be required for a Director. A Director who is not a Member shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company.

106.	The Board must at all times comply with the residency and citizenship requirements of U.S. securities laws applicable to foreign private issuers and shall at no time have a majority of Directors who are U.S. Persons. Notwithstanding any other provision in these Articles, no appointment or election of a U.S. Person as a Director shall be permitted if such appointment or election would have the effect of creating a majority of Directors who are U.S. Persons, and any such appointment or election shall be disregarded for all purposes.

107.	The office of a Director shall be vacated if:

(a)	he becomes prohibited by law from being a Director;

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	he dies, or is, in the opinion of all his co-Directors, incapable by reason of mental disorder of discharging his duties as Director;

(d)	he resigned his office by notice to the Company;

(e)	he has for more than six months been absent without permission of the Directors from meetings of Directors held during that period and the Directors resolve that his office be vacated;

Remuneration of Directors

108.	The Directors shall be entitled to such remuneration as the Board may determine and, unless otherwise determined, the remuneration shall be deemed to accrue from day to day. If established, the Compensation Committee or the Remuneration Committee will assist the Board in reviewing and approving compensation decisions.

109.	A Director who, at the request of the Directors, goes or resides outside of the Islands, makes a special journey or performs a special service on behalf of the Company may be paid such reasonable additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses as the Directors may decide.

Directors’ Expenses

110.	The Directors may be paid all traveling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

C-19

Directors’ Appointments and Interests

111.	The Directors may appoint one or more of their body to the office of managing Director or to any other executive office under the Company, and the Company may enter into an agreement or arrangement with any Director for his/her employment, subject to applicable law and any listing rules of the SEC or any Designated Stock Exchange, or for the provision by him of any services outside the scope of the ordinary duties of a Director. Any such appointment, agreement or arrangement may be made upon such terms as the Directors determine and they may remunerate any such Director for his services as they think fit. Any appointment of a Director to an executive office shall terminate automatically if he ceases to be a Director but without prejudice to any claim to damages for breach of the contract of service between the Director and the Company.

112.	Subject to the Law and listing rules of any Designated Stock Exchange, if he has disclosed to the Directors the nature and extent of any material interest of his, a Director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)	may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

(c)	shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

113.	For the purposes of the preceding Article:

(a)	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

114.	A Director must disclose any material interest pursuant to the Articles, and such Director may not vote at any meeting of Directors or of a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty. The Director shall be counted in the quorum present at a meeting when any such resolution is under consideration and such resolution may be passed by a majority of the disinterested Directors present at the meeting even if such disinterested Directors together constitute less than a quorum.

115.	Notwithstanding the foregoing, no “Independent Director” as defined in the rules of any Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

Directors’ Gratuities and Pensions

116.	The Directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any existing Director or any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

C-20

Proceedings of Directors

117.	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be equal to a majority of the Directors then holding office if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

118.	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they determine is appropriate. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

119.	Meetings of the Directors shall be held at least once every calendar quarter and shall take place either in China or in the United States or elsewhere previously agreed among the Directors. A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting and is counted in a quorum and entitled to vote.

120.	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

121.	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least five (5) clear days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

122.	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

123.	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within thirty minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

124.	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

125.	A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Company immediately after the conclusion of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

C-21

Secretary and other officers

126.	The Directors may by resolution appoint a Secretary and may by resolution also appoint such other officers as may from time to time be required upon such terms as the duration of office, remuneration and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide. The Directors may by resolution remove any Secretary or other officer appointed pursuant to this Article.

Minutes

127.	The Directors shall cause minutes to be made in books kept for the purposes of recording:

(a)	all appointments of officers made by the Directors; and

(b)	all resolutions and proceedings of meetings of the Company, of the holders of any class of shares in the Company, and of the Directors, and of committees of Directors, including the names of the Directors present at each such meeting.

Seal

128.	(a) The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of Directors authorized by the Directors. The Directors may determine who shall sign any instrument to which the Seal is affixed, and unless otherwise so determined every such instrument shall be signed by a Director and by the Secretary or by a second Director.

(b)	The Company may have for use in any place or places outside the Islands a duplicate Seal or Seals, each of which shall be a reproduction of the Seal of the Company and, if the Directors so determine, shall have added on its face the name of every place where it is to be used.

(c)	The Directors may by resolution determine (i) that any signature required by this Article need not be manual, but may be affixed by some other method or system of reproduction or mechanical or electronic signature and/or; (ii) that any document may bear a printed reproduction of the Seal in lieu of affixing the Seal thereto.

(d)	No document or deed otherwise duly executed and delivered by or on behalf of the Company shall be regarded as invalid merely because at the date of the delivery of the deed or document, the Director, Secretary or other officer or person who shall have executed the same or affixed the Seal thereto, as the case may be, for and on behalf of the Company shall have ceased to hold such office and authority on behalf of the Company.

Dividends

129.	Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends (including interim dividends) in accordance with the respective rights of the Members, but no dividend shall exceed the amount recommended by the Directors. At any and every time the Company declare dividends, Class A Ordinary Shares and Class B Ordinary Shares shall have identical rights in the dividends so declared.

130.	Subject to the provisions of the Law, the Directors may declare dividends in accordance with the respective rights of the Members and authorize payment of the same out of the funds of the Company lawfully available therefore. If at any time the share capital is divided into different classes of shares the Directors may pay dividends on shares which confer deferred or non-preferred rights with regard to dividends as well as on shares which confer preferential rights with regard to dividends, but no dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears that there are sufficient funds of the Company lawfully available for distribution to justify the payment. Provided the Directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of a dividend on any shares having deferred or non- preferred rights.

C-22

131.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares in the capital of the Company) as the Directors may from time to time think fit.

132.	Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be paid in proportion to the number of shares a Member holds during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

133.	The Directors may deduct from a dividend or other amounts payable to a person in respect of a share any amounts due from him to the Company on account of a call or otherwise in relation to a share.

134.	Any Ordinary Resolution, or Directors’ resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets and, where any difficulty arises in regard to such distribution, the Directors may settle the same and in particular may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to any Member upon the footing of the value so fixed in order to adjust the rights of Members and may vest any assets in trustees.

135.	Any dividend or other moneys payable on or in respect of a share may be paid by cheque sent by post to the registered address of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of that one of those persons who is first named in the Register of Members or to such person and to such address as the person or persons entitled may in writing direct. Subject to any applicable law or regulations, every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.

136.	No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

137.	Any dividend which has remained unclaimed for six years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company.

Accounting Records and Audit

138.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. The books of account shall be kept at the registered office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

139.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable law, listing rules of any Designated Stock Exchange, or authorized by the Directors.

140.	Respected Article 141 below, subject to the applicable law and rules of any Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors or failing any determination as aforesaid shall not be audited.

141.	The Audit Committee (or in the absence of such an Audit Committee, the Board) shall appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Audit Committee (or the Board, as applicable) and shall fix his or their remuneration.

C-23

142.	Every auditor of the Company shall have a right of access at all times to the books and accounts of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

143.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or the Ordinary Resolution of the Members.

Capitalization of Profits

144.	The Directors may:

(a)	subject as provided in this Article, resolve to capitalize any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the Company’s share premium account or capital redemption reserve;

(b)	appropriate the sum resolved to be capitalized to the Members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to such sum, and allot the shares or debentures credited as fully paid to those Members, or as they may direct, in those proportions, or partly in one way and partly in the other;

(c)	resolve that any shares so allotted to any Member in respect of a holding by him of any partly-paid shares rank for dividend, so long as such shares remain partly paid, only to the extent that such partly paid shares rank for dividend;

(d)	make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this Article in fractions; and

(e)	authorize any person to enter on behalf of all the Members concerned into an agreement with the Company providing for the allotment of them respectively, credited as fully paid, of any shares or debentures to which they may be entitled upon such capitalization, any agreement made under such authority being binding on all such Members.

Share Premium Account

145.	The Directors shall in accordance with Section 34 of the Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed as described in Article 11.

146.	There shall be debited to any share premium account:

(a)	on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Law, out of capital; and

(b)	any other amounts paid out of any share premium account as permitted by Section 34 of the Law.

C-24

Notices

147.	Except as otherwise provided in these Articles, and subject to the rules of any Designated Stock Exchanges, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Member at his address as appearing in the Register, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by advertisement in appropriate newspapers in accordance with the requirements of any Designated Stock Exchange, or by facsimile or by placing it on the Company’s Website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

148.	Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

149.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e)	placing it on the Company’s Website, shall be deemed to have been served one (1) hour after the notice or document is placed on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

150.	A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting, and, where requisite, of the purpose for which it was called.

151.	Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

152.	Notice of every general meeting of the Company shall be given to:

(a)	all Members holding Shares with the right to receive notice and who have supplied to the Company an address, facsimile number or email address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

C-25

Winding Up

153.	If the Company is wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide among the Members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as he with the like sanction determines, but no Member shall be compelled to accept any assets upon which there is a liability.

154.	If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

Indemnity

155.	(a)	Every Indemnified Person for the time being and from time to time of the Company and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by him otherwise than by reason of his own dishonesty in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by him in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Company or its affairs in any court whether in the Islands or elsewhere. Such Losses incurred in defending or investigating any such proceeding shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined by a non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder with respect thereto. However, the Company will not indemnify its directors, officers, or persons controlling it for liabilities arising under the Securities Act, because it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

(b)	No such Indemnified Person of the Company and the personal representatives of the same shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or in any other act to which he was not a direct party for conformity or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or any other party with whom any of the Company’s property may be deposited or (vi) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto or (vii) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Person’s part, unless he has acted dishonestly, with willful default or through fraud.

C-26

(c)	The Company hereby acknowledges that certain Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance from or against (other than directors’ and officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any such insurance obtained or maintained pursuant to Article 156 hereof) the Other Indemnitors. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of these Articles (or any other agreement between the Company and an Indemnified Person), without regard to any rights an Indemnified Person may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing, the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company. For the avoidance of doubt, no Person or entity providing Directors’ or officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any Person providing such insurance obtained or maintained pursuant to Article 156 hereof shall be an Other Indemnitor.

156.	The Directors may exercise all the power of the Company to purchase and maintain insurance for the benefit of a Person who is or was (whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Article 155 or under applicable law):

(a)	a Director, alternate Director, Secretary or auditor of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

(b)	the trustee of a retirement benefits scheme or other trust in which a person referred to in the preceding paragraph is or has been interested,

indemnifying him against any liability which may lawfully be insured against by the Company.

Financial Year

157.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st of December in each year.

Amendment of Memorandum and Articles

158.	(a)	Subject to the Law, the Company may by Special Resolution change its name or change the provisions of the Memorandum with respect to its objects, powers or any other matter specified therein.

(b)	Subject to the Law and as provided in these Articles, the Company may at any time and from time to time by Special Resolution, alter or amend these Articles in whole or in part.

Transfer by way of Continuation

159.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Information

160.	No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the Members of the Company to communicate to the public.

C-27

Annex D

May 15, 2024	File Reference: 34-36-63991

Mr. Jian Zhang, CEO

Distoken Acquisition Corporation

Unit 1006, Block C, Jinshangjun Park

No. 2 Xiaoba Road, Panlong District

Kunming, Yunnan, China

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Distoken Acquisition Corporation, a Cayman Islands exempted company (“DAC” or the “SPAC”) for the benefit of and to advise their board of directors (the “Board”) in connection with the consideration by the Board of a possible acquisition of either all of the outstanding equity securities and equity equivalents or all of the assets and business of Youlife International Holdings Inc., a Cayman Islands exempted company (“Youlife” and the business of such entity, the “Acquired Business” and, such business combination being referred to herein as the “Transaction”) in accordance with a to-be-executed business combination agreement by and among the SPAC, Youlife, and certain other parties named therein (the “BCA”). We are advised that the Transaction will be structured in a manner to achieve the same economic result as though the SPAC were the purchaser of the Acquired Business in exchange for the Purchase Price (as defined below). We have therefore performed our analysis described below as though the Purchase Price is being paid by the SPAC for the Acquired Business. We have been engaged to perform a fairness analysis, from a financial point of view, of the Purchase Price deemed to be paid by the SPAC for the Acquired Business. This letter shall serve as our opinion (the “Opinion”) as to the fairness to the SPAC, and through their ownership interest in the SPAC, the public stockholders of the SPAC, from a financial point of view, of the Purchase Price deemed to be paid by the SPAC for the Acquired Business in connection with the Transaction.

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the BCA. We are further advised, and have relied upon such advice with your approval, that the Transaction consists of a business combination between the SPAC and the Acquired Business, in which the Purchase Price paid for the Acquired Business will be valued at approximately Seven Hundred Million Dollars ($700,000,000), on a pre-money basis. The Transaction is pursuant to the following: (i) a new holding company will be formed (“PubCo”) that will be the surviving company in the Transaction and (ii) PubCo will be owned by the stockholders of the SPAC and the shareholders of Youlife, in a ratio that values the PubCo Ordinary Shares (split between Class A and Class B Ordinary Shares) of PubCo at $10.00 per share. We are further advised, and have relied upon such advice with your approval, that as a result of the Transaction, the shareholders of Youlife will hold 70,000,000 Ordinary Shares of PubCo with such Ordinary Shares being valued for purposes of determining the percentage interest of the stockholders of the SPAC and the shareholders of Youlife in PubCo at $10.00 per share.

350 Fifth Avenue, Suite 4100, New York, NY 10118

212.425.4300 · 212.344.9731 fax · www.marshall-stevens.com

Chicago	Los Angeles	New York	Tampa

D-1

Board of Directors of Distoken Acquisition Corporation

May 15, 2024

We note that the Transaction consists of the issuance of two classes of PubCo Ordinary Shares (Class A and Class B Ordinary Shares) in payment of the Purchase Price, which entail different voting rights, but which are equal in their participation in profits and dividends. We have not been engaged to express any opinion as to the fairness between the Ordinary Share classes and, accordingly, express no opinion with respect thereto. We do note that while often the high voting shares of a public company will trade at a premium to low voting or non-voting shares due to a perceived control benefit, in the instant case (i) the aggregate number of Ordinary Shares being issued in payment of the Purchase Price is such that the Transaction will result in a change of control of DAC (immediately following the Transaction the continuing holders of the equity securities of DAC will own less than a majority of the equity of PubCo), whether or not Class B Ordinary Shares are included as a part of the payment of the Purchase Price. and (ii) the business determination to issue Class B Ordinary Share only to the holder of so called Founders Shares is ultimately a decision being made by Youlife and its equity holders and not by DAC, its Board of Directors or stockholders. Accordingly, we have determined, as valuation professionals, that it continues to be reasonable for us in the context of and for purposes of this Opinion to value, as authorized by the Board and as discussed below, all of the Ordinary Shares to be issued in the Transaction at $10.00 per share. We note, however, that it is likely that to the extent that Class B Ordinary Shares trade, they may trade at a premium of Class A Ordinary Shares due to their greater voting rights.

Based on the fact that the SPAC (a) is only recently formed, (b) has no operating history, (c) has no balance sheet assets other than cash and marketable securities and (d) that its securities are thinly traded, we have assumed, with your permission, that the fair value of the PubCo Ordinary Shares being issued in Transaction is equivalent to $10.00, the agreed value as outlined in the BCA. We have not performed any separate analysis regarding the fair value of the PubCo Ordinary Shares upon consummation of the Transaction. Accordingly, this Opinion is based with your approval, on the assumption that the fair market value of the PubCo Ordinary Shares to be issued in the Transaction for the Acquired Business in the context of the Transaction is $10.00 per share. As the holders of the common stock of the SPAC and the holders of the equity securities of Youlife will be receiving equity securities of PubCo in the Transaction, we have not performed any analysis regarding the fair value of the currently outstanding common stock of the SPAC. Likewise, as our Opinion speaks as of a date prior to the execution and delivery of the BCA, we express no opinion as to the fair market value of the PubCo equity securities to be issued in the Transaction.

We understand that, in connection with the Transaction, certain employees of Youlife may enter into employment agreements with PubCo., and that certain equity of PubCo may be reserved for issuance pursuant to stock bonus or incentive arrangements. Our Opinion does not address the fairness of such agreements or stock bonus or incentive arrangements. We further understand that in connection with the Transaction, the SPAC may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion assigns no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates the issuance to the public common stockholders of the SPAC of PubCo Shares on a one for one basis, and that these shares have different rights, privileges, and preferences than the outstanding SPAC common stock, and that the management of board of directors of PubCo will be different from the management and board of directors of the SPAC, and that the Transaction will result in a change of control of the SPAC. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of the SPAC’s management and board of directors or such change of control. Our opinion does not address the fairness of any allocation of costs and expenses with respect to the Transaction, any use of the assets held by the SPAC in its trust account, or the amount of any transaction bonuses.

D-2

Board of Directors of Distoken Acquisition Corporation

May 15, 2024

We have been asked to advise the Board to the fairness, from a financial point of view to the SPAC, of the Purchase Price deemed to be paid by the SPAC in the Transaction based on the issuance of the Purchase Price by PubCo to the shareholders of Youlife. We have not been asked to render any opinion with respect to the fairness of the Purchase Price to or for the benefit of any other person or entity besides the Board, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we have not been involved in the negotiation and structuring of the Transaction or the negotiation or structuring of the Letter of Intent dated February 23, 2024 between DAC and Youlife (the “LOI”) or the BCA; we have not been involved in the raising of any funding for or with respect to, or associated with the SPAC and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board or the SPAC. We have not been engaged to provide and, accordingly, have not provided, any legal, accounting, brokerage or underwriting services for DAC, the Board, Youlife or any other person or entity.

With your consent, in establishing fair value, we have solely considered the equity value of the Acquired Business as of a valuation date of May 9, 2024 and prior to the Transaction and have not taken into consideration any possible consequences of the Transaction (either positive or negative). We have, with your consent, not considered the dilution effects of the issuance of equity securities by PubCo on equity holders of the SPAC. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the SPAC, the stockholders of the SPAC, the shareholders of Youlife, or any other person or entity. We understand that this Opinion will be attached as an exhibit to the registration statement filed by the SPAC with the Securities and Exchange Commission (the “Registration Statement”) and have agreed to the inclusion of this Opinion on the basis that the SPAC is solely responsible for truth, correctness, completeness and adequacy of such Registration Statement.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

●	Conducted management interviews with Youlife management. Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations.
●	Youlife’s historical financial statements for the years ended December 31, 2019 through December 31, 2023;
●	Projections for Youlife for the fiscal years ending December 31, 2024 through December 31, 2033;
●	The LOI;
●	The BCA;
●	The SPAC’s Form 10-K for the fiscal year ended December 31, 2023;
●	Investor presentations;
●	Industry research reports;
●	Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Guide to Cost of Capital published by Kroll; and
●	Other information, studies, and analyses as we deemed appropriate.

D-3

Board of Directors of Distoken Acquisition Corporation

May 15, 2024

With your consent, we have (i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the SPAC and/or Youlife or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, (ii) not assumed responsibility for independent verification of such information, and (iii) not conducted any independent valuation or appraisal of any specific assets of the SPAC or Youlife or any appraisal or estimate of any specific liabilities of the SPAC or Youlife. With respect to the financial and supplemental information relating to Youlife, we have assumed, with your consent, that such projections have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of the Acquired Business as to the future financial performance of that company and that management of the surviving corporation will be able to execute on the business plan underlying such projections and/or financial forecasts. With your consent, we assume no responsibility for, and express no view as to, such projections and/or financial forecasts or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for the SPAC or the Acquired Business, except as specifically addressed herein.

Our Opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the stockholders of SPAC, the shareholders of Youlife or any other person or entity as to any action the Board, the stockholders of SPAC, the shareholders of Youlife or any other person or entity should take in connection with the Transaction or any aspect thereof. Our Opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the SPAC. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund-raising commitments, any Sponsor Transactions, or any changes in the rights, privileges and preferences of the holders of the SPAC’s shares or in the composition of the SPAC’s management and board of directors or the effect of any change of control or concentration of ownership in the holders of the Class B Ordinary Shares. This Opinion is not to be considered advice to any stockholder of the SPAC as to whether or not to exercise such stockholder’s redemption rights. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters. This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Therefore, subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price deemed to be paid by the SPAC for the Acquired Business in the Transaction is fair to the SPAC and, through their ownership in the SPAC, the public stockholders of the SPAC, from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services, LLC

File No. 34-36-63991

D-4

Annex E

Preliminary Form of Proxy for Extraordinary General Meeting of Distoken Acquisition Corporation

PRELIMINARY COPY — SUBJECT TO COMPLETION

PROXY CARD

DISTOKEN ACQUISITION CORPORATION

YOUR VOTE IS IMPORTANT

EXTRAORDINARY GENERAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF DISTOKEN ACQUISITION CORPORATION.

The undersigned, revoking any previous proxies, hereby acknowledges receipt of the Notice of Extraordinary General Meeting (the “Notice”) and the proxy statement/prospectus (the “Proxy Statement”), and hereby appoints Jian Zhang and Jirong Lyu, and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Extraordinary General Meeting (the “Meeting”) of the shareholders of Distoken Acquisition Corporation, a Cayman Islands exempted company (“Distoken”), to be held at 10:00 a.m., Eastern Time, on , 2025, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, or at such other time, on such other date and at such other place to which the Meeting may be adjourned or postponed. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement and in the proxies’ discretion on such other matters as may properly come before the Meeting or any adjournment or postponement thereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on , 2025, at 10:00 a.m. Eastern Time: The Notice and the accompanying Proxy Statement are available at https://www.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTIONS ARE GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS, IF PRESENTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

(Continued and to be marked, dated and signed on reverse side)

E-1

DISTOKEN ACQUISITION CORPORATION

THE BOARD OF DIRECTORS OF DISTOKEN RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 7.

(1)	Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Business Combination Agreement, dated as of May 17, 2024, by and among Distoken, Youlife Group Inc., Xiaosen Sponsor LLC, Youlife I Limited, Youlife II Limited and Youlife International Holdings Inc. and the transactions contemplated thereby for a proposed business combination among the parties (the “Business Combination”), pursuant to which Distoken and Youlife will become wholly-owned subsidiaries of Pubco.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)	Proposal 2 — The Cayman Merger Proposal — To consider and vote upon a proposal by a special resolution to authorize the merger of Second Merger Sub with and into Distoken with Distoken being the surviving company, approve the plan of merger substantially in the form appended to the Proxy Statement as Annex B (the “Plan of Merger”), authorize the entry by Distoken into the Plan of Merger and approve the amendment and restatement of the amended and restated memorandum and articles of association of Distoken (as the surviving company of the merger).

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	Proposal 3 — The Organizational Documents Proposal — To consider and vote upon two separate sub-proposals by an ordinary resolution to approve the material differences between Distoken’s amended and restated memorandum and articles of association currently in effect (the “Current Charter”) and Pubco’s amended and restated memorandum and articles of association (the “Proposed Charter”) to be effective upon the completion of the Business Combination:

(a)	To approve and adopt provisions to be included in the Proposed Charter which will not include certain provisions of the Current Charter related to Distoken’s status as a blank check company that will no longer apply upon consummation of the Business Combination.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(b)	To approve and adopt provisions to be included in the Proposed Charter pursuant to which the total authorized share capital of Pubco will be US$50,000 divided into 400,000,000 Class A Ordinary Shares with a par value of US$0.0001 each and 100,000,000 Class B Ordinary Shares with a par value of US$0.0001 each.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	Proposal 4 — The Nasdaq Proposal — To consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of The Nasdaq Global Market (“Nasdaq”), the issuance of more than 20% of Distoken’s issued and outstanding Ordinary Shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of Distoken’s outstanding ordinary shares, or more than 20% of the voting power of Distoken, which could constitute a “change of control” under Nasdaq rules.

☐ FOR	☐ AGAINST	☐ ABSTAIN

E-2

☐ FOR	☐ AGAINST	☐ ABSTAIN

(5)	Proposal 5 — The Director Election Proposal — To consider and vote upon a proposal by an ordinary resolution to elect the seven (7) directors listed below, effective upon the Closing, to serve on Pubco’s Board of Directors for the applicable term, under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

Name
Yunlei Wang
Lidong Zhu
Xiaolin Gou
Yunqiu Dai
Clement Ka Hai Hung
Yeeli Hua Zheng
Huifang Cheng

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of the nominee(s) on the line below_________________________.

(6)	Proposal 6 — The RSU Plan Proposal — To consider and vote upon a proposal by an ordinary resolution for the adoption of the RSU Plan, effective immediately following the Closing, and the reservation for issuance of 10,018,119 Pubco Class A Ordinary Shares under such plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(7)	Proposal 7 — The NTA Proposal — To consider and vote upon a proposal by a special resolution to approve the NTA Amendment, which if approved, shall remove from the Current Charter the NTA to be less than $5,000,001 either immediately prior or upon the consummation of such business combination.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(8)	Proposal 8 — The Adjournment Proposal — To consider and vote upon a proposal by an ordinary resolution to adjourn the Meeting to a later date or dates, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If shareholder is a partnership, sign in partnership name by an authorized person, giving full title as such.

E-3

Annex F

Youlife Group Inc.	Restricted Share Unit Plan

Youlife Group Inc.

Restricted Share Unit Plan

(“RSU Plan”)

Shanghai China

F-1

Youlife Group Inc.	Restricted Share Unit Plan

Rules of the RSU Plan

Ⅰ. Purpose of the Plan

The implementation of this RSU Plan aims to attract and retain the best talents responsible for important duties, to incentivize eligible Employees, Directors and Consultants to hold shares of the Company, and to promote sustainable and benign development of the Company by providing Incentive Recipients with the opportunity to share in the Company’s success and value appreciation through holding shares of the Company.

Ⅱ. Reward Method of the Plan and its Validity Period

The reward method of this plan is direct share issuance.

This plan has a validity period of 10 years, starting from the date of completion of the merger under the Business Combination Agreement, or may terminate early as per Section 7.2 of this plan.

Ⅲ. Definition

For the purposes of this plan, the following terms have the meanings as defined below:

1.	“Administrator” refers to the committee or person authorized by the Board of Directors to administrate this plan, which may consist of the CEO and/or other senior management of the Company as authorized by the Board of Directors.

2.	“Board of Directors” refers to the board of Directors of the Company, having the ultimate decision-making authority on all matters and interpretations of the terms of this plan.

3.	“Business Combination Agreement” refers to the business combination agreement entered into among Distoken Acquisition Corporation, the Company, Xiaosen Sponsor LLC, Youlife I Limited, Youlife II Limited and Youlife International Holdings Inc. on May 17, 2024.

4.	“Class A Ordinary Share(s)” or refers to the Class A Ordinary Shares with a par value of USD 0.0001 each of the Company.

5.	“Company” refers to Youlife Group Inc., a company incorporated under the laws of the Cayman Islands.

6.	“Consultants” refer to Consultants engaged by the Company or its subsidiaries to provide advisory or consulting services to the entity.

7.	“Directors” refer to members of the board of Directors.

8.	“Employee” refers to any person employed by the Company or its subsidiaries, including executives and Directors.

9.	“Exercise Date” refers to the date on which the shares underlying the RSUs are registered in the name of the Plan Participant and can be sold upon exercise.

10.	“Exercise Price” is equal to US$10.00 per share, namely the opening price on the first day of listing and trading of the shares of the Company,which in any event shall not be lower than the par value of the shares of the Company.

11.	“Grant Letter” (in substantially the form attached hereto as Appendix II) refers to the written notification provided by the Administrator to Plan Participants on the grate date after determining the Plan Participants, the number of RSUs to be granted, exercise price, vesting criteria, and other terms of the RSUs.

F-2

Youlife Group Inc.	Restricted Share Unit Plan

12.	“Group” refers to the Company, its subsidiaries and consolidated affiliated entities from time to time.

13.	“Holding Platform” refers to LanXin Blue Limited, a BVI business company with limited liability formally incorporated and validly existing under the laws of the British Virgin Islands.

14.	“Incentive Recipients” refers to Employees, Directors, or Consultants.

15.	“Plan Participants” refer to individuals selected and approved by the Administrator to receive RSUs under this plan and who accept the incentive by issuance of a Grant Letter from the Company.

16.	“RSU” refers to Restricted Share Units that grant Plan Participants a conditional right to obtain the underlying shares.

17.	“Trustee” refers to the individual or entity appointed by the Administrator to manage the shares under this plan. The Trustee appointed under this plan is an independent professional trustee company.

Ⅳ. Maximum Number of Underlying Shares

The maximum number of shares underlying the RSUs to be granted to Plan Participants under this plan is 10,018,119 Class A Ordinary Shares, with all such underlying Class A Ordinary Shares issued to the Holding Platform to hold such shares pursuant to the trust to be established between the Trustee and the Company.

Ⅴ. Plan Administration

1. This plan is managed by the Administrator and is regularly revised and disclosed, with interpretations of the plan terms.

2. The Administrator is assigned the following functions under this plan:

2.1. formulating, amending, and canceling provisions relating to this plan, or establishing sub-plans to meet various requirements;

2.2. modifying or amending the terms and conditions applicable to the RSUs granted under this plan;

2.3. selecting and approving Plan Participants eligible to receive RSUs;

2.4. approving and determining the number of RSUs granted and the number of shares underlying the RSUs;

2.5. approving the format of agreements or other documents required to be signed under this plan, including Grant Letters;

2.6. determining specific conditions and terms granted under this plan, including but not limited to exercise price, exercise time, share restriction terms, any restrictions or limitations on such RSUs, with all influencing factors decided by the Administrator;

2.7. other relevant matters requiring approval and decision-making.

Ⅵ. RSU Plan Rules

1. Granting and Acceptance

1.1 Conditions for Receiving RSU: All Incentive Recipients are eligible to participate in this plan.

1.2 Granting of RSU: Based on the Company’s strategic planning, the Board of Directors assesses the Incentive Recipients (annually along with the budget) and when the Incentive Recipients meet the set criteria or any other conditions, the Administrator may grant them RSU.

F-3

Youlife Group Inc.	Restricted Share Unit Plan

1.3 Timing of RSU Grants: Subject to the Incentive Recipients meeting the granting conditions mentioned in section 1.2 above, the Administrator should grant RSU to the Incentive Recipients under this plan after the listing of the shares of the Company.

1.4 Grant Letter: When the Incentive Recipients meet the conditions specified in section 1.2 above, the Administrator determines the Plan Participants, grant date, and issues a Grant Letter, which should set out, inter alia, the Plan Participant’s name, grant date, number of shares underlying the granted RSUs, RSU Exercise Price, and other relevant terms.

1.5 Acceptance of Grant: Plan Participants shall accept the grant of RSUs in the manner specified in the Grant Letter and shall confirm his/her acceptance of the grant by returning to the Company a receipt duly executed by him/her (in substantially the form attached hereto as Appendix II). Once accepted, the RSUs are deemed granted from the date of the Grant Letter.

2. Vesting of RSUs

2.1 Specific vesting criteria, conditions and schedule are explained in the Grant Letter.

2.2 Within a reasonable time after the vesting criteria, conditions and schedule have been fulfilled, the Administrator should send a vesting notification to each Plan Participant. The vesting notification should set out, inter alia, extent to which the vesting criteria, conditions and schedule have been fulfilled and the number of Shares the Plan Participant will receive.

3. Exercise of RSUs

3.1 Plan Participants holding RSUs and vested according to the vesting notification can exercise part or all of the shares by submitting an exercise notice to the Administrator after the listing of the shares of the Company.

3.2 To exercise the rights under the RSUs, Plan Participants must comply with necessary document submissions, registrations, or any other administrative procedures as required by relevant laws and regulations, including but not limited to foreign exchange registrations. Upon receiving any exercise notice, the Administrator should instruct the Trustee to register the shares underlying the vested RSUs in the Trustee’s system for the Plan Participants within the specified time and assist the Plan Participants in selling the shares through the Trustee’s system.

3.3 The date of the Plan Participant’s first exercise shall not be earlier than one year after the first day of listing and trading of the shares of the Company.

4. Transferability

The RSUs granted under this plan shall be personal to each Plan Participant. Plan Participants are prohibited from selling, transferring, assigning, pledging any RSUs to any other individuals, or allowing any person to have any interest in the RSUs.

5. Rights attached to the RSUs

Upon vesting of the RSUs, the shares underlying the RSUs shall have the same rights as the Class A Ordinary Shares as stipulated in the Company’s then effective memorandum and articles of association. Prior to the vesting of the RSUs, unless otherwise required by relevant laws, regulations, listing rules, or competent authorities, the voting rights of the shares underlying the unvested RSUs shall be fully and unconditionally exercised by Wang Yunlei (ID number: 511023197609166017) for the period of one year after the first day of listing and trading of the shares of the Company.

F-4

Youlife Group Inc.	Restricted Share Unit Plan

6. Lapse of RSUs

If a Plan Participant meets any of the following conditions at any time, the unvested RSUs shall automatically lapse and such Plan Participant shall have no claim whatsoever in respect of the RSUs or the underlying shares:

6.1 ceases to be a qualified Plan Participant, i.e., is no longer an Employee, Director, or Consultant of the Group;

6.2 is deemed as an excluded person, i.e., residing in a jurisdiction where local laws and regulations prohibit the grant, vesting, or transfer of RSUs under this plan, whereby the Board of Directors or Administrator consider that the exclusion of such qualified Plan Participants as necessary or expedient for compliance with local laws and regulations;

6.3 being an Employee of any member of the Group, fails, during the course of his/her employment, to devote the whole of his/her time and attention to the business of the Group or to use his/her best endeavors to develop the business and interests of the Group;

6.4 being an Employee of any member of the Group, is concerned during the course of his/her employment with the Group (without the prior written consent of the Company) with any (competitive or other) business other than that of the Group;

6.5 violates their employment contract with the Group or any other obligations to the Group, including but not limited to certain restrictive covenants; and/or

6.6 the subsidiary of the Company by which such Plan Participant is employed or contracted with (as the case may be) ceases to be a subsidiary of the Company.

Ⅶ. Alteration and Termination of the Plan

1. Alteration of the Plan

The Administrator may alter any terms of the plan while confirming the annual budget. Prior to any alterations, written notices must be sent to all Plan Participants. Any substantial alterations to the terms of the plan or any alterations to the terms of granted RSUs which would have a substantial adverse impact on the subsisting or future rights of any Plan Participants require written consent from all Plan Participants on the same day the Board of Directors approves such alterations.

2. Termination of the Plan

The plan shall terminate on the earlier of (i) the tenth anniversary from the date of completion of the merger under the Business Combination Agreement; or (ii) such date as determined by the Board of Directors in accordance with the resolution of the shareholders. Terms relating to RSUs granted in accordance with the plan prior to such termination shall remain fully valid, and the granted RSUs shall vest to the relevant Incentive Recipients on the termination date (excluding RSUs lapsed pursuant to the plan). Upon termination of the plan, subject to applicable laws, regulations, and listing rules, shares underlying the ungranted RSUs and lapsed RSUs under the plan will be (i) repurchased by the Company; or (ii) sold in the secondary market by the Trustee at the prevailing market price, as determined by the Board of Directors. The remaining cash in the trust, net proceeds from the aforementioned sale of shares, and any other funds remaining in the trust constituted by the trust deed (after deducting all costs relating to the sale of shares, liabilities, and expenses according to the trust deed) will be remitted to the Company’s designated account after the sale of shares. The Company or its relevant subsidiaries shall notify the Trustee and all Plan Participants on the termination, the approach to handle the assets held by the Trustee in trust for the benefit of all Plan Participants (including but not limited to any shares held) and unpaid RSUs.

F-5

Youlife Group Inc.	Restricted Share Unit Plan

Ⅷ. Miscellaneous

1.	The Company will bear the relevant expenses for the designated Trustee to manage the shares underlying the RSUs.

2.	All taxes, fees, transaction commissions, or other expenses incurred by Plan Participants for exercising the RSUs and selling the underlying shares shall be borne by the Plan Participants.

3.	This plan and all RSUs granted shall be governed by and interpreted in accordance with Hong Kong law. The Hong Kong courts shall have exclusive jurisdiction over any claims, disputes, or differences relating to the plan or the RSUs granted thereunder.

Attachments:

1.	Appendix I - Distribution Details

2.	Appendix II - Grant Letter

F-6

Youlife Group Inc.	Restricted Share Unit Plan

Appendix I

Distribution Details

F-7

Youlife Group Inc.	Restricted Share Unit Plan

Appendix II

Grant Letter

Grant Letter Receipt

F-8

ANNEX G

PROPOSED AMENDMENTS TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
DISTOKEN ACQUISITION CORPORATION

RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal, the Current Charter be amended by the deletion of Articles 48.2, 48.4 and 48.5 in their entireties and the insertion of the following language in their place:

“48.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)	provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.

48.4	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

48.5	Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

G-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or the consequences of committing a crime. Distoken’s Current Charter provides for indemnification of Distoken’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Distoken has entered into agreements with Distoken’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Distoken’s amended and restated memorandum and articles of association. Distoken has purchased a policy of directors’ and officers’ liability insurance that insures Distoken’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against Distoken’s obligations to indemnify Distoken’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Distoken has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Business Combination Marketing Agreement, dated February 15, 2023, by and between Distoken Acquisition Corporation and I-Bankers Securities, Inc. (incorporated by reference to Exhibit 1.2 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
2.1+	Business Combination Agreement, dated as of May 15, 2024, by and among Distoken Acquisition Corporation, Youlife Group Inc., Xiaosen Sponsor LLC, Youlife I Limited, Youlife II Limited and Youlife International Holdings Inc. (included as Annex A-1 to the proxy statement/prospectus).
2.2	Form of Plan of Merger by and between Distoken Acquisition Corporation and Youlife II Limited (included as Annex B to the proxy statement/prospectus).
2.3	First Amendment to the Business Combination Agreement, dated November 13, 2024, by and among Distoken Acquisition Corporation, Youlife Group Inc., Xiaosen Sponsor LLC, Youlife I Limited, Youlife II Limited and Youlife International Holdings Inc. (included as Annex A-2 to the proxy statement/prospectus).
2.4	Second Amendment to the Business Combination Agreement, dated January 17, 2025, by and among Distoken Acquisition Corporation, Youlife Group Inc., Xiaosen Sponsor LLC, Youlife I Limited, Youlife II Limited and Youlife International Holdings Inc. (included as Annex A-3 to the proxy statement/prospectus).
3.1*	Amended and Restated Memorandum and Articles of Association of Youlife Group Inc.
3.2	Amended and Restated Memorandum and Articles of Association of Distoken Acquisition Corporation (incorporated by reference to Exhibit 3.1 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
3.3	Amendment to the Amended and Restated Memorandum and Articles of Association of Distoken Acquisition Corporation (incorporated by reference to Exhibit 3.1 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 16, 2023).

II-1

3.4*	Form of Proposed Second Amended and Restated Memorandum and Articles of Association of Youlife Group Inc., to become effective upon the Business Combination (included as Annex C to the proxy statement/prospectus).
3.5*	Form of NTA Amendment (included as Annex G to the proxy statement/prospectus).
4.1	Warrant Agreement, dated February 15, 2023, by and between Distoken Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
4.2	Rights Agreement, dated February 15, 2023, by and between Distoken Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
4.3	Representative Warrant, dated February 17, 2023, of Distoken Acquisition Corporation (incorporated by reference to Exhibit 4.3 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
4.4*	Specimen American Depositary Receipt (included in Exhibit 4.5).
4.5*	Form of Deposit Agreement among Pubco, the depositary named therein, and holders and beneficial owners of American Depositary Shares issued thereunder which may be evidenced by American Depositary Receipts.
4.6*	Specimen of Class A Ordinary Share Certificate of Pubco.
4.7*	Specimen of Warrant Certificate of Pubco.
4.8*	Form of Assignment, Assumption and Amendment to Warrant Agreement to be entered into by and among Distoken Acquisition Corporation, Youlife Group Inc. and Continental Stock Transfer & Trust Company.
5.1*	Opinion of Campbells regarding the validity of ordinary shares.
5.2*	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding the validity of warrants
8.1*	Form of Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1	Investment Management Trust Agreement, dated February 15, 2023, by and between Distoken Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
10.2	Registration Rights Agreement, dated February 15, 2023, by and among Distoken Acquisition Corporation, Xiaosen Sponsor LLC, and certain securityholders (incorporated by reference to Exhibit 10.2 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
10.3	Letter Agreement, dated February 15, 2023, by and among Distoken Acquisition Corporation, its officers and directors and Xiaosen Sponsor LLC (incorporated by reference to Exhibit 10.3 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
10.4	Sponsor Units Subscription Agreement, dated February 15, 2023, by and between Distoken Acquisition Corporation and Xiaosen Sponsor LLC (incorporated by reference to Exhibit 10.4 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
10.5	Administrative Services Agreement, dated February 15, 2023, by and between Distoken Acquisition Corporation and Xiaosen Sponsor LLC (incorporated by reference to Exhibit 10.5 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2023).
10.6	Promissory Note Issued by Distoken Acquisition Corporation to Xiaosen Sponsor LLC, dated November 10, 2023 (incorporated by reference to Exhibit 10.1 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 16, 2023).
10.7	Promissory Note Issued by Distoken Acquisition Corporation to Xiaosen Sponsor LLC, dated February 26, 2024 (incorporated by reference to Exhibit 10.1 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2024).
10.8	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Distoken Acquisition Corporation’s Registration Statement on Form S-1/A (File No. 333-248822), filed with the Securities and Exchange Commission on October 9, 2020).

II-2

10.9	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2024).
10.10	Form of Shareholder Support Agreement (incorporated by reference to Exhibit 10.2 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2024).
10.11	Form of Non-Competition and Non-Solicitation Agreement (incorporated by reference to Exhibit 10.3 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2024).
10.12*	English translation of the Cooperation Agreement between Zhejiang Tiankun Shuxuan Educational Technology Co., Ltd. and Haixing County People’s Government dated July 17, 2023.
10.13*	English translation of the Curriculum Development Cooperation Agreement between Wuhan Tiankun Diyun Educational Technology Co., Ltd. And Liuzhou Mechanical and Electronic Industrial Vocational Technical School dated June 9, 2023.
10.14*	English translation of the Recruitment Service Agreement between Shanghai Youquan Human Resources Co., Ltd. and Duyu (Shanghai) Information Services Co., Ltd. Dated March 16, 2023.
10.15*	English translation of the Service Business Outsourcing Contract between Hubei Youlife Outsourcing Information Technology Co., Ltd. and Duyu (Shanghai) Information Service Co., Ltd. Dated September 1, 2023.
10.16	Form of Amended Founder Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 18, 2024).
10.17	Form of Amended Company Founder Lock-Up Agreement (incorporated by reference to Exhibit 10.2 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 18, 2024).
10.18	Form of Amended Company Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to Distoken Acquisition Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 18, 2024).
10.19	RSU Plan of Youlife Group Inc. (included as Annex F to the proxy statement/prospectus)
10.20**	Form of Amendment to Registration Rights Agreement.
10.21*	Form of Director and Officer Indemnification Agreement
21.1*	List of Youlife’s PRC Subsidiaries.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Onestop Assurance PAC.
23.3*	Form of consent of Ellenoff Grossman and Schole LLP (included as part of Exhibit 8.1).
23.4*	Consent of Campbells (included as part of Exhibit 5.1).
23.5*	Consent of Marshall & Stevens.
23.6*	Consent of Haiwen & Partners.
23.7*	Consent of China Insights Consultancy.
24.1*	Power of Attorney (contained on the signature page to the initial filing of this registration statement).
99.1	Preliminary Proxy Card (included as Annex E to the proxy statement/prospectus).
99.2*	Consent of Clement Ka Hai Hung to be named as an Independent Director Nominee.
99.3*	Consent of Yeeli Hua Zheng to be named as an Independent Director Nominee.
99.4*	Consent of Huifang Cheng to be named as an Independent Director Nominee.
99.5*	Registrant’s Representation under Item 8.A.4.
99.6*	Code of Business Conduct and Ethics of Youlife Group Inc.
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Calculation of Filing Fees Table

+ Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Youlife Group Inc. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

* Filed herewith.

** To be filed by amendment.

(b) Financial Statement Schedules

See page F-1 for an index of the financial statements and page F-2 for the financial statement schedules included in this registration statement on Form F-4.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

II-3

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

II-4

(7) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on February 25, 2025.

Youlife Group Inc.

By:	/s/ Yunlei Wang
Name:	Yunlei Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yunlei Wang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form F-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Youlife Group Inc.

/s/ Yunlei Wang	Chief Executive Officer	February 25, 2025
Yunlei Wang	(Principal Executive Officer)

/s/ Lidong Zhu	Chief Financial Officer	February 25, 2025
Lidong Zhu	(Principal Financial and Accounting Officer)

/s/ Xiaolin Gou
Xiaolin Gou	Director	February 25, 2025

/s/ Yunqiu Dai
Yunqiu Dai	Director	February 25, 2025

II-6

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on February 25, 2025.

Youlife International Holdings Inc.

By:	/s/ Yunlei Wang
Name:	Yunlei Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yunlei Wang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form F-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Youlife International Holdings Inc.

/s/ Yunlei Wang	Chief Executive Officer	February 25, 2025
Yunlei Wang	(Principal Executive Officer)

/s/ Lidong Zhu	Chief Financial Officer	February 25, 2025
Lidong Zhu	(Principal Financial and Accounting Officer)

/s/ Xiaolin Gou
Xiaolin Gou	Director	February 25, 2025

/s/ Bo Tang
Bo Tang	Director	February 25, 2025

II-7

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Youlife Group Inc., has signed this registration statement on February 25, 2025.

By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice President on behalf of Cogency Global Inc.

II-8